As filed with the Securities and Exchange Commission on January 26, 2009

File No. 333- _____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alpha Arizona Corp.
(Exact Name of Registrant as Specified in Its Charter)

Arizona
(State or Other Jurisdiction of Incorporation or Organization)
2000
(Primary Standard Industrial Classification Code Number)

03-0561397
(IRS Employer Identification Number)

328 West 77th Street
New York, New York 10024
(212) 877-1588
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Steven M. Wasserman
Chief Executive Officer
328 West 77th Street
New York, New York 10024

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (212) 407-4159 Facsimile: (212) 504-3013	Liza Mark, Esq. Dorsey & Whitney LLP Suite 3008, One Pacific Place 88 Queensway Hong Kong Telephone: (852) 2526-5000 Facsimile: (852) 2524-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after (i) this Registration Statement becomes effective, (ii) all other conditions to the merger of Alpha Security Group Corporation, a Delaware corporation, into the Registrant, with the Registrant surviving and, following such merger, the transfer of domicile and continuation of the Registrant into Bermuda to continue as Alpha Bermuda, a Bermuda company, and (iii) all other conditions to the share exchange between Alpha Bermuda and the shareholders of Soya China Pte. Ltd., pursuant to the Agreement and Plan of Merger, Conversion and Share Exchange attached as Annex A to the Proxy Statement/Prospectus contained herein have been satisfied or, with respect to the share exchange only, waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be Registered		Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Units, each consisting of one Share, $0.0001 par value, and one warrant	6,000,000	Units	$9.83	$58,980,000.00	$2,317.91
Shares included as part of the Units	6,000,000	Shares	-	-	-	(2)
Warrants included as part of the Units	6,000,000	Warrants	-	-	-	(2)
Shares underlying the Warrants included in the Units (3)	6,000,000	Shares	$7.50	$45,000,000.00	$1,768.50
Shares held in escrow by initial stockholders of Alpha Security Group Corporation	1,580,000	Shares	$9.86	$15,578,800.00	$612.25
Warrants issued to insiders (“Insider Warrants”)	3,200,000	Warrants	$7.50	$24,000,000.00	$943.20
Shares underlying the Insider Warrants to the extent such Insider Warrants are subsequently transferred prior to exercise (3)	3,200,000	Shares	-	-	-	(2)
Representative’s Unit Purchase Option	1		$100.00	$100.00	$0.00	(2)
Units underlying the Representative’s Unit Purchase Option (“Underwriter’s Units”) (3)	105,000	Units	$11.00	$1,155,000.00	$45.39
Shares included as part of the Underwriter’s Units (3)	105,000	Shares	-	-	-	(2)
Warrants included as part of the Underwriter’s Units (3)	105,000	Warrants	-	-	-	(2)
Shares underlying the Warrants uncluded in the Underwriter’s Units (3)	105,000	Shares	$7.50	$787,500.00	$30.95
Total Fee				-	$5,718.20

(1)	Based on the market price of the units and common stock of Alpha Security Group Corporation on January 21, 2009 for the purpose of calculating the registration fee pursuant to rule 457(f)(1).
(2)	No fee pursuant to Rule 457(i).
(3)
Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

After the consummation of the proposed acquisition discussed in this registration statement, Alpha intends to file a post-effective amendment to convert this Form S-4 onto Form S-3, which will be used in connection with (i) the sale by Alpha Bermuda to certain Alpha Bermuda warrant holders of ordinary shares underlying certain Alpha warrants, and (ii) the resale from time to time of ordinary shares by certain Alpha warrant holders who may be deemed to be “underwriters” of such shares. The post-effective amendment will contain all applicable disclosure related to the primary and secondary offerings of ordinary shares underlying the Alpha warrants.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common shares to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the NYSE Alternext.  This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.  In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The information in this proxy statement/prospectus is not complete and may be changed. Alpha may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JANUARY 23, 2009

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF ALPHA SECURITY GROUP CORPORATION
AND PROSPECTUS FOR SHARES, WARRANTS AND UNITS
OF ALPHA ARIZONA CORP.

Proxy Statement/Prospectus dated ______ ___, 2009
and first mailed to stockholders and warrantholders on or about ______ ___, 2009

Dear Alpha Security Group Corporation Stockholders:

The stockholders of Alpha Security Group Corporation, or “Alpha,” a Delaware corporation, are cordially invited to attend the special meeting of the stockholders (“special meeting”) relating to the acquisition agreement dated as of December 31, 2008, or the “Acquisition Agreement,” by and among Alpha, Alpha Arizona Corp., a corporation incorporated in the State of Arizona and a wholly owned subsidiary of Alpha, or “Alpha Arizona,” Soya China Pte. Ltd., a company incorporated in Singapore, or “Soya,” and all of the shareholders of Soya listed in the Acquisition Agreement and indicated as a “selling shareholder” for the purposes of the Acquisition Agreement and the other related proposals. We refer to the shareholders of Soya who are party to the Acquisition Agreement each as a “selling shareholder” and collectively the “selling shareholders”. The transactions contemplated under the Acquisition Agreement, including the corporate reorganization of Alpha and the business combination with Soya are referred to in this proxy statement/prospectus as the “business combination”.

Pursuant to the Acquisition Agreement, Alpha will acquire from the selling shareholders all of Soya’s issued and outstanding shares in exchange for an aggregate of 6,300,000 shares of Alpha common stock and an aggregate of US$30,000,000.  The selling shareholders have agreed to place 3,150,000 of the shares in escrow, to be released to the selling shareholders if the thresholds of $12.8 million and $17.2 million of adjusted net income of the combined company are met for the fiscal years ending December 31, 2008 and December 31, 2009, respectively.  Subject to certain exceptions related to force majeure situations, in the event that such thresholds are not met, the escrowed shares shall be released from escrow and repurchased by Alpha Bermuda for the aggregate consideration of $1.00 and then retired and cancelled.  In addition, the selling shareholders are entitled to receive an aggregate of up to an additional 6 million shares of Alpha Bermuda, if the thresholds of $19.5 million, $26 million and $34 million of the adjusted net income of the combined company are met for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011, respectively and we refer to these issuances as “deferred stock payment.”  In addition, Alpha Bermuda shall also pay to the selling shareholders 50% of all proceeds from the exercise of Alpha Bermuda’s warrants, up to but no more than $5,000,000.

Soya manufactures, develops and sells soybean products in the People’s Republic of China (“PRC”) through a sales and distribution network of (i) flagship and franchise stores; (ii) distributors and (iii) other retail channels, including supermarkets and railway operators.  Soya currently sells three categories of soybean products – fresh soybean products, vacuum-packed soybean products and soybean beverages. Since its inception, Soya has produced and sold more than 200 soybean products. These soybean products are sold under Soya’s Dougongfang (豆工坊), Protein Duo (可口双蛋白) and Soybean Joy (伊逗时光) brands.

Alpha Security Group Corporation is a blank check company formed on April 20, 2005 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock acquisition or other similar type transaction, assets and/or an operating business in the U.S. homeland security or defense industries or a combination thereof.  At the special meeting, stockholders will be asked to vote on a proposal to amend Alpha’s Fourth Amended and Restated Certificate of Incorporation to delete the provision restricting Alpha only to enter into a business combination in the U.S. homeland security or defense industries.

On March 28, 2007, Alpha consummated its initial public offering, or “IPO,” of 6,000,000 units with each unit consisting of one share of common stock, par value $0.0001 per share, and one warrant, each to purchase one share of common stock at an exercise price of $7.50 per share. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $60,000,000. Prior to the consummation of the IPO, Alpha consummated the private sale of 3,200,000 warrants at a price of $1.00 per warrant, generating total proceeds of $3,200,000, to Steven M. Wasserman, an officer and director of Alpha, and another individual who is a former director of Alpha. The net proceeds from the sale of our units and the private placement of warrants, after deducting certain offering expenses, were approximately $57,828,431.  Because payment of a portion of underwriting and other costs was deferred, $60,002,831 was placed in the trust account established in connection with the IPO.  $1,825,000 in interest earned on the funds in the trust account is available to be used by Alpha to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.  Through December 31, 2008, Alpha has used approximately $3,232,766 of the total of the net proceeds that were not deposited into the trust account and amounts allowed to be withdrawn from the trust account to pay general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest.

The shares of Alpha’s common stock, warrants and units are traded on NYSE Alternext US LLC, referred to herein as the Alternext, under the symbols “HDS,” “HDS.WT” and “HDS.U,” respectively. Each of Alpha’s units consists of one share of common stock and one warrant to purchase an additional share of Alpha’s common stock for the consideration of $7.50 per share. Alpha’s units commenced trading on the Alternext on March 23, 2007. Alpha’s common stock and warrants commenced trading separately on June 14, 2007. Following consummation of the business combination, Alpha will be reorganized into a Bermuda company, or “Alpha Bermuda.” It is contemplated that the Alpha Bermuda securities will continue to be listed on the Alternext or another public trading market following the business combination.

As of December 31, 2008, there was approximately $60,214,030 in the trust account, or approximately $10.04 per share issued in the IPO. If the holders of 35% or more of the shares of Alpha’s common stock issued in the IPO vote against the business combination and exercise their redemption rights, Alpha will not complete the business combination. On ______ ___, 2009, the record date for the special meeting of stockholders, the last sale price of Alpha’s common stock was $___.

Each stockholder’s vote is very important. Whether or not you plan to attend the Alpha special meeting in person, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting such stockholder’s shares in person if such stockholder subsequently chooses to attend the Alpha special meeting. The proxy statement/prospectus constitutes a proxy statement of Alpha and a prospectus of Alpha Arizona for the securities of Alpha Bermuda that will be issued to the securityholders of Alpha.

Unless the context indicates otherwise, all references to “Soya” in this proxy statement/prospectus refer to Soya China Pte. Ltd. and its subsidiaries, including Shandong Soy Bean Process Food Col, Ltd, or “Dougongfang,” and Dezhou City Doule Food Co., Ltd, or “Doule.” Unless the context indicates otherwise, all references to “China” or the “PRC” refer to the People’s Republic of China. In addition, all references to “initial stockholders” in this proxy statement/prospectus refer to the stockholders of Alpha immediately prior to the IPO holding an aggregate of 1,580,000 shares of Alpha’s common stock.

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED BY THE PROXY HOLDERS IN FAVOR OF EACH PROPOSAL. IF YOU ABSTAIN, (1) YOUR VOTE IS NOT CONSIDERED A VOTE CAST AT THE MEETING WITH RESPECT TO THE BUSINESS COMBINATION PROPOSAL AND THEREFORE YOUR VOTE WILL HAVE NO EFFECT ON THE VOTE RELATING TO THE BUSINESS COMBINATION, (2) YOUR VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST THE OUTCOME OF THE APPROVAL OF THE OTHER PROPOSALS.  IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU DESIRE TO VOTE, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR STOCK REDEEMED. YOU MUST AFFIRMATIVELY VOTE AGAINST THE BUSINESS COMBINATION PROPOSAL AND DEMAND REDEMPTION AND COMPLY WITH THE OTHER REQUIREMENTS APPLICABLE THERETO.  SEE “SPECIAL MEETING OF STOCKHOLDERS— REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Alpha encourages you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page [13] .

Alpha’s board of directors unanimously recommends that Alpha stockholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the business combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

/s/ Steven M. Wasserman
Steven M. Wasserman
Chief Executive Officer, Chief Financial Officer, President and Secretary of
Alpha Security Group Corporation

January ___, 2009

HOW TO OBTAIN ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Alpha with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Alpha Security Group Corporation
328 West 77th Street
New York, New York 10024
(212) 877-1588

If you would like to request documents, please do so no later than ______ ___, 2009, to receive them before Alpha’s special meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Alpha and Soya. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote at the Alpha special meeting. Neither Alpha nor Soya has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Alpha Security Group Corporation
328 West 77th Street
New York, New York 10024

Notice of Special Meeting of Alpha Security Group Corporation Stockholders
To Be Held on                   , 2009

To Alpha Stockholders:

A special meeting of stockholders of Alpha Security Group Corporation, a Delaware corporation, or Alpha, will be held at ____________ New York, New York, on ______ ___, 2009, at        a.m., for the following purposes:

1.  To consider and vote upon a proposal to amend Alpha’s certificate of incorporation to eliminate the provision that purports to prohibit amending its “business combination” provisions.

2.  To consider and vote upon a proposal to amend Alpha’s certificate of incorporation to delete the provision restricting Alpha to only enter into a business combination in the U.S. homeland security or defense industries or a combination thereof. This proposal, together with proposal 1 above are called the Certificate of Incorporation Amendment Proposals.

3.  To consider and vote upon a proposal to ratify the actions of the officers and directors of Alpha in pursuing a business combination transaction with an operating business that is not in the U.S. homeland security or defense industries or a combination thereof and the execution of the Acquisition Agreement by Alpha. This Proposal is called the Ratification Proposal.

4.  To consider and vote upon the corporate reorganization of Alpha, to be accomplished through a merger and continuation as described in the Acquisition Agreement, that would result in holders of Alpha securities holding securities in a Bermuda company rather than a Delaware corporation. The reorganization involves two steps. First, Alpha, the current Delaware corporation, will effect a short-form merger, or the “merger”, pursuant to which it will merge with and into Alpha Arizona, its wholly owned Arizona subsidiary, with Alpha Arizona surviving the merger. Second, after the merger, Alpha Arizona will become a Bermuda company, “Alpha Bermuda,” pursuant to a transfer of domicile from Arizona and continuation as a Bermuda company, or the “continuation,” under Arizona and Bermuda law, following which Alpha Bermuda will change its name to Soya China Ltd. The reorganization will change Alpha’s place of incorporation from Delaware to Bermuda.  We refer to the merger and the continuation transactions as the “redomestication”. This proposal is called the Redomestication Proposal and consists of the merger of Alpha into Alpha Arizona, and the transfer of domicile and continuation of Alpha Arizona to Bermuda as the entity Alpha Bermuda.

5.  To consider and vote upon the authorization for the Alpha Bermuda board of directors to complete the share exchange included in the Acquisition Agreement, or the “share exchange”, which will only take place if the Redomestication Proposal, the Certificate of Incorporation Amendment Proposals and the Ratification Proposal are approved. Pursuant to the Acquisition Agreement, Alpha will acquire from the selling shareholders all of Soya’s issued and outstanding shares in exchange for an aggregate of 6,300,000 shares of Alpha common stock and an aggregate of US$30,000,000. The selling shareholders have agreed to place 3,150,000 of the shares in escrow, to be released to the selling shareholders if the thresholds of $12.8 million and $17.2 million of adjusted net income of the combined company are met for the fiscal years ending December 31, 2008 and December 31, 2009, respectively.  Subject to certain exceptions related to force majeure situations, in the event that such thresholds are not met, the escrowed shares shall be released from escrow and repurchased by Alpha Bermuda for the aggregate consideration of $1.00 and then retired and cancelled.  In addition, the selling shareholders are entitled to receive an aggregate of up to an additional 6 million shares if the thresholds of $19.5 million, $26 million and $34 million of the adjusted net income of the combined company are met for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011, respectively. Alpha Bermuda shall also pay the selling shareholders 50% of the proceeds from the exercise of Alpha Bermuda’s warrants, up to but no more than $5,000,000.  We refer to the share exchange transaction as the “business combination”. This proposal is called the Business Combination Proposal.

6.  To consider and vote upon the adoption of the Soya China Ltd. 2009 Omnibus Securities and Incentive Plan, or the “Incentive Plan,” which provides for the grant of the right to purchase up to 1.5 million shares of Alpha Bermuda, representing up to ____ % of Alpha Bermuda’s share capital on a fully diluted basis upon the completion of the business combination, to directors, officers, employees and/or consultants of Alpha Bermuda and its subsidiaries. This proposal is called the Incentive Plan Proposal.

7.  To consider and vote upon the adjournment of the special meeting in the event Alpha does not receive the requisite stockholder vote to approve the business combination. This proposal is called the Adjournment Proposal.

As of January 22, 2009, there were 7,580,000 shares of Alpha common stock with a par value of $0.0001 issued and outstanding and entitled to vote. Only Alpha stockholders who hold shares of record as of the close of business on _____ ___, 2009 are entitled to vote at the special meeting or any adjournment of the special meeting. Approval of the business combination will require the affirmative vote of the holders of a majority of the shares of Alpha common stock issued in the IPO and cast at the special meeting; provided, however, that if holders of 35% or more of the shares issued in the IPO vote against approval of the business combination and demand redemption of their shares then the business combination will not be completed and Alpha shall be liquidated. All other proposals will require the affirmative vote of a majority of the outstanding shares of Alpha’s common stock.

Alpha will not consummate the business combination unless the Business Combination Proposal is approved and holders of less than 35% of the shares issued in the IPO demand redemption.  Similarly, the business combination will not be consummated if the Certificate of Incorporation Amendment Proposals, the Ratification Proposal and Redomestication Proposal are not approved and effected, the Certificate of Incorporation Amendment Proposals and Ratification Proposal will not be effected unless the Ratification Proposal, the Redomestication Proposal and the Business Combination Proposal are approved and the business combination is also consummated and the redomestication will not be effected unless the Certificate of Incorporation Amendment Proposals, the Ratification Proposal and the Business Combination Proposal are approved and the business combination is also consummated. The approval of the Incentive Plan Proposal and the Adjustment Proposal is not a condition to any of the other proposals.

Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. You may revoke a proxy at any time before it is voted at the special meeting by executing and returning a proxy card dated later than the previous one, by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation to Alpha at 328 West 77th Street, New York, New York 10024, that is received by Alpha before it takes the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Alpha’s board of directors unanimously recommends that Alpha stockholders vote “FOR” approval of each of the proposals.

By order of the Board of Directors

/s/ Steven M. Wasserman
Steven M. Wasserman
Chief Executive Officer, Chief Financial Officer, President and Secretary of
Alpha Security Acquisition Corp.

January ___, 2009

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Page
Annex A —	Agreement and Plan of Merger, Conversion and Share Exchange by and among Alpha Security Group Corporation, Soya China Pte. Ltd., Alpha Arizona Corp., and the Selling Shareholders	A-1

Annex B —	Fairness Opinion of New Century Capital Partners	B-1

Annex C —	Opinion of Morris James LLP	C-1

Annex D —	[Alpha Bermuda] 2009 Omnibus Securities and Incentive Plan	D-1

INFORMATION NOT REQUIRED IN PROSPECTUS		A

ii

QUESTIONS AND ANSWERS ABOUT THE ALPHA SPECIAL MEETING

Q:	What is the purpose of this document?

A:
This document serves as Alpha’s proxy statement and as the prospectus of Alpha Arizona. As a proxy statement, this document is being provided to Alpha stockholders because the Alpha board of directors is soliciting their proxies to vote to approve, at a special meeting of stockholders, certain proposals related to the business combination.

Q:	What is being voted on?

A:	You are being asked to vote on seven proposals:

•	The elimination of the provision in Alpha’s certificate of incorporation that purports to prohibit amending its “business combination” provisions.

•
An amendment to Alpha’s certificate of incorporation to delete the provision restricting Alpha only to enter into a business combination in the U.S. homeland security or defense industries. This proposal, together with the proposal above are called the Certificate of Incorporation Amendment Proposals.

•
Ratify the actions of the officers and directors of Alpha in pursuing a business combination transaction with an operating business that is not in the U.S. homeland security or defense industries and the execution of the Acquisition Agreement by Alpha. We refer to this proposal as the Ratification Proposal.

•
The redomestication of Alpha to Bermuda by means of the merger and the transfer of domicile and continuation as a Bermuda company, resulting in it becoming Alpha Bermuda. This proposal is called the Redomestication Proposal. This proposal, together with the proposal above are called the Certificate Incorporation Amendment Proposals.

•	The proposed share exchange resulting in Soya becoming a subsidiary of Alpha Bermuda. This proposal is called the Business Combination Proposal.

•	The approval of the Incentive Plan. This proposal is called the Incentive Plan Proposal.

•
The approval of the adjournment of the special meeting in the event that Alpha does not receive the requisite stockholder vote to approve the business combination.  This proposal is called the Adjournment Proposal.

Q:	Why is Alpha proposing the Certificate of Incorporation Amendment Proposals?

A:
Alpha’s certificate of incorporation currently specifies that it can only pursue a business combination with an operating business in the U.S. homeland security or defense industries or a combination thereof.  In evaluating potential candidates for a business combination, the Alpha Board of Directors believes that potential acquisition targets in these industries were inadequate. Soya proved to be an attractive opportunity to the Alpha Board of Directors and as a result, Alpha is seeking stockholder approval to amend its certificate of incorporation so that it may engage in a business combination with an operating business that is not in the U.S. homeland security or defense industries or a combination thereof (which would include Soya).

Q:	Why is Alpha proposing the Redomestication Proposal?

A:
Soya is a business that is operated entirely outside of the United States, and it is expected that Soya’s business will continue to be operated outside of the United States for the foreseeable future. As part of the negotiation for the business combination, both Alpha and Soya believed that the regulatory and tax burden of the operation of a Bermuda company going forward is generally less onerous than that of a United States company. Therefore, the redomestication is a precondition to the consummation of the business combination. See “The Redomestication Proposal” in this proxy statement/prospectus for further details .

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Q:	Why is Alpha proposing the Business Combination Proposal?

A:	Alpha was organized to effect a business combination with an operating business in the U.S. homeland security or defense industries or a combination thereof.

The officers and directors of Alpha were not able to identify a potential candidate for a business combination transaction that satisfied the  provisions in Alpha’s certificate of incorporation which was as attractive as the opportunity presented by Soya. Since the Board of Directors of Alpha determined that entering into a business combination for the acquisition of Soya was superior to any other potential combinations it had identified and to dissolving and liquidating Alpha, the Board of Directors of Alpha concluded that it was in the best interests of Alpha and its stockholders to enter into the Acquisition Agreement.

Alpha believes that a business combination with Soya will provide Alpha stockholders with an opportunity to participate in a combined company with significant growth.

Q:	Why is Alpha proposing the Incentive Plan Proposal?

A:
Alpha is proposing the Incentive Plan to enable the surviving company after the business combination to attract, retain and reward its directors, officers, employees and consultants using equity-based incentives.

Q:	When and where is the special meeting of Alpha stockholders?

A:	The special meeting of Alpha stockholders will take place at ___________, New York, New York on ______ ___, 2009, at a.m.

Q:	Who may vote at the special meeting?

A:
Only holders of record of shares of Alpha common stock as of the close of business on ______ ___, 2009 may vote at the special meeting. As of January 23, 2009, there were 7,580,000 shares of Alpha common stock with a par value of $0.0001 outstanding and entitled to vote.

Q:	What is the quorum requirement for the special meeting?

A:
Stockholders representing a majority of Alpha common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy in order to hold the special meeting and conduct business. This is called a quorum. Shares of Alpha common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present.

Q:	What vote is required in order to approve each of the Certificate of Incorporation Amendment Proposals?

A:
Approval of each of the Certificate of Incorporation Amendment Proposals will require the affirmative vote of a majority of the outstanding shares of Alpha’s common stock. Alpha has received an opinion from Delaware counsel, Morris James LLP, concerning the validity of the Certificate of Incorporation Amendment Proposals.  Morris James concluded in its opinion, based upon the analysis set forth therein and its examination of Delaware law, and subject to the assumptions, qualifications, limitations and exceptions set forth in its opinion, that “it is our opinion that the Amendment, if duly adopted by the Board of Directors of the Company and duly approved by the holders of a majority of the outstanding shares of capital stock of the Company in accordance with the General Corporation Law, would be valid under the General Corporation Law.”  The Certificate of Incorporation Amendment Proposals will not be effected unless the Ratification Proposal, the Redomestication Proposal and the Business Combination Proposal are approved and the business combination is also consummated.

Q:	What vote is required in order to adopt the Redomestication Proposal?

A:
The affirmative vote of the holders of a majority of the outstanding shares of Alpha common stock is required to approve the Redomestication Proposal. Alpha will not be redomesticated into Alpha Bermuda unless the Certificate of Incorporation Amendment Proposals the Ratification Proposal, and the Business Combination Proposal are approved and the business combination is also consummated.

Q:	What vote is required to approve the business combination?

A:
Approval of the business combination will require the affirmative vote of the holders of a majority of the shares of Alpha common stock issued in the IPO and cast at the special meeting; provided, however, that if holders of 35% or more of the shares sold in the IPO vote against approval of the business combination and demand redemption, then the business combination will not be completed. Alpha will not consummate the business combination unless the Certificate of Incorporation Amendment Proposals, the Ratification Proposal and Redomestication Proposal are also approved.  The approval of the Incentive Plan Proposal and the Adjournment Proposal is not a condition to any of the other proposals. With respect to the Business Combination Proposal, all of Alpha’s initial stockholders, including all of its officers and directors, have agreed to vote the respective shares of common stock owned by them immediately prior to Alpha’s IPO in accordance with the majority of the shares of common stock voted by the public stockholders.  In addition, Alpha’s initial stockholders have agreed to vote any shares of common stock acquired by them following Alpha’s IPO in favor of the business combination.

Q:	What vote is required in order to adopt the Incentive Plan Proposal?

A:
The approval of the Incentive Plan will require the affirmative vote of a majority of the outstanding shares of Alpha common stock present in person or represented by proxy at the special meeting.  The approval of the Incentive Plan is not a condition to the approval of the Certificate of Incorporation Amendment Proposals, the Ratification Proposal, the Business Combination Proposal or the Redomestication Proposal .

Q:	What will I receive in the redomestication?

A:
Alpha security holders will receive an equal number of common shares of Alpha Bermuda in exchange for their Alpha common stock, and Alpha Bermuda will assume the outstanding Alpha warrants, the terms and conditions of which will not change, except that on exercise, they will receive Alpha Bermuda common shares. However, as a result of the issuance of Alpha Bermuda shares to the selling shareholders in the business combination, the ownership interests of the public holders of Alpha common stock will be diluted from 79.2% to 43.2% of Alpha's outstanding common stock following the closing of the business combination. Following the issuance of any shares in connection with the deferred stock payment, the insider purchases or the issuance of any shares in connection with the exercise of outstanding warrants, the public holders of Alpha common stock will experience further dilution in their ownership of the company.

Q:	Do I have redemption rights in connection with the Business Combination Proposal?

A:
If you hold shares of common stock issued in Alpha’s initial public offering, then you have the right to vote against the Business Combination Proposal and demand that Alpha redeem these shares for $10.00 per share plus a portion of the interest income (net of taxes and up to $1,825,000 to be applied to fund Alpha’s working capital requirements and dissolution and liquidation expenses if Alpha fails to complete a business combination).  We sometimes refer to these rights to vote against the Business Combination Proposal and demand redemption of the shares for a pro rata portion of the trust account as “redemption rights”.  Holders of warrants issued by Alpha do not have any redemption rights.

If you wish to exercise your redemption rights, you must vote against the Business Combination Proposal and elect to exercise redemption rights on the enclosed proxy card and follow certain redemption provisions. See “Special Meeting of Stockholders – Redemption Rights” in this proxy statement/prospectus for further details. If you do so and, notwithstanding your votes the business combination is completed, then you will be entitled to receive $10.00 per share (plus a portion of the interest income on the trust amount, net of taxes and an amount up to $1,825,000 to be applied to fund Alpha’s working capital requirements and dissolution and liquidation expenses if Alpha fails to consummate a business combination). If a stockholder votes against the Business Combination Proposal but fails to properly exercise redemption rights (or does not vote against such proposal), such stockholder will not be entitled to have its shares redeemed for cash. Any request for redemption, once made, may be withdrawn at any time up to the date of the special meeting. If the Business Combination Proposal is not approved, then your shares cannot be redeemed for cash until either you vote against a subsequently proposed business combination and exercise your redemption rights or unless Alpha fails to achieve a business combination before March 28, 2009, at which time your shares will be automatically redeemed for cash upon Alpha’s liquidation.

Q:	Has the board of directors of Alpha recommended approval of the proposals?

A:
Yes. Alpha’s board of directors has unanimously recommended to its stockholders that they vote “FOR” the approval of the Certificate of Incorporation Amendment Proposals, the Ratification Proposal, Redomestication Proposal, Business Combination Proposal, Incentive Plan Proposal and the other proposals at the special meeting. After careful deliberation of the terms and conditions of these proposals, Alpha’s board of directors has unanimously determined that the business combination and related proposals are fair to, and in the best interests of, Alpha and its stockholders. Alpha’s directors have interests in the business combination that may be different from, or in addition to, your interests as a stockholder of Alpha. For a description of such interests, see “The Business Combination Proposal—Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus.

Q:	How is management of Alpha voting?

A:
Alpha’s initial stockholders, including all of its directors, officers and a special advisor, who purchased or received shares of common stock prior to Alpha’s IPO, presently, together with their affiliates, own an aggregate of approximately 20.8% of the outstanding shares of Alpha common stock (an aggregate of 1,580,000 shares). All of these persons have agreed to vote all of the shares acquired prior to the IPO in accordance with the vote of the majority of all other voting Alpha stockholders on the Business Combination Proposal. Moreover, all of these persons have agreed to vote all of their shares which were acquired in or following the IPO in favor of the Business Combination Proposal. Alpha’s current officers and directors will also vote “FOR” the Certificate of Incorporation Amendment Proposals, “FOR” the Ratification Proposal, “FOR” the Redomestication Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal.

Q:	How can I vote?

A:
Please vote your shares of Alpha common stock as soon as possible after carefully reading and considering the information contained in this proxy statement/prospectus. You may vote your shares prior to the special meeting by signing and returning the enclosed proxy card. If you hold your shares in “street name” (which means that you hold your shares through a bank, brokerage firm or nominee), you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q:	What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards, if your shares are registered in more than one name or are registered in different accounts. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Alpha shares.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee how to vote your shares, following the instructions contained in the voting instruction card that your bank, brokerage firm or nominee provides to you.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:
Abstaining from voting or failing to instruct your bank, brokerage firm or nominee to vote your shares will have no effect on the outcome of the Business Combination Proposal but will be counted for purposes of determining if a quorum is present and will have the same effect as a vote “against” the other proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Proxies received by Alpha without an indication of how the stockholders intend to vote on a proposal will be voted in favor of such proposal. Alpha stockholders will not be entitled to exercise their redemption rights if such stockholders return proxy cards to Alpha without an indication that they desire to vote against the Business Combination Proposal or, for stockholders holding their shares in street name, if such stockholders fail to provide voting instructions to their brokers.

Q:	What do I do if I want to change my vote or revoke my proxy?

A:
You may change your vote by ensuring that the bank, broker, or other nominee who is the record owner of your shares sends a later-dated, signed proxy card reflecting your changed instructions to Alpha, but such later-dated proxy must be received by Alpha no later than 5:00 P.M., New York City time, on ___, 2009 (the business day prior to the date of the special meeting of Alpha shareholders).

You also may revoke your proxy by ensuring that your bank, broker or nominee sends a notice of revocation to Alpha, but such revocation must be received by Alpha no later than 5:00 P.M., New York City time, on ___, 2009 (the business day prior to the date of the special meeting of Alpha shareholders).

You may also change your vote or revoke your proxy by obtaining a proxy from the record holder of your shares authorizing you to vote your shares or revoke your proxy, attending the special meeting and requesting a ballot and voting at the special meeting or requesting return of your proxy, as applicable.

Alpha Security Group Corporation
328 West 77th Street
New York, New York 10024
(212) 877-1588

Q:	How do I exercise my redemption rights?

A:
If you wish to exercise your redemption rights, you must vote against the Business Combination Proposal and, prior to or contemporaneously with your vote against the Business Combination Proposal, affirmatively demand that Alpha redeem all (and not less than all) of your shares. Any action that does not include a vote against the Business Combination Proposal will prevent you from exercising your redemption rights. If, notwithstanding your vote, the business combination is completed and you have fulfilled the other requirements for exercising your redemption rights, then you will be entitled to receive cash at the redemption price.

Q:	What additional redemption procedures are required if my shares are held in “street name”?

A:
All of our public shares are held in “street name.” Accordingly, your bank or broker must, by 5:00 P.M., New York City time, on ___, 2009, the business day prior to the special meeting, electronically transfer your shares to The Depository Trust Company, or DTC, account of American Stock Transfer & Trust Company, our stock transfer agent, and provide American Stock Transfer & Trust Company with the necessary stock powers, written instructions that you want to redeem your shares and a written certificate addressed to American Stock Transfer & Trust Company stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the initial closing of the acquisition. If your bank or broker does not provide each of these documents to American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, attn: ___________, tel.800-937-5449, fax ___________ by 5:00 p.m., New York City time, on ___, 2009, the business day prior to the special meeting, your shares will not be redeemed.

v

If you demand redemption of your shares, and later decide that you do not want to redeem such shares, your bank or broker must make arrangements with American Stock Transfer & Trust Company, at the telephone number stated above, to withdraw the redemption. To be effective, withdrawals of shares previously submitted for redemption must be completed prior to the commencement of the special meeting.

American Stock Transfer & Trust Company can assist with this process. We urge shareholders who may wish to exercise their redemption rights to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such shareholders fail to act promptly, they may be unable to timely satisfy the redemption requirements.

Q:	If I voted for the redomestication and the business combination, do I need to send in my stock certificate to exchange them for Alpha Bermuda shares?

A:
No. It will not be necessary to replace current Alpha certificates after the redomestication. DO NOT DESTROY YOUR CURRENT CERTIFICATES IN THE ALPHA NAME. Issued and outstanding Alpha certificates will represent rights in Alpha Bermuda. Stockholders may, if they like, submit their stock certificates to our transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, Tel: (800-937-5449), for new share certificates and entry into the Register of Members of Alpha Bermuda, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

Q:	How is Alpha paying for the business combination?

A:
The $30,000,000 cash consideration of the business combination will be funded with cash drawn from Alpha’s trust account and by Alpha Bermuda issuing 6,300,000 common shares, valued at $63,000,000 based on a price of $10.00 per share. The shareholders of Soya are also entitled to an additional 6,000,000 common shares of Alpha Bermuda if certain thresholds for the adjusted net income of the combined company are met for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011, respectively, as set forth more particularly herein.

Q:	Is the consummation of the business combination subject to any conditions?

A:
Yes. The obligations of each of Alpha, the selling shareholders of Soya, and the other parties to the Acquisition Agreement to consummate the business combination are subject to several conditions, as more fully described in the section titled “The Acquisition Agreement – Conditions to Closing” in this proxy statement/prospectus.

Q:	What will happen in the business combination?

A:
Upon consummation of the transactions contemplated by the Acquisition Agreement, Alpha will be continued into Alpha Bermuda to continue as Alpha Bermuda, which will acquire from the selling shareholders all of Soya’s issued and outstanding shares in exchange for an aggregate of 6,300,000 common shares of Bermuda and an aggregate of US$30,000,000.  In addition, the selling shareholders are entitled to receive an aggregate of up to an additional 6,000,000 newly issued common shares of Alpha Bermuda if certain thresholds for the adjusted net income of the combined company are met for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011, respectively, as set forth more particularly herein. Soya will become the wholly-owned subsidiary of Alpha Bermuda. Furthermore, as a consequence of the business combination, the Board of Directors of Alpha will be reconstituted. For a detailed description of the business combination, see the section titled “The Acquisition Agreement” in this proxy statement/prospectus.

Q:	Has Alpha received a valuation or fairness opinion with respect to the Business Combination Proposal?

A:
Yes. Our Board of Directors has obtained a fairness opinion from New Century Capital Partners, which states that the consideration to be paid by Alpha for all of the outstanding shares of Soya is fair from a financial point of view to the holders of Alpha common stock.

Q:	When is the business combination expected to occur?

A:	Assuming the requisite stockholder approval is received, Alpha expects that the business combination will occur during the first quarter of 2009.

Q:	May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:
Under applicable Delaware and Arizona corporate law, you do not have appraisal rights or dissenter rights with respect to your shares for the Redomestication Proposal.  See “Special Meeting of Alpha Stockholders – Appraisal and Dissenter Rights” in this proxy statement/prospectus for further details.

Q:	What happens if the business combination is not consummated?

A:
If Alpha does not consummate the business combination or another qualifying business combination by March 28, 2009, then pursuant to Article Sixth of its Fourth Amended and Restated Certificate of Incorporation, Alpha’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate Alpha as soon as reasonably practicable. Following dissolution, Alpha would no longer exist as a corporation. In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes) and up to $1,825,000 to be applied to fund Alpha’s working capital requirements and dissolution and liquidation expenses if Alpha fails to complete a business combination, together with any remaining out-of-trust net assets will be distributed pro-rata to public holders of shares of Alpha common stock who acquired such shares of common stock in Alpha’s IPO or in the aftermarket. If the business combination or another business combination is not effected by March 28, 2009, the warrants will expire worthless. The estimated consideration that each share of Alpha common stock would be paid at liquidation would be $____ per share, based on amounts on deposit in the trust account as of December 31, 2008. The closing price of Alpha’s common stock on the Alternext on _________, 2009 was $____ per share. Holders of shares issued prior to Alpha’s IPO have waived any right to any liquidation distribution with respect to such shares.

Q:	What happens to the funds deposited in the trust account following the business combination?

A:
Following the closing of the business combination, funds in the trust account will be released to Alpha. Alpha stockholders exercising redemption rights will receive their per share redemption price. The balance of the funds will be utilized to fund the business combination and for working capital purposes including paying expenses incurred in connection with the business combination and to fund the on-going business obligations of Alpha Bermuda.  In addition, the $1.8 million of funds in the trust account reflecting the underwriters’ deferred compensation will be disbursed.

Q:	Who will manage Alpha Bermuda after the business combination?

A:
Effective upon the closing, the current management of Soya consisting of Zhao Guangchun, Zhao Jinguo, Zhao Benxi, Leow Wei Chang Yo Yongchun and Sun Dejun, of Alpha Bermuda will serve in the offices of Chairman and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Group Financial Controller, General Manager of Sales and General Manager of Production of Alpha Bermuda, respectively.  In addition, the board of directors of Alpha Bermuda will consist of seven members. The members will include three designees by Alpha, which initially will be Steven M. Wasserman, Robert B. Blaha and Gary E. Johnson, and three designees of Soya, which initially will be Zhao Guangchun, Zhang Jinguo and Zhao Benxi, and one designee mutually agreed to by Alpha and Soya, which initially will be Li Lite. Simultaneously therewith, all other current directors of Alpha will resign as directors of the Alpha Bermuda board.

Q:	How much dilution will I experience?

A:
Currently there are 7,580,000 shares of common stock of Alpha outstanding and 9,200,000 warrants outstanding.  At least 6,300,000 additional shares will be issued for the acquisition of Soya.  Therefore, Alpha’s initial stockholders will own approximately 11.4% of the company following the business combination (assuming no redemption by the Alpha Stockholders).  To the extent the 6 million additional shares representing consideration to be issued to the selling shareholders upon achieving one or more of the after-tax profit targets or outstanding warrants are issued, the initial stockholders will own approximately 7.9% of Alpha Bermuda, experiencing further dilution of their ownership interest in the company.  Alpha’s initial stockholders would experience further dilution upon the exercise of any warrants and to the extent any deferred stock payment is made.

Q:	Will the ownership structure of Alpha change significantly after the business combination?

A:
Yes. Upon completion of the business combination, the selling shareholders will own approximately 45.38% of the common stock of Alpha, assuming no exercise of the outstanding warrants (assuming no redemption by the Alpha Stockholders). If the selling shareholders purchase up to $22 million of Alpha’s common stock which they will use their best efforts to, pursuant to the terms of the Acquisition Agreement, and to the extent they are issued up to an additional 6 million shares upon the Alpha Bermuda’s net income after the business combination satisfying certain agreed to net income thresholds, the selling shareholders percentage ownership in Alpha will be greater.  Assuming that 34.99% of the holders of Alpha common stock issued in the IPO demand redemption, the selling shareholders are issued the 6 million deferred stock payment, and they purchase the $22 million of common stock, the selling shareholders will hold 72.66% of the voting securities of Alpha Bermuda immediately after the completion of the business combination.  Therefore, the selling shareholders will be able to exercise significant influence over Alpha Bermuda, the surviving entity.

Q:	What will the name of the surviving company be after the business combination?

A:	The name of the surviving company following completion of the stock purchase and redomestication merger will be “____________.”

Q:	What is the anticipated dividend policy after the business combination?

A:
Alpha Bermuda intends to retain cash flows for reinvestment in its business. Retained cash flows may be used to fund the growth of Soya’s current business and for other purposes, as determined by Alpha Bermuda’s management and board of directors after the business combination. Alpha Bermuda’s dividend policy reflects its judgment that by reinvesting cash flows in its business, it will be able to provide value to its shareholders by enhancing its long-term value. Alpha Bermuda’s objectives are to increase value through the growth of Soya’s current business. The declaration and payment of dividends are not guaranteed or assured. The board of directors will continually review its dividend policy and make adjustments that it believes appropriate.  Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realisable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.

Q:	Will the Alpha stockholders be taxed as a result of the merger, continuation or the share exchange?

A:
Generally, for U.S. federal income tax purposes, stockholders of Alpha should not recognize any gain or loss as a result of the merger, continuation or share exchange. We urge you to consult your own tax advisors with regard to your particular tax consequences of the merger, continuation or share exchange.  See “Material U.S. Federal Income Tax Consequences” in this proxy statement/prospectus for further details.

Q:	Will Alpha be taxed on the merger?

A:	Alpha should not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

Q:	Will Alpha Arizona be taxed on the continuation?

A:
Alpha Arizona should recognize gain, but not loss, for U.S. federal income tax purposes as a result of the continuation equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the continuation. For this purpose, the valuation of Alpha Arizona’s assets at the time of continuation may take into account a variety of factors, including possibly the fair market value of Alpha Arizona’s shares immediately prior to the continuation. Since any such gain will be determined based on the value of Alpha Arizona’s assets at that time, the amount of such gain (and any U.S. federal income tax liability to Alpha Arizona by reason of such gain) cannot be determined at this time. Any U.S. federal income tax liability incurred by Alpha Arizona as a result of such gain should become a liability of Alpha Bermuda by reason of the continuation.  See “Material U.S. Federal Income Tax Consequences” in this proxy statement/prospectus for further details.

Q:	Will Alpha Bermuda be taxed on the share exchange?

A:	Alpha Bermuda should not recognize any gain or loss for U.S. federal income tax purposes as a result of the share exchange.

Q:	What other important considerations are there?

A:
As further disclosed in “The Business Combination Proposal” and “The Amendment to Alpha’s Certificate of Incorporation Proposals” below, the business combination with Soya is not a qualifying business combination as disclosed in the Alpha IPO documents. Therefore, Alpha stockholders may have securities law claims against Alpha for rescission (under which a successful claimant has the right to receive the total amount paid for his or her shares pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims for recission may entitle Alpha’s stockholders asserting them to up to US$10.00 per share, based on the initial offering price of the Units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of Alpha’s IPO (which may be more than the pro rata shares of the trust account to which they are entitled on conversion or liquidation). In general, a claim for rescission must be made by a person who purchased shares pursuant to a defective prospectus or other representation, and within the applicable statute of limitations period, which, for claims made under federal law (Section 12 of the Securities Act) and most state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the business combination may be completed, and such claims would not be extinguished by consummation of that transaction.

Even if some Alpha stockholders do not pursue such claims, others may. If they do, holders of such claims, who may include all stockholders who own shares issued in Alpha’s IPO, might seek to have the claims satisfied from funds in the trust account. If Alpha incurs material liability as a result of potential securities law or other claims, the trust account could be depleted to the extent of any judgments arising from such claims, together with any expenses related to defending such claims that are not fully indemnified. A consequence might be that holders of public shares who elect redemption in connection with the business combination vote would not receive the entire amount of their pro rata portion of the trust account to which they would otherwise be entitled, or might be unable to satisfy a rescission or damages award. Alpha cannot predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful. Moreover, attendant litigation could result in delay in payments to public shareholders on conversion or liquidation.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Acquisition Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the business combination and your rights in the business combination. Unless the context otherwise requires, references to “Alpha,” “we,” “us” or “our” in this proxy statement/prospectus refers to Alpha Security Group Corporation, including its subsidiaries, before the consummation of the business combination and to Alpha Bermuda, including its subsidiaries, after the consummation of the business combination.

The Parties

Alpha

Alpha Security Group Corporation
328 West 77th Street
New York, New York 10024
(212) 877-1588

Alpha Security Group Corporation is a blank check company formed on April 20, 2005 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock acquisition or other similar type of transactions an operating business in the U.S. homeland security or defense industries or a combination thereof.  At the special meeting, stockholders will be asked to vote on a proposal to amend Alpha’s Fourth Amended and Restated Certificate of Incorporation to delete the provision restricting Alpha from entering into a business combination with companies solely in the U.S. homeland security or defense industries.

On March 28, 2007, Alpha consummated its initial public offering, or “IPO,” of 6,000,000 units, with each unit consisting of one share of common stock, par value $0.0001 per share, and one warrant, each to purchase one share of common stock at an exercise price of $7.50 per share. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $60,000,000. Prior to the consummation of the IPO, Alpha consummated the private sale of 3,200,000 warrants at a price of $1.00 per warrant, generating total proceeds of $3,200,000, to Steven M. Wasserman, an officer and director of Alpha, and an individual who is a former director of Alpha. The net proceeds from the sale of our units and the private placement of warrants after deducting certain offering expenses were approximately $57,828,431.  Because payment of a portion of underwriting and other costs of the IPO was deferred, $60,002,831 was placed in the trust account established in connection with the IPO.  $1,825,000 in interest earned on the funds in the trust account is available to be used by Alpha to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.  Through December 31, 2008, Alpha has used approximately $3,232,766 of the total of the net proceeds that were not deposited into the trust account and amounts allowed to be withdrawn from the trust account to pay general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of December 31, 2008, there was $60,214,030 held in the trust account.

See “Alpha Business” in this proxy statement/prospectus for further details.

Soya

Soya China Pte. Ltd.
50 Raffles Place #11-05A
Singapore Land Tower
Singapore 048623

Soya manufactures, develops and sells soybean products in the PRC through a sales and distribution network of (i) flagship and franchise stores; (ii) distributors and (iii) other retail channels, including supermarkets and railway operators.  Soya currently sells three categories of soybean products – fresh soybean products, vacuum-packed soybean products and soybean beverages. Since its inception, Soya has produced and sold more than 200 soybean products. These soybean products are sold under Soya’s Dougongfang (豆工坊), Protein Duo (可口双蛋白) and Soybean Joy (伊逗时光) brands.

Soya has rapidly expanded its distribution network since implementing its franchise model beginning in April 2006. The number of its franchise stores increased from 90 as of December 31, 2006 to 730 as of November 30, 2008. As of November 30, 2008, Soya had seven flagship stores and 730 franchise stores located in the Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin.  Also as of such date, Soya distributes its products through a network of 93 distributors, nine supermarkets and two railway operators, selling its products in more than 15 provinces in the PRC.

Soya’s Dougongfang (豆工坊) brand is the company’s flagship brand and the focus of its marketing strategies.  Soya believes that the Dougongfang brand is well-recognized among its customers in the PRC as a premium brand of high-quality soybean products.  Soya has received multiple awards and accreditations, including being awarded the “PRC Top 10 Soybean Product Enterprise for 2007,” by the PRC Food Products Association Soybean Product Committee (中国食品工业协会豆制品专业委员会).  A 2007 market survey commissioned by Soya and prepared by Converging Knowledge Pte Ltd., an independent research firm spun off from Arthur Andersen’s Asia-Pacific Corporate Finance Research and Knowledge division, indicated that the Dougongfang brand was ranked second among soybean product producers in the PRC based on the number of franchised outlets.

Soya also places a large emphasis on developing a wide variety of soybean products of the highest quality. It believes that having a wide variety of products will encourage greater brand recognition and stimulate consumer interest by offering new products periodically. Soya rotates the production and sales of its products to ensure sustainable customer appeal. In addition, a wider variety of products would allow for a greater coverage of the different consumer segments. For example, the traditional soy milk would be targeted to the more mature consumer whereas flavored soy milk tea would be targeted more towards office workers. To produce high quality products, Soya has established stringent quality assurance procedures at its production facility in Dezhou to ensure adherence to cleanliness and hygiene standards. Soya has achieved internationally recognized accreditation, including ISO9001:2000, ISO14001:2004 and Hazard Analysis and Critical Control Point Accreditation Certificate (HACCP). As at the Latest Practicable Date, Soya’s production facility in Dezhou has a production capacity of approximately 49,000 tons per annum for its fresh soybean products, 15,000 tons per annum for its vacuum-packed soybean products and 34,000 tons per annum for its soybean beverages. Soya also supplements its production capability by engaging third party OEM producers in 2008. For the nine months ended September 30, 2008, Soya’s OEM contractors produced 1,960 tons of soybean beverages for Soya.

For the fiscal years 2007 and 2006, Soya’s revenue was $41.78 million and $13.73 million, respectively, representing an increase of approximately 204.3%.  For the nine-month periods ended September 30, 2008 and 2007, Soya’s revenue was $45.39 million and $28.57 million, respectively, representing an increase of approximately 58.9%.

Soya’s principal executive offices are located at Ling County Economic Development Zone, Dezhou City, Shandong Province, People’s Republic of China, and its phone number is +86 0534-2137518.

See “Information on Soya” in this proxy statement/prospectus for further details.

Effect of Proposals

If the first six of the proposals are approved:

•	We will amend our Fourth Amended and Restated Certificate of Incorporation;

•	We will ratify the Acquisition Agreement;

•	We will acquire an operating business in China;

•	We will change our corporate domicile from the state of Delaware to Bermuda, which means we will be governed by the laws of Bermuda.

•	Each share of common stock of Alpha will automatically convert into one share of Alpha Bermuda;

•	Each outstanding warrant of Alpha will be assumed by Alpha Bermuda;

•	We will change our corporate name to “______________,”;

•	The Alpha Bermuda Memorandum of Association and Bye-Laws will become the equivalent of our certificate of incorporation and By-laws, and our authorized capital will increase from ______ to _______;

•
The executive officers of Alpha Bermuda after completion of the business combination will all be current executive officers of Soya.  Three of the seven directors of Alpha Bermuda after completion of the business combination will be nominated by the current shareholders of Soya and are currently expected to be executive officers of Alpha Bermuda; and

•	We will have a new Incentive Plan in place,

See “Special Meeting of Alpha Shareholders – Purpose of the Alpha Special Meeting” in this proxy statement/prospectus for further details.

Special Meeting of Alpha’s Stockholders

The special meeting of the stockholders of Alpha will be held at _____________ on ____________, 2009, at Alpha’s offices at ____________________.

See “Special Meeting of Alpha Stockholders – Date, Time and Place” in this proxy statement/prospectus for further details.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Alpha common stock at the close of business on ____________, 2009, which is the record date for the special meeting. You will have one vote for each share of Alpha common stock you owned at the close of business on the record date. Alpha warrants do not have voting rights. On the record date, there were __________ outstanding shares of Alpha common stock.

See “Special Meeting of Alpha Stockholders – Record Date; Who is Entitled to Vote” in this proxy statement/prospectus for further details.

Vote Required to Approve the Proposals

The approval of each of the Certificate of Incorporation Amendment Proposals, the Ratification Proposal, the Redomestication Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of a majority of the outstanding shares of Alpha’s common stock.

The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of Alpha common stock issued in the IPO and cast at the special meeting; provided, however, that if holders of 35% or more of the shares purchased in the IPO vote against approval of the business combination and demand redemption then the business combination will not be completed.

Alpha’s initial stockholders, including all of its directors, officers and a special advisor, who purchased or received shares of common stock prior to Alpha’s IPO, presently, together with their affiliates, own an aggregate of approximately 20.8% of the outstanding shares of Alpha common stock (an aggregate of 1,580,000 shares). All of these persons have agreed to vote all of the shares acquired prior to the IPO in accordance with the vote of the majority of all other voting Alpha stockholders on the Business Combination Proposal. Moreover, all of these persons have agreed to vote all of their shares which were acquired in or following the IPO in favor of the Business Combination Proposal. Our current officers and directors will also vote “FOR” the Certificate of Incorporation Amendment Proposals, “FOR” the Ratification Proposal, “FOR” the Redomestication Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal.

See “Special Meeting of Alpha Stockholders – Vote of Alpha Stockholders Required” in this proxy statement/prospectus for further details.

Relation of Proposals

Alpha will not consummate the business combination unless the Certificate of Incorporation Amendment Proposals, the Ratification Proposal and Redomestication Proposal are also approved.  Similarly, the Redomestication Proposal will not be consummated if the Certificate of Incorporation Amendment Proposals, the Ratification Proposal and Business Combination Proposal are not approved, the Certificate of Incorporation Amendment Proposals will not be effected unless the Redomestication Proposal, the Ratification Proposal and the Business Combination Proposal are approved and the business combination is also consummated and the Ratification Proposal will not be effected unless the Certificate of Incorporation Amendment Proposals, the Redomestication Proposal and the Business Combination Proposal are approved and the business combination is also consummated.  The approval of the Incentive Plan Proposal and the Adjournment Proposal is not a condition to any of the other proposals.

See “Special Meeting of Alpha Stockholders – Relation of Proposals” in this proxy statement/prospectus for further details.

The Business Combination and the Acquisition Agreement

Redomestication to Bermuda

Pursuant to the Acquisition Agreement, upon stockholder approval, Alpha will complete a corporate reorganization that would result in holders of Alpha securities holding securities in Alpha Bermuda, a Bermuda company rather than in Alpha, a Delaware corporation. The reorganization involves two steps. First, Alpha, the current Delaware corporation, will effect a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware in which it will merge with and into Alpha Arizona, its wholly owned Arizona subsidiary, with Alpha Arizona surviving the merger. Second, after the merger, and upon approval of Alpha’s stockholders, Alpha Arizona will become Alpha Bermuda, a Bermuda company, pursuant to a transfer of domicile and continuation procedure under Arizona and Bermuda law. The reorganization will change Alpha’s place of incorporation from Delaware to Bermuda. We refer to the entire two-step transaction as the “redomestication”.

The redomestication will result in all of Alpha’s issued and outstanding shares of common stock immediately prior to the redomestication converting into shares of Alpha Bermuda, and all units, warrants and other rights to purchase Alpha’s common stock immediately prior to the redomestication being exchanged for substantially equivalent securities of Alpha Bermuda.  The shares of Alpha Bermuda will continue to be quoted on the Alternext or such other public trading market on which its shares may be trading at such time.  Alpha will cease to exist and Alpha Bermuda will be the surviving corporation.  In connection therewith, Alpha Bermuda will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Alpha, including any and all agreements, covenants, duties and obligations of Alpha set forth in the Acquisition Agreement.

Business Combination with Soya; Acquisition Consideration

Immediately following the redomestication, Alpha Bermuda will acquire all of the issued and outstanding shares of Soya held by the shareholders of Soya in exchange for cash consideration in the amount of $30 million and shares of Alpha Bermuda at a ratio of approximately 574.6078 shares of Alpha for every one Soya share. Alpha Bermuda will issue an aggregate of 6,300,000 shares in the share exchange. Upon consummation of the business combination, Alpha Bermuda will change its name to Soya China Ltd.

Pursuant to the Acquisition Agreement, the selling shareholders have agreed to place 3,150,000 of the shares in escrow, to be released to the selling shareholders if the thresholds of $12.8 million and $17.2 million of adjusted net income of the combined company are met for the fiscal years ending December 31, 2008 and December 31, 2009, respectively.  Subject to certain exceptions related to force majeure situations, in the event that such thresholds are not met, the escrowed shares shall be released from escrow and repurchased by Alpha Bermuda for the  aggregate consideration of $1.00 and then cancelled.  In addition, the selling shareholders are entitled to receive an aggregate of up to an additional 6 million newly issued Alpha shares if the thresholds of $19.5 million, $26 million and $34 million of the adjusted net income of the combined company are met for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011, respectively, which we refer to as the “deferred stock payment”.  Furthermore, Alpha Bermuda shall also pay to the selling shareholders 50% of all proceeds from the exercise of Alpha Bermuda’s warrants, up to but no more than $5,000,000.

For purposes of the deferred stock payment and the escrowed shares mentioned above, “adjusted net income” is defined as net income as calculated in Alpha Bermuda’s consolidated audited financial statements  for the period at issue, pursuant to the accounting standard then applicable to Alpha Bermuda, and excluding the following:  (i) any liabilities or deferred liabilities of or related to Alpha prior to the business combination; (ii) any expenses relating to or resulting from being a company listed on a U.S. stock exchange and subject to the Securities Exchange Act of 1934, as amended; (iii) any expenses relating to or resulting from any share issuance or cash payments contemplated in the Acquisition Agreement or pursuant to the capital structure of Alpha prior to the consummation of the business combination ; (iv) any expenses due to actions required by or contemplated in the Acquisition Agreement; provided, however, that the calculation should not exclude the costs of the employment agreements to be entered into upon the closing of the business combination; (v) any expenses related to the structuring, negotiation or completion of the business combination; (vi) any liabilities related to or resulting from any action taken by Alpha to amend its Certificate of Incorporation, including but not limited to U.S. securities law liabilities; and (vii) any liabilities related to or resulting from Alpha’s actions in negotiating potential acquisitions of any company other than Soya.

Pursuant to the Acquisition Agreement, the redomestication will not be consummated unless the business combination is also approved and consummated. Similarly, the business combination will not take place unless the redomestication is also approved and consummated.

As mentioned above, if 35% or more of the shareholders holding Alpha common stock issued in its IPO vote against the Business Combination Proposal and demand for redemption of their shares, the business combination will not proceed.  Pursuant to the Acquisition Agreement and in an effort to increase the changes for approval of the Business Combination Proposal, the selling shareholders of Soya have agreed, subject to certain limitations, to use best efforts to negotiate the purchase of up to $22.0 million worth of Alpha common stock issued in its IPO after the filing of the S-4 registration statement with the SEC for which this proxy statement/prospectus is a part.  We call these purchases “inside purchases”.  The selling shareholders of Alpha will not have an obligation to engage in these insider purchases unless the purchase price per share of these insider purchases is no more than $10.00.

See “The Acquisition Agreement” in this proxy statement/prospectus for further details.

Redemption Rights

Pursuant to Alpha’s Fourth Amended and Restated Certificate of Incorporation, a holder of shares of Alpha common stock may, if that stockholder affirmatively votes against the business combination, demand that Alpha redeem such shares for cash. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided, and, at the same time, ensuring your bank or broker complies with the requirements and procedures identified in “Special Meeting of Alpha Stockholders – Redemption Rights” in this proxy statement/prospectus.

If properly demanded, Alpha will redeem each share of common stock into $10.00 per share (plus a portion of the interest income, net of taxes and up to $1,825,000 to be applied to fund Alpha’s working capital requirements and dissolution and liquidation expenses if Alpha fails to consummate a business combination). If you exercise your redemption rights, you will be exchanging your shares of Alpha common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the business combination and properly demand redemption. If the business combination is not completed, these shares will not be redeemed for cash. However, if Alpha is unable to complete the business combination or another business combination by March 28, 2009, it will be forced to liquidate and all holders of shares will receive an amount equal to $10.00 per share (plus a portion of the interest income, net of taxes and up to $1,825,000 to be applied to fund Alpha’s working capital requirements and dissolution and liquidation expenses if alpha fails to consummate a business combination).

The business combination will not be consummated if the holders of 35% or more of the common stock sold in the IPO (2,100,000 shares or more) vote against the approval of the business combination and exercise their redemption rights.

See “Special Meeting of Alpha Stockholders – Redemption Rights” in this proxy statement/prospectus for further details.

Risk Factors

Before you grant your proxy or vote with respect to the proposals, you should carefully read this proxy statement/prospectus, including its annexes, in its entirety and give special consideration to the factors discussed in the section entitled “Risk Factors.”  Following the closing of the transactions contemplated by the Acquisition Agreement, the market price of Alpha Bermuda’s securities could decline due to any of these risks, in which case you could lose all or part of your investment.  Principal risks include the risk that the Acquisition does not comply with the requirements for a business combination in Alpha’s Fourth Amended and Restated Certificate of Incorporation, the concentration of ownership of Alpha Bermuda stock following the consummation of the business combination and the potential failure of Alpha Bermuda to qualify or  maintain a listing for its common stock on a national securities exchange.

See “Risk Factors” in this proxy statement/prospectus for further details.

Management

Effective upon closing the business combination, the current management of Soya consisting of Zhao Guangchun, Zhao Jinguo, Zhao Benxi, Leow Wei Chang, Yu Yongchun and Sun Dejun will serve as the Chairman and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Group Financial Controller, General Manager of Sales and General Manager of Production, respectively of Alpha Bermuda.  In addition, the board of directors of Alpha Bermuda will consist of seven members. The members will include three designees by Alpha, which initially will be Steven M. Wasserman, Robert B. Blaha and Gary E. Johnson, and three designees of Soya, which initially will be Zhao Guangchun, Zhang Jinguo and Zhao Benxi, and one designee mutually agreed to by Alpha and Soya, which initially will be Li Lite. Simultaneously therewith, all other current directors of Alpha will resign as directors of the Alpha Bermuda board.

See “the Acquisition Agreement – Additional Agreements and Convenants” in this proxy statement/prospectus for further details.

The Incentive Plan

The Incentive Plan reserves 1.5 million common shares of Alpha Bermuda for issuance in accordance with the plan’s terms. Alpha does not intend to grant any options or other awards under this plan; instead, the plan will be available for use by the board of directors of Alpha Bermuda following the redomestication and the completion of the business combination. The purpose of the Incentive Plan is to enable Alpha (or Alpha Bermuda following the redomestication and the completion of the business combination) to offer its employees, officers, directors and consultants whose past, present and/or potential contributions have been, are or will be important to the success of the surviving company, an opportunity to acquire a proprietary interest in Alpha (or Alpha Bermuda). The various types of awards that may be provided under the Incentive Plan will enable Alpha to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. Upon the redomestication and the completion of the business combination, Alpha Bermuda will assume the plan, and it will be administered by the board of directors of Alpha Bermuda using the common shares of Alpha Bermuda instead of Alpha common stock.

See “Directors, Executive Officers, Executive Compensation and Corporate Governance – Post-Merger Employment Agreements” in this proxy statement/prospectus for further details.

Recommendations of the Boards of Directors and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Acquisition Agreement, the board of directors of Alpha has determined that the Certificate of Incorporation Amendment Proposals, the Redomestication Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of Alpha and its stockholders.

See “Special Meeting of Alpha Stockholders – Recommendation of Alpha Board of Directors” in this proxy statement/prospectus for further details.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Alpha’s board of directors in favor of adoption of the Business Combination Proposal and the other proposals, you should keep in mind that Alpha’s directors and officers have interests in the business combination that are different from, or in addition to, your interests as a stockholder.

•
if the proposed business combination or an alternative business combination is not completed by March 28, 2009, Alpha will be required to liquidate. In such event, the 1,580,000 shares of common stock held by Alpha’s officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of approximately $25,000, will be worthless, as will the 3,200,000 warrants that were acquired prior to the IPO for an aggregate purchase price of $3,200,000. Such common stock and warrants had an aggregate market value of approximately $________ based on the last sale price of $____ and $____, respectively, on the Alternext on ______ ___, 2009 and ______ ___, 2009, respectively;

•
Steven M. Wasserman, Alpha’s Chief Executive Officer, Chief Financial Officer, President, Secretary and Co-Chairman of Alpha’s board of directors and Robert B. Blaha, Alpha’s Chief Management Officer, Executive Vice President and Co-Chairman of Alpha’s Board of Directors, have agreed pursuant to agreements with Alpha and Maxim Group LLC that they will indemnify and hold Alpha harmless against any and all loss, liability, claims, damages and expense to which Alpha may become subject as a result of any claim by any target business, prospective target business or any vendor or other entity owed money by Alpha for services rendered or products sold to Alpha or the claims of any target business or prospective target business, but only to the extent necessary to ensure that the amount in the trust account is not reduced by such loss, liability, claim, damage or expense, and provided that and to the extent that (with the approval of Alpha’s Chief Executive Officer, Steven M. Wasserman, and the vote or written consent of no less than a majority of Alpha’s board of directors, including all of Alpha’s non-independent directors) Alpha has elected to forego obtaining valid and enforceable waivers from such third parties. If the business combination is consummated, neither Messrs. Wasserman or Blaha will have to perform such obligations. As of December 31, 2008, Alpha believes that the maximum amount of the indemnity obligation was approximately $____, which was computed based on the amount payable to creditors, less amounts relating to creditors for which Alpha has received a waiver of each such creditor’s right to sue the trust account. If the business combination is not consummated and Alpha does not have sufficient funds outside of the trust account, if vendors that have not signed waivers sue the trust account and win their cases, the trust account could be reduced by the amount of the claims, and Messrs. Wasserman or Blaha would be required to fulfill certain of their indemnification obligations and may not be able to satisfy their respective individual obligations to indemnify Alpha;

•
warrants to purchase 3,200,000 shares of Alpha common stock at an exercise price of $7.50 per share held by Alpha’s officers and directors are exercisable only upon consummation of a business combination;

•
all rights specified in Alpha’s Fourth Amended and Restated Certificate of Incorporation relating to the right of officers and directors to be indemnified by Alpha, and of Alpha’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the business combination. If the business combination is not approved and Alpha liquidates, Alpha will not be able to perform its obligations to its officers and directors under those provisions;

•
if the business combination with Soya is completed, three designees of Alpha, which initially will be Steven M. Wasserman, Robert B. Blaha and Gary E. Johnson, and three designees of Soya, which initially will be Zhao Guangchun, Zhang Jinguo and Zhao Benxi, and one designee mutually agreed to by Alpha and Soya, which initially will be Li Lite, will serve as directors of Alpha Bermuda;

•
In the event that more than 20% of the holders of Alpha common stock issued in this IPO exercise their redemption rights, a proportional percentage of the shares of common stock held by our initial stockholders including all of our directors or officers will automatically, and without any further action required by us or such stockholders, be forfeited and cancelled upon consummation of the business combination.  The percentage of shares forfeited will be equal to the percentage of redemptions above 20% and will be pro rata among the initial stockholders based on the 1,580,000 shares owned by them;

•
The business combination contemplates a transaction that does not comply with the limitations of Alpha’s Fourth Amended and Restated Certificate of Incorporation.  By entering into the Acquisition Agreement, the officers and directors may have exceed the corporate authority of Alpha and therefore, Alpha is requesting that its stockholders ratify the actions taken regarding the Acquisition Agreement and the business combination; and

•
Alpha’s financial, legal and other advisors have rendered services for which they may not be paid if the business combination is not approved. Any recovery of such fees and expenses by these vendors will be much more difficult in the event the business combination is not approved. While such recovery is not expressly contingent on the outcome of the Alpha stockholder vote, these vendors could be viewed as having an interest in the outcome of such vote.

In addition, the exercise of Alpha’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

See “The Business Combination Proposal – Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further details.

Fairness Opinion

In determining to recommend that holders of Alpha’s common stock vote for the Business Combination Proposal, the board of directors of Alpha considered the fairness opinion of its financial advisor, New Century Capital Partners, dated January 22, 2009. Based upon and subject to the assumptions, qualifications and limitations set forth in the written fairness opinion, New Century Capital Partners determined that the consideration as stipulated in the Acquisition Agreement was fair from a financial point of view to the stockholders of Alpha. The full text of New Century Capital Partners’ written fairness opinion, dated January 22, 2009, is attached as Annex B to this proxy statement/prospectus. We urge you to read the opinion and the section titled “The Business Combination Proposal – Fairness Opinion” in this proxy statement/prospectus carefully for a description of the procedures followed, assumptions made, matters considered and limitations on the reviews undertaken. New Century Capital Partners’ opinion does not constitute a recommendation to the board of directors or to the holders of Alpha’s common stock as to how such person should vote or act on any of the proposals set forth in this proxy statement/prospectus. New Century Capital Partners has received a fee of $25,000 in connection with the preparation and issuance of its fairness opinion. New Century Capital Partners will receive an additional fee of $55,000 in connection with the preparation and issuance of its opinion, contingent upon completion of the business combination. The fee for the fairness opinion was negotiated by Alpha and New Century Capital Partners. We believe the amount of this fee is consistent with industry custom and practice for the preparation of a fairness opinion.

Certain U.S. Federal Income Tax Consequences

The merger should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles, and no gain or loss should be recognized by Alpha stockholders or warrant holders for U.S. federal income tax purposes as a result of their exchange of Alpha common stock or warrants for the common stock or warrants of Alpha Arizona.

The continuation also should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles, and no gain or loss should be recognized by Alpha Arizona stockholders or warrant holders for U.S. federal income tax purposes as a result of their deemed exchange of Alpha Arizona common stock or warrants for the shares or warrants of Alpha Bermuda. Alpha Arizona, however, should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the continuation equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the continuation. For this purpose, the valuation of Alpha Arizona’s assets at the time of continuation may take into account a variety of factors, including possibly the fair market value of Alpha Arizona’s shares immediately prior to the continuation. Since any such gain will be determined based on the value of Alpha Arizona’s assets at that time, the amount of such gain (and any U.S. federal income tax liability to Alpha Arizona by reason of such gain) cannot be determined at this time. Any U.S. federal income tax liability incurred by Alpha Arizona as a result of such gain should become a liability of Alpha Bermuda by reason of the continuation.

Alpha Bermuda should not recognize any gain or loss for U.S. federal income tax purposes as a result of the business combination and certain “anti-inversion” provisions in the Internal Revenue Code of 1986, as amended (the “Code”), should not apply to treat Alpha Bermuda as a U.S. corporation after the continuation and business combination.

See “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus for further discussion of these tax consequences.

Anticipated Accounting Treatment

The business combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Soya immediately prior to the business combination will have effective control of Alpha Bermuda (the ultimate successor corporation to Alpha) through its approximately 45.4% shareholder interest in the combined entity, assuming no share redemptions (54.6% in the event of maximum share redemptions) and control of a substantial proportion of the board of directors and all of the senior executive positions.  For accounting purposes, Soya will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Soya, i.e., a capital transaction involving the issuance of stock by Soya (through Alpha Bermuda) for the shares of Alpha Bermuda and a cash dividend payable to the shareholders of Soya equal to the cash portion of the consideration.  Accordingly, the combined assets, liabilities and results of operations of Soya will become the historical financial statements of Alpha Bermuda, and Alpha Bermuda’s assets, liabilities and results of operations will be consolidated with Soya beginning on the acquisition date.  No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

See “The Business Combination Proposal – Anticipated Accounting Treatment” in this proxy statement/prospectus for further details.

Regulatory Approvals

The business combination and the other transactions contemplated by the Acquisition Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or “HSR Act,” except for the approval of the Bermuda Monetary Authority and filings with the State of Delaware, the State of Arizona and in Bermuda necessary to effectuate the transactions contemplated by the redomestication and the Acquisition Agreement. Alpha intends to comply with all such filing requirements.

Possible Claims Against and Impairment of the Trust Account

As further disclosed in “The Business Combination Proposal” and “The Amendment to Alpha’s Certificate of Incorporation,” the business combination with Soya is not a qualifying business combination as disclosed in the Alpha IPO documents. Therefore, Alpha shareholders may have securities law claims against Alpha for rescission (under which a successful claimant has the right to receive the total amount paid for his or her shares pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Rescission and damages claims would not necessarily be finally adjudicated by the time the business combination may be completed, and such claims would not be extinguished by consummation of the business combination. Such claims may entitle stockholders asserting them to more than the pro rata shares of the trust account to which they are entitled on conversion or liquidation. Even if some Alpha shareholders do not pursue such claims, others may. If they do, holders of such claims, who may include all stockholders who own shares issued in Alpha’s IPO, might seek to have the claims satisfied from funds in the trust account. If Alpha incurs material liability as a result of potential securities law or other claims, the trust account could be depleted to the extent of any judgments arising from such claims, together with any expenses related to defending such claims that are not fully indemnified. A consequence might be that holders of public shares who elect conversion at the business combination vote would not receive the entire amount of their pro rata portion of the trust account to which they would otherwise be entitled, or might be unable to satisfy a rescission or damages award. Alpha cannot predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful. Moreover, attendant litigation could result in delay in payments to public shareholders on conversion or liquidation.

In general under U.S. federal and state securities laws, material misstatements and omissions in a prospectus may give rise to rights of rescission in favor of, or claims for damages by, persons who purchased securities pursuant to the prospectus. As a result, it is possible that claims may be made against Alpha whose holders might seek to have the claims satisfied from funds in the trust account. Since rescission generally provides successful claimants with the right to recover the entire purchase price of their securities, however, holders of public shares who successfully claim rescission could be awarded approximately up to US$10.00 per share, based on the initial offering price of the Units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of Alpha’s IPO, in exchange for surrender of their shares. In general, a claim for rescission must be made by a person who purchased shares pursuant to a defective prospectus or other representation, and within the applicable statute of limitations period, which, for claims made under federal law (Section 12 of the Securities Act) and most state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the business combination may be completed, and such claims would not be extinguished by consummation of that transaction.

The consolidated financial statements of Soya are presented in U.S. dollars.  The functional currency of Soya in Singapore is Singapore dollar, or S$.  The financial records of Soya’s PRC subsidiaries are prepared using Renminbi, or RMB.  For the convenience of the reader, RMB amounts and S$ amounts have been converted in certain sections of this proxy statement/prospectus into U.S. dollars.  Unless otherwise noted, the conversion rate for any transaction is the average rate of exchange for such fiscal year, based on the RMB exchange rates quoted by the People’s Bank of China and the S$ exchange rates quoted by Oanda; provided, however, that all transactions that occur following September 30, 2008 have been converted at the rate of RMB6.8542 to each U.S. dollar and S$1.4426 to each U.S. dollar, the exchange rates quoted by the People’s Bank of China on December 31, 2008.

On consolidation, the financial statements of the PRC subsidiaries of Soya are translated from Renminbi to U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation”.  Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure are translated at the average rates for each of the years or periods.  For further information regarding foreign currency exchange, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Soya – Critical Accounting Policies and Estimates – Foreign Currency Translation” in this proxy statement/prospectus.

SOYA SUMMARY FINANCIAL INFORMATION

The following summary consolidated financial data, other than proforma financial information, have been derived from the consolidated financial statements of Soya included elsewhere in this proxy statement/prospectus. The consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or “U.S. GAAP.” The consolidated statement of income and comprehensive income operations and statement of cash flow data for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2007 and 2008, and Soya’s consolidated balance sheet data as of December 31, 2006 and 2007 and September 30, 2008 are included elsewhere in this proxy statement/prospectus. The results of operations of Soya in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” in this proxy statement/prospectus. The summary consolidated financial information for those periods and as of those dates should be read in conjunction with the audited consolidated financial statements of Soya as of and for the years ended December 31, 2006 and 2007 and the unaudited consolidated financial statements of Soya as of and for the nine months ended September 30, 2007 and 2008  and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Soya” in this proxy statement/prospectus.

	For the year ended December 31,		For the nine months ended September 30,
	2007	2006	2008	2007
	$	$	$	$
			(unaudited)
Summary statement of income data:
Revenues	41,780,340	13,733,797	45,394,341	28,565,757
Gross profit	17,000,426	6,261,662	18,651,028	11,562,886
Operating profit	11,833,839	4,029,773	11,746,132	8,243,375
Net (loss)/income	11,407,608	2,552,065	11,532,369	7,693,019
Net (loss)/income attributable per share	1,877	12,329	1,052	1,630

	For the year ended December 31,		For the nine months ended September 30,
	2007	2006	2008	2007
	$	$	$	$

Summary statement of cash flow data:
Net cash provided by operating activities	12,236,964	346,666	10,871,955	7,582,771
Net cash used in investing activities	(3,346,608)	(1,407,377)	(244,720)	(864,744)
Net cash (used in)/ provided by financing activities	(827,617)	(1,211,827)	1,195,628	3,712,715

	As of December 31,		As of September 30,
	2007	2006	2008	2007
	$	$	$	$
			(unaudited)
Summary balance sheet data:
Cash and cash equivalents	8,795,899	2,100	21,456,067	8,795,899
Working capital	7,974,536	1,134,516	22,674,406	7,974,536
Total current assets	12,174,451	3,922,741	27,969,588	12,174,451
Total assets	21,978,062	10,617,583	37,624,059	21,978,068
Total liabilities	4,199,915	2,788,225	5,295,182	4,199,915
Retained (deficit)/earnings	11,407,608	3,727,137	22,939,977	11,407,608
Total shareholders’ equity	17,788,147	7,829,358	32,328,877	17,778,147

MARKET PRICE INFORMATION

The shares of Alpha’s common stock, warrants and units are traded on the Alternext under the symbols “HDS,” “HDS.WT” and “HDS.U,” respectively.  Each of Alpha’s units consists of one share of common stock and one warrant to purchase an additional share of Alpha’s common stock for consideration of $7.50 per share. Alpha’s units commenced to trade on the Alternext on March 23, 2007. Alpha’s common stock and warrants commenced to trade separately on June 14, 2007.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low sale prices for Alpha’s units, common stock and warrants, respectively, as reported on Bloomberg.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2008:
Fourth Quarter	$9.65	$9.30	$9.80	$9.30	$0.280	$0.004
Third Quarter	$10.20	$9.55	$9.57	$9.52	$0.510	$0.060
Second Quarter	$10.25	$9.61	$9.70	$9.42	$0.740	$0.200
First Quarter	$10.20	$9.65	$9.56	$9.30	$0.900	$0.250
2007:
Fourth Quarter	$10.30	$10.06	$9.40	$9.25	$1.060	$0.830
Third Quarter	$10.65	$10.15	$9.42	$9.26	$1.270	$0.970
Second Quarter	$10.58	$9.83	$9.40	$9.31	$1.250	$1.050
First Quarter	$10.00	$9.82	-	-	-	-
2006:
Fourth Quarter	-	-	-	-	-	-

The capital stock of Soya is not publicly traded, and no market information related to Soya’s capital stock is available.

RISK FACTORS

If Alpha Bermuda completes the share exchange with Soya pursuant to the Acquisition Agreement, the resulting company will be subject to a number of risks. You should carefully consider the risks described below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the proposals.  Following the closing of the transactions contemplated by the Acquisition Agreement, the market price of Alpha Bermuda’s securities could decline due to any of these risks, in which case you could lose all or part of your investment.

In assessing these risks, you should also refer to the other information included in this proxy statement/prospectus, including the consolidated financial statements and the accompanying notes of Alpha and Soya, as well as the pro forma financial information set forth herein.  You should also note that Alpha Bermuda would become a holding company with substantial operations in China.  As a result, Alpha Bermuda would be subject to legal and regulatory environments that differ in many respects from those of the United States.  Alpha Bermuda’s business, financial condition and results of operations could be affected materially and adversely by any of the risks discussed below.

RISKS RELATING TO SOYA’S BUSINESS

The success of Soya’s flagship and franchise stores is dependent on third party operators, master franchisees and franchisees.

Since April 2006, Soya adopted a franchising model as part of its business strategies.  Each of Soya’s flagship stores and franchise stores is owned and/or operated by third party operators, master franchisees or franchisees, which are responsible for the operation of their respective stores, including the hiring of staff and management of inventory.  In addition, Soya currently sources and engages its franchisees through its master franchisees.  Soya’s master franchisees are also responsible for the distribution of goods to Soya’s franchisees.  Soya currently sells and distributes most of its products through, inter alia, its network of flagship and franchise stores, which sell Soya’s products directly to end-consumers.  Therefore, the ability of franchisees to generate profits impacts Soya’s overall profitability and brand recognition.

Soya guides its flagship store operators, master franchisees and franchisees and equips them with know-how to operate the flagship and franchise stores through orientation training and ongoing training on various aspects of Soya’s products and store management, including product knowledge, inventory management and quality control.  However, there is no guarantee that third party operators, master franchisees and franchisees will adhere to Soya’s prescribed procedures and policies.  Furthermore, there is a risk that third party operators and franchisees may attempt to sell other manufacturers’ products, which could be of inferior quality, and pass such products off as Dougongfang products.

In the event of the above, the quality of the products and customer experiences offered to the public at Soya’s flagship stores and franchise stores could be adversely affected, which could in turn result in a material negative impact on the reputation of Soya and the desirability of its products and may expose Soya to potential product liability claims from customers. This could result in a material adverse impact on Soya’s business and financial performance.

In addition, Soya’s success depends in part on its continued ability to attract and retain flagship store operators, master franchisees and franchisees.  Soya competes with other product manufacturers and franchisors for qualified personnel.  Soya generally enters into flagship operator, master franchisee and franchisee contracts with these parties for a term of one year.  Upon expiration of their flagship operator agreements or franchise agreements with Soya, flagship operators, master franchisees and franchisees may elect to contract with other product manufacturers or franchisors.  The loss of a significant number of flagship operators, master franchisees and franchisees without adequate replacements could delay or prevent the successful execution of Soya’s business plans and could have a material adverse effect on its business and financial performance.

Soya is reliant on its Dougongfang, Protein Duo and Soybean Joy brands.

Soya markets and sells its soybean products under the Dougongfang, Protein Duo and Soybean Joy brands and believes that future sales of its soybean products will depend in part on increasing brand recognition for Soya’s products amongst consumers. Any failure to maintain the image of Soya’s brands and quality standards associated with Soya’s brands may have a material adverse effect on Soya’s business and financial performance.

Soya may face difficulties in maintaining its brand image and may be challenged by competition from lower-priced brands, particularly in times of economic downturns.

As Soya’s products are consumer products, Soya is generally affected by consumer spending and behavior. Consumers generally exhibit capricious behavior in making spending choices on consumer goods and services, and base their decisions on various factors such as consumer preferences, level of disposable incomes, spending alternatives, product and services differentiation (including branding and quality) and pricing.  Soya’s ability to ensure customer loyalty to its brands and products and overcome product homogeneity, and consumers’ willingness to purchase its products, will depend upon the success of its marketing and promotional strategies, the quality of its products and customer service, its ability to react to changes in consumer preferences, dietary habits and tastes, its reputation and its ability to compete against direct competitors and producers of substitute products.  If the difference in quality between Soya’s products and those of its competitors narrows, or if such difference in quality is perceived to have narrowed, then consumers may not buy Soya’s products.  Furthermore, during periods of economic uncertainty, consumers tend to purchase more private label or other economy brands, which could reduce sales volumes of Soya’s higher margin products or there could be a shift in the product mix to Soya’s lower margin offerings.  If Soya is not able to maintain or improve its brand image as a higher quality brand, or if Soya is not able to ensure customer loyalty to its brands and products, Soya’s customers may turn to competitors’ products or purchase substitute products. This could in turn result in a decrease in demand for Soya products. Any sustained decrease in demand for Soya products would have a material adverse impact on its business and financial performance.

Soya may have difficulty protecting and defending its intellectual property rights from infringement or may be subject to claims for infringement of third parties’ intellectual property rights.

Soya regards its trademarks, trade secrets and other intellectual property as critical to its success.  As at the Latest Practicable Date, Soya has 21 trademark registrations / applications in the PRC, including three registered trademarks and 18 pending applications for trademark registrations.  In addition, Mr. Zhao Guangchun holds a trademark application in his name, which he has agreed to transfer to Dougongfang and has granted Dougongfang a license to use such trademark pending completion of the transfer and registration. No assurance can be given that transfers and registrations will be completed on a timely basis or at all or that such licenses and trademark registrations will not be challenged, invalidated, infringed or circumvented, or that such intellectual property rights will provide a competitive advantage to Soya.  Soya’s trade secrets may otherwise become known or be independently discovered by its competitors.  Policing the unauthorized use of proprietary information can be difficult and expensive.  Also, litigation may be necessary to enforce Soya’s intellectual property rights, protect is trade secrets or determine the validity and scope of the proprietary rights of others.  The outcome of such potential litigation may not be in its favor and any success in litigation may not be able to adequately protect its rights.  Such litigation may be costly and divert management attention away from Soya’s business.  An adverse determination in any such litigation would impair Soya’s intellectual property rights and may harm its business, prospects and reputation. Enforcement of judgments in China is uncertain and even if Soya is successful in such litigation, it may not provide it with an effective remedy.  In addition, Soya does not have insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent it is unable to recover them from other parties.  The occurrence of any of the foregoing could have a material adverse effect on Soya’s business, financial condition and results of operations.  In addition, there can be no assurance that Soya will be obtain to obtain licenses from third parties that it may need to conduct its business or that such licenses can be obtained at a reasonable cost.

Further, there is no assurance that Soya’s products do not and will not infringe other registered trademarks or intellectual property rights belonging to third parties. As such, third parties may file infringement claims against Soya.  The occurrence of any claims or litigation involving infringement of the intellectual property rights of third parties, whether with or without merit, could result in the incurrence of substantial costs and the diversion of Soya’s management time and resources, which may materially and adversely affect Soya’s business and financial condition. In addition, any successful claim against Soya arising out of such proceedings could result in substantial monetary liability and could materially and adversely affect Soya’s reputation and Soya’s financial condition and results of operations.

Soya is dependent on the supply and prices of soybeans.

The principal raw material used in producing Soya’s products is soybeans.  Soybeans accounted for approximately 58.0%, 79.3% and 75.4% of Soya’s total production cost for fiscal years 2006 and 2007 and the nine months ended September 30, 2008, respectively.  In order to ensure timely delivery of quality products to Soya’s customers at competitive prices, Soya needs to obtain sufficient quantities of good quality soybeans at acceptable prices and in a timely manner.  Soybean prices can be volatile and is dependent on overall supply and demand.  Soya generally enters into framework supply agreements with its suppliers pursuant to which the prices are generally set at market prices and the quantity is specified periodically.  Beginning in 2008, many soybean suppliers, including Soya’s, began to require prepayments to secure soybean orders.

A reduction in supply of soybeans may lead to increases in costs or disruptions to Soya’s planned production and/or procurement schedules. The availability and price of soybeans are affected by, inter alia, market volatility, changes in weather conditions and natural disasters, market supply and demand conditions and governmental regulations. The average purchase price of soybeans has increased from approximately $330 per ton in December 2006 to approximately $600 per ton in December 2007 and decreased to approximately $550 per ton in November 2008. Soya neither hedges its exposure to the fluctuations in commodity prices nor enters into any long term raw material supply contracts.

There is no assurance that Soya will be able to obtain sufficient quantities of raw materials from its suppliers which are of an acceptable quality and acceptable price in a timely manner, or that a supplier that has received a prepayment from Soya for soybeans will not default on its obligation to fulfill the relevant purchase order.  To the extent that soybean prices continue to increase and Soya is unable to pass on such increased costs to its customers or there is a shortage or interruption in the supply of soybeans for any reason, Soya’s profit margins could decrease and its business and financial performance could be materially and adversely affected.

Soya faces the risks of food contamination and deterioration.

Food contamination and deterioration are risks inherent to all food industry participants. Given the nature of Soya’s products, in particular their contaminable and perishable nature, there is always the possibility of contamination and/or deterioration in raw materials and food products during the production process. Any contamination or deterioration in Soya’s raw materials or products, whether through improper handling, outbreak of diseases, illegal tampering or otherwise, may result in Soya’s raw materials and products being found unsafe for production and consumption. This may lead to delays in the production or delivery of Soya products to its customers, a decrease in customer satisfaction, a loss of revenue, and the incurrence of additional costs to purchase replacement raw ingredients and/or compensate customers for delays, which in turn may materially and adversely affect Soya’s reputation, business and financial performance.

In addition, the quality of Soya products may be affected by a change or shortage of production staff, the failure of production staff to adhere to prescribed production procedures or the lack of proper inspection by the quality control staff at Soya’s production facilities. In the event that substandard food products are not discovered by Soya’s production and quality control staff and/or its franchisees and such food products are distributed and sold to consumers, Soya may be subject to complaints from and claims made by consumers alleging injury or illness after consuming Soya’s food products.  In addition, Soya’s food industry permits and business licenses may be suspended, revoked or not renewed by the relevant PRC authorities following such incidents. In the event of any of the above situations, Soya’s business and results of operations may be materially and adversely affected.

If Soya experiences product recalls, it may incur significant and unexpected costs and its business reputation could be adversely affected.

Soya may be exposed to product recalls, including voluntary recalls, and adverse public relations if its products are alleged to cause injury or illness or if it is alleged to have violated governmental regulations. Soya may also voluntarily withdraw or recall products that it considers below its standards for any reason, including taste, appearance or otherwise, in order to protect its brand reputation. A product recall or withdrawal could result in substantial and unexpected expenditures, which would reduce operating profit and cash flow. In addition, a product recall or withdrawal may require significant management attention. Product recalls may hurt the value of Soya’s brands and lead to decreased demand for its products. Product recalls may also lead to increased scrutiny by regulatory agencies of Soya’s operations and could have a material adverse effect on its business, results of operations and financial condition.

If product liability claims are made against Soya, it may incur significant and unexpected costs and its business reputation could be adversely affected.

Under current PRC laws, both manufacturers and retailers may be liable for damages caused by defective products in China. Soya may be exposed to product liability claims and adverse public relations if consumption, use or opening of its products is alleged to cause injury or illness. PRC law does not require retailers in China to maintain, and Soya does not currently maintain, product liability insurance. A product liability judgment against Soya or an agreement by Soya to settle a product liability claim could result in substantial and unexpected expenditures, which would reduce operating profit and cash flow. In addition, even if product liability claims against Soya are not successful or are not fully pursued, these claims would likely be costly and time-consuming and may require management to spend time defending the claims rather than operating the business. Product liability claims (even if unmerited or unsuccessful), or any other events that cause consumers to no longer associate Soya’s brands with high quality and safe products, may hurt the value of Soya’s brands and lead to decreased demand for our products. Product liability claims may also lead to increased scrutiny by regulatory agencies and could have a material adverse effect on Soya’s business, results of operations and financial condition.

Soya is dependent on its main soybean suppliers.

In 2006 and, 2007, Soya sourced its entire soybean supplies from one supplier.  In the nine months ended September 30, 2008, Soya sourced its entire soybean supplies from three suppliers.  Although soybeans are a commodity that are widely available from other suppliers in the PRC, Soya elected to purchase its soybeans primarily from these three suppliers because they have generally been timely in their supply deliveries and they are capable of meeting the company’s quality and pricing requirements.  However, the loss of any of the three suppliers as a supply source or any delays, disruptions or other difficulties in procuring soybeans from such suppliers could have a material adverse effect on Soya’s business and results of operations.  If Soya is unable to source alternative suppliers that provide soybeans of similar quality and at acceptable prices, Soya’s ability to maintain high quality products and to provide soybean products to its customers could be materially impaired, and as a result Soya’s business and financial performance could be materially and adversely affected.

Soya could be adversely affected by the outbreak of food-related diseases.

The main ingredients of Soya’s food products are soybeans. Any outbreak of disease in such ingredients which may render the end-product unsafe for consumption may have a material adverse impact on Soya’s business as it may affect Soya’s ability to produce such products for general public consumption. Soya is unable to predict future occurrences of such contamination, or whether there will be any outbreaks of new diseases or viruses affecting the main ingredients that Soya requires for its food products. Any such outbreak may result in reduction in consumption of the Soya food products which contain such ingredients. Any such outbreak may also have a material adverse effect on the sources of supply of soybeans. As a consequence, efforts to source from alternative sources for that particular ingredient may be costly. In such events, there will be a negative impact on Soya’s business, reputation and financial performance.

Soya may not be able to successfully introduce new products.

Consumer preferences for food products change continually. Soya’s future business and financial performance depend, in part, on its ability to successfully predict, identify and interpret the tastes and dietary habits of consumers and develop and introduce new and improved products. Soya’s strategy to maintain or grow its profits depends on product innovation. In the course of developing new products, Soya may incur significant expenditure in manpower, fixed assets investment and R&D.  Launching and selling new products puts pressure on Soya’s sales and marketing resources, and it may fail to invest sufficient funds behind a new product introduction to make it successful.  There is no assurance that Soya’s new products will gain market acceptance. If customers and consumers do not accept a new product, then Soya may not be able to generate satisfactory returns on its investment in developing such new products, which could reduce Soya’s operating income. In addition, if Soya fails to successfully develop new or improved products across a multitude of product categories or if it does not rapidly develop products in faster growing and more profitable categories, demand for its products could decrease and Soya’s profitability and financial condition could suffer.

Increases in logistics and other transportation-related costs could materially adversely impact Soya’s results of operations. Soya’s ability to competitively serve its customers depends on the availability of reliable transportation

Logistics and other transportation-related costs have a significant impact on Soya’s earnings and results of operations. Soya’s products are delivered to its customers principally by company-owned trucks and third-party logistics service providers. Disruption to the timely supply of these services or increases in the cost of these services for any reason, including availability or cost of fuel, increase in proportion of customers located at further distances from the company’s production facilities, regulations affecting the industry, labor shortages in the transportation industry, or natural disasters (which may impact the transportation infrastructure or demand for transportation services), could have a material adverse effect on Soya’s ability to serve its customers, and could have a material adverse effect on its financial performance.

Soya is dependent to a certain extent on key management.

Soya’s past success is attributable to the leadership, experience, expertise and managerial skills of its management team, particularly its Chairman and CEO, Zhao Guangchun, who is responsible for formulating and implementing growth, corporate development and overall business strategies.

Soya’s continued success is therefore dependent to a large extent on its ability to retain its key management personnel, particularly Zhao Guangchun, and to recruit additional qualified personnel to manage its business growth. The demand for experienced personnel in the PRC is intense and the search for personnel with the relevant skills set can be time consuming. The loss of the services of any of its key management personnel without suitable replacements could delay or prevent the successful execution of Soya’s business objectives and could have a material adverse effect on Soya’s business and results of operations.

Soya cannot assure you that it will effectively manage its business expansion and growth.

Soya currently operates its business mainly in the Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin in the PRC. Soya intends to expand its business by, inter alia, expanding its production capacities and its market presence and distribution channels in existing as well as in new markets, including the Jiangsu, Zhejiang, Jilin and Sichuan provinces in the PRC.

Entering new markets involves a number of risks, such as unfamiliarity with local conditions, the capital required to set up new production facilities and the costs associated with opening new flagship stores, setting up a franchise and distributorship network, improving its existing operational, management, marketing and financial systems, recruiting, training and retaining additional production and sales personnel, and developing and implementing marketing and promotional programs. There is no assurance that Soya will be successful in implementing its strategies to increase its market share and revenue through such business expansion or that such strategies, even if implemented, would lead to the successful achievement of its objectives.  Therefore, there is no assurance that Soya will be able to successfully overcome any difficulties and continue to grow its business.

Soya operates in a highly regulated environment.

Under PRC laws, Soya is required to obtain appropriate licenses and permits for its food production operations from relevant PRC governmental authorities. These licenses and permits are valid for a certain period a time. In addition, due to constant changes in PRC law, Soya may be required to obtain additional licenses and permits for its operations. For example, with effect from January 1, 2008, the PRC government requires soybean products manufacturers to obtain and maintain a National Industrial Product Production Permit.  Soya has obtained the permit in August 2007.  In the event that Soya is not able to renew any required licenses and permits or fails to obtain additional licenses and permits as required by prevailing PRC laws and regulations, Soya may be required to curtail or cease production or may be fined by relevant PRC authorities. As a result, Soya’s business and results of operations could be materially and adversely affected.  In addition, it may be costly for Soya to comply with any subsequent modifications of, additions or new restrictions to, these compliance standards.  Should there be any subsequent modifications of, additions or new restrictions to the current compliance standards, Soya may incur additional compliance costs, which may adversely affect Soya’s business and financial performance.

The enforcement of regulations on quality standards in the soybean products industry by regulators in the PRC may be uneven or uncertain.

Effective as of January 1, 2008, all soybean product manufacturers are required to possess a National Industrial Product Production Permit and to include a “QS” label as part of its product packaging. The soybean products market is generally fragmented and characterized by small traditional workshops and enterprises, which generally are poorly equipped and produce products at lower prices. As it is expected that many of these small-scale manufacturers will not be able to satisfy the recently promulgated requirements of obtaining a National Industrial Product Production Permit, many such factories would be expected to cease operations.  However, there is no guarantee that PRC authorities will effectively enforce such regulations.  In the event that such regulations are not effectively enforced, these small-scale manufacturers could continue to provide soybean products at cheaper prices, which could damage consumer confidence in soybean products manufacturers and, as a result, materially and adversely effect Soya’s business and results of operations.

Soya may fail to successfully implement the Jollibean franchise business.

Through Dezhou City Doule Food Co., Ltd (“Doule”), its recently established subsidiary in the PRC, Soya entered into a master franchise agreement with Jollibean Foods Pte. Ltd. (“Jollibean”) in November 2008 pursuant to which Doule became the master franchisee of Jollibean to operate and sub-franchise retail outlets under the Doule brand in Shandong Province.  Doule will focus on ready-to-eat mall-based snack soybean food product business.  In particular, the soybean products are produced within the retail outlets and served as snacks to the consumers.  Soya is in the process of setting up operations and obtaining the requisite licenses and permits to enable it to carry out its obligations under the master franchise agreement and is expected to commence operations by the end of 2009.  Soya has limited experience with the ready-to-eat mall-based snack soybean food product business.  Thus, there can be no assurance that it will successfully implement the Jollibean franchise business in a reasonable period of time or at all.  Furthermore, the implementation of the Jollibean franchise business could disrupt Soya’s existing soybean products business by diverting management attention and requiring a disproportionate allocation of working capital.  In the event that Soya is unable to obtain all requisite licenses and permits to operate the Jollibean franchise business, or it fails to successfully implement the Jollibean franchise business, its business, financial condition and results of operation could be materially and adversely affected.

Soya operates in a highly competitive industry and any inability to compete effectively could adversely affect Soya’s financial performance.

Soya operates in a competitive environment and faces competition from existing competitors and new market entrants. Some of these existing competitors are able to manufacture products which are similar to Soya’s products and compete with Soya on key attributes, which include the scale and capacity of production facilities, pricing, brand name, timely delivery, proprietary technical know-how and customer service. Some competitors have more financial, technical, marketing and other resources than Soya presently possesses and a larger customer base.  Competitors may be able to respond more quickly to new or changing consumer preferences, undertake more extensive promotional activities or adopt more aggressive pricing policies.  There is no assurance that Soya will be able to compete effectively with current or future competitors or that the competitive pressures it faces will not harm its business.  If Soya is unable to compete effectively, its business, financial condition and results of operation could be materially and adversely affected.

Soya’s expansion plans require substantial capital expenditures.

Soya’s future success depends, to a large extent, on its ability to expand its production capacity. If Soya is unable to do so, it will not be able to attain the desired level of economies of scale in its operations or cut the marginal production cost to the level necessary to effectively maintain its pricing and other competitive advantages.

As part of its expansion plans, in the three months ended December 31, 2008, Soya contracted for capital expenditure of approximately $21.0 million for the acquisition of equipment and machinery relating to the installation of six additional production lines, one of which is for fresh soybean products and five of which are for soybean beverages, and approximately $1.3 million for the acquisition of equipment and machinery to upgrade existing production lines.  The addition of these six production lines is expected to increase Soya’s production capacity for fresh soybean proucts and soybean beverages by approximately 27,130 tons and 16,380 tons, respectively.  Soya’s capital investment in new equipment and technology is subject to all of the risks inherent in the unforeseen costs and expenses, challenges, complications and delays that may be encountered in connection with the acquisition of new equipment and machinery and expanding existing production lines.  There is no assurance that Soya’s capital investment will result in the anticipated revenue or profit increases or operational efficiency improvements.

Furthermore, Soya may require additional funding to develop its expansion plans in order to implement its business strategies. If internally generated cash resources and available bank facilities are insufficient to finance these activities, Soya may be required to seek funding from third parties. In the event Soya is unable to obtain adequate financing on acceptable terms, or at all, to satisfy its operation, development and expansion plans, its business and results of operations may be materially and adversely affected.

Any of these or similar difficulties could significantly delay or otherwise constrain Soya’s ability to undertake its capacity expansion plans as currently planned, which in turn would limit its ability to increase sales, reduce marginal manufacturing costs or otherwise improve its prospects and profitability.

Soya may face labor shortages and rising labor costs.

Soya’s employees are mostly employed in its production and sales and marketing departments.  A tight labor market (i.e., where the supply is less than demand) could push up salaries.  To compete, Soya may need to increase the salaries of its employees to attract and retain them.  If Soya is unable to pass on the increases in labor costs to its customers, its results of operations could be adversely affected.

Soya’s business and results of operations could be materially and adversely affected due to disruptions to its operations or the operations of its suppliers or customers as a result of reasons beyond its control.

Soya’s production processes are semi-automated. As such, Soya’s production processes may be interrupted by disruptions caused by events beyond its control.  The causes of disruptions may include extreme weather conditions, earthquakes, fires, landslides, natural catastrophes, equipment system failures, labor force shortages, energy shortages, workforce actions or environmental issues.  In addition, Soya’s business could be materially and adversely affected due to disruptions to the businesses of its suppliers or customers as a result of reasons beyond their control.  In the event that Soya’s operations are disrupted or the operations of Soya’s suppliers and customers are disrupted for any reason, Soya’s business and results of operations could be materially and adversely affected.

A change in tax treatment may have a negative impact on Soya’s results of operations.

The rate of income tax assessable on companies in China may vary depending on the availability of preferential tax treatment or subsidies granted to the specific industries or locations.  The maximum income tax rate for foreign-invested enterprises in China is 33.0%.  In accordance with the Income Tax Law of the PRC on Enterprises with Foreign Investment and Foreign Enterprises, our subsidiary Dougongfang is entitled to full exemption from the Enterprise Income Tax for two years starting from its first profitable year (2007) and a 50% reduction for the subsequent three years.  There can be no assurance that the existing tax laws, their applications and interpretations which are applicable to the activities conducted by Soya will remain in effect and will not change.  Any change in the applicable legislation or regulations or otherwise in the jurisdictions in which we operate, including without limitation, any changes in the preferential tax treatment in the PRC currently enjoyed by Soya’s PRC operations, may have a negative impact on Soya’s results of operations.

Soya’s operations require it to comply with the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws outside the United States.

The U.S. Foreign Corrupt Practices Act (the “FCPA”) and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Soya operates in the PRC where, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. There cannot be any assurance that Soya’s internal control policies and procedures always will protect it from reckless or criminal acts committed by its employees or agents. Any failure by Soya to adopt appropriate compliance procedures and ensure that its employees and agents comply with the FCPA and applicable laws and regulations in non-U.S. jurisdictions could result in substantial penalties or restrictions on its ability to conduct its business in certain non-U.S. jurisdictions, which may materially and adversely affect Soya’s business and results of operations.

RISKS RELATING TO DOING BUSINESS IN THE PEOPLE’S REPUBLIC OF CHINA (PRC)

Introduction of new laws or changes to existing laws by the PRC government may adversely affect Soya’s business.

Soya’s business operations in the PRC are governed by the PRC legal system. The PRC legal system is a codified system comprised of written laws, regulations, circulars, administrative directives and internal guidelines. The PRC government is still in the process of developing its legal system, so as to meet the needs of investors and to encourage foreign investment. As the PRC economy is developing at a faster pace than its legal system, some degree of uncertainty exists as to whether, and how, existing laws and regulations will apply to certain events or circumstances. Some of the laws and regulations, and the interpretation, implementation and enforcement thereof, are still at an experimental stage and are therefore subject to policy changes. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have retroactive effect. As a result, Soya may not be aware of its violation of these policies and rules until after a violation occurs. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Precedents on the interpretation, implementation and enforcement of PRC laws and regulations are currently limited and the decisions of the PRC courts have no binding effect in subsequent cases. As such Soya cannot predict, to a reasonable degree of certainty, the outcome of any disputes, which Soya may have with its customers and/ or suppliers. Even in cases where judgements are granted in Soya’s favor, Soya may be unable to enforce them if the other party does not have the means to satisfy the judgement. In the event that Soya fails to obtain judgement or are unable to enforce judgments, Soya may not be able to recover the judgement debt, which it would have otherwise been entitled to. In this way, Soya’s business, in particular, its profits may be affected.

PRC governmental approval may be required in connection with Soya’s [restructuring exercise] under a recently adopted PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for Soya to grow through acquisitions.

In particular, on August 8, 2006, Ministry of Commerce (“MOC”), China Security and Regulatory Commission (“CSRC”), State Administration for Foreign Exchange (“SAFE”) and three other PRC authorities promulgated the Rules on the Mergers and Acquisitions of Domestic Enterprise by Foreign Investors (“New M&A Rules”), which came into effect on September 8, 2006. Pursuant to Articles 39 and 40 of the New M&A Rules, the listing of offshore special purpose vehicles (“SPV”), which are directly or indirectly established or controlled by PRC entities or individuals, are subject to the prior approval from the MOC or another governmental authority (the “Governmental Approval”). Pursuant to Article 11 of the New M&A Rules, the acquisition of related PRC domestic enterprises by an SPV needs to be approved by the MOC. On September 21, 2006, the CSRC promulgated permit guidelines on Domestic Enterprises Indirectly Overseas Issuing or Listing and Trading Their Securities (the “CSRC Permit Guidelines”). The CSRC Permit Guidelines provide that SPVs referred to in Articles 39 and 40 of the New M&A Rules are subject to CSRC approval. To date, neither the MOC nor the CSRC has issued any definitive rule or interpretation concerning whether the restructuring exercise undertaken by Soya or any portion of it was subject to this new procedure.  For more details on the restructuring exercise, see the section titled “Information on Soya – History and Background” in this proxy statement/prospectus.

The interpretation and application of the New M&A Rules remain unclear, and Soya cannot assure you that the [restructuring exercise] did not require approval from the MOC or any other governmental authority or, if governmental approval is required, Soya cannot predict how long it will take to obtain such approval.  If Governmental Approval was required for the [restructuring exercise], Soya’s failure to obtain or delay in obtaining the requisite Governmental Approval could subject it to sanctions imposed by the CSRC and other relevant PRC regulatory agencies, which could include fines and penalties on its operations in China, restrictions or limitations on its ability to pay dividends outside of China, invalidating all or a part of the [restructuring exercise], and other forms of sanctions that may materially and adversely affect Soya’s business, results of operations and financial condition.

Additionally, if the CSRC or another PRC regulatory agency subsequently determines that Governmental Approval is required for the [restructuring exercise], Soya may need to apply for a remedial approval from the CSRC or other relevant regulator and may be subject to certain administrative punishments or other sanctions from these regulatory agencies. There can be no assurance that Soya would be able to obtain any requisite remedial approval or that it would be able to comply with any administrative punishments or other sanctions.  In addition, new rules and regulations or relevant interpretations may be issued which may require Soya to obtain regulatory approvals in connection with the [restructuring exercise].

Changes in the PRC governmental rules and regulations regarding food products could have a significant impact on Soya’s business.

Currently, Soya’s business and operations in the PRC require the procurement of licenses and permits from the relevant authorities as required by PRC government rules and regulations. From time to time, changes in the rules and regulations regarding food products or the implementation thereof may require Soya to obtain additional approvals and licenses from the PRC authorities for the conduct of its operations in the PRC. In such event, Soya may need to incur additional expenses in order to comply with such requirements. This could in turn affect Soya’s financial performance as Soya’s business costs could increase or it may be required to suspend operations for a period of time pending compliance. Furthermore, there can be no assurance that such approvals or licenses will be granted to Soya promptly or at all. If Soya experiences delays in obtaining or is unable to obtain such required approvals or licenses, Soya’s business and results of operations could be materially and adversely affected.

Soya’s operating results and financial conditions are highly susceptible to changes in PRC’s political, economic and social conditions as its revenue is currently wholly derived from its operations in the PRC.

Soya conducts substantially all of its business operations in the PRC. Accordingly, Soya’s business, results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal conditions in the PRC. The PRC economy differs from the economies of developed countries in many respects, including with respect to government regulation and control of foreign exchange, the level of development and growth rate, and the allocation of resources.

While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and economic sectors. The PRC government has implemented certain measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the PRC economy generally, they may also negatively affect Soya. For example, Soya’s business, financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations applicable to Soya.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing market-oriented reforms, the reduction of state ownership of productive assets and improved corporate governance, the PRC government still owns a substantial portion of productive assets in China and continues to play a significant role in regulating industrial development. Many of the reforms are unprecedented or experimental, and are expected to be refined and modified from time to time. Other political, economic and social factors may also lead to further readjustment of the reform measures. This refinement and adjustment process may consequently have a material impact on Soya’s operations in PRC or a material adverse impact on its financial performance. Soya’s results and financial condition may be materially and adversely affected by changes in PRC’s political, economic and social conditions and by changes in policies of the PRC government or changes in laws, regulations or the interpretation or implementation thereof.

In addition, the PRC government exercises significant control over China’s economic growth by controlling the allocation of resources and payment of foreign currency-denominated obligations, setting monetary policy and giving preferential treatment to particular industries or companies. Since late 2003, the PRC government has implemented a number of measures, such as raising bank reserves against deposit rates and placing additional limitations on the ability of commercial banks to make loans and raise interest rates, in an attempt to slow down specific segments of China’s economy that the government believed to be overheating. These actions, as well as future actions and policies of the PRC government, could materially affect Soya’s liquidity and access to capital, as well as its ability to operate its business.

The outbreak of bird flu or severe acute respiratory syndrome (SARS) virus and/or other severe communicable diseases in the PRC, if uncontrolled, could affect the financial performance and prospects of Soya.

An outbreak of communicable diseases such as the occurrence of bird flu or severe acute respiratory syndrome (“SARS”) in the PRC, if uncontrolled, could have an adverse effect on the overall business sentiments and environment in the PRC, which in turn may have an adverse impact on domestic consumption and, possibly the overall GDP growth of the PRC. In 2006, 2007 and 2008, there were reports of occurrences of avian influenza in various parts of China, including a few confirmed human cases and deaths.

As Soya’s revenue is currently derived from its operations in the PRC, any contraction or slow down in the growth of domestic consumption and possible slow down in the GDP growth of the PRC will adversely affect its prospects, future growth and overall financial condition. In addition, if any of Soya’s employees are affected by bird flu or SARS and/or other severe communicable disease outbreaks, it may be required to temporarily shut down its affected facilities and quarantine all staff working in those facilities to prevent the spread of the disease. This could adversely affect and/or disrupt Soya’s production and the relevant plants and impact Soya’s financial performance.

Outbreaks, or war, acts of terrorism or other man-made or natural disasters could severely disrupt Soya’s business operations.

Soya’s operations are also vulnerable to interruption and damage from natural and other types of disasters, including snowstorms, earthquakes, fire, floods, environmental accidents, power loss, communications failures and similar events. In January and February 2008, large portions of Southern and Central China were hit with a series of snowstorms, which caused extensive damage and transportation disruption. On May 12, 2008, a severe earthquake measuring approximately 8.0 on the Richter scale occurred in Sichuan province of China, resulting in numerous casualties and severe property damage. If any disaster were to occur in the future, especially in or around Shandong Province, Soya’s ability to operate its business could be seriously impaired.

PRC foreign exchange control may limit Soya’s ability to utilize its revenue effectively and affect Soya’s ability to receive dividends and other payments from Dougongfang and Doule.

Soya’s PRC-incorporated subsidiaries, Dougongfang and Doule, are subject to the PRC rules and regulations on currency conversion. In the PRC, the State Administration for Foreign Exchange (“SAFE”) regulates the conversion of the RMB into foreign currencies. Currently, foreign investment enterprises (“FIEs”) are required to apply to SAFE for “Foreign Exchange Registration Certificates for FIEs”. With such registration certifications (which need to be examined annually), FIEs are allowed to open foreign currency accounts including the “basic account” and “capital account”. Currently, conversion within the scope of the “basic account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

However, there is no assurance that the PRC regulatory authorities will not impose further restrictions on the convertibility of the RMB. As Soya is, and Alpha Bermuda will be following the redomestication and the business combination, an investment holding company with no business operations, its income is currently derived from dividends paid by Dougongfang.  Such dividend payments are mainly denominated in RMB.  Any future restriction on currency exchanges may limit the ability of Dougongfang and Doule to repatriate their revenues to Soya, or Alpha Bermuda following the redomestication and business combination, in the form of dividend income or otherwise, which would restrict the ability of Soya to distribute dividends to its shareholders.

Fluctuations in the value of the RMB may have a material adverse effect on the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 18.3% appreciation of the RMB against the U.S. dollar between July 21, 2005 and June 30, 2008. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Substantially all of Soya’s revenues and costs are denominated in RMB, and a significant portion of Soya’s financial assets is also denominated in RMB. Further, Soya relies principally on dividends and other distributions paid to it by its operating companies and affiliated entities in China. Any significant revaluation of the RMB could materially and adversely affect Soya’s cash flows, revenues, earnings and financial position, and the value of, and any dividends payable with respect to, its shares and assets as translated or converted into U.S. dollars. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

It may be difficult to acquire jurisdiction and enforce liabilities against Soya’s officers, directors and assets based in the PRC.

Substantially all of Soya’s directors and officers reside outside of the United States and most of such persons reside within the PRC.  Substantially all of Soya’s assets and most of the assets of its directors and officers are located in the PRC.  The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan and many other countries. Thus, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against Soya and/or its directors and officers by a shareholder or group of shareholders in the United States or other country outside the PRC. Also, because most of Soya’s directors and executive officers will likely be residing in the PRC at the time such a suit is initiated, achieving service of process against such persons would be difficult. Furthermore, because substantially all of Soya’s assets will be located in the PRC, it may also be difficult to access those assets to satisfy an award entered against Soya in a United States court. Soya has been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

PRC regulation of loans to and direct investment by offshore holding companies in PRC entities may delay or prevent Soya from making loans or additional capital contributions to its PRC operating companies, which could materially and adversely affect its liquidity and ability to fund and expand its business.

As an offshore holding company of its PRC operating companies, Soya may make loans or additional capital contributions to its PRC operating companies. Any loans to Soya’s PRC operating companies are subject to PRC regulations. For example, loans by Soya to its operating companies in China, which are foreign-invested enterprises, to finance their activities may not exceed statutory limits and must be registered with the PRC State Administration of Foreign Exchange, or SAFE.

Soya may also decide to finance its operating companies, in which it has equity ownership, by making capital contributions to such entities. The PRC Ministry of Commerce (or its local counterpart) must approve these capital contributions. Soya cannot assure you that it will be able to obtain these government approvals on a timely basis, if at all, with respect to any such capital contributions or loans. If Soya fails to receive such approvals, its ability to lend monies to or capitalize its PRC operations may be negatively affected, which could adversely affect Soya’s liquidity and ability to fund and expand its business.

PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject Soya’s PRC resident shareholders or Soya to penalties and limit Soya’s ability to inject capital into its PRC operating companies, limit its PRC operating companies’ ability to distribute profits to Soya, or otherwise adversely affect Soya.

SAFE issued a public notice in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing an offshore special purpose vehicle with assets or equities of PRC companies. PRC residents that were shareholders and/or beneficial owners of offshore special purpose vehicles established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. In addition, any PRC resident that is a stockholder of an offshore special purpose vehicle is required to amend its SAFE registration with respect to that offshore special purpose vehicle in connection with any increase or decrease of capital, transfer of stock, merger, division, equity investment or creation of any security interest on assets located in China or other material changes in capital stock.

In May 2007, SAFE issued relevant guidance to its local branches with respect to the operational process for SAFE registration, which standardized more specific and stringent supervision over the registration relating to the SAFE notice. Soya urges PRC residents to register with the local SAFE branch as required under the SAFE notice. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the SAFE notice or the failure of future shareholders and/or beneficial owners of Soya who are PRC residents to comply with the registration procedures set forth in the SAFE notice may subject such shareholders, beneficial owners and/or Soya’s PRC operating companies to fines and legal sanctions and may also limit Soya’s ability to contribute additional capital into its PRC operating companies, limit Soya’s PRC operating companies’ ability to distribute dividends to Soya or otherwise adversely affect its business.

Under the PRC’s Enterprise Income Tax Law (the “EIT Law”), Alpha Bermuda may be classified as a “resident enterprise” of the PRC.  Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. The EIT Law and its implementing rules are relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, and currently no official interpretation or application of this new “resident enterprise” classification is available; therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that Alpha Bermuda is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, Alpha Bermuda may be subject to enterprise income tax at a rate of 25% on its worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, although under the EIT Law and its implementing rules, dividends paid to Alpha Bermuda from its PRC subsidiaries through its sub-holding companies should qualify as “tax-exempt income” (assuming such companies are also “resident enterprises”). Alpha Bermuda cannot guarantee that such dividends will not be subject to withholding tax. Finally, the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends Alpha Bermuda pays to its non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring Alpha Bermuda shares, if such income is considered PRC-sourced income by the relevant PRC authorities.

If any such PRC taxes apply, non-PRC shareholders may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). You should consult with your own tax advisors regarding the applicability of any taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

Soya and Alpha Bermuda may have difficulty establishing adequate management, legal and financial controls in the PRC.

Most PRC companies historically have been less focused on establishing Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems, than companies in the U.S. and certain other Western countries. Soya and Alpha Bermuda may have difficulty in hiring and retaining a sufficient number of qualified internal control employees to work in the PRC. As a result of these factors, Soya and Alpha Bermuda may experience difficulty in establishing management, legal and financial controls, collecting financial data, preparing financial statements, books of account and corporate records, and instituting business practices that meet Western standards.

Future inflation in the PRC may inhibit economic activity in the PRC.

In recent years, the PRC economy has experienced periods of rapid expansion and high rates of inflation.  This has led the PRC government to adopt, from time to time, various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the PRC government to impose controls on credit and/or prices, or take other action, which could inhibit economic activity in the PRC, and thereby materially and adversely affect the market for Soya’s products.

RISKS RELATING TO ALPHA BERMUDA’S JURISDICTION OF ORGANIZATION

Alpha Bermuda will be a Bermuda company and it may be difficult for you to enforce judgments against Alpha Bermuda or its directors and executive officers.

Alpha Bermuda will be a Bermuda exempted company.  As a result, the rights of holders of its shares will be governed by Bermuda law and its memorandum of association and bye-laws.  The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions.  Many of Alpha Bermuda’s directors will not be residents of the United States, and a substantial portion of Alpha Bermuda’s assets will be located outside the United States.  As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws.  It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against Alpha Bermuda or its directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against Alpha Bermuda or its directors or officers under the securities laws of other jurisdictions.

Alpha Bermuda’s bye-laws will restrict shareholders from bringing legal action against its officers and directors.

Alpha Bermuda’s bye-laws will contain a broad waiver by its shareholders of any claim or right of action, both individually and on our behalf, against any of its officers or directors.  The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director.  This waiver will limit the right of shareholders to assert claims against Alpha Bermuda’s officers and directors unless the act or failure to act involves fraud or dishonesty.

Alpha Bermuda will have anti-takeover provisions in its bye-laws that may discourage a change of control.

Alpha Bermuda’s bye-laws will contain provisions that could make it more difficult for a third party to acquire us without the consent of its board of directors.  These provisions provide for:

•	a classified board of directors with staggered three-year terms,

•	directors only to be removed for cause,

•	restrictions on the time period in which directors may be nominated,

•	our board of directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder, and approval, and

•	an affirmative vote of _% of our voting shares for certain “business combination” transactions which have not been approved by our board of directors,

In addition, Alpha Bermuda will enter into new employment agreements with Soya’s senior executive officers, namely, Messrs. Zhao Guangchun, Zhang Jinguo, Zhao Benxi, Leow Wei Chang, Yu Yongchun and Sun Dejun, which will become effective upon the effective time of the business combination.  Each employment agreement is for a term of three years until the death or disability of each executive officer unless terminated upon the occurrence of certain events in accordance with each contract.  The length of these employment agreements could discourage acquisition bids for Alpha Bermuda. These anti-takeover provisions could make it more difficult for a third party to acquire Alpha Bermuda, even if the third party’s offer may be considered beneficial by many shareholders.  As a result, shareholders may be limited in their ability to obtain a premium for their shares.

RISK FACTORS RELATING TO ALPHA

Alpha stockholders may be held liable for claims by third parties against it to the extent of distributions received by them.

Alpha’s Fourth Amended and Restated Certificate of Incorporation provides that it will continue in existence only until March 28, 2009. If Alpha has not completed an acceptable business combination by such date and amended this provision in connection thereto, pursuant to the Delaware General Corporation Law, Alpha’s corporate existence will cease except for the purposes of winding up its affairs and liquidating. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Alpha’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after March 28, 2009 and, therefore, Alpha does not intend to comply with those procedures. Because Alpha will not be complying with those procedures, Alpha is required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for its payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against Alpha within the subsequent 10 years. Accordingly, Alpha would be required to provide for any creditors known to it at that time or those claims that Alpha believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust account to stockholders. Alpha cannot assure you that it will properly assess all claims that may be potentially brought against Alpha. As such, Alpha’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Alpha’s stockholders may extend well beyond the third anniversary of such date. Accordingly, Alpha cannot assure you that third parties will not seek to recover from Alpha stockholders amounts owed to third parties by Alpha.

If Alpha is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Alpha which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Alpha stockholders. Furthermore, because Alpha intends to distribute the proceeds held in the trust account to its public stockholders promptly after March 28, 2009, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Alpha’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Alpha to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Alpha cannot assure you that claims will not be brought against it for these reasons.

Alpha shareholders may have securities law claims against Alpha for rescission or damages that would not be extinguished by consummation of the business combination.

If the Certificate of Incorporation Amendment Proposals are approved and Alpha amends its certificate of incorporation to eliminate the provision of its certificate of incorporation that purports to prohibit amending its “business combination” provisions and delete the provision restricting Alpha to only enter into a business combination in the U.S. homeland security or defense industries. Alpha shareholders may have securities law claims against Alpha for rescission (under which a successful claimant would have the right to receive the total amount paid for his or her shares, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Claims for recission might entitle stockholders asserting them to up to US$10.00 per share, based on the initial offering price of the Units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of Alpha’s IPO (which may be more than the pro rata shares of the trust account to which they are entitled on conversion or liquidation). A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Rescission and damages claims would not necessarily be finally adjudicated by the time the business combination is completed, and such claims would not be extinguished by consummation of the business combination.

If Alpha common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time Alpha has net tangible assets of $5,000,000 or less and its common stock has a market price per share of less than $5.00, transactions in Alpha common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If Alpha common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of Alpha securities may be depressed, and you may find it more difficult to sell Alpha securities.

If holders of Alpha warrants exercise such warrants on a cashless basis, holders will receive fewer shares of common stock upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If Alpha calls its warrants for redemption after the redemption criteria described in “Description of Alpha’s Securities-Warrants” below have been satisfied, the holder will have the option to exercise his warrant on a “cashless basis.” If a holder chooses to exercise its warrants on a cashless basis, the number of shares of common stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in Alpha. Additionally, the value of the shares of common stock received by a holder upon the cashless exercise will be less than the difference between the aggregate value of the shares of common stock and the aggregate exercise price of the warrants held by the holder if the fair market value, for purposes of determining the number of shares of common stock issuable upon a cashless exercise, is less than the market price of the common stock at the time of the notice of redemption.

If Alpha’s initial stockholders and the Soya selling shareholders exercise their registration rights with respect to their initial shares, it may have an adverse effect on the market price of Alpha common stock.

Alpha’s initial shareholders are entitled to demand that Alpha register the resale of their shares at any time commencing one year following the consummation of the business combination, until which time such shares will not be released from escrow. In addition, holders of the warrants to purchase 3,200,000 shares of Alpha common stock sold in a private placement prior to the IPO have been entitled to demand that Alpha register the resale of the shares underlying such warrants.  Such demand registration is currently eligible to be exercised, however, the warrants remain subject to a lock-up agreement and cannot be transferred or exercised, as the case may be, until the consummation of a business combination. If such shareholders exercise their registration rights with respect to all of their shares, there will be an additional 4,780,000 shares of common stock eligible for trading in the public market. We will also enter into a registration rights agreement at the closing of the business combination with the Soya selling shareholders pursuant to which we have agreed to register for resale an aggregate of 12,300,000 shares. The presence of these additional shares may have an adverse effect on the market price of Alpha’s common stock. See “Description of Alpha’s Securities-Registration Rights” in this proxy statement/prospectus for further details.

If Alpha is  deemed to be an investment company, Alpha may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for Alpha to complete a business combination.

A company that, among other things, is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, owning, trading or holding certain types of securities would be deemed an investment company under the Investment Company Act of 1940. Since Alpha invests the proceeds held in the trust account, it is possible that we could be deemed an investment company. Notwithstanding the foregoing, Alpha does not believe that its principal activities will subject it to the Investment Company Act of 1940. Because of how we structured the trust account, we have agreed with the trustee, pursuant to the investment management trust agreement, that the proceeds held in trust may be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, Alpha intends to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940.

If Alpha is nevertheless deemed to be an investment company under the Investment Company Act of 1940, Alpha may be subject to certain restrictions that may make it more difficult for Alpha to complete a business combination, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities.

In addition, Alpha may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

Compliance with these additional regulatory burdens would require additional expense for which Alpha has not allotted.

Alpha’s outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to obtain public financing in the future.

In connection with Alpha’s IPO, Alpha issued warrants to purchase 6,000,000 shares of common stock. In addition, Alpha sold warrants to purchase 3,200,000 million shares of its common stock in a private placement prior to the IPO.  The exercise of these warrants could have an adverse effect on the price for Alpha’s securities on the equity market and on Alpha’s ability to obtain public financing in the future. If and to the extent these warrants are exercised, you may experience dilution to your holdings which may correspond with a decline in value of the market price for our stock.

Alpha’s directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc.

No salary or other compensation will be paid to Alpha’s directors for services rendered by them on its behalf prior to or in connection with a business combination. Accordingly, Alpha believes its non-executive directors would be considered “independent” as that term is commonly used. Certain stock exchanges define “independent” as a person, other than an officer or employee of the company or any parent or subsidiary, having no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Equity ownership of non-executive directors is not relevant to the definition of independence. However, under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of Alpha’s directors own shares of its securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on Alpha’s behalf (such as identifying potential target businesses and performing due diligence on suitable business combinations), state securities administrators could argue that all of such individuals are not “independent.” If this were the case, they would take the position that Alpha would not have the benefit of any independent directors examining the propriety of expenses incurred on Alpha’s behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than Alpha’s board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although Alpha believes that all actions taken by its directors on its behalf will be in Alpha’s best interests, whether or not they are deemed to be “independent,” Alpha cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in Alpha’s best interests, it could have a material adverse effect on its business and operations, and a material adverse effect on the prices of Alpha securities held by public stockholders.

RISK FACTORS RELATING TO THE BUSINESS COMBINATION

The business combination does not comply with the requirements for a business combination in Alpha’s Fourth Amended and Restated Certificate of Incorporation and therefore, may cause certain risks to the surviving corporation.

Alpha is a blank check company formed for the purpose of acquiring an operating business in the U.S. homeland security or defense industries or a combination thereof.  Its Fourth Amended and Restated Certificate of Incorporation provides that it will have 18 months after March 28, 2007, to consummate an acquisition in such industry. If a qualifying acquisition is not completed by the time limit, the officers and directors of Alpha shall take all such corporate action necessary to dissolve Alpha and liquidate the trust account to its public stockholders as soon as reasonably practicable and after approval of Alpha’s stockholders and in accordance with the requirements of the DGCL. This 18 months period can be extended to up to 24 months after March 28, 2007, in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination to acquire an operating business in the U.S. homeland security or defense industries was executed but not consummated within the shorter 18 months period.

Alpha had disclosed the above limitation on industry target and timing in the offering documents for its IPO. Even if the Alpha stockholder approved the Certificate of Incorporation Amendment Proposals, the Ratification Proposal the Redomestication Proposal and the Business Combination Proposal, Alpha Bermuda may be exposed to securities liability claims based on material misstatements in its original IPO offering documents and filings. Any such litigation could have a material adverse effect on Alpha and could impede the business combination. At a minimum, any litigation would divert management’s time and attention from completing the transactions described herein and would likely also involve the expenditure of substantial amounts for legal fees.

The Selling Shareholders are expected to control a substantial interest in Alpha Bermuda following the consummation of the business combination and thus may influence certain actions requiring a stockholder vote.

Following Alpha’s completion of business combination, the selling shareholders will own 45.38% of Alpha’s issued and outstanding shares of common stock and are entitled to receive up to an additional 6 million shares assuming satisfaction of certain performance target contained in the Acquisition Agreement. In addition, pursuant to the Acquisition Agreement, the selling shareholders have agreed, subject to certain limitations, to use best efforts to purchase up to $22 million in shares of common stock after the filing of the S-4 registration statement with the SEC for which this proxy statement/prospectus is a part. We refer to these purchases as “insider purchases”.  After the completion of the business combination where the selling shareholders were issued 6.3 million Alpha Bermuda common shares, if the maximum number of shares of Alpha common stock was redeemed pursuant to the business combination, the insider purchases of up to $22 million (assuming a purchase price of $10 per share) was effectuated and the deferred stock payment of 6 million Alpha Bermuda common shares was paid, then the selling shareholders could hold up to 72.66% of the outstanding Alpha Bermuda common shares.  Accordingly, the Selling Shareholders could effectively influence the outcome of all matters requiring approval by our stockholders.  See “The Business Combination Proposal – Insider Purchases” in this proxy statement/prospectus for further details.

Alpha Bermuda may not be able to qualify for, or might fail to maintain, a listing for its common stock on Alternext making it more difficult for stockholders to dispose of or to obtain accurate quotations as to the value of their shares of Alpha Bermuda common stock.

Alpha’s common stock, warrants and units are currently listed on the Alternext. It is contemplated that the Alpha Bermuda securities will continue to be listed on the Alternext or another public trading market following the business combination.

In order to qualify for or maintain its listing on the Alternext, Alpha Bermuda will be required to adhere to certain standards regarding composition of its board of directors, including a requirement that a majority of its board of directors qualifies as “independent.”  It is expected that three of the seven members of Alpha Bermuda’s board of directors will be designees of Soya who will also serve as executive officers of Alpha Bermuda and therefore not be independent, three members will be designees of Alpha Bermuda and one member will be mutually agreed upon by Alpha and Soya.  As such, if any of the non-Soya designees are not independent, Alpha Bermuda will fail to have a majority independent board and it may be disqualified from listing on the Alternext.

In addition, as a result of the issuance of Alpha Bermuda shares in the business combination, the ownership interests of holders of currently outstanding Alpha common stock will be diluted so that they will only own approximately 11.4% of Alpha Bermuda.  If the outstanding warrants are exercised, these holders will experience further dilution.  If the percentage of public stockholders of Alpha Bermuda drops below thresholds set by the the Alternext or other public trading markets, Alpha Bermuda may be disqualified from listing.

If Alpha Bermuda fails to qualify for or maintain a listing on the Alternext, there may be no or only a limited public market for Alpha Bermuda common stock, and you would likely find it more difficult to dispose of or to obtain accurate quotations as to the market value of your Alpha Bermuda common stock.

There will be a substantial number of Alpha Bermuda’s shares available for sale in the future that may adversely affect the market price of Alpha Bermuda’s shares.

If the business combination is completed, Alpha will issue approximately 6,300,000 shares to the selling shareholders of Soya which may not be sold for one year from the date of the business combination, at which time such shares may be eligible for trading in the public market.  Further, Alpha Bermuda has agreed in the Acquisition Agreement to issue up to 6,000,000 shares to the selling shareholders over a three-year period, assuming satisfaction of certain performance targets contained in the Acquisition Agreement.  Consequently, at various times after the completion of the business combination, a substantial number of additional shares of Alpha common shares will be eligible for resale in the public market.  Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares and of the warrants.

Alpha Bermuda’s working capital will be reduced if Alpha stockholders exercise their right to redeem their shares for cash. This would reduce cash reserves after the business combination.

Pursuant to Alpha’s Fourth Amended and Restated Certificate of Incorporation, holders of shares issued in Alpha’s IPO may vote against the business combination and demand that Alpha redeem their shares for cash. Alpha will not consummate the business combination if holders of 35% or more shares of common stock issued in Alpha’s IPO exercise these redemption rights. To the extent the business combination is consummated and holders have demanded to so redeem their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the business combination. As of December 31, 2008, assuming the Acquisition Agreement is adopted, the maximum amount of funds that could be disbursed to Alpha’s stockholders upon the exercise of their redemption rights is approximately $________ million, or approximately 35% of the funds then held in the trust account. Any payment upon exercise of redemption rights will reduce cash reserves after the business combination.

All of Alpha’s officers and directors own shares of our common stock and warrants which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether the business combination is appropriate.

All of Alpha’s officers and directors own shares of Alpha common stock that were issued prior to the IPO and purchased insider warrants upon consummation of the IPO. Such individuals have waived their right to receive distributions with respect to those shares upon Alpha’s liquidation if Alpha is unable to consummate a business combination. The shares acquired prior to the IPO, as well as the insider warrants, and any warrants purchased by Alpha’s officers or directors in the IPO or in the aftermarket will be worthless if Alpha does not consummate a business combination. The personal and financial interests of Alpha’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, Alpha’s directors’ and officers’ discretion in identifying and selecting Soya as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the business combination are appropriate and in Alpha’s stockholders’ best interest. See the discussion in the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for other conflicts of interest.

An effective registration statement may not be in place when an investor desires to exercise warrants, or the issuance of common stock upon exercise of such warrants may not have been registered or qualified or deemed exempt under the securities laws of the state of residence of the holder of the warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

Alpha warrants will become exercisable if the business combination is completed, provided, however, that no warrant held by public stockholders will be exercisable and Alpha will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of common stock upon an exercise and the holder will be precluded from exercise of the warrant. At the time that the warrants become exercisable (following Alpha’s completion of a business combination), Alpha expects to either become listed on a national securities exchange, which would provide an exemption from registration in every state, or Alpha would register the warrants in every state (or seek another exemption from registration in such states). Accordingly, Alpha believes holders in every state will be able to exercise their warrants as long as Alpha’s prospectus relating to the common stock issuable upon exercise of the warrants is current. Under the terms of the warrant agreement, Alpha has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. On the other hand, even if the prospectus relating to the common stock issuable upon exercise of the warrants is not current, the insider warrants may be exercisable for unregistered shares of common stock. However, Alpha cannot assure you of this fact. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

Alpha may waive one or more of the conditions to the business combination without resoliciting stockholder approval for the business combination.

Alpha may agree to waive, in whole or in part, some of the conditions to its obligations to complete the business combination, to the extent permitted by applicable laws. The board of directors of Alpha will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the board of directors of Alpha determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, Alpha has the discretion to complete the business combination without seeking further stockholder approval.

You should not place undue reliance on the fairness opinion.

The board of directors of Alpha received an opinion from New Century Capital Partners on January 22, 2009 as to the fairness of the consideration to be paid to the Soya selling shareholders in exchange for the shares of Soya. The conclusion reached by New Century Capital Partners was partially based on a comparable company analysis that factored the closing stock price of certain comparable publicly traded China based companies on January 20, 2009. There have been significant fluctuations in the market for publicly traded companies, including public companies that operate in China, in the past year and such fluctuations may continue until the business combination occurs. It is not certain what the implied enterprise value of Soya would be if the same analysis were performed based on market prices at the time of the business combination. Accordingly, it is not certain that the same analysis performed as of the date of the business combination would lead New Century Capital Partners to a view that the consideration to be paid to Soya would be fair to Alpha’s stockholders from a financial point of view.

In addition, the fairness opinion was prepared for the benefit of Alpha’s board of directors and does not purport to opine as to the enterprise value of Alpha or the price at which Alpha’s shares may trade subsequent to the business combination. Certain of the assumptions that were used by New Century Capital Partners in performing the analyses underlying the fairness opinion were provided by management of Alpha. The management of Alpha subsequent to the business combination may have different views regarding such assumptions, including assumptions used.  Accordingly, the fairness opinion should not be used to assess the enterprise value of Soya or the price at which Alpha’s common stock will trade subsequent to the business combination.

For the foregoing reasons, investors are cautioned against placing undue reliance on the fairness opinion.

Alpha Bermuda will be a Bermuda company, Soya is incorporated in Singapore and the operating subsidiaries of Soya are incorporated in China. These jurisdictions may not afford similar investor protection as afforded by jurisdictions in the United States.

Alpha Bermuda’s and Soya’s corporate affairs are governed by their respective memorandum of continuance and bye-laws and [•], by the Companies Act of Singapore, and by the Companies Act 1981 of Bermuda and the common law of Bermuda and Singapore. In addition, the operating subsidiaries of Soya are incorporated in China and governed by the laws of the People’s Republic of China. Investor rights protection and the rights and fiduciary responsibilities of officers and directors under the laws of Bermuda and the People’s Republic of China may not be as well established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Therefore, Alpha Bermuda’s shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Alpha Bermuda will be organized under the laws of Bermuda, Soya is organized under the laws of Singapore and their management members and assets are located in China.  As a result, it may be difficult to serve Alpha Bermuda, Soya or their management members with legal process or enforce judgments against them, their directors or their management.  Furthermore, their principal executive offices will be located outside the United States and most of their directors and officers will reside outside the United States. Consequently, it may be difficult or impossible for you to bring an action against Alpha Bermuda, Soya, their directors or their management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of Bermuda and of other jurisdictions may prevent or restrict you from enforcing a judgment against Alpha Bermuda’s or Soya’s assets or their directors and officers.

The price of Alpha Bermuda’s shares may be volatile.

Alpha Bermuda’s shares will be publicly traded on the Alternext or any other exchange which qualifies as an appointed stock exchange under the Companies Act 1981 of Bermuda and on which the Alpha Bermuda shares are listed after the business combination and the price of these shares may be volatile, and may fluctuate due to factors such as:

•	acquisitions and strategic alliances in the soybean industry in China;

•	market conditions in the soybean industry in China;

•	changes in applicable government regulation;

•	fluctuations in Alpha Bermuda’s quarterly revenues and earnings and those of its publicly held competitors;

•	shortfalls in Alpha Bermuda’s operating results from levels forecasted by securities analysts;

•	announcements concerning Alpha Bermuda or its competitors; and

•	the general state of the securities markets.

Alpha Bermuda cannot assure you that it will pay any dividends and Alpha Bermuda’s dividend policy is subject to change at the discretion of its board of directors.

Following the effective time of the business combination, Alpha Bermuda will become a holding company and depend on the ability of Soya and the operating subsidiaries of Soya in China to distribute funds to Alpha Bermuda in order to satisfy its financial obligations and to pay dividends, which in turn affects cash available to pay dividends to Alpha Bermuda shareholders. The declaration and payment of any dividends is decided by the board of directors. Alpha Bermuda intends to retain cash flows for reinvestment in its business. Retained cash flows may be used to fund the growth of Soya’s current business and for other purposes, as determined by Alpha Bermuda’s board of directors. Alpha Bermuda’s dividend policy reflects its judgment that by reinvesting cash flows in its business, it will be able to provide value to its shareholders by enhancing its long-term value. Alpha Bermuda’s objectives are to increase value through the growth of Soya’s current business. Alpha Bermuda cannot assure you that it will be successful in achieving these objectives. There can be no assurance that its actual results will be as anticipated, that its board of directors will not increase the level of reserves or otherwise change its dividend policy or that Alpha Bermuda will not have additional cash expenses or liabilities, including extraordinary expenses.  Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realisable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.

There is no assurance that Alpha Bermuda will be able to pay dividends in the future. The declaration and payment of any dividend is decided by the board of directors, and will depend on, among other things, its earnings, financial condition and anticipated cash requirements and availability, restrictions under the laws of Singapore and the laws of the People’s Republic of China regarding dividend distributions to shareholders, reserves established by its board of directors, increased or unanticipated expenses, a change in its dividend policy, additional borrowings or future issuances of securities and other factors, many of which will be beyond its control. Further, its ability to pay dividends may be limited by the amount of cash it can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to its profitability.

For example, under the Singapore laws, Soya may only pay dividends out of distributable profits. Furthermore, the operating subsidiaries of Soya in China may pay dividends only if there are accumulated distributable profits, determined in accordance with their articles of association and the PRC accounting standards and regulations. In addition, Soya’s operating subsidiaries in China are required to allocate at least 10% of their after tax profits as reported in their PRC statutory financial statements to their general reserves and have the right to discontinue allocations to such reserves only if the reserve balance has reached 50% of their registered capital. These general reserves are not available for distribution to the shareholders, except in a liquidation, and are not distributable in the form of loans, advances, or cash dividends. Limitations on the ability of the operating subsidiaries of Soya in China or Soya to transfer funds to Alpha Bermuda in the form of dividends, loans or advances could materially and adversely limit its ability to grow, make investments or acquisitions that could be beneficial to its business, pay dividends, and otherwise fund and conduct its business. In addition, if Soya or Soya’s operating subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to Alpha Bermuda which in turn would potentially leave Alpha Bermuda with less cash available to pay dividends to its stockholders.

Alpha and Soya expect to incur significant costs associated with the business combination.

Whether or not the business combination is completed, Alpha expects to incur approximately $____ million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Alpha Bermuda if the business combination is completed.  Soya expects to incur approximately US$700,000 million in expenses associated with the business combination.  If the business combination is completed, such expenses will reduce Alpha Bermuda’s working capital after the closing date.

Soya may incur significant costs to ensure compliance with U.S. public company reporting and corporate governance requirements.

Soya may incur significant costs associated with its public company reporting requirements, costs associated with newly applicable corporate governance requirements, including the requirements under the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and other rules implemented by the Securities and Exchange Commission and the Altnernext.  Soya expects compliance with all of the applicable rules and regulations to increase its legal and financial costs and to make some activities more time-consuming and costly. Soya expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and Soya may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for Soya to attract and retain qualified persons to serve on its board of directors, on committees of its board of directors or as executive officers.  Compliance with public company requirements will also require additional management resources.  Accordingly, Soya will create additional board committees, continue to upgrade its finance and accounting systems, adopt and implement procedures and controls, and hire additional legal and accounting staff with appropriate experience and technical knowledge.  Soya cannot predict or estimate the amount of additional costs it may incur or the timing of such costs.

There is a risk that Alpha Bermuda could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the continuation and share exchange, which could result in significantly greater U.S. federal income tax liability to Alpha Bermuda.

Section 7874(b) of the Code generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning stock of the acquired corporation, own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the continuation, then Alpha Bermuda, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the continuation and share exchange as if Alpha Bermuda were a domestic corporation.

Although Section 7874(b) should not apply to treat Alpha Bermuda as a domestic corporation for U.S. federal income tax purposes, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the continuation and share exchange, this result is not entirely free from doubt. As a result, stockholders and warrant holders are urged to consult their own tax advisors on this issue. See the discussion in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences of the Continuation—Tax Consequences to Alpha Arizona and Alpha Bermuda.” The balance of this discussion assumes that Alpha Bermuda will be treated as a foreign corporation for U.S. federal income tax purposes.

Alpha Arizona should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the continuation, which would result in increased U.S. federal income tax liability to Alpha Arizona.

As a result of the continuation, Alpha Arizona should recognize gain (but not loss) for U.S. federal income tax purposes equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the continuation. For this purpose, the valuation of Alpha Arizona’s assets at the time of continuation may take into account a variety of factors, including possibly the fair market value of Alpha Arizona’s shares immediately prior to the continuation. Since any such gain will be determined based on the value of Alpha Arizona’s assets at that time, the amount of such gain (and any U.S. federal income tax liability to Alpha Arizona by reason of such gain) cannot be determined at this time. Any U.S. federal income tax liability incurred by Alpha Arizona as a result of such gain should become a liability of Alpha Bermuda by reason of the continuation. Stockholders and warrant holders are urged to consult their own tax advisors on this tax issue and other tax issues in connection with the continuation. See “Material U.S. Federal Income Tax Consequences—Tax Consequences of the Continuation—Tax Consequences to Alpha Arizona and Alpha Bermuda” in this proxy statement/prospectus for further details.

There is a risk that Alpha Bermuda will be classified as a passive foreign investment company, or “PFIC,”  which could result in adverse U.S. federal income tax consequences to U.S. holders of shares or warrants of Alpha Bermuda.

Alpha Bermuda will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income (including the gross income of certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (including the assets of certain 25% or more-owned corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If Alpha Bermuda were a PFIC for any taxable year during which a U.S. holder held its shares or warrants, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the expected composition of the assets and income of Alpha Bermuda and its subsidiaries after the continuation and share exchange, we do not anticipate that Alpha Bermuda will be treated as a PFIC following the continuation and share exchange. The actual PFIC status of Alpha Bermuda for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance as to the status of Alpha Bermuda as a PFIC for the current taxable year or any future taxable year. U.S. holders of Alpha’s stock and warrants are urged to consult their own tax advisors regarding the possible application of the PFIC rules. See “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders of Shares and Warrants of Alpha Bermuda—Passive Foreign Investment Company Rules” in this proxy statement/prospectus for further details.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding our disclosure concerning Soya’s operations, cash flows, financial position, dividend policy and likelihood of success of Soya’s business in China.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections entitled “Dividend Policy,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Soya,” “The Soybean Industry in China” and “Soya Business” The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	expected market growth for soybean products in China;

•	changes in government policies and regulations relating to the soybean industry in China;

•	the ability of Soya to expand its operations;

•	future payments of dividends and the availability of cash for payment of dividends;

•	Soya’s expectations relating to dividend payments and forecasts of its ability to make such payments;

•	future acquisitions, business strategy and expected capital spending;

•	assumptions regarding interest rates and inflation;

•	fluctuations in general economic and business conditions in China;

•
Soya’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve Alpha’s capital base;

•	ability of Alpha to effect an acquisition and to meet target returns; and

•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this proxy statement/prospectus.

DIVIDEND POLICY

Based on the assumptions and the other matters set forth below and subject to the matters set forth under “Risk Factors,” after consummation of the business combination, Alpha Bermuda intends to retain cash flows for reinvestment in its business. Retained cash flows may be used to fund the growth of Soya’s current business and for other purposes, as determined by Alpha Bermuda’s management and board of directors. Alpha Bermuda’s dividend policy reflects its judgment that by reinvesting cash flows in its business, it will be able to provide value to its shareholders in the long-term. Alpha Bermuda’s objectives are to increase value through the growth of Soya’s current business. Alpha Bermuda cannot assure you that it will be successful in achieving these objectives.  Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realisable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.

There is no assurance that Alpha Bermuda will be able to distribute or pay the dividends in the future. The declaration and payment of any dividend is decided by the board of directors, and will depend on, among other things, the company’s earnings, financial condition and anticipated cash requirements and availability, restrictions under the laws of the People’s Republic of China and Singapore regarding dividend distributions to shareholders, reserves established by its board of directors, increased or unanticipated expenses, a change in its dividend policy, additional borrowings or future issuances of securities and other factors, many of which will be beyond its control. Further, its ability to pay dividends may be limited by the amount of cash it can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to its profitability.

The laws of Singapore and the laws of the People’s Republic of China, the laws to which Soya and its operating subsidiaries in China are subject, respectively, impose certain restrictions on dividend distribution. See “Risk Factors - Risk Factors Relating to the Business Combination – Alpha Bermuda cannot assure you that it will pay any dividends and Alpha Bermuda’s dividend policy is subject to change at the discretion of its board of directors” in this proxy statement/prospectus for further details.

SPECIAL MEETING OF ALPHA STOCKHOLDERS

General

Alpha is furnishing this proxy statement/prospectus to the Alpha stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of Alpha stockholders to be held on ______ ___, 2009, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Alpha stockholders on or about ______ ___, 2009 in connection with the vote on the Certificate of Incorporation Amendment Proposals, the Redomestication Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders of Alpha Security Group Corporation, a Delaware corporation, or Alpha, will be held at ___________ New York, New York, on ______ ___, 2009, at _____ a.m.

Purpose of the Alpha Special Meeting

A special meeting of stockholders of Alpha will be held for the following purposes:

1.  To consider and vote upon a proposal to amend Alpha’s certificate of incorporation to eliminate the provision that purports to prohibit amending its “business combination” provisions.

2.  To consider and vote upon a proposal to amend Alpha’s certificate of incorporation to delete the provision restricting Alpha to only enter into a business combination in the U.S. homeland security or defense industries or a combination thereof. The proposal, together with proposal 1 above are called the Certificate of Incorporation Amendment Proposals.

3.  To consider and vote upon a proposal to ratify the actions of the officers and directors of Alpha in pursuing a business combination transaction with an operating business that is not in the U.S. homeland security or defense industries or a combination thereof and the execution of the Acquisition Agreement by Alpha. This proposal is called the Ratification Proposal.

4.  To consider and vote upon the corporate reorganization of Alpha, to be accomplished through a merger and continuation as described in the Acquisition Agreement, that would result in holders of Alpha securities holding securities in a Bermuda company rather than a Delaware corporation. The reorganization involves two steps. First, Alpha, the current Delaware corporation, will effect a short-form merger, or the “merger”, pursuant to which it will merge with and into Alpha Arizona, its wholly owned Arizona subsidiary, with Alpha Arizona surviving the merger. Second, after the merger, Alpha Arizona will become a Bermuda company “Alpha Bermuda,” pursuant to a transfer of domicile and continuation procedure, or the “continuation,” under Arizona and Bermuda law, following which, and pursuant to shareholder consent Alpha Bermuda will change its name to ________. The reorganization will change Alpha’s place of incorporation from Delaware to Bermuda.  We refer to the merger and the continuation transactions as the “redomestication”. This proposal is called the Redomestication Proposal and consists of the merger of Alpha into Alpha Arizona, and the continuation of Alpha Arizona to Bermuda as the entity Alpha Bermuda. Please note that certain portions of the text of this Form S-4 Registration Statement have been drafted as if Alpha Bermuda had already been continued into Bermuda.

5.  To consider and vote upon the authorization for the Alpha Bermuda board of directors to complete the share exchange included in the Acquisition Agreement, or the “share exchange”, which will only take place if the Redomestication Proposal is approved. Pursuant to the Acquisition Agreement, Alpha will acquire from the selling shareholders all of Soya’s issued and outstanding shares in exchange for an aggregate of 6,300,000 shares of Alpha common stock and an aggregate of US$30,000,000. The selling shareholders have agreed to place 3,150,000 of the shares in escrow, to be released to the selling shareholders if the thresholds of $12.8 million and $17.2 million of adjusted net income of the combined company are met for the fiscal years ending December 31, 2008 and December 31, 2009, respectively.  Subject to certain exceptions related to force majeure situations, in the event that such thresholds are not met, the escrowed shares shall be released from escrow and repurchased by Alpha Bermuda for the aggregate consideration of $1.00 and then retired and cancelled.  In addition, the selling shareholders are entitled to receive an aggregate of up to an additional 6 million shares if the thresholds of $19.5 million, $26 million and $34 million of the adjusted net income of the combined company are met for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011, respectively. Alpha Bermuda shall also pay the selling shareholders 50% of the proceeds from the exercise of Alpha Bermuda’s warrants, up to but no more than $5,000,000.  We refer to the share exchange transaction as the “business combination”. This proposal is called the Business Combination Proposal.

6.  To consider and vote upon the adoption of the Soya China Ltd. 2009 Omnibus Securities and Incentive Plan, or the “Incentive Plan,” which provides for the grant of the right to purchase up to 1.5 million shares of Alpha Bermuda, representing up to ____ % of Alpha Bermuda’s share capital on a fully diluted basis upon the completion of the business combination, to directors, officers, employees and/or consultants of Alpha Bermuda and its subsidiaries. This proposal is called the Incentive Plan Proposal.

7.  To consider and vote upon the adjournment of the special meeting in the event Alpha does not receive the requisite stockholder vote to approve the business combination. This proposal is called the Adjournment Proposal.

Recommendation of Alpha Board of Directors

Alpha’s board of directors:

•
has determined that each of the Certificate of Incorporation Amendment Proposals, Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals is fair to, and in the best interests of, Alpha and its stockholders;

•	has approved the Certificate of Incorporation Amendment Proposals, Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals; and

•
recommends that Alpha’s common stockholders vote “FOR” each of the Certificate of Incorporation Amendment Proposals, Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals.

Record Date; Who is Entitled to Vote

Alpha has fixed the close of business on ______ ___, 2009, as the “record date” for determining those Alpha stockholders entitled to notice of and to vote at the special meeting. As of the close of business on January ___, 2009, there were 7,580,000 shares of Alpha common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote per share on each proposal on which such shares are entitled to vote at the special meeting. Holders of warrants are not entitled to vote at the special meeting.

As of January ___, 2009, Alpha’s initial stockholders, either directly or beneficially, owned and were entitled to vote 1,580,000 shares, or approximately 20.8% of Alpha’s outstanding common stock. In connection with the vote required for any business combination, all of Alpha’s initial stockholders, including all of its officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders.  In addition, Alpha’s initial stockholders have agreed to vote any shares of common stock acquired by them in or following Alpha’s IPO in favor of the business combination submitted to its stockholders for approval. Accordingly, they will not be able to exercise redemption rights with respect to a potential business combination. Management will also vote their shares in favor of the Certificate of Incorporation Amendment Proposals, for the Redomestication Proposal, for the Incentive Plan Proposal and for the Adjournment Proposal. Additionally, Alpha’s initial stockholders, including its officers and directors, will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of Alpha’s stockholders.

Quorum

Stockholders representing a majority of the common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Alpha but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. If you do not give the broker voting instructions, under the rules of the Alternext, your broker may not vote your shares on each of the  Certificate of Incorporation Amendment Proposals, the Ratification Proposal, Business Combination Proposal, Redomestication Proposal, Incentive Plan Proposal and Adjournment Proposal. Since a stockholder must affirmatively vote against the Business Combination Proposal to have redemption rights, individuals who fail to vote or who abstain from voting on the Business Combination Proposal may not exercise their redemption rights. Record holders whose shares are voted against adoption of the Business Combination Proposal and beneficial holders of shares held in “street name” that are voted against the Business Combination Proposal may exercise their redemption rights. See “Special Meeting of Alpha Stockholders — Redemption Rights” in this proxy statement/prospectus for further details.

Vote of Alpha Stockholders Required

The adoption of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of Alpha common stock issued in the IPO present and cast at the special meeting; provided, however, that if 35% or more of the shares purchased in the IPO vote against the business combination and demand redemption then the business combination will not be completed. Abstentions and broker non-votes will have the same effect as a vote against the approval of the Business Combination Proposal, except that you will not be able to redeem your shares for a pro rata portion of the trust account.

The approval of each of the Certificate of Incorporation Amendment Proposals, the Ratification Proposal, the Redomestication Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require the affirmative vote of a majority of the outstanding shares of Alpha’s common stock.

Relation of Proposals

Alpha will not consummate the business combination unless the Certificate of Incorporation Amendment Proposals, the Ratification Proposal and Redomestication Proposal are also approved.  Similarly, the Redomestication Proposal will not be consummated if the Certificate of Incorporation Amendment Proposals, the Ratification Proposal and Business Combination Proposal are not approved, the Certificate of Incorporation Amendment Proposals will not be effected unless the Redomestication Proposal, the Ratification Proposal and the Business Combination Proposal are approved and the business combination is also consummated and the Ratification Proposal will not be effected unless the Certificate of Incorporation Amendment Proposals, the Redomestication Proposal and the Business Combination Proposal are approved and the business Combination is also consummated. The approval of the Incentive Plan Proposal and the Adjournment Proposal is not a condition to any of the other proposals.

Voting Your Shares

Each share of Alpha common stock that you own in your name entitles you to one vote for each proposal on which such shares are entitled to vote at the special meeting. Your proxy card shows the number of shares of Alpha common stock that you own.

There are two ways to ensure that your shares of Alpha common stock are voted at the special meeting:

•
You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the adoption of the Acquisition Agreement, the Reorganization Proposal and the Adjournment Proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

•
You can attend the special meeting and vote in person. Alpha will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Alpha can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS) AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES REDEEMED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF ALPHA’S IPO ARE HELD. YOU MUST DEMAND THAT ALPHA REDEEM YOUR SHARES FOR CASH AND AFFIRMATIVELY VOTE AGAINST THE BUSINESS COMBINATION TO EXERCISE YOUR REDEMPTION RIGHTS.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is voted at the special meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Alpha’s common stock, you may call Alpha at (212) 877-1588.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the Certificate of Incorporation Amendment Proposals, the Redomestication Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under Alpha’s bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Redemption Rights

Pursuant to Alpha’s Fourth Amended and Restated Certificate of Incorporation, Alpha’s public shareholders have the right to vote against the Business Combination Proposal and demand that Alpha  redeem all (and not less than all) of their public shares into cash at the redemption price. If you properly exercise your redemption rights, then you will be irrevocably exchanging your shares of common stock for cash and will no longer own those shares of common stock. You may only demand that Alpha redeem your shares by checking the box on the proxy card and, at the same time, ensuring that your bank or broker complies with the redemption and procedural requirements described below. You will only be entitled to receive cash for those shares if you continue to hold those shares through the initial closing date of the vessel acquisition.

If you redeem your shares of common stock, you will still have the right to exercise any warrants you own in accordance with their terms.

If the business combination is not completed, then your shares will not be redeemed at this time, even if you so demand. The business combination will not be completed if public shareholders owning 35% or more of the Alpha common stock issued in its IPO (or 2,100,000 shares of common stock) both vote against the business combination proposal and properly exercise their redemption rights.

Prior to exercising redemption rights, Alpha shareholders should verify the market price of Alpha’s common stock, as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights. The closing price of Alpha’s common stock on ______, 2009, the last trading day before the date of this proxy statement, was $____.

 Redemption Procedures

If you wish to exercise your redemption rights, you must:

•	affirmatively vote against approval of the Business Combination Proposal;

•	demand that your shares of Alpha common stock be redeemed into cash in accordance with the procedures described in this proxy statement/prospectus; and

•	ensure that your bank or broker complies with the procedures described in the next paragraph.

Your bank or broker must, by 5:00 P.M., New York City time, on ______, 2009, the business day prior to the special meeting, electronically transfer your shares to the DTC account of American Stock Transfer & Trust Company, our stock transfer agent, and provide American Stock Transfer & Trust Company with the necessary stock powers, written instructions that you want to redeem your shares and a written certificate addressed to American Stock Transfer & Trust Company stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the initial closing of the business combination. If your bank or broker does not provide each of these documents to American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038, attn: ____________, tel.800-937-5449, fax ____________ by 5:00 p.m., New York City time, on ______, 2009, the business day prior to the special meeting, your shares will not be redeemed.

If you demand redemption of your shares, and later decide that you do not want to redeem such shares, your bank or broker must make arrangements with American Stock Transfers & Trust Company, at the telephone number stated above, to withdraw the redemption. To be effective, withdrawals of shares previously submitted for redemption must be completed prior to the commencement of the special meeting.

American Stock Transfer & Trust Company can assist with this process. We urge shareholders who may wish to exercise their redemption rights to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such shareholders fail to act promptly, they may be unable to timely satisfy the redemption requirements.

Any action that does not include a vote against the Business Combination Proposal will prevent you from exercising your redemption rights.

Appraisal and Dissenter Rights

There are no appraisal rights under Delaware Corporate law.

Arizona dissenters’ rights.  Arizona law does give shareholders the right to dissent to a merger, but under Section 10-226 of the Arizona Business Corporations Act (“ABCA”), the transfer of domicile from Arizona is not a merger but rather must be adopted by the corporation in the same manner as for amendment to the articles of incorporation.  Section 10-1302(A)(4) of the ABCA only allows a right to dissent to an amendment to a corporation’s articles of incorporation that “materially and adversely affects rights in respect of a dissenter’s shares” because it either:

(a)           Alters or abolishes a preferential right of the shares.

(b)           Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c)           Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

(d)           Excludes or limits the right of the shares to vote on any matter or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e)           Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 10-604.” (Section 10-604 of the ABCA is the statute authorizing creation of fractional shares, or payment of cash in lieu of a fractional share, and is not relevant to the proposed redomestication transaction.)

The proposed post-merger change in the Alpha Arizona articles of incorporation to change the corporation’s domicile to Bermuda to make it a Bermuda company does not trigger any of these material and adverse effects, so no dissenter’s rights would arise under the ABCA.  However, there are no Arizona cases interpreting the interaction between the redomestication and dissenter’s rights provisions of the ABCA, so a court might interpret the statutory language differently.

Proxies and Proxy Solicitation Costs

Alpha is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Alpha and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card.

Alpha will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Alpha will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the special meeting.

PROPOSALS NO. 1 AND NO. 2 - THE AMENDMENT TO ALPHA’S

CERTIFICATE OF INCORPORATION PROPOSALS

The Board of Directors is proposing that the Alpha certificate of incorporation be amended to (i) eliminate the provision that purports to prohibit amending its “business combination” provisions and to (ii) permit Alpha to enter into a business combination with an operating business that is not in the U.S. homeland security or defense industries or a combination thereof.

Currently, the certificate of incorporation purports to prohibit amendments during the “Target Business Acquisition Period”, as defined therein, and further provides that a business combination must be completed for the assets or with an operating business in the U.S. homeland security or defense industries or a combination thereof. The Board of Directors is seeking stockholder approval to eliminate the provisions that purports to prohibit amending its “business combination” provisions and amend the definition of Target Business contained in Article SIXTH of the Certificate of Incorporation of Alpha to read as follows:

A “Business Combination” shall mean the initial acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of assets and/or an operating business (“Target Business”).

Background and Reasons for the Proposal. The Board of Directors believe that the provisions in Alpha’s certificate of incorporation prohibiting Alpha from amending its “business combination” provisions and from entering into a business combination with an operating business that is not in the U.S. homeland security or defense industries or a combination thereof were included to protect Alpha’s public stockholders from holding an investment in an industry such stockholders may find undesirable.  However, promptly following Alpha’s IPO, Alpha began to search for an appropriate business combination target in the U.S. homeland security or defense industries or a combination thereof.  Alpha encountered many practical difficulties associated with the identification of a business target, negotiating the attendant business terms, conducting the related due diligence and obtaining the necessary audited US GAAP financial statements of the business combination target.  Alpha received and generated leads and reviewed a total of more than 89 potential business combination candidates in the U.S. homeland security or defense industries or a combination thereof.  Ultimately, however, Alpha expanded the scope of its search to businesses engaged in a wide range of industry sectors.

In determining whether to propose the Certificate of Incorporation Amendment Proposals, the Board of Directors considered that a substantial amount of Alpha stockholders’ aggregate investment had been spent pursuing a business combination, that not going forward with a business combination because of prohibitions in the existing certificate of incorporation would make that portion of their investment unrecoverable and that proposing the Certificate of Incorporation Amendment Proposals would provide for the possibility of realizing a return on that investment. The Board of Directors believes that given Alpha’s expenditure of time, effort and money on the search for a proposed business combination target and the proposed business combination with Soya, circumstances warrant providing Alpha’s stockholders with the opportunity to consider whether the business combination with Soya will be an attractive investment opportunity.

Required Vote and Recommendation. Approval of this proposal requires the consent of a majority of the issued and outstanding shares of Alpha common stock. Alpha has received an opinion from special Delaware counsel, Morris James LLP, concerning the validity of the Certificate of Incorporation Amendment Proposals.  Morris James concluded in its opinion, based upon the analysis set forth therein and its examination of Delaware law, and subject to the assumptions, qualifications, limitations and exceptions set forth in its opinion, that “it is our opinion that the Amendment, if duly adopted by the Board of Directors of the Company and duly approved by the holders of a majority of the outstanding shares of capital stock of the Company in accordance with the General Corporation Law, will be valid under the General Corporation Law.”  A copy of Morris James’s opinion is included as Annex C to this proxy statement/prospectus, and stockholders are urged to review it in its entirety.

If the Certificate of Incorporation Amendment Proposals are not approved, then Alpha would not have the time or funds to identify and enter into a proposed agreement with another business for a proposed business combination. The Certificate of Incorporation Amendment Proposals will not be effected unless the Redomestication Proposal and the Business Combination Proposal are approved. As a result, if the Certificate of Incorporation Amendment Proposals are not approved or effected, Alpha intends to commence liquidation proceedings.

Since it believes the proposed acquisition of Soya is in the best interests of the Alpha stockholders, the Board of Directors unanimously recommends the Alpha stockholders approve the elimination of the provision that purports to prohibit amending its “business combination” provisions and approve the amendment to Alpha’s certificate of incorporation proposal to amend the certificate of incorporation.  Accordingly, if the Certificate of Incorporation Amendment Proposals are approved by the holders of a majority of Alpha’s outstanding common stock, in accordance with Delaware law, Alpha believes the Certificate of Incorporation Amendment Proposals will be valid and effective when filed with the Secretary of State of the State of  Delaware in accordance with the applicable statutory provisions, notwithstanding the provision in Alpha’s Fourth Amended and Restated Certificate of Incorporation purporting to prohibit certain amendments prior to consummation of a business combination.

Alpha shareholders may have securities law claims against Alpha for rescission (under which a successful claimant has the right to receive the total amount paid for his or her shares pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Rescission and damages claims would not necessarily be finally adjudicated by the time the business combination may be completed, and such claims would not be extinguished by consummation of the business combination. Such claims may entitle stockholders asserting them to more than the pro rata shares of the trust account to which they are entitled on conversion or liquidation. Even if some Alpha shareholders do not pursue such claims, others may. If they do, holders of such claims, who may include all stockholders who own shares issued in Alpha’s IPO, might seek to have the claims satisfied from funds in the trust account. If Alpha incurs material liability as a result of potential securities law or other claims, the trust account could be depleted to the extent of any judgments arising from such claims, together with any expenses related to defending such claims that are not fully indemnified. A consequence might be that holders of public shares who elect conversion at the business combination vote would not receive the entire amount of their pro rata portion of the trust account to which they would otherwise be entitled, or might be unable to satisfy a rescission or damages award. Alpha cannot predict whether stockholders will bring such claims, how many might bring them or the extent to which they might be successful. Moreover, attendant litigation could result in delay in payments to public shareholders on conversion or liquidation.

In general under U.S. federal and state securities laws, material misstatements and omissions in a prospectus may give rise to rights of rescission in favor of, or claims for damages by, persons who purchased securities pursuant to the prospectus. As a result, it is possible that claims may be made against Alpha whose holders might seek to have the claims satisfied from funds in the trust account. Since rescission generally provides successful claimants with the right to recover the entire purchase price of their securities, however, holders of public shares who successfully claim rescission could be awarded approximately up to US$10.00 per share, based on the initial offering price of the Units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of Alpha’s IPO, in exchange for surrender of their shares. In general, a claim for rescission must be made by a person who purchased shares pursuant to a defective prospectus or other representation, and within the applicable statute of limitations period, which, for claims made under federal law (Section 12 of the Securities Act) and most state statutes, is one year from the time the claimant discovered or reasonably should have discovered the facts giving rise to the claim, but not more than three years from the occurrence of the event giving rise to the claim. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Claims under the anti-fraud provisions of the federal securities laws must generally be brought within two years of discovery, but not more than five years after occurrence. Rescission and damages claims would not necessarily be finally adjudicated by the time the business combination may be completed, and such claims would not be extinguished by consummation of that transaction.

If Alpha were to become subject to such claims, the trust account could be depleted by those claims to the extent of any judgments arising from such claims, together with any expenses related to defending such claims that are not fully indemnified. A consequence might be that holders of public shares who elect conversion on the proposed business combination vote would not receive the entire amount of the pro rata portion of the trust account to which they would otherwise be entitled on such conversion or upon liquidation of Alpha if the business combination is not approved and completed.

PROPOSAL NO. 3 - THE
RATIFICATION PROPOSAL

The Board of Directors is requesting that the stockholders of Alpha ratify the actions taken by Alpha’s board of directors, its management and their agents and representatives in pursuing and the execution of the Acquisition Agreement to pursue a transaction for the acquisition of Soya. The Board of Directors is also requesting that the stockholders of Alpha ratify the Acquisition Agreement as a binding agreement of Alpha and Alpha Arizona, enforceable against both companies in accordance with its terms. As discussed in more detail in connection with the amendment to the Certificate of Incorporation Amendment Proposals, the current certificate of incorporation of Alpha provides that Alpha will have 18 months after March 28, 2007, to consummate an acquisition in the U.S. homeland security or defense industries.  If a qualifying acquisition is not completed by the time limit, the officers and directors of Alpha shall take all such corporate action necessary to dissolve Alpha and liquidate the trust account to its public stockholders as soon as reasonably practicable and after approval of Alpha’s stockholders and in accordance with the requirements of the DGCL.  This 18 months period can be extended to up to 24 months after March 28, 2007, in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination to acquire an operating business in the U.S. homeland security or defense industries was executed but not consummated within the shorter 18 months period.

The officers and directors of Alpha were not able to identify a potential candidate for a business combination transaction that satisfied the  provisions in the certificate of incorporation and was as attractive as the opportunity presented by Soya. Since the Board of Directors of Alpha determined that entering into a business combination for the acquisition of Soya was superior to any potential combination it had identified with an operating business within the U.S. homeland security or defense industries, the Board of Directors of Alpha concluded that it was in the best interests of Alpha and its stockholders to enter into an agreement with the owners of common stock of Soya and then seek an amendment to the certificate of incorporation to allow the transaction with Soya to proceed. To preserve this possibility for the Alpha stockholders, the Board of Alpha approved the execution of the Acquisition Agreement, and the Board is requesting that the stockholders of Alpha ratify the actions taken to pursue and enter into a transaction for the acquisition of Soya and the Acquisition Agreement itself, notwithstanding the limitation currently in the certificate of incorporation that only permit Alpha to enter into a business combination with an operating business that is in the U.S. homeland security or defense industries or a combination thereof.

Required Vote and Recommendation. Approval of this proposal requires the consent of a majority of the issued and outstanding shares of Alpha common stock. If the ratification proposal is not approved, Alpha will not consummate the business combination or redomesticate.

Since it believes the actions taken to pursue the acquisition of Soya were in the best interests of the Alpha stockholders, the Board of Directors unanimously recommends that the Alpha stockholders ratify the previous actions of Alpha management in pursuing a business combination with Soya and ratify the Acquisition Agreement.

PROPOSAL NO. 4 - THE REDOMESTICATION PROPOSAL

General

In connection with the business combination, Alpha will redomesticate to Bermuda and, in that process, change its name and corporate documents and reconstitute its board of directors. Redomestication to Bermuda is an obligation under the Acquisition Agreement and a condition to consummation of the business combination.  See below for a detailed description of the redomestication proposal.

Soya is a business that is operated entirely outside of the United States and expects to do so in the foreseeable future. As part of the negotiation for the business combination, both Alpha and Soya believes that the regulatory and tax burden of both the business combination and the operation of a Bermuda company going forward is generally less onerous than that of a United States company. Therefore, the redomestication is a precondition to the consummation of the business combination.  In addition, depending on the shareholder composition of Alpha Bermuda after the business combination and changes in board membership or location of its principal executive offices, Alpha Bermuda may become a foreign private issuer with respect to its SEC filings, which would reduce the reporting requirements under the Exchange Act, resulting in fewer costs associated with financial and reporting compliance. For example, if Alpha Bermuda becomes a foreign private issuer, it would be exempt from certain provisions applicable to U.S. public companies including:

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	The sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations;

•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and

•
The sections of the Exchange Act requiring insiders to file certain public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

However, because of these exemptions, Alpha Bermuda’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as Alpha.

Following the redomestication, it is intended that Alpha’s corporate name will be changed to “Soya China Ltd.” As all legal rights, benefits, duties and obligations enjoyed, owned or owed by Alpha will, by means of the merger, transfer of domicile, and continuation statutes in effect in Delaware, Arizona, and Bermuda, be enjoyed, owned or owed, as the case may be, by Alpha Bermuda following the redomestication, except to the extent such rights, duties or obligations will be governed by the law of Bermuda as opposed to Delaware, depending upon the issue under consideration. As a result, all of the restrictions applicable to Alpha’s initial security holders will continue to apply until the consummation of the business combination, which will take place immediately following the consummation of the redomestication, and certain of which will continue to apply following such consummation. Similarly, Alpha Bermuda will assume all agreements to which Alpha is currently a party, including the warrants originally issued by Alpha.

Adoption of the Redomestication Proposal

Alpha’s board of directors has unanimously approved the Redomestication Proposal and recommends that Alpha’s stockholders approve it.

The affirmative vote of holders of a majority of Alpha’s outstanding shares of common stock is required for approval of the Redomestication Proposal. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The redomestication will not be consummated if the Business Combination Proposal is not approved. The business combination will not be consummated if the Redomestication Proposal is not approved.

The Redomestication

The Merger

The redomestication will involve two steps.

First, Alpha will effect a short-form merger, or the “merger”, pursuant to which it will merge with and into its wholly owned subsidiary incorporated in Arizona, Alpha Arizona. Alpha Arizona will survive the merger and will succeed to Alpha’s assets and liabilities. The merger will be effected pursuant to Section 253 of the DGCL. After the merger, Alpha will no longer exist. In the merger:

•	each outstanding share of Alpha common stock will automatically be converted into one common share of Alpha Arizona; and

•	each outstanding warrant or purchase option of Alpha will be assumed by Alpha Arizona and shall entitle the holder to purchase an equivalent number and type of security in Alpha Arizona; and

•	all outstanding shares of Alpha Arizona owned by Alpha before the merger will automatically be canceled.

The Continuation

Second, after the merger described above, Alpha Arizona will become a Bermuda company, Alpha Bermuda, pursuant to a transfer of domicile and continuation procedure under Arizona and Bermuda law. This procedure allows Alpha Arizona to become a Bermuda company while continuing its existence uninterrupted and without the need for a merger. In the continuation transaction, or the “continuation”:

•	each outstanding share of common stock of Alpha Arizona will automatically become one share of Alpha Bermuda; and

•	each outstanding warrant or purchase option of Alpha Arizona will be assumed by Alpha Bermuda and shall entitle the holder to purchase an equivalent number of securities in Alpha Bermuda.

As a result of the continuation, Alpha Arizona will continue its existence without interruption as a Bermuda company rather than an Arizona corporation.

Upon the registration of Alpha Bermuda’s Memorandum of Continuance by the Bermuda Registrar of Companies, the continuation of the Arizona corporation as a Bermuda company will become effective. At the effective time of the continuation, Alpha Bermuda will be governed by its Memorandum of Continuance and the Bye-Laws, the equivalent of a certificate of incorporation and bylaws of a United States company, in compliance with Bermuda law.

If the Redomestication Proposal is approved, and if the Certificate of Incorporation Amendment Proposals, the Ratification Proposal and the Business Combination Proposal are also approved, the redomestication will become effective promptly following the special meeting, subject to the receipt of all necessary third-party consents. The merger of Alpha into the Arizona corporation will become effective upon the later of the time of filing a certificate of merger with the Delaware Secretary of State and the approval of articles of merger by the Arizona Corporation Commission unless a later effective time is specified in the filings with those states. The continuance of the Arizona corporation into and its continuance as a Bermuda company will become effective upon the issuance of a memorandum of continuance by the Bermuda Registrar of Companies and approval of the articles of amendment changing the domicile of Alpha Arizona by the Arizona Corporation Commission.

After the redomestication, Alpha securities no longer will be eligible to trade on the Alternext. Alpha Bermuda’s shares and warrants will be eligible to trade in their place beginning on or about the effective date of the redomestication under new CUSIP numbers and trading symbols. Following consummation of the business combination, Alpha Bermuda intends to continue to list the Alpha Bermuda securities on the Alternext.

Your percentage ownership of Alpha/Alpha Bermuda will not be affected by the redomestication. As part of the business combination, however, a substantial number of additional Alpha Bermuda shares will be issued as consideration for Soya.  As part of the redomestication, Alpha Bermuda will assume Alpha’s outstanding warrants on their current terms, and will otherwise assume all outstanding obligations of Alpha.  Alpha Bermuda shall pay to the selling shareholders 50% of all proceeds from exercise of the Alpha Bermuda’s warrants, up to but no more than $5,000,000, or the Warrant Exercise Payout. The Warrant Exercise Payout shall be paid to the selling shareholders according to their pro rata share of the securities of Soya immediately prior to the execution of the Acquisition Agreement and shall be paid within 3 business days of receipt of such proceeds.  The business of Alpha, upon the redomestication and completion of the business combination, will become that of Soya.

It will not be necessary to replace current Alpha certificates after the redomestication. DO NOT DESTROY YOUR CURRENT CERTIFICATES IN THE ALPHA NAME. Issued and outstanding Alpha certificates will represent rights in Alpha Bermuda. Stockholders may, if they like, submit their stock certificates to our transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038 [(800-937-5449)], for new share certificates and entry into the Register of Members of Alpha Bermuda, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Differences of Stockholder Rights

At the effective time of the continuance, the Memorandum of Continuance and Bye-Laws of Alpha Bermuda will become the governing documents of the continued corporation. Your rights as a shareholder of Alpha are governed by Delaware law and Alpha’s Fourth Amended and Restated Certificate of Incorporation and bylaws until the completion of the redomestication. After the redomestication, your rights will be governed by Bermuda law and Alpha Bermuda’s Memorandum of Continuance and Bye-Laws.

The principal attributes of Alpha common stock and Alpha Bermuda’s shares will be similar. However, there are differences between your rights under Delaware law and Bermuda law. In addition, there are differences between Alpha’s Fourth Amended and Restated Certificate of Incorporation and bylaws and Alpha Bermuda’s Memorandum of Continuance and Bye-Laws. The following discussion is a summary of material changes in your rights resulting from the redomestication. This summary is not complete and does not cover all of the differences between Bermuda law and Delaware law affecting corporations and their shareholders or all the differences between Alpha’s Fourth Amended and Restated Certificate of Incorporation and bylaws and Alpha Bermuda’s Memorandum of Continuance and Bye-Laws. The summary of provisions of Alpha Bermuda’s memorandum of continuance and bye-laws assumes they are already in effect.  Alpha Bermuda believes this summary is accurate. It is, however, subject to the complete text of the relevant provisions of the The Companies Act 1981of Bermuda, or the Companies Act, the Delaware General Corporation Law, or the “DGCL”, Alpha’s Fourth Amended and Restated Certificate of Incorporation and bylaws and Alpha Bermuda’s Memorandum of Continuance and Bye-Laws. You are encouraged to read those laws and documents.

Shareholder Approval of Future Business Combinations

Alpha

Under the DGCL, a merger or consolidation involving the corporation, a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the charter provides otherwise. In addition, mergers in which an acquiring corporation owns 90% or more of each class of stock of a corporation may be completed without the vote of the acquired corporation’s board of directors or shareholders.

Unless the certificate of incorporation of the surviving corporation provides otherwise, Delaware law does not require a shareholder vote of the surviving corporation in a merger if: (i) the merger agreement does not amend the existing certificate of incorporation, each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger; and (iii) either (x) no shares of common stock of the surviving corporation (and no shares, securities or obligations convertible into such stock) are to be issued in the merger; or (y) the shares of common stock of the surviving corporation to be issued in the merger (including shares issuable upon conversion of any other shares, securities or obligations to be issued in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

The Fourth Amended and Restated Certificate of Incorporation of Alpha currently requires Alpha to submit any “business combination” to the holders of common stock for approval and, in the event a majority of the outstanding shares of common stock issued in the IPO and cast at the meeting are voted for the approval of the business combination, Alpha shall be authorized to consummate any business combination (subject to any additional vote required by law); provided that Alpha shall not consummate any business combination if the holders of 35% or more of the outstanding shares of common stock exercise their right under the Fourth Amended and Restated Certificate of Incorporation to redeem their shares. As currently defined in Alpha’s certificate of incorporation, the term “business combination” means the acquisition by Alpha, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business in the U.S. homeland security or defense industries or a combination thereof. As proposed to be amended by the Amendment, such term would mean the initial acquisition by Alpha, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of assets and/or an operating business.

Alpha Bermuda

Unlike Delaware law, Bermuda law does not include a statutory merger procedure. The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders.  Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company.  Alpha Bermuda’s bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and outstanding common voting shares.  Any merger or amalgamation or other business combination (as defined in our bye-laws) not approved by our board must be approved by the holders of not less than 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Special Vote Required for Combinations with Interested Shareholders

Alpha

Section 203 of the DGCL provides a corporation subject to that statute may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.

The prohibition on business combinations with interested shareholders does not apply in some cases, including if:

•     the board of directors of the corporation, prior to the time of the transaction in which the person became an interested shareholder, approves either the business combination or the transaction in which the shareholder becomes an interested shareholder;

•     the transaction which made the person an interested shareholder resulted in the interested shareholder owning at least 85% of the voting stock of the corporation; or

•     the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder approve at an annual or special meeting of stockholders, and not by written consent, the business combination on or after the time of the transaction in which the person became an interested shareholder.

The DGCL generally defines an interested shareholder to include any person who (a) owns 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years, and the affiliates and associates of such person.

The restrictions on business combinations contained in Section 203 will not apply if, among other reasons, the corporation elects in its original certificate of incorporation not to be governed by that section or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 (and any such amendment so adopted shall be effective immediately in the case of a corporation that both has never had a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders).

Alpha Bermuda

Alpha Bermuda’s bye-laws contain provisions regarding “business combinations” with “interested shareholders”.  Pursuant to Alpha Bermuda’s bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by its board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of Alpha’s issued and outstanding voting shares that are not owned by the interested shareholder, unless:  (i) prior to the time that the shareholder becoming an interested shareholder, Alpha Bermuda’s board of directors approved either the business combination or the transaction that resulted in the shareholder became an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of Alpha’s issued and outstanding voting shares at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.  For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder.  An “interested shareholder” is a person that (i) beneficially owns 15% or more of Alpha’s issued and outstanding voting shares, (ii) is affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time, or (iii) is an affiliate or associate of any person listed in (i) or (ii) above.

Appraisal Rights and Compulsory Acquisition

Alpha

Under the DGCL, a shareholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things:

•     the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 shareholders; or

•     the corporation will be the surviving corporation of the merger, and no vote of its shareholders is required to approve the merger.

Notwithstanding the above, a shareholder is entitled to appraisal rights in the case of a merger or consolidation effected under certain provisions of the DGCL if the shareholder is required to accept in exchange for the shares anything other than:

•     shares of stock of the corporation surviving or resulting from the merger or consolidation;

•     shares of stock of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; or

•     cash instead of fractional shares of the corporation.

The Alpha securities are currently listed on the Alternext. It is contemplated that the Alpha Bermuda securities will continue to be listed on the Alternext or another public trading market following the business combination.

Alpha Bermuda

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholder Consent to Action Without a Meeting

Alpha

Under the DGCL, unless otherwise provided in the Fourth Amended and Restated Certificate of Incorporation, any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting without prior notice and without a vote if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the shareholders at which all shares entitled to vote thereon were present and voted, and is duly delivered to the corporation. Alpha’s Fourth Amended and Restated Certificate of Incorporation does not restrict its shareholders from taking action by written consent.

Alpha Bermuda

The Companies Act provides that shareholders may take action by written consent of the shareholders representing the majority required if the action had been voted on at a meeting or representing such other majority (or unanimity) as provided in the bye-laws.

Special Meetings of Shareholders

Alpha

Under the DGCL, a special meeting of shareholders may be called by the board of directors or by persons authorized in the Fourth Amended and Restated Certificate of Incorporation or the bylaws. Alpha’s Bylaws provide that a special meeting of shareholders may be called only by a majority of the board of directors of Alpha.

Alpha Bermuda

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.  Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.  Alpha Bermuda’s bye-laws will provide that [the chairman or our board of directors] may convene an annual general meeting or a special general meeting.  Under Alpha Bermuda’s bye-laws, at least [NUMBER] days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting.  This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting.  The quorum required for a general meeting of shareholders is two or more persons present in person [at the start of the meeting] and representing in person or by proxy in excess of [50%] of all issued and outstanding common shares.

Distributions and Dividends; Repurchases and Redemptions

Alpha

Under the DGCL, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions. Surplus is defined in the DGCL as the excess of the “net assets” over the amount determined by the board of directors to be capital. “Net assets” means the amount by which the total assets of the corporation exceed the total liabilities. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital its own shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.

Alpha Bermuda

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.  Issued share capital is the aggregate par value of the company’s issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value.  Share premium accounts may be reduced in certain limited circumstances.  Under Alpha Bermuda’s bye-laws, each common share is entitled to dividends if, as and when dividends are declared by Alpha Bermuda’s board of directors, subject to any preferred dividend right of the holders of any preference shares.

Vacancies on Board of Directors

Alpha

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws. Alpha’s Fourth Amended and Restated Certificate of Incorporation provides that a vacancy or a newly created directorship may only be filled only by the board of directors, by a majority of the directors then in office or by the sole remaining director.

Alpha Bermuda

Alpha Bermuda’s bye-laws provide that a vacancy or a newly created directorship may be filled by a majority vote of the shareholders entitled to vote at a general meeting, or by a majority of the votes cast by the remaining directors.

Removal of Directors; Staggered Term of Directors

Alpha

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Alpha Bermuda

Staggered boards of directors are permitted under Bermuda law. Alpha Bermuda’s bye-laws provide for a staggered board. Further, Alpha Bermuda’s bye-laws provide that directors may be removed by shareholders in certain circumstances.

Alpha Bermuda’s bye-laws provide that a director may be removed, with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director.  The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting.  The director is entitled to attend the meeting and be heard on the motion for his removal.

Inspection of Books and Records

Alpha Under the DGCL, any stockholder may inspect the corporation’s books and records for a proper purpose.
Alpha Bermuda

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda.  These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association.  The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting.  The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public on payment of a fee.  The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year).  A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda.  A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge.  Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Amendment of Governing Documents

Alpha

Under the DGCL, a certificate of incorporation may be amended if:

•     the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

•     the holders of at least a majority of shares of stock entitled to vote on the matter, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class on an amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. Class voting rights do not exist as to other extraordinary matters, unless the certificate of incorporation provides otherwise. Except with respect to the approval of a “business combination,” Alpha’s Fourth Amended and Restated Certificate of Incorporation does not provide otherwise. Under the DGCL, the board of directors may amend bylaws if so authorized by the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws. Alpha’s Fourth Amended and Restated Certificate of Incorporation authorizes the board of directors to alter, amend, change or repeal its bylaws.

Alpha Bermuda

Bermuda law provides that the memorandum of continuance of a company may be amended by a resolution passed at a general meeting of shareholders.  Alpha Bermuda’s bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of Alpha Bermuda’s board of directors and by a resolution of its shareholders.  [In the case of certain bye-laws, such as the bye-laws relating to [election and removal of directors, approval of business combinations and amendment of bye-law provisions,] the required resolutions must include the affirmative vote of at least [ ]% of Alpha Bermuda’s directors then in office and of at least [ ]% percent of the votes attaching to all shares in issue.]

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company's issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981.  Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court.  An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose.  No application may be made by shareholders voting in favor of the amendment.

Indemnification of Directors and Officers

Alpha

Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought by or on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

•     by a majority of the disinterested directors, even though less than a quorum;

•     by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;

•     by independent legal counsel, if there are no disinterested directors or if the disinterested directors so direct; or

•     by a majority vote of the stockholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers. With respect to officers and directors, the advancement of expenses is contingent upon those individuals’ commitment to repay any advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Alpha’s Fourth Amended and Restated Certificate of Incorporation makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Alpha to the fullest extent permitted by law upon such director or officer undertaking to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Alpha.

Alpha Bermuda

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.  Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.  Unless a director or officer is fraudulent or dishonest, any liability for damages arising out of the performance of his duties will be proportionate to the extent to which he caused or contributed to the loss, as determined by the court.

Alpha Bermuda’s bye-laws provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty.  Alpha Bermuda’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits a company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director.

Limited Liability of Directors

Alpha

Delaware law permits corporations to adopt a provision limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. Delaware law does not permit any limitation of the liability of a director for:

•     breaching the duty of loyalty to the corporation or its stockholders;

•     failing to act in good faith;

•     engaging in intentional misconduct or a known violation of law;

•     obtaining an improper personal benefit from the corporation; or

•     paying a dividend or effecting a stock repurchase or redemption that was illegal under applicable law.

Alpha Bermuda

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.  Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.  Unless a director or officer is fraudulent or dishonest, any liability for damages arising out of the performance of his duties will be proportionate to the extent to which he caused or contributed to the loss, as determined by the court.

Alpha Bermuda’s bye-laws contain a broad waiver by its shareholders of any claim or right of action, both individually and on Alpha Bermuda’s behalf, against any of its officers or directors.  The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director.  This waiver limits the right of shareholders to assert claims against Alpha Bermuda’s officers and directors unless the act or failure to act involves fraud or dishonesty.

Shareholders’ Suits

Alpha

Delaware law requires only that the stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation.

Alpha Bermuda

  Class actions and derivative actions are generally not available to shareholders under Bermuda law.  The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association/continuation or bye-laws.  Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Alpha Bermuda’s bye-laws contain a provision by virtue of which its shareholders will waive any claim or right of action that they have, both individually and on its behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.   Alpha Bermuda has been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Advance Notification Requirements for Proposals of Shareholders

Alpha

Alpha’s bylaws require stockholders wishing to nominate directors or propose business for a stockholders’ meeting to give advance notice to the company. To be timely, a stockholders notice must be received not less than 60 and not more than 90 calendar days in advance of the [date in the current fiscal year that corresponds to the date in the preceding fiscal year on which Alpha’s notice of meeting and proxy statement were released to stockholders in connection with the previous year’s annual meeting], and must be received by Alpha within 10 days notice being mailed to stockholders or public disclosure being made regarding the meeting. The notice must also include specified information with respect to the stockholder proposing the business or making the nomination as well as specified information regarding the business proposal or the proposal nominee.

Alpha Bermuda

Shareholder(s) may in writing, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move or intend to move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement of not more than one thousand words in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting.  The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by Alpha Bermuda’s board must give notice of the intention to propose the person for election.  Where a director is to be elected at an annual general meeting, that notice must be given not less than [90 days] nor more than [120 days] before the anniversary of the last  annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than [10 days] following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made.  Where a director is to be elected at a special general meeting, that notice must be given not later than [10 days] following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

Cumulative Voting

Alpha

Under Delaware law, a corporation’s certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each stockholder is entitled to cumulate the stockholder’s votes. Alpha’s certificate does not provide for cumulative voting for the election of directors.
Alpha Bermuda Alpha Bermuda’s bye-laws provide that each holder of common shares is entitled to one vote for each share registered in that shareholder’s name.

Defenses Against Hostile Takeovers

Alpha Bermuda’s bye-laws contain provisions that could make it more difficult for a third party to acquire Alpha Bermuda without the consent of its board of directors.  These provisions provide for:

•	a classified board of directors with staggered three-year terms,

•	directors only to be removed for cause,

•	restrictions on the time period in which directors may be nominated,

•	its board of directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval, and

•	an affirmative vote of __% of our voting shares for certain “business combination” transactions which have not been approved by our board of directors.

These provisions could make it more difficult for a third party to acquire Alpha Bermuda, even if the third party’s offer may be considered beneficial by many shareholders.  As a result, shareholders may be limited in their ability to obtain a premium for their shares.

As a Bermuda company, Alpha Bermuda is not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders.

Acquisition of Shares of Minority Shareholders

Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

●
By a procedure under the Companies Act known as a “scheme of arrangement”.  A scheme of arrangement can be effected by obtaining the agreement of the company and of holders of shares, representing in the aggregate a majority in number and at least 75% in value of the shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement.  The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court.  If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of shares could be compelled to sell their shares under the terms of the scheme or arrangement.

●
If the acquiring party is a company it may compulsorily acquire all the shares of the target company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries.  If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

●
Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders.  When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares.  Such a compulsory acquisition is only possible where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Transfer of Alpha Bermuda’s Securities Upon Death of Holder

Under Alpha Bermuda’s bye-laws, the survivor or survivors where the deceased was a joint shareholder, and the legal representatives of the deceased shareholder where the deceased shareholder was a sole shareholder, shall be the only persons recognized by the Alpha Bermuda as having title to the share.

PROPOSAL NO. 5 - THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Acquisition Agreement among Alpha, Alpha Arizona, Soya, and the Soya selling shareholders, is subject to, and is qualified in its entirety by reference to, the Acquisition Agreement. The full text of the Acquisition Agreement is attached hereto as Annex A, which is incorporated by reference herein.

General Description of the Business Combination

Redomestication to Bermuda

Pursuant to the Acquisition Agreement, upon stockholder approval, Alpha will complete a corporate reorganization that would result in holders of Alpha securities holding securities in Alpha Bermuda, a Bermuda company rather than in Alpha, a Delaware corporation. The reorganization involves two steps. First, Alpha, the current Delaware corporation, will effect a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware in which it will merge with and into Alpha Arizona, its wholly owned Arizona subsidiary, with Alpha Arizona surviving the merger. Second, after the merger, and upon approval of Alpha’s stockholders, Alpha Arizona will become Alpha Bermuda, a Bermuda company, pursuant to a transfer of domicile and continuation procedure under Arizona and Bermuda law. The reorganization will change Alpha’s place of incorporation from Delaware to Bermuda. We refer to the entire two-step transaction as the “redomestication”.

The redomestication will result in all of Alpha’s issued and outstanding shares of common stock immediately prior to the redomestication converting into shares of Alpha Bermuda, and all units, warrants and other rights to purchase Alpha’s common stock immediately prior to the redomestication being exchanged for substantially equivalent securities of Alpha Bermuda.  The shares of Alpha Bermuda will continue to be quoted on the Alternext or such other public trading market on which its shares may be trading at such time.  Alpha will cease to exist and Alpha Bermuda will be the surviving company.  In connection therewith, Alpha Bermuda will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Alpha, including any and all agreements, covenants, duties and obligations of Alpha set forth in the Acquisition Agreement.

Business Combination with Soya; Acquisition Consideration

Immediately following the redomestication, Alpha Bermuda will acquire all of the issued and outstanding shares of Soya held by the Soya shareholders in exchange for shares of Alpha Bermuda at a ratio of approximately 574.6078 shares of Alpha for every one Soya share. Alpha Bermuda will issue an aggregate of 6,300,000 shares in the share exchange and an aggregate of $30,000,000. [Upon consummation of the business combination, Alpha Bermuda will change its name to _______, subject to the approval by shareholders of Alpha Bermuda and the Registrar of Companies in Bermuda.

Pursuant to the Acquisition Agreement, the selling shareholders have agreed to place 3,150,000 of the shares in escrow, to be released to the selling shareholders if the thresholds of $12.8 million and $17.2 million of adjusted net income of the combined company are met for the fiscal years ending December 31, 2008 and December 31, 2009, respectively. Subject to certain exceptions related to force majeure situations, in the event that such thresholds are not met, the escrowed shares shall be released from escrow and repurchased by Alpha Bermuda for the aggregate consideration of $1.00 and then cancelled. In addition, the Sellers are entitled to receive an aggregate of up to an additional 6 million newly issued Alpha shares if the thresholds of $19.5 million, $26 million and $34 million of the adjusted net income of the combined company are met for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011, respectively, which we refer to as the “deferred stock payment”. Alpha Bermuda shall also pay to the Soya shareholders 50% of all proceeds from the exercise of Alpha Bermuda’s warrants, up to but no more than $5,000,000.

Pursuant to the Acquisition Agreement and in an effort to increase the chances for approval of the Business Combination Proposal, the selling shareholders have agreed, subject to certain limitations, to use best efforts to negotiate the purchase up to $22.0 million worth of Alpha common stock issued in its IPO after the filing of the S-4 registration statement with the SEC for which this proxy statement/prospectus is a part.  We call these purchases “insider purchases”. The selling shareholders will not have an obligation to engage in these insider purchases unless the purchase price per share of these insider purchases is no more than $10.00.

Alpha will not consummate the business combination unless the Certificate of Incorporation Amendment Proposals, the Ratification Proposal and Redomestication Proposal are also approved.  Similarly, the Redomestication Proposal will not be consummated if the Certificate of Incorporation Amendment Proposals, the Ratification Proposal and Business Combination Proposal are not approved, the Certificate of Incorporation Amendment Proposals will not be effected unless the Redomestication Proposal, the Ratification Proposal and the Business Combination Proposal are approved and the business combination is also consummated and the Ratification Proposal will not be effected unless the Certification of Incorporation Amendment Proposals, the Redomestication Proposal and the Business Combination Proposal are approved and the business combination is also consummated.  The approval of the Incentive Plan Proposal and the Adjournment Proposal is not a condition to any of the other proposals.

Background of the Business Combination

The terms of the Acquisition Agreement are the result of negotiations between representatives of Alpha and Soya. The following is a brief discussion of the background of these negotiations, the business combination and related transactions.

Alpha is a blank check company formed on April 20, 2005 for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, of an operating business in the U.S. homeland security or defense industries or a combination thereof.

On March 28, 2007, Alpha consummated its initial public offering, or “IPO,” of 6,000,000 units, with each unit consisting of one share of common stock, par value $0.0001 per share, and one warrant to purchase one additional share of common stock at an exercise price of $7.50 per share. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $60,000,000. Prior to the consummation of the IPO, Alpha consummated the private sale of 3,200,000 warrants at a price of $1.00 per warrant, generating total proceeds of $3,200,000, to Steven M. Wasserman, an officer and director of Alpha, and an individual who is a former director of Alpha. The net proceeds from the sale of our units and the private placement of warrants after deducting certain offering expenses were approximately $57,828,431.  Because payment of a portion of underwriting and other costs was deferred, $60,002,831 was placed in the trust account established in connection with the IPO.  $1,825,000 in interest earned on the funds in the trust account, is available to be used by Alpha to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.  Through December 31, 2008, Alpha has used approximately $3,232,766 of the total of the net proceeds that were not deposited into the trust account and amounts allowed to be withdrawn from the trust account to pay general and administrative expenses. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest.

The shares of Alpha’s common stock, warrants and units are traded on the Alternext, under the symbols “HDS,” “HDS.WT” and “HDS.U,” respectively. Each of Alpha’s units consists of one share of common stock and one warrant to purchase an additional share of Alpha’s common stock for a consideration of $7.50 per share. Alpha’s units commenced trading on the the Alternext on March 23, 2007. Alpha’s common stock and warrants commenced trading separately on June 14, 2007. Following consummation of the business combination, Alpha will be reorganized into a Bermuda company, or “Alpha Bermuda.” It is contemplated that the Alpha Bermuda securities will continue to be listed on the Alternext or another public trading market following the business combination.

Background of Transaction

Promptly after Alpha’s IPO in March 2007, the officers and directors of Alpha commenced the process of sourcing potential business combination targets. The board of Alpha established a list of criteria for screening for potential targets, including:

•	principal portion of operations located in the U.S. homeland security or defense industries or a combination thereof;

•	business sector with favorable profitability and growth outlook;

•	the competitive position of the target within the sector to be among the leaders or with unique competitive advantages;

•	business model with long-term sustainability;

•	strong historical financial track record demonstrating the growth of the target’s business as well profitability of its business model;

•	size significant enough with a fair market value of at least 80% of Alpha’s net assets at the time of the business combination;

•	strong management capable of leading the target going forward after the business combination;

•	a suitable structure;

•	high motivation by the target combination to be listed as a public company in the U.S.; and

•	financial track record and internal control system that allows for a U.S. GAAP audit report to be produced.

The Alpha team reached out to a large number of business contacts that it believed might refer potential targets to Alpha, including individuals known to the Alpha team as knowledgeable about deals in the marketplace, financial advisory firms specialized in deal flow sourcing or advising companies in fund raising or financial transactions, senior business executives, professional investment managers and private equity investment funds. The Alpha team also called and spoke to officers of various companies to discuss the Alpha value proposition.

Between the closing of the IPO of Alpha and September 20, 2008, Alpha received and generated leads and reviewed a total of more than 89 potential business combination candidates. These candidates originally were in the U.S. homeland security or defense industries.  However, Alpha ultimately expanded the scope of its search to businesses engaged in a wide range of industry sectors, including aerospace,  franchising, distribution, and various other companies that were experiencing “high growth” with a view to their  net income. Most of these reviews were done on a preliminary basis, and did not progress towards a substantive discussion of terms of a potential transaction with Alpha. Depending on the candidate involved, these companies were deemed unsuitable as a business combination target with Alpha for various reasons, including but not limited to, the target not meeting Alpha’s criteria as described above or lack of interest on the part of the candidate to pursue further discussions with Alpha, and with a view to the significant market  fluctuations  that currently exist.

Out of the candidates that Alpha has reviewed, Alpha moved forward with substantive discussions beyond the level of an initial proposal, including conducting substantial due diligence and preliminary discussions of terms of transactions, with ten of such candidates. These candidates were in the following different industry sectors: defense; aerospace, security, and food franchising. Of these ten, six candidates progressed into even further due diligence work by Alpha, together with preliminary discussions of principal deal terms and negotiations towards a potential business combination. However, Alpha did not proceed forward with these candidates due to a combination of factors, including, among other factors, the candidates were not capable of producing U.S. GAAP audited financial statements in a timely fashion, and that Alpha and the candidates could not reach consensus on legal and business terms on the definitive merger agreements, as more fully described below.

The first was a defense company that Alpha initially met with in February l, 2008. Alpha and the candidate entered into a non-binding letter of intent and Alpha proceeded with due diligence on the candidate itself and its industry sector more generally. Alpha terminated the discussion when this company because  it became clear to Alpha that the candidate was not yet ready to proceed with the required audit process and that the middle-to-long term outlook for that industry segment was uncertain.

The second company was a defense/security/infrastructure company that Alpha initially contacted in May 2008. Alpha and the candidate entered into a non-binding letter of intent and proceeded with due diligence. After extended negotiation with the target regarding deal structuring, the negotiation was terminated because of the concern by the target of the uncertainty currently in the public markets.

The third company was an aerospace company that Alpha initially contacted in June 2008. Alpha and the candidate entered into a non-binding letter of intent and proceeded with due diligence. After extended negotiation with the target regarding deal structuring, the negotiation was terminated because Alpha decided to move forward with another candidate, Soya.

The fourth company was an aerospace company that Alpha initially contacted in July 2008. Alpha and the candidate entered into a non-binding letter of intent and proceeded with due diligence. After extended negotiation with the target regarding deal structuring, the negotiation was terminated because there was a concern at Alpha about the receptivity level the public markets to this type of company.

The fifth company was a high growth telecom company that Alpha initially contacted in July 2008. Alpha and the candidate entered into a non-binding letter of intent and proceeded with due diligence. After extended negotiation with the target regarding deal structuring, the negotiation was terminated because Alpha decided to move forward with another candidate, Soya.

Background of Discussion with Soya

Initial discussions took place on August 28, 2008, and thereafter on October 2008 between members of CMIA  Capital Partners (an investor in Soya and private equity firm located in Singapore which included Mr. Lee Chong Min, (founder and Managing Partner), Mr. Anson Wang (founder and Managing Partner), Mr. Edmund Tan (Partner) and Mr. Leow Wei Chang (Financial Controller of Soya) and  Mr. Steven Wasserman of Alpha, and Mr. Robert Blaha of Alpha.  Each party was interested in pursuing a transaction involving the merger of Soya with a SPAC. Mr. Leow commenced the initial due diligence in relation to a potential transaction. Steven Wasserman and Robert Blaha at Alpha performed preliminary due diligence on Soya and the soybean industry in China. On September 11, 2008, Mr. Wasserman provided to Soya a basic term structure that Alpha believed to be feasible. Soya did not indicate that it would accept the initial offer, but indicated that it would consider it if the offer was improved from a financial point of view. In the weeks following this initial proposal, personnel from both Soya and Alpha had numerous discussions regarding potential deal structuring, while Alpha’s management continued to perform due diligence.

Negotiation of Definitive Agreement

After several meetings and conference calls between Soya’s management, Mr. Zhao Guangchun (Chairman of Board of Directors of Soya), Mr. Zhang Jinguo (Chief Financial Officer of Soya) and Mr. Leow and Alpha’s officers and directors (Mr. Steven Wasserman, Mr. Gary E. Johnson, Mr. Robert Blaha, Ms. DiBattiste and Mr. Fogelman), between September 11 and September 14, 2008, Alpha submitted  a summary of basic terms of the transaction on September 15, 2008. Soya responded with a counteroffer on September 19, 2008. Afterwards, numerous negotiations between Alpha and Soya were held. There were also several conference calls and numerous email discussions among Alpha, Soya, and Loeb & Loeb LLP regarding the transaction. After the discussions and negotiations, the essential deal terms were tentatively agreed on or around September 24, 2008 and Loeb & Loeb LLP was instructed to draft the Acquisition Agreement. On November 3, 2008, Alpha provided the first draft of the Acquisition Agreement to Soya and its legal counsel, Dorsey & Whitney LLP.

As part of its business due diligence, Alpha reviewed various internal agreements, financial data and legal documents provided by Soya and Steven Wasserman  made a visit to Changsha, Jinan and  Dezhou City to see the  facilities of Soya, and further examined the operational flow, process, and storage facilities of Soya and interviewed various members of the senior management team of Soya. Alpha’s management team, thereafter, also examined and estimated the overall size of Soya’s historical operations and analyses of the soybean industry in China. In addition, Alpha’s directors and officers participated in over 20 telephone conferences between various members of the working group, including Soya, attorneys and accountants, to discuss various aspects of due diligence, transaction terms and structuring.

Between  September 24, 2008 and November 5, 2008, Soya sent several lists requesting various documents and information related to Alpha in order to satisfy Soya’s due diligence work on Alpha. Alpha responded throughout the month(s) of November 2008 and December 2008 with various requested items on Soya’s lists.

During the drafting process of the Acquisition Agreement, Soya and Alpha continued to negotiate various business and legal terms of the Acquisition Agreement throughout December 2008 until the Acquisition Agreement was finalized on December 31, 2008.

On  January 5, 2009, Alpha held a telephonic board meeting attended by all the members of the board of directors and at which the proposed transaction was approved and the management was authorized to file the necessary documents with the SEC to hold a stockholders’ meeting for the solicitation of stockholders’ approval of the business combination with Soya. Accordingly, the Acquisition Agreement was signed effective December 31, 2008. On January 6, 2009, Alpha filed a current report on Form 8-K announcing the execution of the Acquisition Agreement.

Alpha Board of Directors’ Reasons for the Approval of the Business Combination

The Alpha board of directors concluded that the business combination and the related transactions are in the best interests of Alpha’s stockholders and that the consideration to be paid in the business combination and the related transactions is fair to Alpha.

The consideration to be paid in the business combination and the related transactions was determined by several factors. Alpha’s board of directors considered various industry and financial data, Soya’s operation information and financial data supplied by Soya’s management, certain forward looking assumptions and projections of the industry, market and Soya’s business, and certain valuation analyses and metrics compiled by Alpha, in order to determine that the consideration to be paid in the business combination and the related transactions is fair, from a financial perspective, to Alpha and in the best interests of Alpha and its stockholders.

Alpha conducted a due diligence review of Soya that included an industry analysis, an evaluation of Soya’s existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of the consideration to be paid by Alpha.

Alpha’s board of directors considered a wide variety of factors in connection with its evaluation of the transaction. In light of the complexity of those factors, Alpha’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of Alpha’s board of directors may have given different weight to different factors. Alpha’s board of directors determined that the Acquisition Agreement and the business combination and the related transactions contemplated thereby are fair to Alpha from a financial perspective, and in the best interests of Alpha and its stockholders.

Favorable Factors

In considering the transaction, the Alpha board of directors gave considerable weight to the following favorable factors:

Soya is well-positioned to capture significant growth opportunities in China.

Alpha believes that Soya is well positioned in a fast growing market. As the world's largest consumer of soy-based foods, Soya has the opportunity to take advantage of this significant demand in the PRC. Alpha’s board of directors was impressed with Soya's franchise growth (700 units in over 2 years) and the fact that Soya products are sold in over 6000 points of distribution.

Alpha believes that Soya can continue to grow its franchise business by replicating the success it has enjoyed previously throughout the PRC and possibly the Pacific Rim, as Soya's current units are located in an area of dominant influence of 90 million people, Alpha believes Soya can continue to grow it units and points of distribution in the rest of the China.

Coupled with having its own manufacturing facility, Soya has the unique competitive advantage of not only producing its own products but enjoys the flexibility of also changing its product mix based upon consumer taste(s).

Soya’s long-term steady streams of cash flows are expected to contribute an increasing proportion of its revenues as the number of subscribers accumulated over the years continue to grow.

From a financial perspective, Soya has had a compelling cash flow history. Alpha believes that as the population in the PRC continues to gravitate towards products made from modern processing plants, Soya will experience continued opportunities in this growing market.

The terms of the Acquisition Agreement and other transaction agreements.

The terms of the Acquisition Agreement, including the closing conditions, covenants and termination provisions are customary and reasonable from Alpha’s perspective. The Alpha board of directors placed importance on the Acquisition Agreement including customary and reasonable terms and conditions as it believed that such terms and conditions would protect Alpha’s interests in the transaction and enhance the likelihood of closing. The Alpha board of directors believes that the terms and conditions of the Acquisition Agreement permit Alpha to proceed with the transaction with confidence.

80% Test Analysis

It is a requirement that any business acquired by Alpha have a fair market value equal to at least 80% of its net assets at the time of acquisition, which assets shall include the amount in the trust account. Alpha’s net asset value, without exclusion of IPO underwriter’s deferred discount, is $____ million as of                     , 2009. This net asset value multiples by _._ results in $___ million.

Excluding potential earn-out payments, the initial consideration of $93 million exceeds 80% of the net asset value of Alpha, without considering the IPO underwriter’s deferred discount. In addition to determining whether the initial consideration of $93 million exceeds 80% of the net asset value of Alpha, the board of directors compared the outputs of its valuation analyses, to the 80% net asset value test, and in each case, the 80% test was met.

Fairness Opinion:

New Century Capital Partners delivered its written fairness opinion to the board of directors on January 22, 2009, and subsequently made a formal presentation, via a conference call, to Alpha’s board of directors on January 27, 2009. The fairness opinion stated that, as of January 22, 2009, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on New Century Capital Partners’ review as set forth in the fairness opinion, it is New Century Capital Partners’ opinion that the consideration to be paid in conjunction with the business combination was fair, from a financial point of view, to the stockholders of Alpha. The fairness opinion provided by New Century Capital Partners is based on the consideration to be paid to Soya which is contemplated in the Acquisition Agreement filed by Alpha as an exhibit to its Form 8-K filed on January 6, 2009.  The full text of the written fairness opinion of New Century Capital Partners is attached as Annex B and is incorporated by reference into this joint proxy statement/prospectus.

You are urged to read the New Century Capital Partners’ fairness opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed, methods employed and limitations on the review that it has undertaken in rendering its fairness opinion. The summary of the New Century Capital Partners’ fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the fairness opinion.

The New Century Capital Partners’ fairness opinion is for the use and benefit of Alpha’s board of directors in connection with its consideration of the business combination and it does not constitute a recommendation to the board of directors or to any holders of Alpha’s common stock as to how to vote or proceed with respect to any of the proposals set forth in this joint proxy statement/prospectus.

In arriving at its opinion, New Century Capital Partners took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, New Century Capital Partners:

•	Reviewed financial statements of Soya for the fiscal years 2006 and 2007, and for the period ending September 30, 2008;
•	Reviewed publicly available filings by Alpha, including its quarterly filing on Form 10-Q for the period ended September 30, 2008;
•	Reviewed the Agreement and Plan Merger, Conversion and Share Exchange filed in an 8-K on January 6, 2009;
•	Reviewed the Letter of Intent dated September 24, 2008;
•	Conducted management financial and operational due diligence telephonically with the senior management of Soya;
•	Developed a selected group for comparative purposes of China-based publicly traded companies;
•	Reviewed publicly available financial data, stock market performance data and trading multiples of China-based companies for comparative purposes;
•	Reviewed certain publicly available information for precedent China-based transactions for acquisitions for the period January 1, 2004 to January 20, 2009; and
•	Developed financial forecasts and a discounted cash flow analysis for Soya using the financial forecast supplied to New Century Capital Partners by Soya.

In rendering its fairness opinion, New Century Capital Partners assumed the accuracy and completeness of all of the information that has been supplied to it with respect to Alpha, and Soya without assuming any responsibility for any independent verification of any such information. Further, New Century Capital Partners relied upon the assurance of Alpha and Soya that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to its analysis. New Century Capital Partners has not made any physical inspection or independent appraisal of any of the properties or assets of Alpha or Soya, nor has New Century Capital Partners evaluated the solvency or fair value of Alpha or Soya under any domestic or international laws relating to bankruptcy, insolvency, or similar matters. New Century Capital Partners assumed that the business combination will be consummated on the terms and conditions described in the Agreement and Plan Merger, Conversion and Share Exchange reviewed by them. New Century Capital Partners’ fairness opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by New Century Capital Partners at the date of its written fairness opinion.

The written fairness opinion only addresses the matters specifically addressed therein. Without limiting the foregoing, the written opinion does not address: (i) matters that require legal, regulatory, accounting, insurance, tax or other professional advice; (ii) the underlying business decision of Alpha or any other party to proceed with or effect the business combination; (iii) the fairness of any portion or aspect of the business combination not expressly addressed in the fairness opinion; (iv) the relative merits of the business combination as compared to any alternative business strategies that might exist for Alpha or the effect of any other transaction in which Alpha might engage; (v) any matters related to the risks associated with the assets and/or equity interests to be acquired in the business combination, including without limitation, the fluctuation in currency exchange rates, property rights and regulatory considerations; or (vi) the tax or legal consequences of the business combination to either Alpha, its stockholders or any other party.

With respect to the financial information, forecasts and assumptions furnished to or discussed with New Century Capital Partners by Soya, New Century Capital Partners has assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of Soya’s management as to the expected future financial performance of the combined entity. For purposes of New Century Capital Partners’ written fairness opinion, New Century Capital Partners assumed that each of Alpha and Soya is not a party to any pending material transaction other than the business combination and those activities undertaken in the ordinary course of business. Further, New Century Capital Partners makes no representations as to the actual value which may be received in connection with the business combination, nor the legal, regulatory (foreign or domestic), tax or accounting effects of consummating the business combination.

New Century Capital Partners assumed that the business combination will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable foreign, federal and state securities rules and regulations. New Century Capital Partners assumed that the business combination will be consummated substantially in accordance with the terms and conditions set forth in the Acquisition Agreement, without any further amendments to these terms and conditions.

New Century Capital Partners’ analysis and fairness opinion are necessarily based upon market, economic and other conditions as they existed on and could be evaluated on January, 20 2009. Accordingly, although subsequent developments may affect its fairness opinion, New Century Capital Partners has not assumed any obligation to update, review or reaffirm its fairness opinion.

In connection with rendering its fairness opinion, New Century Capital Partners performed certain financial, comparative and other analyses as summarized below. Each of the analyses that New Century Capital Partners conducted provided a valuation methodology, in order to determine the valuation of the combined entity. The summary of New Century Capital Partners’ analyses and valuation methodologies described below are not a complete description of the analyses underlying New Century Capital Partners’ fairness opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In addition, New Century Capital Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The estimates contained in New Century Capital Partners’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than the analyses suggest. Accordingly, New Century Capital Partners’ analyses and estimates are inherently subject to substantial uncertainty. New Century Capital Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses that New Century Capital Partners performed in connection with the preparation of its fairness opinion.

The analyses performed were prepared solely as part of New Century Capital Partners’ analysis of the fairness, from a financial point of view, to Alpha with respect to the consideration to be paid in connection with the proposed acquisition Soya, and were provided to Alpha’s board of directors in connection with the delivery of New Century Capital Partners’ fairness opinion. The fairness opinion of New Century Capital Partners was just one of the many factors taken into account by Alpha’s board of directors in making its determination to approve the transaction, including those described elsewhere in this joint proxy statement/prospectus.

Comparable Company Analysis

This method applies the comparative public market information of companies comparable to Soya.  The methodology assumes that companies in the same industry share similar markets.  The potential for revenue and earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics.  The underlying components in the comparable company analysis assume that both Soya and the Comparable Companies are ongoing concerns.

Using publicly available information, New Century Capital Partners compared selected financial data of Soya with similar data of selected publicly traded food and beverage companies within China considered by New Century Capital Partners to be comparable to Soya.  In this regard, New Century Capital Partners noted that although such companies were considered similar, none of the companies have the same management, makeup, size or combination of business as Soya.  The comparable group includes:  Beijing Jingkelong, Hsu Fu Chi, Tingyi, Uni-president China, Want Want, and Wumart Stores (collectively, the “Comparable Companies”).

New Century Capital Partners analyzed the following financial data for each of the Comparable Companies:  (1) the “enterprise value” (“EV”) defined as common stock market value (the number of fully-diluted shares multiplied by the closing price of the common stock), plus total debt and preferred stock, less cash as a multiple of 2008, 2009, and 2010 estimated revenue and EBITDA (which EBITDA estimates reflect a mean consensus of research analysts’ EBITDA estimates as reported by Institutional Brokers Estimate Service (“IBES”)), for each of the Comparable Companies; and (2) the closing price of the common stock on January 20, 2009, as a multiple of earnings per share (“EPS”) estimates for 2008, 2009, and 2010 for each of the Comparable Companies.

New Century Capital Partners performed valuation analyses by applying certain market trading statistics of the Comparable Companies to the historical and estimated financial results of Soya.  Soya is generating significantly less revenue than the Comparable Group (e.g., approximately 4% of the Comparable Group in 2008).  As a result, the Public Comparable Companies’ multiples are discounted 30% due to Soya being smaller than the comparable group.  New Century Capital Partners examined Wall Street research on the Comparable Companies, and for other publicly traded companies and we also examined other industry research and made the following observations:  While a variety of valuation methodologies and metrics are used in determining a food and beverage company’s value, we found that the majority of the time companies are valued two ways using: (i) the 2008, and 2009 EBITDA and applying a discounted EV/EBITDA multiple; and (ii) the 2008, 2009, and 2010 net income and applying a discounted Market Cap./net income multiple to determine a food and beverage company’s value. As a result of these valuation analyses, we derived an average implied enterprise value of $186.8 million for Soya.

Precedent Transaction and Evaluation Analysis

New Century Capital Partners reviewed information on certain China-based transactions, which New Century Capital Partners deemed to be relevant to the Transaction, which included both food and beverage and retail transactions, which occurred from January 1, 2004 to January 20, 2009.

Information reviewed in the precedent transactions consisted of EV divided by LTM revenues and EBITDA as of the time of the announcement of the acquisition.  New Century Capital Partners used the average of the stripped mean of the multiples paid in the food and beverage merger and acquisition transactions, with the stripped mean of the multiples paid in the retail merger and acquisition transactions, to derive a mean implied enterprise value of $173.2 million.

Discounted Cash Flow Analysis

New Century Capital Partners utilized a discounted cash flow analysis which calculates the present value of Soya based on the sum of the present value of the projected available cash flow streams and the terminal value of the equity.

New Century Capital Partners used financial projections for Soya, provided by the management of Soya, for the three fiscal years ending December 31, 2009 through December 31, 2011.  New Century Capital Partners then calculated projected free cash flows and Soya’s terminal value. New Century Capital Partners determined Soya’s terminal value by applying EBITDA multiples of 3.5x, 4.0x and 4.5x to Soya’s projected revenue for the year ending December 31, 2011.  The terminal value and free cash flows were then discounted using a range of discount rates from 9.0% to 11.0% (based on Soya’s weighted average cost of capital), which yielded a range of enterprise values of $114.4 million to $151.3 million and a mean enterprise value of $132.4 million.

In determining the discount rates used in the discounted present value analysis, New Century Capital Partners noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors.  In determining the appropriate EBITDA multiple used in calculating Soya’s projected future equity value, New Century Capital Partners noted, among other things, the multiples at which public companies which New Century Capital Partners deemed comparable to Soya historically traded, and the multiples observed in historical mergers and acquisition transactions which New Century Capital Partners deemed relevant.

Conclusion

Based on the information and analyses set forth above, New Century Capital Partners delivered its written fairness opinion to Alpha’s board of directors, which stated that, as of January 22, 2009, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on its review as set forth in the fairness opinion, in the opinion of New Century Capital Partners, the consideration to be paid in conjunction with the acquisition of the entity is fair, from a financial point of view, to the stockholders of Alpha. New Century Capital Partners received a fee of $25,000 in connection with the preparation and issuance of its fairness opinion. In addition, New Century Capital Partners will receive an additional fee of $55,000 contingent upon completion of the business combination. Alpha agreed to indemnify New Century Capital Partners for certain liabilities that may arise out of the rendering of its fairness opinion. New Century Capital Partners’ fee for providing the fairness opinion was determined based on arm’s-length negotiations between the parties. Neither New Century Capital Partners, nor its affiliates, held any securities of Alpha or Soya, nor did any members or officers of New Century Capital Partners serve as a director of Alpha or Soya. New Century Capital Partners or one of its affiliates may provide investment banking and related services to Alpha in the future.

General Matters Regarding Fairness Opinion

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, such analyses and fairness opinion are not susceptible to summary description. Furthermore, New Century Capital Partners made qualitative and quantitative judgments as to the significance and relevance of each analysis and factor. Accordingly, New Century Capital Partners analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered without considering all analyses and factors, could provide a misleading or incomplete view of the process underlying the conclusions expressed in the fairness opinion.

In its analysis, New Century Capital Partners made a number of assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Soya, Alpha and New Century Capital Partners. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth in the analysis. In addition, analyses relating to the value of the entity do not purport to be appraisals or to reflect the prices at which securities of Alpha may be sold after the merger is approved.

New Century Capital Partners’ fairness opinion does not constitute a recommendation to the board of directors or to any holder of Alpha’s securities as to how such a person should vote or act with respect to any of the proposals set forth in this joint proxy statement/prospectus. The opinion does not address the decision of the board of directors to enter into the business combination as compared to any alternative business transactions that might be available to Alpha nor does it address the underlying business decision to engage in the business combination.

New Century Capital Partners is an investment banking firm with experience in providing mergers and acquisitions investment banking advisory services, including providing fairness opinions and valuations, private placements, including PIPEs, and other investment banking services. The board of directors of Alpha retained New Century Capital Partners based on its mergers and acquisitions expertise and reputation, including its previous experience in providing fairness opinions for blank-check transactions, as well as recommendations from other companies that had engaged New Century Capital Partners for similar purposes, and New Century Capital Partners’ ability to render a fairness opinion within the required timeframe.

Advisors

Alpha engaged the following advisors to assist management in identifying, evaluating, structuring and marketing transactions with potential targets.

Pursuant to an agreement dated December 2, 2008 Alpha retained Rodman & Renshaw, LLC (the “Financial Advisory Agreement”) to provide general marketing and advisory services through March 28, 2009 (the “Term”) with respect to a purchase of assets or securities or other business combination.  Rodman & Renshaw is entitled to a cash fee of $1 million upon the closing of an acquisition.  Alpha has also agreed to reimburse Rodman & Renshaw for all travel and out-of-pocket expenses up to $25,000, and to indemnify and hold Rodman & Renshaw harmless for any losses suffered by it in connection with its obligations under the Financial Advisory Agreement.  In addition, Alpha has agreed to retain Rodman & Renshaw as placement agent in connection with any financing undertaken by Alpha in connection with an acquisition.  In connection with its placement agent activities, Rodman & Renshaw is entitled to a cash fee equal to 6% of the purchase price for the securities sold by Alpha and warrants to purchase 6% of the number of common shares sold (including shares underlying warrants).  The warrants would have the same terms as those sold, and if no warrants were sold, an exercise price equal to 125% of the price at which equity securities are sold, and if no equity securities are sold, 125% of the market price of Alpha’s common stock at closing.  The warrants would have a five-year term and the underlying shares of common stock would have registration rights on the same terms as those granted to the investors in such financing.  Rodman & Renshaw would be entitled to the same cash and warrant consideration with respect to any financing or capital raising transaction during the 12-month period following the expiration or termination of the Financial Advisory Agreement to the extent such financing or capital is provided to Alpha by investors who Rodman & Renshaw had introduced to Alpha during the Term.  Steven M. Wasserman, Alpha’s Co-Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President and Secretary, is a Senior Managing Director of Rodman & Renshaw.

Pursuant to an agreement dated April 23, 2008, Alpha has retained EarlyBird Capital, Inc. as a financial adviser in connection with evaluating target companies for a potential business combination, to provide advice on the structure, negotiations, valuation and other financial matters as may be requested from time-to-time.  The agreement is for a two-year term, subject to earlier termination upon closing of an acquisition (“EB Term”).  Alpha has agreed to pay EarlyBird a cash fee equal to 1.5% of the purchase price (including cash and securities paid or to be paid) upon closing, subject to a maximum of $1.2 million, or a termination fee of $150,000 if Alpha receives any termination, break-up or other similar fee during the EB Term or within 24 months thereafter.  Alpha has also agreed to reimburse EarlyBird for all travel and other expenses (including legal) incurred in connection with its retention, $25,000 of which has already been to indemnify and hold EarlyBird harmless for any losses suffered by it in connection with its obligations under the agreement.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Alpha board of directors, you should keep in mind that Alpha’s executive officers and members of Alpha’s board of directors have interests that may be different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•
if the proposed business combination or an alternative business combination is not completed by March 28, 2009, Alpha will be required to liquidate. In such event, the 1,580,000 warrants to purchase shares of common stock held by Alpha officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of approximately $25,000, will be worthless, as will the 3,200,000 warrants that were acquired prior to the IPO for an aggregate purchase price of $3,200,000. Such common stock and warrants had an aggregate market value of approximately $________ based on the last sale price of $____ and $____, respectively, on the Alternext on ______ ___, 2009 and ______ ___, 2009, respectively;

•
Steven M. Wasserman, Alpha’s Chief Executive Officer, Chief Financial Officer, President, Secretary and Co-Chairman of Alpha’s board of directors and Robert B. Blaha, Alpha’s Chief Management Officer, Executive Vice President and Co-Chairman of Alpha’s Board of Directors, have agreed pursuant to agreements with Alpha and Maxim Group LLC that they will indemnify and hold Alpha harmless against any and all loss, liability, claims, damages and expense to which Alpha may become subject as a result of any claim by any target business, prospective target business or any vendor or other entity owed money by Alpha for services rendered or products sold to Alpha or the claims of any target business or prospective target business, but only to the extent necessary to ensure that the amount in the trust account is not reduced by such loss, liability, claim, damage or expense, and provided that and to the extent that (with the approval of Alpha’s Chief Executive Officer, Steven M. Wasserman, and the vote or written consent of no less than a majority of Alpha’s board of directors, including all of Alpha’s non-independent directors) Alpha has elected to forego obtaining valid and enforceable waivers from such third parties. If the business combination is consummated, neither Messrs. Wasserman or Blaha will have to perform such obligations. As of December 31, 2008, Alpha believes that the maximum amount of the indemnity obligation was approximately $____, which was computed based on the amount payable to creditors, less amounts relating to creditors for which Alpha has received a waiver of each such creditor’s right to sue the trust account. If the business combination is not consummated and Alpha does not have sufficient funds outside of the trust account, if vendors that have not signed waivers sue the trust account and win their cases, the trust account could be reduced by the amount of the claims, and Messrs. Wasserman or Blaha would be required to fulfill certain of their indemnification obligations and may not be able to satisfy their respective individual obligations to indemnify Alpha;

•
warrants to purchase 5,200,000 shares of Alpha common stock at an expense price of $7.50 per share held by Alpha’s officers and directors are exercisable only upon consummation of a business combination;

•
all rights specified in Alpha’s Fourth Amended and Restated Certificate of Incorporation relating to the right of officers and directors to be indemnified by Alpha, and of Alpha’s officers and directors to be exculpated from monetary liability with respect to prior acts or omissions, will continue after the business combination. If the business combination is not approved and Alpha liquidates, Alpha will not be able to perform its obligations to its officers and directors under those provisions;

•
if the business combination with Soya is completed, three designees of Alpha, which initially will be Steven M. Wasserman, Robert B. Blaha and Gary E. Johnson, and three designees of Soya, which initially will be Zhao Guangchun, Zhang Jinguo and Zhao Benxi, and one designee mutually agreed to by Alpha and Soya, which initially will be Li Lite, will serve as directors of Alpha Bermuda; and

•
In the event that more than 20% of the holders of Alpha common stock issued in this IPO exercise their redemption rights, a proportional percentage of the shares of common stock held by our initial stockholders including all of our directors or officers will automatically, and without any further action required by us or such stockholders, be forfeited and cancelled upon consummation of the business combination.  The percentage of shares forfeited will be equal to the percentage of redemptions above 20% and will be pro rata among the initial stockholders based on the 1,580,000 shares owned by them.

•
The business combination contemplates a transaction that does not comply with the limitations of Alpha’s Fourth Amended and Restated Certificate of Incorporation.  By entering into the Acquisition Agreement, the officers and directors may have exceed the corporate authority of Alpha and therefore, Alpha is requesting that its stockholders ratify the actions taken regarding the Acquisition Agreement and the business combination.

•
Alpha’s financial, legal and other advisors have rendered services for which they may not be paid if the business combination is not approved. Any recovery of such fees and expenses by these vendors will be much more difficult in the event the business combination is not approved while such recovery is not expressly contingent on the outcome of the Alpha stockholder vote, these vendors could be viewed as having an interest in the outcome of such vote.

In addition, the exercise of Alpha’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Certain U.S. Federal Income Tax Consequences

The merger should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles, and no gain or loss should be recognized by Alpha stockholders or warrant holders for U.S. federal income tax purposes as a result of their exchange of Alpha common stock or warrants for the common stock or warrants of Alpha Arizona.

The continuation also should qualify as a nontaxable reorganization under applicable U.S. federal income tax principles, and no gain or loss should be recognized by Alpha Arizona stockholders or warrant holders for U.S. federal income tax purposes as a result of their deemed exchange of Alpha Arizona common stock or warrants for the shares or warrants of Alpha Bermuda. Alpha Arizona, however, should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the continuation equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the continuation. For this purpose, the valuation of Alpha Arizona’s assets at the time of continuation may take into account a variety of factors, including possibly the fair market value of Alpha Arizona’s shares immediately prior to the continuation. Since any such gain will be determined based on the value of Alpha Arizona’s assets at that time, the amount of such gain (and any U.S. federal income tax liability to Alpha Arizona by reason of such gain) cannot be determined at this time. Any U.S. federal income tax liability incurred by Alpha Arizona as a result of such gain should become a liability of Alpha Bermuda by reason of the continuation.

Alpha Bermuda should not recognize any gain or loss for U.S. federal income tax purposes as a result of the share exchange and certain “anti-inversion” provisions in the Internal Revenue Code of 1986, as amended (the “Code”), should not apply to treat Alpha Bermuda as a U.S. corporation after the continuation and share exchange.

See “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus for further details.

Anticipated Accounting Treatment

The business combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Soya immediately prior to the business combination will have effective control of Alpha Bermuda (the ultimate successor corporation to Alpha) through its approximately 45.4% shareholder interest in the combined entity, assuming no share redemptions (54.6% in the event of maximum share redemptions) and control of a substantial proportion of the board of directors and all of the senior executive positions.  For accounting purposes, Soya will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Soya, i.e., a capital transaction involving the issuance of stock by Soya (through Alpha Bermuda) for the stock of Alpha Bermuda and a cash dividend payable to the shareholders of Soya equal to the cash portion of the consideration.  Accordingly, the combined assets, liabilities and results of operations of Soya will become the historical financial statements of Alpha Bermuda, and Alpha Bermuda’s assets, liabilities and results of operations will be consolidated with Soya beginning on the acquisition date.  No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

Regulatory Approvals

The business combination and the other transactions contemplated by the Acquisition Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or “HSR Act,” except for the consent of the Bermuda Monetary Authority and filings with the State of Delaware, the State of Arizona, and in Bermuda necessary to effectuate the transactions contemplated by the redomestication and the Acquisition Agreement.

Possible Claims for Recission

If the Certificate of Incorporation Amendment Proposals are approved and Alpha amends its certificate of incorporation to eliminate the provision of its certificate of incorporation that purports to prohibit amending its “business combination” provisions and deletes the provision restricting Alpha to only enter into a business combination in the U.S. homeland security or defense industries. Alpha shareholders may have securities law claims against Alpha for rescission (under which a successful claimant would have the right to receive the total amount paid for his or her shares, plus interest and less any income earned on the shares, in exchange for surrender of the shares) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). Such claims might entitle any stockholders successful in bringing such claims to up to US$10.00 per share, based on the initial offering price of the Units comprised of stock and warrants, less any amount received from sale of the original warrants purchased with them and plus interest from the date of Alpha’s IPO (which may be more than the pro rata shares of the trust account to which they are entitled on conversion or liquidation). A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. Rescission and damages claims would not necessarily be finally adjudicated by the time the business combination is completed, and such claims would not be extinguished by consummation of the business combination.

Recommendation of Alpha’s Board of Directors

After careful consideration, Alpha’s board of directors determined that the business combination is fair to and in the best interests of Alpha and its stockholders. On the basis of the foregoing, Alpha’s board of directors has approved and declared advisable the business combination and recommends that you vote or give instructions to vote “FOR” each of the Business Combination Proposal, Certificate of Incorporation Amendment Proposals, Ratification Proposal, Redomestication Proposal, Incentive Plan Proposal and the other proposals.

The board of directors recommends a vote “FOR” each of the Business Combination Proposal, Certificate of Incorporation Amendment Proposals, Ratification Proposal,  Redomestication Proposal, Incentive Plan Proposal and the other proposals.

THE ACQUISITION AGREEMENT

The following summary of the material provisions of the Acquisition Agreement is qualified by reference to the complete text of the Acquisition Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Acquisition Agreement in its entirety for a more complete description of the terms and conditions of the business combination.  The representations and warranties made by Soya and Alpha in the Acquisition Agreement attached to this proxy statement/prospectus were made as of a specified date and are qualified by information contained in disclosure schedules that Soya and Alpha delivered to each other in connection with the execution of the Acquisition Agreement. Representations and warranties may be used as a tool to allocate risks between the parties to the Acquisition Agreement, including where the parties do not have complete knowledge of all facts. Alpha shareholders are not third-party beneficiaries under the Acquisition Agreement and should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or conditions of Soya or of Alpha.

Redomestication to Bermuda

Pursuant to the Acquisition Agreement, upon stockholder approval, Alpha will complete a corporate reorganization that would result in holders of Alpha securities holding securities in Alpha Bermuda, a Bermuda company, rather than in Alpha, a Delaware corporation. The reorganization involves two steps. First, Alpha, the current Delaware corporation, will effect a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware in which it will merge with and into Alpha Arizona, its wholly owned Arizona subsidiary, with Alpha Arizona surviving the merger. Second, after the merger, Alpha Arizona will become Alpha Bermuda, a Bermuda company, pursuant to a transfer of domicile and continuation procedure under Arizona and Bermuda law. The reorganization will change Alpha’s place of incorporation from Delaware to Bermuda. We refer to the entire two-step transaction as the “redomestication.”

The redomestication will result in all of Alpha’s issued and outstanding shares of common stock immediately prior to the redomestication converting into shares of Alpha Bermuda, and all units, warrants and other rights to purchase Alpha’s common stock immediately prior to the redomestication being exchanged for substantially equivalent securities of Alpha Bermuda. The shares of Alpha Bermuda will continue to be quoted on the Alternext or such other public trading market on which its shares may be trading at such time. Alpha will cease to exist and Alpha Bermuda will be the surviving company. In connection therewith, Alpha Bermuda will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Alpha, including any and all agreements, covenants, duties and obligations of Alpha set forth in the Acquisition Agreement.

Business Combination with Soya; Acquisition Consideration

Immediately following the redomestication, Alpha Bermuda will acquire all of the issued and outstanding shares of Soya held by the Soya shareholders in exchange for shares of Alpha Bermuda at a ratio of approximately 574.6078 shares of Alpha Bermuda for every 1 Soya share. Alpha Bermuda will issue an aggregate of 6,300,000 shares in the share exchange and an aggregate of $30,000,000. Upon consummation of the business combination, Alpha Bermuda will change its name to _______, subject to approval by shareholders of Alpha Bermuda and the Registrar of Companies in Bermuda.

Pursuant to the Acquisition Agreement, the selling shareholders have agreed to place 3,150,000 of the shares in escrow, to be released to the selling shareholders if the thresholds of $12.8 million and $17.2 million of adjusted net income of the combined company are met for the fiscal years ending December 31, 2008 and December 31, 2009, respectively.  Subject to certain exceptions related to force majeure situations, in the event that such thresholds are not met, the escrowed shares shall be released from escrow and repurchased by Alpha Bermuda for the  aggregate consideration of $1.00 and then cancelled.  In addition, the selling shareholders are entitled to receive an aggregate of up to an additional 6 million newly issued Alpha shares if the thresholds of $19.5 million, $26 million and $34 million of the adjusted net income of the combined company are met for the fiscal years ending December 31, 2009, December 31, 2010 and December 31, 2011, respectively, which we refer to as the deferred share payment.  Alpha Bermuda shall also pay to the selling shareholders 50% of all proceeds from the exercise of Alpha Bermuda’s warrants, up to but not more than $5,000,000.

Pursuant to the Acquisition Agreement, the redomestication will not be consummated unless the business combination is also approved and consumated. Similarly, the business combination will not take place unless the redomestication is also approved and consummated.

As mentioned above, if 35% or more of the shareholders holding Alpha common stock issued in its IPO vote against the Business Combination Proposal and demand for redemption of their shares, the business combination will not proceed.  Pursuant to the Acquisition Agreement and in an effort to increase the changes for approval of the Business Combination Proposal, the selling shareholders of Soya have agreed, subject to certain limitations, to use best efforts to negotiate the purchase of up to $22.0 million worth of Alpha common stock issued in its IPO after the filing of the S-4 registration statement with the SEC for which this proxy statement/prospectus is a part.  We call these purchases “inside purchases”.  The selling shareholders of Alpha will not have an obligation to engage in these insider purchases unless the purchase price per share of these insider purchases is no more than $10.00.

Representations and Warranties

In the Acquisition Agreement, the selling shareholders make certain representations and warranties (with certain exceptions) relating to, among other things: (a) title to shares; (b) proper corporate organization and similar corporate matters; (c) authorization, execution, delivery and enforceability of the Acquisition Agreement and other transaction documents; (d) absence of conflicts; (e) required consents and approvals; (f) consents and approvals; (g) intent, accredited investor status and non-U.S. person status; (h) accuracy of representations; and (i) transfer restrictions.

In the Acquisition Agreement, Soya makes certain representations and warranties (with certain exceptions) relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) subsidiaries; (c) capital structure; (d) authorization, execution, delivery and enforceability of the Acquisition Agreement and other transaction documents; (e) absence of conflicts; (f) required consents and approvals; (g) financial information and absence of undisclosed liabilities; (h) internal accounting controls; (i) absence of certain changes or events; (j) absence of undisclosed liabilities; (k) absence of litigation; (l) restrictions on business activities; (m) governmental authorization; (n) title to properties; (o) ownership of intellectual property; (p) taxes; (q) employee benefit plans; (r) labor matters; (s) related party transactions; (t) insurance coverage; (u) material contracts; (v) compliance with laws, including those relating to the PRC, foreign corrupt practices and money laundering; (w) minute books; (x) real property; (y) brokers’ and finders’ fees; (z) shareholder consent; (aa) board consent; (bb) additional PRC representations and warranties; (cc) stamp duty and transfer taxes; and (dd) environmental matters.

In the Acquisition Agreement, Alpha and Alpha Arizona make certain representations and warranties (with certain exceptions) relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) capital structure; (c) authorization, execution, delivery and enforceability of the Acquisition Agreement and other transaction documents; (d) absence of conflicts; (e) required consents and approvals; (f) SEC filings and financial statements; (g) compliance with laws, including the Sarbanes-Oxley Act of 2002 and foreign corrupt practices and money laundering laws; (h) absence of certain changes or events; (i) absence of undisclosed liabilities; (j) absence of litigation; (k) restrictions on business activities; (l) no interest in real property; (m) employees and employee benefit plans; (n) labor matters; (o) interested party transactions; (p) insurance coverage; (q) brokers’ and finders’ fees; (r) minute books; (s) shareholder consent; (t) board consent: (u) NYSE Alternext US LLC; (v) trust account funds; (w) qualification as a business combination; (x) internal accounting controls and disclosure controls; (z) certain registration matters; (aa) material contracts; and (bb) taxes.

Conduct Prior to Closing; Covenants

Alpha and Soya have each agreed to continue to operate their respective businesses in the ordinary course prior to the closing (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.

The Acquisition Agreement also contains covenants of Alpha, Soya and the selling shareholders, including covenants providing for:

•           Alpha to use commercially reasonable best efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Acquisition Agreement, including but not limited to the filing and effectiveness of the Form S-4 to which this proxy statement/prospectus forms a part and the holding of the special meeting of stockholders to approve the business combination and other transactions contemplated in the Acquisition Agreement as promptly as practicable, subject to certain limitations, and that Alpha’s board of directors shall recommend to Alpha’s shareholders that they vote in favor of all the transactions contemplated in the Acquisition Agreement;

•           Soya shall deliver to Alpha no later than December 31, 2008 the audited consolidated financial statements for the fiscal years ended December 31, 2007 and 2006, and the unaudited consolidated financial statements as for the nine-month period ended September 30, 2008;

•           Soya to deliver to Alpha no later than March 15, 2009, a copy of its audited financial statements for the fiscal year ending December 31, 2008;

•           Alpha to prepare, file and mail a proxy statement/prospectus and to hold a stockholder meeting to approve the transactions contemplated by the Acquisition Agreement, and Soya to provide any information required or appropriate for inclusion in the proxy statement/prospectus;

•           Alpha and Soya to use commercially reasonable efforts to complete the SEC review process as promptly as practicable;

•           as mentioned above, if 35% or more of the shareholders holding Alpha common stock issued in its IPO vote against the Business Combination Proposal and demand for redemption of their shares, the business combination will not proceed. Pursuant to the Acquisition Agreement and in an effort to increase the chances for approval of the Business Combination Proposal, the selling shareholders have agreed, subject to certain limitations, to use best efforts to negotiate the purchase of up to $22.0 million worth of Alpha common stock issued in its IPO after the filing of the S-4 registration statement with the SEC for which this proxy statement/prospectus is a part. We call these purchases “insider purchases”.  The selling shareholders will not have an obligation to engage in these insider purchases unless the purchase price per share of these insider purchases is no more than $10.00;

•           selling shareholders of Soya to vote their Soya shares in favor of the adoption of the Acquisition Agreement and the transactions contemplated thereby, including the redomestication and the business combination, and to vote against the approval of any other merger, consolidation, sale of assets, reorganization or recapitalization with any other party than Alpha or its affiliates;

•           selling shareholders not to transfer their Soya shares or Soya securities unless the Acquisition Agreement is terminated;

•           Alpha shall pay to the selling shareholders 50% of all proceeds from the exercise of Alpha’s warrants, up to but no more than $5,000,000;

•           Alpha will enter into employment agreements with Zhao Guang Chun, Zhang Jinguo, Zhao Benxi, Leow Wei Chang, Yu Yongchun and Sun Dejun.  See “Directors, Executive Officers, Executive Compensation and Corporate Governance – Post-Merger-Employment Agreements”;

•           Alpha will enter into a registration rights agreement with the selling shareholders with respect to the shares they acquire in connection with the business combination;

•           ___________ as representatives of  Alpha Security, the selling shareholders and Alpha Bermuda will enter into a voting agreement providing that until ___________ at any meeting called or action taken for the purposes of electing directors to Alpha Bermuda’s Board, ___________ will agree to vote for directors nominated by ________ on behalf of Alpha stockholders and ___________ will agree to vote for ___________ directors nominated by ___________ on behalf of Soya’s shareholders; and

•           each of Soya and selling shareholders to waive all right, title, interest or claim of any kind against the trust account.

Additional Agreements and Covenants

Board Composition

Effective the closing date, three designees of Alpha, which initially will be Steven M. Wasserman, Robert B. Blaha and Gary E. Johnson, and three designees of Soya, which initially will be Zhao Guangchun, Zhang Jinguo and Zhao Benxi, and one designee mutually agreed to by Alpha and Soya, which initially will be Li Lite, will serve as directors of Alpha Bermuda.

D&O Insurance

Under the Acquisition Agreement, Alpha Bermuda is obligated to purchase a tail liability insurance policy, covering those persons (i) who are covered by Alpha’s directors and officers’ liability insurance policy as at the date of the Acquisition Agreement and (ii) who are covered by Soya’s directors and officers’ liability insurance policy as at the date of the Acquisition Agreement, relating to all actions or events prior to the closing of the business combination, for the coverage available at a price per annum to be determined by the board of directors of Alpha Bermuda.  Such tail polity shall continue for at least three years following the closing of the business combination.

Conditions to Closing

General Conditions

Under the Acquisition Agreement, consummation of the business combination and the related transactions is conditioned on (a) the affirmative vote of the holders of a majority of the issued and outstanding shares of the common stock of Alpha approving the redomestication, and (b) the business combination requires the affirmative vote of the holders of a majority of the shares of common stock sold in the IPO of Alpha voted at the meeting, provided, that the business combination will only proceed if holders of less than 35% of the shares of the common stock of Alpha sold in its IPO exercise their redemption rights to redeem their shares for cash as provided in Alpha’s Fourth Amended and Restated Certificate of Incorporation.

Soya’s Conditions to Closing

The obligations of Soya to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above and unless otherwise agreed by the parties to the Acquisition Agreement, are conditioned upon each of the following, among other things:

•
the representations and warranties of Alpha and Alpha Arizona shall be true in all material respects on and as of the closing date of the Acquisition Agreement (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects), and Alpha and Alpha Arizona have complied with all required covenants, obligations and conditions required to be performed and complied with by them as of the closing date;

•	there shall have been no material adverse effect with respect to Alpha and no decrease in the amount of funds in the trust account, other than certain permitted deductions;

•	Alpha, Alpha Arizona and Alpha Bermuda shall have received all necessary consents and approvals by governmental authorities;

•	the transactions contemplated by the Acquisition Agreement shall have been approved and adopted by Soya and all of its shareholders;

•
Alpha Bermuda’s consolidated cash position, less its current liabilities (giving effect to any and all credit facilities available to Alpha Bermuda), immediately after the closing date and giving effect to (i) the cash payments to be made to the selling shareholders under the terms of the Acquisition Agreement, (ii) any expenses related to the exercise of the redemption rights of the shareholders of Alpha pursuant to Alpha’s Fourth Amended and Restated Certificate of Incorporation in relationship to the business combination, and (iii) the payment of the brokers’ and finders’ fees related to the business combination; but excluding the effects of any cash or assets of Soya that became the cash or assets of Alpha Bermuda after the closing pursuant to the Acquisition Agreement; shall be at least $10 million;

•
Soya shall have revised a legal opinion from Delaware counsel regarding Alpha having the required corporate power and authority under Delaware law to enter into the Acquisition Agreement and to consummate the transactions contemplated in that agreement;

•	Soya shall have received legal opinions from Arizona counsel, Bermuda counsel, and counsel to Alpha, customary for transactions of this nature;

•
Alpha shall have filed with the SEC the proxy statement prospectus, in connection with the stockholders meeting to be called and held for the purpose of voting on the adoption and approval of, among other things, the Acquisition Agreement and the transactions contemplated thereby and mailed it to Alpha’s stockholders;

•
Alpha shall have maintained its status as a company whose common stock and warrants are quoted on the Alternext and no reason shall exist as to why such status shall not continue immediately following the closing in relation to the quotation of the securities of Alpha Bermuda; and

•	no formal or informal SEC investigation or proceeding shall have been initiated by the SEC against Alpha or any of its officers or directors.

Alpha’s Conditions to Closing

The obligations of Alpha to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•
the representations and warranties of Soya and the selling shareholders of Soya shall be true in all material respects on and as of the closing date of the Acquisition Agreement (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects), and Soya and the selling shareholders of Soya shall have complied with all required covenants, obligations and conditions required to be performed and complied with by them as of the closing date;

•	there shall have been no material adverse effect with respect to Soya;

•	Soya and its subsidiaries shall have received all necessary consents and approvals by governmental authorities and completed necessary proceedings;

•	receipt of legal opinions from Singapore counsel and counsel to Soya customary for transactions of this nature; and

•	the consolidated net income of Soya and its subsidiaries for the year ending December 31, 2008, as shown on the 2008 financial statements of Soya, shall have exceeded $11 million.

If permitted under applicable law, either Alpha or Soya may waive any inaccuracies in the representations and warranties made to the other party contained in the Acquisition Agreement and may waive compliance with any agreements or conditions of such other party contained in the Acquisition Agreement. However, the condition requiring that the holders of fewer than 35% of the shares of Alpha common stock issued in its IPO affirmatively vote against the business combination and demand redemption of their public shares into cash may not be waived.

Termination

The Acquisition Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Alpha’s stockholders, by:

•	mutual written consent of Alpha and Soya;

•
either Alpha or Soya, if, at the Alpha special meeting (including any adjournments thereof), (i) the business combination shall fail to be approved by a majority of the outstanding common stock, voting as a group, in accordance with Section 253 of the DGCL, and/or (ii) the Acquisition Agreement and the share exchange contemplated by the Acquisition Agreement shall fail to be approved and adopted by the affirmative vote of the holders of a majority of the shares of common stock sold in the IPO voted at the meeting in accordance with Alpha constituent instruments, or (iii) the aggregate number of shares of common stock held by stockholders of Alpha who exercise their redemption rights with respect to their common stock in accordance with the Alpha constituent instruments shall constitute thirty-five percent (35%) or more of the common stock sold in the IPO;

•
by either Alpha or Soya, if, without fault of the terminating party, the closing of the business combination shall not have occurred on or before March 28, 2009, or such later date as may be agreed upon in writing by the parties to the Acquisition Agreement;

•
by Soya, if there has been a breach by Alpha of any representation, warranty, covenant or obligation contained in the Acquisition Agreement which has prevented the satisfaction of the conditions to the obligations of Soya at the closing under the Acquisition Agreement and the violation or breach has not been waived by Soya or cured by Alpha within ten business days after written notice from Soya;

•
Alpha, if there has been a breach by Soya or the selling shareholders of any representation, warranty, covenant or obligation contained in the Acquisition Agreement which has prevented the satisfaction of the conditions to the obligations of Alpha at the closing under the Acquisition Agreement and such violation or breach has not been waived by Alpha or cured by Soya or the selling shareholders within ten business days after written notice from Alpha; and

•
by either Alpha or Soya if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the business combination shall have become final and nonappealable or (ii) the required approval of the stockholders of Soya shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof (provided that the right to terminate the Acquisition Agreement under subsection (ii) shall not be available to Alpha or Soya where the failure to obtain such shareholder approval shall have been caused by the action or failure to act of Alpha or Soya and such action or failure constitutes a breach by Alpha or Soya of the Acquisition Agreement).

Effect of Termination

In the event of termination and abandonment by either Alpha or Soya, except for certain obligations regarding confidentiality and termination expenses, all further obligations of the parties shall terminate, no party shall have any right against the other party, and each party shall bear its own costs and expenses.

In the event that the Acquisition Agreement is terminated by Alpha due to a breach of the representations and warranties or covenants of Soya and the selling shareholders and such breach was pursuant to the willful breach or misconduct of Soya or the selling stockholders of Soya, Soya shall immediately upon notice thereof pay to Alpha a one-time termination fee of U.S.$2.5 million in addition to reimbursing Alpha for all reasonable out-of-pocket fees and expenses incurred by Alpha in connection with entering into and the transactions contemplated by the Acquisition Agreement.

Indemnification

Indemnification by the Selling Shareholders

The selling shareholders have agreed to indemnify Alpha Bermuda, as the surviving corporation, from any damages arising from or in connection with: (a) any breach of any representation or warranty made by Soya or any selling shareholder or in any certificate delivered by Soya or any selling shareholder pursuant to the Acquisition Agreement; (b) any breach by Soya or the selling shareholders of their covenants or obligations in the Acquisition Agreement; or (c) the operation of the business of Soya and its subsidiaries prior to the closing of the business combination, other than as described in the Acquisition Agreement.

Alpha Bermuda, as the surviving corporation, has agreed to indemnify the selling shareholders from any damages arising from or in connection with: (a) any breach of any representation or warranty made by Alpha or in any certificate delivered by Alpha pursuant to the Acquisition Agreement; (b) any breach by Alpha of its covenants or obligations in the Acquisition Agreement; or (c) the operation of the business of Alpha prior to the closing of the business combination, other than as described in the Acquisition Agreement.

Limitations on Indemnity

The indemnified parties will not be entitled to indemnification unless the aggregate amount of damages to such parties exceeds $500,000. Further, the aggregate amount of damages payable by Alpha or the selling shareholders, respectively, shall not exceed $8.0 million. In most cases, the representations and warranties and covenants in the Acquisition Agreement shall survive for one year following the closing of the business combination or the termination of the Acquisition Agreement.  Therefore, the above described indemnification obligations will also only be valid during this one year period.

The foregoing summary of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Annex A hereto.

PROPOSAL NO. 6 - THE INCENTIVE PLAN PROPOSAL

Adoption of the Incentive Plan

On January __, 2009, Alpha’s board of directors approved and adopted, subject to stockholder approval, the [Alpha Bermuda] 2009 Omnibus Securities and Incentive Plan, or the “Incentive Plan”.

The Incentive Plan provides directors, officers, employees and consultants of Alpha Bermuda or its affiliates grants of options to purchase up to [1,500,000] shares of Alpha Bermuda

A summary of the principal features of the Incentive Plan is provided below, but is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex ___.

Awards

The Incentive Plan provides for the grant of distribution equivalent rights, incentive share options, non-qualified share options, performance share awards, performance unit awards, restricted share awards, share appreciation rights, tandem share appreciation rights and unrestricted share awards for an aggregate of not more than 1,500,000 shares of Alpha Bermuda’s shares, to directors, officers, employees and consultants of Alpha Bermuda or its affiliates. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto, if any, is again available for grant under the Incentive Plan. The number of shares with respect to which share options or share appreciation rights may be granted to an employee under the Incentive Plan in any calendar year cannot exceed ____.

Assuming the redomestication and share exchange are completed, there would be approximately ____ employees, directors and consultants who would be eligible to receive awards under the Incentive Plan. New officers, directors, employees and consultants of Alpha Bermuda or its affiliates would be eligible to participate in the Incentive Plan as well.

Alpha Bermuda does not currently have any outstanding options or any intention, agreement or obligation to issue any options outside the Incentive Plan.

Administration of the Incentive Plan

The Incentive Plan will be administered by Alpha Bermuda’s compensation committee, or the “Committee.” Among other things, the Committee has complete discretion, subject to the express limits of the Incentive Plan, to determine the employees, directors and consultants to be granted awards, the types of awards to be granted, the number of Alpha Bermuda shares to be subject to each award, if any, the exercise price under each option, the base price of each share appreciation right, the term of each award, the vesting schedule and/or performance goals for each award that utilizes such a schedule or provides for performance goals, whether to accelerate vesting, the value of the shares, and any required withholdings. Either Alpha Bermuda’s Board of Directors or the Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would materially and adversely affect the participant. The Committee is also authorized to construe the award agreements and may prescribe rules relating to the operation of the Incentive Plan.

Share Options

The Incentive Plan provides for the grant of share options, which may be either “incentive share options” (ISOs), which are intended to meet the requirements for special U.S. federal income tax treatment under the Code, or “nonqualified share options” (NQSOs). Options may be granted on such terms and conditions as the Committee may determine; provided, however, that the per share exercise price under an option may not be less than the fair market value of an underlying Alpha Bermuda ordinary share on the date of grant, and the term of an ISO may not exceed ten years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital shares of Alpha Bermuda or a parent or subsidiary of Alpha Bermuda). ISOs may only be granted to employees. In addition, the aggregate fair market value of the shares underlying one or more ISOs (determined at the time of grant) which are exercisable for the first time by any one employee during any calendar year may not exceed $100,000.

Restricted Shares

A restricted share award under the Incentive Plan is a grant or sale of Alpha Bermuda shares to the participant, subject to such transfer, forfeiture and/or other restrictions specified by the Committee in the award. Dividends, if any, declared by Alpha Bermuda will be paid on the shares, even during the period of restriction.

Unrestricted Share Awards

An unrestricted share award under the Incentive Plan is a grant or sale of Alpha Bermuda shares to the participant that is not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered thereby to Alpha Bermuda or an affiliate or for other valid consideration.

Performance Unit Awards

Performance unit awards under the Incentive Plan entitle the participant to receive a specified payment in cash upon the attainment of specified individual or company performance goals.

Performance Share Awards

Performance share awards under the Incentive Plan entitle the participant to receive a specified number of Alpha Bermuda shares upon the attainment of specified individual or company performance goals.

Distribution Equivalent Right Awards

A distribution equivalent right award under the Incentive Plan entitles the participant to receive bookkeeping credits, cash payments and/or Alpha Bermuda ordinary share distributions equal in amount to the distributions that would have been made to the participant had the participant held a specified number of Alpha Bermuda shares during the period the participant held the distribution equivalent right. A distribution equivalent right may be awarded under the Incentive Plan as a component of another award, where, if so awarded, such distribution equivalent right will expire, terminate or be forfeited by the participant under the same conditions as under such other award.

Share Appreciation Rights (SARs)

The award of an SAR under the Incentive Plan entitles the participant, upon exercise, to receive an amount in cash, Alpha Bermuda shares or a combination thereof, equal to the increase in the fair market value of the underlying Alpha Bermuda shares between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, options granted under the Incentive Plan. A SAR granted in tandem with an option under the Incentive Plan is granted at the same time as the related option and is exercisable only at such times, and to the extent that the related option is exercisable and expires upon termination or exercise of the related option. In addition, the related option may be exercised only when the value of the Alpha Bermuda shares subject to the option exceeds the exercise price under the option. An SAR that is not granted in tandem with an option is exercisable at such times as the Committee may specify.

Additional Terms

The Incentive Plan prohibits the issuance of an award with terms and conditions that would cause the award to be considered nonqualifed deferred compensation under Section 409A of the Internal Revenue Code. Except as provided in the Incentive Plan, awards granted under the Incentive Plan are not transferable and may be exercised only by the participant or by the participant’s guardian or legal representative. Each award agreement will specify, among other things, the effect on an award of the disability, death, retirement, authorized leave of absence or other termination of employment of the participant. Alpha Bermuda may require a participant to pay Alpha Bermuda the amount of any required withholding in connection with the grant, vesting, exercise or disposition of an award. A participant is not considered a shareholder with respect to the Alpha Bermuda shares underlying an award until the shares are issued to the participant.

Amendments

Alpha Bermuda’ Board of Directors (the “Board”) may at any time terminate the Incentive Plan with respect to any awards that have not theretofore been granted, provided that no such termination may be effected if it would materially and adversely affect the rights of a participant with respect to any award theretofore granted without the participant’s consent. The Board may at any time amend or alter the Incentive Plan, provided that no change in any award theretofore granted may be made which would materially and adversely impair the rights of a participant with respect to such award without that participant’s consent.

Certain U.S. Federal Income Tax Consequences of the Incentive Plan

The following is a general summary of the U.S. federal income tax consequences under current tax law to individual participants in the Incentive Plan who are citizens or residents of the United States of ISOs, NQSOs, restricted share awards, unrestricted share awards, performance unit awards, performance share awards, distribution equivalent rights awards and SARs granted pursuant to the Incentive Plan. It does not purport to cover all of the special rules that may apply, including special rules relating to deferred compensation, golden parachutes, participants subject to Section 16(b) of the Exchange Act and the exercise of an option with previously-acquired shares. In addition, this summary does not address the state, local or foreign income or other tax consequences inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the Incentive Plan or Alpha Bermuda shares issued pursuant thereto.

A participant generally does not recognize taxable income upon the grant of a NQSO or an ISO. Upon the exercise of a NQSO, the participant generally recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price paid therefor. If the participant later sells shares acquired pursuant to the exercise of an NQSO, the participant generally recognizes a long-term or a short-term capital gain or loss, depending on the period for which the shares were held. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.

Upon the exercise of an ISO, the participant generally does not recognize taxable income. If the participant disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the participant, the participant generally recognizes a long-term capital gain or loss. However, if the participant disposes of such shares prior to the end of the required holding period, all or a portion of the gain is treated as ordinary income to the participant.

In addition to the tax consequences described above, a participant may be subject to the alternative minimum tax, which is payable to the extent it exceeds the participant’s regular tax. For this purpose, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price thereunder is a `preference item for purposes of the alternative minimum tax. In addition, the participant’s basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If a participant is required to pay alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including any ISO adjustment) generally may be allowed as a credit against the participant’s regular tax liability (and, in certain cases, may be refunded to the participant) in subsequent years. To the extent the credit is not used, it is carried forward.

A participant who receives an unrestricted share award recognizes ordinary compensation income upon receipt of the award equal to the excess, if any, of the fair market value of the shares received over the amount paid by the participant for the shares, if any.

A participant who receives a restricted share award that is subject to a substantial risk of forfeiture and certain transfer restrictions generally recognizes ordinary compensation income at the time the restriction lapses in an amount equal to the excess, if any, of the fair market value of the shares at such time over the amount paid by the participant for the shares, if any. Alternatively, the participant may elect to be taxed upon receipt of the restricted shares based on the value of the shares at the time of grant. Dividends received with respect to restricted shares are generally treated as compensation, unless the participant elects to be taxed on the receipt (rather than the vesting) of the restricted shares.

A participant generally does not recognize income upon the grant of an SAR and has ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares.

A participant generally does not recognize income upon the awarding of a performance unit award, a performance share award or a distribution equivalent right award until payments are received. At such time, the participant recognizes ordinary compensation income equal the amount of any cash payments and/or the fair market value of any Alpha Bermuda shares so received.

Conclusion of Alpha’s Board of Directors.  After careful consideration of all relevant factors, Alpha’s board of directors has determined that the proposal to adopt the Incentive Plan is in the best interests of Alpha and its shareholders. Alpha’s board of directors has approved and declared advisable the proposal and recommends that you vote or give instructions to vote “FOR” the proposal.

THE ADJOURNMENT PROPOSAL

In the event there are not sufficient votes for, or otherwise in connection with, the approval of the Certificate of Incorporation Amendment Proposals, the Ratification Proposal Redomestication Proposal, the Business Combination Proposal or the Incentive Plan Proposal, the Alpha board of directors may adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will Alpha seek adjournment which would result in soliciting of proxies, having a stockholder vote, or otherwise consummating a business combination after March 28, 2009.

The board of directors recommends a vote “FOR” adoption of the Adjournment Proposal.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL
AND OPERATING DATA OF SOYA

The following selected consolidated financial data, other than proforma financial information, have been derived from the consolidated financial statements of Soya included elsewhere in this proxy statement/prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The consolidated statement of income and comprehensive income and statement of cash flow data for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2007 and 2008, and Soya’s consolidated balance sheet data as of December 31, 2006 and 2007 and September 30, 2008 are included elsewhere in this proxy statement/prospectus. The results of operations of Soya in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” in this proxy statement/prospectus. The selected consolidated financial information for those periods and as of those dates should be read in conjunction with those consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Soya” in this proxy statement/prospectus.

	December 31		September 30
	2007	2006	2008
Balance Sheet Data:			(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$8,795,899	$2,100	$21,456,067
Accounts receivable, net	2,922,810	2,557,175	4,338,255
Inventories	184,142	817,973	348,904
Advance to supplier	-	141,017	767,799
Deferred offering costs	256,414	-	1,018,045
Other current assets	15,186	404,476	40,518

Total current assets	12,174,451	3,922,741	27,969,588

Property, plant and equipment, net	8,646,941	5,589,629	8,252,652
Land use right	1,156,670	1,105,213	1,401,819

Total assets	$21,978,062	$10,617,583	$37,624,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$456,204	$167,567	$628,861
Other tax payable	494,323	2,054,646	635,601
Salaries and staff cost related payable	349,155	310,176	410,958
Due to related parties	2,261,708	-	672,335
Note payable	-	255,836
Other current liabilities	365,081	-	759,275
Short term loans	273,444	-	2,188,152

Total liabilities	4,199,915	2,788,225	5,295,182

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Common Stock (unlimited authorized shares, no par value, 10,964 shares and 3,235 shares issued and outstanding on September 30, 2008, December 31, 2007 and 2006)	7,176,468	2,100	7,176,468
Subscription receivable	(1,500,000)	-	-
Additional paid in capital	-	3,877,465
Retained earnings	11,407,608	3,727,137	22,939,977
Accumulated other comprehensive income	694,071	222,656	2,212,432

Total stockholders’ equity	17,778,147	7,829,358	32,328,877

Total liabilities and stockholders’ equity	$21,978,062	$10,617,583	$37,624,059

	Years Ended		Nine month Ended
	December 31		September 30
	2007	2006	2008	2007
			(unaudited)
Statement of Income Data:
Revenue	$41,780,340	$13,733,797	$45,394,341	$28,565,757

Cost of sales	24,779,914	7,472,135	26,743,313	17,002,871

Gross profit	17,000,426	6,261,662	18,651,028	11,562,886
Operating expenses
Salaries	548,179	339,981	486,523	322,594
Sales commission	230,489	-	1,571,603	51,301
Shipping and handling cost	3,144,608	1,009,878	3,007,735	2,230,340
Other selling, general and administrative expenses	1,243,311	882,030	1,839,035	715,276

Total operating expenses	5,166,587	2,231,889	6,904,896	3,319,511

Operating profit	11,833,839	4,029,773	11,746,132	8,243,375

Other income and (expenses)
Reorganization Cost	(544,902)	-	-	(544,902)
Other income/(expenses) - net	11,868	1,376	(143,005)	89,489
Interest expenses	(99,928)	(222,097)	(70,758)	(94,943)
Foreign currency exchange gain[1]	206,731	-	-	-

Other income (expenses)	(426,231)	(220,721)	(213,763)	(550,356)

Income before income taxes	11,407,608	3,809,052	11,532,369	7,693,019

Income taxes[2]	-	1,256,987	-	-

Net income	11,407,608	2,552,065	11,532,369	7,693,019

Other comprehensive income
Foreign currency translation adjustment	828,171	222,656	1,518,361	307,528

Comprehensive income	$12,235,779	$2,774,721	$13,050,730	$8,000,547

Earnings per share:
- Basic and diluted shares	$1,877	$12,329	1,052	$1,630

Weighted average number of shares outstanding:
- Basic and diluted shares	6,077	207	10,964	4,720

(1) The functional currency of the subsidiaries of Soya in the PRC is the Renminbi (“RMB”).  On consolidation, the financial statements of the subsidiaries of Soya in the PRC are translated from Renminbi to United States dollars in accordance with SFAS No. 52, “Foreign Currency Translation”.  Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure are translated at the average rates for each of the years or periods.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Soya – Critical Accounting Policies and Estimates – Foreign Currency Translation” for further information regarding foreign currency exchange.

(2) Soya’s effective tax rate (calculated as income tax divided by income before income taxes) in the PRC decreased from 33% for the year ended December 31, 2006 to nil for the year ended December 31, 2007 as a result of the reorganization.  Prior to the acquisition of certain assets and the assumption of certain liabilities of [Shandong Yidou] relating to its soybean products business on January 1, 2007 in the reorganization, Soya’s business, as a PRC enterprise, was subject to PRC income tax at a rate of 33%, which included a national income tax of 30% and a local income tax of 3% (together, the “enterprise income tax”).  On December 28, 2006, Soya’s PRC operating subsidiary, Dougongfang, was established as a foreign investment enterprise entitled to an exemption from enterprise income tax for two years from the first year it records assessable profits and a 50% reduction in enterprise income tax for the next three years in accordance with the “Applicable Foreign Enterprises Tax Law”. The first year in which Dougongfang enjoyed an exemption from the enterprise income tax was fiscal 2007. Pursuant to the reorganization, Soya’s business was operated substantially through Dougongfang and is exempt from paying enterprise income taxes in fiscal years 2007 and 2008 and will, thereafter, be subject to the enterprise income tax at 50% of the applicable income tax rate for the following three years.  After the end of such three-year period, Dougongfang will be subject to the standard enterprise income tax rates.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information has been prepared assuming that the Business Combination had occurred (i) at the beginning of each of the applicable periods for the pro forma statements of operations and (ii) at September 30, 2008 for the pro forma balance sheet.  The unaudited pro forma condensed combined financial information presents two possible scenarios for the approval of the business combination by Alpha’s stockholders, as follows:

•	Assuming No Redemption of Shares: This presentation assumes that no stockholders exercised their redemption rights; and

•	Assuming Maximum Redemption of Shares: This presentation assumes that holders of 2,099,400 shares of Alpha’s outstanding common stock (34.99%) exercise their redemption rights.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only.  The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the business combination, are factually supportable, and are expected to have a continuing impact on the combined results.

You should not rely on the unaudited pro forma condensed combined balance sheet as being indicative of the historical financial position that would have been achieved had the business combination been consummated as of September 30, 2008, or the unaudited pro forma condensed combined statements of operations as being indicative of the historical financial results of operations that would have been achieved had the business combination been consummated on the first day of each of the respective operating periods.  See “Risk Factors — Risk Factors Relating to the Business Combination” in this proxy statement/prospectus for further details.

We are providing the following information to aid you in your analysis of the financial aspects of the business combination.  We derived the historical financial information of Soya from the unaudited consolidated financial statements of Soya for the nine months ended September 30, 2008 and the notes thereto and the audited consolidated financial statements of Soya for the year ended December 31, 2007 and the notes thereto included elsewhere in this proxy statement/prospectus.  We derived the historical financial information of Alpha from the unaudited financial statements of Alpha for the nine months ended September 30, 2008 and the notes thereto and the audited financial statements of Alpha for the year ended December 31, 2007 and the notes thereto included elsewhere in this proxy statement/prospectus.  This information should be read together with Alpha's and Soya's audited and unaudited financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Alpha and Soya and other financial information included elsewhere in this proxy statement/prospectus.

Actual results could differ from the pro forma information presented and depend on several variables, including the number of Alpha Bermuda shareholders electing to exercise warrants to purchase Alpha Bermuda common shares.

Alpha has agreed to pay the Soya shareholders 50% of all proceeds from the exercise of outstanding warrants, up to $5,000,000 within three days of receipt of such proceeds.  The exercise of such warrants and the obligation to distribute such proceeds has not been reflected in the unaudited pro forma condensed combined financial information.

The business combination will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Soya immediately prior to the Business Combination will have effective control of Alpha Bermuda (the ultimate successor corporation to Alpha) through its approximately 45.4% shareholder interest in the combined entity, assuming no share redemptions (54.6% in the event of maximum share redemptions) and a substantial proportion of the board of directors and all of the senior executive positions.  For accounting purposes, Soya will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Soya, i.e., a capital transaction involving the issuance of stock by Alpha (through Alpha Bermuda) for the stock of Soya and a cash dividend payable to the shareholders of Soya equal to the cash portion of the consideration.  Accordingly, the combined assets, liabilities and results of operations of Soya will become the historical financial statements of Alpha Bermuda, and Alpha Bermuda’s assets, liabilities and results of operations will be consolidated with Soya beginning on the acquisition date.  No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

ALPHA SECURITY GROUP CORPORATION AND SOYA CHINA PTE. LTD.
Unaudited Pro Forma Condensed Combined Statement of Income and Comprehensive Income
Year Ended December 31, 2007

							Pro Forma			Pro Forma
							Combined			Combined
	Alpha	Soya					Companies	Additional Pro Forma		Companies
	Security	China	Pro Forma				(With No	Adjustments for Redemption of		(With Maximum
	Group	Pte.	Adjustments and Eliminations				Stock	2,099,400 Shares of Common Stock		Stock
	Corporation	Ltd.	Debit		Credit		Redemption)	Debit	Credit	Redemption)

Revenue	$-	$41,780,340					$41,780,340			$41,780,340

Cost of sales	-	24,779,914					24,779,914			24,779,914

Gross profit	-	17,000,426					17,000,426			17,000,426

Operating expenses	504,258	5,166,587					5,670,845			5,670,845

Operating income (loss)	(504,258)	11,833,839					11,329,581			11,329,581

Other income (expense)
Interest income	2,094,530	-	2,094,530	(1)			-			-
Interest expense	-	(99,928)					(99,928)			(99,928)
Reorganization cost	-	(544,902)			544,902	(2)	-			-
Foreign currency exchange gain	-	206,731					206,731			206,731
Other, net	-	11,868					11,868			11,868

Total other income (expense)	2,094,530	(426,231)					118,671			118,671

Income before income taxes	1,590,272	11,407,608					11,448,252			11,448,252

Income taxes	772,664	-			772,664	(1)	-			-

Net income	817,608	11,407,608					11,448,252			11,448,252

Other comprehensive income:
Foreign currency translation adjustment	-	828,171					828,171			828,171

Comprehensive income	$817,608	$12,235,779					$12,276,423			$12,276,423

Net income per common share -
Basic							$0.82			$0.99
Diluted							$0.73			$0.86

Weighted average number of common shares outstanding (Note B) -
Basic							13,880,000			11,543,758
Diluted							15,692,420			13,356,178

Pro Forma Adjustments and Eliminations:
(1)	To eliminate interest income earned on funds held in trust and related income tax expense, as Alpha expects to use all of the funds in the trust for the transaction
(2)	To eliminate reorganization costs expensed on the books of the accounting acquirer and associated with previous reorganization and combination efforts.

Pro Forma Notes:
(A)	Pro forma entries are recorded to the extent they are a direct result of the Acquisition Agreement, are factually supportable, and are expected to have a continuing impact on the combined results.
(B)
As the transaction is being accounted for as a reverse merger, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in conjunction with the Acquisition Agreement have been outstanding for the entire period.  If the maximum numbers of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

	Pro forma	Shares	Shares
	Balance Sheet	With No	With Maximum
	Entry	Stock	Stock
	No.	Redemption	Redemption
Actual number of common shares outstanding		7,580,000	7,580,000
Pro forma shares to be issued:
Surrender and cancellation of founders shares	(19)	-	(236,842)
Shares issued to selling shareholders in share exchange transaction	(5)	6,300,000	6,300,000
Shares redeemed by public shareholders	(16)	-	(2,099,400)
Pro forma weighted average number of common shares outstanding - Basic		13,880,000	11,543,758
Common stock equivalents:
Shares issuable from actual "in the money" warrants outstanding:
From IPO warrants		6,000,000	6,000,000
From Private Placement warrants		3,200,000	3,200,000
Less number of shares available "on the market" pursuant to the treasury stock method		(7,387,580)	(7,387,580)
Number of "new" shares to be issued pursuant to the treasury stock method		1,812,420	1,812,420
Pro forma weighted average number of common shares outstanding - Diluted		15,692,420	13,356,178

(C)
General and administrative costs do not include potential additional costs related to legal, accounting, management and director compensation, insurance, investor relations, and other similar costs, as such costs have not been sufficiently determined and/or documented at this time to be factually supportable.

ALPHA SECURITY GROUP CORPORATION AND SOYA CHINA PTE. LTD.
Unaudited Pro Forma Condensed Combined Statement of Income and Comprehensive Income
Nine Months Ended September 30, 2008

							Pro Forma			Pro Forma
							Combined			Combined
	Alpha	Soya					Companies	Additional Pro Forma		Companies
	Security	China	Pro Forma				(With No	Adjustments for Redemption of		(With Maximum
	Group	Pte.	Adjustments and Eliminations				Stock	2,099,400 Shares of Common Stock		Stock
	Corporation	Ltd.	Debit		Credit		Redemption)	Debit	Credit	Redemption)

Revenue	$-	$45,394,341					$45,394,341			$45,394,341

Cost of sales	-	26,743,313					26,743,313			26,743,313

Gross profit	-	18,651,028					18,651,028			18,651,028

Operating expenses	668,991	6,904,896					7,573,887			7,573,887

Operating income (loss)	(668,991)	11,746,132					11,077,141			11,077,141

Other income (expense)
Interest income	1,164,094	-	1,164,094	(1)			-			-
Interest expense	-	(70,758)					(70,758)			(70,758)
Reorganization cost	-	-					-			-
Foreign currency exchange gain	-	-					-			-
Other, net	-	(143,005)					(143,005)			(143,005)

Total other income (expense)	1,164,094	(213,763)					(213,763)			(213,763)

Income before income taxes	495,103	11,532,369					10,863,378			10,863,378

Income taxes	296,612	-			296,612	(1)	-			-

Net income	198,491	11,532,369					10,863,378			10,863,378

Other comprehensive income:
Foreign currency translation adjustment	-	1,518,361					1,518,361			1,518,361

Comprehensive income	$198,491	$13,050,730					$12,381,739			$12,381,739

Net income per common share -
Basic							$0.78			$0.94
Diluted							$0.69			$0.80

Weighted average number of common shares outstanding (Note B) -
Basic							13,880,000			11,543,758
Diluted							15,847,296			13,511,054

Pro Forma Adjustments and Eliminations:
(1)	To eliminate interest income earned on funds held in trust and related income tax expense, as Alpha expects to use all of the funds in the trust for the transaction

Pro Forma Notes:
(A)	Pro forma entries are recorded to the extent they are a direct result of the Acquisition Agreement, are factually supportable, and are expected to have a continuing impact on the combined results.
(B)
As the transaction is being accounted for as a reverse merger, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in conjunction with the Acquisition Agreement have been outstanding for the entire period.  If the maximum numbers of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

	Pro forma	Shares	Shares
	Balance Sheet	With No	With Maximum
	Entry	Stock	Stock
	No.	Redemption	Redemption
Actual number of common shares outstanding		7,580,000	7,580,000
Pro forma shares to be issued:
Surrender and cancellation of founders shares	(19)	-	(236,842)
Shares issued to Selling Shareholders in share exchange transaction	(5)	6,300,000	6,300,000
Shares redeemed by public shareholders	(16)	-	(2,099,400)
Pro forma weighted average number of common shares outstanding - Basic		13,880,000	11,543,758
Common stock equivalents:
Shares issuable from actual "in the money" warrants outstanding:
From IPO warrants		6,000,000	6,000,000
From Private Placement warrants		3,200,000	3,200,000
Less number of shares available "on the market" pursuant to the treasury stock method		(7,232,704)	(7,232,704)
Number of "new" shares to be issued pursuant to the treasury stock method		1,967,296	1,967,296
Pro forma weighted average number of common shares outstanding - Diluted		15,847,296	13,511,054

(C)
General and administrative costs do not include potential additional costs related to legal, accounting, management and director compensation, insurance, investor relations, and other similar costs, as such costs have not been sufficiently determined and/or documented at this time to be factually supportable.

ALPHA SECURITY GROUP CORPORATION AND SOYA CHINA PTE. LTD.
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2008

							Pro Forma					Pro Forma
							Combined					Combined
	Alpha	Soya					Companies	Additional Pro Forma				Companies
	Security	China	Pro Forma				(With No	Adjustments for Redemption of				(With Maximum
	Group	Pte.	Adjustments and Eliminations				Stock	2,099,400 Shares of Common Stock				Stock
	Corporation	Ltd.	Debit		Credit		Redemption)	Debit		Credit		Redemption)

Assets
Current assets:
Cash and cash equivalents	$27,146	$21,456,067	60,681,893	(1)	1,800,000	(2)	$44,850,769	629,820	(17)	20,994,000	(16)	$24,486,589
					9,337	(3)
					30,000,000	(6)
					250,000	(10)
					5,255,000	(14)

Investment in trust account	60,681,893	-			60,681,893	(1)	-					-
Accounts receivable, net	-	4,338,255					4,338,255					4,338,255
Inventories	-	348,904					348,904					348,904
Deferred offering costs	-	767,799			767,799	(9)	-					-
Advance to suppliers	-	1,018,045					1,018,045					1,018,045
Other current assets	19,963	40,518					60,481					60,481

Total current assets	60,729,002	27,969,588					50,616,454					30,252,274
Deferred tax asset	359,688	-			359,688	(11)	-					-
Deferred acquisition costs	-	-	5,255,000	(12)	5,255,000	(13)	-					-
Property, plant and equipment, net	6,839	8,252,652					8,259,491					8,259,491
Land use right, net	-	1,401,819					1,401,819					1,401,819

Total assets	$61,095,529	$37,624,059					$60,277,764					$39,913,584

Liabilities
Current liabilities:
Current portion of long-term bank loans	$-	$2,188,152					$2,188,152					$2,188,152
Accounts payable and accrued expenses	149,685	1,988,056	9,337	(3)			2,128,404					2,128,404
Accrued acquisition costs	-	-	5,255,000	(14)	5,255,000	(12)	-					-
Income taxes payable	61,571	-					61,571					61,571
Deferred underwriting fees	1,800,000	-	1,800,000	(2)			-					-
Notes payable to stockholders	250,000	-	250,000	(10)			-					-
Due to stockholder	-	672,335					672,335					672,335
Advance from customers	-	446,639					446,639					446,639
Total current liabilities	2,261,256	5,295,182					5,497,101					5,497,101
Long-term bank loans, excluding current portion	-	-					-					-
Total liabilities	2,261,256	5,295,182					5,497,101					5,497,101

Common stock subject to possible redemption	20,364,180	-	20,364,180	(4)			-					-

Stockholders' equity
Preferred stock, $0.0001 par value	-	-					-					-
Common stock, $0.0001 par value	758	-			630	(5)	1,388	210	(16)			1,154
								24	(19)

Common stock, no par value	-	7,176,468	7,176,468	(8)			-					-
Additional paid-in capital	37,488,281	-	630	(5)	20,364,180	(4)	30,394,665	20,363,970	(16)	629,820	(17)	10,030,719
			30,000,000	(6)	621,366	(7)		629,820	(16)	24	(19)
			5,255,000	(13)	7,176,468	(8)

Retained earnings	981,054	22,939,977	621,366	(7)			22,172,178					22,172,178
			767,799	(9)
			359,688	(11)

Accumulated other comprehensive income	-	2,212,432					2,212,432					2,212,432
Total stockholders' equity	38,470,093	32,328,877					54,780,663					34,416,483
Total liabilities and stockholders' equity	$61,095,529	$37,624,059					$60,277,764					$39,913,584

Pro Forma Adjustments and Eliminations:
(1)	To liquidate investments held in trust.
(2)	To pay deferred underwriters' compensation charged to capital at time of initial public offering but contingently payable until the consumation of a business combination of $1,800,000.
(3)	To record payment of accrued Delaware franchise taxes to facilitate conversion to a Bermuda company.
(4)	To eliminate common stock subject to redemption on the assumption that all shareholders approve of the proposed business combination.
(5)	To record issuance of 6,300,000 shares of common stock (the "Equity Consideration") to selling shareholders in share exchange transaction.
(6)	To record cash payment of $30,000,000 (the "Cash Consideration") to selling shareholders in share exchange transaction.
(7)	To eliminate historical retained earnings of accounting acquiree.
(8)	To eliminate historical common stock of accounting acquiror.
(9)	To write-off deferred offering costs capitalized on the books of the accounting acquirer and associated with previous reorganization and combination activities.
(10)	To record repayment of debt to related parties.
(11)	To write-off deferred tax asset unrealizable as a result of the company's conversion to a Bermuda company.
(12)
To accrue balance of estimated direct costs for the preparation and negotiation of the Acquisition Agreement based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

ALPHA SECURITY GROUP CORPORATION AND SOYA CHINA PTE. LTD.
Unaudited Pro Forma Condensed Combined Balance Sheet
Sptember 30, 2008

Investment banking fees	$3,200,000
Legal fees	1,280,000
Fairness opinion fees	75,000
Due diligence fees	25,000
Valuation fees	25,000
Accounting fees	400,000
Registration and listing fees	100,000
Printing costs	100,000
Roadshow and travel	50,000
Total estmated costs	5,255,000
Less costs incurred to-date	-
Balance to accrue	$5,255,000

Total estimated costs do not include contingent underwriters fees of approximatety $1,800,000 that are payable upon consumation of the business combination as these costs were incurred in connection with Alpha's initial public offering and have already been provided for on Alpha's books.

(13)	To record charge-off of costs related to the Acquisition Agreement.
(14)	To record payment of costs related to the Acquisition Agreement.
(15)	Not used.
(16)
To record redemption of 2,099,400 shares (34.99%) of Alpha shares of common stock issued in the Alpha IPO, at September 30, 2008 redemption value of $10.00 per share, of which $0.30 per share represents a portion of the underwriter's contingent fee which the underwriter's have agreed to forego for each share redeemed and which is included in amounts due to underwriter and has already been charged to additional paid-in capital, plus a portion of the interest earned on the trusts. The number of shares assumed redeemed, 2,099,400, is based on 34.99% of the initial public offering shares outstanding prior to the merger and represents the maximum number of shares that may be redeemed without precluding the consummation of the merger.

(17)	To reverse portion of deferred underwriters' fee forfeited to redeeming shareholders ($0.30 per share times 2,099,400 shares).
(18)	Not used.
(19)	To record forfeiture and cancellation of 236,842 shares held by Alpha initial stockholders if 34.99% of the public stockholders exercise their redemption rights.

Pro Forma Notes:
(A)	Pro forma entries are recorded to the extent they are a direct result of the Acquisition Agreement, are factually supportable, and are expected to have a continuing impact on the combined results.
(B)
The above pro forma balance sheet does not provide for exit costs, if any, as a result of Alpha's conversion to a Bermuda company. See "Material United States Federal Income Tax Consequences" elsewhere in this proxy statement/prospectus.

(C)
The selling shareholders have agreed to purchase up to $22,000,000 of Alpha shares in the public market, as may be required in order to effect the consumation of the business combination, following the initial filing of the proxy statement/prospectus; provided that the per share trading price of Alpha shares is no more than $10.00. See "The Business Combination Proposal-Insider Purchases" elsewhere in this proxy statement/prospectus.

(D)	Alpha Bermuda has agreed to pay the selling shareholders 50% of all proceeds from exercise of its warrants, but not more than $5,000,000 within three days of receipt of such proceeds.
(E)
Concurrent with the closing, 3,150,000 shares of the Equity Consideration (see adjustment (5) above) shall be delivered into an escrow account and be subject to release to the selling shareholders in two equal installments upon the attainment of certain income thesholds in 2008 and 2009. See "The Acquisition Agreement" elsewhere in this proxy statement/prospectus.

(F)
The selling shareholders will be eligible to earn an additional 1,000,000 shares, 2,000,000 shares, and 3,000,000 shares (up to a total of 6,000,000 shares in the aggregate), based upon the achievement of certain income targets in 2009, 2010, and 2011, respectively. See "The Acquisition Agreement" elsewhere in this proxy statement/prospectus. Upon issuance, the shares will be recorded as an adjustment to the accounting acquiree's basis in the reverse acquisition, and will be included in the calculations of earnings per share from such date.

ALPHA SECURITY GROUP CORPORATION AND SOYA CHINA PTE. LTD.

Unaudited Pro Forma Sensitivity Analysis

The following table sets forth certain pro forma financial information assuming consummation of the business combination, as of September 30, 2008, at redemption levels of no redemption, 10% redemption, 20% redemption, and 34.99% redemption (the maximum redemption amount under which the business combination can be completed).

This unaudited pro forma sensitivity analysis should be read in conjunction with the unaudited proforma condensed combined balance sheet located elsewhere in this document.

	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	Combined	Combined	Combined	Combined
	Companies	Companies	Companies	Companies
	(With no	(With 10%	(With 20%	(With Maximum
	Redemption)	Redemption)	Redemption)	Redemption)

Number of shares redeemed	-	600,000	1,200,000	2,099,400

Assets

Current assets:
Cash and cash equivalents	$44,850,769	$39,030,769	$33,210,769	$24,486,589

Other current assets	5,765,685	5,765,685	5,765,685	5,765,685
Total current assets	50,616,454	44,796,454	38,976,454	30,252,274

Noncurrent assets	9,661,310	9,661,310	9,661,310	9,661,310

Total assets	$60,277,764	$54,457,764	$48,637,764	$39,913,584

Liabilities
Current liabilities	$5,497,101	$5,497,101	$5,497,101	$5,497,101
Noncurrent liabilities	-	-	-	-
Total liabilities	5,497,101	5,497,101	5,497,101	5,497,101

Common stock subject to possible redemption	-	-	-	-

Stockholders' equity	54,780,663	48,960,663	43,140,663	34,416,483

Total liabilities and stockholders' equity	$60,277,764	$54,457,764	$48,637,764	$39,913,584

CAPITALIZATION OF ALPHA

The following table sets forth the capitalization of Alpha and Soya as of September 30, 2008:

•	on an actual basis;

•	on an as adjusted basis giving effect to the business combination.

•	on an as further adjusted basis giving effect to the business combination and the redemption of 2,099,400 common shares subject to possibleredemption.

There have been no significant adjustments to Alpha and Soya capitalization since September 30, 2008, as so adjusted. You should read this capitalization table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the financial statements and related notes, and the unaudited pro forma condensed combined financial statements and related notes, all appearing elsewhere in this proxy statement/prospectus.

	As of September 30, 2008
	(in thousands)
			As Further
	Actual	As Adjusted	Adjusted

Debt:
Note payable to stockholder	$250	$-	$-
Long-term bank loans, including current portion of $2,188,152	2,188	2,188	2,188
Total debt	2,438	2,188	2,188

Common stock subject to possible redemption	20,364	-	-

Stockholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued	-	-	-
Common stock, $0.0001 par value, authorized - 30,000,000 shares; issued and outstanding - 7,580,000 shares, inclusive of shares subject to possible redemption actual, 13,880,000 shares, as adjusted, and 11,780.6000 shares, as further adjusted	1	1	1
Additional paid-in capital	37,488	30,395	10,031
Retained earnings	981	22,172	22,172
Accumulated other comprehensive income	-	2,212	2,212
Total stockholders' equity	38,470	54,780	34,416

Total capitalization	$61,272	$56,968	$36,604

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOYA

You should read the following discussion and analysis of Soya’s financial condition and results of operations in conjunction with the section titled “Selected Historical Consolidated Financial and Operating Data of Soya” and the consolidated financial statements of Soya and related notes thereto included elsewhere in this proxy statement/prospectus.  You should carefully review the risk factors disclosed in this proxy statement/prospectus, including those set forth in the section titled “Risk Factors” or other parts of this proxy statement/prospectus.  It is not possible to foresee or identify all such risks.  As such, you should not consider any list of such risks to be an exhaustive statement of all risks and uncertainties or potentially inaccurate assumptions.

This discussion contains forward-looking statements within the meaning of the federal securities laws. These include statements about the expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “Soya believes,” “management believes” and similar language.  The forward-looking statements are based on the current expectations of Soya and are subject to certain risks, uncertainties and assumptions.  Soya’s actual results may differ materially from results anticipated in these forward-looking statements as a result of various factors.  The forward-looking statements are based on information currently available to Soya, and Soya assumes no obligation to update them.

OVERVIEW

Soya manufactures, develops and sells soybean products in the People’s Republic of China (PRC) through a sales and distribution network of (i) flagship and franchise stores; (ii) distributors and (iii) other retail channels, including supermarkets and railway operators.  Soya currently sells three categories of soybean products – fresh soybean products, vacuum-packed soybean products and soybean beverages. Since its inception, Soya has produced and sold more than 200 soybean products. These soybean products are sold under Soya’s Dougongfang (豆工坊), Protein Duo (可口双蛋白) and Soybean Joy (伊逗时光) brands.

Soya has rapidly expanded its distribution network since implementing its franchise model beginning in April 2006. The number of its franchise stores increased from 90 as of December 31, 2006 to 730 as of November 30, 2008. As of November 30, 2008, Soya had seven flagship stores and 730 franchise stores located in the Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin.  Also as of such date, Soya distributes its products through a network of 93 distributors, nine supermarkets and two railway operators, selling its products in more than 15 provinces in the PRC.

Soya’s Dougongfang (豆工坊) brand is the company’s flagship brand and the focus of its marketing strategies.  Soya believes that the Dougongfang brand is well-recognized among its customers in the PRC as a premium brand of high-quality soybean products.  Soya has received multiple awards and accreditations, including being awarded the “PRC Top 10 Soybean Product Enterprise for 2007,” by the PRC Food Products Association Soybean Product Committee (中国食品工业协会豆制品专业委员会). A 2007 market survey commissioned by Soya and prepared by Converging Knowledge Pte Ltd., an independent research firm spun off from Arthur Andersen’s Asia-Pacific Corporate Finance Research and Knowledge division, indicated that the Dougongfang brand was ranked second among soybean product producers in the PRC based on the number of franchised outlets.

Soya also places a large emphasis on developing a wide variety of soybean products of the highest quality. It believes that having a wide variety of products will encourage greater brand recognition and stimulate consumer interest by offering new products periodically. Soya rotates the production and sales of its products to ensure sustainable customer appeal. In addition, a wider variety of products would allow for a greater coverage of the different consumer segments. For example, the traditional soy milk would be targeted to the more mature consumer whereas flavored soy milk tea would be targeted more towards office workers. To produce high quality products, Soya has established stringent quality assurance procedures at its production facility in Dezhou to ensure adherence to cleanliness and hygiene standards. Soya has achieved internationally recognized accreditation, including ISO9001:2000, ISO14001:2004 and Hazard Analysis and Critical Control Point Accreditation Certificate (HACCP). As at the Latest Practicable Date, Soya’s production facility in Dezhou has a production capacity of approximately 49,000 tons per annum for its fresh soybean products, 15,000 tons per annum for its vacuum-packed soybean products and 34,000 tons per annum for its soybean beverages. Soya also supplements its production capability by engaging third party OEM producers in 2008. For the nine months ended September 30, 2008, Soya’s OEM contractors produced 1,960 tons of soybean beverages for Soya.

For the fiscal years 2007 and 2006, Soya’s revenue was approximately $41.8 million and $13.7 million, respectively, representing an increase of approximately 204.3%.  For the nine-month periods ended September 30, 2008 and 2007, Soya’s revenue was approximately $45.4 million and $28.6 million, respectively, representing an increase of approximately 58.9%.

BASIS OF PRESENTATION

The consolidated financial statements of Soya have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).  The principal activities of Soya and its subsidiaries consist of the manufacture and sale of soybean products.  All activities of Soya are principally conducted by its subsidiaries in the PRC.

The consolidated financial statements of Soya include the accounts of Soya and its wholly-owned subsidiaries.  Soya owns all of the shares of Dougongfang, which is the primary operating business of Soya.  Soya subscribed for 37% of the shares of Dougongfang on December 28, 2006, acquired an additional 43% on August 27, 2007 and acquired the remaining 20% on December 29, 2007.

Soya completed the acquisition of Dougongfang on December 22, 2007 from Shandong Yidou Soybean Products Co., Ltd. (“Shandong Yidou”).  This transaction was considered a reorganization of entities under common control since Dougongfang, Shandong Yidou and Soya were under the common control of Mr. Zhao.  Prior to the completion of reorganization, Mr. Zhao controlled 100% equity interests in Shandong Yidou and 63% equity interests in Dougongfang indirectly through Shandong Yidou. He subsequently controlled approximately 61% equity interests in Dougongfang through Soya as of December 31, 2007.

In accordance with the accounting guidance under Emerging Issues Task Force Issue No. 90-5, “Exchanges of Ownership Interests Between Entities Under Common Control” and Appendix D of Statement of Financial Accounting Standards No. 141, “Business Combinations,” the acquisition of Dougongfang is accounted for in a manner similar to a pooling of interests, which means that the historical basis of net assets of Dougongfang are combined with those of Soya.  As a result of this reorganization, Dougongfang is consolidated with Soya.  The consolidated financial statements of Soya have been prepared to present (i) the consolidated results of operations and cash flows of Soya and its subsidiaries for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2008 as if the current group structure had been in existence throughout such periods since their effective dates of incorporation and (ii) the financial position of Soya and its subsidiaries as at December 31, 2006 and 2007 and September 30, 2008 as if the current group structure had been in existence since January 1, 2006.

FACTORS AFFECTING RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The operations and financial condition of Soya have recently been, and are expected to be, significantly affected by the following factors:

Price, Volume and Product Mix

In general, Soya’s revenues are affected by the prices it is able to charge for its soybean food products, its sales volumes and its product mix.  Prices, volumes and product mix are principally affected by changes in demand from customers, changes in Soya’s business costs and competition.  In determining product pricing, production volume and product mix, Soya’s management generally takes into account a number of factors, including expected consumer demand, changes in consumer preferences and gross profit margin.

Soya has expanded its estimated maximum annual production capacity for fresh soybean products, vacuum-packed soybean products and soybean beverages from approximately 17,590 tons, 7,630 tons and 12,860 tons, respectively for 2006, to approximately 48,990 tons, 14,790 tons and 34,230 tons for 2008, which has allowed the company to increase its output and, as a result, increase its revenues.  Soya’s management believes that continued expansion of the company’s production capacity will enable the company to further strengthen its industry position in existing markets, especially in the Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin, and to enter new markets.  Increasing production capacity should also enable the company to achieve greater economies of scale, which would result in lower unit costs and higher gross profit margins.

Since its inception, Soya has produced and sold over 200 varieties across three categories of soybean products. However, Soya generally produces and sells approximately 40 varieties at any one time, as part of its product rotation strategy to respond to changes in consumer preferences and ensure sustainable customer appeal.

Increase in the price of soybeans

Soybeans are the principal raw materials used by Soya in its production of soybean food products. During fiscal years 2006 and 2007 and the nine months ended September 30, 2008, approximately 58.0%, 79.3% and 75.4%, respectively, of Soya’s raw materials cost incurred was for the purchase of soybeans.  Soya sources its soybeans entirely from three suppliers.  The availability and price of soybeans are affected by, inter alia, market volatility, changes in weather conditions and natural disasters, market supply and demand conditions and governmental regulations.  The average purchase price of soybeans has increased from approximately $300 per ton in December 2006 to approximately $600 per ton in December 2007 and decreased to approximately $550 per ton in November 2008.  Soya neither hedges its exposure to the fluctuations in commodity prices nor enters into any long-term raw material supply contracts.  However, Soya has been able to mitigate the impact of such price increases by passing on increased costs to end customers in the form of higher retail prices.

Growth of the PRC soybean food industry

The PRC soybean food industry has been developing rapidly in recent years, with the total value of soybean products consumed in the PRC growing from approximately RMB4.0 billion in 1999 to approximately RMB9.0 billion in 2006, according to Converging Knowledge Pte. Ltd., an independent research firm spun off from Arthur Andersen's Asia-Pacific Corporate Finance Research and Knowledge division.  Such growth is in part attributable to the growth of the Chinese economy overall, which has led to a general increase in consumers’ disposable incomes and increasing health consciousness. Due to the continuing improvement of the standard of living in the PRC, Soya’s management expects continued growing demand for soybean food products, including higher quality products.

Expansion of franchising model

In order to take advantage of the growing market for soybean products, Soya has adopted a franchising model comprised of flagship stores and franchise stores to complement its existing network of distributors and other retail channels such as supermarkets and railway operators.  Through the establishment of new flagship stores and franchise stores, Soya has implemented a strategy of aggressive expansion of the company’s sales and distribution network to capture market share and increase brand exposure.  The number of flagship stores and franchise stores has increased from 95 as of December 31, 2006 to approximately 737 as of November 30, 2008.  Soya requires its flagship store operators and franchisees to purchase and sell soybean food products from Soya exclusively.

Income Tax

Soya is organized in Singapore and, accordingly, is taxed in accordance with Singapore income laws. As Soya is an investment holding company with no physical operations, it did not generate any taxable profits in fiscal years 2006 and 2007 and the nine months ended September 30, 2008.  Therefore, Soya did not owe any income tax in Singapore during the periods described above.

Soya’s effective tax rate (calculated as income tax divided by income before income taxes) in the PRC decreased from 33% for the year ended December 31, 2006 to nil for the year ended December 31, 2007 as a result of the reorganization.  Prior to the acquisition of certain assets and the assumption of certain liabilities of Shandong Yidou relating to its soybean products business on January 1, 2007 in the reorganization, Soya’s business, as a PRC enterprise, was subject to PRC income tax at a rate of 33%, which included a national income tax of 30% and a local income tax of 3% (together, the “enterprise income tax”).  On December 28, 2006, Soya’s PRC operating subsidiary, Dougongfang, was established as a foreign investment enterprise entitled to an exemption from enterprise income tax for two years from the first year it records assessable profits and a 50% reduction in enterprise income tax for the next three years in accordance with the “Applicable Foreign Enterprises Tax Law”. The first year in which Dougongfang enjoyed an exemption from the enterprise income tax was fiscal 2007. Pursuant to the reorganization, Soya’s business was operated substantially through Dougongfang and is exempt from paying enterprise income taxes in fiscal years 2007 and 2008 and will, thereafter, be subject to the enterprise income tax at 50% of the applicable income tax rate for the following three years.  After the end of such three-year period, Dougongfang will be subject to the standard enterprise income tax rates.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Soya prepares its financial statements in accordance with U.S. GAAP, which requires its management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the end of each fiscal period, as well as the reported amounts of revenue and expenses during each fiscal period. Estimates and judgments are continually evaluated by Soya’s management and are based on historical experience, knowledge and assessment of business conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Since the use of estimates remains an integral component of the financial reporting process, Soya’s actual results could differ under different assumptions and conditions.

When reviewing Soya’s financial statements, you should review the significant accounting policies of Soya, which are set forth in Note 2 to the consolidated financial statements of Soya included elsewhere in this proxy statement/prospectus.  Soya’s management believes the following accounting policies involve the most significant judgments and estimates used in the preparation of its financial statements:

Revenue recognition

Revenue from sales of Soya’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer, the price is fixed or determinable as stated on the sales contract, and collectability is reasonably assured.  Generally, revenue is recognized when Soya delivers its products to its customers.

Property, plant and equipment

Property, plant and equipment are stated at cost, including the cost of improvements.  Maintenance and repairs are charged to expense as incurred.  Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use.  Depreciation and amortization are provided on a straight-line method based on the estimated useful lives of the assets as follows:

Plant and buildings	5 to 20 years
Equipment	5 years
Motor vehicles	5 years
Furniture and fixtures	5 years

Income taxes

Income taxes are provided for on an “asset and liability” approach for financial accounting and reporting of income taxes.  Any tax paid by subsidiaries during the year is recorded.  Current tax is based on the profit or loss from ordinary activities, adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date.  Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each period end.

A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Foreign currency translation

The consolidated financial statements of Soya are presented in United States dollars (“US$”).  Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into United States dollars at the exchange rates prevailing at that date.  All transaction differences are recorded in the income statement.

The functional currency of Soya is the Singapore dollar (“S$”).  On consolidation, the financial statements of Soya are translated from Singapore dollars to United States dollars in accordance with SFAS No. 52, “Foreign Currency Translation”.  Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure are translated at the average rates for each of the years or periods.

The functional currency of the subsidiaries of Soya in the PRC is the Renminbi (“RMB”).  On consolidation, the financial statements of the subsidiaries of Soya in the PRC are translated from Renminbi to United States dollars in accordance with SFAS No. 52, “Foreign Currency Translation”.  Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure are translated at the average rates for each of the years or periods. The Singapore dollar is freely convertible into the U.S. dollar.

Renminbi is not a fully convertible currency.  All foreign exchange transactions involving Renminbi must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange with Renminbi.  The exchange rates adopted for RMB and S$ foreign exchange transactions are the rates of exchange quoted by the PBOC and Oanda, respectively, which are determined largely by supply and demand.  Translation of amounts from Singapore dollars and Renminbi into United States dollars has been made at the following exchange rates for the respective years/period:

September 30, 2008
Balance sheet (period end)	S$1.43070 to US$1.00
Statement of income and comprehensive income (period average)	S$1.39124 to US$1.00
Balance sheet (period end)	RMB6.85510 to US$1.00
Statement of income and comprehensive income (period average)	RMB6.99886 to US$1.00

December 31, 2007
Balance sheet (year end)	S$1.4467 to US$1.00
Statement of income and comprehensive income (year average)	S$1.5072 to US$1.00
Balance sheet (year end)	RMB7.3141 to US$1.00
Statement of income and comprehensive income (year average)	RMB7.6172 to US$1.00

December 31, 2006
Balance sheet (year end)	S$1.5346 to US$1.00
Statement of income and comprehensive income (year average)	S$1.5894 to US$1.00
Balance sheet (year end)	RMB7.8175 to US$1.00
Statement of income and comprehensive income (year average)	RMB7.9819 to US$1.00

No representation is made that the RMB or Singapore dollar amounts could have been, or could be, converted into United States dollars at the rates used in translation.

Estimation uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below:

Accounts receivable

Accounts receivable are stated at the amount management expects to collect from balances outstanding at period-end. Based on Soya’s management’s assessment of the credit history with customers having outstanding balances and current relationships with them, it expects that realization losses on balances outstanding at period-end will be immaterial.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Inventory

Inventory is stated at the lower of cost or market value. Raw materials are determined by the weighted average method.  Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.  Soya’s management estimates the market value of inventories based on the latest transaction prices and current market conditions.  Market represents the lower of replacement cost or estimated net realizable value. In addition, Soya performs an inventory review at each period-end date and assesses the need for a write-down of inventories.

Valuation of long-lived assets

Soya periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review.  The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value.  In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset.  Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.  Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Depreciation

Depreciation of each item of property, plant and equipment is calculated on a straight-line method based on the estimated useful lives of the assets.  Soya has estimated the useful lives of its property, plant and equipment at five to 20 years.

DESCRIPTION OF CERTAIN INCOME STATEMENT ITEMS

Revenue

Soya generates revenue through the manufacturing, distribution and sales of soybean food products. Its revenue can be analyzed based on separate product categories, differentiated based on their characteristics.  The following table sets forth the breakdown of Soya’s revenue by product category for fiscal years 2007 and 2006, and the nine-month periods ended September 30, 2008 and 2007, including as a percentage of total revenue for such periods:

	Nine months ended September 30,
	2008		2007
	Revenue US$’000’s	% of total	Revenue US$’000’s	% of total
Fresh soy products	16,610	36.6%	8,618	30.2%
Soybean beverages	14,283	31.5%	9,814	34.3%
Vacuum-packed soybean products	14,501	31.9%	10,134	35.5%
	45,394	100.0%	28,566	100.0%

	Year ended December 31,
	2007		2006
	Revenue US$’000’s	% of total	Revenue US$’000’s	% of total
Fresh soy products	14,703	35.2%	2,468	18.0%
Soybean beverages	14,623	35.0%	2,372	17.2%

	Year ended December 31,
	2007		2006
	Revenue US$’000’s	% of total	Revenue US$’000’s	% of total
Vacuum-packed soybean products	12,454	29.8%	8,894	64.8%
	41,780	100.0%	13,734	100.0%

Soya’s sales contracts with its customers do not provide any right of return of purchased products and do not impose any contractual obligation on Soya to accept the return of purchased products.  Soya’s revenue is net of value added taxes collected from customers.

Cost of sales

Cost of sales consists principally of the costs of raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing of soybean products.

Salaries

Soya’s salaries expenses principally consist of salaries and benefits for sales and marketing staff and management and administrative staff.

Sales commission

Soya’s sales commission principally consists of sales incentives given to customers as an incentive for them to achieve prescribed sales targets.

Shipping and handling cost

Soya’s shipping and handling cost principally consists of transportation costs incurred from delivery of its products to customers.  Products are generally delivered by either Soya or third-party logistics service providers.

Other selling, general and administrative expenses

Soya’s selling, general and administrative expenses principally consists of cost of advertising and sponsoring public activities, rent, utilities, office related expenses, depreciation of office equipment and other administrative expenses.

RESULTS OF OPERATIONS

The following table sets forth the amounts, the percentage relationship to revenues and the period-on-period change in absolute and percentage terms of certain items in Soya’s consolidated statements of income for the nine month periods ended September 30, 2007 and 2008.

	Nine months ended September 30, 2008		Nine months ended September 30, 2007		Increase / (Decrease) from the nine months ended September 30, 2007 to the nine months ended September 30, 2008
	US$’000’s	% of revenue	US$’000’s	% of revenue	US$’000’s	% increase / (decrease)

Revenue	45,394	100.0%	28,566	100.0%	16,828	58.9%
Cost of sales	26,743	58.9%	17,003	59.5%	9,740	57.3%
Gross profit	18,651	41.1%	11,563	40.5%	7,088	61.3%
Operating expenses
Salaries	487	1.1%	323	1.1%	164	50.8%
Sales commission	1,572	3.5%	51	0.2%	1,521	2,982.4%
Shipping and handling cost	3,007	6.6%	2,231	7.8%	776	34.8%
Other selling, general and administrative expenses	1,839	4.1%	715	2.5%	1,124	157.2%
Total operating expenses	6,905	15.2%	3,320	11.6%	3,585	108.0%
Operating profit	11,746	25.9%	8,243	28.9%	3,503	42.5%
Other income and (expenses)
Reorganization cost	-		(545)	(1.9)%		NA
Other expenses	(144)	(0.3)%	(3)	0.0%	(141)	4700%
Other income	1	0.0%	95	0.3%	(94)	(98.9)%
Interest expenses	(71)	(0.2)%	(95)	(0.3)%	24	(25.3)%

Income before income taxes	11,532	25.4%	7,695	26.9%	3,837	49.9%
Income taxes	-		-		-
Net income	11,532	25.4%	7,695	26.9%	3,837	49.9%

Nine months ended September 30, 2008 compared to nine months ended September 30, 2007

Revenue

Revenue increased by approximately $16.8 million, or 58.9%, from approximately $28.6 million for the nine months ended September 30, 2007 to approximately $45.4 million for the nine months ended September 30, 2008. The increase in revenue was principally attributable to (i) an increase of approximately $7.8 million, or 92.7%, in revenue from sales of fresh soybean products; (ii) an increase of approximately $4.7 million, or 45.5%, in revenue from sales of soybean beverages; and (iii) an increase of approximately $4.4 million, 43.1%, in revenue from sales of vacuum-packed soybean products.  These revenue increases were due principally to an increase in average selling prices across all product categories, which were generally in line with the increase in raw materials prices in 2008, an increase in demand for Soya’s soybean products arising from its continuing marketing efforts, increasing brand recognition, the continued implementation of its growth strategy through its franchise model.  The continued implementation of Soya’s franchise model has allowed it to develop, establish and grow an extensive network of flagship stores and franchise stores.  The average number of franchise stores and flagship stores (calculated as a simple average between the number of stores at the beginning and end of each period) grew from 230 in the nine-month period ended September 30, 2007 to 579 in the nine-month period ended September 30, 2008.  The average number of distributors increased from 36 distributors in the nine-month period ended September 30, 2007 to 77 in the nine-month period ended September 30, 2008.

The average selling price of Soya’s fresh soybean products increased by approximately $470 per ton, or 174.1%, to approximately $740 per ton for the nine months ended September 30, 2008 from approximately $270 per ton for the nine months ended September 30, 2007, which was partially offset by a decrease in sales volume of approximately 9,900 tons, or 30.6%, to 22,500 tons for the nine months ended September 30, 2008 from 32,400 tons for the nine months ended September 30, 2007.  The increase in average selling price of fresh soybean products was due to an increase in soybean prices and a shift in product mix toward higher-priced and higher margin processed fresh soybean products, such as spicy vegetarian steak (五香素排), over more traditional fresh soybean products such as Bei Tofu.  The decrease in sales volume is attributable in part to the higher number of units that each ton of processed fresh soybean products yields because processed fresh soybean products contain less water and weigh less than traditional fresh soybean products.

The average selling price of Soya’s soybean beverages increased by approximately $240 per ton, or 58.5%, to approximately $650 per ton for the nine months ended September 30, 2008 from approximately $410 per ton for the nine months ended September 30, 2007, which was partially offset by a decrease in sales volume of approximately 1,900 tons, or 7.9%, to 22,000 tons for the nine months ended September 30, 2008 from 23,900 tons for the nine months ended September 30, 2007.  The increase in average selling price of soybean beverages was due to an increase in soybean prices and the introduction of certain new higher-priced products, such as flavored soy milk tea, which are produced by third party OEM producers and, accordingly, have a higher unit cost.

The average selling price of Soya’s vacuum-packed soybean products increased by approximately $110 per ton, or 6.6%, to approximately $1,770 per ton for the nine months ended September 30, 2008 from approximately $1,660 per ton for the nine months ended September 30, 2007, which was principally due to increases in soybean prices.  The sales volume of vacuum-packed soybean products increased by approximately 2,100 tons, or 35.0%, to 8,200 tons for the nine months ended September 30, 2008 from 6,100 tons for the nine months ended September 30, 2007, which was principally due to increased demand for such products resulting in part from the continued expansion of Soya’s sales and distribution network.

Cost of Sales

Cost of sales increased by approximately $9.7 million, or 57.3%, from approximately $17.0 million for the nine months ended September 30, 2007 to approximately $26.7 million for the nine months ended September 30, 2008.  The increase in cost of sales was generally in line with the increase in revenue and was principally attributable to (i) an increase of approximately $2.1 million, or 26.8%, in the cost of sales of fresh soybean products, (ii) an increase of approximately $2.9 million, or 51.4%, in cost of sales of soybean beverages, and (iii) an increase of approximately $4.7 million, or 134.2%, in the cost of sales of vacuum-packed soybean products.  Cost of sales of soybean beverages increased at a higher rate than the increase in revenue from the sale of soybean beverages because of the introduction of new products, such as flavored soy milk tea, which was produced for Soya by third party OEM producers.  Such products have higher unit costs and lower margins than internally produced products.  Cost of sales of vacuum-packed soybean products increased at a higher rate than the increase in revenue from the sale of such products principally due to increases in soybean prices, an increase in the proportionate production of products that have higher soybean requirements and an aggressive pricing for such products in an effort to increase market share.

Gross Profit

Gross profit increased by approximately $7.1 million, or 61.3%, from approximately $11.6 million for the nine months ended September 30, 2007 to approximately $18.7 million for the nine months ended September 30, 2008, which reflects and is in line with the increase in revenue.  Gross profit margins improved slightly from 40.5% for the nine months ended September 30, 2007 to 41.1% for the nine months ended September 30, 2008, principally due to the improved margins for fresh soybean products, which was partially offset by lower margins for soybean beverages and vacuum-packed soybean products.

Salaries

Salaries increased by approximately $164,000, or 50.8%, from approximately $323,000 for the nine months ended September 30, 2007 to approximately $487,000 for the nine months ended September 30, 2008.  The increase was mainly due to the increased salaries paid to existing key management and the increased number of management personnel to help manage Soya’s growing business.

Sales Commission

Sales commission increased by approximately $1.5 million, or 2,963.5%, from approximately $51,000 for the nine months ended September 30, 2007 to approximately $1.6 million for the nine months ended September 30, 2008.  The increase was mainly because Soya began paying sales commissions to certain distributors in the second half of 2007 and the incentive plan to encourage distributors to achieve higher sales performance was formally launched for the entire distribution network in March 2008.

Shipping and Handling Cost

Shipping and handling cost increased by approximately $780,000, or 34.9%, from approximately $2.2 million for the nine months ended September 30, 2007 to approximately $3.0 million for the nine months ended September 30, 2008.  As a percentage of revenue, shipping and handling cost decreased from 7.8% for the nine months ended September 30, 2007 to 6.6% for the nine months ended September 30, 2008.  Soya achieved greater efficiencies in its shipping operations due mainly to the growth of its franchise model.  With respect to its master franchisees and franchisees, Soya ships its products only to the master franchisees, who then sell the products to its sub-franchisees.  As the number of sub-franchisees per master franchisee increased in the nine months ended September 30, 2008 compared to the same period in 2007, Soya was able to sell and deliver more products to each master franchisee per shipment.

Other Selling, General and Administrative Expenses

Other selling, general and administrative expenses increased by approximately $1.1 million, or 157.1%, from approximately $715,000 for the nine months ended September 30, 2007 to approximately $1.8 million for the nine months ended September 30, 2008.  The increase was principally due to higher advertising expenses relating to the promotion of Soya’s new range of soybean beverages, from approximately $32,000 for the nine months ended September 30, 2007 to approximately $680,000 for the nine months ended September 30, 2008, and increased activity relating to the growth in Soya’s business.

Other Income (Expenses)

Other income (expenses) was a net expense of approximately $550,000 for the nine months ended September 30, 2007, compared to a net expense of approximately $213,763 for the nine months ended September 30, 2008.  This decrease was principally because expenses totaling approximately $544,000 relating to the reorganization of Soya for the nine months ended September 30, 2007 were not replicated in the nine months ended September 30, 2008, which was partially offset by (i) an increase in other expenses of approximately $139,000 due mainly to a loss recognized on the disposal of certain property, plant and equipment and (ii) a decrease in other income of approximately $93,000 due mainly to a decrease in unrealized exchange gain as the U.S. dollar depreciated for the nine months ended September 30, 2008 as compared to the same period in 2007.

Net Income

Net income increased by approximately $3.84 million, or 49.9%, from approximately $7.7 million for the nine months ended September 30, 2007 to approximately $11.5 million for the nine months ended September 30, 2008.  Net profit margins decreased from 26.9% for the nine months ended September 30, 2007 to 25.4% for the nine months ended September 30, 2008, principally due to the increase in operating expenses, particularly sales commissions and advertising expenses.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

The following table sets forth the amounts, the percentage relationship to revenues and the year-on-year change in absolute and percentage terms of certain items in Soya’s consolidated statements of income for the years ended December 31, 2007 and 2006.

	For the year ended December 31, 2007		For the year ended December 31, 2006		Increase / (Decrease) from 2006 to 2007
	US$’000’s	% of revenue	US$’000’s	% of revenue	US$’000’s	% increase / {decrease}
Revenue	41,780	100.0%	13,734	100.0%	28,046	204.2%
Costs of sales	24,780	59.3%	7,472	54.4%	17,308	231.6%
Gross profit	17,000	40.7%	6,262	45.6%	10,738	171.5%
Salaries	548	1.3%	340	2.5%	208	61.2%
Sales commission	230	0.6%	-	-	230	100%
Shipping and handling cost	3,145	7.5%	1,010	7.4%	2,135	211.4%
Other selling ,general and administrative expenses	1,243	3.0%	882	6.4%	361	40.9%
Total operating expenses	5,166	12.4%	2,232	16.3%	2,934	131.5%

Operating profit	11,834	28.3%	4,030	29.3%	7,804	193.6%

Reorganization Cost	(545)	(1.3)%	-	-	(545)	100%
Other income	219	0.5%	1	0.0%	217	21,800.0%
Other expenses	(100)	(0.2)%	(222)	(1.6)%	122	(55.0)%
Income before income taxes	11,408	27.3%	3,809	27.7%	7,599	199.5%
Income tax	-	0.0%	1,257	9.2%	(1,257)	(100.0)%
Net income	11,408	27.3%	2,552	18.6%	8,856	347.0%

Revenue

Revenue increased by approximately $28.0 million, or 204.2%, from approximately $13.7 million for the year ended December 31, 2006 to approximately $41.8 million for the year ended December 31, 2007.  The increase in revenue was principally attributable to (i) an increase of approximately $12.2 million, or 495.7%, in revenue from the sales of fresh soybean products; (ii) an increase of approximately $12.2 million, or 516.7%, in revenue from the sales of soybean beverages; and (iii) an increase of approximately $3.6 million, or 40.0%, in revenue from the sales of vacuum-packed soybean products.

These revenue increases were due mainly to the continued increase in sales volumes across all of Soya’s product categories, particularly fresh soybean products and soybean beverages, as a result of the success of its increasing brand recognition and the expansion of its sales and distribution network, principally through the implementation of the franchise model beginning in April 2006.  Soya’s flagship stores and franchise stores increased from 95 as of December 31, 2006 to 472 in as of December 31, 2007.  Over the same period, Soya’s distributor base increased from 36 to 62 and its other retail channels grew from two to 20.  Additionally, Soya expanded the geographical coverage of its distribution network to other provinces in the PRC with large population bases, such as the Guangdong, Henan, Hubei and Fujian provinces.

The average selling price of Soya’s fresh soybean products increased by approximately $150 per ton, or 83.3%, to approximately $330 per ton for the year ended December 31, 2007 from approximately $180 per ton for the year ended December 31, 2006, which was principally due to the introduction of higher quality products and the trend of generally increasing soybean prices.  The sales volume of fresh soybean products increased by approximately 30,400 tons, or 221.9%, to 44,100 tons for the year ended December 31, 2007 from 13,700 tons for the year ended December 31, 2006, which was due to improving brand recognition and increased demand generally.

The sales volume of Soya’s soybean beverages increased by approximately 27,200 tons, or 663.4%, to 31,300 tons for the year ended December 31, 2007 from 4,100 tons for the year ended December 31, 2006, which was partially offset by a decrease in the average selling price of Soya’s soybean beverages by approximately $110 per ton, or 19.0%, to approximately $470 per ton for the year ended December 31, 2007 from approximately $580 per ton for the year ended December 31, 2006. The increase in sales volume of soybean beverages was principally due to a full year of soybean beverage sales in 2007 compared to ten months of sales in 2006 following Soya’s introduction of soybean beverage products in March 2006, increased market share and the significant expansion of Soya’s sales and distribution network.  The decrease in average selling price of soybean beverages was principally due to changes in the sales mix of soybean beverages as the company responded to a shift in consumer preferences toward lower-priced soybean beverages packaged in plastic over other higher-priced soybean beverage offerings packaged in paper cartons and cans.

The sales volume of Soya’s vacuum-packed soybean products increased by approximately 3,000 tons, or 58.8%, to 8,100 tons for the year ended December 31, 2007 from 5,100 tons for the year ended December 31, 2006, which was partially offset by a decrease in the average selling price of Soya’s vacuum-packed soybean products by approximately $200 per ton, or 11.5%, to approximately $1,540 per ton for the year ended December 31, 2007 from approximately $1,740 per ton for the year ended December 31, 2006. The increase in sales volume of vacuum-packed soybean products was principally due to improving market recognition of the Dougongfang brand and the significant expansion of Soya’s sales and distribution network.  The decrease in average selling price of vacuum-packed soybean products was principally due to a strategy in 2007 to price such products competitively for promotional purposes and to increase market share.

Cost of Sales

Cost of sales increased by approximately $17.3 million, or 231.6%, from approximately $7.5 million for the year ended December 31, 2006 to approximately $24.8 million for the year ended December 31, 2007.  The increase in cost of sales was principally attributable to (i) an increase of approximately $10.1 million, or 868.5%, in cost of sales of fresh soybean products, (ii) an increase of approximately $6.9 million, or 529.5%, in cost of sales of soybean beverages, and (iii) an increase of approximately $0.3 million, or 5.2%, in cost of sales of vacuum-packed soybean products.  As a percentage of revenue, cost of sales increased to 59.3% for the year ended December 31, 2007 from 54.4% for the year ended December 31, 2006.  The increase in cost of sales as a percentage of revenue was principally attributable to Soya’s strategy to increase market share for its fresh soybean products, as well as a general increase in the average unit cost of soybeans in 2007 by approximately 7% compared to 2006.  In 2007, Soya introduced higher quality fresh soybean products at competitive prices to gain market share.  Thus, while fresh soybean product prices increased overall, the price increases did not cover all of the increased costs required to produce such products.  Cost of sales of vacuum-packed soybean products increased at a slower rate than the rate of increase in revenue from the sale of vacuum-packed soybean products as a result of Soya’s product development innovation that enabled the company to utilize by-products, such as soybean waste generated during the production process, for the manufacture of certain vacuum-packed soybean products, such as soybean noodles.

Gross Profit

Gross profit increased by approximately $10.7 million, or 171.5%, from approximately $6.3 million for the year ended December 31, 2006 to approximately $17.0 million for the year ended December 31, 2007.  Gross profit margins decreased from 45.6% for the year ended December 31, 2006 to 40.7% for the year ended December 31, 2007, due to the increase in cost of sales as a percentage of revenue discussed above.  The decrease in Soya’s gross profit margins was a result of a decrease in the gross profit margin of the fresh soybean products, which was partially offset by an increase in the gross profit margin of vacuum-packed soybean products.  For fresh soybean products, the decrease in gross profit margin was mainly attributable to Soya’s strategy to introduce higher quality fresh soybean products at competitive pricing as previously mentioned.  For vacuum-packed soybean products, the increase in gross profit margin was mainly due to Soya’s innovative product development, which enabled it to utilize certain by-products generated during its production processes, such as soybean waste, for the manufacture of certain vacuum-packed products such as soybean noodles.

Salaries

Salaries increased by approximately $0.2 million, or 61.2%, from approximately $340,000 for the year ended December 31, 2006 to approximately $548,000 for the year ended December 31, 2007.  As a percentage of revenue, salaries decreased from 2.5% for 2006 to 1.3% for 2007, which was mainly due to high rate of revenue growth.

Sales Commission

Soya incurred sales commission expenses of approximately $0.2 million for the year ended December 31, 2007 compared to nil for the year ended December 31, 2006.  The sales commission paid in 2007 reflects incentives paid to distributors to encourage them to achieve higher sales performance following the introduction by Soya of its incentive plan in the second half of fiscal 2007.

Shipping and handling cost

Shipping and handling cost increased by approximately $2.1 million, or 211.4%, from approximately $1.0 million for the year ended December 31, 2006 to approximately$3.1 million for the year ended December 31, 2007.  The increase of shipping and handling cost was mainly attributable to the increase in revenue.  As a percentage of revenue, shipping and handling cost increased to 7.5% for the year ended December 31, 2007 from 7.4% for the year ended December 31, 2006.

Other Selling, General and Administrative Expenses

Other selling, general and administrative expenses increased by approximately $0.4 million, or 40.9%, from approximately $0.9 million for the year ended December 31, 2006 to approximately $1.2 million for the year ended December 31, 2007.  The increase was in line with the increase in Soya’s operational activities.  As a percentage of revenue, other selling, general and administrative expenses decreased from 6.4% for the year ended December 31, 2006 to 3.0% for the year ended December 31, 2007.

Income Before Income Taxes

Income before income taxes increased by approximately $7.6 million, or 199.5%, from approximately $3.8 million for the year ended December 31, 2006 to approximately $11.4 million for the year ended December 31, 2007.  As a percentage of revenue, income before income taxes decreased from 27.7% for the year ended December 31, 2006 to 27.3% for the year ended December 31, 2007.

Income Taxes

Income taxes expense for the year ended December 31, 2006 was approximately $1.3 million as compared to nil for the year ended December 31, 2007.  Soya’s effective tax rate for 2006 was 33.0%.  The elimination of income taxes in 2007 was due to the income tax exemption enjoyed by Dougongfang as a foreign investment enterprise following the reorganization.

Net Income

Net income increased by approximately $8.9 million, or 347.0%, from approximately $2.6 million for the year ended December 31, 2006 to approximately $11.4 million for the year ended December 31, 2007.  Net profit margins increased from 18.6% for the fiscal year ended December 31, 2006 to 27.3% for the fiscal year ended December 31, 2007, principally due to the income tax exemption enjoyed by Dougongfang in 2007 following the reorganization.

Liquidity and Capital Resources

General

As of September 30, 2008, Soya had cash and cash equivalents of approximately $21.5 million.  Substantially all of Soya’s cash and cash equivalents are held in Renminbi.  Soya’s cash position has been affected primarily by cash flows from operating activities.  The principal uses of cash of Soya have been, and are expected to continue to be, operational costs and the expansion of production.  The following tables summarize Soya’s net cash flow for all financial statements periods presented in this proxy statement/prospectus.

	For the nine months ended September 30,
	2008	2007
	US$’000’s

Net cash provided by operating activities	$10,872	$7,583

Net cash used in investing activities	(245)	(865)

Net cash provided by financing activities	1,196	3,713

Net cash inflow/ (outflow)	$11,823	$10,431

	For the year ended December 31,
	2007	2006
	US$’000’s

Net cash provided by operating activities	$12,237	$347

Net cash used in investing activities	(3,346)	(1,407)

Net cash used in financing activities	(828)	(1,212)

Net cash inflow/ (outflow)	$8,063	$(2,272)

Operating Activities

Net cash provided by operating activities was approximately $10.9 million for the nine months ended September 30, 2008, an increase of approximately $3.3 million from the approximately $7.6 million net cash generated by operating activities for the same period in 2007.  Such increase was primarily attributable to the increased net income achieved by Soya and an increase in cash available due to increases in other tax payable, accounts payable and other current liabilities and a lower amount of cash used to settle salaries and staff cost related payables.  Such increases in cash provided by operating activities were partially offset by adjustments made to reflect an increase in accounts receivables of approximately $1.2 million in the nine months ended September 30, 2008 compared to approximately $0.1 million in the nine months ended September 30, 207, an increase in inventories and an increase of advances made to soybean suppliers, and a smaller increase of other current assets.

The increase in accounts receivables and inventories were in line with the increase in sales volumes and revenue.  Soya has not experienced any deterioration in the collection of its accounts receivable and is not aware of any trend or event that would adversely affect the collectability of its accounts receivable. In 2008 most soybean suppliers began requiring prepayment to secure soybean purchases.  As a result, Soya used additional cash in 2008 to prepay for soybean purchases.

Net cash provided by operating activities was approximately $12.2 million for the year ended December 31, 2007, an increase of approximately $11.9 million from the approximate $0.3 million net cash generated by operating activities for the year ended December 31, 2006.  Such increase was primarily attributable to the increased net income achieved by Soya, beneficial changes in accounts receivable, accounts payable and other current liabilities, and reductions in other current assets and inventories, which were partially offset by a decrease of other tax payable.

Soya’s accounts receivables increased at a slower pace in 2007 mainly due to the increased proportion of sales made to flagship stores and franchise stores, which purchase Soya’s products on cash terms.  In addition, an increase in accounts payables and other current liabilities, which were mainly due to accrued operating expenses and advances received from customers in line with the expansion of Soya’s business operations, provided additional operating cash in 2007.  Other current assets decreased due to a decrease in prepayments to soybean suppliers in response to the trend of rising soybean prices and the receipt of certain other receivables, which increased cash available for the company’s use in 2007.  The continued use and reduction of inventories in response to the increasing prices of soybeans in December 2007 also increased the company’s operating cash in 2007.

The decrease in other tax payable in 2007, which was principally due to payment of value-added taxes owed by the company, decreased the company’s operating cash in 2007.

Investing Activities

Soya’s main use of cash for investing activities is for the acquisition of property, plant and equipment for the expansion of its production.

For the nine months ended September 30, 2008, Soya used approximately $0.2 million in investing activities as compared to approximately $0.9 million for the same period in 2007.  Such cash was used to acquire production equipment for fresh soybean products and vacuum-packed soybean products and certain office equipment.

Net cash used in investing activities for the year ended December 31, 2007 was approximately $3.3 million, which is an increase of approximately $1.9 million from net cash used in investing activities of approximately $1.4 million for the year ended December 31, 2006.  The increase in net cash used in investing activities was mainly due to the acquisition of additional property, plant and equipment in 2007 for the production of fresh soybean products and vacuum-packed soybean products, which was partially offset by proceeds from the disposal of certain property, plant and equipment.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2008 was approximately $1.2 million as compared to approximately $3.7 million for the same period in 2007.  The net cash provided by financing activities in the nine months ended September 30, 2008 was primarily provided by additional short-term loans and capital contributions from Soya’s shareholders, which was used in part to pay deferred expenses accrued in connection with the company’s preparations for a proposed initial public offering in Singapore and to repay amounts due to ex-shareholders in connection with the purchase of Dougongfang shares.  The net cash provided by financing activities in the nine months ended September 30, 2007 was primarily provided by an increase in amounts due to related parties in connection with the reorganization.

Net cash used in financing activities for the year ended December 31, 2007 was approximately $0.8 million as compared to approximately $1.2 million for the year ended December 31, 2006.  The decrease in net cash used in financing activities was mainly due to dividends paid to shareholders in 2006, which was not replicated in 2007, and a lower amount of short-term borrowings in 2007, which were partially offset by cash used to pay deferred expenses relating to the Singapore initial public offering exercise and to repay notes payable to banks that issue bank acceptance notes to Soya’s suppliers to settle its invoices, and a larger distribution paid to shareholders during the reorganization.

Indebtedness

Bank borrowings

Soya’s bank borrowings are denominated in Renminbi.  The following table sets out the amounts and maturity dates for Soya’s outstanding bank loans as at the balance sheet dates indicated.

Banks	Amount outstanding (US$’000’s)		Interest rate	Borrowing date	Maturity date	Duration
	As of Sept. 30, 2008	As of Dec. 31, 2007
Ling Xian Rural Credit of Cooperative (Ling Xian Branch)	-	(274)	12.15%	November 28, 2007	September 28, 2008	10 months

Commercial Bank (Tin Dong branch)	$(1,604)	$-	12.1%	April 2, 2008	April 2, 2009	1 year
Ling Xian Rural Credit of Cooperative (Ling Xian Branch)	(292)	-	12.1%	October 16, 2008	October 16, 2009	1 year
Commercial Bank (Tin Dong branch)	(292)	-	12.1%	April 2, 2008	April 2, 2009	1 year

Total short-term loans outstanding	$(2,188)	$(274)

Each of the loan facilities described above are short-term loans with terms of one year or less.  Soya may request an extension of each term loan upon delivery of written notice to the relevant bank.  However, the consent of the lending bank is required for any extension.  In addition, interest rates are subject to change upon renewal.  Soya’s loan facilities are secured by buildings and land use rights.  In addition, guarantees have been provided on behalf of Soya by Dezhou Huada Industrial Company Limited, which is related to Soya through a common shareholder, and Shandong Min Xin Guarantee Holdings Limited, an independent third party.

Soya believes that it currently maintains good business relationship with each of its lending banks.

Soya believes that its currently available working capital, including anticipated cash flow from operations, and the cash held by Alpha that will remain in Alpha Bermuda, are adequate to finance its operations through at least the next 12 months.

Amounts due to related parties

As at December 31, 2007 and September 30, 2008, amounts due to related parties by Soya amounted to approximately $2.3 million and $0.7 million, respectively.  Amounts due to related parties as at December 31, 2007 comprised of amounts due to ex-shareholders in the amount of approximately $1.7 million and an amount due to Splendid Singapore, a shareholder of Soya, in the amount of approximately $0.5 million.  The amount due to ex-shareholders was repaid in full in January 2008.  Amounts due to related parties as at September 30, 2008 comprised of the loan from Splendid Singapore in the amount of approximately $0.5 million and a one-year term loan provided by Special Result, a shareholder of Soya, in the amount of approximately $0.1 million.  Such amounts remain outstanding as of the Latest Practicable Date.  All amounts due to related parties are unsecured and interest free.  The loan provided by Splendid Singapore does not have a fixed repayment date.  The loan provided by Special Result has a fixed term of one year and is due and payable on May 28, 2009.

Capital Expenditures and Capital Commitments

Soya incurred capital expenditures of $1.4 million, $3.4 million and $0.2 million for fiscal 2006, fiscal 2007 and the nine months ended September 30, 2008, respectively.  Soya’s capital expenditures have been used primarily to purchase land use rights, office equipment and new production equipment and machinery and the building of plants, principally for the production of fresh soybean products and vacuum-packed soybean products.  As of September 30, 2008, Soya did not have any significant contracted capital commitments.

For the three months ended December 31, 2008, Soya contracted for capital expenditure of approximately $21.0 million for the acquisition of equipment and machinery relating to the installation of six additional production lines, one of which is for fresh soybean products and five of which are for soybean beverages, and approximately $1.3 million for the acquisition of equipment and machinery to upgrade existing production lines.  Soya contracted with Takai Tofu & Soymilk Equipment Co., a Japanese equipment supplier, to purchase a Momen Tofu Production System at a total cost of approximately $13.9 million in November 2008 for installation in a new production line for soybean beverages.  An initial payment of 85% of the purchase price, or $11.8 million, was paid upon signing with the remaining 15% due upon delivery, which is expected to be in or around June 2009.  Soya also contracted to purchase other equipment and machinery in the amount of approximately $7.1 million for the six additional production lines, of which $6.1 million was paid prior to December 31, 2008.  Of the approximately $1.3 million commitment to purchase equipment and machinery to upgrade existing production lines, Soya paid approximately $1.2 million prior to December 31, 2008.

As at the Latest Practicable Date, Soya’s planned capital expenditures for 2009 are approximately $3.2 million, including the approximately $3.1 million due on the delivery of the Momen Tofu Production System and other equipment and machinery for the aforementioned six additional production lines and the approximately $0.1 million to be paid for equipment and machinery to upgrade existing production lines.

Contractual Obligations

As of September 30, 2008, Soya is contractually obligated under operating leases requiring minimum rental payments under non-cancelable leases for real estate to be paid as follows:

Three months ended December 31, 2008	$35,307
2009	102,163
2010	90,018
2011	44,466
Total minimum lease payments	$271,955

Other than the contractual obligations set forth above, Soya did not have any other operating lease obligations or other contractual obligations and commitments as of September 30, 2008.

Analysis of inventories

Soya’s inventories mainly comprise inventories of raw materials, packing materials and finished products.

Soya’s inventory turnover days for fiscal years 2006 and 2007 and the nine months ended September 30, 2008 are as follows:

	Fiscal 2006(1)	Fiscal 2007(1)	Nine months ended September 30, 2008(2)
Inventory turnover in days	46	7	3

(1)
Inventory turnover days for fiscal years = (Average inventory / cost of sales) X 365 days. “Average inventory” is defined as the average of the opening and closing inventory amount of the relevant year.

(2)
Inventory turnover days for the nine months ended September 30, 2008 = (Average inventory / cost of sales) X 273 days. “Average inventory” is defined as the average of the opening and closing inventory amount of the relevant period.

Inventory turnover days decreased from approximately 46 days in fiscal 2006 to approximately seven days in fiscal 2007 mainly due to reductions in raw materials purchases in view of the switch to cash payment terms imposed by suppliers of raw materials. Furthermore, as the trend of soybean price increases continued, Soya’s management determined to reduce raw material purchases made in advance while monitoring market prices.  Inventory turnover days decreased from approximately seven days in fiscal 2007 to approximately three days in the nine months ended September 30, 2008 principally due to an increase in the amount of prepayments made to soybean suppliers to secure soybean supplies at then-current market rates.

Analysis of accounts receivables

Soya’s accounts receivables are mainly receivables from the sale of soybean food products to franchisees, distributors and other retail channels.  Allowances for accounts receivable are provided when management considers that collection of particular accounts receivable is doubtful.  During fiscal years 2006 and 2007 and the nine months ended September 30, 2008, no allowances for doubtful accounts receivable were made as all customers settled outstanding amounts within 60 days of sale.

Soya’s accounts receivable turnover days for fiscal years 2006 and 2007 and the nine months ended September 30, 2008 are as follows:

	Fiscal 2006(1)	Fiscal 2007(1)	Nine months ended September 30, 2008(2)
Accounts receivable turnover days	42	24	22

(1)
Accounts receivables turnover days for fiscal years = (Average accounts receivable / revenue) X 365 days.  “Average accounts receivable” is defined as the average of the opening and closing accounts receivable amount of the relevant year.

(2)
Accounts receivables turnover days for the nine months ended September 30, 2008 = (Average accounts receivable / revenue) X 273 days. “Average accounts receivable” is defined as the average of the opening and closing accounts receivable amount of the relevant period.

Accounts receivable turnover days decreased from approximately 42 days in fiscal 2006 to approximately 24 days in  fiscal 2007 mainly because of the increase in the proportion of sales made on cash payment terms, which is largely attributable to the significant growth in flagship stores and franchise stores, which purchase soybean products from Soya on cash payment terms.  Accounts receivable turnover days decreased from approximately 24 days in fiscal 2007 to approximately 22 days in the nine months ended September 30, 2008.

Analysis of accounts payable

Soya’s accounts payable primarily consist of trade payables.  Soya is generally granted credit periods by its suppliers with terms of 40 days, which are generally settled by cash.

Soya’s accounts payable turnover days for fiscal years 2006 and 2007 and the nine months ended September 30, 2008 are as follows:

	Fiscal 2006(1)	Fiscal 2007(1)	Nine months ended September 30, 2008(2)
Accounts payable turnover days	46	6	3

(1)
Accounts payable turnover days for fiscal years = (Average accounts payable / cost of sales) X 365 days.  “Average accounts payable” is defined as the average of the opening and closing accounts payable amount of the relevant year.

(2)
Accounts payable turnover days for the nine months ended September 30, 2008 = (Average accounts payable / cost of sales) X 273 days. “Average accounts payable” is defined as the average of the opening and closing accounts payable amount of the relevant period.

In fiscal 2007, in view of the significant increase in soybean prices, most soybean suppliers began requiring cash payments from their customers.  As soybean purchases form a significant portion of all purchases of Soya, the change in payment terms resulted in a significant decrease of Soya’s accounts payable turnover days from approximately 46 days in fiscal 2006 to approximately six days in fiscal 2007.  For the nine months ended September 30, 2008, accounts payable turnover days decreased to approximately three days as Soya made prepayments to soybean suppliers for a larger proportion of its soybean purchases.

Advance to suppliers

Advances to suppliers represent prepayment to suppliers for the purchase of soybeans for Soya’s operations.  In 2008, as the price of soybeans became more favorable compared to recent years, Soya began making prepayments to soybean suppliers to secure soybean purchases at then-current prices.  As a result, as of September 30, 2008, Soya’s advance to suppliers totaled approximately $1.0 million as compared to nil as at December 31, 2007.  The time between prepayment and delivery is short.  Thus, Soya does not consider such practice to be engaging in hedging against price increases.

Dividend

For the year ended December 31, 2006, Shandong Yidou declared and paid dividends of $982,000 in respect of the year ended December 31, 2005.  Soya did not declare any dividends for fiscal 2007 and the nine months ended September 30, 2008.

Off-Balance Sheet Arrangements

Soya has not entered, and does not expect to enter, into any off-balance sheet arrangements, Soya also has not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. In addition, Soya has not entered into any derivative contracts that are indexed to equity interests and classified as shareholders’ equity. Furthermore, Soya does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Soya does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or that engages in leasing, hedging or research and development services with it.

Inflation

According to the PRC National Bureau of Statistics, the Consumer Price Index in the PRC increased 1.5% and 4.8% in calendar years 2006 and 2007, respectively.  Soya does not believe that inflation during these years had a material impact on Soya’s financial position or results of operations. However, inflationary pressure in the current economic environment may impact Soya’s future operations and financial performance.

Quantitative and Qualitative Disclosures about Market Risk

Foreign currency fluctuations

Soya receives almost all of its revenues in Renminbi, which is not freely convertible into foreign currency. However, it is required to meet certain foreign currency obligations, for things such as future purchases of certain equipment. The Chinese government controls Soya’s foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign currency and through restrictions on foreign imports. Effective January 1, 1994, the conversion of Renminbi into U.S. dollars must be based on rates set by the PBOC, which rates are set daily based on the previous day’s Chinese interbank foreign exchange market rate with reference to current exchange rates on the world financial markets (the “PBOC Rate”). The Renminbi/U.S. dollar exchange rate has been relatively stable since January 1, 1994. However, China revalued the Renminbi against the U.S. dollar on July 21, 2005 and introduced a basket of currencies to determine the exchange rate rather than pegging the Renminbi to the U.S. dollar. As a result of adopting a more flexible exchange rate system, China’s financial sector has become more responsive to fluctuations in the international currency market. The Renminbi/U.S. dollar exchange rate has climbed steadily since July 2005.

 During 2006, 2007 and the nine months ended September 30, 2008, the RMB appreciated approximately 3.3%, 6.5% and 6.9%, respectively, against the U.S. dollar.  Substantially all of Soya’s revenue is generated from domestic sales in the PRC and substantially all of Soya’s raw materials purchases are from suppliers in the PRC. Such sales and purchases in the PRC are priced in Renminbi.  Because most of Soya’s operations are conducted in the PRC using RMB, the RMB’s appreciation against the U.S. dollar did not have a material adverse effect on Soya’s business.

Interest rate risk

Soya is exposed to interest rate risk due primarily to its short-term bank loans.  Although the interest rates are fixed for the terms of the loans, the terms are typically 12 months or less and interest rates are subject to change upon renewal.  Soya monitors interest rates in conjunction with its cash requirements to determine the appropriate level of debt balances relative to other sources of funds.

Other financial assets and liabilities of Soya do not have material interest rate risk.

Credit risk

The Company is exposed to credit risk from its notes and accounts receivable and advances to suppliers.  Soya has not experienced significant credit risk on its notes and accounts receivable and advances to suppliers.  Notes and accounts receivable are subjected to regular credit evaluations.  Allowances for doubtful accounts receivable balances are made when circumstances indicate that collection is doubtful for particular accounts receivable, such as past default experience, the current economic environment and results of reasonable collection efforts.

Recent Changes in Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 establishes a common definition for fair value to be applied to US GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for Soya’s 2008 fiscal year. The adoption of the provisions of SFAS 157 related to financial assets and liabilities, and other assets and liabilities that are carried at fair value on a recurring basis does not materially impact Soya’s consolidated financial position, results of operations and cash flows.  The FASB provided for a one-year deferral of the provisions of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis. Soya does not expect the adoption of SFAS 157 to have a material effect on its consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115” (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007 and is required to be adopted by Soya in the first quarter of fiscal year 2008.  Soya is currently evaluating the impact of SFAS No. 159 on its consolidated financial statements.  It is not expected to have a material impact on Soya’s financial position, results of operations and cash flows.

In December 2007, FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS No. 141R”).  The objective of SFAS No. 141R is to improve the relevance, presentational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.  SFAS No. 141R is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and is required to be adopted by Soya in the first quarter of fiscal year 2009.  Soya is evaluating the impact, if any, of the adoption of SFAS No. 141R.  The impact will depend on future acquisitions.  It is not expected to have a material impact on Soya’s financial position, results of operations and cash flows.

In December 2007, FASB issued SFAS No. 160 “Non-controlling Interest in Consolidated Financial Statements”. SFAS No. 160 amends Accounting Research Bulletin No.51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS No. 160 defines “a non-controlling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent”.  The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and is required to be adopted by Soya in the first quarter of fiscal year 2009.  Soya is evaluating the impact, if any, of the adoption of SFAS No. 160.  It is not expected to have a material impact on Soya’s financial position, results of operations and cash flows.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities amendment of FASB Statement No. 133” (“SFAS 161”).  This statement changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures stating how and why an entity uses derivative instruments; how derivatives and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and its related interpretations; and how derivative instruments and related hedge items affect an entity’s financial position, financial performance and cash flows.  SFAS 161 is effective in fiscal years beginning after November 15, 2008 and is required to be adopted by the Company in the first quarter of fiscal year 2009.  Soya does not expect the adoption of SFAS 161 will have a material impact on its disclosures.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. Soya does not expect the adoption of FSP 142-3 will have a material impact on its consolidated financial position, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  Soya does not anticipate that the provisions of SFAS No. 162 will have a material impact on its consolidated financial position, results of operations and cash flows.

In May 2008, the FASB issued FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”). FSP 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The FSP includes guidance that convertible debt instruments that may be settled in cash upon conversion should be separated between the liability and equity components, with each component being accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods. FSP 14-1 is not currently applicable to Soya since Soya does not have convertible debt.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60 (SFAS 163). This statement clarifies accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. SFAS 163 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2008. Because Soya does not issue financial guarantee insurance contracts, Soya does not expect the adoption of this standard to have an effect on its financial position or results of operations.

Significant Developments After September 30, 2008

Soya has identified a business opportunity to enter into a new soybean food products market. Through Dezhou City Doule Food Co., Ltd (“Doule”), its recently established subsidiary in the PRC, Soya entered into a master franchise agreement with Jollibean Foods Pte. Ltd. (“Jollibean”) in November 2008 pursuant to which Doule became the master franchisee of Jollibean to operate and sub-franchise retail outlets under the Jollibean brand in the Shandong province. Doule will focus on ready-to-eat mall-based snack soybean food product business. In particular, the soybean products are produced within the retail outlets and served as snacks to the consumers. As consideration for the exclusive right and license granted to Soya, Jollibean is entitled to a share of (i) all sub-franchise fees and royalties and other fees paid or payable by sub-franchisees to Soya and (ii) the gross revenue generated by Soya-owned and operated stores.  In addition, Soya granted a two year option to Jollibean to acquire a 40% interest in Doule.  The term of this master franchise agreement is ten years.  Soya is in the process of applying for and obtaining requisite licenses and permits and setting up operations to enable it to carry out its obligations under the master franchise agreement.  Doule is expected to commence operations by the end of 2009.  Soya’s management believes that the Jollibean franchise opportunity is beneficial to Soya as it leverages Jollibean’s expertise in this new soybean food products market and offers an opportunity for Soya to diversify its business operations.

Except for the above and the events stated elsewhere in this proxy statement/prospectus, to the knowledge of Soya’s directors no circumstances have arisen since September 30, 2008, which is the date of the most recent financial statements included in this proxy statement/prospectus, that materially and adversely affect or are likely to adversely affect Soya’s profitability, financial condition or ability to pay its material liabilities within the next 12 months.

THE INDUSTRY

Overview

As of November 30, 2008, Soya mainly operates in Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin while selling its products in over 15 provinces in China.  As soybean products industry information just for Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin is not readily available, Soya has only included industry information in relation to the soybean products industry for the entire PRC.  Nevertheless, Soya believes that the soybean products industry in Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin will not differ significantly from the entire soybean products industry in the PRC.

Consumption of Soybean products in the PRC

Soybean products have a history of 2,000 years in the PRC and form an integral part of the Chinese diet.  According to a [2007] industry report (“Converging Knowledge Report”) commissioned by Soya and prepared by Converging Knowledge Pte Ltd, an independent research firm spun off from Arthur Andersen’s Asia-Pacific Corporate Finance Research and Knowledge division, China is currently the world’s largest consumer of soybean products.  In addition, China has experienced significant growth in its total consumption of soybean products. The total value of soybean products consumed in the PRC reached RMB9.0 billion in [2006].  The table below shows the historical growth of total consumption value of soybean products in the PRC from 1999 to [2006]:

Total consumption value of soybean products in the PRC from 1999 to [2006]

Source: Converging Knowledge Pte Ltd

Given the perishable nature of fresh soybean products, the soybean products industry in the PRC has historically been fragmented and highly regionalized.  According to the Converging Knowledge Report, studies have shown that approximately 90% of the local soybean products market is supported by local traditional workshops and small enterprises.  As a result, only a portion of the total value of soybean products consumed in the PRC passes through the official retail channels, such as the supermarkets, restaurants, wholesalers and retail stores.  Nevertheless, the value of this official retail market of the soybean products in the PRC has also recorded a steady rising trend and reached RMB3.8 billion in [2006].  The table below shows the value of the retail market for soybean products in the PRC from 1999 to [2006]:]

Values of retail market for soybean products in the PRC from 1999 to [2006]

Source: Converging Knowledge Pte Ltd

According to the Converging Knowledge Report, China currently has around 12,000 types of soybean products.  The wide variety of soybean products can be classified into three broad categories: fresh soybean products, processed soybean products and soybean beverages.  Fresh soybean products generally have a short shelf life of around three days.  Processed soybean products are usually dried or preserved and can be kept for consumption for a longer period of time.  Soybean beverages are a form of ready-to-drink beverages, including, for example, soy milk.  As set forth in the table below, soybean beverages was the largest component of total consumption value of soybean products from 1999 to [2006] in the PRC:

Total consumption value of soybean products in the PRC by product categories from 1999 to 2006

Source: Converging Knowledge Pte Ltd

In terms of retail market, the same growth pattern was found with soybean beverages being the largest component of the total value of retail market for soybean products in China from 1999 to [2006] in the PRC:

Value of retail market for soybean products in the PRC by product categories from 1999 to [2006]

Source: Converging Knowledge Pte Ltd

The rapid growth in consumption of soybean products in China is driven in part by the country’s strong economic development.  With greater purchasing power, the Chinese consumers are able to afford higher quality (and more costly) forms and more varieties of soybean products, be it served in restaurants or consumed at home.  The table below illustrates the nominal gross domestic product (“GDP”) and GDP per capital growth trend in the PRC from 1996 to [2006]:

Historical GDP and GDP per capital in the PRC from 1996 to 2006

Source: Converging Knowledge Pte Ltd

Industry Trends

Soya believes the soybean business in the PRC will be influenced by the following major factors:

•
Health Consciousness of Chinese Consumers.  Not only would greater purchasing power drive up consumption of more costly forms of soybean products, it would also drive up Chinese consumers’ desire for higher quality products, particularly in the area of food safety, especially in light of a series of safety scares involving Chinese products worldwide and the outbreak of the Asia Avian flu.  Chinese consumers are becoming increasingly health conscious.  Soya believes that consumers will increasingly purchase and consume soybean products manufactured by large enterprises with strong brand names and better quality assurance schemes.

•
Safety Measures Imposed by the PRC Governmental Authorities.  In response to a series of food safety scares involving Chinese products worldwide, the PRC governmental authorities have imposed a number of safety measures on manufacturing of food products. For instance, with effect from January 1, 2008, the PRC government promulgated new quality regulations requiring all soybean product manufacturers to obtain a National Industrial Product Production Permit (全国工业产品生产许可证) and include “QS” labels on all product packaging. Only manufacturers that meet the prescribed quality standards will be issued the relevant permits. Soya believes that the quality standard measures will improve public confidence in the quality of the soybean products sold in the market and thus increase willingness of Chinese consumers to purchase soybean products.  Soya expects that additional safety measures on food products, including those affecting soybean products, will continue to be imposed by the PRC government in the near future.

•
Consolidation in the Industry.  As previously mentioned, the soybean products industry in China has historically been fragmented and highly regionalized and studies have shown that approximately 90% of the local soybean products market is supported by local traditional workshops and small enterprises.  With intensifying market competition and stiffer food safety measures imposed by the PRC governmental authorities, Soya has seen a trend towards local traditional workshops and small equipments being put out of business or being consolidated with larger manufactures. Soya believes consolidation within the soybean industry in the PRC will continue in the near future.

BUSINESS OF SOYA

BUSINESS OVERVIEW

Soya manufactures, develops and sells soybean products in the PRC through a sales and distribution network of (i) flagship and franchise stores; (ii) distributors and (iii) other retail channels, including supermarkets and railway operators.  Soya currently sells three categories of soybean products – fresh soybean products, vacuum-packed soybean products and soybean beverages. Since its inception, Soya has produced and sold more than 200 soybean products. These soybean products are sold under Soya’s Dougongfang (豆工坊), Protein Duo (可口双蛋白) and Soybean Joy (伊逗时光) brands.

Soya has rapidly expanded its distribution network since implementing its franchise model beginning in April 2006. The number of its franchise stores increased from 90 as of December 31, 2006 to 730 as of November 30, 2008. As of November 30, 2008, Soya had seven flagship stores and 730 franchise stores located in the Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin.  Also as of such date, Soya distributes its products through a network of 93 distributors, nine supermarkets and two railway operators, selling its products in more than 15 provinces in the PRC.

Soya’s Dougongfang (豆工坊) brand is the company’s flagship brand and the focus of its marketing strategies.  Soya believes that the Dougongfang brand is well-recognized among its customers in the PRC as a premium brand of high-quality soybean products.  Soya has received multiple awards and accreditations, including being awarded the “PRC Top 10 Soybean Product Enterprise for 2007,” by the PRC Food Products Association Soybean Product Committee (中国食品工业协会豆制品专业委员会).  A 2007 market survey commissioned by Soya and prepared by Converging Knowledge Pte Ltd., an independent research firm spun off from Arthur Andersen’s Asia-Pacific Corporate Finance Research and Knowledge division, indicated that the Dougongfang brand was ranked second among soybean product producers in the PRC based on the number of franchised outlets.

Soya also places a large emphasis on developing a wide variety of soybean products of the highest quality. It believes that having a wide variety of products will encourage greater brand recognition and stimulate consumer interest by offering new products periodically. Soya rotates the production and sales of its products to ensure sustainable customer appeal. In addition, a wider variety of products would allow for a greater coverage of the different consumer segments. For example, the traditional soy milk would be targeted to the more mature consumer whereas flavored soy milk tea would be targeted more towards office workers. To produce high quality products, Soya has established stringent quality assurance procedures at its production facility in Dezhou to ensure adherence to cleanliness and hygiene standards. Soya has achieved internationally recognized accreditation, including ISO9001:2000, ISO14001:2004 and Hazard Analysis and Critical Control Point Accreditation Certificate (HACCP). As at the Latest Practicable Date, Soya’s production facility in Dezhou has a production capacity of approximately 49,000 tons per annum for its fresh soybean products, 15,000 tons per annum for its vacuum-packed soybean products and 34,000 tons per annum for its soybean beverages. Soya also supplements its production capability by engaging third party OEM producers in 2008. For the nine months ended September 30, 2008, Soya’s OEM contractors produced 1,960 tons of Soybean beverages for Soya.

For the fiscal years 2007 and 2006, Soya’s revenue was $41.78 million and $13.73 million, respectively, representing an increase of approximately 204.3%.  For the nine-month periods ended September 30, 2008 and 2007, Soya’s revenue was $45.35 million and $28.57 million, respectively, representing an increase of approximately 58.9%.

HISTORY AND BACKGROUND

Soya conducts its businesses through its PRC operating subsidiaries, Shandong Soy Bean Process Food Co., Ltd. (“Dougongfang”) and Dezhou City Doule Food Co., Ltd (“Doule”). Through its predecessor, Shandong Yidou Soybean Products Co., Ltd (“Shandong Yidou”), Soya commenced operations in 2004. Shandong Yidou was incorporated in the PRC in April 2004 by Mr. Zhao Guangchun and Mr. Shi Yan.  Shandong Yidou commenced the sales of soybean products with a distribution network of more than 16 distributors in January 2005.  By October 2005, Shandong Yidou’s sales distribution network had grown to more than 30 distributors and Shandong Yidou established its first flagship store.  To expand its market share in the industry, Shandong Yidou adopted a franchise model for the sales of its soybean products in April 2006.  By the end of 2006, Shandong Yidou had set up 90 franchise stores in the Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin.

Since December 2006, Soya completed the following series of transactions, which ultimately resulted in Soya’s current corporate and shareholding structure:

•	On December 8, 2006, Yidou Pte. Ltd. was incorporated in Singapore. On March 31 2008, it changed its name to Soya China Pte. Ltd.

•
On December 28, 2006, pursuant to an equity joint venture agreement dated December 18, 2006, by and between Soya and Shandong Yidou, Dougongfang was incorporated in the PRC.  Pursuant to the same agreement, Soya made a capital contribution to Dougongfang of US$2.6 million in cash and Shandong Yidou made a capital contribution to Dougongfang of US$4.4 million, partly in cash and partly by transfer of certain assets, for an equity interests of 37.0% and 63.0%, respectively.

•
On January 1, 2007, pursuant to an assets and business transfer agreement by and between Shandong Yidou and Dougongfang, Dougongfang acquired certain assets and liabilities of Shandong Yidou in relation to its soybean products manufacturing business, including, without limitation, equipment, machinery and inventories for a consideration of approximately $2.3 million.  Pursuant to the assets and business transfer agreement, Dougongfang also agreed to acquire the land use rights and buildings comprising the Dezhou Plant within 30 days following the discharge of certain encumbrances over the land use rights and buildings, for an amount to be based on the net book value of such land use rights and buildings at the time of purchase.  The assets and liabilities of Shandong Yidou which Dougongfang did not agree to acquire pursuant to the assets and business transfer agreement were mainly non-trade in nature and did not pertain to the business of Shandong Yidou.  Pursuant to the same agreement, Shandong Yidou undertook not to engage in the same business as Dougongfang in the future.

•
On August 28, 2007, pursuant to a contractual joint venture agreement dated August 13, 2007 and an equity transfer agreement dated August 15, 2007 by and between Soya and Shandong Yidou, Soya acquired from Shandong Yidou a 43.0% equity interest in Dougongfang for a cash consideration of approximately US$3.0 million.  This resulted in Dougongfang being 80.0% owned by Soya.

•
On January 3, 2008, pursuant to an equity transfer agreement dated December 22, 2007 by and between Soya and Shandong Yidou, Soya acquired from Shandong Yidou the remaining 20.0% equity interest in Dougongfang for a cash consideration of approximately US$1.4 million.  With this final acquisition, Dougongfang became a wholly-owned subsidiary of Soya.

•
Pursuant to three property transfer agreements dated December 10, 2007, April 1, 2008 and April 30, 2008, respectively, Dougongfang acquired the land use rights and buildings comprising the Dezhou Plant from Shandong Yidou for an aggregate consideration of approximately $4.3 million, which was based on the net book value of such land use rights and buildings at the time of purchase.

•	On March 28, 2008, Soya incorporated another wholly-owned subsidiary, Doule, for the purposes of pursuing a potential business with Jollibean Foods Pte. Ltd.

COMPETITIVE STRENGTHS

Soya believes that it has the following competitive strengths:

Commitment to quality

Soya’s commitment to quality is a cornerstone of its operations and one of its principal competitive advantages.  Soya has established a stringent quality management system to ensure adherence to cleanliness and hygiene standards and consistency in taste, packaging and other product quality attributes. Soya believes that having an established quality management system is instrumental to its success and reputation as a producer of quality products. Soya’s management system was established with reference to international accreditations such as ISO9001:2000 and HACCP and was accredited with HACCP and ISO9001:2000 in February 2006. As a testament of its quality processes and products, Soya has also received awards in the PRC such as:

•	Model Unit For Food Safety 2008 (食品安全示范单位) (Dougongfang); and

•	PRC Soybean Product Industry Safety and Quality Model Unit 2007 (中国豆制品行业质量安全示范单位) (Dougongfang).

Furthermore, since April 2004, Soya (through its predecessor, Shandong Yidou, and its operating subsidiary, Dougongfang) has been a member of the National Soybean Committee, which issues guidelines setting the quality standards of soya products.  The Committee asked Soya to participate in the drafting of the guidelines setting the quality standards of soybean products in the PRC, recognizing Soya’s product development capabilities and quality control. Soya believes that these accreditations and awards will facilitate its future expansion plans in local and overseas markets.

With effect from January 1, 2008, the PRC government promulgated new quality regulations in respect of the soybean product industry. Soybean product manufacturers are now required to obtain a National Industrial Product Production Permit (全国工业产品生产许可证) and include “QS” labels on all product packaging. Only manufacturers that meet the prescribed quality standards will be issued the relevant permits. Soya completed the audit conducted by the Shandong Bureau of Quality and Technical Supervision (山东省质量技术监督局) in relation to the implementation of the National Industrial Product Production Permit and QS labelling requirements. As of the Latest Practicable Date, Soya has received the National Industrial Product Production Permit.

According to Converging Knowledge Pte. Ltd., traditional workshops and small enterprises accounted for approximately 90.0% of the soya products supply in the PRC. As most of these traditional workshops and small enterprises are not expected to be able to comply with the new National Industrial Product Production Permit requirements, many are expected to shutter operations.

Award-winning and well-recognized brands enhanced by brand management and marketing strategies

Soya has and will continue to place a strong emphasis on brand management. Soya believes that its brands, Dougongfang (豆工坊), Soybean Joy (伊逗时光) and Protein Duo (可口双蛋白), have become well-recognized in its markets and are associated with high-quality products.  Soya had received multiple awards, including being awarded the “PRC Top 10 Soybean Product Enterprise for 2007,” by the PRC Food Products Association Soybean Product Committee (中国食品工业协会豆制品委员会). A 2007 market survey commissioned by Soya and prepared by Converging Knowledge Pte Ltd., an independent research firm spun off from Arthur Andersen’s Asia-Pacific Corporate Finance Research and Knowledge division, indicated that the Dougongfang brand was ranked second among soybean product producers in the PRC based on the number of franchised outlets.  Soya has also been able to build its brand awareness through its expanding sales and distribution network, particularly as a result of its growing network of franchise stores, which carry Soya products exclusively.

Extensive distribution network and strong logistic support

Leveraging on its brand recognition and successful franchise model, Soya has established an extensive distribution network in the the Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin. Beginning with 20 direct sales outlets in October 2005, Soya has increased the number of distribution points for its soybean products to approximately 6,000 sales locations in more than 15 provinces in the PRC as of November 30, 2008. Soya’s soybean products are distributed through three main channels, namely (i) franchise stores and flagship stores; (ii) distributors; and (iii) other retail channels (e.g., supermarkets and railway operators).

Beginning in April 2006, Soya has focused on building its distribution network through the implementation of its franchise model. The number of franchise stores has increased from 90 as of December 31, 2006 to 730 as of November 30, 2008.  Please refer to the subsections entitled “—Marketing, Sales and Distribution” for further details on its distribution network.  Soya believes that its extensive sales and distribution network serves as an excellent platform for it to increase its brand awareness and grow its businesses.

Innovative product development capabilities and wide variety of quality products

Soya believes that having a wide variety of products will encourage greater brand recognition and stimulate consumer interest by offering new products periodically. A wider variety of products would also allow for a greater coverage of the different consumer segments.  Soya’s multiple brand and product strategy is aimed at targeting different consumer segments and broadening its consumer base.  Since its inception, Soya has produced and sold over 200 varieties across three categories of soybean products.  Soya also partners with reputable third parties in developing new products. As an example, in 2006 Soya jointly developed, with the PRC Food Ferment Research Institute (中国食品发酵研究院), technology used to manufacture soybean beverages. This new technology allowed Soya to develop and commence production of soybean beverages in March 2006. The soybean beverages market, particularly soy milk, was the largest component of total consumption of soybean products, from 1999 to 2006 in the PRC, according to Converging Knowledge Pte. Ltd.  Soya believes that the wide product range enables it to target different market segments and capture greater market share by catering to the needs of different consumer types, thereby reducing its dependency on any individual product or any individual consumer market segment.

Ability to leverage market position to obtain competitive raw materials prices from suppliers

Soya’s directors believe that Soya is one of the largest manufacturers of soybean products in northern China. The Dougongfang brand was ranked second among soybean product producers in the PRC based on the number of franchised outlets, according to Converging Knowledge Pte Ltd. As such, it requires large quantities of raw materials from its suppliers. Soya is able to leverage its market position with its suppliers and obtain competitive prices for raw materials. Soya’s directors believe that the ability to obtain favorable pricing from suppliers places Soya at a significant advantage over smaller manufacturers in the soybean products market, particularly during times of increasing prices for food and commodities.

Experienced and capable management team

The growth and success of Soya’s business is attributed to its experienced and dedicated management team, which is led by CEO and Chairman, Mr. Zhao Guangchun, who has over 20 years of experience in the food products industry and has been instrumental in spearheading our growth. Mr. Zhao Guangchun has received recognition for his achievements within the industry.  In 2007, Mr. Zhao Guangchun was appointed the Standing Committee Member of Dezhou City People’s Political Consultative Conference and the Representatives of the Dezhou Ling County People’s Congress.  In February 2008, Mr. Zhao Guangchun was appointed vice-chairman of the PRC Food Products Association Soybean Product Committee.  He is ably assisted by Mr. Zhao Benxi, the Chief Administrative Officer, who is responsible for the implementation of strategic goals and policies of the Company.

BUSINESS STRATEGIES

Increase production capacity

With the anticipated increase in demand for Soya’s soybean products and the increasing acceptance of certain of its newer product categories previously produced by OEM contractors and thus encouraging Soya to expend the capital investment necessary to produce these products itself, Soya has contracted to acquire machinery and equipment to install an additional six production lines for soybean products, including one production line for fresh soybean products and five production lines for soybean beverages. Soya entered into an agreement with Takai Tofu & Soymilk Equipment Co., a Japanese equipment supplier, to purchase a Momen Tofu Production System at a total cost of approximately $13.9 million in November 2008.  These six new productions lines will be housed in Soya’s Dezhou Plant. The addition of these six production lines is expected to increase Soya’s production capacity for fresh soybean products and soybean beverages by approximately 27,130 tons and 16,380 tons, respectively. Soya expects that the installation of these new production lines will be completed by June 2009.

Expand distribution channels

Soya intends to increase its market share in its existing markets of the Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin as well as continue to expand into new markets, including Jiangsu, Zhejiang, Jilin and Sichuan provinces, through the expansion of its sales and distribution channels in these regions. To achieve this objective, Soya intends to continue its strategy of using flagship stores to attract franchisees, increase the number of its flagship stores and franchise stores in new sales areas and recruit additional distributors to help gain a foothold in the new markets.

Soya plans to target and actively recruit new franchisees and distributors through increased participation in, and promotion of, its soybean products at trade fairs, media advertising and advertisements on its website.

Increase product development capabilities and expand product range and quality

Soya believes that in order to keep up with the rapid changes in market trends and consumer preferences and to increase consumer demand for its products, it needs to continually improve the quality and packaging of, and increase the variety of, its products. Soya intends to achieve these objectives by:  (a) retaining and actively recruiting innovative and experienced product development personnel to enhance its product development capabilities; (b) acquiring new technology through technology transfer arrangements and additional laboratory equipment for the development of new products, such as bean sprouts and soy milk, or improvement of the quality of existing products; and (c) conducting feasibility studies of the market potential for new products, such as soybean oil, that can be produced in collaboration with existing manufacturers and sold under its own brand. Soya also regularly explores business opportunities to enter into new soybean food product markets. For example, Soya entered into a master franchise agreement with Jollibean Foods Pte. Ltd. (“Jollibean”) in November 2008 to explore the ready-to-eat mall-based snack soybean food product business under the Doule brand in Shandong province. See “Management’s Discussion and Analysis on Financial Condition—Recent Developments” in this proxy statement/prospectus for further details.

Increase market awareness and recognition of products and brands through brand management and marketing strategies

Soya strongly believes that one of the key factors affecting the future growth of its businesses is consumer recognition and loyalty towards its brands and products.  Soya intends to increase market awareness and recognition of its products and brands, in particular its “Dougongfang” brand, to further distinguish its products from competitors.  It intends to achieve these objectives through:  (a) increasing its marketing activities, including media advertising and participation in domestic and international trade fairs and exhibitions; (b) improving on the designs of its product packaging to enhance aesthetic appeal, utility and quality; and (c) increasing collaboration with brand consultants to improve its brand management practices.

Set up of branch factory

One of Soya’s long-term goals is to expand the sales of its fresh soybean products into areas that are currently beyond the delivery zone from its Dezhou Plant.  In order to achieve its growth plans, Soya intends to set up one or more branch factories in other provinces in the PRC outside the Shandong province to reach new markets.  The additional branch factories will also serve the purpose of expanding the company’s production capacity for soybean products.  Soya has not determined the location of such branch factory yet.

SOYA’S PRODUCTS

Soya has a strong focus on product development and has developed an extensive range of soybean products with different tastes, shapes, textures and packaging.  This allows Soya to target different sections of the market and increase its revenue streams. Soya’s products are classified into three product categories, namely, (a) fresh soybean products; (b) vacuum-packed soybean products; and (c) soybean beverages.

1)	Fresh soybean products

Soya’s fresh soybean products include various types of beancurd such as egg beancurd, vegetable beancurd and various flavored soybean products processed into different shapes. Its range of fresh soybean products includes products that are ready-to-eat out of their packaging and products that have to be cooked before consumption. Soya’s fresh soybean product lineup includes approximately 160 varieties.  However, Soya generally produces and sells approximately 40 varieties at any one time, as part of its production rotation strategy to ensure sustainable customer appeal.  The shelf life for its fresh soybean products typically range from three to seven days from the date of manufacture.

Some examples of Soya’s fresh soybean products are:

Fresh Beancurd	Vegetable Beancurd

Vegetarian Chicken Rolls	Spicy Soybean Strips	Vegetarian Steak

For each of fiscal year 2006, fiscal year 2007 and the nine months ended September 30, 2008, the sales of fresh soybean products accounted for approximately 18.0%, 35.2% and 36.7%, respectively, of Soya’s revenue.

2)	Vacuum-packed soybean products

Soya’s vacuum-packed soybean products include soybean noodle, various flavored dried beancurd and beancurd rolls. Its range of vacuum-packed soybean products includes products that require cooking before consumption, such as the soybean noodles, and products that are ready-to-eat out of their packaging and typically are consumed as light snacks or as before-meal appetizers. Soya’s vacuum-packed soybean products typically have a shelf-life of between 45 days to a year from the date of manufacture.  Soya currently offers approximately 20 varieties of vacuum-packed soybean products to its customers.

Some examples of Soya’s vacuum-packed soybean products are:

Beef Flavored Dried Beancurd	Spiced Dried Beancurd	Spicy Skewered Dried Beancurd

Beancurd Rolls	Soybean Noodle

For each of fiscal year 2006, fiscal year 2007 and the nine months ended September 30, 2008, the sales of vacuum-packed soybean products accounted for approximately 64.7%, 29.8% and 31.5%, respectively, of Soya’s revenue.

3)	Soybean beverage products

Soya’s soybean beverage products include flavored soy milk, flavored protein beverages and flavored soy milk tea. Soya’s soybean beverage products are packaged in a variety of forms including paper carton, plastic bottle and canned packaging. Soya distributes and sells its soybean beverage products mainly through distributors, flagship stores, franchise stores, supermarkets and convenience stores. Soya’s soybean beverage products typically have a shelf-life of between two months to one year from the date of manufacture.

Soya’s soybean beverage products are marketed under different brands so as to capture different target groups of consumers in the multi-tiered soybean beverage market. Soya currently offers more than 20 varieties of soybean beverage products under its Soybean Joy (伊逗时光) and Protein Duo (可口双蛋白) brands. Distinct packaging and product names are created for each type of product. The following depicts some of Soya’s soybean beverage products:

Protein Duo Soya Beverage	Soybean Joy Soy Milk Tea	Soybean Joy Jujube Flavored Tea with Soy Milk

For each of fiscal year 2006,fiscal year 2007 and the nine months ended September 30, 2008, the sales of soybean beverages accounted for approximately 17.3%, 35.0% and 31.8%, respectively, of Soya’s revenue.

SALES AND DISTRIBUTION NETWORK AND FRANCHISING

Sales and Distribution Network

Soya currently sells and distributes its soybean products through its network of (i) flagship stores and franchise stores; (ii) distributors; and (iii) other retail channels, including supermarkets and rail stations. Through these distribution channels, Soya’s products are sold in approximately 6,000 locations in over 15 provinces in the PRC, principally in the Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin as illustrated below:

As at November 30, 2008, Soya’s distribution network comprises seven flagship stores, 730 franchise stores, 93 distributors and nine retail channels, including supermarkets and railway operators.  Soya outsourced the day-to-day management of its flagship stores to third-party operators pursuant to flagship operator agreements.  Soya also enters into agreements with its master franchisees and franchisees, distributors and retailers.  These agreements typically have a term of one year.  Please refer to the table below for comparison of the key features of its various distribution channels.

	Flagship Stores	Franchise Stores	Distributors	Retail Channels

Contractual relationships	Management agreement between operators of flagship stores and Soya, typically of 1 year in duration	Tri-partite franchise agreement between franchisee, master franchisee(1) and Soya, typically of 1 year in duration	Distributor agreement between distributors and Soya, typically of 1 year in duration	Retail agreement between retailers (either supermarkets or railway operators) and Soya, typically of 1 year in duration

Target customer segment	Walk-in customers, supermarkets (other than supermarkets which are Soya’s retail channels), restaurants and other smaller eateries on a wholesale basis	Walk-in customers, supermarkets (other than supermarkets which are Soya’s retail channels), restaurants and other smaller eateries on a wholesale basis	Supermarkets (other than supermarkets which are Soya’s retail channels), hotels, schools, and restaurants	Supermarkets: Walk-in customers; Railway operators: Railway passengers

Supply(2)	Purchase products directly from Soya	Purchase products from master franchisees (who in turn purchase directly from Soya)	Purchase products directly from Soya	Purchase products directly from Soya

Pricing control	Products to be sold at prices prescribed by Soya	Products to be sold at prices prescribed by Soya	Products to be sold at prices prescribed by Soya	Products to be sold at prices prescribed by Soya

Sales incentives (when sales targets prescribed by Soya are achieved)	None(3)	None(4)	Monthly and annual cash incentives	Railway operators: monthly and annual cash incentives Supermarkets: None

Supply payment terms	Cash before delivery of goods	Cash before delivery of goods	On credit terms up to 30 days	On credit terms up to 30 days

Product Exclusivity	Sales of any product similar to Soya’s products prohibited	Sales of any product similar to Soya’s products prohibited	Sales of any products similar to Soya’s products prohibited	Railway operators: Sales of any product similar to Soya’s products prohibited Supermarkets: Required to allocate a specific section within the supermarket for the sale of Soya’s products

Geographical Exclusivity	None	None(5)	Only one distributor is appointed to operate in each geographical region prescribed by Soya	Railway operators: Only one railway operator is appointed for the railway lines serviced by such retailer Supermarkets: None

	Flagship Stores	Franchise Stores	Distributors	Retail Channels

Termination	Soya has the right to terminate the agreement under specific circumstances stipulated in the management agreement	Soya has the right to terminate the agreement under specific circumstances stipulated in the tri-partite franchise agreement	Soya has the right to terminate the agreement under specific circumstances stipulated in the distributor agreement
Railway operators:  Soya has the right to terminate the agreement under specific circumstances stipulated in the retail agreement between railway operators and Soya

Supermarkets:  both parties have the right to terminate the agreement; pursuant to the retail agreements with certain supermarkets, supermarkets have the right to terminate the agreement under specific circumstances stipulated in the retail agreements

Geographical Coverage	Serving customers within 500km of Soya’s Dezhou Plant		Serving customers within and beyond 500km of Soya’s Dezhou Plant

(1)
Pursuant to their respective master franchise agreements with Soya, master franchisees are required to purchase and supply products to franchisees procured by such master franchisee from Soya (see the section titled “Information on Soya — Franchising Strategy” in this proxy statement/prospectus).

(2)	Products are not sold on a consignment basis, as ownership of and title to products are transferred to the respective parties when they make purchases from Soya.

(3)	Purchases Soya products at whole-sale prices.

(4)
Franchisees purchase Soya products from master franchisees at whole-sale prices. Master franchisees receives a management fee proportional to the quantity of products it supplies to franchisees procured by such master franchisee from Soya.

(5)	In practice, only one master franchisee is appointed to operate in each geographical region prescribed by Soya.

Franchising Strategy

Beginning in April 2006, in addition to using distributors, Soya adopted a franchise model which allows for aggressive expansion of its sales and distribution network in scale and geographical coverage.  Through strategic and disciplined growth of its sales and distribution network and implementation of quality control initiatives, Soya is able to promote brand recognition, customer confidence and customer loyalty.  As of November 30, 2008, Soya had seven flagship stores and 730 franchise stores, as compared to five and 90, respectively as at December 31, 2006.

Soya’s general franchising strategy is to use its flagship store to establish a market for its soy bean products and as a demonstration to attract franchisee candidates when entering into territories where it did not previously have a presence. Operators of flagship stores are generally potential franchisee candidates who may be reluctant to expend the capital investment for an untried business model. Under the flagship store operator agreement, Soya will initially pay certain of the fixed cost of the flagship store, including rent, remodeling expenses and utilities and these operators would be expected to host potential franchisee candidates. Most of Soya’s flagship stores eventually convert into franchise stores.

From the initial establishment of the flagship store, Soya would seek prospective master franchisees and franchisees to set up franchise stores and expand the network coverage for its products.  Franchise stores are owned and operated by the franchisees.  Soya enters into master franchisee agreements with master franchisees, who agree to attract and select a minimum number of franchisees and set up new franchise stores within a specified territory and within a certain period of time.  Master franchisees must pay to Soya a one-time fee upon becoming a master franchisee.  Soya also enters into tri-partite franchisee agreements with each franchisee and the procuring master franchisee.  Franchisees are required to pay a one-time fee upon becoming a franchisee.  All of Soya’s master franchisee and tri-partite franchisee agreements have a term of one year.

Since the PRC soybean products market is fragmented and characterized by a shortage of large scale manufacturers, Soya’s senior management believes that the franchise model allows it to capture market share in the growing soybean products market at the expense of many of its competitors.  The franchise model also allows the company to:

•	obtain critical market information directly from end customers instead of relying solely on its distributors;

•	exert greater control over product pricing and payment terms;

•
more effectively manage, build, reinforce and protect the Dougongfang brand. Flagship stores and franchise stores only sell Dougongfang branded products and are designed and decorated in accordance with Soya policies. In addition, flagship store operators and franchisees are required to undergo training on product knowledge, inventory management, sales strategies and quality control;

•	quickly launch, market and generate interest in new products; and

•	prevent brand competition as the network of Soya’s store operators are contractually obligated to sell Soya’s soybean products exclusively.

CUSTOMERS AND MARKETING

Customers

Since the implementation of Soya’s franchising strategy in April 2006, its customer base has become diversified.  Whereas Soya relied significantly on distributors and retail channels in the past, a greater proportion of its customer base is now end customers purchasing its soybean products directly through flagship stores and franchise stores.  As a result, none of Soya’s customers accounted for more than 5.0% of its total revenue in fiscal year 2007 or the nine months ended September 30, 2008.  Of its top ten customers for the nine months ended September 30, 2008, eight were Soya’s master franchisees, five in the Shandong province and three in the Hebei province. The other two were railway operators, Shijiazhuang Railway Transport (河北石家庄铁路) and Jitie Passenger Services Industrial Co. (山东济铁客运段商品服务公司).

Marketing Strategies

Soya’s marketing strategies include:

(i)	Advertisements and publications

Soya advertises through a variety of channels including newspapers, television, billboards; and newsletters.

(ii)	Participation in trade fairs and exhibitions

Soya participates regularly in trade fairs and exhibitions in the PRC to increase its brand awareness and market presence, such as the National Spring and Autumn Sugar & Alcoholic Beverages Exhibition (春季和秋季全国糖酒食品会) in 2006, 2007 and 2008, the PRC (Qingdao) Food Industry & Food Export Fair 2007 中国（青岛）食品与食品出口会) and the PRC Shanghai International Soy Food Processing Technology & Equipment Exhibition (中国上海国际大豆食品加工技术及设备展览会) for 2007 and 2008.

(iii)	Market research

Soya also conducts market research where its marketing staff makes regular visits to the various sales regions in order to better understand the market conditions and its current state of affairs in order to provide Soya’s management with a definitive direction for the formulation of management strategies.

(iv)	Promotions and events

Soya typically engages in promotional activities whenever a new franchise store or flagship store is set up. Soya employs marketing tactics such as giving away free product samples at the new franchise store or flagship store. It also employs such marketing tactics during the launch of a new product and during festive seasons.

Soya also sponsors promotional events in order to create consumer awareness of its products and the Dougongfang brand, such as the Yidou Evening (一豆之夜) and the Dougongfang Cup - Dezhou Citizen Whole Fitness Festival (豆工坊杯全民健身节).

(v)	Sales incentives for its distribution channels

Soya provides its distributors and certain retailers with monthly and annual cash incentives if they meet certain sales targets for its products. This provides an incentive for them to sell more of the company’s products.

Marketing and promotional expenses

Soya’s sales and marketing expenses for fiscal years 2006 and 2007 and the nine months ended September 30, 2008 are set out as follows:

	FY2006		FY2007		Nine months ended September 30, 2008
Sales and Marketing expenses (US$’000)	[390	]	[490	]	[2,401	]

Soya’s General Manager (Sales and Marketing), Yu Yongchuan, heads its sales and marketing department which is staffed by [137]  sales and marketing personnel as at Latest Practicable Date.  Soya’s sales and marketing department is responsible for formulating sales and marketing strategies through market research and surveys of the PRC’s soybean products industry, and the conduct of marketing activities to promote its products.

COMPETITION AND SOYA’S MARKET POSITION

Competition within the PRC soybean products industry is intense and becoming increasingly competitive and capital intensive.  Due to the perishable nature of fresh soybean products, the industry is territorial, highly fragmented and dominated by small-sized soybean product manufacturers.  However, intensifying market competition and stiffer food safety measures imposed by the PRC government in the recent years has resulted in certain market consolidation in the industry. Soya believes that the primary elements of competition among soybean product manufacturers are quality, pricing, brand name, timely delivery and customer service.  Soya’s directors believe that the principal barriers to entry into the industry for sizable soybean products producers are the significant capital investment required to build large-scale production facilities and the strength of existing established brands.

Soya believes that it is one of the largest soybean product manufacturers in the Shandong and Hebei provinces and the direct-controlled municipality city of Tianjin, with a diverse lineup of soybean products. Soya enjoys a reputation for high quality among its customers and will continue to leverage these strengths in expanding its product mix and sales and distribution network.

To the best knowledge of Soya’s directors, Soya’s main competitors are:  (i) Beijing Soybean Industry Corporation; (ii) Shanghai Hankang Food Co.; (iii) Hangzhou Bean Food Co., Ltd.; and (iv) Hebei Gaobeidian Doudou Foodstuff (group) Co., Ltd. A 2007 market survey commissioned by Soya and prepared by Converging Knowledge Pte Ltd., an independent research firm spun off from Arthur Andersen’s Asia-Pacific Corporate Finance Research and Knowledge division, indicated that Hangzhou Bean Food Co., Ltd. and Hebei Gaobeidian Doudou Foodstuff (group) Co., Ltd. are two of the 30 companies which have been given the honors of China’s soybean 30 famous-brand enterprise for 2006 by the Soybean Products Committee of China National Food Industry Association. Soya believes that none of its competitors have utilized a franchise model and most of these competitors only sell fresh soybean products.

RAW MATERIALS AND SUPPLIERS

The principal raw material used in producing Soya’s products is soybeans. Soybeans accounted for approximately 58.0%, 79.0% and 75.0% of the company’s total production cost  for the fiscal years 2006 and 2007 and the nine months ended September 30, 2008, respectively. The price of soybeans can be quite competitive, volatile and dependent on overall supply and demand.  Since soybean is a commodity traded internationally, all soybean purchases are made at the prevailing market prices.  Soya does not engage in any hedging transactions to mitigate its raw materials risks.  Soya also sources packaging materials to provide suitable packaging for its products, including its new line of soybean beverages.

For the fiscal years 2006 and 2007 and the nine months ended September 30, 2008, Soya’s major suppliers are as follows:

Name of Supplier	Direct material supplied	FY2006		FY2007				Nine months ended September 30, 2008
		US$’000%		US$’000%				US$’000%

Shandong Liangxing Cereals, Oil and Foodstuffs Co. *(山东良兴粮油食品公司) (“Shandong Liangxing”)	Soybeans	3,925.4	62.1	14,080.0		63.3		9,022.9		[34.6	]

Muling City Wanshanquan Puffing Fertilizer Co., Ltd *(穆棱市万山泉膨化饲料有限公司) (“Muling City”)	Soybeans	-	-	[-	]	[-	]	6,957.9		[26.6	]

Nenjiang Province Dongsheng Cereals, Oil and Foodstuffs Co. * (嫩江县东盛粮油有限责任公司) (“Nenjiang Dongsheng”)	Soybeans	-	-	[-	]	[-	]	5,045.7		[19.3	]

Dalian Hongbao Packaging Co., Ltd North China Branch *(大连鸿宝包装公司) (“Dalian Hongbao”)	Packaging materials	1,729.2	27.4	1,513.0		6.84		[-	]	[-	]

Jinan Chengweil Copy and Packaging Co., Ltd. *(济南晨威印务包装有限公司) (“Jinan Chengweil”)	Packaging materials	-	-	36.6		[0.2	%]	1,687.9		[6.5	]

*	Denotes English translation of the name of a Chinese company and is for identification purposes only.

Shandong Liangxing, one of the largest soybean suppliers in Dezhou, Shandong Province, is Soya’s key supplier of soybeans. Shandong Liangxing has generally been timely on its supply deliveries and the quality of its soybean has consistently fulfilled the company’s quality standards and purchase requirements. However, Soya has actively diversified its soybean purchasing to reduce the risk of over-reliance on one supplier. In 2008, Soya began purchasing a portion its soybean requirements from other suppliers capable of meeting the company’s quality and pricing requirements, such as, Muling City and Nenjiang Dongxing. For the nine months ended September 30, 2008, Soya purchased approximately 43%, 33% and 24% of its soybeans from Shandong Liangxing, Muling City and Nenjiang Dongxing, respectively. Soya has also diversified its purchase of packaging materials. Soya’s purchases from Dalian Hongbao decreased from 28.2% of total raw materials purchases in fiscal year 2006 to 9.4% in fiscal year due to increased purchases from other packaging materials suppliers.

PRODUCTION FACILITIES, EQUIPMENT AND CAPACITY

Production Facilities & Equipment

Soya’s Dezhou Plant is strategically located next to the PRC National Highway No.104 which connects Beijing and Fuzhou.  The Dezhou Plant is located in the largest industrial park in the Ling County and has a production area of approximately 200,000 sq ft.

As at the Latest Practicable Date, Soya has title to the following land use rights and buildings which comprise the Dezhou Plant:

Land use rights

Description and Location	Approximate Land Area (sq m)	Encumbrances	Use/Activities

No. 6171 Ling County Economic Development Zone, Dezhou Shandong, PRC Land No.:1-3-100-13	26,703	Mortgaged	Industrial use (production, warehousing, office and administration)

No.6170 Ling County Economic Development Zone, Dezhou Shandong, PRC Land No.:1-3-100-12	39,991	None	Industrial use (production, warehousing, office and administration)

No. 02586 Ling County Economic Development Zone, Dezhou, Shandong]	53,922	None	Industrial use (production, warehousing, office and administration)

Buildings

Description and Location	Approximate Floor Area (sq m)	Encumbrances	Use/Activities

No. 298 Ling County Economic Development Zone, Dezhou Shandong, PRC	5,348	Mortgaged	Office use

No. 304 Ling County Economic Development Zone, Dezhou Shandong, PRC]	5,293	None	Industrial use (production, warehousing, office and administration)

Description and Location	Approximate Floor Area (sq m)	Encumbrances	Use/Activities

No. 290 Ling County Economic Development Zone, Dezhou Shandong, PRC	9,045	None	Industrial use (production, warehousing, office and administration)

As at the Latest Practicable Date, Soya’s Dezhou Plant was staffed by approximately [196] production staff. The production facilities at the Dezhou Plant contain soybean product manufacturing machinery and waste water treatment equipment. Soya generally carries out monthly maintenance and servicing for its production equipment and yearly inspection and repairs. Save for such planned maintenance and servicing shutdowns, Soya has not experienced any major shutdowns or disruptions to its manufacturing operations.

Production Capacity and Utilization

Soya’s production capacity is based on its available production floor area, the number of production equipment and available manpower. The following table illustrates the estimated maximum production capacity and the approximate utilization rate for the Dezhou Plant for manufacture of Soya’s three major categories of soybean products, for each of fiscal year 2006, fiscal year 2007 and the nine months ended September 30, 2008:

	Estimated Maximum Production Capacity (tons)(1)			Approximate Utilization Rate (%)(2)
	Fresh Soybean Products	Vacuum- Packed Soybean Products	Soybean Beverages (3)	Fresh Soybean Products	Vacuum- Packed Soybean Products	Soybean Beverages (3)

FY2006	17,590	7,630	12,860	81.6	67.9	32.3

FY2007	48,990	10,170	34,230	88.9	78.7	91.2

Nine months ended September, 30 2008(4)	36,743	11,093	25,673	61.3	74.0	77.7

(1)
Soya’s estimated maximum annual production capacity of the production equipment used for the manufacture of its fresh soybean products, vacuum-packed soybean products and soybean beverages, is in each case, measured in terms of the number of standard soybean products that can be manufactured per hour multiplied by 20 production hours per day and 335 production days per year and converted to metric tones based on the weight of the standard soybean products.

(2)
Approximate utilization rate of Soya’s production equipment is based on the actual utilization of such equipment computed as a percentage of the maximum production capacity in respect of such equipment.

(3)	Soya commenced production for its soybean beverages in fiscal year 2006.

(4)
Estimated maximum production capacities of the production equipment are prorated for nine months and approximate utilization rate of Soya’s production equipment is based on the actual utilization of such equipment computed as a percentage of the nine month prorated maximum production capacity in respect of such equipment.

With the anticipated increase in demand for Soya’s soybean products, Soya’s drive for higher quality soybean products by utilizing more advanced production machinery and the increasing acceptance of certain of its newer product categories previously produced by OEM contractors and thus encouraging Soya to expend the capital investment necessary to produce these products itself, Soya has contracted to acquire machinery and equipment to install an additional six production lines for soybean products, including one production line for fresh soybean products and five production lines for soybean beverages. Soya entered into an agreement with Takai Tofu & Soymilk Equipment Co., a Japanese equipment supplier, to purchase a Momen Tofu Production System.  Upon completion of installation of the six additional production lines, Soya’s estimated maximum annual production capacity for the fresh soybean products and soybean beverages will be increased by approximately 27,130 tons and 16,380 tons, respectively.  Soya expects that the installation of these new production lines will be completed by June 2009.

QUALITY ASSURANCE

Soya believes that having an established quality management system is one of the main factors contributing to its success and is crucial to maintaining its reputation as a manufacturer of quality soybean products.  Soya has established a stringent quality management system to ensure adherence to cleanliness, hygiene standards, consistency in taste, packaging and other product quality attributes. Soya’s quality assurance department is staffed with [14] quality assurance personnel as of Latest Practicable Date. This department conducts quality checks on all products manufactured and oversees the implementation of the quality control procedures at every stage of the production process in accordance with the quality management system.

Soya has imposed stringent quality control procedures across its production and distribution chain, from raw material procurement to the production process to packing to delivery to customers. These procedures have been established with reference to international accreditation standards such as ISO9001:2000 and HACCP.

Incoming raw material quality control

Soya’s suppliers are carefully selected and qualified by its quality assurance department. Before purchasing raw materials from any suppliers, Soya’s quality assurance department will conduct visits to inspect the production facilities of such suppliers and request samples of raw materials from the supplier.  Soya can only place orders from a supplier if its facilities pass inspection and the raw materials samples provided meet prescribed standards. New suppliers are put on a three month probation period.

All incoming raw materials are further subject to internal quality control guidelines and inspection procedures before entering the warehouse. The raw materials are received by our warehouse department and subject to inspection by sampling to ensure compliance with Soya’s quality standards.  Raw materials that do not meet the quality standards are rejected.  The raw material quality control process ensures that only those raw materials that meet prescribed standards are utilized in production.

In-process quality control

Soya has implemented stringent quality assurance and hygiene control procedures based on internationally recognized standards like ISO9001:2000, HACCP and relevant hygiene regulatory requirements for all key stages of its manufacturing process.  Production supervisors are responsible for ensuring that production personnel adhere to all quality assurance requirements. In addition, quality assurance personnel will conduct random inspections at each stage of the production processes.

All finished products are subject to another round of quality assurance inspection at the packaging stage and just before delivery to ensure that only finished products that comply with Soya’s customers’ requirements are packed, warehoused and delivered.  All our finished products carry an expiry date on their packaging.

Quality control during delivery

Soya’s fresh soybean products are delivered in refrigerated vehicles that are either owned by Soya or operated by third party contractors. Soya has established transportation procedures to ensure that proper storage conditions akin to those in Soya’s warehouses are maintained during transportation and distribution to prevent quality deterioration.

Selection of operators, distributors, master franchisees, franchisees and retailers of our products

Soya’s sales and distribution network is reliant on the flagship store operators, master franchisees, franchisees, distributors and retailers.  Therefore, it is imperative that Soya ensures that the participants in its network adhere to its quality requirements.  Soya continually evaluates its flagship store operators, master franchisees, franchisees, distributors and retailers based on various criteria, including:

•	market reputation and credit worthiness;

•	experience and expertise;

•	sales performance;

•	sales geographical coverage and target consumer markets;

•	ability to comply with the logistical requirements for our products; and

•	ability to facilitate promotions and other marketing effort of our products

Training and on-site inspections

Soya provides training to the retail staff of the flagship store operators, master franchisees and franchisees that focuses on product knowledge, inventory management and quality control. Soya also provides training on the management of flagship stores and franchise stores to the management staff of such outlets.  Additional training is provided from time to time to update and refresh skills and information.

In addition to the provision of training, Soya’s quality assurance department regularly conducts random inspections of its distributors, flagship stores and franchise stores to ensure that quality control standards and policies are observed, including hygiene standards, pricing and store design. Penalties for non-compliance include cancellation of any cash incentives accumulated by the relevant outlet.

AWARDS AND COMMITTEE MEMBERSHIPS

Soya’s management commitment to excellence is evidenced by the following major  awards / accreditations that Soya has received during the recent years (some of which were issued to Shandong Yidou, Soya’s predecessor). In addition, its participation in certain industry trade organizations indicates its position in the soybean industry in the PRC.

Awards

(a)	PRC Top 10 Soybean Product Enterprise for 2007

Soya has been certified in March 2008 as being a “PRC Top 10 Soybean Product Enterprise” for 2007 by the PRC Food Products Association Soybean Product Committee (中国食品工业协会豆制品专业委员会) for 2007 for the sales performance and quality of its products in 2007.

(b)	Extraordinary Contribution Award

Soya has been awarded with the Extraordinary Contribution Award (突出贡献奖) by the PRC Food Safety Annual Conference Group Committee (中国食品安全年会组委会) in September 2007 as recognition for its contribution to the advancement of food quality and safety regulations in the PRC.

Accreditations

(c)	Hazard Analysis and Critical Control Point Accreditation Certificate (“HACCP Certificate”)

Soya received the HACCP Certificate in February 2006 by the Guangdong Zhongjian Certification Co., Ltd (广东中鉴认证责任有限公司) for meeting the international HACCP standards in respect of the food safety control systems and procedures for the manufacture and sale of its products.  HACCP certification is an international standard required for exporting food product to many countries, including the U.S.A.  This certificate is set to expire on 21 February 2009.  Soya expects to obtain the renewed certificate prior to its expiry date.

(d)	Quality Assurance Qualification (ISO9001:2000)

Soya received the ISO9001:2000 by the Guangdong Zhongjian Certification Co., Ltd (中鉴认证责任有限公司) in February 2006 for meeting the ISO9001:2000 standard in respect of its quality control systems for the development, production and sale of its products. ISO9001:200 is also an internationally recognized manufacturing standard. This certificate is set to expire on 21 February 2009.  Soya expects to obtain the renewed certificate prior to its expiry date.

(e)	Environmental Management Qualification (ISO14001:2004)

Soya received the ISO14001:2004 in February 2006 by the Guangdong Zhongjian Certification Co., Ltd (中鉴认证责任有限公司) for meeting the ISO14001:2004 standard in respect of its environment management systems for the development, production and sale of its products.  This evidenced that Soya has met the international standard in respect of environmental protection for its manufacturing process and business operations in the PRC. This certificate is set to expire on 21 February 2009.  Soya expects to obtain the renewed certificate prior to its expiry date.

(f)	Model Unit for Food Safety

Soya was named as one of the Model Units for Food Safety (食品安全示范单位) at the PRC Food Safety Annual Conference 2008 (中国食品安全年会2008) in September 2008 in recognition for its high standards of food safety in the manufacturing process of its products. Model units are generally considered setting the standard by which the industry strives for.

(g)	PRC Soybean Product Industry Safety and Quality Model Unit

Soya was also named as a PRC Soybean Product Industry Safety and Quality Model (中国豆制品行业质量安全示范单位) by the PRC Food Product Association Soybean Product Committee in January 2007 in recognition for is high standards of food safety in the manufacturing process of its products.

Committee Memberships

(h)	National Soybean Committee

Soya (through its predecessor Shandong Yidou) was admitted as a member of the PRC Food Products Association Soybean Product Committee (中国食品工业协会豆制品委员会) in 2005 and has been a member since. As a member of the PRC Food Products Association Soybean Product Committee (中国食品工业协会豆制品委员会), Soya participated, as chief draftsman, in the drafting of guidelines for the soybean products industry like the Puffing Soybean Products 《膨化豆制品》 (National Standard).

PRODUCT DEVELOPMENT

Soya believes that it must continue to adapt to its customers’ expectations and evolving preferences in order to be competitive in the rapidly changing environment. As such, it recognizes that product development is critical to the success of its business.  Since its inception, Soya has manufactured and sold over 200 products in its three categories of soybean products – fresh soybean products, vacuum-packed soybean products and soybean beverages.

As of the Latest Practicable Date, Soya’s product development team consisted of [four] staff.  Through active interaction with its sales team to understand the market trends and product specifications, Soya’s product development team is able to develop and introduce new products and improve upon existing products to cater to changing consumer preferences. Soya’s product development team focuses on developing new soybean products with improved or different taste, texture and health benefits (e.g., flavored soybean beverages and flavored dried soybean products). Its product development team also conducts research to improve the production processes of its existing products.

Soya has also entered into a technology cooperation agreement with the China Agricultural University (中国农业大学) in September 2007 to set up a research institute to jointly conduct research on various projects in relation to the development and manufacture of soybean products for the (i) the improvement of the efficiency, safety and sanitation of the current manufacturing process for soybean products and (ii) the development of new soybean products. This agreement will expire in September 2012. The results of the research will be jointly owned by both the China Agricultural University (中国农业大学) and Soya. As at the Latest Practicable Date, the cooperative arrangement has developed more than 80 new soybean products, one of which, the Soybean Joy Tea with Soy Milk, has won the award for “2007 Most Potential Brand - PRC Sugar, Wine and Food Industry” (2007年度中国糖酒食品业最具成长力品牌) in the National Spring and Autumn Sugar & Alcoholic Beverages Exhibition (春季和秋季全国糖酒食品会) in March 2008, awarded by the China Non-Staple Food Circulation Association (中国副食流通协会), Office of National Sugar and Wine Commodity Fair (全国糖酒商品交易会办公室) and the China Business Herald Press (中国商报社).

In fiscal year 2006, fiscal year 2007 and the nine months ended September 30, 2008, Soya’s product development expenses amounted to approximately $11,400, $14,178 and $20,861, respectively.  These expenses were mainly comprised of staff costs, equipment purchases, training expense and other product development-related expenses.

INTELLECTUAL PROPERTY

Most of Soya’s products are sold under the Dougongfang trademark.  Soya believes that its trademarks have significant value and are important to its brand-building efforts and the marketing of its soybean products.

As at the Latest Practicable Date, Soya has [21] trademark registrations / applications, including three registered trademarks and 18 pending trademark applications for registration.  Among these 21 registered trademarks and trademark applications for registration, Mr. Zhao Guangchun, the chief executive officer and chairman of the board of directors of Soya, was the original applicant for the trademarks “Dougongfang & Device” (Application numbers 5656973, 5656974, 5656975 and 5656976), “Dougongfang” (Application numbers 4734991, 4734992, 4734993 and 5554683) and “Protein Duo” (Application number 5789582).

Pursuant to trademark transfer agreements dated October 4, 2007, entered into between Mr. Zhao and Dougongfang, Mr. Zhao agreed to transfer the ownership of trademark application numbers 5656975, 4734992 and 5789582 to Dougongfang.  In addition, pursuant to a letter of authorization dated November 5, 2007, executed by Mr. Zhao, Mr. Zhao granted Dougongfang a license to use those trademarks prior to the completion of the transfers.  As authorized by the trademark transfer agreements, Dougongfang applied to the PRC Trademark Office to record the assignment of these three trademark applications and such transfers were completed by December 2008.  In addition, as of the Latest Practicable Date, the registration by Dougongfang of the trademark 4734992 was also completed.  The registrations by Dougongfang of the trademarks 5656975 and 5789582 are pending.

Pursuant to trademark transfer agreements dated July 28, 2008 and March 28, 2008, entered into between Mr. Zhao and Dougongfang, Mr. Zhao agreed to transfer the ownership of trademark application numbers 5656973, 5656974, 5656976, 4734991, 4734993 and 5554683 to Dougongfang.  In additional, pursuant to a letter of authorization dated August 5, 2008, Mr. Zhao granted Dougongfang a license to use those trademarks prior to the completion of the transfers.  As authorized by the trademark transfer agreements, Dougongfang applied to the PRC Trademark Office to record the assignment of these six trademark applications and such transfers were completed by December 2008. In addition, as of the Latest Practicable Date, the registrations by Dougongfang of the trademarks 4734991 and 4734993 were also completed.  The registrations by Dougongfang of the trademarks 5656973, 5656974, 5656976 and 5554683 are pending.  Furthermore, Soya applied to the PRC Trademark Office for the registration of additional trademarks, including “Dougongfang Soya House”, “Soybean Joy” (伊逗时光) and “Soybean Fun” (逗逗乐) in the PRC.

As of the Latest Practicable Date, the following are trademark registrations / applications in the name of Dongongfang:

Trademark	Jurisdiction	Class	Application Number	Application date	Status
Dougongfang & Device	PRC	29(1)	5656975	13 October 2006	Application Pending Assignment completed on October 29, 2008
	PRC	30(2)	5656976	13 October 2006	Application Pending Assignment completed on November 4, 2008
	PRC	32(3)	5656974	13 October 2006	Application Pending Assignment completed on November 4, 2008
	PRC	35(4)	6641228	7 April 2008	Application Pending
	PRC	40(5)	5656973	13 October 2006	Application Pending Assignment completed on July 1, 2008
Dougongfang SOYA HOUSE	PRC	29(1)	5919328	15 February 2007	Application Pending
	PRC	30(2)	5919326	15 February 2007	Application Pending
	PRC	32(3)	5919327	15 February 2007	Application Pending
	PRC	35(4)	6641229	7 April 2008	Application Pending
	PRC	40(5)	6641230	7 April 2008	Application Pending

Trademark	Jurisdiction	Class	Application Number	Application date	Status

Dougongfang	PRC	29(1)	4734992	22 June 2005	Registered on 7 March, 2008 Assignment completed on December 11, 2008
	PRC	30(2)	4734993	22 June 2005	Registered on 7 March, 2008 Assignment completed on December 9, 2008
	PRC	32(3)	4734991	22 June 2005	Registered on 7 March, 2008 Assignment completed on December 9, 2008
	PRC	35(4)	5554683	21 August 2006	Application Pending Assignment completed on July 1, 2008
Protein Duo	PRC	32(3)	5789582	18 December 2006	Application Pending Assignment completed on October 29, 2008

Trademark	Jurisdiction	Class	Application Number	Application date	Status

Soybean Joy	PRC	29(1)	6452523	25 December 2007	Application Pending
	PRC	30(2)	6452524	25 December 2007	Application Pending
	PRC	32(3)	6485987	2 January 2008	Application Pending
SOYBEAN FUN	PRC	29(1)	6485988	2 January 2008	Application Pending
	PRC	30(2)	6452525	25 December 2007	Application Pending
	PRC	32(3)	6485989	2 January 2008	Application Pending

As of the Latest Practicable Date, the following trademark application is being held in the name of Mr. Zhao.  This trademark is not used in relation to any of Soya’s products or, as far as Soya’s management is aware by any other party, including Mr. Zhao, for any other purposes, as of the Latest Practicable Date.  Pursuant to a trademark transfer agreement dated January 13, 2009 entered into between Mr. Zhao and Dougongfang, Mr. Zhao agreed to transfer the ownership of this trademark application to Dougongfang.  Pursuant to a letter of authorization dated January 10, 2009 executed by Mr. Zhao, Mr. Zhao granted Dougongfang a license to use the trademark prior to the completion of the transfer and registration.  Dougongfang applied to the PRC Trademark Office to record the assignment of this trademark application on January 17, 2009.

Protein Duo	PRC	29(1)	5789583	18 December 2006	Application Pending

(1)	Class 29: For use in relation to, among others, milk products, edible oils, protein for human consumption, tofu, tofu products and bean curd sticks and egg.

(2)	Class 30: For use in relation to, among others, soybean milk, soy milk extractive, convenience noodle, food gluten, bean juice, and ice cream powders.

(3)	Class 32: For use in relation to, among others, lactic acid beverages, milk tea, and peanut milk.

(4)
Class 35*: For use in relation to, among others, dissemination of advertising matter; business management consultancy; sales promotion (for others), management consultancy (personnel), systemization of information into computer databases, and accounting.

(5)	Class 40*: For use in relation to, among others, storage of food and drink, food smoking, and processing of tea.

* Specifications have not been approved by the PRC Trademark Office.

Soya is also the owner of the domain name of “http://www.en.dougongfang.net”.  The information on Soya’s websites does not form part of this proxy statement/ prospectus.

PERMITS, APPROVALS, CERTIFICATIONS & GOVERNMENT REGULATIONS

According to PRC laws, any business conducted within the PRC relating to food production must obtain a Hygiene Certificate (卫生许可证) issued by the Department of Hygiene (卫生行政部门) in accordance with the Food Hygiene Regulations (食品卫生法) before commencement of any such business activity. Soya has obtained the Hygiene Permit (No.[2006]3-258) held by Dougongfang which is valid from December 26, 2006 to December 25, 2009.

In addition, in 2006, the PRC government implemented the National Industrial Product Production Permit (全国工业产品生产许可证) scheme and prescribed product labeling requirements for various food manufacturing industries. Further, qualified food manufacturing enterprises are required to include the “QS” label as part of the product’s packaging. These requirements are administered by PRC National Quality Inspection Department (国家质检总局) and the Shandong Bureau of Quality and Technical Supervision (山东省质量技术监督局).

With effect from January 1, 2008, new quality regulations have also been implemented in the soybean product industry. Soya has completed the audit conducted by Shandong Bureau of Quality and Technical Supervision (山东省质量技术监督局) in relation to these new regulations and has obtained the relevant permits, including the National Industrial Product Production Permit (全国工业产品生产许可证) for the production of its products.

EMPLOYEES

As of the Latest Practicable Date, Soya employed approximately [484] full-time employees of whom approximately [196] are production workers, [137] are sales and marketing staff and [151] are management, administrative and general office staff. Other than Mr. Zhao Guangchun and Mr. Wei Chang Leow, all of Soya’s employees are members of the [Dougongfang labour union].  Soya and the [Dougongfang labour union] entered into a collective agreement and a collective agreement for female employees, both of which are effective as at 5 September 2007 and  provide for the terms of Soya’s employment of the union employees.  The term of both union contracts are set to expire on September 4, 2010.  Soya believes that it maintains a satisfactory working relationship with its employees and it has not experienced any significant labor disputes or any difficulty in recruiting staff for its operations.

Soya has entered into employment contracts and confidentiality and non-competition contracts with all of its officers, managers and employees. It is required by Chinese law to make several mandatory contributions for its employees, including social pension, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance. As of the date of this proxy statement/prospectus, Soya is in compliance with the applicable PRC employee laws and regulations and has made the contributions required by the applicable laws.

LITIGATION

As at the Latest Practicable Date, Soya is not aware of or involved in any material litigation or legal proceedings that the directors of Soya believe would a material adverse effect on its business, financial condition or operating results.

INSURANCE

As at the Latest Practicable Date, Soya has taken out certain motor vehicle insurance policies.

The policies are in existence and the premiums have been paid thereon. The total insurance expense incurred in fiscal year 2007 was approximately US$8,664.6. These insurance policies are reviewed annually to ensure that the coverage is adequate. The coverage for these motor vehicle insurance policies is approximately US$78,769.1.

Soya believes that the coverage from these insurance policies is adequate for its present operations.  Currently, Soya has not taken up any product liability insurance for its products as it is neither an industry requirement nor practice within its industry to do so. Furthermore, Soya believes that its quality assurance system is adequate to ensure its products comply with the necessary hygiene and safety requirements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ALPHA

Overview

Alpha was formed on April 20, 2005 as a Delaware blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the U.S. homeland security or defense industries or a combination thereof. In evaluating potential candidates for a business combination, the Alpha Board of Directors believed that the companies it considered within the current limitation in Alpha’s certificate of incorporation to consummate a business combination with an operating business in the U.S. homeland security or defense industries or a combination thereof were inadequate.  Soya proved to be an attractive opportunity to the Alpha Board of Directors and as a result, Alpha is seeking stockholder approval to amend its certificate of incorporation so that it could engage in a business combination with an operating business that is not in the U.S. homeland security or defense industries or a combination thereof (which would include Soya).

On March 28, 2007, Alpha consummated its IPO of 6,000,000 units. Each unit consists of one share of common stock, $.0001 par value per share, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from Alpha one share of its common stock at an exercise price of $7.50 commencing the later of (i) the completion of a business combination with a target business or (ii) March 23, 2008, and expires March 23, 2011. Alpha common stock and warrants started trading separately as of June 14, 2007. Prior to the consummation of Alpha’s IPO, on March 21, 2007, Alpha completed a private placement of 3,200,000 warrants to Steven M. Wasserman, Chief Executive Officer, Chief Financial Officer, President and Co-Chairman of the board of directors of Alpha and a former director of Alpha and received gross proceeds of $3,200,000.

The net proceeds from the sale of Alpha’s units and the private placement of warrants after deducting certain offering expenses of approximately $5,371,569 were approximately $57,828,431.  Because payment of a portion of underwriting and other costs was deferred, $60,002,831 was placed in the trust account established in connection with Alpha’s IPO.  $1,825,000 in interest earned on the funds in the trust account, are available to be used by Alpha to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Through ________, 2009, Alpha has withdrawn $________ of interest earned on the trust account.  As of December 31, 2008, there was approximately $60,214,030 held in the trust account.

Results of Operations for The Years Ended December 31, 2007 and 2006

Alpha reported net income of $817,608 for the year ended December 31, 2007. Net income consisted of interest income of $2,094,530 reduced by $504,258 of operating expenses and $772,664 of income taxes.  Operating expenses consisted of consulting and professional fees of $139,689, insurance expense of $47,287, travel expense of $127,112, Delaware franchise fees of $56,888 and other operating costs of $133,282.

The trust account earned interest of $2,094,530, for the year ended December 31, 2007, none of which is attributable to common stock subject to possible redemption.

Until Alpha enters into a business combination, Alpha will not generate operating revenues. Alpha had no funds in trust as of December 31, 2006.

For the year December 31, 2006, Alpha incurred operating expenses of $23,905, which consisted of formation costs.

Results of operations for the three-month periods ended September 30, 2008 and September 30, 2007

Alpha reported net income of $799 for the three-month period ended September 30, 2008. Net income consisted of interest income of $294,461 reduced by of $244,115 of operating expenses.  Operating expenses consisted of consulting and professional fees of $63,343, insurance expense of $9,708, travel expense of $107,425, Delaware franchise fees of $15,563 and other operating costs of $48,076.

The trust account earned interest of $294,461 during the three-month period ended September 30, 2008, none of which is attributable to common stock subject to possible redemption. Alpha had $60,681,893 in trust as of September 30, 2008.

Until Alpha enters into a business combination, Alpha will not generate operating revenues.

Alpha reported net income of $275,532 for the three-month period ended September 30, 2007. Net income consisted of interest income of $663,210 reduced by of $134,204 of operating expenses.  Operating expenses consisted of consulting and professional fees of $51,650, insurance expense of $16,112, travel expense of $26,607, Delaware franchise fees of $15,501 and other operating costs of $24,334.

The trust account earned interest of $663,210 during the three-month period ended September 30, 2007, none of which is attributable to common stock subject to possible redemption. Alpha had $60,231,096 in trust as September 30, 2007.

Results of operations for the nine-month periods ended September 30, 2008 and September 30, 2007

Alpha reported net income of $198,491 for the nine-month period ended September 30, 2008. Net income consisted of interest income of $1,164,094 reduced by of $668,991 of operating expenses.  Operating expenses consisted of consulting and professional fees of $180,464, insurance expense of $35,528, travel expense of $202,151, Delaware franchise fees of $46,688 and other operating costs of $204,160.

The trust account earned interest of $1,164,094 during the nine-month period ended September 30, 2008, none of which is attributable to common stock subject to possible redemption. Alpha had $60,681,893 in trust as of September 30, 2008.

Until Alpha enters into a business combination, Alpha will not generate operating revenues.

Alpha reported net income of $554,662 for the nine-month period ended September 30, 2007. Net income consisted of interest income of $1,434,335 reduced by of $353,319 of operating expenses.  Operating expenses consisted of consulting and professional fees of $115,363, insurance expense of $31,174, travel expense of $86,620, Delaware franchise fees of $41,387 and other operating costs of $78,775.

The trust account earned interest of $1,434,335 during the nine-month period ended September 30, 2007, none of which is attributable to common stock subject to possible redemption. Alpha had $60,231,096 in trust as of September 30, 2007.

Liquidity and Capital Resources

At September 30, 2008, Alpha was in the development stage and had not yet commenced operations.  All activity through September 30, 2008 related to Alpha’s formation and capital raising efforts.  On March 21, 2007, Alpha completed a private placement of its securities and received net proceeds of $3,200,000.  On March 28, 2007, Alpha consummated its initial public offering and received net proceeds of $54,628,431.  Alpha’s management has broad discretion with respect to the specific application of the net proceeds from the offerings, although substantially all of the net proceeds of the offerings (exclusive of certain permitted withdrawals) are intended to be generally applied toward consummating a business combination with a target business.  At September 30, 2008, $60,681,893 is being held in an interest-bearing trust account at JP MorganChase, New York, New York, maintained by American Stock Transfer & Trust Company, Alpha’s transfer agent.  Alpha expects to use substantially all of the net proceeds of the offerings to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating a business combination.

The funds in the trust account have been invested until the earlier of (i) the consummation of Alpha’s first business combination or (ii) the liquidation of the trust account as part of a plan of dissolution and liquidation approved by Alpha’s stockholders.  Up to $1,825,000 of interest income on the trust account may be used to fund Alpha’s working capital requirements, including payments for business, legal and accounting, due diligence on prospective acquisitions, continuing general and administrative expenses, and income and franchise tax expenses.  At September 30, 2008, $1,089,303 had been withdrawn from the trust account, and an additional $272,500 was withdrawn from the trust account during the three months ended December 31, 2008.

At September 30, 2008, Alpha had cash outside of the trust account of $27,146 and accounts payable and accrued obligations of $211,256, reflecting a net working capital deficiency of $184,110.  In addition, at September 30, 2008, Alpha had short-term notes payable to stockholders of $250,000, which were paid in full in October 2008.

In part because of a reduced return on the funds held in the trust account, Alpha does not have sufficient working capital resources to fund its operating requirements through March 28, 2009.  However, certain officers and directors have agreed to provide advances of up to $250,000 to fund Alpha’s cash flow requirements during this period.

Alpha will be required to liquidate if it is unable to consummate a qualifying business combination by March 28, 2009.  If Alpha is required to liquidate, the per share liquidation amount may be less than the initial per unit offering price because of the underwriting commissions and expenses related to the offering.  Additionally, if third parties make claims against Alpha, the offering proceeds held in the trust account could be subject to those claims, resulting in a further reduction to the per share liquidation price.  Furthermore, Alpha’s warrants will expire worthless if Alpha liquidates without completing a business combination.

Off-Balance Sheet Arrangements

Alpha does not have any off-balance sheet arrangements.

Contractual Obligations

Alpha does not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities.

ALPHA BUSINESS

Introduction

Alpha was formed on April 20, 2005 as a Delaware blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the U.S. homeland security or defense industries or a combination thereof. In evaluating potential candidates for a business combination, the Alpha Board of Directors believed that the companies it considered within the current limitation in Alpha’s certificate of incorporation to consummate a business combination with an operating business in the U.S. homeland security or defense industries or a combination thereof were inadequate.  Soya proved to be an attractive opportunity to the Alpha Board of Directors and as a result, Alpha is seeking stockholder approval to amend its certificate of incorporation so that it could engage in a business combination with an operating business that is not in the U.S. homeland security or defense industries or a combination thereof (which would include Soya).

On March 28, 2007, Alpha consummated its IPO of 6,000,000 units. Each unit consists of one share of common stock, $.0001 par value per share, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from Alpha one share of its common stock at an exercise price of $7.50 commencing the later of (i) the completion of a business combination with a target business or (ii) March 23, 2008, and expires March 23, 2011. Alpha common stock and warrants started trading separately as of June 14, 2007. Prior to the consummation of Alpha’s IPO, on March 21, 2007, Alpha completed a private placement of 3,200,000 warrants to Steven M. Wasserman, Chief Executive Officer, Chief Financial Officer, President and Co-Chairman of the board of directors of Alpha and a former director of Alpha and received gross proceeds of $3,200,000.

The net proceeds from the sale of Alpha’s units and the private placement of warrants after deducting certain offering expenses of approximately $5,371,569 were approximately $57,828,431.  Because payment of a portion of underwriting and other costs was deferred, $60,002,831 was placed in the trust account established in connection with Alpha’s IPO.  $1,825,000 in interest earned on the funds in the trust account, are available to be used by Alpha to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Through ___, 2008, Alpha has withdrawn $________ of interest earned on the trust account.  As of December 31, 2008, there was $________ held in the trust account.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

Current Directors and Executive Officers

Alpha’s current directors and executive officers are as follows:

Name	Age	Position
Gary E. Johnson	55	Co-Chairman of the Board of Directors
Steven M. Wasserman	47	Chief Executive Officer, Chief Financial Officer, President, Secretary and Co-Chairman of the Board of Directors
Robert B. Blaha	53	Chief Management Officer, Executive Vice President and Director
Carol A. DiBattiste	56	Director
Ronald R. Fogleman	66	Director

Governor Gary E. Johnson has served as Co-Chairman of Alpha’s board of directors since August 2005. In July 2005, he was elected as a director. Since June 2004, Governor Johnson has been the president of HighBeta of New Mexico, a venture capital company specializing in investments in companies focused on alternative forms of energy. From October 1998 to the present, Governor Johnson has also served as president of GEJ Enterprises, Inc., a construction consulting company. From January 1995 to December 2002, Governor Johnson served as the Governor of the State of New Mexico, and was the first governor in the history of New Mexico to be elected for two consecutive four year terms. He was ranked among the nation’s seven top governors in each of the Cato Institute’s fiscal report cards between 1996 and 2002. As Governor, Mr. Johnson signed into law tax credits to help Sandia National Laboratories offer assistance to small businesses and a joint-powers agreement between the State of New Mexico and Los Alamos National Laboratories to improve Internet accessibility to rural areas. Prior to serving as Governor, from April 1975 to October 1998, Mr. Johnson was the founder and president of Big J Enterprises, Inc., a full-service commercial and industrial construction company located in New Mexico with clients such as Sandia National Laboratories, Honeywell International Inc. (NYSE: HON) and Intel Corp. (Nasdaq: INTC). Mr. Johnson sold Big J Enterprises Inc. in 1999, at the time of its sale it was one of New Mexico’s leading construction companies.

Steven M. Wasserman has served as Alpha’s Chief Executive Officer, Chief Financial Officer and Secretary since April 2005 and as Alpha’s President and Co-Chairman of Alpha’s board of directors since August 2005. From April 2005 to August 2005, Mr. Wasserman also served as Alpha’s Chairman. In May 2008 Mr. Wasserman joined Rodman & Renshaw Capital Group, Inc. as Senior Managing Director.  From April 2004 to May 2008, Mr. Wasserman served as the managing partner of AMT Ventures LLC, an entity primarily engaged in public and private equity and debt investments on a principal basis. From June 1998 to May 2008, Mr. Wasserman was the managing partner of AMT Capital Partners LLC, an investment banking and advisory firm. During his tenure as the managing partner of AMT Capital Partners, LLC, his clients included the following: Ktech Corporation, a provider of technical support services, scientific and engineering services and management expertise to a variety of government defense and industry clients; Nanodetex Corporation, a leader in lab-on-chip (LOC) platform technologies for gas phase chemical analysis and explosive detection; Agent Science Technologies Incorporated, a provider of neural information management software solutions to the defense industry; Link One, LLC, a technology transfer advisory group to Los Alamos National Laboratory; American Detection Technologies, Inc., a homeland security company engaged in contraband detection services using canines; ETEK International Corporation, a network security provider; and Securant Technologies, Inc., an Internet security software company which was sold to RSA Security, Inc. in September 2001. From June 1997 to July 2001, Mr. Wasserman was the managing director of the Cardinal Fund, a risk arbitrage fund. From April 1995 to May 1998, Mr. Wasserman served as the President and Chief Executive Officer of Pudgies Chicken Inc. In September 1996, Pudgies Chicken Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code and the sale of all of the company’s assets was approved in May 1998.

General Ronald R. Fogleman has served on Alpha’s board of directors since July 2005. General Fogleman retired in 1997 after 34 years of distinguished service in the United States Air Force. General Fogleman served as chairman and chief executive officer of Durango Aerospace, Inc., an international aviation consulting firm, from January 1998 until December 2004. In addition, from January 1998 to the present, General Fogleman has served as a consultant to various defense industry and related companies, including Northrop Grumman Corporation (NYSE: NOC), The Boeing Company (NYSE: BA), East Inc., RSL Electronics USA Inc., FMC Technologies, Inc. (NYSE: FTI), Bell Helicopter Textron Inc. (a subsidiary of Textron Inc. (NYSE: TXT)), Twentieth Century Alliance and Ahura Corporation. From October 1994 to September 1997, General Fogleman served as a member of the Joint Chiefs of Staff, acting as military advisor to the Secretary of Defense, the National Security Counsel and the President of the United States. From October 1994 to September 1997, he also served as the 15th Chief of Staff of the U.S. Air Force, as the senior uniformed officer responsible for organizing, training and equipping 750,000 active duty, guard, reserve and civilian forces serving in the United States and overseas. From August 1992 to October 1994, he served as commander-in-chief of the U.S. Transportation Command (CINCTRANS). From May 2004 to August 2007, General Fogleman served as the non-executive chairman of the board of World Airways, Inc. prior to its acquisition by Global Aero Logistics Inc.  In January 2008 General Fogleman became a member of the board of directors of Liberator BDC, Inc., a specialty finance company that provides customized financing to lower and middle market companies within the defense, aerospace and homeland defense industries, and in April 2003 he joined the board of directors of Integrated Data Corp., a company focused on management and data content distribution.  In May 2001 General Fogleman joined the board of directors of Thales Raytheon Systems, an international company specializing in air defense systems, and in January 2004 he became a member of the board of directors of First National Bank of Durango.  He currently serves on the board of directors of the following public companies: AAR Corporation (NYSE: AIR), a supplier of products and services to the aviation industry; and Alliant Techsystems Inc. (NYSE: ATK), a provider of conventional munitions, rocket motors and advanced weapons and space systems.  Since 1998 General Fogleman has served as a member of the board of trustees of The MITRE Corporation, a not-for-profit corporation engaged in scientific and technical activities for various government organizations.

Robert B. Blaha has served as Alpha’s Chief Management Officer, Executive Vice President and a director since July 2005. Since June 1993, Mr. Blaha has served as the president of Human Capital Associates, a management consulting company. Since February 2003, Mr. Blaha has also served as the vice chairman and member of the board of directors of Integrity Bank & Trust, a commercial bank based in Colorado Springs, Colorado. During his career, Mr. Blaha has held management positions with Asea Brown Boveri (NYSE: ABB) as vice president of Human Resources and senior vice president of administration from 1990 to 1993, Englehard Corporation (NYSE: EC) as a manager from 1986 to 1990, Monsanto Company (NYSE: MON), as a personnel supervisor and superintendent from 1979 to 1986 and Ford Motor Company (NYSE: F), as a labor relations representative from 1977 to 1979. Mr. Blaha has authored numerous articles and three books, entitled “Beyond Survival,” “The Archer Chronicles” and “The Lean Six Sigma Accelerator,” on issues relating to high performance work systems, leadership and achieving organizational wide commitment to change and efficiency.

Carol A. DiBattiste has served on Alpha’s board of directors since July 2005. Ms. DiBattiste is currently the Senior Vice President (SVP) Privacy, Security, Compliance and Government Affairs for LexisNexis Group, a leading global provider of business information solutions.  From September 2006 to September 2008 she was the general counsel and chief privacy officer with ChoicePoint Inc. (NYSE: CPS), a leading provider of identification and credential verification services. From April 2005 until September 2006, she was the chief credentialing, compliance and privacy officer for ChoicePoint Inc. From July 2004 to April 2005, Ms. DiBattiste served as deputy administrator, Transportation Security Administration (TSA), Department of Homeland Security, and as the TSA’s chief of staff from March 2003 to July 2004, with responsibility for overseeing all TSA functions and serving as liaison between TSA and the Department of Homeland Security. From February 2001 to February 2003, Ms. DiBattiste was a partner at the law firm of Holland & Knight, LLP. Additionally, Ms. DiBattiste served as under secretary in the United States Air Force from August 1999 to January 2001, the second highest position, responsible for readiness, recruiting, training and equipping a force of 710,000 individuals and a budget of over $70 billion. From December 1997 to August 1999, Ms. DiBattiste was the deputy United States attorney, Southern District of Florida and from July 1994 to December 1997, she was the director of the Executive Office for United States Attorneys, Department of Justice. From August 1993 to July 1994, she was the principal deputy general counsel for the Department of the Navy and from July 1991 to August 1993 she was an assistant United States attorney for the Southern District of Florida. Ms. DiBattiste enlisted in the United States Air Force in March 1971, received her commission in September 1976 and retired in the rank of Major after twenty years of service in 1991.

Director Independence

Alpha’s board of directors has determined that Governor Gary E. Johnson, Carol A. DiBattiste and General Ronald R. Fogelman are “independent directors” within the meaning of Rule 121(A) of the American Stock Exchange Company Guide and Rule 10A-3 promulgated under the Securities Act of 1934, as amended.

Number and Term of Directors

Alpha’s board of directors is divided into two classes with only one class of directors being elected in each year and each class serving a two-year term. The term of office of the first class of directors, consisting of Mr. Wasserman, General Fogleman and Governor Johnson, expired at Alpha’s first annual meeting of stockholders, where they were also re-elected to continue to serve  until the annual meeting in 2010. The term of office of the second class of directors, consisting of Mr. Blaha and Ms. DiBattiste, will expire at the second annual meeting of Alpha’s stockholders.

Special Advisor

In addition to Alpha’s board of directors, Alpha also has access to special advisors who have the background and experience to assist us in evaluating target businesses and consummating a business combination. Alpha initially identified Mr. Weinstein as its special advisor.

Michael Weinstein has been Alpha’s special advisor since July 2005. Mr. Weinstein has from time to time assisted us in evaluating target businesses and consummating a business combination. He has not and will not receive compensation for acting as our special advisor other than reimbursement for out-of-pocket expenses incurred by him on our behalf. Mr. Weinstein has over twenty years of experience in government procurement, business development, technology investments and law. Since October 2006, Mr. Weinstein has been the President and Founder of Military Religious Freedom Foundation, an organization supporting the upholding of religious freedoms in the United States armed forces. From November 2004 until September 2006, Mr. Weinstein was the director of business development, department of energy programs, for Perot Systems Corporation (NYSE: PER), a provider of technology-based business solutions. From December 2003 until November 2004, Mr. Weinstein was a partner with New York Technology Partners, LLC, a technology transfer startup company. From December 2002 to December 2003, Mr. Weinstein served as chief executive officer for Information Architects Corp. (OTCPK: IACH), an internet-based pre-employment screening company. From October 2000 to December 2002, he was the managing partner of Focos Investments, Inc., an “angel” investment firm. From June 2000 to August 2001, Mr. Weinstein acted as a partner in Link 1 LLC, a technology transfer startup company. Previously, Mr. Weinstein served as Assistant General Counsel in the Executive Office of the President of the United States from May 1986 to May 1987. From April 1984 to May 1986, he served as attorney advisor for telecommunications and information systems, Office of Management and Budget, Executive Office of the President of the United States and first chief of telecommunications and information systems procurement law for the United States Air Force from October 1982 to April 1984.

Board Committees

Alpha’s board of directors has an audit committee and Alpha’s board of directors has adopted a charter for the audit committee, as well as a code of conduct and ethics that governs the conduct of its directors, officers and employees.

Alpha’s audit committee consists of General Fogleman and Governor Johnson. Each member of Alpha’s audit committee is financially literate under the current listing standards of the Alternext.  Alpha’s board of directors has determined that each member of the audit committee is an “independent director” within the meaning of Rule 121(A) of the Alternext Company Guide and Rule 10A-3 promulgated under the Securities Act of 1934.

The audit committee will review the professional services and independence of Alpha’s independent registered public accounting firm and Alpha’s accounts, procedures and internal controls. The audit committee will also select Alpha’s independent registered public accounting firm, review and approve the scope of the annual audit, review and evaluate the independent public accounting firm, review Alpha’s annual audit and annual consolidated financial statements, review with management the status of internal accounting controls, evaluate problem areas having a potential financial impact on Alpha that may be brought to the committee’s attention by management, the independent registered public accounting firm or the board of directors, and evaluate all of Alpha’s public financial reporting documents. In addition, Alpha’s audit committee is required to pre-approve all related party transactions between Alpha and any of its officers, directors and 5% or more stockholders and their respective affiliates.

Nominees for the Alpha’s board of directors will be selected by vote of a majority of Alpha’s independent directors. The compensation of Alpha’s chief executive officer and other officers will be determined by a majority of its independent directors in accordance with Section 805 of the American Stock Exchange Company Guide.

Alpha’s audit committee (with any interested directors abstaining) will pass upon the reasonableness of any reimbursable expenses in excess of $10,000. Steven M. Wasserman, Alpha’s Chief Executive Officer and President, has determined the reasonableness of reimbursement of lesser amounts.

Changes in Director Nomination Process for Stockholders

None.

Code of Ethics

Alpha adopted a code of ethics, the Code, applicable to its directors, officers and employees in accordance with applicable federal securities laws and rules of the Alternext.  The Code was filed as Exhibit 14.1 to Alpha’s registration statement on Form S-1/A filed with the Securities and Exchange Commission on February 9, 2007 and has been incorporated by reference into this proxy statement/prospectus. A written copy of the Code will be provided upon request at no charge by writing to Alpha’s Secretary, Alpha Security Group Corporation, 328 West 77th Street, New York, New York 10024.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires Alpha’s directors, executive officer and persons who own more than 10% of its common stock to file reports of ownership and changes in ownership of its common stock with the Securities and Exchange Commission. Directors, executive officer and persons who own more than 10% of Alpha’s common stock are required by Securities and Exchange Commission regulations to furnish to Alpha copies of all Section 16(a) forms they file. To Alpha’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to the Company, all Alpha’s directors, executive officer and persons who own more than 10% of Alpha’s common stock have filed Forms 3, 4 and 5 on a timely basis during the year ended [December 31, 2007.

Directors and Executive Officers after the Business Combination

Our directors and executive officers after the business combination will be as follows:

Name	Age	Position
Zhao Guangchun	[43]	Chief Executive Officer and Chairman of the Board of Directors
Zhang Jinguo	[35]	Chief Financial Officer and Director
Zhao Benxi	[45]	Chief Operating Officer and Director
Leow Wei Chang	[32]	Group Financial Controller
Yu Yongchun	[36]	General Manager of Sales
Sun Denjun	[45]	General Manager of Production
Gary E. Johnson	55	Director
Steven M. Wasserman	47	Director
Robert B. Blaha	53	Director
Li Lite	[60]	Director

All of these persons except for Gary E. Johnson, Steven M. Wasserman and Robert B. Blaha (who are residents of the United States) are residents of the PRC.

Zhao Guangchun will serve as chairman of the board of Alpha Bermuda after consummation of the business combination.  Mr. Zhao has served as chief executive officer and chairman of the board of directors of Soya since August 2007.  Mr. Zhao co-founded Shandong Yidou, the predecessor of Dougongfang and Soya, in April 2004 and has served as a director and general manager of Shandong Yidou since then.  Mr. Zhao has also served as chairman of the board of directors of Dougongfang, a wholly-owned subsidiary of Soya, since its inception in 2006.  Mr. Zhao also founded Huada in April 1996 and has served as a chairman of the board of Huada since then.  He has been and continues to be responsible for directing Soya’s overall business and growth strategy.  M. Zhao has more than ten years of experience in the food products industry.  Mr. Zhao has received recognition for his achievements with the food products industry in PRC.  In 2007, Mr. Zhao was appointed the Standing Committee Member of Dezhou City People’s Political Consultative Conference and the Representative of the Dezhou Ling County People’s Congress. In February 2008, Mr. Zhao was appointed vice-chairman of the PRC Food Products Association Soybean Product Committee. Mr. Zhao attended senior executive program at the Beijing University on management philosophy and corporate competition strategy from 2004 to 2005.  Mr. Zhao is a nephew of Mr. Zhao Benxi.

Zhang Jinguo will serve as a director and chief financial officer of Alpha Bermuda after consummation of the business combination.  Mr. Zhang has served as chief financial officer and an executive director of Soya since March 2008 and as chief financial officer of Dougongfang (through its predecessor Shandong Yidou) since April 2004.  He has been and continues to be responsible for managing the accounts and financial matters of Soya, as well as formulating its long term financial plans.  Mr. Zhang has more than ten years of experience in the finance and accounting field.  Prior to joining Soya, Mr. Zhang served as chief financial controller of Dezhou Foodstuff and Oil Storage Co. Ltd.(德州市粮油收储公司).  Mr. Zhang obtained an associate’s degree in administrative management from Shandong University in the PRC in 1994.

Zhao Benxi will serve as a director and chief administrative officer of Alpha Bermuda after consummation of the business combination.  Mr. Zhao has served as chief operating officer  of Dougongfang (through its predecessor Shandong Yidou) since May 2004. He is responsible for organizing and implementing development plans and the supervising the administration of Dougongfang.  Prior to joining Dougongfang, Mr. Zhao served as administrative officer and factory supervisor of Tong Hua Du Ling Pharmaceutical Packaging Factory （通化都岭医药包装厂）from December 1986 to September 1997, and manager of supply and sales of Jilin Tong Hua Shen Yuan Pharmaceutical Sales Company (吉林省通化神源医药公司) from September 1997 to November 2003. Mr. Zhao obtained an associate’s degree in contemporary Mandarin from Jilin University (吉林大学) in the PRC in 1986.  Mr. Zhao is the uncle of Mr. Zhao Guangchun.

Leow Wei Chang will serve as group financial controller of Alpha Bermuda after the consummation of the business combination.  Mr. Leow has served as financial controller of Soya since October 2007.  He is responsible for the financial planning, business development and investor relations of Soya.  Prior to joining Soya, Mr. Leow was employed by PricewaterhouseCoopers from September 2000 to September 2007, where he was promoted from an associate to a manager during the same period.  Mr. Leow obtained a bachelor degree in accountancy from Nanyang Technological University  in Singapore in 2000.  Mr. Leow also obtained a diploma in psychology from the American Institute of Arts and Sciences (AIAS) in Singapore in 2002. Mr. Leow was awarded the Chartered Financial Analyst  designation from the CFA Institute in 2005. He is also a non-practicing member of the Institute of Certified Public Accountants of Singapore.

Yu Yongchuan will serve as general manager of sales of Alpha Bermuda after consummation of the business combination.  Mr. Yu has served as a general manager of sales and marketing of Dougongfang since October 2004.  Prior to joining Dougongfang (through its predecessor Shandong Yidou) as a supervisor of the sales department in 2004, Mr. Yu served as representative and administrative director of the Beijing Branch of the Anhui Fuyang Meat Packing Plant (安徽省阜阳市肉联厂驻北京办事处)from 1992 to 1998, and as sales manager of Tianjin Dahai Company (天津大海公司) from 1999 to 2004.  Mr. Yu graduated from Mao Tan Chang High School in the PRC in 1989.

Sun Dejun will serve as general manager of production of Alpha Bermuda after consummation of the business combination.  Mr. Sun has served as a general manager of production and manufacturing of Dougongfang (through its predecessor Shandong Yidou) since 2004.  He is responsible for the supervision of the production process and maintenance of Dougongfang’s equipments and machineries, as well as implementing production and staffing plans.  Prior to joining Dougongfang, Mr. Sun served as director of the plant and equipment division of  Jiangjun Kaiyuan Paper Company (将军开元纸业有限公司) from 1984 to 2003, and as manager of the equipment division of Huang Ming Solar Energy Group (皇明太阳能集团)from 2003 to 2004. Mr. Sun graduated from the mechanical and electrical engineering faculty of Shandong University of Technology in the PRC in 1999.

Governor Gary E. Johnson has served as Co-Chairman of Alpha’s board of directors since August 2005. In July 2005, he was elected as a director. Since June 2004, Governor Johnson has been the president of HighBeta of New Mexico, a venture capital company specializing in investments in companies focused on alternative forms of energy. From October 1998 to the present, Governor Johnson has also served as president of GEJ Enterprises, Inc., a construction consulting company. From January 1995 to December 2002, Governor Johnson served as the Governor of the State of New Mexico, and was the first governor in the history of New Mexico to be elected for two consecutive four year terms. He was ranked among the nation’s seven top governors in each of the Cato Institute’s fiscal report cards between 1996 and 2002. As Governor, Mr. Johnson signed into law tax credits to help Sandia National Laboratories offer assistance to small businesses and a joint-powers agreement between the State of New Mexico and Los Alamos National Laboratories to improve Internet accessibility to rural areas. Prior to serving as Governor, from April 1975 to October 1998, Mr. Johnson was the founder and president of Big J Enterprises, Inc., a full-service commercial and industrial construction company located in New Mexico with clients such as Sandia National Laboratories, Honeywell International Inc. (NYSE: HON) and Intel Corp. (Nasdaq: INTC). Mr. Johnson sold Big J Enterprises Inc. in 1999, at the time of its sale it was one of New Mexico’s leading construction companies.

Steven M. Wasserman has served as Alpha’s Chief Executive Officer, Chief Financial Officer and Secretary since April 2005 and as Alpha’s President and Co-Chairman of Alpha’s board of directors since August 2005. From April 2005 to August 2005, Mr. Wasserman also served as Alpha’s Chairman. In May 2008 Mr. Wasserman joined Rodman & Renshaw Capital Group, Inc. as Senior Managing Director.  From April 2004 to May 2008, Mr. Wasserman served as the managing partner of AMT Ventures LLC, an entity primarily engaged in public and private equity and debt investments on a principal basis. From June 1998 to May 2008, Mr. Wasserman was the managing partner of AMT Capital Partners LLC, an investment banking and advisory firm. During his tenure as the managing partner of AMT Capital Partners, LLC, his clients included the following: Ktech Corporation, a provider of technical support services, scientific and engineering services and management expertise to a variety of government defense and industry clients; Nanodetex Corporation, a leader in lab-on-chip (LOC) platform technologies for gas phase chemical analysis and explosive detection; Agent Science Technologies Incorporated, a provider of neural information management software solutions to the defense industry; Link One, LLC, a technology transfer advisory group to Los Alamos National Laboratory; American Detection Technologies, Inc., a homeland security company engaged in contraband detection services using canines; ETEK International Corporation, a network security provider; and Securant Technologies, Inc., an Internet security software company which was sold to RSA Security, Inc. in September 2001. From June 1997 to July 2001, Mr. Wasserman was the managing director of the Cardinal Fund, a risk arbitrage fund. From April 1995 to May 1998, Mr. Wasserman served as the President and Chief Executive Officer of Pudgies Chicken Inc. In September 1996, Pudgies Chicken Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code and the sale of all of the company’s assets was approved in May 1998.

Robert B. Blaha has served as Alpha’s Chief Management Officer, Executive Vice President and a director since July 2005. Since June 1993, Mr. Blaha has served as the president of Human Capital Associates, a management consulting company. Since February 2003, Mr. Blaha has also served as the vice chairman and member of the board of directors of Integrity Bank & Trust, a commercial bank based in Colorado Springs, Colorado. During his career, Mr. Blaha has held management positions with Asea Brown Boveri (NYSE: ABB) as vice president of Human Resources and senior vice president of administration from 1990 to 1993, Englehard Corporation (NYSE: EC) as a manager from 1986 to 1990, Monsanto Company (NYSE: MON), as a personnel supervisor and superintendent from 1979 to 1986 and Ford Motor Company (NYSE: F), as a labor relations representative from 1977 to 1979. Mr. Blaha has authored numerous articles and three books, entitled “Beyond Survival,” “The Archer Chronicles” and “The Lean Six Sigma Accelerator,” on issues relating to high performance work systems, leadership and achieving organizational wide commitment to change and efficiency.

Li Lite will serve as a director of Alpha Bermuda after consummation of the business combination.  Mr. Li is currently a professor of food engineering at the College of Food Science & Nutritional Engineering of the China Agricultural University in the PRC (previously known as the Beijing Agricultural Engineering University). Mr. Li has more than 20 years of experience in food and nutritional science.  Mr. Li was a teaching supervisor at the Food Product Engineering Faculty of the Beijing Agricultural Engineering University from 1990 to 1994, and a professor and vice principal of the Beijing Agricultural Engineering University from 1994 to 1995. Mr. Li served as the vice principal of the College of Food Science & Nutritional Engineering of the China Agricultural University, from 1995 to February 2003. Mr. Li has served as a professor of food engineering at the College of Food Science & Nutritional Engineering of the China Agricultural University since February 2003.  Mr. Li obtained a Ph.D degree from Hokkaido University in Japan in 1988, a master’s degree in agricultural engineering from Hokkaido University in Japan in 1982 and a bachelor’s degree in agricultural machinery design from Northwest Agricultural University in 1981.

Classes and Term of Directors

Under Alpha Bermuda's bye-laws, directors are divided into three classes.  Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors.  The three classes of directors are called Class I, Class II and Class III.  One class will be elected each year by shareholders at the annual general meeting and will have a term of approximately three years.  The initial Class I term will expire at the annual general meeting of shareholders in [2010], the initial Class II term will expire at the annual general meeting of shareholders in [2011] and the initial Class III term will expire at the annual general meeting of shareholders in [2012].  The initial Class I directors are [*]; the initial Class I directors are [*]; the initial Class III directors are [*].  The directors shall be elected by a vote of the holders of a majority of the voting power present and voting at that meeting.  Each director will hold office until the annual general meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and qualified.  Alpha Bermuda shareholders will not have the opportunity to vote on the election of directors until the annual general meeting of shareholders in [2010], at which meeting the Class I directors will be elected.

Vacancies or newly created directorships may be filled by a majority vote of the shareholders entitled to vote at a general meeting, or by a majority of the votes cast by the remaining directors.

Independence of Directors

In anticipation of being listed on the Alternext, Alpha Bermuda will comply with the rules of the Alternext in determining whether a director is independent.  The Alternext Company Guide defines an “independent director” generally as a person, other than an executive officer or employee, who does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The Alternext requires that a majority of the board of directors of a company be independent, except under certain circumstances.

Consistent with these considerations, the board of directors of Alpha Bermuda will include [*] independent directors upon consummation of the business combination, namely [*], [*], [*] and [*].

In anticipation of being listed on the Alternext, Alpha Bermuda will establish an audit committee to be effective at the consummation of the business combination.  As required by the Alternext Company Guide, the audit committee will be comprised of at least [three] independent directors, each of whom must be able to read and understand financial statements, including a company's balance sheet, income statement and cash flow statement.  The board of directors of Alpha Bermuda will identify and certify at least one of the members of the audit committee as financially sophisticated as a result of past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the individual's financial sophistication and otherwise within the meaning of the applicable rules.

[Alpha Bermuda does not have, and immediately following consummation of the business combination, will not have, a nomination committee or compensation committee.  Until the nomination and compensation committees are formed, the independent directors shall perform such functions.]

Compensation of Officers and Directors

Compensation of Directors and Officers of Alpha Security

None of Alpha’s current officers or directors has received or will receive any cash compensation for services rendered.

Compensation of Directors and Officers of Soya

The following table lists, in tabular format, summary compensation figures for each of the named directors and executive officers of Soya for fiscal 2007 and the nine months ended September 30, 2008.  The compensation of each of the named executive officers (except Mr. Leow Wei Chang) were paid by Dougongfang.  Mr. Leow Wei Chang’s compensation was paid by Soya.

Fiscal year 2007 and nine months ended September 30, 2008

Name	Principal Position	Year		Salary	Annual Bonuses	Defined Contribution Plan	All Other Compensation		Total
Zhao	Chief Executive	2008	*	$51,436.95	-	$137.12	$28,176.30	]	$79,750.37
Guangchun	Officer and	2007		$22,317.91	$2,625.64	$296.83	-		$25,240.38
	Chairman of the Board of Directors of Soya and Chairman of the Board of Directors of Dougongfang

Leow Wei	Group Financial	2008	*	$54,986.92	-	$4,221.05	-		$59,207.97
Chang	Controller of Soya	2007		$16,918.79	-	$1,503.45	$1,409.90		$19,832.14

Yu	General	2008	*	$12,859.71	-	$137.12	-		$12,996.83
Yongchuan	Manager of	2007		$6,695.37	$656.41	$296.83	-		$7,648.61
	Sales of Dougongfang

Zhang Jinguo	Chief Financial	2008	*	$10,287.39	-	$137.12	-		$10,424.51
	Officer and	2007		$5,119.99	$525.13	$296.83	-		$5,941.95
	Director of Soya and Chief Financial Officer of Dougongfang

Zhao Benxi	Chief Operating	2008	*	$10,287.39	-	$137.12	-		$10,424.51
	Officer of Dougongfang	2007		$5,119.99	$525.13	$296.83	-		$5,941.95

Sun Dejun	General Manager	2008	*	$5,143.69	-	$137.12	-		$5,280.81
	of Production of Dougongfang	2007		$4,214.15	$525.13	$296.83	-		$5,036.11

*For the nine months ended September 30, 2008

All of the above amounts were paid in RMB (except Mr. Leow's compensation, which was paid in Singapore dollars) during 2007 and 2008 and the compensation amounts in the table above reflect the average exchange rate between the Renminbi and the U.S. dollar for each year or period, using an average exchange rate of one U.S. dollar to RMB7.61720 and RMB6.99886 for 2007 and the nine months ended September 30, 2008, respectively.  Mr. Leow's compensation amounts in the table above reflect the average exchange rate between the Singapore dollar and the U.S. dollar for each year or period, using an average exchange rate of one U.S. dollar to S$1.50720 and S$1.39124 for 2007 and the nine months ended September 30, 2008, respectively.

Soya is not required under applicable law and rules to have a compensation committee.  All compensation decisions, including setting annual salaries, determination of annual bonus amounts and provision of perquisites, in the periods described above were made by the board of directors of Soya.

Employment Agreements with Executive Officers

Dougongfang is currently party to employment agreements with Mr. Zhang Guangchun, Mr. Zhang Jinguo, Mr. Zhao Benxi, Mr. Yu Yongchuan and Mr. Sun Dejun, pursuant to which each serves in his respective capacity as chairman of the board of directors, chief financial officer, chief operating officer, general manager of sales and marketing and general manager production and manufacturing of Dougongfang.  The employment agreements with the above named officers have no fixed terms and may be terminated by either party in accordance with the provisions contained in the agreements.  The above named officers also entered into confidentiality and non-compete agreements with Dougongfang, which prohibit each of the above named officers from competing with Soya during the term of his employment and for two years thereafter and contain standard non-solicitation and confidentiality provisions.

Soya is currently party to an employment agreement with Mr. Leow Wei Chang, pursuant to which he serves as financial controller of Soya. Mr. Leow’s employment agreement has no fixed term and may be terminated by either party upon two months’ written notice.  Mr. Leow’s employment agreement contains a standard confidentiality provision.

Upon consummation of the business combination, Soya’s existing employment agreements with each of the aforementioned executive officers will terminate and such persons will enter into new employment agreements with Alpha Bermuda, as described below.

Post-Merger Employment Agreements

Alpha has agreed that effective upon the consummation of the business combination, Alpha Bermuda will enter into employment agreements with Zhao Guangchun, Zhang Jinguo, Zhao Benxi, Leow Wei Chang, Yu Yongchun and Sun Dejun.

Pursuant to a three-year fixed term employment agreement between Alpha Bermuda and Mr. Zhao Guangchun, Mr. Zhao will serve as Chief Executive Officer of Alpha Bermuda at a monthly salary of RMB120,000.   Each fiscal year during the terms of the employment agreement, Mr. Zhao will be considered for a cash bonus.  The amount of such bonus, if any, will be within the sole discretion of Alpha Bermuda’s board of directors and will be subject to the terms of the applicable plans, policies, practices and corporate governance standards of Alpha Bermuda.  Mr. Zhao will be entitled to 20 business days paid annual leave and will receive sick leave and benefits in accordance with the relevant laws and regulations of the PRC and Shandong Province.  Annual leave which remains unused may be carried forward to the subsequent calendar year.  Alpha Bermuda will recognize Mr. Zhao’s prior years of service with the affiliates of Soya for purposes of his employment with Alpha Bermuda.  Mr. Zhao will also be reimbursed for reasonable out-of-pocket travel and business-related expenses.

Pursuant to a three-year fixed term employment agreement between Alpha Bermuda and Mr. Zhang Jinguo, Mr. Zhang will serve as Chief Financial Officer of Alpha Bermuda at a monthly salary of RMB16,667.   Each fiscal year during the terms of the employment agreement, Mr. Zhang will be considered for a cash bonus.  The amount of such bonus, if any, will be within the sole discretion of Alpha Bermuda’s board of directors and will be subject to the terms of the applicable plans, policies, practices and corporate governance standards of Alpha Bermuda.   Mr. Zhang will also receive 25,000 options to purchase common stock of Alpha Bermuda per year during the initial three-year term of the employment agreement pursuant to the Incentive Plan at an exercise price of 90% of the fair market value of such shares of common stock on the date of grant.  The Alpha Bermuda stock options will vest and become exercisable upon the one year anniversary of the grant date and expire on the sixth anniversary of the grant date.  Mr. Zhang will be entitled to 20 business days paid annual leave and will receive sick leave and benefits in accordance with the relevant laws and regulations of the PRC and Shandong Province.  Annual leave which remains unused may be carried forward to the subsequent calendar year.  Alpha Bermuda will recognize Mr. Zhang’s prior years of service with the affiliates of Soya for purposes of his employment with Alpha Bermuda.  Mr. Zhang will also be reimbursed for reasonable out-of-pocket travel and business-related expenses.

Pursuant to a three-year fixed term employment agreement between Alpha Bermuda and Mr. Zhao Benxi, Mr. Zhao Benxi will serve as Chief Operating Officer of Alpha Bermuda at a monthly salary of RMB10,000.   Each fiscal year during the terms of the employment agreement, Mr. Zhao will be considered for a cash bonus.  The amount of such bonus, if any, will be within the sole discretion of Alpha Bermuda’s board of directors and will be subject to the terms of the applicable plans, policies, practices and corporate governance standards of Alpha Bermuda.   Mr. Zhao Benxi will also receive 25,000 options to purchase common stock of Alpha Bermuda per year during the initial three-year term of the employment agreement pursuant to the Incentive Plan at an exercise price equal to the fair market value of such shares of common stock on the date of grant.  The Alpha Bermuda stock options will vest and become exercisable upon the one year anniversary of the grant date and expire on the sixth anniversary of the grant date.  Mr. Zhao Benxi will be entitled to 20 business days paid annual leave and will receive sick leave and benefits in accordance with the relevant laws and regulations of the PRC and Shandong Province.  Annual leave which remains unused may be carried forward to the subsequent calendar year.  Alpha Bermuda will recognize Mr. Zhao Benxi’s prior years of service with the affiliates of Soya for purposes of his employment with Alpha Bermuda.  Mr. Zhao Benxi will also be reimbursed for reasonable out-of-pocket travel and business-related expenses.

Pursuant to a three-year fixed term employment agreement between Alpha Bermuda and Mr. Yu Yongchun, Mr. Yu will serve as General Manager of Sales of Alpha Bermuda at a monthly salary of RMB5,000.  Each fiscal year during the terms of the employment agreement, Mr. Yu will be considered for a cash bonus.  The amount of such bonus, if any, will be within the sole discretion of Alpha Bermuda’s board of directors and will be subject to the terms of the applicable plans, policies, practices and corporate governance standards of Alpha Bermuda.  Mr. Yu will also receive 25,000 options to purchase common stock of Alpha Bermuda per year during the initial three-year term of the employment agreement pursuant to the Incentive Plan at an exercise price equal to the fair market value of such shares of common stock on the date of grant.  The Alpha Bermuda stock options will vest and become exercisable upon the one year anniversary of the grant date and expire on the sixth anniversary of the grant date.  Mr. Yu will be entitled to 20 business days paid annual leave and will receive sick leave and benefits in accordance with the relevant laws and regulations of the PRC and Shandong Province.  Annual leave which remains unused may be carried forward to the subsequent calendar year.  Alpha Bermuda will recognize Mr. Yu’s prior years of service with the affiliates of Soya for purposes of his employment with Alpha Bermuda.  Mr. Yu will also be reimbursed for reasonable out-of-pocket travel and business-related expenses.

Pursuant to a three-year fixed term employment agreement between Alpha Bermuda and Mr. Sun Dejun, Mr. Sun will serve as General Manager of Production of Alpha Bermuda at a monthly salary of RMB4,000.  Each fiscal year during the terms of the employment agreement, Mr. Sun will be considered for a cash bonus.  The amount of such bonus, if any, will be within the sole discretion of Alpha Bermuda’s board of directors and will be subject to the terms of the applicable plans, policies, practices and corporate governance standards of Alpha Bermuda.  Mr. Sun will also receive 25,000 options to purchase common stock of Alpha Bermuda per year during the initial three-year term of the employment agreement pursuant to the Incentive Plan at an exercise price equal to the fair market value of such shares of common stock on the date of grant.  The Alpha Bermuda stock options will vest and become exercisable upon the one year anniversary of the grant date and expire on the sixth anniversary of the grant date.  Mr. Sun will be entitled to 20 business days paid annual leave and will receive sick leave and benefits in accordance with the relevant laws and regulations of the PRC and Shandong Province.  Annual leave which remains unused may be carried forward to the subsequent calendar year.  Alpha Bermuda will recognize Mr. Sun’s prior years of service with the affiliates of Soya for purposes of his employment with Alpha Bermuda.  Mr. Sun will also be reimbursed for reasonable out-of-pocket travel and business-related expenses.

The employment agreements between Alpha Bermuda and each of Mr. Zhao Guangchun, Mr. Zhang Jinguo, Mr. Zhao Benxi, Mr. Yu Yongchun and Mr. Sun Dejun (each of whom we sometimes refer to as “executive”) will be for a three year term, and thereafter, will automatically renew on a yearly basis for a one year term unless terminated by either party with thirty days’ notice prior to the anniversary of the employment agreement.  Subject to the relevant laws and regulations of the PRC and Shandong Province, Alpha Bermuda may terminate each employment agreement without notice or payment in lieu thereof if the executive:

•	engages in any willful misconduct that could reasonably be expected to injure the reputation, business or business relationships of Alpha Bermuda;

•	perpetrates a fraud against or affecting Alpha Bermuda or any customer, supplier, client, agent or employee of Alpha Bermuda;

•	is convicted of a felony or any crime involving fraud, dishonesty or moral turpitude; or

•	is working for another employer in a manner that materially and negatively affects such executive’s job performance for Alpha Bermuda.

Subject to certain limitations described below, Alpha Bermuda may terminate each of the employment agreements upon thirty days’ written notice to the executive or payment of one month’s base salary in lieu of notice if:

•
the executive is unable to or fails to perform his duties under the employment agreement as a result of illness (other than an illness caused in the course of executive’s performance of his duties under the employment agreement);

•
the executive continuously neglects, refuses or fails to perform his duties under the employment agreement for a continuous period of thirty days after receiving notice of such neglect, failure or refusal and, in the case of failure to perform, has been provided training in respect of such failure to perform; or

•	the performance of either party’s obligations under the employment agreement have become impossible due to a change in circumstances.

Subject to the relevant laws and regulations of the PRC and Shandong Province, Alpha Bermuda may also engage in an economic layoff of twenty or more employees upon thirty days’ notice to the relevant labor union and such layoff may affect the executive.

Alpha Bermuda may not terminate the executive under any circumstances if:

•	the executive has been employed by Alpha Bermuda for fifteen years or more and is eligible for retirement in less than five years;

•	the executive is undergoing examination or diagnosis for an illness related to his performance of duties under the employment agreement;

•	the executive has been diagnosed with an illness related to his performance of duties under the employment agreement; or

•	the executive is employed in a high risk work area and has not received a medical examination prior to termination.

The executive may terminate the employment agreement by giving thirty days’ notice to Alpha Bermuda if Alpha Bermuda:

•	materially breaches any of its obligations under the employment agreement;

•	fails to pay wages to the executive according to the employment agreement;

•	fails to pay social insurance on behalf of the executive;

•	fails to provide working conditions in accordance with applicable law or regulation; or

•	otherwise as permitted by the laws and regulations of the PRC and Shandong Province.

Further, the employment agreement terminates immediately upon the executive’s death or disability.

Under the terms of the employment agreements with each of Mr. Zhao Guangchun, Mr. Zhang Jinguo and Mr. Zhao Benxi, the executive is prohibited from competing with Alpha Bermuda in the geographic market in which he was working at the time of his termination for a period of one year following the date of termination of his employment.  In particular, no executive may engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, in any business or activity involved in the development, manufacture, sale, marketing, distribution, or other activity involving fresh soybean products, vacuum-packed soybean products and/or soybean beverages.  For purposes of the employment agreement, “engage in or carry on” means to have ownership in such business or consult, work in, direct or have responsibility for any area of such business.

Pursuant to a three-year fixed term employment agreement between Alpha Bermuda and Mr. Leow Wei Chang, Mr. Leow will serve as Financial Controller of Alpha Bermuda at a monthly salary of 13,000 Singapore dollars.  On December 31st of each fiscal year during the term of the employment agreement, Mr. Leow will receive a an annual wage supplement equal to one month’s base salary and  will be considered for a cash bonus each fiscal year.  The amount of such bonus, if any, will be within the sole discretion of Alpha Bermuda’s board of directors and will be subject to the terms of the applicable plans, policies, practices and corporate governance standards of Alpha Bermuda.  Mr. Leow will also receive 25,000 options to purchase common stock of Alpha Bermuda per year during the initial three-year term of the employment agreement pursuant to the Incentive Plan at an exercise price equal to the fair market value of such shares of common stock on the date of grant.  The Alpha Bermuda stock options will vest and become exercisable upon the one year anniversary of the grant date and expire on the sixth anniversary of the grant date.  The employment agreement provides that Mr. Leow will be entitled to 20 business days paid annual leave and will receive sick leave and benefits in accordance with the relevant laws and regulations of Singapore.  Annual leave which remains unused may be carried forward to the subsequent calendar year.  Alpha Bermuda will recognize Mr. Leow’s prior years of service with Soya for purposes of his employment with Alpha Bermuda.  Mr. Leow will also be reimbursed for reasonable out-of-pocket travel and business-related expenses and expenses related to membership in trade or professional bodies related to his employment with Alpha Bermuda.

The employment agreement between Alpha Bermuda and Mr. Leow will be for three year term, and thereafter, will automatically renew on a yearly basis for a one year term unless terminated by either party with sixty days’ notice prior to the anniversary of the employment agreement

Alpha Bermuda may terminate the employment agreement with Mr. Leow immediately if Mr. Leow:

•	materially breaches his obligations to Alpha Bermuda under the terms of the employment agreement;

•
continuously neglects, refuses or fails to perform his duties under the employment agreement (other than as a result of physical or mental illness, injuries or disability) after a notice period of thirty days;

•	misappropriates a corporate opportunity of Alpha Bermuda causing financial harm to Alpha Bermuda;

•	engages in willful misconduct that could reasonably be expected to injure the reputation, business, or business relationships of Alpha Bermuda, including any violation of its policies;

•	perpetrates of fraud against or affecting Alpha Bermuda or any customer, supplier, client, agent, or employee thereof; or

•	is convicted of a felony or any crime involving fraud, dishonesty or moral turpitude.

In the event of such a termination, Mr. Leow shall receive base salary and employee benefits through the date of termination only.  Alpha Bermuda may otherwise terminate Mr. Leow’s employment upon sixty days’ written notice to Mr. Leow or payment of two months of his base salary in lieu of notice.  In addition, the employment agreement terminates immediately upon the death or disability of Mr. Leow.

Mr. Leow may elect to terminate his employment agreement, at any time, for any reason or no reason, upon thirty days’ prior written notice to Alpha Bermuda.

Under the terms of the employment agreement, Mr. Leow is prohibited from competing with Alpha Bermuda in the geographic market in which he was working at the time of his termination for a period of one year following the date of termination of his employment.  In particular, Mr. Leow may not engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, in any business or activity involved in the development, manufacture, sale, marketing, distribution, or other activity involving fresh soybean products, vacuum-packed soybean products and/or soybean beverages.  For purposes of the employment agreement, “engage in or carry on” means to have ownership in such business or consult, work in, direct or have responsibility for any area of such business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Alpha

The following table sets forth, as of January ___, 2009, certain information regarding beneficial ownership of Alpha common stock by (i) each person who is known by Alpha to beneficially own more than 5% of its common stock, (ii) each of its directors, (iii) each of its officers, and (iv) all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Shares of Alpha common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock
Steven M. Wasserman (1) (2)	830,000	10.9%
Robert B. Blaha (2)	400,000	5.3%
Gary E. Johnson (2)	50,000	*
Carol A. DiBattiste (2)	50,000	*
Ronald R. Fogleman (2)	50,000	*
HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. (3)	757,900	10.0%
Fir Tree Value Master Fund, L.P., Fir Tree, Inc. and Fir Tree Capital Opportunity Master Fund, L.P. (4)	750,000	9.9%
Polar Securities Inc. and North Pole Capital Master Fund (5)	497,900	6.6%
Wolverine Convertible Arbitrage Fund, Ltd. (6)	396,875	5.2%
Azimuth Opportunity, Ltd. (7)	392,000	5.2%
All directors and executive officers as a group (5 individuals)	1,380,000	18.2%

*less than one (1%) percent

(1)
Includes 80,000 shares of common stock owned by Tukwila Group LLC, an entity in which Mr. Wasserman is the sole manager and equity holder and has sole voting and dispositive power with respect to such shares and reflects the redemption in September 2006 of 20,000 shares of Common Stock previously owned by Tukwila Group LLC.

(2)	The business address for each of Alpha’s directors and officers, is c/o Alpha Security Group Corporation, 328 West 77th Street, New York, New York 10024.

(3)
Based on information contained in a Schedule 13G/A filed by HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. on February 5, 2008.  HBK Investments L.P. has delegated discretion to vote and dispose of the Common Stock held by it to HBK Services LLC (“Services”).  Services may, from time to time, delegate discretion to vote and dispose of the shares of Common Stock to HBK New York LLC, HBK Virginia LLC, HBK Europe Management LLP, and/or HBK Hong Kong Ltd. (collectively, the “Subadvisors”).  Each of Services and the Subadvisors is under common control with HBK Investments L.P.  Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members of HBK Management LLC.  The business address of HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(4)
Based on information contained in a Schedule 13G/A filed by Fir Tree Value Master Fund, L.P., Fir Tree, Inc. and Fir Tree Capital Opportunity Master Fund, L.P. on February 14, 2008. The business address of Fir Tree, Inc. is 505 Fifth Avenue, 23rd Floor, New York, New York 10017. The business address of both Fir Tree Value Master Fund, L.P. and Fir Tree Capital Opportunity Master Fund, L.P. is c/o Admiral Administration Ltd., Admiral Financial Center, 5th Floor, 90 Fort Street, Box 32021 SMB, Grand Cayman, Cayman Islands. Fir Tree Value Master Fund, L.P. is the beneficial owner of and may direct the vote and dispose of 603,800 shares of Common Stock. Fir Tree Capital Opportunity Master Fund, L.P. is the beneficial owner of and may direct the vote and dispose of 146,200 shares of Common Stock. Fir Tree, Inc. has been granted investment discretion over the shares of Alpha common stock held by Fir Tree Value Master Fund, L.P. and Fir Tree Capital Opportunity Master Fund, L.P.

(5)
Based on information contained in a Schedule 13G/A filed by Polar Securities Inc. and North Pole Capital Master Fund on February 14, 2008. The business address of Polar Securities Inc. and North Pole Capital Master Fund is 372 Bay Street, 21st Floor, Toronto, Ontario M5H 2W9, Canada. Polar Securities Inc. serves as the investment manager to North Pole Capital Master Fund and a number of discretionary accounts to which it has voting and dispositive power over shares of Alpha common stock. Of the aggregate 497,900 shares of Alpha common stock with respect to which it has voting and dispositive authority, 325,900 are beneficially owned by North Pole Capital Master Fund. Polar Securities Inc. and North Pole Capital Master Fund disclaim beneficial ownership of Alpha common stock.

(6)
Based on information contained in a Schedule 13G filed by Wolverine Convertible Arbitrage Fund, Ltd. on February 14, 2008. The business address of Wolverine Convertible Arbitrage Fund, Ltd. is 175 W. Jackson, Suite 200, Chicago, IL 60604.

(7)
Based on information contained in a Schedule 13G filed by Azimuth Opportunity, Ltd. on August 2, 2007. The business address of Azimuth Opportunity, Ltd. is c/o Ogier Qwomar Complex, 4th Floor, P.O. Box 3170, Road Town, Tortola British Virgin Islands.

Soya

The following table sets forth information regarding the beneficial ownership of Soya’s ordinary shares as of the Latest Practicable Date by (i) each person or group of affiliated persons known to beneficially own more than five percent of Soya’s ordinary shares, (ii) each named director or and executive officer of Soya and (iii) all current directors and executive officers of Soya as a group.

Beneficial Owner (1)	Ordinary Shares Beneficially Owned		Percentage of Class of Ordinary Shares Beneficially Owned (%) (2)
Zhao Guangchun (3) (7)	6,645		60.6
CMIA Capital Partners Pte. Ltd. (4)	3,784		34.5
Zhao Benxi (5)	535		4.9
Zhang Jinguo (7)	0		*
Leow Wei Chang	0		*
Yu Yongchun	0		*
Sun Dejun	0		*
Zhao Xianfa	0		*
Li Lite	0		*
Tan Chee Peng (4) (7)	0		*
All directors and officers as a group (nine individuals)	[7,180	] (6)	[65.5	] (6)

*	The person beneficially owns less than 1% of Soya’s outstanding ordinary shares.

(1)
Except as otherwise indicated or in cases in which spouses share authority under applicable law, Soya believes that each shareholder identified in the table directly owns, and has sole voting and investment power with respect to, all ordinary shares shown as beneficially owned by such shareholder.  Beneficial ownership is calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

Unless otherwise noted, the business address of each beneficial owner is Shandong Soy Bean Process Food Co., Ltd., Ling County Economic Development Zone, Dezhou City, Shandong Province, People’s Republic of China.

(2)	Applicable percentage ownership is based on 10,964 ordinary shares of Soya outstanding as of the latest practicable Date.

(3)
Zhao Guangchun, chief executive officer and chairman of the board of directors of Soya, is the owner of all issued and outstanding ordinary shares of Splendid International Holdings Pte. Ltd. (“Splendid Singapore”), a company incorporated in Singapore.  Splendid Singapore is the registered owner of 6,645 ordinary shares of Soya.  The registered address of Splendid Singapore is 50 Raffles Place, #11-05A, Singapore Land Tower, Singapore (048623).

(4)
CMIA Capital Partners Pte. Ltd. (“CMIA”) is the investment manager for Special Result Limited (“Special Result”), an investment holding company incorporated in the British Virgin Islands and the registered owner of 3,784 ordinary shares of Soya..  CMIA is a China-focused private equity fund manager established in 2003 and is a Singapore incorporated exempt fund manager under the Securities Futures Act (Chapter 289) and exempt financial adviser under the Financial Advisers Act (Chapter 110), both statutes being administered by the Monetary Authority of Singapore.  CMIA has the power to direct the vote and disposition of the 3,784 ordinary shares of Soya held by Special Result and, accordingly, may be deemed to be the beneficial owner of such shares.  Messrs. Lee Chong Min, Yong Ho Hsiang and Tan Chee Peng, as directors of Special Result, may be deemed to be the beneficial owners of the 3,784 ordinary shares of Soya held by Special Result.  Messrs. Lee and Yong are executive directors of CMIA, and Mr. Tan is an employee of CMIA, and a director of Soya.

(5)
Zhao Benxi, chief operating officer of Dougongfang, is a shareholder and sole director of Bright Strong Investments Limited (“Bright Strong”), an investment holding company incorporated in the British Virgin Islands.  As sole director of Bright Strong, Mr. Zhao has the sole power to direct the vote and disposition of ordinary shares held by Bright Strong and may be deemed to be the beneficial owner of such shares.  Bright Strong is the registered owner of 535 ordinary shares of Soya.  The registered address of Bright Strong is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(6)
The number of ordinary shares beneficially owned and the percentage of beneficial interest of Soya owned by each of the directors and officers are listed individually above.  This total represents an aggregate number and percentage of ordinary shares of Soya beneficially owned by all of the directors and officers as a group.

(7)	Currently a director of Soya.

CERTAIN TRANSACTIONS

Certain Transactions of Alpha

In July 2005, Alpha issued 1,600,000 shares of its common stock to the individuals and entity set forth below for an aggregate amount of $25,000 in cash, at an average purchase price of $0.0156 per share, as follows:

Name	Number of Shares	Relationship to Us

Steven M. Wasserman	780,000	Chief Executive Officer, Chief Financial Officer, President, Secretary and Co-Chairman of our Board of Directors

Robert B. Blaha	420,000	Chief Management Officer, Executive Vice President and Director

Tukwila Group LLC	100,000	Affiliate of Steven M. Wasserman

Gary E. Johnson	50,000	Co-Chairman of our Board of Directors

Carol A. DiBattiste	50,000	Director

Ronald R. Fogleman	50,000	Director

Robert T. Herres	50,000	Former Director

Michael Weinstein	50,000	Special Advisor

Laura Haffner	50,000	Stockholder

The holders of the majority of these shares will be entitled to require Alpha, on up to two occasions, to register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before one year following Alpha’s consummation of a business combination. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Alpha will bear the expenses incurred in connection with the filing of any such registration statements.

On March 21, 2007, Steven M. Wasserman, Alpha’s Chief Executive Officer, Chief Financial Officer, President and Co-Chairman of its board of directors and a former member of Alpha’s board of directors, purchased from Alpha an aggregate of 3,200,000 warrants at $1.00 per warrant or an aggregate of $3,200,000 in a private placement. Such warrants are identical to the warrants included in the units sold in the public offering. Each warrant is exercisable into one share of common stock at $7.50 and will become exercisable on the later of: (i) the completion of a business combination with a target business or (ii) one year from the date of Alpha’s IPO prospectus. The warrants are subject to a lock-up agreement and held in accounts established by Mr. Wasserman and Mr. Tsakiris with Maxim Group LLC until such time as Alpha consummates a business combination. Mr. Wasserman and Mr. Tsakiris will not request, and Maxim Group LLC will not grant, any waiver of the lock-up agreement.

In addition, on March 16, 2007, Mr. Wasserman loaned Alpha (on an interest-free basis) an additional $250,000 for expenses of the public offering, which was repaid in October 2008.

Alpha has agreed to pay ASG Management, Inc., an affiliated third party of which Mr. Wasserman and Mr. Blaha are principals, $7,500 per month for office space and certain additional general and administrative services.

In September 2006, Alpha redeemed an aggregate of 20,000 shares of its common stock owned by Tukwila Group LLC, an entity owned by Steven M. Wasserman, for an aggregate consideration of $312.50 or $.01 per share.

On January 31, 2007, Steven M. Wasserman (30,000 shares) and Robert B. Blaha (20,000 shares) transferred an aggregate of 50,000 shares of Alpha common stock to Constantinos Tsakiris for an aggregate consideration of $500 or $.01 per share.

Alpha will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Alpha’s behalf such as identifying and investigating possible target businesses and business combinations. Alpha’s audit committee (with any interested directors abstaining) will pass upon the reasonableness of any reimbursable expenses in excess of $10,000. Steven M. Wasserman, its Chief Executive Officer and President, will pass upon the reasonableness of reimbursements of lesser amounts. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by Alpha, which will be reviewed only by its board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the reimbursable out-of-pocket expenses payable to Alpha’s officers and directors and the $7,500 per month payment to ASG Management, Inc., the principals of which are Mr. Wasserman and Mr. Blaha, no compensation or fees of any kind, including finders and consulting fees, will be paid by Alpha to any of its initial stockholders, officers or directors who owned Alpha common stock prior to the public offering, or to any of their respective affiliates for services rendered to Alpha prior to or with respect to the business combination.

Alpha’s initial stockholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed permitted working capital distributions as described herein unless the business combination is consummated and there are sufficient funds available for reimbursement after such consummation. The financial interest of such persons could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest.

Pursuant to an agreement dated December 2, 2008, Alpha retained Rodman & Renshaw to provide general marketing and advisory services to Alpha with respect to a business combination.  Rodman & Renshaw is entitled to receive cash fee of $1 million and be reimbursed for out-of-pocket expenses in an amount up to $25,000.  In addition, Rodman & Renshaw has been retained as placement agent in connection with any financing undertaken by Alpha in connection with an acquisition and is entitled to a cash fee equal to 6% of the purchase price for the securities sold by Alpha and warrants to purchase 6% of the number of common shares sold (including shares underlying warrants).  Steven M. Wasserman, Alpha’s Co-Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President and Secretary is a Senior Managing Director of Rodman & Renshaw.

In order to fund its working capital requirements in connection with the business combination, Alpha plans to borrow up to an aggregate of $250,000 from Steven M. Wasserman and Robert B. Blaha, Alpha’s Chief Management Officer, Executive Vice President and a director.  It is expected that principal and interest will be due immediately following the closing of the business combination. In the alternative, upon maturity, principal and interest are convertible at each such holder’s option into warrants of Alpha at a conversion price equal the closing price of Alpha’s warrants on the day of the loan.  The warrants will be exercisable at $7.50 per share.

All ongoing and future transactions between Alpha and any of its officers and directors or their respective affiliates, including loans by Alpha’s officers and directors, will be on terms believed by Alpha at the time of such transactions to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance of our Audit Committee. In addition, our Audit Committee will gather pricing information, estimates or fairness opinions from unaffiliated third parties with respect to similar transactions undertaken by us to ascertain whether such transactions with affiliates are on terms that are no less favorable to Alpha than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to Alpha than with an unaffiliated third party, Alpha would not engage in such transaction.

As a condition to the closing of the transactions contemplated by the Acquisition Agreement, Alpha Bermuda, Steven Wasserman and the selling shareholders will enter into a voting agreement pursuant to which Mr. Wasserman and the selling shareholders will each agree that for a period of three years following the closing of the business combination that he or it will vote all shares of Alpha Bermuda common stock owned beneficially or of record by him or it in whatever manner as shall be necessary (i) to ensure that the total size of Alpha Bermuda’s board of directors does not exceed seven (7) members at any time, (ii) to ensure that seven (7) members are elected to Alpha Bermuda’s board of directors, three (3) of which members shall be designated by Mr. Wasserman (which members shall initially be Mr. Wasserman, Robert Blaha and Gary Johnson), three (3) of which members shall be designated jointly by the selling shareholders (which members shall initially be Zhao Guangchun, Zhang Jinguo and Zhao Benxi) and one (1) of which members shall be jointly designated by Mr. Wasserman and the selling shareholders and (iii) to ensure that the size of Alpha Bermuda’s board of directors is sufficient to permit the election of seven (7) directors.  During the three year term of the voting agreement, any vacancies created by the resignation, removal or death of a board member shall be filled by a person designated by the stockholder(s) who originally designated the outgoing Board member.

As a condition to the closing of the transactions contemplated by the Acquisition Agreement, Alpha Bermuda will enter into a registration rights agreement with the selling shareholders.  The initial shareholders will also be party thereto.  Pursuant to the registration rights agreement, Alpha Bermuda will agree that no later than 270 days following the closing of the business combination that it will file with the Securities and Exchange Commission a registration statement on Form F-1 (or other appropriate form) with respect to the registration for resale of the 6,300,000 of Alpha Bermuda shares issued to the selling shareholders pursuant to the Acquisition Agreement, the 1,580,000 shares of common stock owned by the initial shareholders and the 3,200,000 shares of common stock underlying the warrants issued in a private placement immediately before the IPO, and shall use its reasonable efforts to ensure that such registration statement is declared effective within 180 days following the initial filing date thereof.  In addition, pursuant to the registration rights agreement, Alpha Bermuda will agree to file additional registration statements with respect to the registration of the deferred stock payment.  Pursuant to the registration rights agreement, Alpha Bermuda will agree that any such additional registration statements shall be filed with the Securities and Exchange Commission no later than the 45th day following the date on which a tranche of the deferred stock payment has been delivered to the selling shareholders and that Alpha Bermuda shall use its reasonable efforts to ensure that each such registration statement is declared effective within 90 days of the date on which such tranche of deferred stock payment has been delivered to the selling shareholders (or 120 days following such delivery date if Alpha Bermuda receives comments from the Securities and Exchange Commission with respect to the registration statement).

Certain Transactions of Soya

Cash Advances

Dezhou Huada Industry Co., Ltd. (“Huada”) is a company incorporated in the PRC and wholly-owned by the spouse of Mr. Zhao Guangchun (“Mr. Zhao”), Soya’s chief executive officer and chairman of the board of directors.  During fiscal 2007, Huada made an interest-free and unsecured cash advance of $6,170 to Dougongfang for working capital purposes.  The cash advance had no fixed term for repayment. During fiscal 2007, the largest amount outstanding was $6,170.  The entire amount of the advance was repaid by Dougongfang to Huada by the end of 2007.

During fiscal 2007, Dougongfang made an interest-free and unsecured cash advance of $2,047,997 to Shandong Yidou for working capital purposes.  The cash advance had no fixed term for repayment.  During fiscal 2007, the largest amount outstanding was $2,047,997.  The entire amount of the advance was repaid by Shandong Yidou to Dougongfang by the end of 2007.

In 2007, Splendid International Holdings Pte. Ltd. (“Splendid Singapore”), a company wholly-owned by Mr. Zhao Guangchun, provided an interest-free and unsecured loan in the amount of $539,000 to Soya to be used for the payment of various expenses incurred in connection with the proposed listing of Soya on the Singapore Exchange Limited in 2008, which has since been aborted, and for working capital purposes. This loan was subsequently documented by a promissory note dated October 1, 2008 executed by Soya in favor of Splendid Singapore in the amount of $532,543.49.  The promissory note has no fixed maturity and is payable by Soya on the business day following demand by Splendid Singapore.  Up to the Latest Practicable Date, the largest amount outstanding is $539,000.  As of the Latest Practicable Date, the entire amount of $532,543.49 is outstanding.

As of the [Latest Practicable Date], Soya owes $[15,000] and $[40,000] to CMIA Capital Partners Pte. Ltd., the manager of Special Result, and  Special Result, respectively, which relate to certain professional fees incurred by Soya in connection with the proposed business combination.  Such amounts were paid in 2008 on Soya’s behalf due to the amount of time required for Soya to remit payment from the PRC.

Loan Agreements and Undertakings

On September 10, 2007, Shandong Yidou entered into a loan agreement with Dougongfang, pursuant to which Shandong Yidou provided an interest-free and unsecured loan in the amount of approximately $2,927,585 to Dougongfang.  The loan agreement had a term of one year.  The largest amount outstanding in respect of this loan is $2,927,585.  The entire amount of $2,927,585 was repaid by Dougongfang to Shandong Yidou by the end of 2007.

On December 1, 2007, Shandong Yidou entered into a supplemental agreement to the loan agreement dated September 10, 2007 with Dougongfang.  Pursuant to the supplemental agreement, Shandong Yidou agreed to provide an interest-free and unsecured loan in the amount of $2,927,585 to Dougongfang within 15 days of written request from Dougongfang during the entire term of the loan agreement, which expired on September 9, 2008.  Dougongfang had not made such written request to Shandong Yidou during the entire term of the loan agreement.

On May 29, 2008, Special Result Limited (“Special Result”), a shareholder of Soya, entered into a loan agreement with Soya, pursuant to which Special Result provided Soya a $134,284 interest-free and unsecured loan for the payment of various expenses incurred in connection with the proposed listing of Soya on the Singapore Exchange Limited in 2008, which has since been aborted, and for working capital purposes. The term of the loan agreement expires on May 28, 2009.  Up to the Latest Practicable Date, the largest amount outstanding is $134,284.  As of the Latest Practicable Date, the entire amount of $134,284 is outstanding.

Lease Agreement

On January 1, 2007, Dougongfang entered into a lease agreement with Shandong Yidou for part of the land and buildings comprising Soya’s Dezhou Plant, at an annual rent of approximately $175,918.  The lease agreement was negotiated on an arm’s length basis and the amount of annual rent was determined based on valuation by independent valuers.  The lease agreement had a term of one year and was terminated on December 20, 2007.  The aggregate rental expense incurred by Soya pursuant to this lease agreement for the period from January 1, 2007 to December 20, 2007 was approximately $166,728.  As at the Latest Practicable Date, the entire amount of $166,728 has been fully paid by Dougongfang to Shandong Yidou.  The land use rights and buildings were acquired by Dougongfang from Shandong Yidou pursuant to certain property transfer agreements entered between the parties in December 2007 and April 2008.

Purchase of Franchise Negotiation Rights

Pursuant to the memorandum of understanding dated August 27, 2007, entered into between Jollibean Foods Pte. Ltd (“Jollibean”) and Splendid Singapore, a company wholly-owned by Mr. Zhao Guangchun, and a novation agreement dated August 28, 2007, entered into by and among Splendid Singapore, Soya and Jollibean, Soya acquired from Splendid Singapore the exclusive rights to negotiate with Jollibean for the right and license to operate and sub-franchise retail outlets under the Jollibean brand in the Shandong province, the PRC.  As consideration for the franchise negotiation rights, Soya agreed to reimburse Splendid Singapore for its legal expenses incurred in relation with the transaction, which amounted to $4,369. This consideration was satisfied by Soya in full by the issue and allotment of 6,645 shares in Soya credited as fully paid to Splendid Singapore on August 28, 2007.

Convertible Loan Agreement

On February 14, 2007, Special Result entered into a convertible loan agreement with Soya, pursuant to which Special Result provided to Soya a loan in the amount of approximately US$5.7 million for Soya’s capital investment in Dougongfang.  The loan provided by Special Result to Soya was interest-free and unsecured and was repayable on demand by Special Result, in cash or by way of conversion of the loan into fully paid shares of Soya at a conversion prices of US$7,000 per share.  At the election of Special Result, 810 new shares of Soya were allotted and issued to Special Result on December 7, 2007, each credited as fully paid in full repayment of the convertible loan.

Guarantee

Pursuant to a guarantee agreement dated October 16, 2008, Huada provided a guarantee in favor of Lingxian Rural Credit Cooperation Union (“LRCCU”) as security for the repayment of a loan in the amount of 291,792 provided by LRCCU to Dougongfang pursuant to a loan agreement dated as of the same date entered into between LRCCU and Dougongfang.  The loan agreement has a term of one year and may be extended by mutual agreement of the parties thereto and Huada. In the event that the loan agreement is extended by mutual agreement of the parties thereto and Huada, the guarantee will be extended accordingly.  No fees or remunerations have been paid or are payable by Dougongfang to Huada for the provision of such guarantee.

Pursuant to the guarantee agreement, Huada provided the guarantee for the entire principal of the 291,792 loan as well as all interest arising therefrom and all the relevant legal expenses of LRCCU.  In the event that Dougongfang fails to perform its obligations under the loan agreement, LRCCU is entitled to recover the outstanding amount under the loan agreement from Huada.

Trademark Transfer Agreements and Letters of Authorizations

As of the Latest Practicable Date, Soya has 21 registered trademarks and trademark applications, including three registered trademarks and 18 pending trademark registrations applications.  Among these 21 trademarks and trademark applications, Mr. Zhao Guangchun was the original applicant for the trademarks “Dougongfang & Device” (Application numbers 5656973, 5656974, 5656975 and 5656976), “Dougongfang” (Application numbers 4734991, 4734992, 4734993 and 5554683) and “Protein Duo” (Application number 5789582).

Pursuant to the trademark transfer agreements dated October 4, 2007 entered into between Mr. Zhao and Dougongfang, the supplemental trademark transfer agreement dated March 9, 2008 entered into between the same parties and the letter of authorization dated November 5, 2007 executed by Mr. Zhao, Mr. Zhao agreed to transfer the trademark application numbers 5656975, 4734992 and 5789582 to Dougongfang for an aggregate consideration $709 as well as granted to Dougongfang a  license to use such trademarks until the transfers of such trademarks are completed.  The said consideration was paid by Dougongfang in 2008.  As of the Latest Practicable Date, the transfers of these three trademark applications and the registration by Dougongfang of the trademark application number 4734992 were completed.  The registrations by Dougongfang of the trademarks 5656975 and 5789582 are pending.

Pursuant to trademark transfer agreements dated July 28, 2008 and March 28, 2008 entered into between Mr. Zhao and Dougongfang, Mr. Zhao agreed to transfer trademark application numbers 5656973, 5656974, 5656976, 4734991, 4734993 and 5554683 to Dougongfang for an aggregate consideration of $1,724.  The said consideration was paid by Dougongfang in 2008.  Pursuant to a letter of authorization dated August 5, 2008 executed by Mr. Zhao, Mr. Zhao granted to Dougongfang a license to use such trademarks until the transfers are completed.  As of the Latest Practicable Date, the transfers of these six trademark applications and the registrations by Dougongfang of trademark application numbers 4734991 and 4734993 were  completed.  The registrations by Dougongfang of the trademarks 5656973, 5656974, 5656976 and 5554683 are pending.

DESCRIPTION OF ALPHA’S SECURITIES

Units

Each unit consists of one share of common stock and one warrant.  Each warrant entitles the holder to purchase one share of common stock.  The common stock, units and warrants trade separately on the Alternext.

Common Stock

Alpha’s stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.  In connection with the vote required for any business combination, all of Alpha’s initial stockholders, including all of its officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders.  In addition, Alpha’s initial stockholders have agreed to vote any shares of common stock acquired by them in or following Alpha’s IPO in favor of the business combination submitted to its stockholders for approval. Accordingly, they will not be able to exercise redemption rights with respect to a potential business combination. Management will also vote their shares in favor of the Certificate of Incorporation Amendment Proposals, for the Redomestication Proposal, for the Incentive Plan Proposal and for the Adjournment Proposal. Additionally, Alpha’s initial stockholders, including its officers and directors, will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of Alpha’s stockholders.

Alpha will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 35% of the shares sold in this offering exercise their redemption rights discussed below. Voting against the business combination alone will not result in redemption of a stockholder’s shares into a pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described below. In the event that more than 20% of the public shareholders exercise their redemption rights, a proportional percentage of the shares of common stock held by our initial stockholders will automatically, and without any further action required by us or such stockholders, be forfeited and cancelled upon consummation of the business combination. The percentage of shares forfeited will be equal to the percentage of redemptions above 20% and will be pro rata among the initial stockholders based on the 1,580,000 shares owned by them.

Alpha’s board of directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. See “Directors, Executive Officers, Executive Compensation and Corporate Governance” in this proxy statement/prospectus for further details. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If Alpha is forced to liquidate the trust account because it has not consummated a business combination within the required time periods, Alpha’s public stockholders are entitled to share ratably in the trust account as a part of any plan of dissolution and liquidation, inclusive of any interest (net of taxes payable), and up to $1,825,000 of interest income earned on the trust account, and any net assets remaining available for distribution to them after payment of liabilities. Alpha’s initial stockholders have agreed to waive their respective rights to participate in any liquidation occurring upon our failure to consummate a business combination and have also agreed to vote their shares of common stock in favor of any plan of dissolution and liquidation which Alpha will submit to a vote of Alpha’s stockholders, but only with respect to those shares of common stock acquired by them prior to this offering. Additionally, upon the liquidation of the trust account as a part of any plan of dissolution and liquidation, Maxim Group LLC has agreed to waive any right it may have to the $1,800,000 of deferred underwriting discount held in the trust account all of which shall be distributed to Alpha’s public stockholders.

Alpha’s stockholders have no redemption, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock redeemed to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who redeem their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Alpha’s Fourth Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by Alpha’s board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, Alpha’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits Alpha, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. Alpha may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Alpha. Although Alpha does not currently intend to issue any shares of preferred stock, Alpha cannot assure you that it will not do so in the future.

Warrants

Each warrant sold in the IPO and in the private placement entitles the registered holder to purchase one share of Alpha’s common stock at a price of $7.50 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of the initial business combination; or

•	one year from the date of the IPO prospectus, which was declared effective by the Securities and Exchange Commission on March 23, 2007.

The warrants will expire four years from the date of the IPO prospectus, March 23, 2011, at 5:00 p.m., New York City time.

The warrants, at the option of the holder, may be exercised by cash payment of the exercise price or by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. Alpha will not receive additional proceeds to the extent that warrants are exercised by cashless exercise. The “fair market value” will be determined using the average reported last sales price of Alpha’s common stock for the ten trading days ending on the third business day prior to the exercise of the warrants, or in the event that Alpha has given a notice of redemption to the holder of the warrants, on the third business day prior to the date on which any notice of redemption is sent to the holders of the warrants listed below.

Alpha may call the public warrants (including any warrants issued to the underwriters if they exercise their unit purchase option) for redemption,

•	in whole and not in part (and only in conjunction with the redemption of the private placement warrants);

•	at a price of $.01 per warrant;

•	at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last sale price of the common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

Alpha has established these criteria to provide public warrant holders with a premium to the initial warrant exercise price as well as a degree of liquidity to cushion the market reaction, if any, to its redemption call. If the foregoing conditions are satisfied and Alpha call the public warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption either by payment of the exercise price in cash or on a “cashless exercise” basis; however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, as warrant agent, and Alpha.

The public exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Alpha’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Alpha or by “cashless exercise,” for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No public warrants will be exercisable unless at the time of exercise a registration statement relating to common stock issuable upon exercise of the warrants is effective and current, a prospectus is available for use by Alpha’s public stockholders and the common stock has been registered under the Securities Act of 1933, as amended, or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Alpha has agreed to meet these conditions and use its best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, Alpha cannot assure you that it will be able to do so. If Alpha is unable to maintain the effectiveness of such registration statement until the expiration of the warrants and therefore is unable to deliver registered shares, the warrants may become worthless. If the warrants become worthless, the price paid by holders for their units will thereafter relate solely to the common stock underlying the units. Additionally, the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. In no event will the registered holders of a warrant be entitled to receive a net-cash settlement, stock, or other consideration in lieu of physical settlement in shares of Alpha’s common stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Alpha will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Because the warrants sold in the private placement were originally issued pursuant to an exemption from the registration requirements under the federal securities laws, the holders of those warrants will be able to exercise their warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such warrants is not current. As described above, the holders of the public warrants purchased in this offering will not be able to exercise them unless Alpha has a current registration statement covering the shares issuable upon their exercise and a prospectus is available for use by Alpha’s public stockholders.

Purchase Option

Upon completion of the IPO, Alpha sold to the representative of the underwriters, for $100, an option to purchase up to a total of 105,000 units. The units issuable upon exercise of the option are identical to those offered in the IPO. The option is exercisable at $11.00 per unit commencing after 180 days from March 23, 2007 and expiring March 23, 2012. The option may expire unexercised and the underlying warrants unredeemed if Alpha fails to maintain an effective registration statement covering the units (including the common stock and warrants) issuable upon exercise of the option. There are no circumstances upon which Alpha will be required to net cash settle the option.

Dividends

Alpha has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon its revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of Alpha Bermuda’s then board of directors. It is the present intention of Alpha’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, Alpha’s board does not anticipate declaring any dividends in the foreseeable future.

Alpha’s Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Shares Eligible for Future Sale

Alpha has 7,580,000 shares of common stock outstanding. Of these shares, the 6,000,000 shares sold in the IPO are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by one of Alpha’s affiliates within the meaning of Rule 144 under the Securities Act, as amended. All of the remaining 1,580,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of those shares are currently available for sale under Rule 144. Notwithstanding this, all of those shares have been placed in escrow and will not be transferable for a period of one year from the consummation of a business combination subject to certain limited exceptions, such as transfers to, family members and trusts for estate planning purposes and upon death, and will only be released prior to that date if Alpha is forced to liquidate, in which case the certificate representing such shares will be destroyed, the approval of Alpha’s public stockholders, and the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Alpha’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to Alpha consummating a business combination with a target business.

Registration Rights

The initial stockholders of Alpha’s 1,580,000 shares of common stock are entitled to require Alpha, on up to two occasions, to register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Alpha will bear the expenses incurred in connection with the filing of any such registration statements.

The holders of the 3,200,000 warrants sold in Alpha’s private placement are entitled to registration rights pursuant to a subscription agreement signed prior to the date of the IPO. The holders of 75% of the 3,200,000 shares of common stock underlying the warrants have the right on two occasions to require Alpha to register those shares of common stock. The demand registration right can be exercised by those holders at any time after Alpha has publicly announced entering into a letter of intent, or made a comparable announcement, regarding a business combination, although such securities remain subject to a lock-up agreement and cannot be transferred or exercised, as the case may be, until the consummation of a business combination. These stockholders also have certain “piggy-back” registration rights on registration statements filed by Alpha after it has consummated a business combination. Alpha is obligated to bear the expenses for any such demand or “piggy-back” registrations.

Voting Agreement

As a condition to the closing of the transactions contemplated by the Acquisition Agreement, Alpha Bermuda, Steven Wasserman and the selling shareholders will enter into a voting agreement pursuant to which Mr. Wasserman and the selling shareholders will each agree that for a period of three years following the closing of the business combination that he or it will vote all shares of Alpha Bermuda common stock owned beneficially or of record by him or it in whatever manner as shall be necessary (i) to ensure that the total size of Alpha Bermuda’s board of directors does not exceed seven (7) members at any time, (ii) to ensure that seven (7) members are elected to Alpha Bermuda’s board of directors, three (3) of which members shall be designated by Mr. Wasserman (which members shall initially be Mr. Wasserman, Robert Blaha and Gary Johnson), three (3) of which members shall be designated jointly by the selling shareholders (which members shall initially be Zhao Guangchun, Zhang Jinguo and Zhao Benxi) and one (1) of which members shall be jointly designated by Mr. Wasserman and the selling shareholders and (iii) to ensure that the size of Alpha Bermuda’s board of directors is sufficient to permit the election of seven (7) directors.  During the three year term of the voting agreement, any vacancies created by the resignation, removal or death of a board member shall be filled by a person designated by the stockholder(s) who originally designated the outgoing Board member.

Registration Rights Agreement

As a condition to the closing of the transactions contemplated by the Acquisition Agreement, Alpha Bermuda will enter into a registration rights agreement with the selling shareholders.  The initial shareholders will also be party thereto.  Pursuant to the registration rights agreement, Alpha Bermuda will agree that no later than 270 days following the closing of the business combination that it will file with the Securities and Exchange Commission a registration statement on Form F-1 (or other appropriate form) with respect to the registration for resale of the 6,300,000 of Alpha Bermuda shares issued to the selling shareholders pursuant to the Acquisition Agreement, the 1,580,000 shares of common stock owned by the initial shareholders and the 3,200,000 shares of common stock underlying the warrants issued in a private placement immediately before the IPO, and shall use its reasonable efforts to ensure that such registration statement is declared effective within 180 days following the initial filing date thereof.  In addition, pursuant to the registration rights agreement, Alpha Bermuda will agree to file additional registration statements with respect to the registration of the deferred stock payment.  Pursuant to the registration rights agreement, Alpha Bermuda will agree that any such additional registration statements shall be filed with the Securities and Exchange Commission no later than the 45th day following the date on which a tranche of the deferred stock payment has been delivered to the selling shareholders and that Alpha Bermuda shall use its reasonable efforts to ensure that each such registration statement is declared effective within 90 days of the date on which such tranche of deferred stock payment has been delivered to the selling shareholders (or 120 days following such delivery date if Alpha Bermuda receives comments from the Securities and Exchange Commission with respect to the registration statement).

COMPARISON OF ALPHA AND
ALPHA BERMUDA STOCKHOLDER RIGHTS

In the redomestication, each share of Alpha will be converted into one Alpha Bermuda common share, par value $.0001 per share and each warrant to purchase shares of Alpha common stock will be assumed by Alpha Bermuda and will contain the same terms and provisions except that each will be exercisable for common shares of Alpha Bermuda. Alpha is a Delaware corporation. The rights of its stockholders derive from Alpha’s certificate of incorporation and bylaws and from the Delaware General Corporation Law. Alpha Bermuda will be a Bermuda company. The rights of its shareholders will derive from its memorandum of continuance and bye-laws and from the Companies Act 1981 of Bermuda.

The following is a comparison setting forth the material differences of the rights of Alpha stockholders and Alphs Bermuda shareholders. Certain significant differences in the rights of Alpha stockholders and those of Alpha Bermuda shareholders arise from differing provisions of Alpha’s and Alpha Bermuda’s respective governing corporate instruments. The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Alpha stockholders and those of Alphs Bermuda shareholders. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the Companies Act 1981 of Bermuda and to the respective governing corporate instruments of Alpha and the forms of such instruments of Alpha Bermuda, to which stockholders are referred.  The summary of Alpha Bermuda’s memorandum of continuance and bye-laws assumes they are already in effect.

Authorized Capital Stock

Alpha.   Alpha is authorized to issue 30,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this proxy statement/prospectus, [            ] shares of common stock are outstanding, and no shares of preferred stock are outstanding.

Alpha Bermuda. Alpha Bermuda has an authorized share capital of             , consisting of              common shares with a par value of              per share.

Board of Directors

Alpha . Alpha’s board of directors is divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible.  Each Class A director shall serve for a term expiring at Alpha’s first Annual Meeting of Stockholders and each Class B director shall serve for a term expiring at Alpha’ second Annual Meeting of Directors.  Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election.  There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Alpha Bermuda. Alpha Bermuda’s bye-laws provide that its board shall consist of [[NUMBER] directors or such greater number as the board and the shareholders may determine].  Alpha Bermuda’s board of directors will initially consist of [NUMBER] directors.  [Alpha Bermuda’s board will be divided into [three] classes that are, as nearly as possible, of equal size.  Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting.]

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by Alpha Bermuda’s board must give notice of the intention to propose the person for election.  Where a Director is to be elected at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last  annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made.  Where a Director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

A director may be removed, with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director.  The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting.  The director is entitled to attend the meeting and be heard on the motion for his removal.

Alpha Bermuda’s bye-laws provide that its business is to be managed and conducted by its board of directors.  Bermuda law requires that Alpha Bermuda’s directors be individuals, but there is no requirement in Alpha Bermuda’s bye-laws or Bermuda law that directors hold any shares of Alpha Bermuda.  There is also no requirement in Alpha Bermuda’s bye-laws or Bermuda law that Alpha Bermuda’s directors must retire at a certain age.

The remuneration of Alpha Bermuda’s directors is determined by Alpha Bermuda’s Board.  Alpha Bermuda’s directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with Alpha Bermuda’s business or their duties as directors.

Provided a director discloses a direct or indirect interest in any contract or proposed contract or arrangement with Alpha Bermuda as required by Bermuda law, such director is entitled to vote in respect of any such contract or proposed contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting.  A director (including the spouse or children of the director or any company of which such director, spouse or children own or control more than 20% of the capital or loan debt) can not borrow from Alpha Bermuda, (except loans made to directors who are bona fide employees or former employees pursuant to an employees’ share scheme) unless shareholders holding 90% of the total voting rights have consented to the loan.

Special Meetings of Stockholders

Alpha.   Pursuant to Alpha’s by-laws, special meetings of stockholders may only be called by a majority of the entire Board of Directors of Alpha, or the Chief Executive Officer or the Chairman, and shall be called by the Secretary at the request in writing of stockholders of Alpha owning a majority in amount of the entire capital stock of Alpha issued and outstanding and entitled to vote.

Alpha Bermuda. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.  Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.  Alpha Bermuda’s bye-laws provide that [the chairman of Alpha Bermuda’s board of directors] may convene an annual general meeting or a special general meeting.  Under Alpha Bermuda’s bye-laws, at least five days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting.  This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting.  The quorum required for a general meeting of shareholders is two or more persons present in person [at the start of the meeting] and representing in person or by proxy in excess of 50% of all issued and outstanding common shares.

Acquisitions, Share Exchanges and Sales of Assets

Alpha.   Alpha’s Fourth Amended and Restated Certificate of Incorporation prohibits any acquisitions, share exchanges or sales of assets unless such qualifies as a “business combination” as defined therein. Alpha may only consummate such a business combination if a majority of the shares of common stock voted by the IPO stockholders are voted in favor of the business combination and public stockholders owning less than 35% of the shares sold in the IPO both exercise their conversion rights discussed below and vote against the business combination.

Alpha Bermuda.  Neither Alpha Bermuda’s Memorandum of Continuance nor bye-laws have any such prohibitions.

Business Combination Statute or Similar Anti-Takeover Provisions

Alpha.  Section 203 of the Delaware General Corporation Law, generally has an anti-takeover effect for transactions not approved in advance by our board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, an acquisition, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Alpha Bermuda. Unlike Delaware law, Bermuda law does not include a statutory merger procedure.  The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders.  Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company.  [Alpha Bermuda’s bye-laws provide that [a merger or] an amalgamation (other than with a wholly owned subsidiary [or as described below]) that has been approved by the board must only be approved by [a majority] of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and outstanding common voting shares.  Any [merger or] amalgamation or other business combination (as defined in Alpha Bermuda’s bye-laws) not approved by Alpha Bermuda’s board must be approved [by the holders of not less than [66%] of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution].]

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favour of the amalgamation and who is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Alpha Bermuda’s bye-laws contain provisions regarding “business combinations” with “interested shareholders”.  Pursuant to Alpha Bermuda’s bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least [66 2/3%] of Alpha Bermuda’s issued and outstanding voting shares that are not owned by the interested shareholder, unless:  (i) prior to the time that the shareholder became an interested shareholder, Alpha Bermuda’s board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least [85%] of our issued and outstanding voting shares at the time the transaction commenced.  For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder.  An “interested shareholder” is a person that beneficially owns [15%] or more of Alpha Bermuda’s issued and outstanding voting shares and any person affiliated or associated with Alpha Bermuda that owned [15%] or more of Alpha Bermuda’s issued and outstanding voting shares at any time three years prior to the relevant time.

Voting

Alpha. Alpha’s Fourth Amended and Restated Certificate of Incorporation provides that except as otherwise required by law or as otherwise provided in any rights of preferred stock, the holders of common stock shall exclusively possess all voting power and each share of common stock shall have one vote.

Alpha Bermuda.  Holders of Alpha Bermuda’s common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares.  Unless a different majority is required by law or by Alpha Bermuda’s bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Pursuant to Bermuda law and Alpha Bermuda’s bye-laws, Alpha Bermuda’s board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval.

Dividends

Alpha.  The Delaware General Corporation Law allows the board of directors of a Delaware corporation to authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired. Declaration and payment of any dividend is subject to the discretion of the board of directors.

Alpha Bermuda.  Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realisable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.  Issued share capital is the aggregate par value of the company's issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value.  Share premium accounts may be reduced in certain limited circumstances.  Under Alpha Bermuda’s bye-laws, each common share is entitled to dividends if, as and when dividends are declared by Alpha Bermuda’s board of directors, subject to any preferred dividend right of the holders of any preference shares.

[Any cash dividends payable to holders of Alpha Bermuda’s common shares listed on the Alternext will be paid to [NAME], our transfer agent in the United States for disbursement to those holders.].

COMPARISON OF BERMUDA CORPORATE
LAW TO DELAWARE CORPORATE LAW

Alpha Bermuda’s corporate affairs will be governed by its Memorandum of Continuance and Bye-Laws and the Companies Act 1981 of Bermuda. Certain provisions of the Companies Act 1981 of Bermuda (as amended) resemble provisions of the company laws of England and Wales. Nonetheless, you may have difficulties in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law.

The following table provides a comparison between the statutory provisions of the Companies Act 1981 of Bermuda (as amended) and the Delaware General Corporation Law relating to shareholders’ rights. Such comparison is not meant to be exhaustive, but includes the material provisions relating to shareholder protection.

Bermuda	Delaware

Shareholder Meetings

•         Required to convene at least one general meeting of shareholders each calendar year; special general meeting of shareholders may be called by the board of directors and must be called upon request of shareholders holding not less than 10% of the paid up capital of the company
• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

• May be held within or outside Bermuda	• May be held within or outside Delaware

• Notice:	• Notice:

Bermuda	Delaware

• At least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting
•         Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders may be deemed to be present and vote at such meeting

• Written notice shall be given not less than 10 nor more than 60 days before the meeting

Shareholder’s Voting Rights

•         Shareholders may take action by written consent of the shareholders representing the majority required if the action had been voted on at a meeting or representing such other majority (or unanimity) as provided in the bye-laws
• Stockholders may act by written consent to elect directors

• Any person authorized to vote may authorize another person or persons to act for him by proxy as permitted by the bye-laws	• Any person authorized to vote may authorize another person or persons to act for him by proxy

•         Bye-laws may specify the number of members necessary to constitute a quorum; generally, except as otherwise provided in the bye-laws, or the Companies Act 1981 of Bermuda, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast

•         Certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum

•	•

• The bye-laws may provide for cumulative voting	• The certificate of incorporation may provide for cumulative voting

Limits on Rights of Non-Resident or Foreign Shareholders to Hold or Exercise Voting Rights

• There are no limits on the rights of non-resident or foreign shareholders to hold or exercise voting rights.	• There are no limits on the rights of non-resident or foreign shareholders to hold or exercise voting rights.

Bermuda	Delaware

Right to Inspect Corporate books

•         Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda, including the company’s memorandum of association and certain alterations to the memorandum of association.  The register of members is also open to inspection by shareholders without charge and by members of the general public on payment of a fee.

•         A company is required to maintain at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge.

•         Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

•         Any stockholder, in person or through an agent, upon written demand under oath stating the purpose thereof, has the right during usual business hours to inspect and make copies or extracts from the corporation’s stock ledger, a list of its stockholders, and books and records.

Indemnification

•         Section 98 of the Companies Act 1981 of Bermuda provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.  Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act 1981 of Bermuda.  Unless a director or officer is fraudulent or dishonest, any liability for damages arising out of the performance of his duties will be proportionate to the extent to which he caused or contributed to the loss, as determined by the court.

•         For actions not by or in the right of the corporation, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending action or proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorneys’ fees), judgments and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Bermuda	Delaware

Duties of Directors and Officers

•         At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly.  This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

•         The Companies Act 1981 of Bermuda also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

•         In addition, the Companies Act 1981 of Bermuda imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.
• Directors owe a duty of care and a duty of loyalty to the corporation and have a duty to act in good faith.

Right To Dividends

•         A company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realisable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts.  Issued share capital is the aggregate par value of the company's issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value.  Share premium accounts may be reduced in certain limited circumstances.
• Directors may declare a dividend out of its surplus, or, if there’s no surplus, then out of its net profits for the year in which the dividend is declared and/or the preceding fiscal year.

Bermuda	Delaware

Bylaws

• A company’s bye-laws may be amended by resolutions of its board of directors and of its shareholders.
•         After a corporation has received any payment for any of its stock, the power to adopt, amend, or repeal bylaws shall be in the stockholders entitled to vote; provided, however, any corporation may, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Removal of Directors

•         Subject to a company’s bye-laws, a director may be removed by the shareholders, provided at least 14 days’ notice of the shareholders meeting convened to remove the director is given to the director concerned.  The director is entitled to attend the meeting and be heard on the motion for his removal.

•         Any or all directors on a board without staggered terms may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote in the election of directors unless the certificate of incorporation otherwise provides. Directors on a board with staggered terms may only be removed for cause by the affirmative vote of a majority of shares entitled to vote in the election of directors.

Directors

• Board must consist of at least two individuals	• Board must consist of at least one member

• Number of board members can be determined by the shareholders or in accordance with the bye-laws
•         Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

• Quorum for board meetings is generally determined in the bye-laws.
•         A majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate or bylaws require a greater number. The bylaws may lower the number required for a quorum to one-third the number of directors but no less.

Bermuda	Delaware

Dissenter’s Rights of Appraisal

•         In the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a acquisition or consolidation, subject to exceptions.

Shareholder’s Derivative Actions and Class Actions

•         Class actions and derivative actions are generally not available to shareholders under Bermuda law.  The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association/continuance or bye-laws.  Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

•         When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

•         In any derivative suit instituted by a stockholder of a corporation, it shall be asserted in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

•         Rule 23 of the Delaware Chancery Court Rules allows for class action suits in Delaware and is modeled on the federal rule, F.R.C.P. Rule 23.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion summarizes the material U.S. federal income tax consequences of (i) the share exchange to Alpha Bermuda, (ii) the merger to Alpha and the holders of Alpha’s common stock and warrants, referred to as Alpha securities, (iii) the continuation to Alpha Arizona, Alpha Bermuda and the holders of Alpha Arizona’s common stock and warrants, referred to as Alpha Arizona securities, and (iv) owning shares and warrants in Alpha Bermuda, referred to as Alpha Bermuda securities, following the continuation and share exchange. Because the components of a unit are separable at the option of the holder, the holder of a unit should be treated, for U.S. federal income tax purposes, as the owner of the underlying common stock, or share, and warrant components of the unit, as the case may be. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of common stock, or shares, and warrants should also apply to the holder of a unit (as the deemed owner of the underlying common stock, or share, and warrant components of the unit).

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of Alpha’s securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of Alpha securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a ‘‘Non-U.S. Holder.’’ The material U.S. federal income tax consequences applicable to Non-U.S. Holders of owning Alpha Bermuda securities are described below.

This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to Alpha, Alpha Arizona, Alpha Bermuda, or any particular holder of Alpha securities, Alpha Arizona securities or Alpha Bermuda securities. In particular, this discussion considers only holders that own and hold Alpha securities, and who will hold Alpha Arizona securities or Alpha Bermuda securities as a result of owning the corresponding Alpha securities or Alpha Arizona securities, as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•
persons that actually or constructively own 5% or more of Alpha’s voting shares (including those persons who could be treated as “U.S. shareholders” of a “controlled foreign corporation” under Code Section 951 of seq.);

•	persons that hold Alpha common stock or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons who acquired Alpha stock pursuant to the exercise of employee stock options, participation in an employee stock purchase plan or otherwise as compensation; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Alpha securities, or will hold the Alpha Arizona securities or Alpha Bermuda securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Alpha securities (or the Alpha Arizona securities or Alpha Bermuda securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Alpha has not sought, and will not seek, a ruling from the Internal Revenue Service, or “IRS,” as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulation, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

DUE TO THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ALPHA, ALPHA ARIZONA, ALPHA BERMUDA, OR ANY PARTICULAR HOLDER OF ALPHA OR ALPHA ARIZONA SECURITIES OR OF ALPHA BERMUDA SECURITIES FOLLOWING THE CONTINUATION AND SHARE EXCHANGE MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF ALPHA SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, CONTINUATION AND SHARE EXCHANGE, AND THE OWNERSHIP AND DISPOSITION OF ALPHA SECURITIES, ALPHA ARIZONA SECURITIES AND ALPHA BERMUDA SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.  THIS SUMMARY IS BEING PROVIDED AS GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.

Tax Consequences of the Share Exchange with respect to Alpha Bermuda

Alpha Bermuda should not recognize any gain or loss for U.S. federal income tax purposes as a result of the share exchange.

Tax Consequences of the Merger

The merger of Alpha with and into Alpha Arizona should qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a). However, due to the absence of guidance directly on point on how the provisions of Code Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this result is not entirely free from doubt.

If the merger qualifies as a reorganization under Code Section 368(a), a U.S. Holder of Alpha securities should not recognize gain or loss upon the exchange of its Alpha securities solely for the corresponding Alpha Arizona securities pursuant to the merger, and Alpha should not recognize gain or loss as a result of the merger. A U.S. Holder’s aggregate tax basis in the Alpha Arizona securities received in connection with the merger also should be the same as the aggregate tax basis of the corresponding Alpha securities surrendered in the transaction (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the transaction). In addition, the holding period of the Alpha Arizona securities received in the merger should include the holding period of the corresponding Alpha securities surrendered in the merger. A stockholder of Alpha who redeems its shares of common stock for cash (or receives cash in lieu of a fractional share pursuant to the merger) should recognize gain or loss in an amount equal to the difference between the amount of cash received for such shares (or fractional share) and its adjusted tax basis in such shares (or fractional share).

If the merger should fail to qualify as a reorganization under Code Section 368(a), a U.S. Holder generally should recognize a gain or loss with respect to its securities in Alpha in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in its Alpha securities and the fair market value of the corresponding Alpha Arizona securities received in the merger. In such event, the U.S. Holder’s basis in the Alpha Arizona securities should equal such securities’ fair market value, and the U.S. Holder’s holding period for the Alpha Arizona securities should begin on the day following the date of the merger. In addition, Alpha generally should recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the Alpha Arizona securities issued in the merger and the adjusted tax basis of its assets at the effective time of the merger.

Tax Consequences of the Continuation

Tax Consequences to U.S. Holders of Alpha Arizona Securities

The continuation should qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a). However, due to the absence of guidance directly on point on how the provisions of Code Section 368(a) apply in the case of a continuation of a corporation with no active business and only investment-type assets, this result is not entirely free from doubt.

If the continuation qualifies as a reorganization under Code Section 368(a), a U.S. Holder of Alpha Arizona securities should not recognize gain or loss upon the deemed exchange of its Alpha Arizona securities solely for the securities of Alpha Bermuda pursuant to the continuation. A U.S. Holder’s aggregate tax basis in the securities of Alpha Bermuda received in connection with the continuation also should be the same as the aggregate tax basis of the Alpha Arizona securities surrendered in the transaction (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the transaction). In addition, the holding period of the Alpha Bermuda securities received in the continuation should include the holding period of the securities of Alpha Arizona surrendered in the continuation. A stockholder of Alpha Arizona who receives cash in lieu of a fractional share pursuant to the continuation should recognize gain or loss in an amount equal to the difference between the cash received for such fractional share and its adjusted tax basis in such fractional share.

If the continuation should fail to qualify as a reorganization under Code Section 368(a), a U.S. Holder generally would recognize a gain or loss with respect to its securities in Alpha Arizona in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in its Alpha Arizona securities and the fair market value of the corresponding Alpha Bermuda securities received in the continuation. In such event, the U.S. Holder’s basis in the Alpha Bermuda securities would equal their fair market value, and such U.S. Holder’s holding period for the Alpha Bermuda securities would begin on the day following the date of the continuation.

Tax Consequences to Alpha Arizona and Alpha Bermuda

Although the continuation should qualify as a reorganization under Code Section 368(a), assuming (as discussed below) that Alpha Bermuda will be treated as a non-U.S. corporation for U.S. federal income tax purposes, under Code Section 367(a), Alpha Arizona nevertheless should recognize gain, but not loss, as a result of the continuation equal to the excess, if any, of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the continuation. Such gain, if any, should not be eligible for reduction or elimination through the use of net operating losses, foreign tax credits, and other tax attributes of Alpha Arizona if Code Section 7874(a) applies (as discussed below).  Since any gain recognized will be determined based on the value of Alpha Arizona’s assets at the time of continuation, the amount of such gain (and any U.S. federal income tax liability to Alpha Arizona by reason of such gain) cannot be determined at this time. Alpha urges you to consult your own tax advisors with regard to these tax issues.

Code Section 7874(a) generally provides that where a corporation organized outside the United States acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States, the acquired corporation will be subject to U.S. federal income tax on its “inversion gain” (which cannot be reduced by, for example, net operating losses otherwise available to the acquired corporation) if the shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 60% (but less than 80%) of either the voting power or the value of the stock of the acquiring corporation after the acquisition. Inversion gain generally includes any gain recognized under Code Section 367(a) by reason of the transfer of the assets and liabilities of the acquired corporation to the acquiring corporation. After the completion of the share exchange, which will occur immediately after and as part of the same plan as the continuation, the former stockholders of Alpha Arizona, by reason of owning shares of Alpha Arizona, are expected to own more than 60% but less than 80% of the shares of Alpha Bermuda. As a result, Alpha Arizona should recognize gain (but not loss) under Code Section 367(a), on the continuation equal to the excess, if any, of the fair market value of each asset of Alpha Arizona over such asset’s adjusted tax basis at the effective time of the continuation, subject to the limitations under Code Section 7874(a).

The above discussion concerning gain recognition under Code Sections 367(a) and 7874(a) is based on the assumption that the “step-transaction” doctrine applies.  The step-transaction doctrine permits the amalgamation of formally separate steps into a single transaction if the different steps in substance are integrated, interdependent and focused toward a particular result.  If the step-transaction doctrine applies to the continuation and share exchange, the former shareholders of Alpha Arizona should be deemed to own more than 60% (but less than 80%) of the shares of Alpha Bermuda and the tax consequences described above should apply.  If, on the other hand, the step-transaction doctrine is deemed not to apply to the continuation and share exchange, the two transactions will be viewed as separate and independent transactions, resulting in different tax consequences than those described above.

If the continuation and share exchange are viewed as independent transactions, Code Section 7874(b) rather than Code Sections 367(a) and 7874(a) would apply. Code Section 7874(b) generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a U.S. corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition.  If the continuation were ultimately determined for purposes of Code Section 7874(b) as occurring prior to, and separate from, the share exchange for U.S. federal income tax purposes, the share ownership threshold for applicability of Code Section 7874(b) generally would be satisfied (and Alpha Bermuda would be treated as a U.S. corporation for U.S. federal income tax purposes) because the stockholders of Alpha Arizona, by reason of owning stock of Alpha Arizona, would own all of the shares of Alpha Bermuda immediately after the continuation.

If Code Section 7874(b) were to apply to the continuation, then Alpha Bermuda, as the surviving entity following the continuation and share exchange, would be treated as a U.S. corporation for U.S. federal income tax purposes and would be subject to U.S. federal income tax on its worldwide taxable income.  In such event, the shareholders of Alpha Bermuda would be deemed to own shares in a U.S. corporation and would be subject to U.S. taxation (e.g., on dividends from Alpha Bermuda) consistent with that characterization.  Since Alpha Bermuda would be treated as a U.S. corporation if Code Section 7874(b) were to apply to the continuation, Code Section 367(a) should not apply, and Alpha Arizona should not recognize gain (or loss) as a result of the continuation.  Alpha urges you to consult your own tax advisors with respect to these tax issues.

Alpha believes that Code Section 7874(b) should not apply to treat Alpha Bermuda as a U.S. corporation for U.S. federal income tax purposes because normal “step transaction” tax principles and an analogous example in the temporary regulations promulgated under Code Section 7874 support the view that the continuation and the share exchange should be viewed together for purposes of determining whether Code Section 7874(b) is applicable, and if viewed together, the former stockholders of Alpha Arizona, by reason of owning shares of Alpha Arizona, should be deemed to own less than 80% of the ordinary shares of Alpha Bermuda because their share ownership in Alpha Bermuda would be diluted by the shares issued to Soya shareholders in the share exchange. However, due to the absence of guidance on how the rules of Code Section 7874(b) will apply to the transactions contemplated by the continuation and the share exchange, the view that Code Section 7874(b) will not apply to treat Alpha Bermuda as a U.S. corporation for U.S. federal income tax purposes is not free from doubt.

The balance of this discussion assumes that Alpha Bermuda will be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders of Shares and Warrants of Alpha Bermuda

Taxation of Distributions Paid on  Shares

Subject to the passive foreign investment company, or “PFIC,” rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of Alpha Bermuda. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of Alpha Bermuda (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its shares in Alpha Bermuda and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) the shares of Alpha Bermuda are readily tradable on an established securities market in the United States, (b) Alpha Bermuda is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for its shares in Alpha Bermuda would be suspended for purposes of clause (c) above for the period that such holder had a right to have its common stock in Alpha redeemed, or converted into cash, by Alpha. In addition, under recently published IRS authority, shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which should currently include the Alternext.  Although it is anticipated that the shares of Alpha Bermuda will be listed and quoted on the Alternext, U.S. Holders should nevertheless consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the shares of Alpha Bermuda.

If PRC taxes apply to dividends paid to a U.S. Holder on the shares of Alpha Bermuda, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to a reduced rate of PRC taxes under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Taxation on the Disposition of Shares and Warrants

Upon a sale or other taxable disposition of the shares or warrants in Alpha Bermuda, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the shares or warrants.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of the shares or warrants in Alpha Bermuda by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Exercise or Lapse of the Warrants

Subject to the discussion of the PFIC rules below, a U.S. Holder should not recognize gain or loss upon the exercise for cash of a warrant to acquire shares in Alpha Bermuda. Shares acquired pursuant to an exercise for cash of a warrant generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such shares generally would begin on the day after the date of exercise of the warrant. The terms of a warrant provide for adjustments to the number of shares for which the warrant may be exercised or to the exercise price of the warrants in certain events. Such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable, as described above, to the U.S. Holders of the shares in Alpha Bermuda. If a warrant is allowed to lapse unexercised, a U.S. Holder should recognize a capital loss equal to such holder’s tax basis in the warrant. U.S. Holders who exercise a warrant other than by paying the exercise price in cash should consult their own tax advisors regarding the tax treatment of such an exercise, which may vary from that described above.

Passive Foreign Investment Company Rules

A foreign corporation will be a PFIC if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of Alpha Bermuda and its subsidiaries after the redomestication and the share exchange (and the estimated values of such assets), we do not anticipate that Alpha Bermuda will be treated as a PFIC following the redomestication and the share exchange. Notwithstanding the foregoing, our view that Alpha Bermuda will not be treated as a PFIC following the redomestication and share exchange is not free from doubt because of, among other things, uncertainties relating to the significant cash position of Soya and its subsidiaries and the actual value of their other assets after the consummation of the business combination. Furthermore, the actual PFIC status of Alpha Bermuda for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance with respect to the status of Alpha Bermuda as a PFIC for the current taxable year or any future taxable year.

If Alpha Bermuda were a PFIC for any taxable year during which a U.S. Holder held its shares or warrants, and the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for the first taxable year of its holding period for the shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its or warrants; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the shares of Alpha Bermuda during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the shares or warrants;

•
the amount allocated to the taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to any taxable year prior to the first taxable year in which Alpha Bermuda was a PFIC will be taxed as ordinary income;

•	the amount allocated to other taxable years will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year.

In addition, if Alpha Bermuda were a PFIC, a U.S. Holder who acquires its shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 and who had not made a timely QEF election for the shares generally will be denied the step-up of U.S. federal income tax basis in such shares or warrants to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its shares in Alpha Bermuda by making a timely QEF election to include in income its pro rata share of Alpha Bermuda’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase shares of Alpha Bermuda (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Alpha Bermuda were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired shares in Alpha Bermuda (or has previously made a QEF election with respect to its shares in Alpha Bermuda), the QEF election will apply to the newly acquired shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or QEF), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Alpha Bermuda. Upon request from a U.S. Holder, Alpha Bermuda will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that Alpha Bermuda will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to its shares in Alpha Bermuda, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to Alpha Bermuda’s PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held shares or warrants of Alpha Bermuda while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for the first tax year in which the U.S. Holder holds (or is deemed to hold) shares in Alpha Bermuda and for which it is determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for the tax years in which Alpha Bermuda is not a PFIC. On the other hand, if the QEF election is not effective for each of the tax years in which Alpha Bermuda is a PFIC and the U.S. Holder holds (or is deemed to hold) shares in Alpha Bermuda, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder owns shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) shares in Alpha Bermuda and for which it is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its shares at the end of its taxable year over the adjusted basis in its shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its shares over the fair market value of its shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Alternext, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value.  Although it is anticipated that the shares of Alpha Bermuda will be listed and quoted on the Alternext, U.S. Holders should nevertheless consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of the shares of Alpha Bermuda under their particular circumstances.

If Alpha Bermuda is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Alpha Bermuda receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC. Upon request, Alpha Bermuda will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that Alpha Bermuda will have timely knowledge of the status of any such lower-tier PFIC or of the required information to be provided. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a qualifying electing fund or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of shares and warrants in Alpha Bermuda should consult their own tax advisors concerning the application of the PFIC rules to such shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Shares and Warrants of Alpha Bermuda

Dividends paid to a Non-U.S. Holder in respect to its shares in Alpha Bermuda generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of shares or warrants in Alpha Bermuda unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on the shares of Alpha Bermuda within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of shares or warrants of Alpha Bermuda to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to dividends paid on the shares of Alpha Bermuda to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants of Alpha Bermuda by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

EXPERTS

The consolidated financial statements of Soya and its subsidiaries as of December 31, 2007 and 2006 and for each of the years in the two-year period ended December 31, 2007 and 2006 have been included in this proxy statement/prospectus in reliance on the report of Rotenberg & Co. LLP, an independent registered public accounting firm, appearing elsewhere in this proxy statement/prospectus upon the authority of the said firm as experts in accounting and auditing.

The financial statements of Alpha as of December 31, 2007 and for the year then ended and for the period from April 20, 2005 (inception) to December 31, 2007 appearing in this proxy statement/prospectus have been audited by McGladrey & Pullen LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere in this joint proxy statement/prospectus and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Alpha as of December 31, 2006 and for the year then ended included in this proxy statement/prospectus have been audited by Goldstein Golub Kessler LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and are included herein in reliance upon the authority of Goldstein Golub Kessler LLP as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Alpha Bermuda to be issued in the business combination and certain other matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Management of Alpha knows of no other matters which may be brought before the Alpha special meeting. If any matter other than the proposed business combination or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Delaware law, only business stated in the notice of special meeting may be transacted at the special meeting.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

Soya is incorporated under the laws of Singapore, and its operating companies are incorporated under the laws of the PRC and operate only in the PRC. Substantially all of the assets of Soya’s operating companies will be located in the PRC, and the majority of its officers and directors named in this joint proxy/prospectus are outside the United States. Although China and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, relitigated and overturned. Therefore, an investor should understand it is not likely that service of process upon the company or its subsidiaries, its officers and directors, its assets and experts will be obtainable within the United States or for actions originating in the United States.

It will be difficult for investors to enforce outside the United States a judgment against Alpha Bermuda or its Chinese operating companies or their respective assets in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any State of the United States. In addition, the directors and executive officers and certain of the experts named in this joint proxy/prospectus are resident outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States. Therefore, it may be difficult or impossible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.  It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

The difficulty of enforcing a judgment of a United States court in the PRC where most of the assets of Alpha Bermuda are located and which is the residence of most of the directors and officers of the company, stems from the lack of any official arrangement providing for judicial assistance to the enforcement of judgments of courts of the United States in the PRC. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States. In the absence of such a treaty, judgments of United States courts will not be enforced in the PRC without review of the merits of the claims and the claims brought in the original action in the United States court will have to be re-litigated on their merits.

Likewise, administrative actions brought by regulatory authorities, such as the SEC, and other actions that result in foreign court judgments, could (assuming such actions are not required by PRC law to be arbitrated) only be enforced in the PRC if such judgments or rulings do not violate the basic principles of the law of the PRC or the sovereignty, security and public interest of the society of China, as determined by a People’s Court of China that has jurisdiction for recognition and enforcement of judgments.

We have been advised that there is doubt as to the enforceability in the PRC of any actions to enforce judgments of United States courts arising out of or based on the ownership of the securities of Alpha Bermuda, including judgments arising out of or based on the civil liability provisions of United States federal or state securities laws, and as to whether PRC courts would enforce, in original actions, judgments against Alpha Bermuda, its directors and officers and assets in the PRC predicated solely upon the federal securities laws of the United States. An original action may be brought in the PRC against Alpha Bermuda or its subsidiaries or its directors and officers named in this prospectus/proxy statement only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liability, including monetary damages.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Alpha Arizona has filed a registration statement on Form S-4 to register the issuance of Alpha Arizona’s securities to Alpha security holders in the business combination. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Alpha Arizona and Alpha in addition to a proxy statement of Alpha for the Alpha special meeting. As allowed by the rules of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this proxy statement/prospectus.

Alpha is subject to the informational requirements of the Securities Exchange Act, and is required to file reports, any proxy statements and other information with the Securities and Exchange Commission. Any reports, statements or other information that Alpha files with the Securities and Exchange Commission, including this proxy statement/prospectus may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. 20549, at prescribed rates or from its website on the Internet at www.sec.gov, free of charge. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms.

Neither Alpha nor Soya has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of the proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Alpha stockholders nor the consummation of the business combination shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

INDEX TO FINANCIAL STATEMENTS

Alpha Security Group Corporation
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheets as of December 31, 2007 and 2006	F-4
Statement of Operations for the years ended December 31, 2007 and 2006, and the period from April 20, 2005 (inception) to December 31, 2007	F-5
Statement of Stockholders’ Equity for the period from April 20, 2005 (inception) to December 31, 2007	F-6
Statement of Cash Flows for the years ended December 2007 and 2006, and the period from April 20, 2005 (inception) to December 31, 2007	F-7
Notes to Financial Statements	F-8
Condensed Balance Sheets as of September 30, 2008 and December 31, 2007	F-15
Condensed Statement of Income for the three months ended September 30, 2008 and 2007, the nine months ended September 30, 2008 and 2007, and for the period from April 20, 2005 (inception) to September 30, 2008
F-16
Condensed Statement of Stockholders Equity (Deficiency) for the period from April 20, 2005 (inception) to September 30, 2008	F-17
Condensed Statement of Cash Flows for the periods from April 20, 2005 (inception) to September 30, 2008, January 1, 2008 to September 30, 2008, and January 1, 2007 to September 30, 2007	F-18
Notes to Financial Statements	F-19

Soya China Pte. Ltd.
Report of Independent Registered Public Accounting Firm	F-27
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-28
Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2007 and 2006	F-29
Consolidated Statement of Changes in Stockholders’ Equity for the period from December 31, 2005 to December 31, 2007	F-30
Consolidated Statement of Cash Flows for the years ended December 31, 2007 and 2006	F-31
Notes to Consolidated Financial Statements	F-32
Report of Independent Registered Public Accounting Firm	F-51
Condensed Consolidated Balance Sheets as of September 30, 2008 (unaudited) and December 31, 2007 (audited)	F-52
Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited) for the nine months ended September 30, 2008 and 2007	F-53
Condensed Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 2008 and 2007	F-54
Notes to Condensed Consolidated Financial Statements	F-55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Alpha Security Group Corporation

We have audited the balance sheet of Alpha Security Group Corporation (a corporation in the development stage) as of December 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended and the amounts included in the cumulative columns in the statements of operations and cash flows for the year ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alpha Security Group Corporation as of December 31, 2007, and the results of its operations and its cash flows for the year then ended and the amounts included in the cumulative columns in the statements of operations and cash flows for the year ended December 31, 2007 in conformity with U. S. generally accepted accounting principles.

/s/ MCGLADREY & PULLEN LLP
MCGLADREY & PULLEN LLP
New York, New York
April 11, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Alpha Security Group Corporation

We have audited the accompanying balance sheet of Alpha Security Group Corporation (a corporation in the development stage) as of December 31, 2006, and the related statements of operations, stockholders’ deficiency, and cash flows for the year then ended and the amounts included in the cumulative columns for the period from April 20, 2005 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alpha Security Group Corporation as of December 31, 2006 and the results of its operations and its cash flows for the year then ended and for the period included in the cumulative columns from April 20, 2005 (inception) to December 31, 2006 in conformity with United States generally accepted accounting principles.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
April 2, 2007

ALPHA SECURITY GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

BALANCE SHEETS

	December 31, 2007	December 31, 2006

ASSETS

Current Assets
Cash	$8,726	$7,119
Investment in trust account	60,578,630	—
Prepaid expenses	17,342	—
Total current assets	60,604,698	7,119
Deferred tax asset	150,220	—
Property & equipment, net of depreciation	6,099	—
Deferred offering costs	—	495,712
Total assets	$60,761,017	$502,831

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current Liabilities
Accrued offering costs — principally professional fees	$—	$325,386
Accrued expenses	75,235	—
Deferred underwriting fees	1,800,000	—
Notes payable — stockholders	250,000	187,802
Total liabilities	2,125,235	513,188

Common stock, subject to possible redemption, 2,099,400 shares, at redemption value of $9.70 per share	20,364,180	—

Commitments
Stockholders’ equity (deficiency)
Preferred stock, $.0001 par value, authorized 1,000,000 shares, none issued
Common stock, $.0001 par value, authorized 30,000,000 shares; issued and outstanding 7,580,000 shares, inclusive of 2,099,400 shares subject to possible redemption and 1,580,000 shares at December 31, 2007 and December 31, 2006	758	158
Additional paid in capital	37,488,281	24,530
Earnings (deficit) accumulated during the development stage	782,563	(35,045)
Total stockholders’ equity (deficiency)	38,271,602	(10,357)

Total liabilities and stockholders’ equity (deficiency)	$60,761,017	$502,831

See accompanying notes to financial statements.

ALPHA SECURITY GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

STATEMENTS OF OPERATIONS

			For the period from April 20,
	Years ended		2005
	December 31, 2007	December 31, 2006	(Inception) to December 31, 2007

Formation and operating costs	$(504,258)	$(23,905)	$(539,303)

Interest and dividend income	2,094,530	—	2,094,530

Net income (loss) before provision for income taxes	1,590,272	(23,905)	1,555,227

Provision for income taxes	772,664		772,664

Net income (loss)	$817,608	$(23,905)	$782,563

Weighted average shares outstanding	6,166,301	1,594,167	3,288,032

Net income (loss) per share	$0.13	$(0.01)	$0.24

See accompanying notes to financial statements.

ALPHA SECURITY GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

	For the period from April 20, 2005 (inception) to December 31, 2007
	Common stock		Additional paid-in	Earnings (deficit) accumulated during the development	Stockholders’ equity
	Shares	Amount	capital	stage	(deficiency)

Common shares issued July 18, 2005 at $.0156	1,600,000	$160	$24,840	$—	$25,000

Net loss - 2005				(11,140)	(11,140)

Balance - December 31, 2005	1,600,000	$160	$24,840	$(11,140)	$13,860

Net loss - 2006				(23,905)	(23,905)
Redemption - September 15, 2006	(20,000)	(2)	(310)		(312)

Balance - December 31, 2006	1,580,000	$158	$24,530	$(35,045)	$(10,357)

Proceeds of private placement -March 21, 2007			3,200,000		3,200,000

Common shares issued March 28, 2007 at $10 per share	6,000,000	600	59,999,400		60,000,000

Proceeds subject to possible redemption			(20,364,180)		(20,364,180)

Expenses of the Offering			(5,371,569)		(5,371,569)

Net income - 2007				817,608	817,608
Proceeds of options sold			100		100

Balance - December 31, 2007	7,580,000	$758	$37,488,281	$782,563	$38,271,602

See accompanying notes to financial statements

ALPHA SECURITY GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

STATEMENTS OF CASH FLOWS

	For the year ended		For the period
			April 20, 2005
			(Inception) to
	December 31, 2007	December 31, 2006	December 31, 2007
Cash flows from operating activities:
Net income (loss)	$817,608	$(23,905)	$782,563

Adjustments to reconcile net income (loss) to net cash used in operating activities:

Depreciation	299	—	299

Increase in investment in Trust Account	(2,086,835)	—	(2,086,835)
Increase in deferred tax asset	(150,220)	—	(150,220)
Increase in prepaid expenses	(17,342)	—	(17,342)
Increase in accrued expenses	74,001	—	75,235

Net cash used in operating activities	(1,362,489)	(23,905)	(1,396,300)

Cash flows from investing activities
Payment to trust account	(60,002,831)	—	(60,002,831)
Withdrawals from trust account	1,511,036	—	1,511,036
Purchase of equipment	(6,398)	—	(6,398)

Net cash used in investing activities	(58,498,193)	—	(58,498,193)

Cash flows from financing activities:
Payment of expenses of offering	(3,400,009)	(55,066)	(3,571,569)
Proceeds from sale of common stock	—	—	25,000
Proceeds from notes payable - stockholders	250,000	—	437,802
Proceeds from initial public offering	60,000,000	—	60,000,000
Proceeds from private placement	3,200,000	—	3,200,000
Proceeds from sale of option	100	—	100
Repayment of notes payable - stockholders	(187,802)	—	(187,802)
Redemption of stock	—	(312)	(312)
Net cash provided by (used in) financing activities	59,862,289	(55,378)	59,903,219

Net increase (decrease) in cash	1,607	(79,283)	8,726

Cash - beginning of period	7,119	86,402	—

Cash - end of period	$8,726	$7,119	$8,726

Supplemental disclosure of cash flow information

Cash paid for income taxes	$923,038	$—	$923,038

Supplemental disclosure of non-cash financing activities:

Accrual of deferred offering fees	$1,800,000	$54,531	$1,800,000

See accompanying notes to financial statements.

ALPHA SECURITY GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies

Nature of Operations

Alpha Security Group Corporation (the “Company”) was incorporated in the State of Delaware on April 20, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the U.S. homeland security or defense industries or a combination thereof.

At December 31, 2007, the Company had not yet commenced any operations. All activity through December 31, 2007 relates to the Company’s formation, a private placement and the public offering described below. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on March 23, 2007. On March 21, 2007, the Company completed a private placement (the “Private Placement”) and received net proceeds of $3,200,000. The Company consummated the Public Offering on March 28, 2007 and received net proceeds of $60,000,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering (collectively the “Offerings”) (as described in Note 2), although substantially all of the net proceeds of the Offerings (exclusive of working capital) are intended to be generally applied toward consummating a business combination with a target business. As used herein, a “target business” shall include an operating business in the U.S. homeland security or defense industries, or a combination thereof, and a “business combination” shall mean the acquisition by the Company of such a target business. There is no assurance that the Company will be able to effect a business combination successfully.

Of the proceeds of the Offerings, $60,002,831 was placed in a trust account (“Trust Account”) at JP MorganChase, New York, New York, maintained by American Stock Transfer & Trust Company, the Company’s transfer agent. This amount includes the net proceeds of the Public Offering and the Private Placement (including interest thereon), $1,800,000 of deferred underwriting compensation fees which will be paid to Maxim Group LLC if, and only if, a business combination is consummated, but which will be forfeited in part if public stockholders elect to have their shares redeemed for cash and in full if a business combination is not consummated and certain other deferred expenses.

The funds in the Trust Account will be invested until the earlier of (i) the consummation of the Company’s first business combination or (ii) the liquidation of the Trust Account as part of a plan of dissolution and liquidation approved by our stockholders. Up to $1,825,000 of interest income on the Trust Account may be used to fund the Company’s working capital including payments for business, legal and accounting, due diligence on prospective acquisitions and continuing general and administrative expenses.

ALPHA SECURITY GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies (continued)

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that public stockholders owning 35% or more of the outstanding stock excluding for this purpose, those persons who were stockholders prior to the Offerings vote against the business combination, the business combination will not be consummated. All of the Company’s stockholders prior to the Offerings, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,580,000 founding shares of common stock in accordance with the vote of the majority-in-interest of all other stockholders of the Company with respect to any business combination. After consummation of the Company’s first business combination, all of these voting safeguards will no longer be applicable.

With respect to the first business combination which is approved and consummated, any Public Stockholder who voted against the business combination may demand that the Company redeem his or her shares. The per share redemption price will equal $10 per share plus the pro-rata share of any accrued interest earned on the Trust Account, net of: (i) taxes payable on interest income earned on the Trust Account, State of Delaware franchise taxes, repayment of $250,000 of an additional officer loan made prior to closing of the Public Offering by Steven M. Wasserman (such loan was to be repaid within 90 days of the closing of the Public Offering, but has not been repaid through December 31, 2007) and (ii) up to $1,825,000 of interest earned on the Trust Account released to the Company to fund its working capital. Accordingly, Public Stockholders holding 34.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a business combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. In the event that more than 20% of the Public Stockholders exercise their redemption rights, a proportional percentage of the common stock held by the Company’s Initial Stockholders will automatically, and without any further action required by the Company or such stockholders, be forfeited and cancelled upon consummation of the business combination. The percentage of shares forfeited will be equal to the percentage of redemptions above 20% and will be pro rata among the Initial Stockholders on the 1,580,000 shares owned by them.

The Company’s Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Trust Account as part of a stockholder-approved plan of dissolution and liquidation in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Public Offering, or 24 months from the consummation of the Public Offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of the Public Offering and the business combination has not yet been consummated within such 18 month period. In the event of such liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering. The Company’s initial business combination must be for assets or with a target business the fair market value of which is at least equal to 80% of the Company’s net assets at the time of such acquisition (exclusive of Maxim Group LLC’s deferred underwriting compensation, including interest thereon, held in the trust account). Steven M. Wasserman, Chief Executive Officer, Chief Financial Officer, President and Co-Chairman of the board of directors and Constantinos Tsakiris, a former director of the Company, purchased warrants to purchase an aggregate of 3,200,000 shares of common stock in the Private Placement for an aggregate purchase price of $3,200,000 or $1.00 per warrant. The Private Placement warrants are exercisable on the later of (i) the completion of a business combination or (ii) March 23, 2008.

ALPHA SECURITY GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less when purchased to be cash equivalents. Such cash and cash equivalents, may exceed federally insured limits. The Company maintains its accounts with financial institutions with high credit ratings.

Fair Value of Financial Instruments

    The fair value of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 “Disclosures about Fair Value of Financial Instruments,” approximate their carrying amounts presented in the balance sheet at December 31, 2007.

The Trust Account investment are held in a U.S. Government money market account in which cost approximates fair value.

Income Taxes

On January 1, 2007 the Company adopted FASB issue Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in tax positions recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 requires that the impact of a tax position be recognized in the financial statements if it is more likely than not that the tax position will be sustained on tax audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition of tax positions that do not meet the “more likely than not” standard, classification of tax assets and liabilities, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 had no effect on our financial condition or results of operations since the company has not identified any uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. All tax years remain open to examination by the major taxing jurisdictions to which we are subject.

Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141(R) “Business Combinations”. This statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for acquisitions on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

    In December 2007, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 160 “Non-Controlling Interests in Consolidated Financial Statements” (“SFAS 160”) that is effective for periods beginning on or after December 15, 2008. Upon adoption of SFAS 160, the Company will re-classify any non-controlling interests as a component of equity.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

ALPHA SECURITY GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies (continued)

Income (Loss) per Common Share

Income (Loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Shares of common stock issuable upon the exercise of options and warrants at December 31, 2007 (9,410,000 shares) are excluded from the computation since such options and warrants are contingently exercisable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

2. Public Offering and Private Placement

On March 28, 2007 the Company sold 6,000,000 units to the public at a price of $10.00 per unit. Each unit consists of one share of the Company’s common stock, $.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $7.50 commencing the later of (i) the completion of a business combination with a target business or (ii) March 23, 2008, and expires March 23, 2011. The Warrants will be redeemable by the Company at a price of $0.01 per warrant upon 30 days notice after the Warrants become exercisable, only in the event that the closing price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

On March 21, 2007, Steven M. Wasserman, Chief Executive Officer, Chief Financial Officer, President and Co-Chairman of the board of directors and Constantinos Tsakiris, a former director, acquired warrants to purchase an aggregate of 3,200,000 shares of common stock from the Company in a Private Placement. The total purchase price for the warrants was $3,200,000 or $1.00 per warrant. The Warrants included in the Private Placement have terms identical to the Warrants included in the Offering.

Under the terms of the Company’s warrant agreement, no public warrants will be exercisable unless at the time of exercise a registration statement relating to common stock issuable upon exercise of the warrants is effective and current, a prospectus is available for use by the public stockholders and those shares of common stock have been registered or been deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrants. The holders of the Warrants issued in the Private Placement will be able to exercise their Warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such Warrants is not current.

In addition, in no event will the registered holders of the Warrants issued in the Public Offering or the Private Placement be entitled to receive a net cash settlement of stock or other consideration in lieu of physical settlement in shares of the Company’s common stock. As such, the Company has determined that the public warrants should be classified in stockholders’ equity in accordance with the guidance of EITF 00-19 (“EITF 00-19”), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

ALPHA SECURITY GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007

2. Public Offering and Private Placement (continued)

The Company will use its best efforts to cause a registration statement to become effective on or prior to the commencement of the warrant exercise period and to maintain the effectiveness of such registration statement until the expiration of the Warrants. If the Company is unable to maintain the effectiveness of such registration until the expiration of the Warrants and therefore is unable to deliver registered shares, the Warrants may become worthless.

3. Note Payable, Stockholder

The Company issued an unsecured promissory note to Steven Wasserman, a related party, totaling $250,000 on March 28, 2007. The Note does not bear interest and was to be repaid in full ninety days thereafter and such repayment has not been made. Due to the short-term nature of the promissory note, the fair value of the note approximates its carrying value.

4. Commitments

The Company has agreed to pay to an affiliated third party, $7,500 a month for 24 months for office space and general and administrative expenses.

Upon completion of the Public Offering, the Company sold to the representative of the underwriters, for $100, an option to purchase up to a total of 105,000 units. The units issuable upon exercise of this option are identical to those offered in the Public Offering. This option is exercisable at $11.00 per unit commencing after 180 days from March 23, 2007 and expiring March 23, 2012. The 105,000 units (the 105,000 shares of common stock and the 105,000 warrants underlying such units, and the 105,000 shares of common stock underlying such warrants) have been deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a 24-month period (including the foregoing 180-day period) following March 23, 2007 (the effective date of the prospectus pertaining to the Public Offering). However, the option may be transferred to any underwriter and selected dealer participating in the Public Offering and their bona fide officers or partners. This represents an amended agreement between the Company and the representative of the underwriters, revising their original agreement which provided for the issuance of an option to purchase 420,000 units with a lock-up period of one-year. The option may expire unexercised and the underlying warrants unredeemed if the Company fails to maintain an effective registration statement covering the units (including the common stock and warrants) issuable upon exercise of the option. There are no circumstances upon which the Company will be required to net cash settle the option.

The Company has accounted for this purchase option as a cost of raising capital and has included the instrument as equity in its financial statements. Accordingly, there is no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has estimated, based upon a Black Scholes model, that the fair value of the purchase option on the date of sale was approximately $4.46 per unit (a total value of $468,300), using an expected life of five years, volatility of 47.60% and a risk-free rate of 4.75%. The volatility calculation is based on the average volatility of 12 companies in the U.S. homeland security and defense industries during the period from March 14, 2002 to March 15, 2007. Because the Company did not have a trading history, the Company needed to estimate the potential volatility of its unit price, which depended on a number of factors which could not be ascertained at the time. The Company used these companies because management believed that the volatility of these companies was a reasonable benchmark to use in estimating the expected volatility for the Company’s units. Although an expected life of five years was used in the calculation, if the Company does not consummate a business combination within the prescribed time period and it liquidates, the option will become worthless.

ALPHA SECURITY GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

NOTES TO FINANCIAL STATEMENTS
December 31, 2007

4. Commitments (continued)

The Company has engaged the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company has agreed to pay the representative for bona fide services rendered a cash commission equal to 5% of the exercise price for each warrant exercised more than one year after the effective date of the prospectus if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company’s securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the representative solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

5. Income Taxes

The Company’s provision for (benefit from) income taxes is as follows:

Year ended December 31, 2007
Current:
Federal	$574,837
State & local	348,047

Total Current	922,884

Deferred:
Federal	(93,658)
State & local	(56,562)

Total Deferred	(150,220)

Total Provision	$772,664

Significant components of the Company’s deferred tax asset are as follows:

	December 31, 2007	December 31, 2006

Expenses deferred for income tax purposes	193,878	11,915
Valuation allowance	(43,658)	(11,915)
Total deferred tax asset	$150,220	$—

A reconciliation of the Company’s income tax provision (benefit) at the federal statutory rate to the actual income tax provision (benefit) is as follows:

	December 31, 2007	December 31, 2006
Federal income tax rate	34.00%	34.00%
State & local tax rates	10.90
Valuation Allowance	3.70%	(34.00)%

Effective Tax Rate	48.60%	—

Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The Company had a net deferred tax asset of approximately $150,220 on December 31, 2007. A valuation allowance was established for the realizability of certain tax benefits considering the expected future taxable income of the Company.

6. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the board of directors.

7. Stockholders’ Equity

On September 8, 2006, the Company redeemed 20,000 shares of its common stock at a price of $0.0125 per share.

On September 15, 2006, the Company effected a 0.80 for 1 reverse stock split. All share numbers herein reflect this adjustment.

On January 16, 2007, the Company filed its Third Amended and Restated Certificate of Incorporation with the State of Delaware, reducing its authorized capitalization from 100,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share, to 30,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Such reduction has been given retroactive effect in these financial statements.

On February 7, 2007, the Company filed its Fourth Amended and Restated Certificate of Incorporation with the State of Delaware, amending the restriction against the Company proceeding with a business combination from disallowing such a transaction if the holders of less than 30% of the number of shares sold in the Public Offering vote against a business combination and subsequently exercise their dissolution rights, increasing such percentage to 35%.

ALPHA GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

CONDENSED BALANCE SHEET

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets
Cash	$27,146	$8,726
Investment in trust account	60,681,893	60,578,630
Prepaid expenses & taxes	19,963	17,342
Total current assets	60,729,002	60,604,698
Deferred tax asset	359,688	150,220
Property & equipment, net of depreciation	6,839	6,099
Total assets	$61,095,529	$60,761,017

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$149,685	$75,235
Income taxes payable	61,571
Deferred underwriting fees	1,800,000	1,800,000
Notes payable - stockholders	250,000	250,000
Total liabilities	2,261,256	2,125,235

Common stock, subject to possible redemption,
2,099,400 shares, at redemption value of $9.70 per share	20,364,180	20,364,180

Commitments

Stockholders' equity
Preferred stock, $.0001 par value, authorized
1,000,000 shares, none issued
Common stock, $.0001 par value, authorized
30,000,000 shares; issued and outstanding
7,580,000 shares, inclusive of 2,099,400 shares subject to possible redemption, at September 30, 2008 and December 31, 2007	758	758
Additional paid-in capital	37,488,281	37,488,281
Earnings accumulated during the development stage	981,054	782,563
Total stockholders' equity	38,470,093	38,271,602

Total liabilities and stockholders' equity	$61,095,529	$60,761,017

See accompanying notes to condensed financial statements

ALPHA GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

CONDENSED STATEMENT OF INCOME

					For the period from April 20,
	For the				2005
	Three months ended		Nine months ended		(inception) to
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest and dividend income	$294,461	$663,210	$1,164,094	$1,434,335	$3,258,624

Formation and operating costs	(244,115)	(134,204)	(668,991)	(353,319)	(1,208,292)

Income before provision for income taxes	50,346	529,006	495,103	1,081,016	2,050,331

Provision for income taxes	(49,547)	(253,474)	(296,612)	(526,354)	(1,069,277)

Net income	799	275,532	198,491	554,662	981,054

Weighted average shares outstanding	7,580,000	7,580,000	7,580,000	5,689,890	4,221,366

Net income per share	$0.00	$0.04	$0.03	$0.10	$0.23

See accompanying notes to condensed financial statements

ALPHA GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

CONDENSED STATEMENT OF STOCKHOLDERS EQUITY (DEFICIENCY)

	For the period from April 20, 2005 (inception) to September 30, 2008
	Common stock		Additional paid-in	Earnings (deficit) accumulated during the development	Stockholders’ equity
	Shares	Amount	capital	stage	(deficiency)
Common shares issued July 18, 2005 at $.0156	1,600,000	$160	$24,840	$—	$25,000
Net loss – 2005				(11,140)	(11,140)
Balance – December 31, 2005	1,600,000	160	24,840	(11,140)	13,860
Net loss – 2006				(23,905)	(23,905)
Redemption – September 15, 2006	(20,000)	(2)	(310)		(312)
Balance – December 31, 2006	1,580,000	158	24,530	(35,045)	(10,357)

Proceeds of private placement – March 21, 2007			3,200,000		3,200,00
Common shares issued March 28, 2007 at $10 per share	6,000,000	600	59,999,400		60,000,000
Proceeds subject to possible redemption			(20,346,180)		(20,364,180)
Expenses of the Offering			(5,371,569)		(5,371,569)
Net income – 2007				817,608	817,608
Proceeds of options sold			100		100
Balance – December 31, 2007	7,580,000	758	37,488,281	782,563	38,271,602
(unaudited) Net income for the period				198,491	198,491
Balance – September 30, 2008	7,580,000	758	$37,488,281	$981,054	$38,470,093

See accompanying notes to condensed financial statements

ALPHA GROUP CORPORATION
(A CORPORATION IN THE DEVELOPMENT STAGE)

CONDENSED STATEMENT OF CASH FLOWS

	For the period from
	April 20, 2005 (Inception) to September 30, 2008	January 1, 2008 to September 30, 2008	January 1, 2007 to September 30, 2007
Cash flows for operating activities:
Net Income	$981,054	$198,491	$554,662
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	1,559	1,260	54

Increase in investment in Trust Account	(3,250,928)	(1,164,094)	(228,265)
Increase in deferred tax asset	(359,688)	(209,468)	(104,656)
Increase in prepaid expenses & taxes	(19,963)	(2,621)	(42,262)
Increase in income taxes payable	61,571	61,571	—
Increase in account payable and accrued expenses	149,685	74,450	54,824

Net cash used in operating activities	(2,436,710)	(1,040,411)	234,357

Cash flows from investing activities:
Payment to trust account	(60,002,831)	—	(60,002,831)
Withdrawals from trust account	2,571,866	1,060,831	(4,170)
Purchase of equipment	(8,398)	(2,000)	—

Net cash provided by (used in) investing activities	(57,439,363)	1,058,831	(60,077,001)

Cash flows from financing activities:
Payment of expenses of offering	(3,571,569)	—	(3,400,009)
Proceeds from sale of common stock	25,000	—	—
Proceeds from notes payable – stockholder(s)	250,000	—	250,000
Proceeds from initial public offering	60,000,000	—	60,000,000
Proceeds from private placement	3,200,000	—	3,200,000
Proceeds from sale of option	100	—	100
Repayment of notes payable – stockholders	—	—	(187,802)
Redemption of stock	(312)	—	—

Net cash provided by financing activities	59,903,219	—	59,862,289
Net increase (decrease) in cash	27,146	27,146	96,764
Cash – beginning of period	—	8,726	7,119
Cash – end of period	$27,146	$27,146	$96,764

Supplemental disclosure of cash flow information
Cash paid for income taxes	$1,366,825	$443,787	$639,971
Supplemental disclosure of non-cash financing activities:
Accrual of deferred offering costs	$1,800,000	$—	$1,800,000

See accompanying notes to condensed financial statements

ALPHA SECURITY GROUP CORPORATION
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS
September 30, 2008

1. Organization, Proposed Business Operations and Summary of Significant Accounting Policies

Basis of Presentation

The condensed financial statements at September 30, 2008 and for the periods ended September 30, 2008 and 2007 are unaudited and have been prepared by Alpha Security Group Corporation (the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to a fair presentation have been included. Operating results for the interim period presented are not necessarily indicative of the results to be expected for a full year.

These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the period ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 15, 2008. The December 31, 2007 balance sheet and the statement of stockholders’ equity for the period ended December 31, 2007 have been derived from these audited financial statements. The accounting policies used in preparing these unaudited financial statements are consistent with those described in the December 31, 2007 audited financial statements.

Nature of Operations

The Company was incorporated in the State of Delaware on April 20, 2005 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the U.S. homeland security or defense industries or a combination thereof.

At September 30, 2008, the Company had not yet commenced any operations. All activity through September 30, 2008 relates to the Company’s formation, a private placement and the public offering described below. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective on March 23, 2007. On March 21, 2007, the Company completed a private placement (the “Private Placement”) and received net proceeds of $3,200,000. The Company consummated the Public Offering on March 28, 2007 and received net proceeds of $54,628,431. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering (collectively the “Offerings”) (as described in Note 2), although substantially all of the net proceeds of the Offerings (exclusive of working capital) are intended to be generally applied toward consummating a business combination with a target business. As used herein, a “target business” shall include an operating business in the U.S. homeland security or defense industries, or a combination thereof, and a “business combination” shall mean the acquisition by the Company of such a target business. There is no assurance that the Company will be able to effect a business combination successfully.

Of the proceeds of the Offerings, at September 30, 2008, $60,681,893 is being held in a trust account (“Trust Account”) at JP MorganChase, New York, New York, maintained by American Stock Transfer & Trust Company, the Company’s transfer agent. This amount includes the net proceeds of the Public Offering and the Private Placement (including interest thereon), interest earned since the public offering was declared effective which has not yet been withdrawn for working capital needs and $1,800,000 of deferred underwriting compensation fees which will be paid to Maxim Group LLC if, and only if, a business combination is consummated, but which will be forfeited in part if holders of the shares sold in the Public Offering (“Public Stockholders”) elect to have their shares redeemed for cash and in full if a business combination is not consummated.

The funds in the Trust Account will be invested until the earlier of (i) the consummation of the Company’s first business combination or (ii) the liquidation of the Trust Account as part of a plan of dissolution and liquidation approved by our stockholders. Up to $1,825,000 of interest income on the Trust Account may be used to fund the Company’s working capital including payments for business, legal and accounting, due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that Public Stockholders owning 35% or more of the outstanding stock (excluding for this purpose, those persons who were stockholders prior to the Offerings) vote against the business combination, the business combination will not be consummated. All of the Company’s stockholders prior to the Offerings, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,580,000 founding shares of common stock in accordance with the vote of the majority-in-interest of all other stockholders of the Company with respect to any business combination. After consummation of the Company’s first business combination, all of these voting safeguards will no longer be applicable.

With respect to the first business combination which is approved and consummated, any Public Stockholder who voted against the business combination may demand that the Company redeem his or her shares. The per share redemption price will equal $10 per share plus the pro-rata share of any accrued interest earned on the Trust Account, net of: (i) taxes payable on interest income earned on the Trust Account, State of Delaware franchise taxes, repayment of $250,000 of an additional officer loan made prior to closing of the Public Offering by Steven M. Wasserman (such loan was repaid in October 2008) and (ii) up to $1,825,000 of interest earned on the Trust Account released to the Company to fund its working capital. If Public Stockholders holding no more than 34.99% of the aggregate number of shares owned by all Public Stockholders vote against the business combination and seek redemption of their shares the business combination may still be consummated. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. In the event that more than 20% of the Public Stockholders exercise their redemption rights, a proportional percentage of the common stock held by the Company’s Initial Stockholders will automatically, and without any further action required by the Company or such stockholders, be forfeited and cancelled upon consummation of the business combination. The percentage of shares forfeited will be equal to the percentage of redemptions above 20% and will be pro rata among the Initial Stockholders on the 1,580,000 shares owned by them.

The Company’s Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Trust Account as part of a stockholder-approved plan of dissolution and liquidation in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Public Offering, or 24 months from the consummation of the Public Offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of the Public Offering and the business combination has not yet been consummated within such 18 month period. On September 26, 2008 the Company disclosed on a current report on Form 8-K filed with Securities and Exchange Commission that it has signed a letter of intent and has met the condition under its Amended and Restated Certificate of Incorporation that permits it until March 28, 2009 to complete a business combination. In the event of such liquidation, the amount in the Trust Account will be distributed to the holders of the shares sold in the Public Offering. The Company’s initial business combination must be for assets or with a target business the fair market value of which is at least equal to 80% of the Company’s net assets at the time of such acquisition (exclusive of Maxim Group LLC’s deferred underwriting compensation, including interest thereon, held in the trust account).

If the Company cannot complete a business combination by March 28, 2009, it will be required to liquidate. No adjustments have been made to the accompanying financial statements to reflect this uncertainty.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less when purchased to be cash equivalents. Such cash and cash equivalents may exceed federally insured limits. The Company maintains its accounts with financial institutions with high credit ratings.

Income Taxes

The Company recorded a deferred tax asset of $359,688 and $150,220 at September 30, 2008 and December 31, 2007, respectively, for the tax effect of temporary differences, aggregating $1,057,905 and $441,823, respectively. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company recorded a valuation allowance of $209,468 and $43,658 at September 30, 2008 and December 31, 2007, respectively. The effective tax rate differs from the statutory rate of 34% due to the effect of state and local income taxes.

On January 1, 2007 the Company adopted FASB issue Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in tax positions recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 requires that the impact of a tax position be recognized in the financial statements if it is more likely than not that the tax position will be sustained on tax audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition of tax positions that do not meet the “more likely than not” standard, classification of tax assets and liabilities, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 had no effect on our financial condition or results of operations since the Company has not identified any uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. All tax years remain open to examination by the major taxing jurisdictions to which it is subject.

Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141(R) “Business Combinations”. This statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Income (Loss) Per Common Share

Income (Loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Shares of common stock issuable upon the exercise of options and warrants at September 30, 2008 (9,410,000 shares) are excluded from the computation since such options and warrants are contingently exercisable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

2. Public Offering and Private Placement

On March 28, 2007 the Company sold 6,000,000 units to the public at a price of $10.00 per unit. Each unit consists of one share of the Company’s common stock, $.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $7.50 commencing the later of (i) the completion of a business combination with a target business or (ii) March 23, 2008, and expires March 23, 2011. The Warrants will be redeemable by the Company at a price of $0.01 per warrant upon 30 days notice after the Warrants become exercisable, only in the event that the closing price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

On March 21, 2007, Steven M. Wasserman, Chief Executive Officer, President and Co-Chairman of the board of directors and Constantinos Tsakiris, a former director, acquired warrants to purchase an aggregate of 3,200,000 shares of common stock from the Company in the Private Placement. The total purchase price for the warrants was $3,200,000 or $1.00 per warrant. The Warrants included in the Private Placement have terms identical to the Warrants included in the Offering.

Under the terms of the Company’s warrant agreement, no public warrants will be exercisable unless at the time of exercise a registration statement relating to common stock issuable upon exercise of the warrants is effective and current, a prospectus is available for use by the Public Stockholders and those shares of common stock have been registered or been deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrants. The holders of the Warrants issued in the Private Placement will be able to exercise their Warrants even if, at the time of exercise, a prospectus relating to the common stock issuable upon exercise of such Warrants is not current. In addition, in no event will the registered holders of the Warrants issued in the Public Offering or the Private Placement be entitled to receive a net cash settlement of stock or other consideration in lieu of physical settlement in shares of the Company’s common stock. As such, the Company has determined that the public warrants should be classified in stockholders’ equity in accordance with the guidance of EITF 00-19 (“EITF 00-19”), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

The Company will use its best efforts to cause a registration statement to become effective on or prior to the commencement of the warrant exercise period and to maintain the effectiveness of such registration statement until the expiration of the Warrants. If the Company is unable to maintain the effectiveness of such registration until the expiration of the Warrants and therefore is unable to deliver registered shares, the Warrants may become worthless.

3. Note payable, stockholder

The Company issued an unsecured promissory note to Steven Wasserman, a related party, totaling $250,000 on March 28, 2007. The promissory note does not bear interest and was to be repaid in full ninety days thereafter and such repayment has not been made. Due to the short-term nature of the promissory note, the fair value of the note approximates its carrying value. The loan was repaid in October 2008.

4. Commitments

The Company has agreed to pay to an affiliated third party, $7,500 a month for 24 months for office space and general and administrative expenses.

Upon completion of the Public Offering, the Company sold to the representative of the underwriters, for $100, an option to purchase up to a total of 105,000 units. The units issuable upon exercise of this option are identical to those offered in the Public Offering. This option is exercisable at $11.00 per unit commencing after 180 days from March 23, 2007 and expiring March 23, 2012. The 105,000 units (the 105,000 shares of common stock and the 105,000 warrants underlying such units, and the 105,000 shares of common stock underlying such warrants) have been deemed compensation by the National Association of Securities Dealers (“NASD”) and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a 24-month period (including the foregoing 180-day period) following March 23, 2007 (the effective date of the prospectus pertaining to the Public Offering). However, the option may be transferred to any underwriter and selected dealer participating in the Public Offering and their bona fide officers or partners. This represents an amended agreement between the Company and the representative of the underwriters, revising their original agreement which provided for the issuance of an option to purchase 420,000 units with a lock-up period of one-year. The option may expire unexercised and the underlying warrants unredeemed if the Company fails to maintain an effective registration statement covering the units (including the common stock and warrants) issuable upon exercise of the option. There are no circumstances upon which the Company will be required to net cash settle the option.

The Company has accounted for this purchase option as a cost of raising capital and has included the instrument as equity in its financial statements. Accordingly, there is no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has estimated, based upon a Black Scholes model, that the fair value of the purchase option on the date of sale was approximately $4.46 per unit (a total value of $468,300), using an expected life of five years, volatility of 47.60% and a risk-free rate of 4.75%. The volatility calculation is based on the average volatility of 12 companies in the U.S. homeland security and defense industries during the period from March 14, 2002 to March 15, 2007. Because the Company did not have a trading history, the Company needed to estimate the potential volatility of its unit price, which depended on a number of factors which could not be ascertained at the time. The Company used these companies because management believed that the volatility of these companies was a reasonable benchmark to use in estimating the expected volatility for the Company’s units. Although an expected life of five years was used in the calculation, if the Company does not consummate a business combination within the prescribed time period and it liquidates, the option will become worthless.

The Company has engaged the representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company has agreed to pay the representative for bona fide services rendered a cash commission equal to 5% of the exercise price for each warrant exercised more than one year after the effective date of the prospectus if the exercise was solicited by the representative. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative’s services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company’s securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the representative solicited the exercise;

•	the warrants are held in a discretionary account;

•	warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

5. Income Taxes

The Company’s provision for (benefit from) income taxes is as follows:

	Nine months ended	Year ended
	September 30, 2008	December 31, 2007
Current:
Federal	$315,025	$574,837

State	191,055	348,047

Total Current	$506,080	$922,884

Deferred:
Federal	$(130,440)	$(93,658)

State	(79,028)	$(56,562)

Total Deferred	$(209,468)	$(150,220)

Total provisions	$296,612	$772,664

Significant components of the Company’s deferred tax asset are as follows:

	September 30, 2008	December 31, 2007

Expenses deferred for income tax purposes	$1,057,905	$441,823

Adjusted deferred tax asset	569,156	193,878

Valuation allowance	(209,468)	(43,658)

Total deferred tax asset	$359,688	$150,220

A reconciliation of the Company’s income tax provision at the federal statutory rate to the actual income tax provision is as follows:

	September 30, 2008	December 31, 2007

Federal income tax rate	34.00%	34.00%

State & local tax rate	10.90%	10.90%

Valuation allowance	14.80%	3.70%

Effect Tax Rate	59.70%	48.60%

Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The Company had net deferred tax assets of $359,688 on September 30, 2008 and $150,220 on December 31, 2007 partially offset by valuation allowances. A valuation allowance was established for the realizability of certain tax benefits considering the expected future taxable income of the Company.

6. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the board of directors.

7. Stockholders’ Equity

On September 8, 2006, the Company redeemed 20,000 shares of its common stock at a price of $0.0156 per share.

On September 15, 2006, the Company effected a 0.80 for 1 reverse stock split. All share numbers herein reflect this adjustment.

On January 16, 2007, the Company filed its Third Amended and Restated Certificate of Incorporation with the State of Delaware, reducing its authorized capitalization from 100,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share, to 30,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Such reduction has been given retroactive effect in these financial statements.

On February 7, 2007, the Company filed its Fourth Amended and Restated Certificate of Incorporation with the State of Delaware, amending the restriction against the Company proceeding with a business combination from disallowing such a transaction if the holders of less than 30% of the number of shares sold in the Public Offering vote against a business combination and subsequently exercise their dissolution rights, increasing such percentage to 35%.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Soya China Pte. Ltd. and Subsidiaries
Singapore

We have audited the accompanying consolidated balance sheets of Soya China Pte. Ltd. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2007. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Soya China Pte. Ltd. and Subsidiaries as of December 31, 2007and 2006, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co. LLP

Rotenberg & Co. LLP
Rochester, New York
December 18, 2008

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)

CONSOLIDATED BALANCE SHEETS

	December 31
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$8,795,899	$2,100
Accounts receivable, net	2,922,810	2,557,175
Inventories	184,142	817,973
Advance to supplier	-	141,017
Deferred offering costs	256,414	-
Other current assets	15,186	404,476

Total current assets	12,174,451	3,922,741

Property, plant and equipment, net	8,646,941	5,589,629
Land use right	1,156,670	1,105,213

Total assets	$21,978,062	$10,617,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$456,204	$167,567
Other tax payable	494,323	2,054,646
Salaries and staff cost related payable	349,155	310,176
Due to related parties	2,261,708	-
Note payable	-	255,836
Other current liabilities	365,081	-
Short term loans	273,444	-

Total liabilities	4,199,915	2,788,225

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Common Stock ( unlimited authorized shares, no par value, 10,964 shares and 3,235 shares issued and outstanding on December 31, 2007 and 2006)	7,176,468	2,100
Subscription receivable	(1,500,000)	-
Additional paid in capital	-	3,877,465
Retained earnings	11,407,608	3,727,137
Accumulated other comprehensive income	694,071	222,656

Total stockholders’ equity	17,778,147	7,829,358

Total liabilities and stockholders’ equity	$21,978,062	$10,617,583

See accompanying notes to consolidated financial statements

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended
	December 31
	2007	2006

Revenue	$41,780,340	$13,733,797

Cost of sales	24,779,914	7,472,135

Gross profit	17,000,426	6,261,662
Operating expenses
Salaries	548,179	339,981
Sales commission	230,489	-
Shipping and handling cost	3,144,608	1,009,878
Other selling, general and administrative expenses	1,243,311	882,030

Total operating expenses	5,166,587	2,231,889

Operating profit	11,833,839	4,029,773

Other income and (expenses)
Reorganization Cost	(544,902)	-
Other income	11,868	1,376
Interest expenses	(99,928)	(222,097)
Foreign currency exchange gain	206,731	-

Other income (expenses)	(426,231)	(220,721)

Income before income taxes	11,407,608	3,809,052

Income taxes	-	1,256,987

Net income	11,407,608	2,552,065

Other comprehensive income
Foreign currency translation adjustment	828,171	222,656

Comprehensive income	$12,235,779	$2,774,721

Earnings per share:
- Basic and diluted shares	$1,877	$12,329

Weighted average number of shares outstanding:
- Basic and diluted shares	6,077	207

See accompanying notes to consolidated financial statements

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Share Capital
	Shares outstanding	Amount	Subscription Receivable	Additional paid in capital	Retained Earnings	Accumulated other comprehensive income	Total Shareholders’ Equity

Balance at December 31, 2005	-	$-	$-	$2,724,998	$2,146,772	$-	$4,871,770
Issuance of common stock on December 8, 2006	1,000	650	-	-	-	-	650
Issuance of common stock on December 9, 2006	2,235	1,450	-	-	-	-	1,450
Net income for the year	-	-	-	-	2,552,065	-	2,552,065
Dividend paid to shareholders	-	-	-	-	(971,700)	-	(971,700)
Foreign currency translation difference	-	-	-	-	-	222,656	222,656
Contribution by shareholders during reorganization	-	-	-	1,152,467	-	-	1,152,467

Balance at December 31, 2006	3,235	$2,100	$-	$3,877,465	$3,727,137	$222,656	$7,829,358

Issuance of common stock in exchange for a franchise right	6,645	4,368	-	-	-	-	4,368
Issuance of common stock for reorganization	810	5,670,000	-	(2,493,565)	(2,819,679)	(356,756)	-
Subscription of common stock for reorganization and raising capital	274	1,500,000	-	(1,383,900)	-		116,100
Subscription Receivable	-	-	(1,500,000)	-	-	-	(1,500,000)
Distribution to shareholders during reorganization	-	-	-		(907,458)		(907,458)
Net income for the year	-	-	-	-	11,407,608	-	11,407,608
Foreign currency translation difference	-	-	-	-	-	828,171	828,171

Balance at December 31, 2007	10,964	$7,176,468	$(1,500,000)	$-	$11,407,608	$694,071	$17,778,147

See accompanying notes to consolidated financial statements

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31
	2007	2006
Operating activities
Income for the year	$11,407,608	$2,552,065
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation of property, plant and equipment	780,354	628,331
Amortization of land use right	23,631	22,551
Changes in operating working capital items:
Accounts receivables	(182,089)	(1,841,147)
Inventories	662,667	252,421
Advance to suppliers	144,725	21,122
Other current assets	400,531	(385,374)
Accounts payable	266,079	(1,038,811)
Other tax payable	(1,634,022)	1,313,635
Salaries and staff cost related payable	61,847	178,968
Other current liabilities	305,633	(1,357,095)
Net cash provided by operating activities	12,236,964	346,666

Investing activities
Proceeds from disposal of property, plant and equipment	72,205	-
Acquisition of property, plant and equipment	(3,418,813)	(1,407,377)
Net cash used in investing activities	(3,346,608)	(1,407,377)

Financing activities
Deferred offering costs	(246,121)	-
Repayment of note payable	(262,564)	-
Proceeds from bank loans	262,564	501,134
Increase in due to related parties	325,962	53,613
Released (Deposited) of restricted cash	-	(125,284)
Dividend paid to shareholders	-	(982,293)
Distribution to shareholders during reorganization	(907,458)	(661,097)
Proceeds from issuance of common stock	-	2,100
Net cash used in financing activities	(827,617)	(1,211,827)

Effect of exchange rate changes in cash	731,060	39,244

Net increase (decrease) in cash and cash equivalents	8, 793,799	(2,233,294)

Cash and cash equivalents, beginning of year	2,100	2,235,394

Cash and cash equivalents, end of year	$8,795,899	$2,100

Supplemental disclosure of cash flow information
Cash paid during the year
Interest paid	$99,004	$201,386
Income taxes paid	$-	$1,256,987

Non-cash financing activities
Contribution of non-cash items by shareholders during reorganization	$-	$1,789,829
Issuance of common stock in exchange for a franchise right	4,368	-
Issuance of Common Stock for reorganization	$5,670,000	$-

See accompanying notes to consolidated financial statements

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

1.  Organization and Basis of Preparation of Financial Statements

Soya China Pte. Ltd.

Soya China Pte. Ltd. (formerly known as Yidou Pte Ltd.) (“Soya China” or “the Company”) was incorporated in Singapore on December 8, 2006 under the Singapore Companies Act (“the Act”) as a private limited company under the name of Yidou Pte Ltd.  At the date of incorporation, the Company’s issued and fully paid-up share capital was $650  (S$1,000) comprising 1,000 ordinary shares.  On March 27, 2008, the Company changed its name to Soya China Pte. Ltd..  Soya China was incorporated for the purposes of acquiring the subsidiary company pursuant to a reorganization exercise as described in the following paragraphs.

The immediate and ultimate holding company of the Company is Splendid International Holdings Pte Ltd (“Splendid Singapore”), a company incorporated in Singapore that is wholly-owned by the Company’s Chairman and Chief Executive Officer (“CEO”), Zhao Guangchun.

The principal activity of the Company is that of investment holding.  The principal activities of the subsidiary is the manufacturing and selling of soy bean products in the provinces of Shandong and Hebei in the People’s Republic of China.

The Company was formed through a reorganization exercise (the “Reorganization Exercise”) which involved a series of business combinations.  Pursuant to the Reorganization Exercise, the Company became the holding company of the Group.

The Company was incorporated in Singapore on  December 8, 2006, with an issued and paid up share capital of $650 (S$1,000) divided into 1,000 ordinary shares subscribed by sole subscriber, Tan Chee Peng who is also Non-Executive Director and who nominated to Board by Special Result Limited (“Special BVI”).

Special Result Limited

Special Result Limited (“Special BVI”) is an investment holding company incorporated in British Virgin Islands (“BVI”) and managed by CMIA Capital Partners Pte. Ltd. (“CMIA”), a company incorporated in Singapore (collectively, the “Pre-IPO investor”).

On December 9, 2006, Tan Chee Peng transferred his entire shareholding in the Company to Special BVI.  Special BVI and Becheliv (another BVI-incorporated company affiliated to CMIA) subscribed for an additional 2,235 ordinary share (1,700 and 535 respectively) in the Company respectively at a consideration of $0.63 (S$1.00) per ordinary share.  Further to such subscription, Special BVI and Becheliv held approximately 83.5% and 16.5% of the total and issued paid up share capital of the Company respectively.

On July 31, 2007, Becheliv transferred its entire shareholding in the Company to Bright Strong Investments Limited (“Bright Strong”), an investment holding company incorporated in British Virgin Islands.  Bright Strong is 60%-owned by the Company’s Executive Director and key management personnel, and 40%-owned by Wang Lianhong, a PRC national.

Pursuant to an agreement for sale of the exclusive rights to negotiate with the Jollibean Foods Pte. Ltd. (“Jollibean”), a company incorporated in Singapore and operated the soy bean related food products under brand name of “Jollibean”, for franchise rights to develop the Jollibean franchise and sell Jollibean products in the PRC (“the “Franchise Negotiation Rights”) dated August 27, 2007 entered into between the Company and Splendid Singapore, the Franchise Negotiation Rights, for a cash consideration of  $4,369 (S$6,645).

The cash consideration – equivalent to the costs incurred by Splendid Singapore in securing the Franchise Negotiation Rights and comprising legal expenses incurred in connection therewith by Splendid Singapore – was satisfied by the Company in full by issue and allotment of 6,645 ordinary shares credited as fully paid to Splendid Singapore on August 28, 2007.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

1.  Organization and Basis of Preparation of Financial Statements- - Continued

Further to the foregoing, Special BVI, Splendid Singapore and Bright Strong each held 2,700, 6,645 and 535 ordinary shares respectively, representing approximately 27.3%, 67.3% and 5.4% of the total issued and paid up share capital of the Company respectively.

Shandong Yidou Soybean Products Co., Ltd. ( “Yidou”)

Shandong Yidou Soybean Products Co., Ltd. (“Yidou”), a company incorporated in the PRC which is wholly-owned by the Company’s Chairman and CEO, Zhao Guangchun with a registered and paid-up capital of $2,724,998 (RMB22,000,000).

Yidou subscribed 67% equity interests in Dougongfang in December 2006 by cash and certain fixed assets and then sold almost all of its remaining assets and liabilities to Dougongfang effected on January 1, 2007 as stated below. It ceased its business after it transferred all its business to Dougongfang and was dissolved in 2008. The incorporation and the transfer of the assets was accounted for as a transaction between entities under common control, whereby Dougongfang recognized the assets and liabilities of Yidou at their carrying amounts.

Shandong Soy Bean Process Food Co., Ltd. (“Dougongfang”)

Establishment of the Dougongfang

The subsidiary, Shandong Soy Bean Process Food Co., Ltd (“Dougongfang”) was established in the PRC as a Sino-foreign equity joint venture enterprise on December 28, 2006 pursuant to the Equity Joint Venture Agreement dated December 18, 2006 (“EJV”) entered into between the Company and Shandong Yidou Soybean Products Co., Ltd. (“Yidou’).

Pursuant to the EJV, the Company and Yidou had initially agreed to and had contributed a capital of approximately US$2.6 million and US$4.4 million respectively to the formation of Dougongfang, and owned, on establishment of Dougongfang, equity interest of 37.0% and 63.0% in Dougongfang respectively.

The Company’s capital contribution into Dougongfang was paid in cash whereas Yidou’s capital contribution was satisfied by cash and the transfer of certain assets of Yidou.

Transfer of Relevant Assets, Liabilities & Business

Pursuant to the Assets and Business Transfer Agreement dated January 1, 2007 entered into between Yidou and Dougongfang (the “Assets and Business Transfer Agreement”), Dougongfang acquire the Relevant Assets, Liabilities & Business from Yidou with effect from January 1, 2007 for a net purchase consideration of approximately $8 million (RMB 61 million).  The consideration of the acquisition was arrived at, on a willing buyer and willing seller basis, and was based on the net book value of the assets and liabilities of the Relevant Assets, Liabilities and Business as at December 31, 2006.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

1.  Organization and Basis of Preparation of Financial Statements- - Continued

Transfer of Relevant Assets, Liabilities & Business

Dougongfang did acquire the following assets and liabilities:

Transferred Assets and Liabilities

Accounts receivables	$2,557,175
Advance to suppliers	141,017
Inventory	817,973
Income taxes recoverable	404,476
Property plant & equipment (net)	6,694,842
Accounts payable	(167,567)
Salary payable	(310,176)
Other tax payable	(2,054,646)
Note payable	(255,836)

Net assets transferred to Dougongfang recorded under statements of changes in stockholders' equity	7,827,258

Acquisition of additional equity interests in Dougongfang

On August 28, 2007, Soya China acquired from Yidou an additional 43.0% equity interest in Dougongfang for a cash consideration of approximately US$3,000,000, whereupon Dougongfang became an 80%-owned subsidiary (Sino-foreign contractual joint venture enterprise) of the Company.

Acquisition of remaining equity interests in Dougongfang

On December 29, 2007, Soya China acquired from Yidou the remaining 20.0% equity interests in Dougongfang for a cash consideration of approximately US$1,400,000, whereupon as of December 31, 2007, Dougongfang became a wholly-owned subsidiary of the Company.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

2.  Summary of Significant Accounting Policies

Basis of presentation-  The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The principal activities of the Company and its subsidiaries (“the Company”) consist of manufacturing and selling of soybean products.  All activities of the Company are principally conducted by subsidiaries operating in the PRC.

Principles of consolidation-  The consolidated financial statements include the accounts of Soya China and its wholly-owned subsidiaries (together, “Soya China” or the “Company”). Soya China owns all of the shares of Shandong Soy Bean Process Food Company Limited, a PRC corporation (“Dougongfang”), Dougongfang is the primary operating business of Soya China. Soya China subscribed 37% shareholding on December 28, 2006, further acquired another 43% on August 27, 2007 and the remaining 20% on December 29, 2007.

The acquisition of Dougongfang was completed on December 29, 2007 through the contribution of the stock of Dougongfang to Soya China by Mr Zhao, through Yidou China (“Yidou”). This transaction was considered a reorganization of entities under common control since both Dougongfang and Soya China were under the common control of Mr. Zhao prior to the reorganization. Prior to the reorganization, Mr. Zhao controlled 63% of the outstanding common stock of Dougongfang and approximately 63% of the outstanding common stock of Soya China.
In accordance with the accounting guidance under Emerging Issues Task Force Issue No. 90-5, “Exchanges of Ownership Interests Between Entities Under Common Control” and Appendix D of Statement of Financial Accounting Standards No. 141, “Business Combinations,” the acquisition of Dougongfang is accounted for in a manner similar to a pooling of interests which means that the historical basis of the net assets of Dougongfang are combined with those of Soya China. As a result of this reorganization, Dougongfang is consolidated with Soya China.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents- Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Restricted Cash- Deposits in banks pledged as securities for note payable (Note 9) that are restricted in use are classified as restricted cash under current assets.

Inventory- Inventory is stated at the lower of cost or market value. Raw materials determined by the weighted average method.  Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Trade accounts receivable- Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. Based on management's assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization losses on balances outstanding at year-end will be immaterial.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

2.	Summary of Significant Accounting Policies – Continued

Property, plant and equipment- Property, plant and equipment are stated at cost including the cost of improvements.  Maintenance and repairs are charged to expense as incurred.  Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use.  Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Plant and buildings	5 to 20 years
Equipment	7 years
Motor vehicles	5 years
Furniture and fixtures	5 years

Valuation of long-lived assets- The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review.  The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value.  In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset.  Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.  Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Fair value of financial instruments- For certain of the Company’s financial instruments, including cash and cash equivalents, trade receivables and payables, prepaid expenses, deposits and other current assets, short-term bank borrowings, and other payables and accruals, the carrying amounts approximate fair values due to their short maturities.

Revenue recognition- Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to and accepted by its customers, the price is fixed or determinable as stated on the sales contract, and collectibility is reasonably assured.  Customers do not have a general right of return on products shipped. Products returns to the Company were insignificant during past years.  There are no post-shipment obligations, price protection and bill and hold arrangements.

Cost of goods sold - Cost of goods sold consists primarily of the costs of the raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process of the soybean products.

Shipping and handling cost- Shipping and handling costs are recorded in selling and distribution expenses as incurred. During the years ended December 31, 2007 and 2006 shipping and handling costs were $3,144,608 and $1,009,878 respectively.

Advertising and promotion expenses - Advertising and promotion expenses include advertising expenses and promotion product expenses. Adverting and promotion expenses were approximately $159,759 and $171,060 for the years ended December 31, 2007 and 2006 respectively, and have been included as part of selling and distribution expenses.

Comprehensive income- Accumulated other comprehensive income represents foreign currency translation adjustments.

Income taxes-Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes.  Any tax paid by subsidiaries during the year is recorded.  Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date.  Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end.

A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

2.  Summary of Significant Accounting Policies - Continued

Related parties - Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Foreign currency translation- The consolidated financial statements of the Company are presented in United States Dollars (“US$”).  Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates.  Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date.  All transaction differences are recorded in the income statement.

The Company in Singapore has its local currency, Singapore dollar (“S$”), as its functional currency.  On consolidation, the financial statements of the Company are translated from S$ into US$ in accordance with SFAS No. 52, "Foreign Currency Translation".  Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years.

The Company’s subsidiaries in the PRC have their local currency, Renminbi (“RMB”), as their functional currency.  On consolidation, the financial statements of the Company’s subsidiaries in PRC are translated from RMB into US$ in accordance with SFAS No. 52, "Foreign Currency Translation".  Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years.

RMB is not a fully convertible currency.  All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand.  Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

December 31, 2007
Balance sheet	S$ 1.4467 to US$1.00
Statement of income and comprehensive income	S$ 1.5072 to US$1.00
Balance sheet	RMB7.3141 to US$1.00
Statement of income and comprehensive income	RMB7.6172 to US$1.00

December 31, 2006
Balance sheet	S$ 1.5346 to US$1.00
Statement of income and comprehensive income	S$ 1.5894 to US$1.00
Balance sheet	RMB7.8175 to US$1.00
Statement of income and comprehensive income	RMB7.9819 to US$1.00

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies.  The exchange rate of the US$ against the RMB was adjusted from approximately RMB 8.28 per US$ to approximately RMB 8.11 per US$ on July 21, 2005.  Since then, the PBOC administers and regulates the exchange rate of US$ against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Post-retirement and post- employment benefits - The Company makes contribution to the Central Provident Fund (“CPF”) Scheme in Singapore, a defined contribution fund.  The Company’s Chinese subsidiaries in PRC contribute to a state pension scheme in respect of its PRC employees.  Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

Basic Income/Loss Per Common Share- The computation of income / loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share.”

2. Summary of Significant Accounting Policies – Continued

Use of estimates- The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, other receivables, inventories, deferred income taxes, and the estimation on useful lives of property, plant and equipment.

Significant Estimates Relating to Specific Financial Statement Accounts and Transactions Are Identified- The most significant estimates relate to allowance for uncollectible accounts receivable, inventory work in process valuation and obsolescence, depreciation, useful lives, taxes, and contingencies.  These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

3.  Recent Changes in Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 establishes a common definition for fair value to be applied to US GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for the Company’s 2008 fiscal year. The adoption of the provisions of SFAS 157 related to financial assets and liabilities, and other assets and liabilities that are carried at fair value on a recurring basis is not anticipated to materially impact the Company’s consolidated financial position, results of operations and cash flows.  The FASB provided for a one-year deferral of the provisions of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis. The Company does not expect the adoption of SFAS 157 to have a material effect on the Company’s consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of fiscal year 2008.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS Statement No. 157.  The Company is currently evaluating the impact of SFAS No. 159 on its consolidated financial statements and is not expected to have material impact on the Company’s financial position, results of operations and cash flows.

In December 2007, FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS No. 141R”).  The objective of SFAS No. 141R is to improve the relevance, presentational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.  SFAS No. 141R is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and is required to be adopted by the Company in the first quarter of fiscal year 2009.  The Company is evaluating the impact, if any, of the adoption of SFAS No. 141R.  The impact will depend on future acquisitions.  It is not expected to have material impact on the Company’s financial position, results of operations and cash flows.

In December 2007, FASB issued SFAS No. 160 “Non-controlling Interest in Consolidated Financial Statements”. SFAS No. 160 amends Accounting Research Bulletin No.51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS No. 160 defines “a non-controlling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent”.  The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and is required to be adopted by the Company in the first quarter of fiscal year 2009.  The Company is evaluating the impact, if any, of the adoption of SFAS No. 160.  It is not expected to have material impact on the Company’s financial position, results of operations and cash flows.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

3.  Recent Changes in Accounting Standards - Continued

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities amendment of FASB Statement No. 133” (“SFAS 161”).  This statement changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures stating how and why an entity uses derivative instruments; how derivatives and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and its related interpretations; and how derivative instruments and related hedge items affect an entity’s financial position, financial performance and cash flows.  SFAS 161 is effective in fiscal years beginning after November 15, 2008 and is required to be adopted by the Company in the first quarter of fiscal year 2009.  The Company does not expect the adoption of SFAS 161 will have a material impact on the Company’s disclosures.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of FSP 142-3 will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities. SFAS No. 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Company does not anticipate that the provisions of SFAS No. 162 will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In May 2008, the FASB issued FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) ("FSP 14-1"). FSP 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The FSP includes guidance that convertible debt instruments that may be settled in cash upon conversion should be separated between the liability and equity components, with each component being accounted for in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods. FSP 14-1 is not currently applicable to the Company since the Company does not have convertible debt.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60 (SFAS 163). This statement clarifies accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. SFAS 163 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2008. Because the Company does not issue financial guarantee insurance contracts, the Company does not expect the adoption of this standard to have an effect on our financial position or results of operations.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

4.  Cash and Cash Equivalents

Cash and cash equivalents are summarized as follows:

	2007	2006

Cash at bank	$8,794,945	$-
Cash on hand	954	2,100

Total	$8,795,899	$2,100

Concentrations of bank balances-  At December 31, 2007, cash at two banks on an individual basis accounted for more than 10% of the Company’s bank balances, with total amounts of $7,908,888 representing 94% of total cash and cash equivalents in aggregate.  At December 31, 2006, cash at two banks on an individual basis accounted for more than 10% of the Company’s bank balances, with total amounts of $528,854 representing 67% of total cash and cash equivalents in aggregate.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and pledged deposits.  As of December 31, 2007 and 2006, substantially all of the Company’s cash and cash equivalents were held by major banks located in the PRC, which management believes are of high credit quality.

5.  Accounts Receivable

Accounts receivable by major categories are summarized as follows:

	2007	2006

Accounts receivable	$2,922,810	$2,557,175

	2,922,810	2,557,175
Less: allowances for doubtful accounts	-	-
Total	$2,922,810	$2,557,175

Concentrations in accounts receivable - At December 31, 2007 and 2006, no customer accounted for more than 10% of the Company’s accounts receivable.

No allowances for doubtful accounts had been made to the accounts receivables as all customers settled its outstanding amount within 60 days of the sales incurred. Based on historical experience of minimal bad debts write-off, management believes no allowances for doubtful accounts is necessary as of December 31, 2007 and 2006 and all the accounts receivable were settled subsequent to year ended December 31, 2007.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

6.  Inventories

Inventories by major categories are summarized as follows:

	2007	2006

Raw materials	$150,968	$264,303
Packing materials	25,626	300,852
Finished goods	7,548	252,818
	184,142	817,973
Less: allowances for slowing moving items	-	-
Total	$184,142	$817,973

No allowances for slow moving items had been provided as the Company maintains a low level of inventory and a short inventory holding period.  The products of the Company have a short production life cycle and the products are delivered to customer as soon as they are produced.

7. Deferred Offering costs

Deferred offering costs consist of direct costs associated with activities for the reorganization and a series of business combinations.  These deferred offering costs will be set off with fund raising during the business combinations upon completion of the merger which mentioned in Note 27 Subsequent events.

8. Other Current Assets

Other current assets consist of the following:

	2007	2006

Other receivables and prepayments	$15,186	$404,476

Total	$15,186	$404,476

9.Note payable

The Company is requested by certain of its suppliers to settle amounts owed to such suppliers by the issuance of note through banks for which the banks undertake to guarantee the Company’s settlement of these amounts at maturity. This note is interest−free with maturity dates of six months from the date of issuance. As security for the banks’ undertakings, the Company is required to pay the banks’ charges.  Shareholder of Yidou is required to pledge deposits with such banks amounts equal to 50% of the note’s amount at the time of such issuance in 2006. Generally, the deposit will be released when the relevant note payable are repaid upon maturity.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

10.  Property, Plant and Equipment

Property, plant and equipment consist of the following:

	2007	2006
At cost:
Plant and buildings	$4,713,442	$3,736,725
Equipment	4,158,057	2,540,609
Motor vehicles	27,871	13,109
Furniture and fixtures	266,311	130,160

Total	9,165,681	6,420,603

Less: accumulated depreciation	805,857	1,140,986
Construction in progress	287,117	310,012
Net book value	$8,646,941	$5,589,629

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

During the year ended December 31, 2007, depreciation expenses amounted to $780,354, among which $558,031, $15,535 and $206,788 were recorded as cost of sales, selling expense and administrative expense respectively. The accumulated depreciation as December 31, 2007 represents the accumulated depreciation of the property, plant and equipment of  Dougongfang and the assets on the books of Dougongfang transferred from Yidou at Yidou’s net book value on January 1, 2007.

During the year ended December 31, 2006, depreciation expenses amounted to $628,331 which related to Yidou among which $451,877, $4,961and $ 171,493 were recorded as cost of sales, selling expense and administrative expense respectively. The accumulated depreciation as December 31, 2006 represents the accumulated depreciation of Yidou.

Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use. Construction in progress on December 31, 2007 represents factory not yet put to use by the Company under construction. The imputed interest for the construction in progress is not significant to capitalized in the cost of construction in progress as at December 31, 2007 and 2006.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

11.  Land Use Right

	2007	2006

Land Use Rights	$1,181,280	$1,128,238
Less: accumulated amortization	24,610	23,025

Land Use Rights, Net	$1,156,670	$1,105,213

The Company obtained the right from the relevant PRC land authority for periods of 50 years to use the lands on which the production facilities and warehouses of the Company are situated.

During the years ended December 31, 2007 and 2006, amortization amounted to $23,631 and $22,551 respectively.

The accumulated amortization as December 31, 2007 represents the accumulated amortization of the land use right of  Dougongfang and the land use right on the books of Dougongfang transferred from Yidou at Yidou’s net book value on January 1, 2007.

The accumulated amortization as December 31, 2006 represents the accumulated amortization of Yidou .

As of December 31, 2006, buildings and land use right with net book value of $1,170,576 and $245,603 were pledged to secure certain bank loans respectively (note 16).

The estimated aggregate amortization expenses for land use right for the five succeeding years is as follows :-

Year
2008	$23,631
2009	23,631
2010	23,631
2011	23,631
2012	23,631

$118,155

12.  Other Tax Payables

Other tax payables consist of the following:

	2007	2006

Value added tax payable	$494,323	$2,054,646

Total	$494,323	$2,054,646

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

13.  Salaries and staff cost related payable

Salaries and staff cost related payable consist of the following:

	2007	2006

Salaries payable	$62,351	$-
Staff welfare payable	286,804	310,176

	$349,155	$310,176

14. Due to related parties

Due to related parties consist of the following:

	2007	2006

Due to ex-shareholder	$1,723,657	$-
Due to shareholder	538,051	-

	$2,261,708	$-

The amounts due to related parties are unsecured, interest free and have no fixed repayment date.  These loans are used for working capital purposes.

15.  Other Current Liabilities

Other current liabilities consist of the following:

	2007	2006

Accrued expenses	$227,682	$-
Advance from customers	137,399	-

Total	$365,081	$-

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

16.  Short-Term Loans

The short-term loans are denominated in Chinese Renminbi and are presented in US dollars as follows:

	2007	2006
Loans repayable within one year
Loans from Ling Xian Rural Credit of Cooperative (Ling Xian Branch) interest rate at 12.15% per annum, due from November 28, 2007 to September 28, 2008 , secured by the related company, Dezhou Huada Industrial Company Limited	273,444	-

Total	$273,444	$-

17.  Related Party Transactions

Names of related parties	Existing relationship with the Company	Transactions

Splendid International Holdings Pte. Ltd.	Shareholder of the company	None
Special Result Limited	Shareholder of the company	None
CMIA Capital Partners Pte. Ltd.	Fund manager of shareholder	None
Bright Strong Investments Limited	Shareholder of the company	None
Dezhou Huada Industrial Company Limited	Common shareholders	Guarantee of the Company’s bank loan

Mr. Zhao Guangchun	A director	Money transfer
Mr. Zhao Benxi	A director	Money transfer

Summary of related party transactions

	2007	2006
Compensation of directors and key management personnel comprises
- Salary	$70,892	$12,431
- Post - employment benefits	3,282	-

	$74,174	$12,431

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

18.  Income Taxes

Singapore

Soya China was incorporated in the Singapore and is subject to Singapore tax law.  No provisions for income taxes have been made as the Company has no taxable income for the years presented.  The applicable income tax rates for the Company for the years ended December 31, 2007 and 2006 are 18%.

PRC

In the fiscal year 2006, Yidou was a domestic enterprise in the PRC and subject to enterprise income tax at 33%, in which 30% for national tax and 3% for local tax, of the assessable profits as reported in the statutory financial statements prepared under China Accounting regulations.

In the fiscal year 2007, Dougongfang, a foreign investment enterprise is fully exempted from PRC enterprise income tax for two years starting from the first profit-making year, follow by a 50% tax exemption for the next three years.

Effective on January 1, 2008, the PRC Enterprise Income Tax Law, or EIT Law, and Implementing Rules impose a unified enterprise income tax rate of 25% on all domestic-invested enterprises and foreign investment enterprises in China, unless they qualify under certain limited exception.

Dougongfang has obtained the approval from tax authorities for exemption from enterprise income tax for the fiscal years 2007 and 2008.  For the following three fiscal years from 2009 to 2011, Dougongfang will be subject to enterprise income tax at rate of 12.5%. From 2012, Dougongfang will be charged on enterprise income tax rate at 25% which is determined by the tax authority afterwards.

On January 1, 2007, the Company adopted FIN 48, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

 Until December 31, 2007, the directors considered that the Company had no uncertain tax positions affected its consolidated financial position and results of operations or cash flow, and will continue to evaluate for the uncertain position in future. There are no estimated interest costs and penalties provided in the Company’s financial statements for the year ended December 31, 2007.

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined  based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting  purposes.  There are no material timing differences and therefore no deferred tax asset or liability at December 31, 2007.  There are no net operating loss carry forwards at December 31, 2007.

The provision for income taxes consists of the following:

	2007	2006
Current tax
- PRC	$-	$1,256,987
- Deferred tax provision	-	-

Total	$-	$1,256,987

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

18.  Income Taxes

A reconciliation between the provision for income taxes computed by applying the statutory tax rate in PRC to income before income taxes and the actual provision for income taxes is as follows:

	2007	2006

Tax calculated at domestic statutory rate	$2,839,745	$1,256,987
Tax holidays and concessions	(2,808,484)	-
Tax effect of revenue not subject to tax	(31,261)	-
	$-	$1,256,987

19. Common Stock

The Company is incorporated in Singapore which has no Preferred  stock, no limit on authorized common stock and  no par value of the common stock. The Company’s common stock transactions are as follows:

The Company issued 1,000 shares of its common stock at $0.65 (S$ 1.00) per shares on December 8, 2006 during the incorporation and the total amount is $650. On December 9, the Company further issued 2,235 shares of its common stock at $0.65 (S$ 1.00) per shares and the total amount is $1,450.

Pursuant to an agreement for sale of the exclusive rights to negotiate with the Jollibean Foods Pte. Ltd. (“Jollibean”), a company incorporated in Singapore and operated the soy bean related food products under brand name of “Jollibean”, for franchise rights to develop the Jollibean franchise and sell Jollibean products in the PRC (“the “Franchise Negotiation Rights”) dated August 27, 2007 entered into between the Company and Splendid Singapore, the Franchise Negotiation Rights, for a cash consideration of  $4,369 (S$6,645).

The cash consideration – equivalent to the costs incurred by Splendid Singapore in securing the Franchise Negotiation Rights and comprising legal expenses incurred in connection therewith by Splendid Singapore – was satisfied by the Company in full by issue and allotment of 6,645 shares of its common stock at $0.65 (S$1.00) credited as fully paid to Splendid Singapore on August 28, 2007 and the total amount is $4,368 which is recorded as intangible assets and write off during the year. No cash inflow of this transactions for the year ended December 31, 2007.

On December 7, 2007, the Company issued 810 shares of its common stock for a cash price of $7,000 per share in conversion of convertible loan of $5,670,000.

The Company secured funding for the capital investments in Dougongfang and preliminary listing expenses from Special BVI in the form of convertible loans of approximately $5,670,000 in aggregate that is payable in two  trenches to the Company pursuant to a convertible loan agreement dated February 14, 2007 entered into between the Company and Special BVI (the “Convertible Loan Agreement”).

These convertible loans extended by Special BVI to the Company were interest-free and were repayable by the Company, at the option of Special BVI in cash or by way of conversion of these convertible loans into fully paid ordinary shares at a conversion price of US$ 7,000 per ordinary share.

On December 30, 2007, the Company issued 274 shares of its common stock at $5,474 per share in total amount of $1,500,000. The amount was recorded as subscription receivable and was fully paid subsequent to the end of December 31, 2007.

The total issued and outstanding of the Company’s common stock as of December 31, 2007 was 10,964 shares and amounting to $7,176,468.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

20.  Commitments and Contingencies

Operating Leases - In the normal course of business, the Company leases retail shops under operating lease agreements. The Company rents retail shops, primarily for regional retail sales to conduct retail sales close to market place and residential areas. The operating lease agreements generally contain renewal options that may be exercised at the Company's discretion after the completion of the base rental terms. In addition, many of the rental agreements provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis. The Company is obligated under operating leases requiring minimum rentals as at December 31, 2008 amounting to $118. The remaining operating lease expired as of December 31, 2007, the Company did not renew the lease agreement  and the leases are on month and month basis.

During the year ended December 2007, rent expenses amounted to $22,025, among which $21,525 and $500 were recorded as selling expense and administrative expense, respectively.

During the year ended December 2006, the Company had not started direct retail sales and there was no rent expenses incurred.

21.  Employee Benefits

The Company contributes to a state pension scheme organized by municipal and provincial governments in respect of its employees in Singapore and  PRC.  The compensation expense related to this plan, which is calculated at a rate of 14.5% and 8% of the average monthly salary in  Singapore and  PRC respectively , was $96,578 and $92,052 for the years ended December 31, 2007 and 2006 respectively.

22. Concentrations, Risks, and Uncertainties

The Company has not experienced any significant concentrations of business with customers greater than 10% of the Company’s sales volume for the year ended December 31, 2007 and 2006. The Company has not experienced any difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

The Company has the following concentrations of business with suppliers constituting greater than 10% of the Company’s purchasing volume:

	2007	2006

Shandong Liangxing Cereals & Oil Company Limited	71%	57%

Dalian Hongbao Packaging Company Limited	-	24%

However, the products supplied by the above suppliers are not the unique products and the Company can replace such suppliers easily.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

23.  Operating Risk

Interest rate risk

The interest rates and terms of repayment of short term loan is disclosed in Note 16.  Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and note and accounts receivable.  The credit risk on cash in bank is limited because the counterparties are recognized financial institutions.  Note and accounts receivable are subjected to credit evaluations.  An allowance has been made for estimated irrecoverable amounts, which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk

Most of the transactions of the Company were settled in RMB.  In the opinion of the directors, the Company would not have significant foreign currency risk exposure.

Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in other income (expense), net on the consolidated statements of operations.

Company’s operations are substantially in foreign countries

Substantially all of the Company’s products are manufactured in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007AND 2006

24. Statutory Reserves

The Company’s statutory reserves which are included in retained earnings comprise as follows:

	2007	2006

Statutory reserves	$1,216,284	$-
Statutory surplus reserve	-	468,007

Total	$1,216,284	$468,007

Statutory reserves

Under PRC regulations, Dougongfang may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP.  In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the balance of the reserves reaches 50% of their registered capital.  The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses but maintained at a minimum of 25% of share capital after such usage.

Statutory surplus reserve

Under PRC regulations, Yidou may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP.  In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the balance of the reserves reaches 50% of their registered capital.  The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses but maintained at a minimum of 25% of share capital after such usage.

25. Dividends

For the year ended December 31, 2006, Yidou declared and paid dividends of $971,700 (RMB 7,840,000) in respect of the financial year ended December 31, 2005.

26. Segment Information

No separate analysis of segment information by business or geographical segments is presented as the Company’s major business comprises the manufacture and sale of soybean related products. The Company’s revenue, expenses, results, assets, liabilities and capital expenditure are principally attributable to a single geographical region, which is the PRC.

27. Subsequent events

On March 28, 2008, the Company incorporated a new wholly-owned subsidiary in Dezhou, PRC namely Dezhou City Doule Food Company Limited with registered and paid up capital of $20,000.

On September 24, 2008, the Company signed the letter of intent of merging with a SPV, which is listed in Amex.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Soya China Pte. Ltd. and Subsidiaries
Singapore

We have reviewed the condensed consolidated balance sheet of Soya China Pte. Ltd. and Subsidiaries as of September 30, 2008, and the related condensed consolidated statements of income and comprehensive income, and cash flows for the nine-month periods ended September 30, 2008 and 2007. These condensed consolidated financial statements are the responsibility of the company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim, consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Soya China Pte. Ltd. and Subsidiaries as of December 31, 2007 (presented herein), and the related statements of income and comprehensive income, and cash flows for the year then ended (not presented herein); and in our report dated   December 18, 2008, we expressed an unqualified opinion on those financial statements.  In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 2007, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Rotenberg & Co. LLP

Rotenberg & Co, LLP
Rochester, New York
  December 22, 2008

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$21,456,067	$8,795,899
Accounts receivable, net	4,338,255	2,922,810
Inventories	348,904	184,142
Deferred offering costs	767,799	256,414
Advance to suppliers	1,018,045	-
Other current assets	40,518	15,186

Total current assets	27,969,588	12,174,451

Property, plant and equipment, net	8,252,652	8,646,941
Land use right, net	1,401,819	1,156,670

Total assets	$37,624,059	$21,978,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$628,861	$456,204
Other tax payable	635,601	494,323
Salaries and staff cost related payable	410,958	349,155
Due to related parties	672,335	2,261,708
Other current liabilities	759,275	365,081
Short term loans	2,188,152	273,444

Total liabilities	5,295,182	4,199,915

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Common Stock (unlimited authorized shares, no par value, 10,964 shares issued and outstanding on September 30, 2008 and December 31, 2007)	7,176,468	7,176,468
Subscription receivable	-	(1,500,000)
Retained earnings	22,939,977	11,407,608
Accumulated other comprehensive income	2,212,432	694,071

Total stockholders’ equity	32,328,877	17,778,147

Total liabilities and stockholders’ equity	$37,624,059	$21,978,062

See accompanying notes to condensed consolidated financial statements

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Nine Months Ended
	September 30
	2008	2007

Revenue	$45,394,341	$28,565,757

Cost of sales	26,743,313	17,002,871

Gross profit	18,651,028	11,562,886
Operating expenses
Salaries	486,523	322,594
Sales commission	1,571,603	51,301
Shipping and handling cost	3,007,735	2,230,340
Other selling, general and administrative expenses	1,839,035	715,276

Total operating expenses	6,904,896	3,319,511

Operating profit	11,746,132	8,243,375

Other income and (expenses)
Reorganization cost	-	(544,902)
Other expenses	(143,735)	(4,471)
Other income	730	93,960
Interest expenses	(70,758)	(94,943)

Other income (expenses)	(213,763)	(550,356)

Income before income taxes	11,532,369	7,693,019

Income taxes	-	-

Net income	11,532,369	7,693,019

Other comprehensive income
Foreign currency translation adjustment	1,518,361	307,528

Comprehensive income	$13,050,730	$8,000,547

Earnings per share:
- Basic and diluted shares	$1,052	$1,630

Weighted average number of shares outstanding:
- Basic and diluted shares	10,964	4,720

See accompanying notes to condensed consolidated financial statements

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
	September 30
	2008	2007
Operating activities
Income for the period	$11,532,369	$7,693,019
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Loss on disposal of fixed assets	113,710	-
Depreciation of property, plant and equipment	899,086	413,822
Amortization of land use right	20,942	17,588
Changes in operating working capital items:
Accounts receivables	(1,194,687)	(116,965)
Inventories	(149,301)	814,476
Advance to suppliers	(997,134)	143,621
Other current assets	1,970	607,434
Accounts payable	139,190	(170,661)
Other tax payable	105,958	(1,716,962)
Salaries and staff cost related payable	(11,251)	(315,904)
Other current liabilities	411,103	213,303
Net cash provided by operating activities	10,871,955	7,582,771

Investing activities
Acquisition of property, plant and equipment	(244,720)	(864,744)
Net cash (used in) provided by investing activities	(244,720)	(864,744)

Financing activities
Payment from deferred offering costs	(522,941)	-
Repayment of note payable	-	(260,561)
Proceeds from bank loans	1,857,445	-
(Decrease) Increase in due to related parties	(354,760)	3,973,276
Increase in due from related parties	(27,073)	-
Capital contribution	242,957	-
Net cash provided by financing activities	1,195,628	3,712,715

Effect of exchange rate changes in cash	837,305	225,855

Net increase in cash and cash equivalents	12,660,168	10,656,597

Cash and cash equivalents, beginning of period	8,795,899	2,100

Cash and cash equivalents, end of period	$21,456,067	$10,658,697

Supplemental disclosure of cash flow information
Cash paid during the period
Interest paid	$139,104	$103,931
Income taxes paid	$-	$-

Non-cash financing activities
Issuance of common stock in exchange for a franchise right	$-	$4,368

See accompanying notes to consolidated financial statements

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

1.  Organization and Principal Activities

Soya China Pte. Ltd. (formerly known as Yidou Pte Ltd.) (“Soya China” or “the Company”) was incorporated in Singapore on December 8, 2006 under the Singapore Companies Act (“the Act”) as a private limited company under the name of Yidou Pte Ltd. On March 27, 2008, the Company changed its name to Soya China Pte. Ltd.  Soya China was incorporated for the purposes of acquiring the subsidiary company pursuant to a reorganization exercise.

The subsidiary, Shandong Soy Bean Process Food Co., Ltd (“Dougongfang”) was established in the PRC as a Sino-foreign equity joint venture enterprise on December 28, 2006 and this is the only operating subsidiary of Soya China. Soya China acquired 100% shareholding of interest through a series of reorganization exercise during the year of 2007.

The principal activities of the Dougongfang is the manufacturing and selling of soy bean products in the provinces of Shandong and Hebei in the People’s Republic of China.

On March 28, 2008, the Company incorporated a new wholly-owned subsidiary in Dezhou, PRC namely Dezhou City Doule Food Company Limited (“Doule”) with registered and paid up capital of $20,000. Doule has not been commenced business.

On September 24, 2008, the Company signed the letter of intent of merging with a SPV which is listed in Amex.

2.  Basis of Preparation of Financial Statements

The Company is responsible for the unaudited consolidated financial statements included in this document, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operating results.  The Company prepared these statement following the requirements of the U.S. Securities and Exchange Commission (the “SEC”) for interim reporting.  As permitted under those rules, the Company omitted certain footnotes or other financial information that are normally required by GAAP for annual financial statements.  These statements should be read in combination with the consolidated financial statements for the fiscal year ended December 31, 2007.

These statements include the accounts of the Company and its subsidiaries.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Revenues, expenses, assets and liabilities can vary during each quarter of the year.  Therefore, the results and trends in these interim financial statements may not be the same as those for the full year.

3.  Recent Changes in Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 establishes a common definition for fair value to be applied to US GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for the Company’s 2008 fiscal year. The adoption of the provisions of SFAS 157 related to financial assets and liabilities, and other assets and liabilities that are carried at fair value on a recurring basis is not materially impact the Company’s consolidated financial position, results of operations and cash flows.  The FASB provided for a one-year deferral of the provisions of SFAS 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis. The Company does not expect the adoption of SFAS 157 to have a material effect on the Company’s consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007 and is required to be adopted by the Company in the first quarter of fiscal year 2008.  The Company is currently evaluating the impact of SFAS No. 159 on its consolidated financial statements and is not expected to have material impact on the Company’s financial position, results of operations and cash flows.

3.  Recent Changes in Accounting Standards - Continued

In December 2007, FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS No. 141R”).  The objective of SFAS No. 141R is to improve the relevance, presentational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.  SFAS No. 141R is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and is required to be adopted by the Company in the first quarter of fiscal year 2009.  The Company is evaluating the impact, if any, of the adoption of SFAS No. 141R.  The impact will depend on future acquisitions.  It is not expected to have material impact on the Company’s financial position, results of operations and cash flows.

In December 2007, FASB issued SFAS No. 160 “Non-controlling Interest in Consolidated Financial Statements”. SFAS No. 160 amends Accounting Research Bulletin No.51, Consolidated Financial Statements, to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS No. 160 defines “a non-controlling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent”.  The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and is required to be adopted by the Company in the first quarter of fiscal year 2009.  The Company is evaluating the impact, if any, of the adoption of SFAS No. 160.  It is not expected to have material impact on the Company’s financial position, results of operations and cash flows.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities amendment of FASB Statement No. 133” (“SFAS 161”).  This statement changes the disclosure requirements for derivative instruments and hedging activities.  Entities are required to provide enhanced disclosures stating how and why an entity uses derivative instruments; how derivatives and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and its related interpretations; and how derivative instruments and related hedge items affect an entity’s financial position, financial performance and cash flows.  SFAS 161 is effective in fiscal years beginning after November 15, 2008 and is required to be adopted by the Company in the first quarter of fiscal year 2009.  The Company does not expect the adoption of SFAS 161 will have a material impact on the Company’s disclosures.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets”, (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of FSP 142-3 will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities. SFAS No. 162 is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Company does not anticipate that the provisions of SFAS No. 162 will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In May 2008, the FASB issued FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) ("FSP 14-1"). FSP 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. The FSP includes guidance that convertible debt instruments that may be settled in cash upon conversion should be separated between the liability and equity components, with each component being accounted for in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods. FSP 14-1 is not currently applicable to the Company since the Company does not have convertible debt.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60 (SFAS 163). This statement clarifies accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. SFAS 163 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2008. Because the Company does not issue financial guarantee insurance contracts, the Company does not expect the adoption of this standard to have an effect on our financial position or results of operations.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

4.  Cash and Cash Equivalents

Cash and cash equivalents are summarized as follows:

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
Cash at bank	$21,454,696	$8,794,945
Cash on hand	1,371	954

Total	$21,456,067	$8,795,899

Concentrations of bank balances-  At September 30, 2008, cash at two banks on an individual basis accounted for more than 10% of the Company’s bank balances, with total amounts of $19,208,144 representing 90% of total cash and cash equivalents in aggregate.  At December 31, 2007, cash at two banks on an individual basis accounted for more than 10% of the Company’s bank balances, with total amounts of $7,908,888 representing 94% of total cash and cash equivalents in aggregate.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and pledged deposits.  As of September 30, 2008 and December 31, 2007, substantially all of the Company’s cash and cash equivalents were held by major banks located in the PRC, which management believes are of high credit quality.

5.  Accounts Receivable

Accounts receivable by major categories are summarized as follows:

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
Accounts receivable	$4,338,255	$2,922,810
Less: allowances for doubtful accounts	-	-
Total	$4,338,255	$2,922,810

Concentrations in accounts receivable - At September 30, 2008 and December 31, 2007, no customer accounted for more than 10% of the Company’s accounts receivable.

No allowances for doubtful accounts had been made to the accounts receivables as all customers settled its outstanding amount within 60 days of the sales incurred. Based on historical experience of minimal bad debts write-off, management believes no allowances for doubtful accounts is necessary as of September 30, 2008 and December 31, 2007 and all the accounts receivable as at September 30, 2008 and December 31, 2007 were settled subsequent to nine months ended September 30, 2008.

6.  Inventories

Inventories by major categories are summarized as follows:

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
Raw materials	$187,079	$150,968
Packaging materials	135,182	25,626
Finished goods	26,643	7,548
	348,904	184,142
Less: allowances for slowing moving items	-	-
Total	$348,904	$184,142

No allowances for slow moving items had been provided as the Company maintains a low level of inventory and a short inventory holding period.  The products of the Company have a short production life cycle and the products are delivered to customer as soon as they are produced.

7. Deferred Offering costs

Deferred offering costs consist of direct costs associated with activities for the reorganization and a series of business combinations.  These deferred offering costs will be set off with proceeds form fund raising upon completion of the business combinations.

In October 2008, the Company withdrew the application to Singapore Stock Exchange.  The Company will write off the deferred offering costs related to listing in Singapore Stock Exchange at the year ended December 31, 2008.

8. Advance to suppliers

Advance to suppliers consist of the following:

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
Advance to suppliers	$1,018,045	$-

The advance to suppliers are the deposit for purchasing products and are no interest bearing.

9.  Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
At cost:
Plant and buildings	$5,145,642	$4,713,442
Equipment	4,436,469	4,158,057
Motor vehicles	90,506	27,871
Furniture and fixtures	284,143	266,311
Total	9,956,760	9,165,681

Less: accumulated depreciation and amortization	1,704,108	805,857
Construction in progress	-	287,117
Net book value	$8,252,652	$8,646,941

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

As of  September 30, 2008, buildings with net book value of $2,627,241 were pledged to secure certain bank loan (note 15).

During the nine months ended September 30, 2008, depreciation expenses amounted to $899,086, among which $628,702, $21,860 and $248,524 were recorded as cost of sales, selling expense and administrative expense respectively.

During the nine months ended September 30, 2007, depreciation expenses amounted to $413,822, among which $350,147, $9,950 and $53,725 were recorded as cost of sales, selling expense and administrative expense respectively.

The accumulated depreciation as December 31, 2007 represents the accumulated depreciation of the property, plant and equipment of  Dougongfang and the assets on the books of Dougongfang transferred from Yidou at Yidou’s net book value on January 1, 2007.

Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use. Construction in progress on December 31, 2007 represents factory not yet put to use by the Company under construction. The construction was completed and the factory was put in service in 2008.  The imputed interest for the construction in progress is not significant to capitalized in the cost of construction in progress as at December 31, 2007.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

10.  Land Use Right

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
Right to use land	$1,449,458	$1,181,280
Accumulated amortization	47,639	24,610

Land Use Right, Net	$1,401,819	$1,156,670

The Company obtained the right from the relevant PRC land authority for periods of 50 years to use the lands on which the production facilities and warehouses of the Company are situated.

Amortization amounted to $20,942 and $17,588 during the nine months ended September 30, 2008 and 2007, respectively.

The accumulated amortization as December 31, 2007 represents the accumulated amortization of the land use right of  Dougongfang and the land use right in the books of Dougongfang is transferred by Yidou at Yidou’s net book value on January 1, 2007.

The estimated aggregate amortization expenses for land use right for the five succeeding years is as follows :-

Year
2009	$29,687
2010	29,687
2011	29,687
2012	29,687
2013	29,687

$148,435

11.  Other Tax Payables

Other tax payables consist of the following:

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
Value added tax payable	$635,601	$494,323

Total	$635,601	$494,323

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

12.  Salaries and staff cost related payable

Salaries and staff cost related payable consist of the following:
	September 30	December 31
	2008	2007
	(unaudited)	(audited)
Salaries payable	$80,670	$62,351
Staff welfare payable	330,288	286,804

	$410,958	$349,155

13. Due to related parties

Due to related parties consist of the following:

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
Due to ex-shareholder	$-	$1,723,657
Due to shareholder	672,335	538,051

	$672,335	$2,261,708

The amounts due to related parties are unsecured, interest free and have no fixed repayment date.  These loans are used for working capital purposes.

14.  Other Current Liabilities

Other current liabilities consist of the following:

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
Accrued expenses	$312,636	$227,682
Advance from customers	446,639	137,399

Total	$759,275	$365,081

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

15.  Short-Term Loans

The short-term loans are denominated in Chinese Renminbi and are presented in US dollars as follows:

	September 30	December 31
	2008	2007
Loans repayable within one year	(unaudited)	(audited)
Loans from Ling Xian Rural Credit of Cooperative (Ling Xian Branch) interest rate at 12.15% per annum, due from November 28, 2007 to September 28, 2008 , secured by the related company, Dezhou Huada Industrial Company Limited	$-	$273,444

Loans from Commercial Bank (Tin Dong branch) interest rate at 12.1% per annum, due from April 2, 2008 to April 2, 2009, secured by buildings	1,604,644	-

Loans from Ling Xian Rural Credit of Cooperative (Ling Xian Branch) interest rate at 12.1% per annum, due from October 16, 2008 to October 16, 2009 , secured by the related company, Dezhou Huada Industrial Company Limited	291,754	-

Loans from Commercial Bank interest rate at 12.1% per annum, due from April 2, 2008 to April 2, 2009, secured by Shandong Min Xin Guarantee Holdings Limited	291,754	-

Total	$2,188,152	$273,444

16.  Related Party Transactions

Names of related parties	Existing relationship with the Company	Transactions

Splendid International Holdings Pte. Ltd.	Shareholder of the company	None
Special Result Limited	Shareholder of the company	None
CMIA Capital Partners Pte. Ltd.	Fund manager of shareholder	None
Bright Strong Investments Limited	Shareholder of the company	None
Dezhou Huada Industrial Company Limited	Common shareholders	Guarantee of the Company’s bank loan

Mr. Zhao Guangchun	A director	Money transfer
Mr. Zhao Benxi	A director	Money transfer

16.  Related Party Transactions – continued

Summary of related party transactions

	Nine months ended September 30
	2008	2007
	(unaudited)	(unaudited)
Compensation of directors and key management personnel comprises
- Salary	$87,760	$19,575
- Housing benefits	28,176	-
- Post - employment benefits	-	-

	$115,936	$19,575

17.  Income Taxes

Singapore

Soya China was incorporated in the Singapore and is subject to Singapore tax law.  No provisions for income taxes have been made as the Company has no taxable income for the years presented.  The applicable income tax rates for the Company for the nine months ended September 30, 2008 and 2007 are 18%.

PRC

In the fiscal year 2006, Yidou was a domestic enterprise in the PRC and subject to enterprise income tax at 33%, in which 30% for national tax and 3% for local tax, of the assessable profits as reported in the statutory financial statements prepared under China Accounting regulations.

In the fiscal year 2007, Dougongfang, a foreign investment enterprise is fully exempted from PRC enterprise income tax for two years starting from the first profit-making year, follow by a 50% tax exemption for the next three years.

Effective on January 1, 2008, the PRC Enterprise Income Tax Law, or EIT Law, and Implementing Rules impose a unified enterprise income tax rate of 25% on all domestic-invested enterprises and foreign investment enterprises in China, unless they qualify under certain limited exception.

Dougongfang has obtained the approval from tax authorities for exemption from enterprise income tax for the fiscal years 2007 and 2008.  For the following three fiscal years from 2009 to 2011, Dougongfang will be subject to enterprise income tax at rate of 12.5%. From 2012, Dougongfang will be charged on enterprise income tax rate at 25% which is determined by the tax authority afterwards.

On January 1, 2007, the Company adopted FIN 48, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

Until September 30, 2008, the directors considered that the Company had no uncertain tax positions affected its consolidated financial position and results of operations or cash flow, and will continue to evaluate for the uncertain position in future. There are no estimated interest costs and penalties provided in the Company’s financial statements for the nine months ended September 30, 2008.

17.  Income Taxes – Continued

The Company uses the asset and liability method, where deferred tax assets and liabilities are determined  based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting  purposes.  There are no material timing differences and therefore no deferred tax asset or liability at September 30, 2008.  There are no net operating loss carry forwards at September 30, 2008.

The provision for income taxes consists of the following:

Nine months ended
September 30
	2008	2007
	(unaudited)	(unaudited)
Current tax
- PRC	$-	$-
- Deferral tax provision	-	-

Total	$-	$-

A reconciliation between the provision for income taxes computed by applying the statutory tax rate in PRC to income before income taxes and the actual provision for income taxes is as follows:

	Nine months ended
	September 30
	2008	2007
	(unaudited)	(unaudited)
Tax calculated at domestic statutory rate	$2,893,757	$2,706,090
Tax holidays and concessions	(2,921,223)	(2,706,090)
Tax effect of loss	27,466	-
	$-	$-

18.  Commitments and Contingencies

Operating Leases - In the normal course of business, the Company leases retail shops under operating lease agreements. The Company rents retail shops, primarily for regional retail sales to conduct retail sales close to market place and residential areas. The operating lease agreements which are 1 to 2 years lease terms contain renewal options that the Company may exercise at its discretion after the completion of the base rental terms. In addition, many of the rental agreements provide for regular increases to the base rental rate at specified intervals, which usually occur on an annual basis. The remaining operating lease expired as of December 31, 2008, the Company did not renew the lease agreement and the leases are on month and month basis.

The Company is obligated under operating leases requiring minimum rentals as follows:

December 31,

2008	$35,307
2009	102,163
2010	90,018
2011	44,466
Total minimum lease payments	$271,954
.

18.  Commitments and Contingencies – Continued

During the nine months ended September 30, 2008, rent expenses amounted to $17,667, among which  $15,825and $1,842 were recorded as selling expense and administrative expense respectively.

During the nine months ended September 30, 2007, rent expenses amounted to $36,667, among which $6,859 and $29,808 were recorded as selling expense and administrative expense respectively.

19.  Employee Benefits

The Company contributes to a state pension scheme organized by municipal and provincial governments in respect of its employees in Singapore and PRC.  The compensation expense related to this plan, which is calculated at a rate of 14.5% and  8% of the average monthly salary in Singapore and PRC respectively, was $135,651 and $4,546 for the nine months ended September 30, 2008 and 2007 respectively.

20. Concentrations, Risks, and Uncertainties

The Company has not experienced any significant concentrations of business with customers greater than 10% of the Company’s sales volume for the nine months ended September 30, 2008 and the year ended December 31, 2007. The Company has not experienced any difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

The Company has the following concentrations of business with suppliers constituting greater than 10% of the Company’s purchasing volume:

	Nine months ended
	September 30
	2008	2007
	(unaudited)	(unaudited)
Shandong Liangxing Cereals & Oil Co., Ltd	32%	88%
Muling Wanshanquan Puffed Fodder Limited Liability Company	25%	0%
Nenjiang County Dongsheng Cereas & Oil Co., Ltd.	18%	0%

However, the products supplied by the above suppliers are not the unique products and the Company can replace such suppliers easily.

21.  Operating Risk

Interest rate risk

The interest rates and terms of repayment of short term loan is disclosed in Note 15.  Other financial assets and liabilities do not have material interest rate risk.

Credit risk

The Company is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable.  The credit risk on cash in bank is limited because the counterparties are recognized financial institutions.  Bills and accounts receivable are subjected to credit evaluations.  An allowance has been made for estimated irrecoverable amounts, which has been determined by reference to past default experience and the current economic environment.

SOYA CHINA PTE. LTD.
(formerly known as Yidou Pte Ltd.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

21.  Operating Risk– Continued

Foreign currency risk

Most of the transactions of the Company were settled in RMB.  In the opinion of the directors, the Company would not have significant foreign currency risk exposure.

Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in Other income (expense), net on the consolidated statements of operations.

Company’s operations are substantially in foreign countries

Substantially all of the Company’s products are manufactured in China. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

22. Statutory Reserves

The Company’s statutory reserves which are included in retained earnings comprise as follows:

	September 30	December 31
	2008	2007
	(unaudited)	(audited)
Statutory reserves	$1,216,284	$1,216,284
Statutory surplus reserve	-	-

Total	$1,216,284	$1,216,284

Statutory reserves

Under PRC regulations, Dougongfang may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP.  In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the balance of the reserves reaches 50% of their registered capital.  The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses but maintained at a minimum of 25% of share capital after such usage.

Statutory surplus reserve

Under PRC regulations, Yidou may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC GAAP.  In addition, these companies are required to set aside at least 10% of their after-tax net profits each year, if any, to fund the statutory reserves until the balance of the reserves reaches 50% of their registered capital.  The statutory reserves are not distributable in the form of cash dividends to the Company and can be used to make up cumulative prior year losses but maintained at a minimum of 25% of share capital after such usage.

23. Segment Information

No separate analysis of segment information by business or geographical segments is presented as the Company’s major business comprises the manufacture and sale of soybean related products. The Company’s revenue, expenses, results, assets, liabilities and capital expenditure are principally attributable to a single geographical region, which is the PRC.

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

by and among

ALPHA SECURITY GROUP CORPORATION,

SOYA CHINA PTE LTD.,

ALPHA ARIZONA CORP.,

AND

THE SELLING SHAREHOLDERS

Dated as of December 31, 2008

i

ii

iii

iv

v

vi

vii

AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE

This AGREEMENT AND PLAN OF MERGER, CONVERSION AND SHARE EXCHANGE (the “Agreement”) is made and entered into as of December 31, 2008, by and among Alpha Security Group Corporation, a Delaware corporation (including its successors and assigns, the “Parent” OR “Alpha”), Alpha Arizona Corp., an Arizona corporation, and a wholly owned subsidiary of the Parent (“Alpha Arizona”), Soya China Pte. Ltd., a company incorporated in Singapore (including its successors and assigns, the “Company” or “Target”), Splendid International Holdings Pte. Ltd., Bright Strong Investments Limited and Special Result Limited (BVI) (each a “Selling Shareholder,” and together with their successors and assigns from the date hereof until the Business Combination Effective Time (as defined in Section 6.1 below), collectively the “Selling Shareholders”).

BACKGROUND

Parent has formed a wholly owned subsidiary, Alpha Arizona, solely for the purposes of (1) the merger of Parent with and into Alpha Arizona pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), in which Alpha Arizona will be the surviving corporation (the “Merger”), (2) the subsequent conversion of Alpha Arizona into a Bermuda company by a transfer of domicile pursuant to Section 10-226 of the Arizona Revised Statutes (the “ARS”), (3) the registration and continuation of Alpha Arizona as a Bermuda company pursuant to Section 132C of the Bermuda Companies Act 1981 (the “Conversion”) and (4) the Share Exchange (as defined below).  The Bermuda company will be named such name as approved by the Target (“Alpha Bermuda,” and together with Alpha and Alpha Arizona, the “Alpha Parties”).

The boards of directors of each of Alpha and Alpha Arizona have declared this Agreement advisable and approved the Transactions (as defined in Section 6.1), and each of the boards of directors of Alpha and Alpha Arizona has adopted resolutions approving the Merger and providing that (i) each share of common stock of Alpha (“Common Stock”) outstanding immediately prior to the Merger Effective Time (as defined below) (“Alpha Shares”) will be automatically converted at the Merger Effective Time into one share of common stock, par value US$0.0001 per share, of Alpha Arizona (“Alpha Arizona Shares”); and (ii) all Warrants, Underwriter Option and other rights to purchase an Alpha Share (“Alpha Stock Rights,” and together with Alpha Shares, “Alpha Securities”) will be exchanged at the Merger Effective Time for substantially equivalent securities of Alpha Arizona (“Alpha Arizona Stock Rights,” and together with Alpha Arizona Shares, “Alpha Arizona Securities”).

The board of directors of Alpha Arizona has approved the Conversion, upon the terms and subject to the conditions set forth in this Agreement, whereby upon the Conversion Effective Time (as defined below), each outstanding Alpha Arizona Share will be automatically converted into one ordinary share, par value US$0.0001 per share, of Alpha Bermuda (“Alpha Bermuda Shares”) and each Alpha Arizona Stock Right will be automatically converted into equivalent securities of Alpha Bermuda (“Alpha Bermuda Stock Rights,” and together with Alpha Bermuda Shares, “Alpha Bermuda Securities”).

The Selling Shareholders are the direct owners of the number of ordinary shares of the Company appearing opposite their names on Schedule 8.3(b) hereto (all such shares of capital stock to be exchanged under this Agreement are referred to as the “Target Securities”).

The board of directors of Alpha Arizona has and Alpha Bermuda (after the Conversion) will have approved the acquisition of the Target Securities from the Selling Shareholders through a share exchange transaction (the “Share Exchange”), pursuant to which Alpha Bermuda will issue to each of the Selling Shareholders an agreed upon number of Alpha Bermuda Shares and cash in exchange for the Target Securities held by such Selling Shareholder.

The Merger and the Conversion require the affirmative vote of the holders of a majority of the issued and outstanding shares of the Common Stock, and the Share Exchange requires the affirmative vote of the holders of a majority of the shares of Common Stock sold in the IPO voted at the meeting, provided, that the Share Exchange will only proceed if holders of less than 35% of the shares of the Common Stock sold in the IPO exercise their conversion rights (it being understood that such stockholders or shareholders, as applicable, will be the holders of a majority of the issued and outstanding Alpha Arizona Shares that are entitled to vote immediately prior to the Conversion and the holders of a majority of the issued and outstanding Alpha Bermuda Shares that are entitled to vote immediately prior to the Share Exchange, since the Merger, Conversion and Share Exchange shall happen as close to simultaneously as permitted by the applicable Laws).

The Merger, the Conversion and the Share Exchange are part of the same integrated transaction, such that none of the Merger, the Conversion or the Share Exchange shall occur without the other.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.  At the Merger Effective Time (as defined in Section 1.2), Alpha will be merged with and into Alpha Arizona in accordance with Section 253 of the DGCL and this Agreement, and the separate corporate existence of Alpha will thereupon cease.  Alpha Arizona will be the surviving corporation in the Merger.  The Merger will have the effects specified in the DGCL and the ARS.

1.2           Filing of Certificate of Ownership and Merger; Merger Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 16.1, Alpha and Alpha Arizona shall cause (a) a certificate of ownership and merger (the “Certificate of Merger”) meeting the requirements of Section 253 of the DGCL to be properly executed and filed in accordance with the applicable requirements of the DGCL, and (b) articles of merger (the “Articles of Merger”) meeting the requirements of Section 10-1105 of the ARS to be properly executed and filed in accordance with such section. The Merger shall become effective at the time designated in the Certificate of Merger and the Articles of Merger as the effective time of the Merger that the Parties shall have agreed upon and designated (the “Merger Effective Time”).  Notwithstanding the foregoing, the Parties shall designate a time for the Merger Effective Time that will be the later of (A) the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (B) the effective date and time of approval of the Articles of Merger by the Arizona Corporation Commission in accordance with the ARS.

ARTICLE II
CONVERSION

2.1           The Conversion.  The Conversion will take place immediately after the Merger Effective Time.  Subject to the terms and conditions of this Agreement, at the Conversion Effective Time (as defined in Section 2.2 below), Alpha Arizona shall convert to Alpha Bermuda in accordance with this Agreement and shall thereupon continue its existence, without interruption, in the organizational form of a Bermuda exempted company rather than an Arizona corporation.  Alpha Bermuda (sometimes hereinafter referred to as the “Surviving Corporation”) will be the surviving corporation in the Conversion.  The Conversion shall have the effects specified in the relevant sections of the ARS and the Bermuda Companies Act 1981.  The Conversion and the Share Exchange are part of the same integrated transaction, such that neither the Conversion nor the Share Exchange shall occur without the other.

2.2           Registration by Way of Continuation; Conversion Effective Time.  As soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the Closing set forth in Article XIII, if this Agreement shall not have been terminated prior thereto as provided in Section 16.1, Alpha Bermuda shall register by way of continuation as an exempted company under the Bermuda Companies Act 1981 and file the relevant documents with the Arizona Corporation Commission in accordance with the relevant sections of the ARS.  The Conversion shall become effective upon registration by the Registrar of Companies in Bermuda (the “Conversion Effective Time”).

ARTICLE III
CHARTER DOCUMENTS, DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

3.1           Articles of Incorporation of Alpha Arizona.  The Articles of Incorporation of Alpha Arizona in effect immediately prior to the Merger Effective Time shall be the Articles of Incorporation of Alpha Arizona, until duly amended in accordance with applicable Law.

3.2           Bylaws of Alpha Arizona.  The bylaws of Alpha in effect immediately prior to the Merger Effective Time shall be the bylaws of Alpha Arizona, until duly amended in accordance with applicable Law.

3.3           Directors of Alpha Arizona.  The directors of Alpha immediately prior to the Merger Effective Time shall be the directors of Alpha Arizona, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.4           Officers of Alpha Arizona.  The officers of Alpha immediately prior to the Merger Effective Time shall be the officers of Alpha Arizona, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.5           Memorandum of Continuance and Bye-laws of Alpha Bermuda.  The Memorandum of Continuance and Bye-laws of Alpha Bermuda shall be as set forth substantially in the form annexed hereto as Exhibit A.  The Memorandum of Continuance and Bye-laws shall, by resolution of Alpha Arizona shareholder(s) and/or directors, be effective upon the Conversion Effective Time.

3.6           Directors of Alpha Bermuda.  The directors of Alpha Arizona immediately prior to the Conversion Effective Time shall continue as the directors of Alpha Bermuda, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  Notwithstanding the foregoing, commencing on the Closing Date, the board of directors of the Surviving Corporation (the “Combined Board”) shall be established as provided for in Section 11.10 hereof.

3.7           Officers of Alpha Bermuda.  The officers of Alpha Arizona immediately prior to the Conversion Effective Time shall continue as the officers of Alpha Bermuda, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  Notwithstanding the foregoing, commencing on the Closing Date, the officers of Alpha Bermuda shall be appointed by the Combined Board.

ARTICLE IV
CONVERSION AND EXCHANGE OF SECURITIES

4.1           Conversion of Stock in the Merger.  At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a)           Conversion of Alpha Shares.  Each share of Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one validly issued, fully paid and non-assessable Alpha Arizona Share to be delivered by Alpha Arizona in accordance with Section 4.3 below.

(b)           Cancellation of Alpha Arizona Shares Owned by Alpha.  Each issued and outstanding Alpha Arizona Share that is owned by Alpha immediately prior to the Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)           Alpha Stock Rights Become Alpha Arizona Stock Rights.  All Alpha Stock Rights then outstanding shall remain outstanding and shall be assumed by Alpha Arizona and thereafter become Alpha Arizona Stock Rights.  Each Alpha Stock Right by virtue of becoming an Alpha Arizona Stock Right shall be exercisable upon the same terms and conditions as in effect immediately prior to the Merger, except that upon the exercise of such Alpha Arizona Stock Rights, Alpha Arizona Shares shall be issuable in lieu of Alpha Shares.  The number of Alpha Arizona Shares issuable upon the exercise of an Alpha Arizona Stock Right immediately after the Merger Effective Time and the exercise price of each such Alpha Arizona Stock Right shall be the same number of shares and price as in effect immediately prior to the Merger Effective Time.  All Alpha Arizona Stock Rights shall entitle the holder thereof to purchase Alpha Arizona Shares in accordance with the terms of the documents governing the Alpha Arizona Stock Rights.

4.2           Conversion of Securities in the Conversion.  At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the holder of any shares:

(a)           Conversion of Alpha Arizona Shares.  Except as set forth in Section 4.1(b) above, each issued and outstanding Alpha Arizona Share shall be automatically converted into one validly issued, fully paid and non-assessable Alpha Bermuda Share in accordance with Section 4.3.

(b)           Conversion of Alpha Arizona Stock Rights.  All Alpha Arizona Stock Rights then outstanding shall remain outstanding and thereafter be Alpha Bermuda Stock Rights.  Each Alpha Arizona Stock Right by virtue of becoming an Alpha Bermuda Stock Right shall be exercisable upon the same terms and conditions as in effect immediately prior to the Conversion, except that upon the exercise of such Alpha Bermuda Stock Rights, Alpha Bermuda Shares shall be issuable in lieu of Alpha Arizona Shares.  The number of Alpha Bermuda Shares issuable upon the exercise of an Alpha Bermuda Stock Right immediately after the Conversion Effective Time and the exercise price of each such Alpha Bermuda Stock Right shall be the same number of shares and price as in effect immediately prior to the Conversion Effective Time.  All Alpha Bermuda Stock Rights shall entitle the holder thereof to purchase Alpha Bermuda Shares in accordance with the terms of the documents governing the Alpha Bermuda Stock Rights.

4.3           Certificates Representing Alpha Securities.

(a)           From and after the Merger Effective Time, all of the certificates which immediately prior to that time represented outstanding Alpha Securities (the “Certificates”) shall be deemed for all purposes to evidence ownership of, and to represent, the Alpha Arizona Securities into which the Alpha Securities represented by such Certificates have been converted as herein provided.  No certificates for Alpha Arizona Securities will be issued as a result of the Merger and no holder of record of any Certificates shall be entitled to surrender any Certificate for cancellation to Alpha Arizona or its transfer agent in exchange for a certificate representing that number of Alpha Arizona Securities which such holder has the right to receive pursuant to the provisions of this Article IV.  The registered owner on the books and records of Alpha or its transfer agent of any such Certificate shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the Alpha Arizona Securities evidenced by such Certificate as above provided.

(b)           From and after the Conversion Effective Time, all of the outstanding Certificates shall be deemed for all purposes to evidence ownership of, and to represent, the Alpha Bermuda Securities into which the Alpha Arizona Securities represented by such Certificates have been converted as herein provided.  The holders of those Certificates representing Alpha Bermuda Shares shall be entitled to be entered on the register of members of Alpha Bermuda as holders of that number of Alpha Bermuda Shares represented by the Certificates.  The registered owner from time to time entered in the register of members of Alpha Bermuda shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the Alpha Bermuda Securities evidenced by such Certificate as above provided.

(c)           At or after the Merger Effective Time, there shall be no transfers on the stock transfer books of Alpha of the Alpha Securities which were outstanding immediately prior to the Merger Effective Time.  At or after the Conversion Effective Time, there shall be no transfers on the stock transfer books of Alpha Arizona of the Alpha Arizona Securities which were outstanding immediately prior to the Conversion Effective Time.  If, after the Merger Effective Time but prior to the Conversion Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent, the presented Certificates shall be cancelled and exchanged after the Conversion Effective Time for certificates for Alpha Bermuda Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV.  If, after the Conversion Effective Time, Certificates are presented to Alpha Bermuda or its transfer agent, the presented Certificates shall be cancelled and exchanged for certificates for Alpha Bermuda Securities deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article IV.

(d)           Following the Conversion Effective Time, each holder of record of one or more Certificates may, but shall not be required to, surrender any Certificate for cancellation to Alpha Bermuda or its transfer agent, and the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of Alpha Bermuda Securities which such holder will hold pursuant to the provisions of this Article IV and be entitled to be entered on the register of members of Alpha Bermuda as the holder of that number of Alpha Bermuda Shares represented by the Certificate and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Alpha Securities which is not registered in the transfer records of Alpha or a transfer of ownership of Alpha Arizona Securities which is not registered in the transfer records of Alpha Arizona, a certificate representing the proper number of Alpha Bermuda Securities may be issued to such a transferee if the Certificate representing such Alpha Securities or Alpha Arizona Securities is presented to Alpha Bermuda or its transfer agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

4.4           Effect of the Conversion.  At the Conversion Effective Time, the effect of the Conversion shall be as provided in this Agreement and the applicable provisions of ARS and the Companies Act 1981 of Bermuda.  Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Alpha Arizona shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Alpha Bermuda, including any and all agreements, covenants, duties and obligations of Alpha Arizona set forth in this Agreement to be performed after the Closing, and all securities of Alpha Bermuda issued and outstanding as a result of the Conversion under Section 4.2 hereof shall be quoted on the NYSE Alternext US LLC (“Alternext”), or such other public trading market on which the Alpha Bermuda Shares may be trading at such time.

ARTICLE V
SHARE EXCHANGE

5.1           Share Exchange.

(a)           The Share Exchange will take place immediately after the Conversion Effective Time.  Upon the terms and subject to the conditions hereof, at the Closing, each Selling Shareholder shall sell, transfer, convey, assign and deliver to Alpha Bermuda free and clear of all Liens, all of the right, title and interest of such Selling Shareholder in and to the Target Securities appearing opposite the name of such Selling Shareholder set forth below.  In exchange for such Target Securities, Alpha Bermuda shall (A) subject to Section 5.2 sell, issue and deliver to each Selling Shareholder at the Closing the number of Alpha Bermuda Shares (the “Initial Equity Payment”) appearing opposite the name of such Selling Shareholder set forth below:

Shareholder	Company Shares before Business Combination	Alpha Bermuda Shares
Splendid International Holdings Pte. Ltd.	6,645	4,136,492
Bright Strong Investments Limited	535	453,804
Special Result Limited (BVI)	3,784	1,709,704
Total	10,964	6,300,000

plus (B) pay a cash amount at the Closing to each Selling Shareholder determined as follows:

Shareholder	Cash Amount
Splendid International Holdings Pte. Ltd.	$15,000,000
Bright Strong Investments Limited	-
Special Result Limited (BVI)	$15,000,000
Total	30,000,000

plus (C) deliver to each Selling Shareholder the additional consideration, as described in Section 5.3.

5.2           Escrow of Shares.  Concurrent with the Share Exchange, 3.15 million of the Initial Equity Payment (pro rata in proportion to each Selling Shareholder’s distribution of Initial Equity Payment set forth in Section 5.1(a) above) that were to be exchanged pursuant to Section 5.1(a) above (“Escrowed Shares”), accompanied by share transfers duly endorsed in blank, shall be delivered into an escrow account and subject to release pursuant to the terms of an escrow agreement (the “Escrow Agreement”) providing, among other things, as follows:  (i) 50% of the Escrowed Shares will be released to the holders in Section 5.1(a) above, if the Adjusted Net Income for fiscal year 2008 is at least $12.8 million; and (ii) the balance of the Escrowed Shares will be released if the Adjusted Net Income (as defined below) for fiscal year 2009 is at least $17.2 million (collectively, the “Thresholds”).  The Escrow Agreement shall further provide that during the escrow period, the Selling Shareholders shall have the right to vote such shares, but shall have no right to sell, or otherwise transfer them, except in accordance with the Laws of descent or distribution or by operation of law, in which case such transferees will agree to become a party to the Lock-Up Agreement, Escrow Agreement and Voting Agreement.  In the event that either or both of the Thresholds are not attained, the Escrowed Shares for the particular year at issue shall be released from escrow and be repurchased by Alpha Bermuda for an aggregate consideration of US $1.00  and then retired and cancelled.  For purposes of this Agreement, “Adjusted Net Income” means net income as calculated in the preparation of, and disclosed in, Alpha Bermuda’s consolidated audited financial statements (or the Company’s consolidated audited financial statement if the period in question ends prior to the Closing Date) for the period at issue, pursuant to the accounting standard then applicable to Alpha Bermuda, and excluding the following:  (i) any liabilities or deferred liabilities of or related to Parent prior to the Business Combination; (ii) any expenses relating to or resulting from being a company listed on a U.S. stock exchange and subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) any expenses relating to or resulting from any share issuance or cash payments contemplated in this Agreement or pursuant to the capital structure of Parent prior to the Closing Date (including the Deferred Stock Payments, the release of any Escrowed Shares, or the payment of warrant exercise proceeds pursuant to Section 11.5 hereof); (iv) any expenses due to actions required by or contemplated in this Agreement (including the D&O tail insurance that Alpha Bermuda will purchase pursuant to Section 14.1 hereof); provided, however, that the calculation should not exclude the costs of the Employment Agreements; (v) any expenses related to the structuring, negotiation or completion of the transactions contemplated by this Agreement; (vi) any liabilities related to or resulting from any action taken by Alpha to amend its Certificate of Incorporation, including but not limited to U.S. securities law liabilities; and (vii) any liabilities related to or resulting from Alpha’s actions in negotiating potential acquisitions of any company other than the Target. Furthermore, if the Surviving Corporation is materially adversely affected as a direct result of (a) fire or explosion to the Company’s premises (not covered by insurance), or (b) labor dispute with its employees, flood, earthquake, acts of war, terrorism, or civil disturbance within the PRC during fiscal year 2009, and such material adverse effect was the sole and direct cause for the Adjusted Net Income for fiscal year 2009 to not reach the Threshold, the Escrow Agreement shall provide that the remaining Escrowed Shares shall be held in escrow for one more year and if the Threshold for fiscal year 2009 was achieved in fiscal year 2010, the remaining Escrowed Shares shall be released to the Selling Shareholders upon such achievement.

5.3           Deferred Stock Payment. In accordance with this Section 5.3, each Selling Shareholder shall be entitled to receive deferred share payments contingent upon the achievement by Alpha Bermuda of the amounts of Adjusted Net Income set forth below (the “Deferred Stock Payments”):

(a)           an additional 1 million newly issued Alpha Bermuda Shares solely and exclusively upon Alpha Bermuda earning Adjusted Net Income of at least U.S. $19.5 million during the fiscal year ending December 31, 2009, to be allocated among the Selling Shareholders as follows: Splendid International Holdings Pte. Ltd. (63.23%); Bright Strong Investments Limited (6.08%); and Special Result Limited (BVI) (30.69%) (the “Percentage Allocations”).  Subject to Section 5.3(i), the applicable Deferred Stock Payment set forth in this Section 5.3(a) shall be issued and delivered to the Selling Shareholders on or prior to the first anniversary of the Closing.

(b)           an additional 2 million newly issued Alpha Bermuda Shares solely and exclusively upon Alpha Bermuda earning Adjusted Net Income of at least U.S. $26 million during the fiscal year ending December 31, 2010, to be allocated among the Selling Shareholders in accordance with their respective Percentage Allocations.  Subject to Section 5.3(i), the applicable Deferred Stock Payment set forth in this Section 5.3(b) shall be issued and delivered to the Selling Shareholders on or prior to the second anniversary of the Closing.

(c)           an additional 3 million newly issued Alpha Bermuda Shares solely and exclusively upon Alpha Bermuda earning Adjusted Net Income of at least U.S. $34 million during the fiscal year ending December 31, 2011, to be allocated among the Selling Shareholders in accordance with their respective Percentage Allocations.  Subject to Section 5.3(i), the applicable Deferred Stock Payment set forth in this Section 5.3(c) shall be issued and delivered to the Selling Shareholders on or prior to the third anniversary of the Closing.

(d)           Notwithstanding the foregoing, the issuance by Alpha Bermuda of any Deferred Stock Payments shall be contingent upon there being no breach of the Employment Agreements (as defined in Section 11.6 below) that has had or would have a material adverse effect on Alpha Bermuda’s business, taken as a whole.

(e)           All Alpha Bermuda Shares issued pursuant to this Section 5.3 shall be duly authorized, fully paid and nonassessable and issued in compliance with all applicable foreign, federal and state securities laws.

(f)           All Alpha Bermuda Shares issued pursuant to this Section 5.3 shall be subject to any lock-up, voting or similar agreement, including the Lock-Up Agreement, including the restrictions on transfer therein set forth, that each Selling Shareholders may be a party to at the time of its receipt of any Alpha Bermuda Shares hereunder.

(g)           The number of Alpha Bermuda Shares to be issued in this Section 5.3 shall be adjusted for any share subdivision or consolidation, bonus issue, stock split, reverse stock split, stock dividend, reclassification, recapitalization, merger or consolidation or like capital adjustment affecting the Alpha Shares, Alpha Arizona Shares or Alpha Bermuda Shares.

(h)           Objections.

(i)           Deferred Stock Payment Statement.  Within 45 days after the end of each period set forth in Section 5.3(a), (b) and (c), Alpha Bermuda shall prepare and furnish to the Selling Shareholders a calculation of the Adjusted Net Income applicable to such period(each, a “Proposed Deferred Stock Payment Statement” and, in its final and binding form after resolution of any disputes pursuant to Section 5.3(h)(iii), an “Actual Deferred Stock Payment Statement”).

(ii)           The Selling Shareholders shall have a period of 30 days (the “Objection Period”) after delivery of each Proposed Deferred Stock Payment Statement in which to provide written notice to Alpha Bermuda of any objections thereto (the “Objection Notice”), setting forth in detail the basis for such objection.  Such Proposed Deferred Stock Payment Statement shall be deemed to be accepted by the Selling Shareholders, and shall become final and binding on the parties, on the later of the expiration of the Objection Period or the date on which all objections have been resolved by the parties.  If the Selling Shareholders and Alpha Bermuda do not resolve any dispute arising in connection with the calculation of the Proposed Deferred Stock Payment Statement, such dispute shall be resolved in accordance with the procedures set forth in Section 5.3(h)(iii).  Each portion of the Deferred Stock Payment to be issued by Alpha Bermuda shall be issued within five Business Days after the applicable Proposed Deferred Stock Payment Statement has been finalized.

(iii)           Resolution of Disputes.  If Alpha Bermuda and the Selling Shareholders have not been able to resolve a dispute within 30 days after the date of delivery of an Objection Notice (which 30-day period may be extended by written agreement of Alpha Bermuda and the Selling Shareholders), either party may submit such dispute to, and such dispute shall be resolved fully, finally and exclusively through the use of, an independent accounting firm selected by the Combined Board (the “Auditor”).  If the Auditor is not willing to serve as an independent accounting firm for this purpose, then another independent international accounting firm (the “Alternate Accounting Firm”) shall be selected to serve as such by mutual agreement of Alpha Bermuda and the Selling Shareholders.  If Alpha Bermuda and the Selling Shareholders cannot mutually agree on the identity of the Alternate Accounting Firm within 15 days following expiration of the Objection Period, such dispute shall be resolved fully and finally in Singapore by an arbitrator with significant accounting experience selected pursuant to, and an arbitration governed by, the UNCITRAL Arbitration Rules of 1976.  The fees and expenses of the Auditor, the Alternate Accounting Firm or the arbitrator (the “Reviewing Party”) incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by Alpha Bermuda and the Selling Shareholders from the resolution of the dispute.  Any arbitration proceeding shall be commenced within 60 days of the date of delivery of the Objection Notice or such other date as specified by Alpha Bermuda and the Selling Shareholders in writing.  The Reviewing Party shall determine (and written notice thereof shall be given to Alpha Bermuda and the Selling Shareholders) as promptly as practicable, based solely on written submissions detailing the disputed items and forwarded to it, (x) whether the Proposed Deferred Stock Payment Statement, and the resulting Deferred Stock Payment was prepared in accordance with the terms of this Agreement or, alternatively, (y) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Proposed Deferred Stock Payment Statement and/or the resulting Deferred Stock Payment require adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor.  All negotiations pursuant to this Section 5.3(h)(iii) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable foreign and state rules of evidence, and all negotiations, submissions to the Reviewing Party, and arbitration proceedings under this Section 5.3(h)(iii) shall be treated as confidential information.  The Reviewing Party shall be bound by a mutually agreeable confidentiality agreement.  The procedures of this Section 5.3(h)(iii) are exclusive and, except as set forth below, the determination of the Reviewing Party shall be final and binding on the parties.  The decision rendered pursuant to this Section 5.3(h)(iii) may be filed as a judgment in any court of competent jurisdiction.  Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 5.3(h)(iii).  The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Reviewing Party.  Absent such fraud, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement.

(i)           Sale of Alpha Bermuda.  Alpha Bermuda shall cause any subsequent purchaser in a Sale of the Business (as defined below) to execute a written assumption of the obligations of Alpha Bermuda, under the terms and conditions, set forth in this Section 5.3.  For purposes of this Agreement, “Sale of the Business” means any transaction or series of related transactions (whether structured as a stock sale, amalgamation, merger, consolidation, reorganization, asset sale, joint venture or otherwise) which results in the sale or transfer to an unaffiliated third party or group of third parties acting together of (A) all or substantially all of the assets of Alpha Bermuda or (B) beneficial ownership of a majority of the issued and outstanding share capital of Alpha Bermuda.  Alpha Bermuda shall provide prompt written notice to the Selling Shareholders upon the consummation of a Sale of the Business.

ARTICLE VI
THE CLOSING

6.1           Closing.  The Closing (the “Closing” or the “Business Combination Effective Time”) of the Merger, Conversion, Share Exchange (together, the “Business Combination”) and the other transactions contemplated hereby (the “Transactions”) shall take place at the offices of Loeb & Loeb LLP in New York, New York commencing at 9:00 a.m. local time no later than the third Business Day following the satisfaction or waiver of all conditions and obligations of the parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing), or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

6.2           Deliveries of the Parties.  At the Closing, (i) the Selling Shareholders shall deliver to the Alpha Parties certificates representing in the aggregate the right, title and interest in and to all the outstanding Target Securities free and clear of all Liens, (ii) the Selling Shareholders shall deliver to the Alpha Parties a copy of resolutions of the board of directors of each such respective entity authorizing the transfer of such Target Securities owned by it, (iii) the Target shall deliver to the Alpha Parties a duly certified copy of the updated register of members of the Target reflecting the acquisition by Alpha Bermuda of the Target Securities, and (iv) Alpha Bermuda shall deliver to the Selling Shareholders duly certified copies of (a) the register of members of Alpha Bermuda reflecting the issuance of the Initial Equity Payment to the Selling Shareholders; (b) the constitutional documents of Alpha Bermuda including its Certificate of Continuance, Memorandum of Continuance and Bye-laws; (c) the Certificate of Deposit of Memorandum of Increase of Share Capital showing sufficient authorized share capital for the Conversion, Share Exchange and Deferred Stock Payments; (d) the Register of Directors and Officers, and shall also deliver to the Selling Shareholders the cash consideration specified in Section 5.1 above.

6.3           Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by Law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder, severally but not jointly, represents and warrants to the Alpha Parties as of the date hereof and as of the Closing as follows:

7.1           Good Title.  Such Selling Shareholder is the registered and beneficial owner of the Target Securities appearing opposite its name on Schedule 8.3(b) and has good and marketable title to the Target Securities, with the right and authority to sell and deliver such Target Securities.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Alpha Bermuda as the new owner of such Target Securities in the share register of the Target, Alpha Bermuda will receive good title to such Target Securities, free and clear of all Liens.

7.2           Organization and Standing.  Such Selling Shareholder is duly organized, validly existing and in good standing (or such analogous concept as shall be applicable in the relevant jurisdiction) under the Laws of its jurisdiction of incorporation or establishment.

7.3           Authority; Execution and Delivery; Enforceability.  Such Selling Shareholder has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions contemplated hereby and thereby.  The execution and delivery by such Selling Shareholder of this Agreement and the consummation by them of the Transactions have been duly authorized and no other corporate proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions.  All action, corporate and otherwise, necessary to be taken by each such Selling Shareholder to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements and all other agreements and instruments delivered by such Selling Shareholder in connection with the Transactions has been duly and validly taken. This Agreement and the Ancillary Agreements to which any such Selling Shareholder is a party have been duly executed and delivered by such party and constitute the valid, binding, and enforceable obligation of each of them, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.4           No Conflicts.  The execution and delivery of this Agreement or any of the Ancillary Agreements contemplated hereby by such Selling Shareholder and the consummation of the Transactions and compliance with the terms hereof and thereof will not conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any material Lien upon any of the assets and properties of the Target or any of its subsidiaries under any provision of the articles of incorporation or bylaws or corresponding governing documents of the Target or any of its subsidiaries.

7.5         Consents and Approvals.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with (“SellingShareholders’ Required Approvals”) any third party or any Governmental Authority is required to be obtained or made by or with respect to such Selling Shareholder, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than those that are made or obtained by the Closing.

7.6          Access to Information.  Such Selling Shareholder has been supplied with or has had sufficient access to all information, including financial statements and other financial information of Alpha Bermuda.

7.7          Intent; Accredited Investor; Non-U.S. Person.  Such Selling Shareholder has been advised that the offer and sale of Alpha Bermuda Shares has not been registered under the under the Securities Act of 1933, as amended (the “Securities Act”) or any other securities laws and, therefore, may not be resold unless they are registered under the Securities Act and applicable securities laws or unless an exemption from such registration requirements is available.  Such Selling Shareholder has not been formed solely for the purpose of making this investment and is purchasing the Alpha Bermuda Shares to be acquired by it hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof.  Such Selling Shareholder represents that it is either (a) an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act, or (b) not a “U.S. Person” as defined in Rule 902 of Regulation S promulgated under the Securities Act.

7.8          Accuracy of Representations.  Such Selling Shareholder understands that the Alpha Bermuda Shares are being and will be sold in reliance on an exemption from the registration requirements of federal and state securities laws, and that Alpha Bermuda is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Selling Shareholder set forth in this Article VII in order to determine the applicability of such exemptions and the suitability of such Selling Shareholder to purchase the Alpha Bermuda Shares.  The representations, warranties and agreements contained herein are true and correct as of the date hereof and may be relied upon by Alpha Bermuda, and such Selling Shareholder will notify Alpha Bermuda immediately of any material adverse change in any such representations and warranties which may occur prior to the Closing.

7.9          Transfer Restrictions.  All offers and sales of the Alpha Bermuda Shares issued pursuant to Article V above prior to the registration of the Alpha Bermuda Shares under the Securities Act or pursuant to an exemption from registration under the Securities Act shall be made only pursuant to such a registration or such exemption from registration.

7.10         Legends.  Such Selling Shareholder agrees that the certificates representing the Alpha Bermuda Shares issued pursuant to Article V above shall contain a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

7.11        Opinion.  Such Selling Shareholder will not transfer any or all of the Alpha Bermuda Shares issued to such Selling Shareholder pursuant to Article V above absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Selling Shareholder’s Alpha Bermuda Shares, without first providing Alpha Bermuda with an opinion of counsel (which counsel and opinion are reasonably satisfactory to Alpha Bermuda) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

7.12        Restriction on Disposal of Shares.  As a condition to the closing of the transactions contemplated by this Agreement, each Selling Shareholder shall execute a lock-up agreement (the “Lock-Up Agreement”) reasonably agreed to by the Parent and the Selling Shareholders, whereby each shall agree that until the one-year anniversary of the Closing, each Selling Shareholder shall not directly or indirectly offer, sell, contract to sell, gift, exchange, assign, pledge or otherwise encumber or dispose of any Alpha Bermuda Shares received by such Selling Shareholder in connection with this Agreement on the Closing Date, including any Escrowed Shares, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Selling Shareholders or any affiliate of the Selling Shareholders, or any person in privity with Selling Shareholders or any affiliate of the Selling Shareholders, directly or indirectly, including the establishment or increase in a put equivalent position or liquidation or decrease in a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder (each of the foregoing referred to as a “Disposition”).  Additional terms and conditions relating to the Disposition of the Alpha Bermuda Shares received by the Selling Shareholders pursuant to this Agreement are set forth in the Lock-Up Agreement.  The foregoing restriction is intended to preclude the Selling Shareholders from engaging in any hedging transaction, which is designed to or is reasonably expected to lead to or result in such a Disposition during such periods even if the relevant Alpha Bermuda Shares would be disposed of by someone other than the Selling Shareholders.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In this Agreement, any reference to a “Material Adverse Effect” (a) with respect to the Company means any event, change or effect that has had a materially adverse effect to (A) the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company and its subsidiaries, taken as a whole; except for, any event, change or effect resulting from or arising out of or in connection with (i) changes in general economic, industry or market conditions, in each case that do not have a disproportionate effect on the Company relative to other Persons in the industry, (ii) changes in applicable Laws that do not have a disproportionate effect on the Company relative to other Persons in the industry, or (iii) changes arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (B) the ability of Company to perform its obligations under, or to consummate the transactions contemplated by this Agreement; and (b) with respect to Parent means any event, change or effect that has had a materially adverse effect to (i) the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole; or (ii) the ability of Parent to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

In this Agreement, any reference to the Company’s “knowledge” means the actual knowledge after reasonable inquiry of Zhao Guangchun and Zhang Jinguo, the Company’s executive directors (the “Knowledge Persons”).

Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent, as of the date of this Agreement, as follows:

8.1          Organization, Standing and Power; Key Operating Agreements.

(a)          The Company and each of the entities listed on Schedule 8.1(a)  of the Company Disclosure Schedule (the “Subsidiaries”), is a corporation duly organized, validly existing and in good standing, and no certificates of dissolution have been filed under the Laws of their respective jurisdictions of organization.  Each of the Company and its Subsidiaries has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted and to own, hold and operate their respective properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.  The Company has delivered or made available to Parent a true and correct copy of the Memorandum and Articles of Association of the Company and the organizational documents of each of the Subsidiaries, each as amended to date.  Neither the Company nor any of the Subsidiaries is in violation of any of the provisions of its respective MOA, bylaws or equivalent organizational documents.

(b)          Attached hereto on Schedule 8.1(b)  of the Company Disclosure Schedule are true and correct copies of each of the Company’s key material agreements, vital to its operations and the lack of which will have a Material Adverse Effect on the Company (each a “Key Operating Agreement”).  Each Key Operating Agreement is a legal, valid and binding agreement, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect.  To the Company’s knowledge, none of the parties to any Key Operating Agreement is in breach or default thereunder.  To the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time), would (i) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Key Operating Agreement or (ii) permit the Company or any other party to any Key Operating Agreement the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Key Operating Agreement.  The Company has not received written notice of the pending or threatened cancellation, revocation or termination of any Key Operating Agreement and there are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Key Operating Agreement.

8.2          Subsidiaries.  Except for the Subsidiaries, and those entities set forth on Schedule 8.2, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  The Company is the direct or indirect owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of each such subsidiary are owned by the Company free and clear of all Liens, charges, claims or encumbrances or rights of others.  Except as set forth in Schedule 8.2, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

8.3          Capital Structure.

(a)           The issued and fully paid share capital of the Company consists of Singapore Dollars $10,384,870, of which there are issued and outstanding 10,964 ordinary shares. All outstanding Target Securities are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens or encumbrances other than any Liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Memorandum and Articles of Association of the Company or any agreement to which the Company is a party or by which it is bound.  There are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company or obligating the Company to grant, extend, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no contracts, commitments or agreements relating to voting, purchase or sale of the Company’s shares (x) between or among the Company and any of its shareholders, and (y) to the best of the Company’s knowledge, between or among any of the Company’s shareholders.

(b)          Set forth on Schedule 8.3(b) is the following:  (i) the name and address of each person owning any capital stock or other equity interest in the Company; (ii) the certificate number of each certificate evidencing shares of capital stock or any other equity interest issued by the Company, (iii) the number of shares of capital stock or any other equity interest evidenced by each such certificate, (iv) the date of issuance thereof and, in the case of cancellation, the date of cancellation.  Each Selling Shareholder represents and warrants that such person has good, valid and marketable title to, all the equity interests of the Company designated on Schedule 8.3(b) as owned by such Selling Shareholder.

8.4          Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other Laws affecting the rights and remedies of creditors generally and general principles of equity.

8.5          No Conflict.  The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby do not and will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Memorandum and Articles of Association or bylaws of the Company or any of the organizational documents of its Subsidiaries, as amended, (b) any Law or Governmental Order applicable to the Company, its Subsidiaries or any Selling Shareholder or (c) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries or any Selling Shareholder or any of their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (b) and (c) would not have had and would not reasonably be expected to have a Material Adverse Effect on the Company.

8.6          Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Authority”) is required by or with respect to any Selling Shareholder, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

8.7           Financial Statements.

(a)          The Target has delivered to Alpha its audited consolidated financial statements for the fiscal years ended December 31, 2006 and 2007 and unaudited consolidated financial statements for the nine month period ended September 30, 2008 (collectively, the “Target Financial Statements”) prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated.  The Target Financial Statements fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of the Target, as of the dates, and for the periods, indicated therein, and are accompanied by an unqualified opinion of a U.S. registered accounting firm qualified to practice before the Public Company Accounting Oversight Board.

(b)          The Target does not have any off-balance sheet arrangements except arrangements that do not and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect to the Target.

(c)           To the extent that the Balance Sheet included in the Target Financial Statements (the “Target Balance Sheet”) reflects any outstanding loans to or from any stockholders of the Target, all such loans have been repaid or forgiven, as applicable, and are no longer outstanding as of the date hereof, except as set forth in Schedule 8.7(c) of the Company Disclosure Schedule.

8.8           Internal Accounting Controls.  The Target has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Officers of the Target have established disclosure controls and procedures for the Target and designed such disclosure controls and procedures to ensure that material information relating to the Target is made known to the officers by others within those entities.  Officers of the Target have evaluated the effectiveness of the controls and procedures of the Target.  Since September 30, 2008, there have been no significant changes in the internal controls of the Target or in other factors that could significantly affect the internal controls of the Target.

8.9          Absence of Certain Changes.  Except as set forth on Schedule 8.9 of the Company Disclosure Schedule, since September 30, 2008 (the “Company Balance Sheet Date”), the Company and each of its Subsidiaries, has conducted its business in the ordinary course consistent with past practice and there has not occurred:  (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, a Material Adverse Effect to the Company; (ii) any damage, destruction or loss, or any material interruption in the use of any of the assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Company; (iii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries, which had or would reasonably likely have a Material Adverse Effect on the Company; (iv) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Subsidiaries’ assets; (v) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (vi) any material contract entered into by the Company or any of its Subsidiaries, or any amendment or termination of, or default under, any material contract to which the Company or any of its Subsidiaries is a party or by which it is bound, which had or would reasonably likely have a Material Adverse Effect on the Company; (vii) any amendment or change to the Memorandum and Articles of Association or bylaws of the Company or any Subsidiary; or (viii) any increase in or modification of the compensation or benefits payable, or to become payable, by the Company or its Subsidiaries to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with the Company’s and its Subsidiaries past practices.  Neither the Company nor its Subsidiaries has agreed since the Company Balance Sheet Date to take any of the actions described in the preceding clauses (i) through (viii) and are not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (viii).

8.10        Absence of Undisclosed Liabilities.  Except as set forth on Schedule 8.10 of the Company Disclosure Schedule, the Company and the Subsidiaries have no material obligations or liabilities of any nature (matured or unmatured, known or unknown, fixed or contingent) in excess of $100,000 other than (i) those set forth on the Company’s balance sheet as of and for the interim period ended September 30, 2008; (ii) those incurred since the Company Balance Sheet Date and not reasonably likely to result in a Material Adverse Effect to the Company; (iii) those incurred pursuant to the terms of this Agreement; and (iv) those incurred pursuant to the terms of the Material Company Contracts (as defined in Section 8.21).

8.11        Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration, audit or, to the Company’s knowledge, investigation (“Proceeding”) pending before any agency, court, arbitrator or tribunal, foreign or domestic by or against the Company or any of its Subsidiaries, or any of their respective properties or any of their respective shareholders, officers or directors (in their capacities as such) nor, to the knowledge of the Company, is any such Proceeding threatened against any Selling Shareholder, the Company or its Subsidiaries.

8.12        Restrictions on Business Activities.  Except as set forth on Schedule 8.12 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing the business or any business practices of the Company or any of its Subsidiaries or any acquisition of property by the Company or any of its Subsidiaries.

8.13        Governmental Authorization.  Except as set forth on Schedule 8.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have obtained as of the date hereof each governmental consent, license, permit, grant, or other authorization of a Governmental Authority (i) pursuant to which Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s or any of its Subsidiaries’ business or the holding of any such interest, ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.

8.14        Title to Property.  Except as set forth on Schedule 8.14 of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, Liens, pledges, charges or encumbrances of any kind or character, except (i) the Lien of current taxes not yet due and payable, (ii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) Liens securing debt which is reflected on the Company Balance Sheet, and (iv) Liens that in the aggregate would not have a Material Adverse Effect on the Company.  The property and equipment of Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect.  All properties used in the operations of the Company and its Subsidiaries are reflected in the Company Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.  Schedule 8.14 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by Company or any of its Subsidiaries.

8.15        Intellectual Property.  Except as set forth on Schedule 8.15 of the Company Disclosure Schedule, the Company and its Subsidiaries own, or have a license to use or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, computer software programs, and tangible or intangible proprietary information that is material to the business of the Company and its Subsidiaries (“Company Intellectual Property”), except for such failures to have a license to use or possess legally enforceable rights as would not reasonably be expected to have a Material Adverse Effect on the Company.

8.16        Taxes.

(a)          For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any levy, impost, net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person, by contract or otherwise.  “Tax Return” means any return, declaration, election, statement, report or form (including, without limitation, claims for refunds or credits, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) filed or required to be filed with a Tax Authority with respect to Taxes.

(b)          The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that are or were required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has received any written notice of unpaid Taxes claimed to be due by a Tax Authority in any jurisdiction or any written claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent that any failure to pay such Taxes, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)          The Company is not aware of any unresolved controversies relating to the Taxes or Tax Returns of the Company for which it has received a written notice from any Governmental Authority seeking to conduct an audit or examination of the Tax Returns of the Company or any of its Subsidiaries (except for any general audits or examinations routinely performed by such Governmental Authority) or making material claims or assessments with respect to any Taxes for any period.  The Company has delivered and made available to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by the Company or any of its Subsidiaries for the last five years.

(d)          The Company’s consolidated financial statements reflect an adequate reserve for all Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements.  Neither the Company nor any of its Subsidiaries is a party to nor is it bound by any Tax indemnity, Tax sharing or similar agreement pursuant to which the Company or any of its Subsidiaries has or will have material liabilities for any Taxes of any other Person.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(e)          Neither the Company nor any of its Subsidiaries (i) is currently engaged in a trade or business within the United States sufficient to subject it to taxation on its U.S. source income under Section 881 et seq. of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) is created or organized under the laws of the United States or any state thereof, or (iii) owns or has ever owned any “United States real property interests” as that term is defined in Section 897 of the Code.

8.17         Employee Benefit Plans.  Except as set forth on Schedule 8.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or has maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) providing material benefits to any active or former employee, director or consultant of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries, with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any material liability.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company or any of its Subsidiaries.

8.18         Labor Matters.  Except as set forth in Schedule 8.18 of the Company Disclosure Schedule, (a) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary; (b) the Company and each Subsidiary are currently in compliance in all material respects will all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority; (c) there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s knowledge, threatened before any Governmental Authority with respect to any Person currently or formerly employed by the Company or any Subsidiary; and (d) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, and Governmental Authority relating to employees or employment practices.

8.19         Interested Party Transactions.  Except as disclosed in Schedule 8.19 of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries is indebted to any director, officer or Selling Shareholder of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its Subsidiaries and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

8.20         Insurance.  Set forth on Schedule 8.20 of the Company Disclosure Schedule is a complete list of all insurance policies which the Company or any of its Subsidiaries maintains with respect to its business or the operations, properties or employees.  The Company and each of its Subsidiaries has paid all premiums due under said policies and such policies are in full force and effect. Such policies are written by reputable insurers, provide adequate coverage for all normal risks incident to the assets, properties and business operations of the Company and each of its Subsidiaries and of a character and amount at least equivalent to coverage carried or maintained by persons or entities engaged in the same business as the Company and each of its Subsidiaries or in businesses subject to the same or similar perils, hazards or risks, except as would not reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has received any written notice of, and the Company is otherwise aware of, any facts indicating a likelihood of the cancellation of any such insurance policies prior to its scheduled termination date.

8.21         Material Company Contracts.

(a)           The Company has made available to the Parent, prior to the date of this Agreement, true, correct and complete copies of each agreement, contract, arrangement, lease, commitment or otherwise of the type set forth below (each, a “Material Company Contract”), including each amendment, supplement and modification relating thereto to which the Company or any Subsidiary is a party.

(i)           each contract, agreement, invoice, and other arrangement, for the furnishing of services to, or the sale of property to, the Company or any Subsidiary under the terms of which the Company or any Subsidiary:  (A) is likely to pay or otherwise give consideration of more than $500,000 in the aggregate during the calendar year ended December 31, 2008, (B) is likely to pay or otherwise give consideration of more than $500,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Company or any Subsidiary without penalty or further payment and without more than 30 days’ notice;

(ii)           each contract, agreement, invoice, and other arrangement for the furnishing of services by the Company or any Subsidiary that:  (A) is likely to involve consideration of more than $500,000 in the aggregate during the calendar year ending December 31, 2008 or (B) is likely to involve consideration of more than $500,000 in the aggregate over the remaining term of the contract;

(iii)          all agreements or letters of intent relating to the acquisition of any business enterprise whether by acquisition of stock, acquisition of assets, joint venture or merger or other form of business combination;

(iv)          any broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing, consulting and advertising contract and agreement to which the Company or any Subsidiary is a party and which involves consideration of more than $250,000 in the aggregate over the remaining term of the contract;

(v)           all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which is likely to involve consideration of more than $500,000 over the remaining term of the contract in the aggregate;

(vi)          all contracts and agreements relating to indebtedness of the Company or any Subsidiary in an amount in excess of $100,000 individually;

(vii)         all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

(viii)        all contracts and agreements that limit or purport to limit the ability of any Selling Shareholder, the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)           all contracts and agreements between or among the Company or any Subsidiary, on the one hand, and the Selling Shareholders or any affiliate thereof, on the other hand;

(x)            any lease pursuant to which the Company or any Subsidiary leases any material real property and which requires annual payments in excess of $500,000;

(xi)           any shareholder agreement, registration rights agreement, voting agreement or other agreement governing the rights of the holders of any equity security issued by the Company or any Subsidiary; and

(xii)           all other contracts and agreements, whether or not made in the ordinary course of business, the absence of which would have a Material Adverse Effect.

(b)           Each Material Company Contract is a legal, valid and binding agreement, and is in full force and effect, and (a) none of the Company nor its Subsidiaries is in breach or default of any Material Company Contract to which it is a party in any material respect; (b) no event has occurred or circumstance has existed that (with or without notice or lapse of time), would reasonably be expected to (i) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Company Contract or (ii) permit the Company, any Subsidiary or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Company Contract; (c) neither the Company nor its Subsidiaries have received written notice of the pending or threatened cancellation, revocation or termination of any Material Company Contract to which it is a party; and (d) there are no renegotiations of, or attempts to renegotiate by the Company or any of its Subsidiaries, or outstanding rights to renegotiate any material terms of any Material Company Contract.

8.22        Compliance With Laws.  Each of the Company and each of its Subsidiaries has, since January 1, 2006, complied with, is not presently in violation of, and has not received any written notices of violation with respect to, any Law applicable thereto or to the conduct, ownership or operation of their respective businesses, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on the Company.

8.23        Foreign Corrupt Practices Act.  Neither the Company, nor any of its Subsidiaries is subject to the Foreign Corrupt Practices Act.  To the Company’s knowledge, neither the Company nor its Subsidiaries, nor any director, officer, key employee, or other person associated with or acting on behalf of the Company or its Subsidiaries has committed any acts or omissions which would constitute a material breach of criminal Laws relevant to the Company or its Subsidiaries, including but not limited to corruption Laws.

8.24        Money Laundering Laws.  To the Company’s Knowledge, the operations of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

8.25        Governmental Inquiry.  Since January 1, 2006, neither the Company nor its Subsidiaries has received any material written inspection report, questionnaire, inquiry, demand or request for information from a Governmental Authority in connection with a suspected violation of applicable Law.

8.26        Minute Books.  The minute books of the Company and its Subsidiaries made available to Parent contain in all material respects a complete and accurate summary of all meetings of directors and shareholders or actions by written consent of Company and its Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

8.27        Real Property.  Except as set forth on Schedule 8.27 of the Company Disclosure Schedule, none of the Company nor any Subsidiary owns any real property.

8.28        Brokers’ and Finders’ Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement.

8.29        Consent Required.  The consent of the Company’s shareholders holding a majority of the outstanding shares of Target Securities are the only consents of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.  Such consents have been obtained.

8.30        Board Approval.  The Board of Directors of the Company has (a) approved this Agreement and the Business Combination, (b) determined that this Agreement and the Business Combination are advisable and in the best interests of the stockholders of Company and are on terms that are fair to the shareholders and (c) recommends that the shareholders of Company approve this Agreement and consummation of the Business Combination.

8.31        Additional PRC Representations and Warranties.

(a)           All material consents, approvals, authorizations or licenses requisite under PRC Law for the due and proper establishment and operation of the Target and its Subsidiaries have been duly obtained from the relevant PRC Governmental Authority and are in full force and effect, except for those consents, approvals, authorizations or licenses, the lack of which would not cause a Material Adverse Effect on the Company.

(b)           All filings and registrations with the PRC Governmental Authorities required in respect of the Target and its Subsidiaries and their respective operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other PRC Governmental Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(c)          The Target and its Subsidiaries have complied with all relevant PRC Laws and regulations regarding the contribution and payment of their registered share capital, the payment schedules of which have been approved by the relevant PRC Governmental Authority.

(d)          Neither the Target nor any of its Subsidiaries is in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC Laws, or the need for compliance or remedial actions in respect of the activities carried out by the Target or any of its Subsidiaries, except where the notice or the letter does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(e)          The Target and its Subsidiaries have conducted their respective business activities within the permitted scope of business or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities, except where such non-compliance has not had and would not reasonably be expected to have, resulted in a Material Adverse Effect on the Target.  As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the Target’s business which is subject to periodic renewal, the Target has no Knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Authorities, except where such grounds does not, and would not, individually or in the aggregate, result in a Material Adverse Effect.

(f)           With regard to employment and staff or labor, the Target and its Subsidiaries have complied, in all material respects, with all applicable PRC Laws and regulations, including without limitation, Laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

8.32         Stamp Duty; Transfer Taxes.  Except as set forth in Schedule 8.32 of the Company Disclosure Schedule, no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Alpha Parties to any Governmental Authority in Bermuda, Singapore, the PRC or any other applicable jurisdiction or any political subdivision or taxing authority thereof or therein (other than on the net income of the Alpha Parties where the net income of the Alpha Parties is otherwise subject to taxation by the applicable jurisdiction) in connection with the Share Exchange.

8.33         Environmental Matters.  Except as would not be reasonably expected to have a Material Adverse Effect:

(a)          each of the Target and its Subsidiaries is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law;

(b)          the Target does not have any basis to expect, nor has the Target and its Subsidiaries received any written order or notice from (a) any Governmental Authority or private citizen acting in the public interest, or (b) the current or prior owner or operator of any facilities that the Target had operated in the previous 5 years (the “Facilities”), of any actual or potential material violation by the Target or any of its Subsidiaries, or failure by the Target or any of its Subsidiaries to comply with, any Environmental Laws, or of any actual or threatened material obligation by the Target or any of its Subsidiaries to undertake or bear the cost of any liabilities under the Environmental Laws with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Target or any of its Subsidiaries has or has had an interest.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF THE ALPHA PARTIES

In this Agreement, any reference to Parent’s “knowledge” means the actual knowledge, after reasonable inquiry, of Steven Wasserman, the Chief Executive Officer and Chief Financial Officer of Parent.  The defined term “Material Adverse Effect” shall have the same meaning as in Article VIII.

Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent  hereby represents and warrants to the Company, on behalf of itself, and on behalf of Alpha Arizona, and after the Conversion, Alpha Bermuda, as of the date of this Agreement, as follows:

9.1          Organization, Standing and Power.

(a)           Each of Parent, Alpha Arizona and Alpha Bermuda (after the Conversion) is, a corporation duly organized, validly existing and in good standing, and no certificates of dissolutions have been filed under the Laws of its jurisdiction of organization.  Each of Parent, Alpha Arizona and Alpha Bermuda (after the Conversion) has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on any such entity.  Parent, since its formation, has engaged in no business other than to seek to serve as a vehicle for the acquisition of an operating business, and, except for this Agreement, is not a party to any contract or agreement for the acquisition of an operating business.  Alpha Arizona was formed for the sole purpose of effecting the Merger.  Accordingly prior to the Merger Effective Time, Alpha Arizona had no material business, operations, property or assets.  Each of Parent and Alpha Arizona has made available to the Company a true and correct copy of its Certificate of Incorporation and Articles of Incorporation, respectively, and the bylaws, or other organizational documents thereof, as applicable, each as amended to date.  As of the date hereof and as of the Merger Effective Time and the Conversion Effective Time, none of Parent, Alpha Arizona and Alpha Bermuda (after the Conversion) is in violation of any of the provisions of its Certificate of Incorporation or bylaws, or organizational documents, as applicable.  Except for Alpha Arizona, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)           Parent is the owner of all outstanding shares of capital stock of Alpha Arizona and all such shares are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of Alpha Arizona are owned by Parent free and clear of all Liens, charges, claims or encumbrances or rights of others.  At the Business Combination Effective Time, there will be no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of Alpha Arizona, or otherwise obligating Parent or Alpha Arizona to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities except as disclosed in Section 9.2 below.

9.2           Capital Structure.

(a)           The authorized capital stock of Parent consists of 30,000,000 shares of common stock, $.0001, par value, and 1,000,000 shares of preferred stock, $.0001 par value, of which, as of the date hereof, there were issued and outstanding, 7,580,000 shares of common stock and no shares of preferred stock.  There are no other outstanding shares or voting securities of the Parent and no outstanding commitments to issue any shares of capital stock or voting securities of the Parent after the date hereof, other than (i) pursuant to this Agreement, (ii) 6,000,000 shares of Parent Common Stock issuable upon the exercise of the Parent’s Redeemable Common Stock Purchase Warrants (“Parent Warrants”) issued in Parent’s initial public offering (“IPO”), (iii) 3,200,000 shares of Parent Common Stock issuable upon the exercise of warrants issued to initial stockholders of Parent (the “Insider Warrants” and together with the Parent Warrants, the “Warrants”) and (iv) 210,000 shares of Parent Common Stock issuable upon the exercise of the unit purchase option granted by Parent to certain underwriters of its initial public offering and the Parent Warrants issuable thereunder (the “Underwriter Option”).  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens or encumbrances other than any Liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or bylaws of Parent or any agreement to which Parent is a party or by which it is bound.  Parent has reserved 9,200,000 shares of common stock for issuance upon exercise of Parent Warrants and the Insider Warrants.  Except for (i) the rights created pursuant to this Agreement, (ii) the Parent Warrants, (iii) the Insider Warrants, and (iv) the Underwriter Option, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  Except for the obligation of Parent’s initial stockholders to vote in accordance with the majority of the Parent’s stockholders with respect to the Business Combination, there are no contracts, commitments or agreements relating to voting, purchase or sale of Parent’s capital stock (i) between or among Parent and any of its stockholders and (ii) to the best of Parent’s knowledge, between or among any of Parent’s stockholders.

(b)           The authorized shares of Alpha Arizona consist of  31 million shares, U.S. $0.0001 par value, of which there are issued and outstanding 100 shares, owned by Parent.  There are no other issued and outstanding shares or voting securities and no outstanding commitments to issue any shares or voting securities of Alpha Arizona, other than pursuant to or as disclosed by this Agreement.

(c)           Immediately after the Conversion, the authorized shares of Alpha Bermuda consist of such number of shares as agreed to by the Company and Parent, of which there will be issued and outstanding 7,580,000 shares, owned by the shareholders of Parent immediately prior to the Merger.  There are no other issued and outstanding shares or voting securities and no outstanding commitments to issue any shares or voting securities of Alpha Bermuda, other than pursuant to this Agreement.

9.3           Authority.

(a)           Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the adoption of this Agreement and approval of the Business Combination by Parent’s stockholders, as contemplated by Section 13.1(b).  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 13.1(b).  This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, subject only to the adoption of this Agreement, approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 13.1(b), enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other Laws affecting the rights and remedies of creditors generally and general principles of equity.

(b)           Alpha Arizona has the requisite corporate power and authority to enter into this Agreement and the other agreements necessary and required to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of Alpha Arizona, subject only to the adoption of this Agreement and approval of the Merger and the Business Combination by Parent’s stockholders, as contemplated by Section 13.1(b).  This Agreement has been duly executed and delivered by Alpha Arizona and constitutes the legal, valid and binding obligation of Alpha Arizona and is enforceable against Alpha Arizona in accordance with its terms, except as enforceability may be limited by bankruptcy and other Laws affecting the rights and remedies of creditors generally and general principles of equity.

(c)           Immediately after the Conversion, Alpha Bermuda shall have the requisite corporate power and authority to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  The execution and delivery of this Agreement and the Ancillary Agreements by Alpha Arizona will bind Alpha Bermuda as if it had executed the same with proper power and authority and this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of Alpha Bermuda and is enforceable against Alpha Bermuda in accordance with its terms, except as enforceability may be limited by bankruptcy and other Laws affecting the rights and remedies of creditors generally and general principles of equity.

9.4           No Conflict.  The execution and delivery of this Agreement and the Ancillary Agreements by Parent does not, and the consummation of the transactions contemplated hereby, including any amendments to Parent’s Amended and Restated Certificate of Incorporation to facilitate the consummation of the Business Combination, will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Incorporation or bylaws of Parent, or any of its subsidiaries, as amended, or the organizational documents of Alpha Arizona (b) any Law or Governmental Order, (c) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Alpha Arizona, Alpha Bermuda after the Conversion, or any of their subsidiaries or their properties or assets, or (d) any underwriting agreements or letter of intent applicable to Parent, Alpha Arizona, Alpha Bermuda after the Conversion, or any of their subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (b) and (c) would not have had and would not reasonably be expected to have a Material Adverse Effect on Parent, Alpha Arizona or after the Conversion, Alpha Bermuda.

9.5           Consents and Approval.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Parent, Alpha Arizona, or any of their respective subsidiaries in connection with the execution and delivery of this Agreement by Parent, the consummation by Parent and Alpha Arizona of the Merger and Conversion, contemplated hereby, except for (i) the filing of the Certificate of Merger and the Articles of Merger as provided in Section 1.2 and the transfer of domicile filings as provided in Section 2.2; (ii) the registration of the Conversion by the Bermuda Registrar of Companies; (iii) the consent of the Bermuda Monetary Authority with respect to the Conversion; (iv) the filing with, and clearance by the SEC of a Registration Statement on Form S-4 containing a Merger and Conversion proxy/prospectus (the “Proxy/Prospectus”) pursuant to which Parent’s stockholders must vote at a special meeting of stockholders to approve, among other things this Agreement, the Merger and the Business Combination; (v) the filing of a Form 8-K with the SEC within four (4) Business Days after each of (A) the execution of this Agreement and (B) the Closing Date; (vi) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (vii) any filings required with the Alternext; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent or Alpha Bermuda and would not prevent or reasonably be expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement.

9.6           SEC Documents; Financial Statements.  A true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings of Parent filed with the SEC by Parent since its inception have been, and, prior to the Business Combination Effective Time will be available to the Company via EDGAR on the SEC’s website at www.sec.gov, and at the Parent’s executive offices, further, complete copies of any additional documents filed with the SEC by Parent prior to the Business Combination Effective Time will be available via EDGAR at www.sec.gov and at Parent’s executive offices (collectively, the “Parent SEC Documents”).  Parent has timely filed all forms, statements and documents required to be filed by it with the SEC since its inception.  In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to Company all exhibits to any additional Parent SEC Documents filed prior to the Business Combination Effective Time.  To the Parent’s knowledge, all documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in material default thereunder.  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.  None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.  The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC for a smaller reporting company).  The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

9.7           Sarbanes-Oxley Act of 2002.  To the Parent’s knowledge, Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and the Business Combination Effective Time.  There has been no change in Parent’s accounting policies since its inception except as described in the notes to the Parent Financial Statements.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.  Neither Parent, nor to the knowledge of Parent, any representative of Parent, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to Parent’s accounting or auditing practices, procedures methodologies or methods of Parent or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of Parent’s financial statements.

9.8           Absence of Certain Changes.  Since September 30, 2008 (the “Parent Balance Sheet Date”), Parent has conducted its business in the ordinary course consistent with past practice and there has not occurred:  (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or is reasonably likely to result in, a Material Adverse Effect to Parent; (ii) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of Parent (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on Parent; (iii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iv) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets; (v) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock; (vi) other than this Agreement, any material contract entered into by Parent or any of its subsidiaries, other than in the ordinary course of business and as provided to Company, or any amendment or termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound; (vii) any amendment or change to Parent’s Certificate of Incorporation or bylaws; or (viii) any increase in or modification of the compensation or benefits payable, or to become payable, by Parent to any of its directors or employees, other than pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Parent’s past practices.  Parent has not agreed since September 30, 2008 to do any of the things described in the preceding clauses (i) through (viii) and is not currently involved in any negotiations to take any of the actions described in the preceding clauses (i) through (viii) (other than negotiations with the Company and its authorized representatives regarding the transactions contemplated by this Agreement).

9.9           Absence of Undisclosed Liabilities.  Parent has no material obligations or liabilities of any nature (matured or unmatured, known or unknown, fixed or contingent) in excess of $500,000 other than (i) those set forth or adequately provided for in the Balance Sheet included in Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Parent and (iv) those incurred in connection with this Agreement.

9.10           Litigation.  There is no private or governmental action, suit, Proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such).  There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Parent and its subsidiaries, any of their respective directors or officers (in their capacities as such).

9.11           Restrictions on Business Activities.  Except as may be contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of Parent, or its subsidiaries, any acquisition of property by Parent, or its subsidiaries, or the conduct of business by Parent, its subsidiaries.

9.12           No Interest in Property.  Neither Parent nor Alpha Arizona has any interest in any real property, tangible personal property and/or intellectual property as an owner, licensee, lessee or tenant (as applicable).

9.13           Employees; Employee Benefit Plans.  Parent has no employees.  Parent does not maintain and has not maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent, or any trade or business (whether or not incorporated) which is under common control with Parent, with respect to which the Parent has or would reasonably be expected to have liability.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent.

9.14           Labor Matters.  Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

9.15           Interested Party Transactions.  Except as disclosed in the Parent SEC Documents, Parent is not indebted to any director or officer of Parent (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Parent, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

9.16           Insurance.  Parent maintains no insurance of any kind, other than directors and officers liability coverage.

9.17           Compliance With Laws.  Parent and Alpha Arizona have complied with, are not in violation of, and have not received any notices of violation with respect to, any Law applicable thereto or to the conduct, ownership or operation of their respective businesses, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on the Parent.

9.18           Brokers’ and Finders’ Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby other than fees payable to James Walsh, Sinova and EarlyBird Capital.

9.19           Minute Books.  The minute books of Parent made available to Company contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Parent since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

9.20           Vote Required.  The approval of Parent’s, Alpha Bermuda’s and Alpha Arizona’s Board of Directors, and the approval of Parent’s stockholders in accordance with Section 13.1(b) hereof, are the only approvals or votes necessary by the Alpha Parties to approve this Agreement and the transactions contemplated hereby.

9.21           Board Approval.  The Parent Board has approved this Agreement, the Merger, Conversion and Share Exchange and determined that this Agreement, the Merger, Conversion and Share Exchange are in the best interests of the Parent.  The Parent Board has determined that the fair market value of the Company is equal to at least 80% of the Parent’s net assets.  The Board of Directors of Alpha Arizona has approved this Agreement, the Merger, Conversion and Share Exchange, and shall have recommended to the sole stockholder of Alpha Arizona to approve this Agreement, the Merger, the Conversion and Share Exchange.

9.22           Alternext Listing.  Parent Common Stock is listed on the Alternext.  There is no action or Proceeding pending or, to Parent’s knowledge, threatened against Parent by Alternext to prohibit or terminate the listing of Parent Common Stock on the Alternext.  The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and Parent has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration.  To the Parent’s knowledge, no reason exists as to why listing status shall not continue immediately following the Closing.

9.23           Trust Account Funds.  As of December 31, 2007, there was $60,578,650, including interest thereon, held in the trust account established in connection with Parent’s IPO (the ”Trust Account”) for use by the Parent in connection with a business combination as set forth in Parent’s Certificate of Incorporation.  Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended.

9.24           Qualification as “Business Combination” under Certificate of Incorporation.  The Business Combination, when consummated, shall qualify as a “Business Combination” as defined in the Amended and Restated Certificate of Incorporation of Parent.

9.25           Internal Accounting Controls; Disclosure Controls.  Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Parent’s officers have established disclosure controls and procedures for Parent and designed such disclosure controls and procedures to ensure that material information relating to Parent is made known to the officers by others within those entities. Parent’s officers have evaluated the effectiveness of Parent’s controls and procedures and there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in Public Company Accounting Oversight Board Auditing Std. No. 2.  Since its inception, there have been no significant changes in Parent’s internal controls or, to Parent’s knowledge, in other factors that could significantly affect Parent’s internal controls.

9.26           Certain Registration Matters.  Except as specified in Schedule 4.27 of the Parent Disclosure Schedule, and except for registration rights granted in connection with the IPO, Parent has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with the SEC or any other Governmental Authority that have not been satisfied.

9.27           Material Contracts.

   (a)           Parent has made available to the Company, prior to the date of this Agreement, true, correct and complete copies of each material contract which would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K or pursuant to which Parent receives or pays amounts in excess of $500,000 (each a “Parent Material Contract”). A list of each such Parent Material Contract (other than those previously filed with the SEC) is set forth on Schedule 4.29 of the Parent Disclosure Schedule. As of the date of this Agreement, Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent; and, to the knowledge of Parent, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any Parent Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

   (b)           Each Parent Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) Parent is not in breach or default of any Parent Material Contract in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Parent Material Contract; (B) permit Parent or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Parent Material Contract; or (iii) Parent has not received written notice of the pending or threatened cancellation, revocation or termination of any Parent Material Contract to which it is a party.  Parent has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Parent Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

9.28           Taxes.

   (a)           Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that are or were required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.  Parent has not received any written notice of unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any written claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent that any failure to pay such Taxes, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

   (b)           Parent is not aware of any unresolved controversies relating to the Taxes or Tax Returns of Parent for which it has received a written notice from any Governmental Authority seeking to conduct an audit or examination of the Tax Returns of the Parent (except for any general audits or examinations routinely performed by such Governmental Authority) or making material claims or assessments with respect to any Taxes for any period. Parent has delivered or made available to the Company correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed or asserted against or agreed to by Parent since inception.

   (c)           The Parent’s financial statements reflect an adequate reserve for all Taxes payable by Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. Parent is neither a party to nor is it bound by any Tax indemnity, Tax sharing or similar agreement pursuant to which the Parent has or will have material liabilities for any Taxes of any other Person. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

9.29           Foreign Corrupt Practices Act.  Neither Parent, nor to the Parent’s knowledge, any director, officer, key employee, or other person associated with or acting on behalf of Parent, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority from corporate funds; (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of Parent or (d) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

9.30           Money Laundering Laws.  To Parent’s knowledge, the operations of Parent are and have been conducted at all times in compliance with all applicable Money Laundering Laws and no Proceeding involving Parent with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

ARTICLE X
CONDUCT PRIOR TO THE BUSINESS COMBINATION EFFECTIVE TIME

10.1           Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Business Combination Effective Time, each of Parent and the Company agree (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), to carry on its and its Subsidiaries’ business, in the ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries’ present business organizations, use its commercially reasonable efforts consistent with past practice to keep available the services of its, and in the case of the Company, its Subsidiaries’ present officers and key employees and use its commercially reasonable efforts consistent with past practice to preserve its and its Subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and its Subsidiaries, to the end that there shall not be a Material Adverse Effect in its or its Subsidiaries’ ongoing businesses at the Business Combination Effective Time.  Each of Parent and the Company agrees to promptly notify the other of any material event or occurrence not in the ordinary course of its or business and the business of its Subsidiaries, and of any event that would have a Material Adverse Effect on Parent or the Company.

10.2           Restrictions on Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Business Combination Effective Time, except as expressly contemplated by this Agreement or the Ancillary Agreements, none of Parent or the Company shall do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries, to do, cause or permit any of the following, without the prior written consent of the other:

   (a)           Charter Documents.  Cause or permit any amendments to its Certificate of Incorporation, bylaws, Memorandum and Articles of Association or other equivalent organizational documents, except as contemplated by this Agreement;

   (b)           Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

   (c)           Material Contracts.  Enter into any new material contract, or violate, amend or otherwise modify or waive any of the terms of any existing material contract, other than in the ordinary course of business consistent with past practice or upon prior consultation with, and prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the other parties to this Agreement, or specifically in the event of future acquisitions of businesses by the Company, upon prior written consent of the Parent;

   (d)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

   (e)           Intellectual Property.  Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property for use by the Company or any Subsidiary in its business in the ordinary course of business consistent with past practice;

   (f)           Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;

   (g)           Indebtedness.  Except in its ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in excess of $250,000 in the aggregate;

   (h)           Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $250,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) with respect to the Parent, the payment, discharge or satisfaction of liabilities reflected or reserved against in the Parent Financial Statements;

   (i)           Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements, except in the ordinary course of business and consistent with past practice, that exceeds $250,000 individually or in the aggregate;

   (j)           Acquisitions.  Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;

   (k)           Taxes.  Change any election in respect of Taxes, change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

   (l)           Accounting Policies and Procedures.  Make any change to its financial accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

   (m)           Other.  Take or agree in writing or otherwise to take, any of the actions described in Sections 10.2(a) through (l) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

ARTICLE XI
COVENANTS

11.1           Proxy/Prospectus; Special Meeting.

   (a)           No later than December 31, 2008 (“Initial Financial Statement Delivery Date”), the Company shall deliver to the Parent a copy of the (i) audited consolidated financial statements (including any related notes thereto) for the fiscal years ended December 31, 2007 and 2006, (collectively, the “Audited Financial Statements”) and (ii) unaudited consolidated financial statements for the nine month period ended September 30, 2008 (collectively, the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Company Financial Statements”); and such other financial statements of the Company or entities controlled by the Company as shall be necessary to allow Parent to complete the Proxy/Prospectus, which (A) with respect to the Audited Financial Statements, shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (B) with respect to the Company Financial Statements, shall fairly present in all material respects the financial position of the Company and of its Subsidiaries at the respective dates thereof and the results of their respective operations and cash flows for the periods indicated; and (C) with respect to the Interim Financial Statements, shall show aggregate obligations or liabilities of the Company or its Subsidiaries in accordance with generally accepted accounting principles (other than obligations or liabilities incurred pursuant to the terms of this Agreement); and

   (b)           No later than March 15, 2009 (“Supplemental Financial Statement Delivery Date”), the Company shall deliver to the Parent a copy of the audited financial statements (including any notes related thereto) for the fiscal year ending December 31, 2008 (“2008 Financial Statements”).

   (c)           As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information required in a Registration Statement on Form S-4, containing the Proxy/ Prospectus, Parent shall prepare and file, with the prior review and consent of the Company, with the SEC under the Securities Act, and with all other applicable regulatory bodies, the Registration Statement for the purpose of soliciting proxies from holders of Parent Common Stock to vote at a special meeting of the stockholders of Parent (the “Special Meeting”) in favor of (i) the adoption of this Agreement and the transactions contemplated hereby, and (ii) to adopt an equity incentive plan in the form and size agreed to by the Company and Parent (the “Incentive Plan Proposal”). The board of directors of Parent shall recommend to its stockholders that they vote in favor of the adoption of such matters.  The effectiveness of the Merger, the Conversion and the Share Exchange shall be conditioned upon the approval of each of the steps in the Business Combination.  The approval of the Incentive Plan Proposal shall not be a condition to the consummation of the Merger, the Conversion or the Share Exchange.  The Proxy/Prospectus will be sufficient under the Securities Act for the purpose of soliciting such proxies from holders of Parent Common Stock and registering the Alpha Bermuda Shares to be issued to such holders in the Conversion.  The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and their business required to be set forth in the Proxy/Prospectus.  The Company and its counsel shall be given an opportunity to review and comment on the Proxy/Prospectus prior to its filing with the SEC.  Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy/Prospectus and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable.  Parent shall retain a reputable proxy solicitation firm.  In connection with the Special Meeting, Parent (a) will use commercially reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby , and (b) will apply its commercially reasonable best efforts to comply with all legal requirements applicable to the Special Meeting.

   (d)           Parent will timely provide to the Company all correspondence received from and to be sent to the SEC and inform the Company of any communication with the SEC and will not file any amendment to the filings with the SEC without (i) providing the Company the opportunity to review and comment on any responses to the SEC and (ii) the prior consent of the Company, which consent shall not be unreasonably delayed or withheld.  In addition, Parent will use commercially reasonable efforts to involve the Company and/or its counsel in any negotiations with the SEC relating to Parent’s SEC filings for the purposes of effectuating the transactions contemplated by this Agreement and the Ancillary Agreements.

   (e)           As soon as practicable following the completion of the applicable SEC review process, Parent shall distribute the Proxy/Prospectus to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with Delaware Law and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Business Combination and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting.

11.2           Form 8-K.  At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company.  Prior to Closing, Parent and the Company will prepare the press release announcing the consummation of the Merger hereunder (“Press Release”).  Simultaneously with the Closing, Parent shall file and distribute the Press Release.  Within four (4) Business Days of the Closing, Parent shall file the Merger Form 8-K with the SEC.

11.3           Insider Purchases.  The Selling Shareholders agree that they will apply their best efforts and negotiate with Alpha in good faith in order to structure the Selling Shareholders’ purchase of shares of Alpha in an aggregate purchase price of no greater than $22 million, as may be required in order to effect the consummation of the Business Combination (the “Insider Purchase Commitment Amount”) following the initial filing of the Proxy/Prospectus with the SEC (“Insider Purchases”), provided, however, that (i) the purchase price per share is no more than $10.00; (ii) the Insider Purchase Commitment Amount is used solely to purchase Alpha Shares and is not applied to any transaction cost related to such purchase, other than normal brokerage fees; (iii) all material information regarding this Agreement, the Ancillary Agreements, the transactions contemplated hereby, Parent, the Company and their respective Subsidiaries has been disseminated in the market such that the Insider Purchases shall not trigger “insider trading” liabilities under the Exchange Act; (iv) such Insider Purchases and any other financings entered into by the Parent in relation to the Business Combination are conducted in compliance with the Securities Act and the Exchange Act; and (v) such Insider Purchases and such other financings are fully disclosed to the holders of the Alpha Shares pursuant to the requirements of the Securities Act and the Exchange Act and, in any event, before the approval of the Alpha Stockholders contemplated in Section 13.1(b) below.

11.4           Action of Company’s Shareholders.  Until the termination of this Agreement pursuant to Section 16.1 below, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, each Selling Shareholder shall cause the Target Securities held by such Selling Shareholder to be voted (i) in favor of adoption and approval of this Agreement and the transaction contemplated hereby and (ii) against approval of (A) any proposal made in opposition to or in competition with the foregoing, (B) any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Parent or its affiliates, (C) any liquidation or winding up of the Company and (D) any other proposal having the intent of hindering or delaying the consummation of the transactions contemplated hereby.  Until the termination of this Agreement pursuant to Section 16.1 below, each Selling Shareholder agrees not to transfer any Target Securities, unless each transferee to which any of such Target Securities, or any interest in any of such Target Securities, is or may be transferred shall have executed an agreement in form and substance reasonably satisfactory to Parent requiring such transferee to abide by the covenants contained in this Section 11.4 on the same basis as each Selling Shareholder.

11.5           Warrant Exercise.  The Surviving Corporation shall pay to the Selling Shareholders 50% of all proceeds from exercise of the Surviving Corporation’s warrants, up to but no more than $5,000,000 (the “Warrant Exercise Payout”). The Warrant Exercise Payout shall be paid to the Selling Shareholders according to their pro rata share of the Target Securities  immediately prior to the execution of this Agreement and shall be paid within 3 Business Days of receipt of such proceeds.

11.6           Employment Agreements.  Prior to the filing of the Registration Statement contemplated in Section 11.1(c) above, forms of three-year employment agreements, which shall include one-year non-competition clauses and other customary and mutually satisfactory conditions, shall be finalized and agreed to by the Company and Alpha for agreed upon individuals to assume agreed to corporate positions of the Surviving Corporation upon the consummation of the Business Combination (the “Employment Agreements”).

11.7           Registration Rights Agreement.  Prior to the filing of the Registration Statement contemplated in Section 11.1(c) above, the parties will negotiate and finalize a registration rights agreement contemplating the registration of the Alpha Bermuda Shares received by the shareholders of the Company pursuant to the Business Combination (the “Registration Rights Agreement”). As a condition to the closing of the transactions contemplated by this Agreement, Alpha Bermuda and the Selling Shareholders shall enter into the Registration Rights Agreement.

11.8           Voting Agreement.  Prior to the filing of the Registration Statement contemplated in Section 11.1(c) above, the parties will negotiate and finalize a voting agreement contemplating the voting of the shares of Alpha Bermuda owned by the Selling Shareholders and Parent Sponsors after the Business Combination (the “Voting Agreement”).

11.9           Fiscal Year.  Prior to the Business Combination Effective Time, or as soon as practicable thereafter, Parent shall change its fiscal year end to December 31.

11.10         Directors and Officers of Alpha Bermuda.  Immediately after the Business Combination Effective Time, the board of directors of the Alpha Bermuda, shall, unless otherwise mutually agreed by the Parent and the Company, consist of seven (7) directors, including three (3) designees of the Parent (the “Parent Designees”), which shall initially be Steven M. Wasserman, Robert B. Blaha and Gary E. Johnson, three (3) designees of the Company (the “Company Designees”), which shall initially be Zhao Guangchun, Zhang Jinguo and Zhao Benxi, and one (1) designee mutually agreed to by the Parent and Company and the officers of Alpha Bermuda, which shall initially be Li Lite.

ARTICLE XII
ADDITIONAL AGREEMENTS

12.1           No Claim Against Trust Account.  The Company and each Selling Shareholder hereby waive all rights against Parent to collect from the Trust Account any moneys that may be owed to the Company or any Selling Shareholder by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (other than as a result of the consummation of the Business Combination, pursuant to which the Company would have the right to collect certain of the monies in the Trust Account), and will not seek recourse against the Trust Account for any reason whatsoever.

12.2           Access to Information.

   (a)           Except as prohibited by applicable Law, each of Parent and Company shall afford the other and its accountants, counsel and other representatives (the “Representatives”), reasonable access during normal business hours during the period prior to the Business Combination Effective Time to (i) all of such party’s and its Subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its Subsidiaries as the other party may reasonably request.  Each of Parent and Company agrees to provide to the other and its accountants, counsel and other Representatives copies of internal financial statements promptly upon request.

  (b)           Subject to compliance with applicable Law, from the date hereof until the  Business Combination Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more Representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

   (c)           Each of Parent and Company shall provide the other, and the Company shall cause each of the Subsidiaries to provide Parent and its Representatives reasonable access, during normal business hours during the period prior to the Business Combination Effective Time, to all of such party’s and its Subsidiaries’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of the other party:  (i) a schedule of the types of Tax Returns filed by Parent or Company, as applicable, and in the case of the Company, each of its Subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all Tax elections filed in each jurisdiction by Parent or Company, as applicable, and in the case of the Company, each of its Subsidiaries, and (v) receipts or other appropriate evidence for any Taxes paid to foreign Tax Authorities.

12.3           Confidential Information; Non-Solicitation or Negotiation.

   (a)           Confidential Information.  Except in connection with any dispute between the parties and subject to any obligation to comply with (i) any applicable Law, (ii) any rule or regulation of any Governmental Authority or securities exchange, or (iii) any subpoena or other legal process to make information available to the persons entitled thereto, whether or not the transactions contemplated herein shall be concluded, all information obtained by any party about any other, and all of the terms and conditions of this Agreement, shall be kept in confidence by each party, and each party shall cause its stockholders, directors, officers, managers, employees, agents and attorneys to hold such information confidential.  Such confidentiality shall be maintained to the same degree as such party maintains its own confidential information and shall be maintained until such time, if any, as any such data or information either is, or becomes, published or a matter of public knowledge; provided, however, that the foregoing shall not apply to any information obtained by a party from a source not known by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party, nor to any information obtained by a party which is generally known to others engaged in the trade or business of such party.  In the event a party to this Agreement becomes legally compelled to disclose any such information, it shall promptly provide the others with written notice of such requirement so that the other parties to this Agreement may seek a protective order or other remedy.  If this Agreement shall be terminated for any reason, the parties shall return or cause to be returned to the others all written data, information, files, records and copies of documents, worksheets and other materials obtained by such parties in connection with this Agreement.

   (b)           No Solicitation or Negotiation by Company or the Selling Shareholders.  Unless and until this Agreement is terminated, the Company, each officer and director thereof and each of the Selling Shareholders shall not and shall not suffer or permit their directors, officers, stockholders, employees, Representatives, agents, investment bankers, advisors, accountants or attorneys of the Company, to initiate or solicit, directly or indirectly, any inquiries or the making of any offer or proposal that constitutes or would be reasonably expected to lead to a proposal or offer (other than by the Parent) for an stock purchase, asset acquisition, merger, consolidation or other business combination involving the Company or any proposal to acquire in any manner a direct or indirect substantial equity interest in, or all or any substantial part of the assets of, the Company (a “Company Alternative Proposal”) from any person and/or entity, or engage in negotiations or discussions relating thereto or accept any Company Alternative Proposal, or make or authorize any statement, recommendation or solicitation in support of any Company Alternative Proposal.  The Company and the Selling Shareholders shall notify the Parent of the receipt of any such inquiries, offers or proposals (including the terms and conditions of any such offer or proposal, the identity of the person and/or entity making it and a copy of any written Company Alternative Proposal), as promptly as practicable, and shall keep the Parent informed of the status and details of any such inquiry, offer or proposal.  The Company and the Selling Shareholders shall immediately terminate any existing solicitation, activity, discussion or negotiation with any person and/or entity hereafter conducted by them or by any officer, employee, director, stockholder or other representative thereof with respect to the foregoing.

   (c)           No Solicitation or Negotiation by Parent.  The Parent shall not take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Parent to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person:  (i) relating to the acquisition by Parent of that Person (regardless of the structure of any such acquisitions) or any affiliate of that Person, or (ii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  In addition, Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in the preceding sentence, if applicable.  Parent will promptly (i) notify the Company and the Selling Shareholders if Parent or its affiliates and representatives receives any such proposal or inquiry or request for information in connection with such proposal and (ii) notify the Company and the Selling Shareholders of the significant terms and conditions of any such proposal including the identity of the party making the proposal.

12.4           Disclosure of Certain Matters.  From the date hereof through the Closing Date, Parent shall give the Company and the Selling Shareholders, and Company and the Selling Shareholders shall give Parent, prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Parent in the first instance, or on the Company in the second instance, or (b) would require any amendment or supplement to the Proxy/Prospectus.

12.5           Regulatory and Other Authorizations; Notices and Consents.  Subject to the rights contained in Section 16.1(c) below, each of Parent and the Company shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other documents to which it is a party and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals (and in such regard use commercially reasonable efforts to cause the relevant Governmental Authorities to permit the other party and/or its counsel to participate in the conversation and correspondence with such Governmental Authorities together with Parent or Company counsel, as applicable).

12.6           Public Disclosure.  Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

12.7           Consents; Cooperation. Subject to the rights contained in Section 16.1(c) below:

   (a)           each of Parent, Alpha Arizona and Alpha Bermuda upon the Conversion, shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and Conversion.

   (b)           each of Parent, Alpha Arizona and the Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Share Exchange.  The Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its Material Company Contracts for the assignment thereof in connection with the Business Combination or otherwise.

12.8           Legal Requirements and Further Assurances.  Each of Parent, Alpha Arizona, Alpha Bermuda after the Conversion and the Company will, and will cause their respective subsidiaries to, (i) take all commercially reasonable actions necessary to comply promptly with all Legal Requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, (ii) will take all commercially reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Authority or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement, (iii) use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, and (iv) at the reasonable request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, the Company’s and the Selling Shareholder’s obligations under this Section 12.8 is specifically subject to its rights under Section 16.1(c) below and the Company and the Selling Shareholders will not be required to consent to any course of action that contemplates a closing of the Business Combination beyond the date specified in Section 16.1(c), unless otherwise agreed to.

12.9           Estimates, Projections and Forecasts.  Parent acknowledges and agrees that neither the Company nor the Selling Shareholders is making or has made any representations or warranties whatsoever with respect to any estimates, projections or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections or forecasts) regarding the Company, its business, the Chinese soy market or any other matters.  Parent acknowledges and agrees that there are uncertainties inherent in attempting to make any estimates, projections or other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Parent has no claim against the Company or the Selling Shareholders, or anyone else, with respect thereto.

12.10         Transfer Taxes.  All transfer, sales, use, stamp, registration and other such Taxes and all conveyance fees (including any penalty and interest) (collectively, “Transfer Taxes”) incurred in connection with the consummation of the Business Combination shall be borne by the Alpha Parties. All necessary Tax Returns with respect to Transfer Taxes that are required to be filed with any Governmental Authority shall be the sole responsibility of the Alpha Parties, and the Selling Shareholders, if required, shall join in the execution of any such Tax Returns.  The parties shall cooperate with each other in the filing of all Tax Returns with respect to Transfer Taxes with any Governmental Authority in any jurisdiction other than those set forth hereinabove.

ARTICLE XIII
CONDITIONS TO CLOSE

13.1           Conditions Precedent to the Obligation of the Parent to Close

The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Business Combination Effective Time of each of the following conditions, (any of which may be waived, in writing, by Parent, with the exception of the conditions set forth in Sections 13.1(a), (b), (c) and (d)):

   (a)           Approval by Alpha Board.  The Merger shall have been approved by the Alpha Board in accordance with Section 253 of the DGCL and the board of directors shall have approved the terms and conditions of the Merger.

   (b)           Approval by Alpha’s Stockholders.  The Merger and the Conversion shall have been approved by a majority of the issued and outstanding Common Stock, voting as a group, in accordance with Section 253 of the DGCL and other applicable Laws, and this Agreement and the Share Exchange shall have been approved by the affirmative vote of the holders of a majority of the shares of Common Stock sold in Alpha’s initial public offering voted at the meeting in accordance with the Amended and Restated Certificate of Incorporation and Bylaws of the Parent and the corresponding corporate formation documents of Alpha Arizona and Alpha Bermuda (together, the “Alpha Constituent Instruments”), and the aggregate number of shares of Common Stock held by public stockholders of Alpha who exercise their redemption rights with respect to their Common Stock in accordance with Alpha’s Amended and Restated Articles of Incorporation shall not constitute thirty-five percent (35%) or more of the Common Stock sold in the IPO.

   (c)           Company Shareholder Approval.  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the Company and all of the shareholders of the Company.

   (d)           Execution and Non-Repudiation.  All parties to the Ancillary Agreements shall have executed such agreements and none of the parties thereto shall have repudiated or challenged the enforceability of such agreements.

   (e)           Documents.  The following documents to be delivered to the appropriate parties, in a form acceptable to Parent:

     (i)           the Lock-Up Agreements executed by each of the Selling Shareholders;

     (ii)          the Registration Rights Agreement executed by Alpha Bermuda and the Selling Shareholders;

     (iii)         executed Plan of Merger, by and between the Parent and Alpha Arizona;

     (iv)         Certificate of Merger with respect to the Merger to be filed in accordance with Delaware Law as of the Merger Effective Time;

     (v)          executed Articles and Plan of Merger to be filed in accordance with ARS as of the Merger Effective Time;

     (vi)         documents required for the transfer of domicile of Alpha Arizona pursuant to the ARS;

     (vii)        documents required for the issuance of a certificate of registration by way of continuation pursuant to the Companies Act 1981 of Bermuda;

     (viii)       one or more certificates of good standing or equivalent under Singapore Law of the Company and each of the Subsidiaries;

     (ix)          the Employment Agreements;

     (x)           the Voting Agreement;

    (xi)          a legal opinion from each of a law firm authorized to practice law under the Laws of Singapore, reasonably acceptable to Parent, and Dorsey & Whitney LLP, in each case in form and substance acceptable to the Parent; and

    (xii)         such other documents as the Parent may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Selling Shareholders, the Company or its Subsidiaries pursuant to Section 13.1(f), (ii) evidencing the performance by the Company or its Subsidiaries of, or the compliance by the Company or its Subsidiaries with, any covenant or obligation required to be performed or complied with by the Company or its Subsidiaries, (iii) evidencing the satisfaction of any condition referred to in this Section 13.1, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

   (f)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Selling Shareholders and the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Business Combination Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) the Company and the Selling Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Business Combination Effective Time.

   (g)          Certificate of Officer.  Parent shall have been provided with a certificate executed on behalf of Company by its Executive Chairman and Chief Executive Officer certifying that the conditions set forth in Section 13.1(f) shall have been fulfilled.

   (h)          Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Company’s or its Subsidiaries’ conduct or operation of the business of Company and its Subsidiaries following the Merger shall be in effect, nor shall any Proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

   (i)           No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Alpha Arizona, the Company, Company’s Subsidiaries, the Selling Shareholders, or any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Business Combination Effective Time) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

   (j)           No Material Adverse Changes.  There shall not have occurred any Material Adverse Effect on the Company.

   (k)          Governmental Approvals.  Company and its Subsidiaries shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the transactions contemplated hereby.

   (l)           2008 Net Income.  The consolidated net income of the Company and its Subsidiaries for the year ending December 31, 2008, as shown on the 2008 Financial Statements, shall have exceeded $11 million.

   (m)          Insider Purchases.  Insider Purchases pursuant to Section 11.3 above shall have been fulfilled.

13.2           Conditions Precedent to the Obligation of the Company to Close.  The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Business Combination Effective Time of each of the following conditions, any of which may be waived, in writing, by Company, with the exception of the conditions set forth in Sections 13.2(a)-(c):

   (a)           Approval by Alpha Board.  The Merger shall have been approved by the Alpha Board in accordance with Section 253 of the DGCL and the board of directors shall have approved the terms and conditions of the Merger.  The issuance of the Initial Equity Payment to the Selling Shareholder shall have been approved by the Alpha Bermuda Board of Directors in accordance with the Alpha Constituent Instruments.

   (b)           Approval by Alpha’s Stockholders.  The Merger and the Conversion shall have been approved by a majority of the issued and outstanding Common Stock, voting as a group, in accordance with Section 253 of the DGCL and other applicable Laws, and this Agreement and the Share Exchange shall have been approved by the affirmative vote of the holders of a majority of the shares of Common Stock sold in Alpha’s initial public offering voted at the meeting in accordance with Alpha Constituent Instruments, and the aggregate number of shares of Common Stock held by public stockholders of Alpha who exercise their redemption rights with respect to their Common Stock in accordance with the Alpha Constituent Instruments shall not constitute thirty-five percent (35%) or more of the Common Stock sold in the Alpha initial public offering.

   (c)           Company Shareholder Approval.  This Agreement and the Business Combination shall have been approved and adopted by the Company and all of the shareholders of the Company.

   (d)           Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Alpha Arizona in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Business Combination Effective Time as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Parent, and Alpha Arizona shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Business Combination Effective Time.

   (e)           Certificate of Officer.  The Company shall have been provided with a certificate executed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer certifying that the conditions set forth in Section 13.2(d) shall have been fulfilled.

   (f)           Secretary’s Certificate.  The Company shall have been provided with a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (A) the Amended and Restated Certificate of Incorporation and Bylaws of the Parent and the Articles of Incorporation and Bylaws of Alpha Arizona, (B) the resolutions of the Board of Directors of the Parent approving this Agreement and the transactions contemplated hereby; and (C) the incumbency of each authorized officer of Parent and Alpha Arizona signing this Agreement and/or any other agreement or instrument contemplated hereby to which Parent, and Alpha Arizona is a party.

   (g)           Execution and Non-Repudiation.  All parties to the Ancillary Agreements shall have executed such agreements and none of the parties thereto shall have repudiated or challenged the enforceability of such agreements.

   (h)           Documents.  The following documents to be delivered to the appropriate parties, in a form acceptable to the parties:

     (i)           the Lock-Up Agreements executed by each of the Selling Shareholders;

(ii)           the Registration Rights Agreement executed by Alpha Bermuda and the Selling Shareholders;

(iii)         share certificates evidencing the Alpha Bermuda Shares to be issued to the Selling Shareholders;

(iv)          executed Plan of Merger, by and between the Parent and Alpha Arizona;

(v)           Certificate of Merger with respect to the Merger to be filed in accordance with Delaware Law as of the Effective Time;

(vi)          executed Articles and Plan of Merger to be filed in accordance with ARS as of the Effective Time;

(vii)         documents required for the issuance of a certificate of registration by way of continuation pursuant to the Companies Act 1981 of Bermuda and the documents required to be delivered by Alpha Bermuda under Section 6.2 above.

(viii)        a certificate of good standing of the Parent in the State of Delaware;

(ix)          a certificate of good standing of Alpha Arizona in the State of Arizona;

(x)           a certificate of compliance of Alpha Bermuda from the Bermuda Registrar of Companies;

(xi)          an opinion from Delaware counsel regarding the Parent having the requisite corporate power and authority under Delaware Law to enter into this Agreement and to consummate the transactions contemplated hereby, in form and substance acceptable to the Company;

(xii)         the Voting Agreement;

(xiii)        a legal opinion from each of a law firm authorized to practice law under the Laws of Arizona and the Laws of Bermuda, reasonably acceptable to the Company, and Loeb & Loeb LLP, in each case in reasonable and customary form and substance typical in transactions of the type contemplated by the Agreement; and

(xiv)        such other documents as the Company may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Parent and Alpha Arizona pursuant to Section 13.2(d), (ii) evidencing the performance by the Parent and Alpha Arizona of, or the compliance by the Parent and Alpha Arizona with, any covenant or obligation required to be performed or complied with by the Parent and Alpha Arizona, (iii) evidencing the satisfaction of any condition referred to in this Section 13.2, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement.

   (i)           Closing Cash Requirement.  Alpha Bermuda’s consolidated cash position, less its current liabilities (giving effect to any and all credit facilities available to Alpha Bermuda), immediately after the Closing Date and giving effect to (i) the cash payments contemplated in Section 5.1(a), (ii) any expenses related to the exercise of the redemption rights of the shareholders of Alpha pursuant to Alpha’s Amended and Restated Certificate of Incorporation in relationship to the Business Combination, and (iii) the payment of the brokers’ and finders’ fees referred to in Section 9.18 herein; but excluding the effects of any cash or assets of the Company that became the cash or assets of the Surviving Corporation after the Closing pursuant to the Business Combination; shall be at least $10 million.

   (j)           Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s conduct or operation of the business of Parent and its Subsidiaries, following the Merger shall be in effect, nor shall any Proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

   (k)           No Material Adverse Changes.  There shall not have occurred any Material Adverse Effect on Parent and there shall have been no decrease in the amount of funds in the Trust Account from that reflected in Section 9.23, other than permitted deductions as defined under Parent’s Amended and Restated Certificate of Incorporation.

   (l)           No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Parent, Alpha Arizona, the Company, the Company’s Subsidiaries, any Selling Shareholder, or against any affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the Effective Time) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

  (m)           Governmental Approvals.  Parent, Alpha Arizona and Alpha Bermuda shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the transactions contemplated hereby.

   (n)           Notice to Trustee.  Parent shall, concurrent with the Closing, deliver to the trustee of the Trust Account instructions to disburse on the Closing Date the monies in the Trust Account in accordance with the documents governing the Trust Account.

   (o)           Resignations.  Effective as of the Closing, the directors and officers of Parent who are not continuing directors and the officers of Alpha Bermuda will have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to Alpha Bermuda and the Company, and such resigning directors and officers shall have no claim for employment compensation in any form from Parent except for any reimbursement of outstanding expenses existing as of the date of such resignation.

   (p)           SEC Reports.  Parent shall have filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

   (q)           Alternext Listing.  Parent shall have maintained its status as a company whose common stock is listed on the Alternext and no reason shall exist as to why such status shall not continue immediately following the Closing.

   (r)           SEC Actions.  No formal or informal SEC investigation or Proceeding shall have been initiated by the SEC against either Parent or the Parent Sponsors or any of their officers or directors.

ARTICLE XIV
POST-CLOSING COVENANTS

14.1           D&O Insurance.

   (a)           Alpha Bermuda shall purchase (to the extent available in the market) a tail liability insurance policy, covering those Persons who are currently covered by the Parent’s directors and officers’ liability insurance policy relating to all actions or events prior to the Closing, for the coverage available at a price per annum determined by the Combined Board (the “Tail Coverage Amount”) with coverage in amount and scope at least as favorable to such Persons as the Parent’s existing coverage (or the maximum amount that may be purchased for up to the Tail Coverage Amount), which tail policy shall continue for at least three (3) years following the Closing; provided, however, that Alpha Bermuda shall not be required to pay annual premiums for any such policy in excess of the Tail Coverage Amount and, in the event any future annual premiums for such policy exceeds such amount, Alpha Bermuda will be entitled to reduce the amount of coverage of such policy to the amount of coverage that can be obtained for an annual premium equal to the Tail Coverage Amount.  This Section 14.1(a) and the covenants made hereunder shall survive the Closing and are expressly intended to be for the benefit of, and shall be enforceable by, each of the former or present directors and officers of the Parent and their respective heirs and legal representatives.

   (b)           Alpha Bermuda shall purchase (to the extent available in the market) a tail liability insurance policy, covering those Persons who are currently covered by the Company’s directors and officers’ liability insurance policy relating to all actions or events prior to the Closing, for the coverage available at a price of up to the Tail Coverage Amount with coverage in amount and scope at least as favorable to such Persons as the Company’s existing coverage (or the maximum amount that may be purchased for up to the Tail Coverage Amount), which tail policy shall continue for at least three (3) years following the Closing; provided, however, that Alpha Bermuda shall not be required to pay annual premiums for any such policy in excess of the Tail Coverage Amount and, in the event any future annual premiums for such policy exceeds such amount, Alpha Bermuda will be entitled to reduce the amount of coverage of such policy to the amount of coverage that can be obtained for an annual premium equal to the Tail Coverage Amount.  This Section 14.1(b) and the covenants made hereunder shall survive the Closing and are expressly intended to be for the benefit of, and shall be enforceable by, each of the former or present directors and officers of the Company and their respective heirs and legal representatives.

14.2       Tax Matters.  The Alpha Parties and the Selling Shareholders shall cooperate fully in the defense of any audit, examination, litigation or other proceeding (each, a “Tax Proceeding”).  Such cooperation shall include, but shall not be limited to, the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Alpha Parties and the Selling Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records.

ARTICLE XV
INDEMNIFICATION; REMEDIES

15.1       Survival.  All representations, warranties, covenants, and obligations in this Agreement shall survive for a period of one year following the earlier of the termination of this Agreement or the Business Combination Effective Time, except that any representations and warranties relating to Taxes shall survive until sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) (the “Survival Period”).  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

15.2       Indemnification by the Selling Shareholders.

(a)           From the Closing until the expiration of the Survival Period, the Selling Shareholders shall, subject to the terms hereof, indemnify and hold harmless the Surviving Corporation and its subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns (each a “Company Indemnified Party”) from and against any liabilities, losses, claims, damages, fines, penalties, expenses or Taxes (including costs of investigation and defense and reasonable attorneys’ fees incurred in connection with such matters and any action hereunder to enforce the provisions of this Article XV) (collectively, “Damages”) arising, directly or indirectly, from or in connection with:

(i)           any breach of any representation or warranty made by the Company or any Selling Shareholder in this Agreement or in any certificate delivered by the Company or any Selling Shareholder pursuant to this Agreement;

(ii)           any breach by the Company, or the Selling Shareholders, of its covenants or obligations in this Agreement; or

(iii)           the operation of the business of the Company and its Subsidiaries, prior to the  Business Combination Effective Time, other than as disclosed in this Agreement.

(b)           All claims of Company Indemnified Party pursuant to this Section 15.2 shall be entitled to be brought by Steven M. Wasserman or his designee (the “Alpha Designee”) on behalf of the Surviving Corporation and/or any person who was a stockholder of Parent immediately prior to the Closing.

(c)           The Selling Shareholders will indemnify the Company Indemnified Parties for Damages pursuant to Section 15.2(a) only if the aggregate amount of all Damages for which Damages are allowed under Section 15.2(a) exceeds $500,000 (the “Basket Amount”), in which case the Selling Shareholders will be liable only for the amount of Damages exceeding the Basket Amount.

(d)           The maximum obligation of the Selling Shareholders to indemnify the Company Indemnified Parties from and against Damages arising pursuant to Section 15.2(a) of this Agreement shall not exceed $8,000,000 in the aggregate(the “Cap”).

(e)           If the Surviving Corporation has a direct claim for indemnification under Section 15.2(a), the Alpha Designee will deliver, during the Survival Period, to the Selling Shareholders one or more written notices of Damages promptly after discovery of each Damage.  The Selling Shareholders will have no liability under Section 15.2(a) unless the written notices required by the preceding sentence are given during the Survival Period.  Any written notice will state in reasonable detail the basis for such Damages, the nature of such Damages for which indemnification is sought and the amount of Damages claimed.  If the Selling Shareholders notify the Alpha Designee that the Selling Shareholders do not dispute the claim described in such notice or fails to notify the Alpha Designee within 45 Business Days after delivery of such notice by the Alpha Designee whether the Selling Shareholders dispute the claim described in such notice, the Damages in the amount specified in the Alpha Designee’s notice will be admitted by the Selling Shareholders, and the Selling Shareholders will pay the amount of the Damages to the Alpha Designee.  If the Selling Shareholders have timely disputed their liability with respect to such claim, the Selling Shareholders and the Alpha Designee will proceed in good faith to negotiate a resolution of such dispute.  If a claim for indemnification has not been resolved within 60 days after delivery of the Alpha Designee’s notice, either party may seek judicial recourse.  In the event that (i) the Alpha Designee does not deliver to the Selling Shareholders written notice of a claim promptly after its discovery of Damages or (ii) such written notice inaccurately or incompletely describes the basis or nature of the Damages, each as required by this Section 15.2(e), then the Selling Shareholders’ obligation to indemnify the Surviving Corporation pursuant to Section 15.2(a) shall be reduced to the extent the Alpha Designee’s failure to provide prompt, accurate and complete written notice has prejudiced the Selling Shareholders.

(f)           The Selling Shareholders will pay the amount of any Damages to the Alpha Designee within 15 days following the determination of the Selling Shareholders’ liability for and the amount of the Damages (whether such determination is made pursuant to the procedures set forth in this Section 15.2, by agreement between the Selling Shareholders and the Alpha Designee, by arbitration award or by final adjudication).

(g)           The Selling Shareholders shall not be liable to any of the Company Indemnified Parties pursuant to Section 15.2(a) as a result of any action taken by Parent or the Surviving Corporation after the Business Combination Effective Time, or to the extent to which Parent or such Company Indemnified Party could have, with reasonable efforts, mitigated or prevented the Damages with respect to such breach.

15.3       Indemnification by the Surviving Corporation.

(a)           From the Closing until the expiration of the Survival Period, the Surviving Corporation shall, subject to the terms hereof, indemnify and hold harmless the Selling Shareholders and their respective subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns (each a “Parent Indemnified Party”) from and against any Damages arising, directly or indirectly, from or in connection with:

(i)           any breach of any representation or warranty made by Parent in this Agreement or in any certificate delivered by Parent pursuant to this Agreement;

(ii)           any breach by Parent of its covenants or obligations in this Agreement; or

(iii)           the operation of the business of Parent and its Subsidiaries, prior to the Business Combination Effective Time, other than as disclosed in this Agreement.

(b)           All claims of the Parent Indemnified Parties pursuant to this Section 15.3 shall be entitled to be brought by Wei Chang Leow or his designee (the “Soya Designee”) on behalf of the Parent Indemnified Party.

(c)           The Surviving Corporation will indemnify the Parent Indemnified Parties for Damages pursuant to Section 15.3(a) only if the aggregate amount of all Damages for which Damages are allowed under Section 15.3(a) exceeds the Basket Amount, in which case the Surviving Corporation will be liable only for the amount of Damages exceeding the Basket Amount.

(d)           The maximum obligation of the Surviving Corporation to indemnify the Parent Indemnified Parties from and against Damages arising pursuant to Section 15.3(a) of this Agreement shall not exceed the Cap.

(e)           If the Parent Indemnified Parties have a direct claim for indemnification under Section 15.3(a), the Soya Designee will deliver, during the Survival Period, to the Surviving Corporation, one or more written notices of Damages promptly after discovery of each Damage.  The Surviving Corporation will not have any liability under Section 15.3(a) unless the written notices required by the preceding sentence are given during the Survival Period.  Any written notice will state in reasonable detail the basis for such Damages, the nature of such Damages for which indemnification is sought and the amount of Damages claimed.  If the Surviving Corporation notifies the Soya Designee that the Surviving Corporation does not dispute the claim described in such notice or fails to notify the Soya Designee within 45 Business Days after delivery of such notice by the Soya Designee whether the Surviving Corporation disputes the claim described in such notice, the Damages in the amount specified in the Soya Designee’s notice will be admitted by the Surviving Corporation and the Surviving Corporation will pay the amount of the Damages to the Soya Designee.  If the Surviving Corporation has timely disputed its liability with respect to such claim, Surviving Corporation and the Soya Designee will proceed in good faith to negotiate a resolution of such dispute.  If a claim for indemnification has not been resolved within 60 days after delivery of the Soya Designee’s notice, any party may seek judicial recourse.  In the event that (i) the Soya Designee does not deliver to the Surviving Corporation written notice of a claim promptly after its discovery of Damages or (ii) such written notice inaccurately or incompletely describes the basis or nature of the Damages, each as required by this Section 15.3(e), then the Surviving Corporation’s obligation to indemnify the Parent Indemnified Parties pursuant to Section 15.3(a) shall be reduced to the extent the Soya Designee’s failure to provide prompt, accurate and complete written notice has prejudiced the Surviving Corporation.

(f)           The Surviving Corporation will pay the amount of any Damages to the Soya Designee within 15 days following the determination of the Surviving Corporation’s liability for and the amount of the Damages (whether such determination is made pursuant to the procedures set forth in this Section 15.3, by agreement between the Surviving Corporation and the Soya Designee, by arbitration award or by final adjudication).

(g)           The Surviving Corporation shall not be liable to any of the Parent Indemnified Parties pursuant to Section 15.3(a) as a result of any action taken by Alpha Arizona after the business Combination Effective Time, or to the extent to which such Parent Indemnified Party could have, with reasonable efforts, mitigated or prevented the Damages with respect to such breach.

15.4       Third Party Action.

(a)           From the Closing until the expiration of the Survival Period, the Selling Shareholders and the Surviving Corporation, as applicable (the “Indemnifying Party”), will indemnify, defend and hold harmless the Company Indemnified Parties and the Parent Indemnified Parties, as applicable (collectively, the “Indemnified Parties”), against any Damages arising from any litigation instituted by any third party with respect to any Damages arising pursuant to Section 15.2(a) or 15.3(a), as applicable (any such third party action or proceeding being referred to as a “Third Party Action”).  An Indemnified Party will give the Indemnifying Party prompt written notice of the commencement of a Third Party Action.  The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such written notice.  In the event that (i) a Indemnified Party does not deliver to the Indemnifying Party prompt written notice of a Third Party Claim promptly after commencement or (ii) fails to attach the entire complaint or all of the other papers pursuant to which the third party commenced such Third Party Action, each as required by this Section 15.4(a), then the Indemnifying Party’s obligation to indemnify the Indemnified Party pursuant to this Section 15.4(a) shall be reduced to the extent the Indemnified Party’s failure to provide prompt, accurate and complete written notice has prejudiced the Indemnifying Party.

(b)           The Indemnifying Party will be entitled to contest and defend such Third Party Action on behalf of any Indemnified Party.  Notice of the intention to so contest and defend will be given by the Indemnifying Party to the requesting Indemnified Party within 20 Business Days after the Indemnified Party’s notice of such Third Party Action (but, in all events, at least five Business Days prior to the date that a response to such Third Party Action is due to be filed).  Such contest and defense will be conducted by reputable attorneys retained by the Indemnifying Party.  An Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing.  If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense.  An Indemnified Party will cooperate with the Indemnifying Party to the extent reasonably requested by the Indemnifying Party in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third Party Action.

(c)           Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third Party Action without the consent of the other party, which consents will not be unreasonably withheld.

ARTICLE XVI
TERMINATION, AMENDMENT AND WAIVER

16.1       Termination.  At any time prior to the Business Combination Effective Time, whether before or after approval of the matters presented in connection with the Business Combination by the stockholders of Company, this Agreement may be terminated:

(a)           by mutual written consent of Parent and Company;

(b)           by either Parent or Company, if, at the Alpha Stockholders Meeting (including any adjournments thereof), (i) the Merger shall fail to be approved by a majority of the outstanding Common Stock, voting as a group, in accordance with Section 253 of the DGCL, and/or (ii) this Agreement and the Share Exchange contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of the shares of Common Stock sold in the IPO voted at the meeting in accordance with Alpha Constituent Instruments, or (iii) the aggregate number of shares of Common Stock held by public stockholders of Alpha who exercise their redemption rights with respect to their Common Stock in accordance with the Alpha Constituent Instruments shall constitute thirty-five percent (35%) or more of the Common Stock sold in the IPO;

(c)           by either Parent or Company, if, without fault of the terminating party, the Closing shall not have occurred on or before March 28, 2009, or such later date as may be agreed upon in writing by the parties hereto. For the avoidance of doubt, the Company and the Selling Shareholders may terminate this Agreement on March 28, 2009 and will not be required to consent to any course of action that contemplates a closing of the Business Combination beyond March 28, 2009;

(d)           by Parent, if the Company or any Selling Shareholders breaches any of its representations, warranties or obligations hereunder to an extent that would cause any of the conditions set forth in Section 13.1(f) not to be satisfied and such breach shall not have been cured within ten (10) Business Days of receipt by Company or any Selling Shareholders of written notice of such breach (and Parent is not in material breach of any of its representations and warranties or covenants hereunder, which breach is not cured);

(e)           by Company, if Parent breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 13.2(d) not to be satisfied and such breach shall not have been cured within ten (10) Business Days of receipt by Parent of written notice of such breach (and the Company is not in material breach of any of its representations and warranties or covenants hereunder, which breach is not cured); or

(f)           by either Parent or Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Business Combination shall have become final and nonappealable or (ii) the required approval of the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to Parent or Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of Parent or Company and such action or failure constitutes a breach by Parent or Company of this Agreement).

16.2       Effect of Termination.  In the event of termination of this Agreement as provided in Section 16.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Company, the Selling Shareholders, or their respective officers, directors, stockholders or affiliates, except to the extent otherwise provided; provided that, the provisions of Section 12.3 (Confidentiality), Section 16.3 (Expenses and Termination Fees) and this Section 16.2, and Article XVII, shall remain in full force and effect and survive any termination of this Agreement.  Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

16.3       Expenses and Termination Fees.

(a)           Subject to subsection (b) of this Section 16.3, whether or not the Business Combination is consummated, all costs and expenses (including transfer and other similar Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b)           In the event this Agreement is terminated by the Parent pursuant to subsection (d) of Section 16.1 and such breach of representations and warranties or covenants resulted in the failure of any of the conditions set forth in Sections 13.1(c), (f), (h), (i), and (k), in all cases pursuant to the willful breach or misconduct of the Company or the Selling Shareholders, then, the Company shall immediately upon notice thereof pay to the Parent a one-time termination fee of U.S.$2.5 million in addition to reimbursing the Parent for all reasonable out-of-pocket fees and expenses incurred by Parent in connection with entering into and the transactions contemplated by this Agreement. (“Termination Fee”).

16.4       Amendment.  The Boards of Directors of the Parent and the Company and the Selling Shareholders, may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Parent or Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Parent Common Stock (except with the consent of the holders of a majority of Parent Common Stock) or the Target Securities (except with the consent of the holders of majority of the Target Securities), (ii) alter or change any term of the Memorandum of Continuance or By-laws of Alpha Bermuda, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Target Securities.

16.5       Extension; Waiver.  At any time prior to the Business Combination Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XVII
GENERAL PROVISIONS

17.1       No Fractional Shares.  No fractional shares of Alpha Arizona Securities shall be issued in connection with the Merger and no fractional shares of Alpha Bermuda Securities shall be issued in connection with the Conversion.  No certificates or scrip for any such fractional shares shall be issued.  Any shareholder of Alpha Securities who would otherwise be entitled to receive a fraction of a share of Alpha Arizona Securities and/or Alpha Bermuda Securities (after aggregating all fractional shares of Alpha Arizona Securities and/or Alpha Bermuda Securities issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a share of Alpha Bermuda Securities on Alternext, or such other public trading market on which Alpha Bermuda Securities may be trading at such time, at the Conversion Effective Time.

17.2       Lost, Stolen or Destroyed Certificates.  In the event any certificates representing the Alpha Securities shall have been lost, stolen or destroyed, Alpha Bermuda shall issue in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, such shares of Alpha Bermuda Securities, as may be required; provided, however, that Alpha Bermuda may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Alpha Bermuda with respect to the certificates alleged to have been lost, stolen or destroyed.

17.3       Withholding Rights.  Alpha Bermuda shall be entitled to deduct and withhold from the number of shares of Alpha Bermuda Securities or cash otherwise deliverable under this Agreement, such amounts as Alpha Bermuda reasonably determines are required to be deducted and withheld with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law.  To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the Person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the Person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the Person otherwise entitled to the Alpha Bermuda Securities or cash in respect of which such deduction and withholding was made by Alpha Bermuda.  Notwithstanding the foregoing, Alpha Bermuda, at its option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to Alpha Bermuda prior to the issuance of the Alpha Bermuda Securities pursuant hereto.

17.4       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)          if to Parent, to:

Alpha Security Group Corporation
328 West 77th Street
New York, New York
Attention:  Steven Wasserman, Chief Executive Officer and President

with a copy (which shall not constitute notice to Parent) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention:  Mitchell S. Nussbaum, Esq.
Facsimile No.:  (212) 407-4000
Telephone No.:  (212) 407-4990

(b)          if to the Company or the Selling Shareholders, to:
Soya China Pte. Ltd.
50 Raffles Place #11-05A
Singapore Land Tower
Singapore 048623
Attention: Leow Wei Chang, Chief Financial Officer

with a copy (which shall not constitute notice to the Company) to:

Dorsey & Whitney LLP
Suite 3008, One Pacific Place
88 Queensway
Hong Kong
Attention: Liza Mark, Esq.
Facsimile No.: (852) 2524-3000
Telephone No.: (852) 2526-5000

17.5       Interpretation/Definitions.  When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

For the purposes of this Agreement, the following terms shall have the following definitions:

“2008 Financial Statements” shall have the meaning set forth in Section 11.1(b) of the Agreement.

“Actual Deferred Stock Payment Statement” shall have the meaning set forth in Section 5.3(h)(i) of the Agreement.

“Adjusted Net Income” shall have the meaning set forth in Section 5.2 of the Agreement.

“Agreement” shall have the meaning set forth in the preamble to the Agreement.

“Alpha” shall have the meaning set forth in the preamble to the Agreement.

“Alpha Arizona” shall have the meaning set forth in the preamble to the Agreement.

“Alpha Arizona Securities” shall have the meaning set forth in the background to the Agreement.

“Alpha Arizona Shares” shall have the meaning set forth in the background to the Agreement.

“Alpha Arizona Stock Rights” shall have the meaning set forth in the background to the Agreement.

“Alpha Bermuda” shall have the meaning set forth in the background to the Agreement.

“Alpha Bermuda Securities” shall have the meaning set forth in the background to the Agreement.

“Alpha Bermuda Shares” shall have the meaning set forth in the background to the Agreement.

“Alpha Bermuda Stock Rights” shall have the meaning set forth in the background to the Agreement.

“Alpha Constituent Instruments” shall have the meaning set forth in Section 13.1(b) of the Agreement.

“Alpha Designee” shall have the meaning set forth in Section 15.2(b) of the Agreement.

“Alpha Parties” shall have the meaning set forth in the background to the Agreement.

“Alpha Securities” shall have the meaning set forth in the background to the Agreement.

“Alpha Shares” shall have the meaning set forth in the background to the Agreement.

“Alpha Stock Rights” shall have the meaning set forth in the background to the Agreement.

“Alternate Accounting Firm” shall have the meaning set forth in Section 5.3(h)(iii) of the Agreement.

“Alternext” shall have the meaning set forth in Section 4.4(a) of the Agreement.

“Ancillary Agreements” means the Lock-Up Agreements, the Employment Agreements, the Registration Rights Agreement and the Voting Agreement.

“ARS” has the meaning set forth in the background to the Agreement.

“Articles of Merger” shall have the meaning set forth in Section 1.2 of the Agreement.

“Audited Financial Statements” shall have the meaning set forth in Section 11.1(a) of the Agreement.

“Auditor” shall have the meaning set forth in Section 5.3(h)(iii) of the Agreement.

“Basket Amount” shall have the meaning set forth in Section 15.2(c) of the Agreement.

“Business Combination” shall have the meaning set forth in Section 6.1.

“Business Combination Effective Time” shall have the meaning set forth in Section 6.1 of the Agreement.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are generally open for banking business in the United States and Hong Kong.

“Cap” shall have the meaning set forth in Section 15.2(d) of the Agreement.

“Certificate of Merger” shall have the meaning set forth in the Section 1.2 of the Agreement.

“Certificates” shall have the meaning set forth in Section 4.3(a) of the Agreement.

“Closing Date” shall have the meaning set forth in Section 6.1 of the Agreement.

“Closing” shall have the meaning set forth in Section 6.1 of the Agreement.

“Code” shall have the meaning set forth in Section 8.16(e) of this Agreement.

“Combined Board” shall have the meaning set forth in Section 3.6 of the Agreement.

“Common Stock” shall have the meaning set forth in the background to the Agreement.

“Company” shall have the meaning set forth in the preamble to the Agreement.

“Company Alternative Proposal” shall have the meaning set forth in Section 12.3(b) of the Agreement.

“Company Authorizations” shall have the meaning set forth in Section 8.13 of the Agreement.

“Company Balance Sheet Date” shall have the meaning set forth in Section 8.9 of the Agreement.

“Company Designees” shall have the meaning set forth in Section 11.10 of the Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Article VIII of the Agreement.

“Company Financial Statements” shall have the meaning set forth in Section 11.1(a) of the Agreement.

“Company Indemnified Party” shall have the meaning set forth in Section 15.2(a) of the Agreement.

“Company Intellectual Property” shall have the meaning set forth in Section 8.15 of the Agreement.

“Conversion Effective Time” shall have the meaning set forth in Section 2.2 of the Agreement.

“Conversion” shall have the meaning set forth in the background to the Agreement.

“Damages” shall have the meaning set forth in Section 15.2(a) of the Agreement.

“Deferred Stock Payments” shall have the meaning set forth in Section 5.3 of the Agreement.

“DGCL” shall have the meaning set forth in the background to the Agreement.

“Disposition” shall have the meaning set forth in Section 7.12 of the Agreement.

“Employment Agreements” shall have the meaning set forth in Section 11.6 of the Agreement.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement that requires or relates to:

(A)           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(B)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(C)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(D)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(E)           protecting resources, species, or ecological amenities;

(F)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(G)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Escrow Agreement” shall have the meaning set forth in Section 5.2 of the Agreement.

“Escrowed Shares” shall have the meaning set forth in Section 5.2 of the Agreement.

“Exchange Act” shall have the meaning set forth in Section 5.2 of the Agreement.

“Governmental Authority” shall have the meaning set forth in Section 8.6 of the Agreement.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Incentive Plan Proposal” shall have the meaning set forth in Section 11.1(c) of the Agreement.

“Indemnified Parties” shall have the meaning set forth in Section 15.4(a) of the Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 15.4(a) of the Agreement.

“Initial Equity Payment” shall have the meaning set forth in Section 5.1(a) of the Agreement.

“Insider Purchases” shall have the meaning set forth in Section 11.3 of the Agreement.

“Insider Purchase Commitment Amount” shall have the meaning set forth in Section 11.3 of the Agreement.

“Insider Warrants” shall have the meaning set forth in Section 9.2(a) of the Agreement.

“Interim Financial Statements” shall have the meaning set forth in Section 11.1(a) of the Agreement.

“Initial Financial Statement Delivery Date” shall have the meaning set forth in Section 11.1(a) of the Agreement.

“IPO” shall have the meaning set forth in Section 9.2(a) of the Agreement.

“Key Operating Agreement” shall have the meaning set forth in Section 8.1(b) of the Agreement.

“Knowledge Persons” shall have the meaning set forth in Article VIII of the Agreement.

“knowledge” shall have the meaning set forth in Article VIII of the Agreement.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other Law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which Alpha Securities are then listed or traded).

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting interests, shareholder agreements and other encumbrances.

“Lock-Up Agreement” shall have the meaning set forth in Section 7.12 of the Agreement.

“Material Adverse Effect” shall have the meaning set forth in Article VIII of the Agreement.

“Material Company Contract” shall have the meaning set forth in Section 8.21(a) of the Agreement.

“Merger” shall have the meaning set forth in the background to the Agreement.

“Merger Effective Time” shall have the meaning set forth in Section 1.2 of the Agreement.

“Merger Form 8-K” shall have the meaning set forth in Section 11.2 of the Agreement.

“Money Laundering Laws” shall have the meaning set forth in Section 8.24 of the Agreement.

“Objection Notice” shall have the meaning set forth in Section 5.3(b)(ii) of the Agreement.

“Objection Period” shall have the meaning set forth in Section 5.3(b)(ii) of the Agreement.

“Parent” shall have the meaning set forth in the preamble to the Agreement.

“Parent Balance Sheet” shall have the meaning set forth in Section 9.9 of the Agreement.

“Parent Balance Sheet Date” shall have the meaning set forth in Section 9.8 of the Agreement.

“Parent Board” means the board of directors of the Parent prior to the Merger.

“Parent Designees” shall have the meaning set forth in Section 11.10 of the Agreement.

“Parent Disclosure Schedule” shall have the meaning set forth in Article IX of the Agreement.

“Parent Financial Statements” shall have the meaning set forth in Section 9.6 of the Agreement.

“Parent Indemnified Party” shall have the meaning set forth in Section 15.3(a) of the Agreement.

“Parent Material Contract” shall have the meaning set forth in Section 9.27(a) of the Agreement.

“Parent SEC Documents” shall have the meaning set forth in Section 9.6 of the Agreement.

“Parent Sponsors” means Steven M. Wasserman.

“Parent Warrants” shall have the meaning set forth in Section 9.2(a) of the Agreement.

“Percentage Allocation” shall have the meaning set forth in Section 5.3(a) of the Agreement.

“Person” or “person” means an individual, partnership, operation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“PRC” means the People’s Republic of China.

“Press Release” shall have the meaning set forth in Section 11.2 of the Agreement.

“Proceeding” shall have the meaning set forth in Section 8.11 of the Agreement.

“Proposed Deferred Stock Payment Statement” shall have the meaning set forth in Section 5.3(h)(i) of the Agreement.

“Proxy/Prospectus” shall have the meaning set forth in Section 9.5 of the Agreement.

“Registration Rights Agreement” shall have the meaning set forth in Section 11.7 of the Agreement.

“Representatives” shall have the meaning set forth in Section 12.2(a) of the Agreement.

“Reviewing Party” shall have the meaning set forth in Section 5.3(h)(iii) of the Agreement.

“Sale of the Business” shall have the meaning set forth in Section 5.3(i) of the Agreement.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 9.7 of the Agreement.

“SEC” shall have the meaning set forth in Section 7.12 of the Agreement.

“Securities Act” shall have the meaning set forth in Section 7.7 of the Agreement.

“Selling Shareholder” or “Selling Shareholders” shall have the meaning set forth in the preamble to the Agreement.

“Selling Shareholders’ Required Approvals” shall have the meaning set forth in Section 7.5 of the Agreement.

“Share Exchange” shall have the meaning set forth in the background to the Agreement.

“Soya Designee” shall have the meaning set forth in Section 15.3(b) of the Agreement.

“Special Meeting” shall have the meaning set forth in Section 11.1(c) of the Agreement.

“Subsidiaries” shall have the meaning set forth in Section 8.1(a) of the Agreement.

“Supplemental Financial Statement Delivery Date” shall have the meaning set forth in Section 11.1(b) of the Agreement.

“Survival Period” shall have the meaning set forth in Section 15.1 of the Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 of the Agreement.

“Tail Coverage Amount” shall have the meaning set forth in Section 14.1 of the Agreement.

“Target” shall have the meaning set forth in the preamble to the Agreement.

“Target Balance Sheet” shall have the meaning set forth in Section 8.7(c) of the Agreement.

“Target Financial Statements” shall have the meaning set forth in Section 8.7(a) of the Agreement.

“Target Securities” shall have the meaning set forth in the background to the Agreement.

“Tax” or Taxes” shall have the meaning set forth in Section 8.16(a) of the Agreement.

“Tax Authority” shall have the meaning set forth in Section 8.16(a) of the Agreement.

“Tax Proceeding” shall have the meaning set forth in Section 14.2 of the Agreement.

“Tax Return” shall have the meaning set forth in Section 8.16(a) of the Agreement.

“Taxable” shall have the meaning set forth in Section 8.16(a) of the Agreement.

“Termination Fee” shall have the meaning set forth in Section 16.3(b) of the Agreement.

“Third Party Action” shall have the meaning set forth in Section 15.4(a) of the Agreement.

“Thresholds” shall have the meaning set forth in Section 5.2 of the Agreement.

“Transactions” shall have the meaning set forth in Section 6.1 of the Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 12.10 of the Agreement.

“Trust Account” shall have the meaning set forth in Section 9.23 of the Agreement.

“U.S. GAAP” means generally accepted accounting principles of the United States.

“Underwriter Option” shall have the meaning set forth in Section 9.2(a) of the Agreement.

“Voting Agreement” shall have the meaning set forth in Section 11.8 of the Agreement.

“Warrants” shall have the meaning set forth in Section 9.2(a) of the Agreement.

“Warrant Exercise Payout” shall have the meaning set forth in Section 11.5 of the Agreement.

17.6       Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or PDF, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

17.7       Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Schedules and the Parent Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein; and (c) shall not be assigned, except by operation of law as a result of the Merger, pursuant to Article I and the Business Combination pursuant to Article II or as otherwise specifically provided.  Notwithstanding the foregoing, Parent shall have the right, without the consent of any other party, to assign its rights to receive the Termination Fee hereunder to some or all of the persons that, as of the date hereof, are holders of the Insider Warrants.  No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force or effect.

17.8       Severability.  If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

17.9       Remedies Cumulative; Specific Performance.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)           It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

17.10     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

17.11     Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement And Plan Of Merger, Conversion And Share Exchange to be executed and delivered by their respective officers, and individually, as applicable, thereunto duly authorized, all as of the date first written above.

ALPHA SECURITY GROUP CORPORATION

By:	/s/ Steven M. Wasserman
Name: Steven M. Wasserman Title: President

ALPHA ARIZONA CORP.

By:	/s/ Steven M. Wasserman
Name: Steven M. Wasserman Title: President

SOYA CHINA PTE LTD.

By:	/s/ Zhao Guangchun
Name: Zhao Guangchun Title: Chairman

SELLING SHAREHOLDERS Splendid International Holdings Pte. Ltd.

By:	/s/ Zhao Guangchun
Name: Zhao Guangchun Title: Director

Bright Strong Investments Limited

By:	/s/ Zhao Benxi
Name: Zhao Benxi Title: Director

Special Result Limited (BVI)

By:	/s/ Edmund Tan
Name: Edmund Tan
Title: Director

CONFIDENTIAL

Presentation to the

Board of Directors

of

Alpha Security Group Corporation

January 22, 2009

TABLE OF CONTENTS

PAGE

Scope of Assignment and Background 3

Summary of Analyses

- Market Trading 10
- Public Comparable Companies 11
- Merger and Acquisition Transactions 16
- Discounted Cash Flow 18

Summary of Valuation Methodologies 20

Conclusion 21

APPENDIX

Weighted Average Cost of Capital Analysis 22

2

SCOPE OF ASSIGNMENT AND BACKGROUND

New Century Capital Partners, LLC, ("NCCP") understands that Alpha Security Group Corp. (collectively, "Alpha") intends to acquire all of the shares of Soya China Pte. Ltd. (the "Company") from the selling shareholders party thereto, which own 100% of the issued and outstanding equity securities of the Company (the "Transaction"). The terms and conditions of the Transaction are set forth in the definitive Agreement and Plan Merger, Conversion and Share Exchange (the "Agreement"), as stated in Alpha's 8K, which was filed on January 6, 2009. Alpha has requested that NCCP provide an opinion as to the fairness ("Opinion"), from a financial point of view, to the stockholders of Alpha of the consideration to be paid by Alpha in connection with the Transaction, as of the date of this Opinion.

NCCP does not own any interest in Alpha or the Company. NCCP has not provided any services to Alpha other than rendering this Opinion. NCCP will receive a fee from Alpha for providing this Opinion, a portion of which will become due and payable upon delivery of this Opinion and a portion of which will become payable only if the proposed Transaction is consummated. NCCP may be required by Alpha to render additional fairness opinions, including a bring-down fairness opinion. Alpha has also agreed to indemnify NCCP against certain liabilities in connection with NCCP providing the Opinion.

The Opinion is given in good faith, but neither NCCP, nor its officers shall be held responsible for any errors or omissions. In rendering its Opinion, NCCP has undertaken such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. NCCP has reviewed: (i) certain financial, operational and business information and data regarding the Company and Alpha, including the Company's forecast for the period 2009 – 2011 (the "Financial Model"), provided to NCCP on January 16, 2009; (ii) certain financial, market performance and other data of certain other public companies that NCCP deemed relevant; (iii) the Letter of Intent, dated September 24, 2008; (iv) the Agreement; and (v) industry information that NCCP deemed relevant for purposes of its Opinion. NCCP also reviewed and discussed with senior management of the Company certain financial, operational and business information and data regarding the Company, and China's food and beverage industry. NCCP also had discussions with Rotenberg & Co. LLP ("Rotenberg"), the Company's accounting firm.

In rendering its Opinion, NCCP has assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial and other information and data that was publicly available regarding the Company and Alpha. NCCP has also assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial and other information, including the Financial Model, and data that Alpha provided to, reviewed with or discussed with NCCP. NCCP notes that Rotenberg audited the Company's historic annual financial statements, for the years ended December 31, 2006 and 2007, and reviewed the Company's financial results for the nine months ended September 30, 2008. Rotenberg and the Company advised NCCP that the Company's financial results were reported in

3

SCOPE OF ASSIGNMENT AND BACKGROUND (CONTINUED)

accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). However, as of the date of this Opinion, the Company has not completed its audit for the year ended December 31, 2008.

NCCP was also advised by the Company that its Financial Model was prepared in accordance with U.S. GAAP. NCCP is not held responsible for any errors or omissions associated with the Financial Model, or any adjustments which may be needed to make it in full compliance with U.S. GAAP. In addition, with the consent of Alpha, NCCP has further assumed, with the assurances of Alpha and the Company that the information and other data provided to NCCP has been reasonably prepared in accordance with industry standards, and that Alpha or the Company is not aware of any relevant information that has been omitted or not disclosed to NCCP, or that would make any of the information provided to NCCP incomplete or misleading. In addition, NCCP has further assumed with the assurance of the Company and Alpha that the Financial Model has been reasonably prepared in accordance with industry standards, and that the Company and Alpha are not aware of any relevant information that has been omitted or not disclosed to NCCP, or that would make the Financial Model incomplete or misleading. NCCP expresses no opinion as to the reasonableness of the Financial Model, the analyses, assumptions or conclusions contained in the Financial Model, or the likelihood that any of the operational, financial, or strategic benefits set forth in the Financial Model will be achieved.

In rendering its Opinion, NCCP has assumed that the Transaction will be consummated as described in the Agreement, and that the Transaction may be further revised, but that further revisions to the terms of the Transaction will not materially change the analysis or conclusions of NCCP in its Opinion. NCCP has assumed and relied upon, without assuming responsibility or liability for verifying, that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable federal and state statutes, rules and regulations. NCCP has also assumed and relied upon, without assuming responsibility or liability for independently verifying, that the Transaction will comply with all applicable international laws, statutes and regulations. NCCP has further assumed and relied upon, without assuming responsibility or liability for independently verifying, the operational, financial and strategic benefits that Alpha represented to NCCP will be achieved by the Transaction. NCCP expresses no opinion as to whether Alpha will be able to achieve any such operational, financial or strategic benefits in connection with the Transaction. Furthermore, NCCP has assumed that all material governmental, regulatory or other consents and approvals necessary in both the United States and the People's Republic of China ("PRC" or "China") for the consummation of the Transaction will be obtained without any adverse effect on Alpha or the Company that would be material to its analysis.

NCCP is not a legal, regulatory or tax expert. Accordingly, NCCP expresses no opinion regarding the legal, regulatory or tax effect of the Transaction. NCCP has relied upon the assessments made by Alpha and the Company with respect to such issues. NCCP also

4

SCOPE OF ASSIGNMENT AND BACKGROUND (CONTINUED)

does not express any opinion regarding the effect on the Transaction of any accounting or environmental regulations, or any potential changes thereto.

NCCP does not express any opinion regarding any financial assumptions provided by the senior management of the Company regarding the future operations of the Company, including its financial projections. Furthermore, NCCP has not: (i) undertaken to determine whether there is any pending or threatened litigation, regulatory action, contingent liabilities or unasserted claims against the Company, or an analysis of the same; (ii) performed appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company; (iii) received or reviewed any final and executed Agreement; (iv) visited the Company; (v) contacted any of the customers of the Company, or (vi) completed any customer or operational due diligence.

This Opinion is based on economic, monetary, market and other conditions as they exist, and the information made available to NCCP, as of the date of this Opinion. NCCP expresses no opinion regarding any potential changes to economic, monetary, market or other conditions, either globally or in China, that may occur after the date of this Opinion, including: (i) the Company's ability to effectively manage its business expansion and growth in order for it to achieve its Financial Forecast; (ii) whether the Company can effectively compete in a highly competitive industry; iii) whether the Company can succeed in maintaining and growing its flagship stores, its master franchisees, franchisees or its other distribution outlets, especially given that the franchisee model is not commonplace in China; (iv) whether the Company can maintain and increase the brand recognition of its Dougongfang and Soybean Joy brands, especially given that the Company's brand image may be challenged by competition from lower-priced brands, particularly in times of economic downturns; (v) whether the Company can effectively protect its intellectual property rights from infringement or protect itself from claims of infringement of third parties' intellectual property rights; (vi) whether the Company's capital investment in new equipment and technology will yield the intended benefits; (vii) whether the Company can maintain an adequate supply of the soybean commodity through its suppliers, including its principal supplier, Shandong Liangxing; (viii) the Company's ability to maintain the price of soybeans, which is affected by, market volatility, changes in climates, market supply and demand conditions and governmental regulations within China; (ix) whether the Company's ability to market its soybean products will be limited by any government body in the China; (x) whether rapid growth will result in a strain on the Company's resources; (xi) whether the Company can effectively retain its employees, including its key personnel, or attract new employees to achieve its future growth, or whether the Company may face labor shortages or rising labor costs; (xii) whether the current global economic slowdown, and reduced economic growth in China, will negatively impact the Company's anticipated future growth as described in its Financial Forecast; (xiii) whether the Company's business may face operating disruptions, including disruptions of its internal operations, suppliers or customers; (xiv) whether the Company will comply with the U.S. Foreign Corrupt Practices Act, and similar anti-bribery laws outside the U.S.; and (xv) whether the costs associated with ensuring compliance with U.S. public company and

5

SCOPE OF ASSIGNMENT AND BACKGROUND (CONTINUED)

corporate governance does not negatively impact the Company's future financial performance. Accordingly, NCCP expresses no opinion regarding how these factors may impact the Company's current or future financial performance. Finally, NCCP expresses no opinion as to whether the current global economic recession, and China's slowing economic growth, will continue or whether such economic conditions will result in reduced demand for soybean products or whether the current pricing pressure for soybean products will continue in the future.

NCCP expresses no opinion as to whether food contamination and deterioration risks inherent to food industry participants will affect the Company. Given the nature of raw materials used in food production processes, in particular its contaminable and perishable nature, there is a possibility of contamination or deterioration in raw materials or food products during the production process. Any contamination or deterioration in the Company's raw materials or products, whether through improper handling, outbreak of diseases, illegal tampering or otherwise, may result in the Company's raw materials and products being found unsafe for production and consumption. This may lead to delays in production or delivery of the Company's products to its customers, a loss in revenue, costs incurred in the purchase of replacement raw ingredients, or payment of compensation to its customers for such delays, which in turn may materially adversely affect the Company's reputation, businesses and financial performance.

The Company operates in a highly regulated environment. As a result, in the event that food contamination and deterioration in the Company's food products are not discovered by the production and quality control staff at its production premises or those of its franchisees, and the Company's food products are distributed, consumers may fall ill upon eating the food products and consequently may complain and make claims against the Company. In addition, the Company's food industry permits and business licenses may be revoked or not renewed by the authorities. NCCP expresses no opinion as to how such events may affect the Company's reputation, businesses and financial performance.

NCCP expresses no opinion as to if the Company maintains sufficient insurance policies against product liability claims. The Company may be subject to claims from consumers alleging health hazards, illness and other negative side effects after consuming its food products. In the event that the Company is faced with any significant product liability claims or any other form of adverse event where it has insufficient insurance coverage, the Company's businesses and financial performance may be materially and adversely affected.

NCCP expresses no opinion as to how complex laws and regulations, including food health contamination and deterioration laws and regulations may adversely affect the cost, manner or feasibility of the Company conducting its business. In addition, as a pre-requisite to conducting business in China, the Company is required to obtain certain permits, licenses and certificates from various

6

SCOPE OF ASSIGNMENT AND BACKGROUND (CONTINUED)

governmental authorities. Some of these permits and business licenses are subject to periodic renewal and reassessment as well as fulfillment of conditions imposed by the relevant governmental authorities, and the standards of compliance required in relation thereto may from time to time be subject to changes.

NCCP expresses no opinion as to how the non-renewal or revocation of the Company's permits, licenses and certificates will have a material adverse effect on its operations. The Company will not be able to carry on its business without such permits, licenses and certificates being granted or renewed. In addition, it may be costly for the Company to comply with any subsequent modifications of, additions or new restrictions to, these compliance standards. Should there be any subsequent modifications of, additions or new restrictions to the current compliance standards, the Company may incur additional costs to comply with the new or modified standards, which may adversely affect its businesses and financial performance.

NCCP expresses no opinion as to how the reputation of the Company is affected by activities of its specialty stores that are owned by operators, master franchisees or franchisees that are responsible for the operation of the specialty stores, including the hiring of staff and inventory. The specialty stores typically sell the Company's products directly to end consumers. NCCP expresses no opinion as to the likelihood that the Company's franchisees, master franchisees or specialty stores will adhere to the Company's recommended procedures and policies; should any of these parties fail to do so, the quality of the Company's products will likely be adversely affected. Furthermore, while the Company conducts random inspections, the Company's franchisees, or master franchisees, may sell products of inferior quality of their own at the specialty stores, passing them off as the Company's products.

NCCP expresses no opinion as to if the failure to maintain the image of the Company's brands and quality standards associated with its brands, and importantly with the Company's Dougongfang brand, materially adversely affects the Company's businesses and financial performance. The Dougongfang brand and future sales of the Company's products depends in part on increasing brand recognition of its products among consumers.

NCCP expresses no opinion as to whether the quality of the Company's products may result in a material adverse impact on the Company's operations and financial performance. It is essential in the soybean industry that the quality of the soybean products be consistently high. Inconsistencies in the quality of the Company's food products may result in customers' dissatisfaction and hence a reduction in their patronage. The quality of the Company's products is affected by several factors including, but not limited to: the quality of raw materials used; the quality of the production staff; the adherence to prescribed production procedures; and proper inspection by the quality control staff.

7

SCOPE OF ASSIGNMENT AND BACKGROUND (CONTINUED)

NCCP expresses no opinion as to the risks associated with doing business in China, including: (i) whether the introduction of new laws or changes to existing laws by the PRC government may adversely affect the Company's business; (ii) whether PRC governmental approval may be required in connection with the Company's restructuring exercise under a recently adopted PRC regulation (the regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for the Company to grow through acquisitions); or whether changes in the PRC government rules and regulations could have a significant impact on the Company's business. As a result, NCCP expresses no opinion as to the impact of any of these factors on the Company's ability to achieve the results anticipated in its Financial Forecast.

The analysis performed by NCCP in connection with this Opinion is based on the value of the Company as a going concern. NCCP has not performed any analysis regarding the value of liquidating the Company or any of its assets. NCCP has assumed that neither the Company, nor Alpha is a party to any material pending transaction other than this Transaction, including any external financing, recapitalization, acquisition, merger, divestiture or spin-off. It should be understood that subsequent developments may affect this Opinion and that NCCP does not have any obligation and assumes no responsibility to update, revise or reaffirm its Opinion based upon circumstances and events occurring after the date of this Opinion. NCCP expresses no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied. NCCP does not express any opinion as to the price at which Alpha's shares may trade upon consummation of the Transaction, or at any future time. NCCP also expresses no opinion on whether the applicable stock market will react favorably to the Transaction, or whether any party to the Agreement will decide to cancel the Agreement or terminate the Transaction. In addition, NCCP expresses no opinion regarding the fairness of the amount of compensation from the Transaction to Alpha's officers, directors or employees, relative to the compensation to the shareholders of Alpha. NCCP was not requested to opine as to, and this Opinion does not address, the business decision to

8

SCOPE OF ASSIGNMENT AND BACKGROUND (CONTINUED)

proceed with the Transaction or the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Alpha. Furthermore, NCCP expresses no opinion as to whether any alternative transaction might produce consideration for the stockholders of Alpha in excess of the amount contemplated by this Transaction.

This Opinion is solely for the benefit and use of the board of directors of Alpha in considering the Transaction and may not be relied upon by any other person or entity. NCCP's Opinion is limited to the fairness, from a financial point of view, to the stockholders of the consideration to be paid by Alpha in connection with the Transaction, and NCCP expresses no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of Alpha. The Opinion, and the analysis and assumptions contained therein, must be considered as a whole, and selecting only portions of the analysis could create an incomplete or misleading view of the process underlying the analysis performed by NCCP in connection with the preparation of this Opinion. This Opinion is not intended to be and does not constitute a recommendation to the stockholders or the board of directors of Alpha as to how they should vote or otherwise act with respect to the Transaction, and should not be relied upon by any stockholder or director as such. This Opinion, and the analysis contained therein, may not be quoted or referred to or used for any purpose without the prior written consent of NCCP, except that this Opinion may be disclosed in connection with any information statement or proxy statement used in connection with the Transaction without the prior written consent of NCCP. To the extent this Opinion is quoted, referred to or used for any purpose, it must be quoted, referred to or used in full. This Opinion was approved by NCCP's Fairness Committee.

On the basis of and subject to the foregoing, it is the opinion of NCCP as of the date of this Opinion that: (i) the Transaction is fair, from a financial point of view, to the stockholders of Alpha; and (ii) the fair market value of the Company is at least equal to eighty percent (80%) of the net assets of Alpha (exclusive of the underwriters' deferred compensation for the Transaction).

Sincerely,

New Century Capital Partners, LLC, a California Limited Liability Company

By: ______________________

Mark Salter
Managing Director

9

MARKET TRADING

NCCP reviewed selected price and volume distribution data and illustrated the relative stock price performance of the China Food and Beverage Composite[1] against the Hang Seng Index and the S&P 500 Index for the period January 1, 2007 through January 20, 2009.

Indexed Stock Price Chart - January 1, 2007 to January 20, 2009

China Food and Beverage Composite(1)
S&P 500 Index
Hang Seng Index
175
150
125
100
75
50
1/1/2007
5/9/2007
9/12/2007
1/16/2008
5/21/2008
9/24/2008
1/20/2009
(19.6%) China Food and(1) Beverage Composite
(35.1%) Hang Seng Index
(40.1%) S&P 500 Index

(1) China Food and Beverage Composite includes: Beijing Jingkelong, Hsu Fu Chi, Tingyi, Uni-president China, Want Want, and Wumart Stores.

10

PUBLIC COMPARABLE COMPANIES (CONTINUED)

Public Comparable Companies
(USD$ in millions, except per share data)

Company Name	Price (1/20/09)[1]	Market Cap[2]	EV	EV/2008[3] Rev	EV/2008[3] EBITDA	EV/2009[4] Rev	EV/2009[4] EBITDA	EV/2010[4] Rev	EV/2010[4] EBITDA	P/EPS 2008E	P/EPS 2009E	P/EPS 2010E
Food and Grocery												
Beijing Jingkelong	$0.36	$146.5	$258.9	0.3x	4.3x	0.2x	3.8x	0.2x	3.8x	6.7x	5.6x	4.8x
Wumart Stores	0.87	818.8	757.9	0.6x	6.6x	0.5x	6.4x	0.5x	6.4x	14.1x	12.4x	11.2x
Food and Grocery Mean		**$482.7**	**$508.4**	**0.4x**	**5.4x**	**0.4x**	**5.1x**	**0.3x**	**5.1x**	**10.4x**	**9.0x**	**8.0x**
Noodle and Juice												
Tingyi	$1.16	$6,483.5	$6,580.5	1.5x	10.9x	1.3x	9.0x	1.1x	9.0x	29.0x	23.2x	18.8x
Uni-president China	0.29	1,023.8	576.9	0.4x	3.8x	0.4x	3.2x	0.4x	3.2x	14.7x	9.6x	8.7x
Noodle and Juice Mean		**$3,753.6**	**$3,578.7**	**1.0x**	**7.4x**	**0.8x**	**6.1x**	**0.7x**	**6.1x**	**21.9x**	**16.4x**	**13.1x**
Snack												
Hsu Fu Chi	$0.67	$530.4	$448.8	0.9x	4.8x	0.8x	4.1x	0.7x	4.1x	53.8x	46.7x	41.7x
Want Want	0.39	5,213.8	5,043.5	3.4x	14.4x	2.7x	11.0x	2.3x	11.0x	20.5x	15.3x	13.1x
Snack Mean		**$2,872.1**	**$2,746.2**	**2.1x**	**9.6x**	**1.7x**	**7.5x**	**1.5x**	**7.5x**	**37.1x**	**31.0x**	**27.4x**
Total High		**$6,483.5**	**$6,580.5**	**3.4x**	**14.4x**	**2.7x**	**11.0x**	**2.3x**	**11.0x**	**53.8x**	**46.7x**	**41.7x**
Total Mean		**$2,369.5**	**$2,277.8**	**1.2x**	**7.5x**	**1.0x**	**6.3x**	**0.8x**	**6.3x**	**23.1x**	**18.8x**	**16.2x**
Total Median		**$921.3**	**$667.4**	**0.7x**	**5.7x**	**0.6x**	**5.3x**	**0.6x**	**5.3x**	**17.6x**	**13.8x**	**12.2x**
Total Low		**$146.5**	**$258.9**	**0.3x**	**3.8x**	**0.2x**	**3.2x**	**0.2x**	**3.2x**	**6.7x**	**5.6x**	**4.8x**
The Company without Deferred Payments[5]		**$93.0**	**$87.4**	**1.4x**	**5.6x**	**1.0x**	**3.7x**	**0.7x**	**2.7x**	**6.5x**	**4.9x**	**3.5x**
The Company with Deferred Payments[6]		**$140.9**	**$135.3**	**2.1x**	**8.7x**	**1.5x**	**5.7x**	**1.2x**	**4.2x**	**8.7x**	**7.5x**	**5.6x**

Source: Company filings and Wall Street research, as of January 20, 2009.
All footnotes on page 13.

12

PUBLIC COMPARABLE COMPANIES (CONTINUED)

Footnotes for Public Comparable Companies Analysis, on page 12

(1) Exchange rates of 0.13 USD/HKD as of June 30, 2008 and 0.13 USD/HKD as of January 20, 2009.

(2) Market Cap is calculated using the Treasury Stock Method.

(3) Estimates from IBES as of January 20, 2009. Converted into USD at the average exchange rate for 2008 of 0.14 USD/RMB.

(4) Estimates from IBES as of January 20, 2009. Converted into USD at the average exchange rate for 2009 of 0.15 USD/RMB.

(5) Includes the value of the entire initial equity payment of $30.0 million in cash and 6.3 million shares of common stock, which includes the "Escrowed Shares" as defined below.

The analysis assumes that the selling shareholders in the Transaction will receive the 3.15 million shares of common stock placed into a escrow account ("Escrowed Shares") half which shall be delivered to the selling shareholders if the Company's Adjusted Net Income (as defined in the Agreement) for the fiscal year 2008 is at least $12.8 million; and the other half which shall be delivered if the Company's Adjusted Net Income for fiscal year 2009 is at least $17.2 million.

(6) Includes the present value (using a discount rate of 10.3%, the cost of equity) of three deferred stock payments totaling to 6.0 million shares of common stock as set forth below:

B. An additional 2 million newly issued shares upon the Company earning Adjusted Net Income of at least U.S. $26.0 million during the fiscal year ending December 31, 2010.

C. An additional 3 million newly issued shares upon the Company earning Adjusted Net Income of at least U.S. $34.0 million during the fiscal year ending December 31, 2011.

As part of the consideration, the selling shareholders are entitled to receive half of the cash proceeds from exercised warrants of up to $5.0 million in cash proceeds. This analysis has not included any proceeds, which will become due to the selling shareholders upon the possible exercise of warrants.

13

Public Comparable Companies (Continued)

Public Comparable Companies - Operating Metrics
(USD$ in millions, except per share data)

Company Name	Cash	Debt	Revenue[1] CY 2008	Revenue[1] CY 2009	Revenue[1] CY 2010	Rev. % YOY '09E/'08E	Rev. % YOY '10E/'09E	EBITDA[1] CY 2008	EBITDA[1] CY 2009	EBITDA[1] CY 2010	EBITDA Margin 2008E	EBITDA Margin 2009E	EBITDA Margin 2010E	EPS CY 2008	EPS CY 2009	EPS CY 2010	EPS % YOY '09E/'08E	EPS % YOY '10E/'09E
Food and Grocery																		
Beijing Jingkelong	$85.5	$197.9	$998.6	$1,135.6	$1,252.8	13.7%	10.3%	$60.1	$68.1	$75.5	6.0%	6.0%	6.0%	$0.05	$0.06	$0.07	18.2%	16.3%
Wumart Stores	100.1	39.1	1,314.8	1,577.6	1,666.3	20.0%	5.6%	115.6	118.4	118.4	8.8%	7.5%	7.1%	0.05	0.05	0.06	14.1%	10.8%
Food and Grocery Mean	**$92.8**	**$118.5**	**$1,156.8**	**$1,356.6**	**$1,459.6**	**16.8%**	**8.0%**	**$87.9**	**$93.2**	**$97.0**	**7.4%**	**6.8%**	**6.6%**				**16.1%**	**13.5%**
Noodle and Juice																		
Tingyi	$481.5	$578.6	$4,282.0	$5,210.0	$5,848.1	21.7%	12.2%	$601.0	$728.0	$856.4	14.0%	14.0%	14.6%	$0.04	$0.05	$0.07	25.0%	40.0%
Uni-president China	458.7	11.8	1,437.1	1,639.9	1,630.3	14.1%	-0.6%	150.3	160.7	211.0	10.5%	11.0%	12.9%	0.02	0.03	0.03	NM	-1.1%
Noodle and Juice Mean	**$470.1**	**$295.2**	**$2,859.6**	**$3,424.9**	**$3,739.2**	**17.9%**	**5.8%**	**$375.6**	**$444.3**	**$533.7**	**12.2%**	**12.5%**	**13.8%**				**25.0%**	**19.4%**
Snack																		
Hsu Fu Chi	$109.5	$27.9	$510.8	$595.9	$664.1	16.7%	11.4%	$93.2	$109.1	$122.4	18.2%	18.3%	18.4%	$0.01	$0.01	$0.02	15.2%	12.0%
Want Want	347.6	177.2	1,489.3	1,892.1	2,229.4	27.0%	17.8%	350.6	460.2	557.7	23.5%	24.3%	25.0%	0.02	0.03	0.03	33.9%	16.3%
Snack Mean	**$309.1**	**$166.8**	**$1,619.9**	**$1,971.0**	**$2,210.9**	**21.9%**	**14.6%**	**$273.1**	**$341.2**	**$404.6**	**20.9%**	**21.3%**	**21.7%**				**24.5%**	**14.1%**
Total High	**$481.5**	**$578.6**	**$4,282.0**	**$5,210.0**	**$5,848.1**	**27.0%**	**17.8%**	**$601.0**	**$728.0**	**$856.4**	**23.5%**	**24.3%**	**25.0%**				**33.9%**	**40.0%**
Total Mean	**$263.8**	**$172.1**	**$1,672.1**	**$2,008.5**	**$2,215.2**	**18.9%**	**9.5%**	**$228.5**	**$277.4**	**$323.6**	**13.5%**	**13.5%**	**14.0%**				**21.3%**	**15.7%**
Total Median	**$228.5**	**$108.2**	**$1,376.0**	**$1,608.7**	**$1,648.3**	**18.3%**	**10.9%**	**$132.9**	**$149.5**	**$166.7**	**12.2%**	**12.5%**	**13.8%**				**18.2%**	**14.1%**
Total Low	**$85.5**	**$11.8**	**$510.8**	**$595.9**	**$664.1**	**13.7%**	**-0.6%**	**$60.1**	**$68.1**	**$75.5**	**6.0%**	**6.0%**	**6.0%**				**14.1%**	**-1.1%**
The Company[2]	**$7.8**	**$2.2**	**$64.1**	**$87.5**	**$116.9**	**36.5%**	**33.6%**	**$15.6**	**$23.6**	**$31.9**	**24.3%**	**27.0%**	**27.3%**	**$14.4[3]**	**$18.8[3]**	**$25.2[3]**	**30.6%**	**34.0%**

Source: Company filings and Wall Street research, as of January 20, 2009.

(1) Estimates from Wall Street research. 2008 forecast converted into USD at average 2008 exchange rate of 0.14 USD/RMB. 2009 forecast converted into USD at average 2009 exchange rate 0.15 USD/RMB.

(2) Company forecast provided on January 16, 2009. Forecast adjusted to include $1.5 million of public company cost.

(3) Projected net income for the company in millions. CY2008 net income excludes the write-off of deferred offering costs of $0.9 million.

14

PUBLIC COMPARABLE COMPANIES (CONTINUED)

We performed valuation analyses by applying certain market trading statistics of the Comparable Companies to the historical and estimated financial results of the Company. As of January 20, 2009, the Comparable Companies were trading at the following median valuation multiples:

(USD$ in millions)		Market Valuation					
Public Mean Valuation Metric	Company Metric(1)	Mean Public Multiples	Discount(2)	Discounted Mean Public Multiples	Implied Company Ent. Val.	Net Cash(3)	Implied Company Equity Val.
Enterprise Value to 2008 EBITDA	$15.6	7.5x	30%	5.2x	$81.6	$5.6	$87.2
Enterprise Value to 2009 EBITDA	$23.6	6.3x	30%	4.4x	$103.3	$5.6	$108.9
Market Cap. to 2008 Net Income	$14.4	23.1x	30%	16.2x	$227.5	$5.6	$233.1
Market Cap. to 2009 Net Income	$18.8	18.8x	30%	13.2x	$241.7	$5.6	$247.3
Market Cap. to 2010 Net Income	$25.2	16.2x	30%	11.3x	$279.9	$5.6	$285.5
Mean					**$186.8**	**$5.6**	**$192.4**

(1) From the Company's Financial Model, on January 16, 2009.
(2) Public Comparable multiples are discounted 30% due to the Company being smaller than the Comparable Companies (e.g., the Company is projected to have $64.1 million in revenue for 2008 and the mean revenue for the comparable group is projected to have $1.7 billion for 2008).
(3) Net cash is $7.8 million of cash less $2.2 million of debt, as of December 31, 2008, as provided by the Company's management on January 19, 2009.

15

Merger and Acquisition Transactions

We reviewed information on certain China-based transactions, which NCCP deemed to be relevant to the Transaction, which included both food and beverage and retail transactions, which occurred from January 1, 2004 to January 20, 2009. These transactions ("Precedent Transactions") are shown on page 17.

Precedent Transactions Summary Analysis	Stripped Mean Multiple	
	Ent. Value/ LTM EBITDA	Transactions Examined
Total Precedent Transactions[1]	11.1x[2]	14

Enterprise Value to LTM EBITDA (USD$MM)	
Total Precedent Transactions Stripped Mean Multiple	11.1x[2]
The Company's 2008 EBITDA	$15.6[3]
Enterprise Value	$173.2
Plus Estimated Net cash at close	$5.6
Equity Value / Purchase Price	$178.8

(1) Source: Thomson ONE Banker, Company Press Releases, and Wall Street research, dated January 20, 2009.
(2) Calculated by taking the average of the stripped mean values of the 7 China-based food and beverage and the 7 China-based retail merger and acquisition precedent transactions (see page 17 for detail).
(3) See footnote 2 on page 14.

16

MERGER AND ACQUISITION TRANSACTIONS (CONTINUED)

Selected Precedent Transactions(1) for China-Based Food and Beverage Producers - January 1, 2004 to January 20, 2009

(USD$ in millions)

Date	Target	Buyer	Trans. Value	Enterprise Value (EV)	Enterprise Value/ Sales	Enterprise Value/ EBITDA	Target Description
1/19/06	Hainan Yedao	Hainan Xinmao Invest	$3.8	$73.5	0.4x	6.4x	Produces beverages, Chinese wines and nutrition food
11/9/05	Qinghai Gelatin	Xian Siyuan Machinery Science	4.7	46.2	3.2	15.2	Produces gelatin
9/26/05	Hebei Yufeng Industry	Hebei Info Ind Invest	2.9	66.3	1.8	9.1	Produces, wholesales, and retail beer, wine, and liquor
5/11/05	Inner Mongolia Yili	Hubehaote Investment	36.3	179.4	0.3	4.4	Produces dairy products under brand name "Yili Brand"
3/23/05	Fujian Yanjing Huiquan Brewery	Beijing Yanjing Brewery	15.9	115.1	1.2	9.2	Produces, wholesales, and retail beer, wine, and liquor
6/23/04	Heilongjiang Huaguan Science	Wanxiang Sannong	7.8	42.4	1.2	9.1	Manufacture and wholesale agricultural products
2/19/04	Guangdong Brewery	Heineken	39.4	253.1	3.1	10.1	Produces beer
		Mean	$15.8	$110.9	1.6x	9.1x	
		Median	$7.8	$73.5	1.2x	9.1x	
		Stripped Mean(2)	$13.7	$96.1	1.5x	8.8x	

Selected Precedent Transactions(1) for China-Based Retailers - January 1, 2004 to January 20, 2009

(USD$ in millions)

Date	Target	Buyer	Trans. Value	Enterprise Value (EV)	Enterprise Value/ Sales	Enterprise Value/ EBITDA	Target Description
8/30/06	Baida Group	Xizi United Holding	$38.9	$99.0	1.0x	22.1x	Wholesales and retails general merchandise
8/4/06	Sichuan Baoguang Pharm Tech	Tianjin Datong Invest	7.5	77.7	3.7	17.2	Manufacture and wholesale pharmaceuticals
7/6/06	Shanghai No 1 Pharmacy	Shanghai Xinhuda Coml	7.8	35.5	0.5	9.3	Manufacture and wholesale pharmaceuticals
12/26/05	Nanning Dept Store	Nanning Water Supply	3.5	371.3	0.6	12.0	Operates department stores
5/19/05	Chongqing Department	Chongqing Gen Trading	15.1	101.2	0.3	5.6	Operates department stores
12/29/04	Xian Jiefang Group	Shenzhen Chuangxin	12.8	65.6	0.6	7.2	Operates department stores
7/29/04	Changchun Dept Jituan Store	Shanghai Heyongyuan Invest	6.3	79.4	2.8	22.4	Wholesale and retailing apparel
		Mean	$13.2	$118.5	1.3x	13.7x	
		Median	$7.8	$79.4	0.6x	12.0x	
		Stripped Mean(2)	$9.9	$84.6	1.1x	13.6x	

Source: Thomson ONE Banker, Company Press Releases, and Wall Street research, dated January 20, 2009. Includes transactions less than $400 million in size.
(1) All Precedent Transactions are for minority equity stakes except for the Fujian Yanjing Huiquan Brewery transaction.
(2) Stripped mean is calculated by excluding the high and low values and taking the mean.

17

DISCOUNTED CASH FLOW

NCCP used financial projections for the Company, provided by the management of the Company, for the three fiscal years ending December 31, 2009 through December 31, 2011. NCCP then calculated projected free cash flows and the Company's terminal value. NCCP determined the Company's terminal value by applying EBITDA multiples of 3.5x, 4.0x and 4.5x to the Company's projected revenue for the year ending December 31, 2011. The terminal value and free cash flows were then discounted using a range of discount rates from 9.0% to 11.0% (the Company's weighted average cost of capital ("WACC") is 10.2%, as calculated on page 23), which yielded a range of enterprise values of $114.4 million to $151.3 million and a mean enterprise value of $132.4 million.

In determining the discount rates used in the discounted present value analysis, we noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors. In determining the appropriate EBITDA multiple used in calculating the Company's projected future equity value, NCCP noted, among other things, the multiples at which public companies which NCCP deemed comparable to the Company historically traded, and the multiples observed in historical mergers and acquisition transactions which NCCP deemed relevant.

18

DISCOUNTED CASH FLOW (CONTINUED)

Calculation of Free Cash Flow

($ in millions)	Fiscal Year Ending[1]		
Projected Cash Flow	2009P	2010P	2011P
Revenue	$87.5	$116.9	$160.7
Growth rate	*39%*	*34%*	*38%*
EBITDA	23.6	31.9	39.3
Margin	*27%*	*27%*	*24%*
Less: D&A	(2.1)	(3.0)	(3.0)
EBIT	$21.5	$29.0	$36.4
Less: Taxes	(2.7)	(3.6)	(4.5)
Plus: D&A	$2.1	$3.0	$3.0
Less: Capex	(17.5)	(11.0)	(11.0)
Less: Net Working Capital	(10.7)	(5.4)	(9.2)
Free Cash Flow	(7.4)	$12.0	$14.6

Calculation of Terminal Value

Terminal Value Based on LTM EBITDA Mult.

FY 2011P EBITDA	$39.3	$39.3	$39.3
EBITDA Multiple	3.5x	4.0x	4.5x
Enterprise Value	137.7	157.3	177.0

Calculation of Present Value of the Company

PRESENT VALUE	Terminal Value Based on 3.5x EBITDA Multiple			Terminal Value Based on 4.0x EBITDA Multiple			Terminal Value Based on 4.5x EBITDA Multiple		
Discount Rate	9%	10%	11%	9%	10%	11%	9%	10%	11%
PV of Cash Flows FYE 2009 - 2011	$ 14.6	$ 14.2	$ 13.8	$ 14.6	$ 14.2	$ 13.8	$ 14.6	$ 14.2	$ 13.8
PV of Terminal Value at 2011 Year End	106.3	103.4	100.7	121.5	118.2	115.0	136.7	133.0	129.4
Total Enterprise Value	$120.9	$117.6	$114.4	$136.1	$132.4	$128.8	$151.3	$147.2	$143.2
Plus: Net Cash[2]	$5.6	$5.6	$5.6	$5.6	$5.6	$5.6	$5.6	$5.6	$5.6
Present Equity Value	$126.5	$123.2	$120.0	$141.7	$138.0	$134.4	$156.9	$152.8	$148.8

(1) See footnote 2 on page 14.
(2) See footnote 3 on page 15.

19

SUMMARY OF VALUATION METHODOLOGIES

I. Methodology (USD$ in millions)	Enterprise Value	Net Cash	Equity Value
Merger and Acquisition Transactions	$173.2	$5.6	$178.8
Public Comparable Company Analysis	186.8	5.6	192.4
Discounted Cash Flow Analysis	132.4	5.6	138.0
Mean	$164.1	$5.6	$169.7

II. Determination of Alpha Security Group Corp.'s Net Assets (exclusive of the underwriters' deferred compensation for the Transaction) at September 31, 2008 (1)

Investments held in Trust Account	$60.7
Less: Underwriters' Deferred Compensation	(1.8)
Subtotal	$58.9
80% of the Net Assets (exclusive of the Underwriters' deferred compensation)	$47.1

III. Current Offer Price Comparison	Enterprise Value	Net Cash	Equity Value
Without Deferred Payment (2)	$87.4	$5.6	$93.0
With Deferred Payment (3)	$135.3	$5.6	$140.9

(1) Source: Company 10Q for the quarter ended September 31, 2008.
(2) See footnote 5 on page 13.
(3) See footnote 6 on page 13.

20

CONCLUSION

On the basis of and subject to the foregoing, it is the opinion of NCCP as of the date of this Opinion that: (i) the Transaction is fair, from a financial point of view, to the stockholders of Alpha; and (ii) the fair market value of the Company is at least equal to eighty percent (80%) of the net assets of Alpha (exclusive of the underwriters' deferred compensation for the Transaction).

21

WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS

Macroeconomic Assumptions	
Ten-Year Government Bond Yield at (1/20/2009)	2.39%
Historical Risk Premium[1]	5.50%
Estimated Future Market Return	7.89%
Small Capitalization Premium[2]	5.00%

Comparable Companies	Levered Beta[2]	Marginal Tax Rate[3]	Net Debt to Equity[4]	Unlevered Beta[5]	Levered Return	Unlevered Return[6]
Beijing Jingkelong	0.80	33.9%	77%	0.80	6.8%	6.8%
Hsu Fu Chi	0.59	25.0%	n/m	0.59	5.6%	5.6%
Tingyi	0.75	15.0%	1%	0.75	6.5%	6.5%
Uni-president China	NA	33.0%	n/m	n/m	n/m	n/m
Want Want	0.41	10.5%	n/m	0.41	4.6%	4.6%
Wumart Stores	0.02	25.0%	n/m	0.02	2.5%	2.5%
Average	0.51	23.7%	39.3%	0.51	5.2%	5.2%

(1) Historical 5-year spread between the long bond and the S&P 500.
(2) Source: Bloomberg as of January 20, 2009.
(3) Assumed the effective tax rate is equal to the marginal tax rate.
(4) Book Value of Debt less Cash to Market Value of Equity.
(5) Unlevered Beta equals (Levered Beta/(1 + (Debt/Equity)). Assumes Beta of debt equals zero.
(6) Unlevered Return equals (Estimated Future Risk Free Rate + (Unlevered Beta * Risk Premium)).

22

WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS (CONTINUED)

Capital Structures		Levered Cost of Equity at Various Unlevered Beta and Capital Structures[1]				
Debt / Cap.	Debt/ Equity	0.41	0.46	0.51	0.56	0.61
1.0%	1.0%	9.7%	10.0%	10.2%	10.5%	10.8%
2.0%	2.0%	9.7%	10.0%	10.3%	10.5%	10.8%
3.0%	3.1%	9.7%	10.0%	10.3%	10.6%	10.8%
4.0%	4.2%	9.7%	10.0%	10.3%	10.6%	10.9%
5.0%	5.3%	9.7%	10.0%	10.3%	10.6%	10.9%
6.0%	6.4%	9.8%	10.1%	10.3%	10.6%	10.9%

Capital Structures			WACC at Various Unlevered Beta and Capital Structures[3]				
Debt / Cap.	Debt / Equity	Est. Cost of Debt[2]	0.41	0.46	0.51	0.56	0.61
1.0%	1.0%	11.85%	9.7%	9.9%	10.2%	10.5%	10.8%
2.0%	2.0%	11.98%	9.7%	10.0%	10.2%	10.5%	10.8%
3.0%	3.1%	12.10%	9.7%	10.0%	10.2%	10.5%	10.8%
4.0%	4.2%	12.23%	9.7%	10.0%	10.3%	10.5%	10.8%
5.0%	5.3%	12.35%	9.7%	10.0%	10.3%	10.5%	10.8%
6.0%	6.4%	12.48%	9.8%	10.0%	10.3%	10.6%	10.8%

(1) Levered Cost of Equity equals (Estimated Future Risk Free Rate + (Levered Beta * Risk Premium) + Small Capitalization Premium).
(2) Company's estimated borrowing cost provided by the Company's management on January 12, 2009.
(3) WACC equals ((Debt/Capitalization * (Cost of Debt)) + (Equity/Capitalization * Levered Cost of Equity)).

23

Annex C

January 23, 2009

Alpha Security Group Corporation
328 West 77th Street
New York, NY 10024

Re: Enforceability of Certificate of Incorporation Provisions

Ladies and Gentlemen:

We have acted as special Delaware counsel to Alpha Security Group Corporation, a Delaware corporation (the “Company”), in connection with a proposed amendment, in the form attached hereto as Exhibit A (the “Amendment”), to the Company’s Certificate of Incorporation, as initially filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 20, 2005, as amended and restated by the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on June 24, 2005, as  further amended and restated by the Company’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State on September 15, 2006, as further amended and restated by the Company’s Third Amended and Restated Certificate of Incorporation filed with the Secretary of State on January 1, 2007, and as further amended and restated by the Company’s Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 7, 2007, which Fourth Amended and Restated Certificate of Incorporation we assume constitutes the entire certificate of incorporation of the Company as currently in effect (the “Certificate of Incorporation”).  In this connection, you have requested our opinion as to the enforceability under the General Corporation Law of the State of Delaware (the “General Corporation Law”) of certain provisions in Articles THIRD (“Article THIRD”) and SIXTH (“Article SIXTH”) of the Certificate of Incorporation which purports to prohibit certain amendments to the Certificate of Incorporation intended to be effected by the Amendment. Capitalized terms used but not defined herein are used as defined in the Certificate of Incorporation.

For purposes of this letter, our review of documents has been limited to the review of originals or copies furnished to us of the following documents, all of which have been supplied to us by the Company or obtained from publicly available records:

(a)           The Certificate of Incorporation;

(b)           The Bylaws of the Company, in the form filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 31, 2005 as an Exhibit to the Company’s S-1 Registration Statement in connection with the Company’s initial public offering of its shares (the “IPO”), which Bylaws we assume constitute the entire bylaws of the Company as currently in effect;

Alpha Security Group Corporation.
January 23, 2009

(c)           The Amendment;

(d)           The Proxy Statement of the Company (the “Proxy Statement”) proposed to be filed with the SEC on or about January 23, 2009; and

(e)           A certificate of good standing for the Company obtained from the Secretary of State, dated January 23, 2009 (the “Good Standing Certificate”).

With respect to the foregoing documents, we have assumed: (i) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (ii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (iii) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. For purposes of rendering our opinion as expressed herein, we have not reviewed any document other than the documents referenced in paragraphs (a) through (e) above and certain written statements of governmental authorities and others referenced in this paragraph.  In particular, we have not reviewed and express no opinion as to any other document that is referred to in, incorporated by reference into, or attached (as an exhibit, schedule, or otherwise) to any of the documents reviewed by us.  The opinions in this letter relate only to the documents specified in such opinions, and not to any exhibit, schedule, or other attachment to, or any other document referred to in or incorporated by reference into, any of such documents.  We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinions in this letter.  We have conducted no independent factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, certain statements of governmental authorities and others (including, without limitation, the Good Standing Certificate), and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate in all material respects.

BACKGROUND

We have been advised, and accordingly assume for purposes of our opinion as expressed herein, that (i) the Company has entered into an acquisition agreement, dated as of December 31, 2008 (the “Acquisition Agreement”), by and among the Company, Alpha Arizona Corp., a corporation incorporated in the State of Arizona and a wholly owned subsidiary of the Company, Soya China Pte. Ltd., a company incorporated in Singapore (“Soya”), and certain of Soya’s shareholders pursuant to which, inter alia, a business combination (the “Soya Business Combination”) between the Company and Soya is to be effected, and (ii) the Soya Business Combination does not qualify as a Business Combination within the meaning of the Certificate of Incorporation in that the business to be acquired pursuant to the Acquisition Agreement is not an operating business in the U.S. homeland security or defense industries or a combination thereof, as required by Article SIXTH.

Alpha Security Group Corporation.
January 23, 2009

We have been further advised, and we have assumed as true for purposes of our opinions expressed herein, that the Company’s Board of Directors believes that potential acquisition targets in the U.S. homeland security or defense industries, or a combination thereof, are inadequate. Accordingly, the Company is considering the Amendment, which would (i) eliminate the provision that purports to prohibit amending its “business combination” provisions; and (ii) delete the provision restricting the Company to only enter into a business combination in the U.S. homeland security or defense industries or a combination thereof. In addition, the Company is seeking to have the shareholders of the Company ratify (x) the actions of the officers and directors of the Company in pursuing a business combination transaction with an operating business that is not in the U.S. homeland security or defense industries or a combination thereof, and (y) the execution of the Acquisition Agreement by the Company.

Article THIRD provides, inter alia, that “[t]his Article THIRD may not be amended by the Corporation’s Board of Directors prior to the consummation of a Business Combination.” In addition, Article SIXTH provides, inter alia, that “[p]aragraphs (A) through (E) of this Article SIXTH shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the [period from the effectiveness of the registration statement filed in connection with the IPO up to and including the first to occur of (a) the closing of a Business Combination, or (b) the later of (i) 18 months after the IPO or (ii) 24 months after the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the “Termination Date”)]. Thus, Articles THIRD and SIXTH purport to divest the Company’s Board of Directors, the Company and its stockholders of the power to amend such Articles prior to the consummation of a Business Combination and/or the Termination Date.1

1  We note that the prohibition on amendment set forth in Article THIRD of the Certificate of Incorporation applies, on its face, only to an amendment of Article THIRD by the Company’s Board of Directors. As such, it may be argued that Article THIRD does not prohibit the amendment thereof by the approval of the Amendment by the Company’s stockholders in the manner described in the Proxy Statement and the filing of the Amendment by the Company with the Secretary of State. Similarly, the provision of Article SIXTH restricting the Company to only enter into a business combination in the U.S. homeland security or defense industries or a combination thereof is in the introductory paragraph to such Article, and not within paragraphs (A) through (E) thereof. As such, it may be argued that Article SIXTH also does not prohibit the amendment thereof by the Amendment. We have assumed for purposes of this opinion letter, however, that the effect of the amendment prohibition language of Articles THIRD and SIXTH, if enforceable, would be to prohibit the amendments of such Articles by the Amendment as proposed to be effected in the manner set forth in the Proxy Statement.

Alpha Security Group Corporation.
January 23, 2009

DISCUSSION

Section 242(a) of the General Corporation Law provides, in pertinent part, that

[a]fter a corporation has received payment for any of its capital stock, it may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at the time of the filing of the amendment … In particular, and without limitation upon such general power of amendment, a corporation may amend its certificate of incorporation, from time to time, so as … (2) To change, substitute, enlarge or diminish the nature of its business or its corporate powers and purposes … or (6) To change the period of its duration.

8 Del. C. § 242(a). In addition, Section 242(b) of the General Corporation Law provides that

[e]very amendment [to the Certificate of Incorporation] … shall be made and effected in the following manner: (1) if the corporation has capital stock, its board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the stockholders.… If a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class has been voted in favor of the amendment, a certificate setting forth the amendment and certifying that such amendment has been duly adopted in accordance with this section shall be executed, acknowledged and filed and shall become effective in accordance with § 103 of this title.

8 Del. C. § 242(b) (emphasis added). Thus, Section 242(a) grants Delaware corporations broad statutory power to amend their certificates of incorporation to the extent permitted under Delaware law, including to the extent contemplated by the Amendment, subject to compliance with the amendatory procedures set forth in Section 242(b). Implicit in the language of Section 242 is that the power to amend the certificate of incorporation is a fundamental power of Delaware corporations vested in directors and stockholders of a corporation. Nothing in Section 242 suggests that this statutory power may be entirely eliminated by a provision of the certificate of incorporation with respect to certain provisions thereof. Indeed, the mandatory language in Section 242(b) supports the proposition that the corporation’s broad power to amend the certificate of incorporation cannot be eliminated. Section 242(b) mandates that, absent a provision permitting the board to abandon a proposed amendment, “a certificate setting forth the amendment … shall be executed, acknowledged and filed and shall become effective” upon obtaining the requisite board and stockholder approvals. 8 Del. C. § 242(b)(1) (emphasis added).

Alpha Security Group Corporation.
January 23, 2009

In our opinion, the provisions in Article THIRD and Article SIXTH that purport to eliminate the statutory power to amend the Certificate of Incorporation, or particular provisions thereof, are contrary to the laws of the State of Delaware and, therefore, are invalid pursuant to Section 102(b)(1) of the General Corporation Law. Section 102(b)(1) provides that a certificate of incorporation may contain:

Any provision for the management of the business and for the conduct of the affairs of the corporation, and any provision creating, defining, limiting and regulating the powers of the corporation, the directors, and the stockholders, or any class of the stockholders . . . ; if such provisions are not contrary to the laws of [the State of Delaware].

8 Del. C. § 102(b)(1) (emphasis added). Thus, the ability to curtail the powers of the corporation, the directors and the stockholders through the certificate of incorporation is not without limitation. Any provision in the certificate of incorporation that is contrary to Delaware law is invalid. See Lions Gate Entm’t Corp. v. Image Entm’t Inc., 2006 WL 1668051, at *7 (Del. Ch. June 5, 2006) (footnote omitted) (noting that a charter provision “purport[ing] to give the Image board the power to amend the charter unilaterally without a shareholder vote” after the corporation had received payment for its stock “contravenes Delaware law [i.e., Section 242 of the General Corporation Law] and is invalid.”). In Sterling v. Mayflower Hotel Corp., 93 A.2d 107, 118 (Del. 1952), the Court found that a charter provision is “contrary to the laws of [Delaware]” if it transgresses “a statutory enactment or a public policy settled by the common law or implicit in the General Corporation Law itself.” The Court in Loew’s Theatres, Inc. v. Commercial Credit Co., 243 A.2d 78, 81 (Del. Ch. 1968), adopted this view, noting that “a charter provision which seeks to waive a statutory right or requirement is unenforceable.” 2

2  We note that Section 102(b)(4) of the General Corporation Law expressly permits a Delaware corporation to include in its certificate of incorporation provisions that modify the voting rights of directors and stockholders set forth in other provisions of the General Corporation Law. 8 Del. C. § 102(b)(4) (“the certificate of incorporation may also contain … [p]rovisions requiring for corporate action, the vote of a larger portion or the stock …or a larger number of the directors, than is required by this chapter.”). While Section 102(b)(4) permits certificate of incorporation provisions to require a greater vote of directors or stockholders than is otherwise required by the General Corporation Law, in our view, nothing in Section 102(b)(4) purports to authorize a certificate of incorporation provision that entirely eliminates the power of directors and stockholders to amend the certificate of incorporation, with respect to certain provisions thereof or otherwise, as expressly permitted by Section 242. See also Sellers v. Joseph Bancroft & Sons Co., 2 A.2d 108, 114 (Del. Ch. 1938) (where the Court questioned the validity of a certificate of incorporation provision requiring the vote or consent of 100% of the preferred stockholders to amend the certificate of incorporation in any manner which reduced the pecuniary rights of the preferred stock because the 100% vote requirement made such provision “practically irrepealable.”).

Alpha Security Group Corporation.
January 23, 2009

That the statutory power to amend the certificate of incorporation is a fundamental power of Delaware corporations is supported by Delaware case law. Delaware courts have repeatedly held that a reservation of the right to amend the certificate of incorporation is a part of any certificate of incorporation, whether or not such reservation is expressly included therein. 3  See, e.g., Maddock v. Vorclone Corp., 147 A. 255 (Del. Ch. 1929); Coyne v. Park & Tilford Distillers Corp., 154 A.2d 893 (Del. 1959); Weinberg v. Baltimore Brick Co., 114 A.2d 812, 814 (Del. 1955); Morris v. American Public Utilities Co., 122 A. 696, 701 (Del. Ch. 1923). See also Drexler, Black & Sparks, Delaware Corporation Law and Practice, § 32.02 (2005) (“No case has ever questioned the fundamental right of corporations to amend their certificates of incorporation in accordance with statutory procedures. From the earliest decisions, it has been held that every corporate charter implicitly contains as a constituent part thereof every pertinent provision of the corporation law, including the provisions authorizing charter amendments.”); 1 R. Franklin Balotti & Jesse A. Finkelstein, The Delaware Law of Corporations & Business Organizations § 8.1 (2007 Supp.) (“The power of a corporation to amend its certificate of incorporation was granted by the original General Corporation Law and has continued to this day.”) (footnotes omitted); 1 Rodman Ward, Jr., Edward P. Welch, Andrew J. Turezyn, Folk on the Delaware General Corporation Law § 242.2.2, GCL-VIII-13 (2007-1 Supp.) (“A corporation may … do anything that section 242 authorizes because the grant of amendment power contained in section 242 and its predecessors is itself a part of the charter.”) (citing Goldman v. Postal Tel., Inc., 52 F.Supp. 763, 769 (D.Del. 1943); Davis v. Louisville Gas & Electric Co., 142 A. 654, 656-58 (Del. Ch. 1928); Morris, 122 A. at 701; Peters v. United States Mortgage Co., 114 A. 598, 600 (Del. Ch. 1921)); Peters, 114 A. at 600 (“There is impliedly written into every corporate charter in this state, as a constituent part thereof, every pertinent provision of our Constitution and statutes. The corporation in this case was created under the General Corporation Law … That law clearly reserves to this corporation the right to amend its certificate in the manner proposed.”).

In Davis v. Louisville Gas & Electric Co., 142 A. 654 (Del. Ch. 1928), the Court of Chancery interpreted this reserved right to amend the certificate of incorporation broadly and observed that the legislature, by granting broad powers to the stockholders to amend the certificate of incorporation, “recognized the unwisdom of casting in an unchanging mould the corporate powers which it conferred touching these questions so as to leave them fixed for all time.” Id. at 657. Indeed, the Court queried, “[m]ay it not be assumed that the Legislature foresaw that the interests of the corporations created by it might, as experience supplied the material for judgment, be best subserved by an alteration of their intracorporate and in a sense private powers,” i.e., alteration of the terms of the certificate of incorporation? Id. The Court further confirmed the important public policy underlying the reservation of the right to amend the certificate of incorporation stating,

The very fact that the [General Corporation Law]…deals in great detail with innumerable aspects of the [certificate of incorporation] in what upon a glance would be regarded as relating to its private as distinguished from its public character, has some force to suggest that the state, by dealing with such subjects in the statute rather than by leaving them to be arranged by the corporate membership, has impliedly impressed upon such matters the quality of public interest and concern.

3  This principle is also codified in Section 394 of the General Corporation Law. See 8 Del.C. § 394.

Alpha Security Group Corporation.
January 23, 2009

Id .

While there is no definitive case law addressing the enforceability or validity, under Delaware law or otherwise, of a certificate of incorporation provision that attempts to place a blanket prohibition on amendments to certain provisions of the certificate of incorporation, in our view, such a provision would be invalid. Indeed, in confirming the fundamental importance of a corporation’s power to amend the certificate of incorporation, Delaware courts have suggested, in dicta, that such provision might be unenforceable. See, e.g., Jones Apparel Group, Inc. v. Maxwell Shoe Co., 883 A.2d 837 (Del. Ch. 2004) (The Court suggested that the statutory power to recommend to stockholders amendments to the certificate of incorporation is a core duty of directors and noted that a certificate of incorporation provision purporting to eliminate a core duty of the directors would likely contravene Delaware public policy.); Triplex Shoe Co. v. Rice & Hutchins, Inc., 152 A. 342, 347, 351 (Del. 1930) (Despite the absence of common stockholders who held the “sole” power to vote on amendments to the certificate of incorporation, the Court assumed that an amendment to the certificate of incorporation nonetheless had been validly approved by the preferred stockholders noting that, by “the very necessity of the case,” the holders of preferred stock had the power to vote where no common stock had been validly issued because otherwise the corporation would be “unable to function.”); Sellers v. Joseph Bancroft & Sons Co., 2 A.2d 108, 114 (Del. Ch. 1938) (The Court questioned the validity of a certificate of incorporation provision requiring the vote or consent of 100% of the preferred stockholders to amend the certificate of incorporation in any manner which reduced the pecuniary rights of the preferred stock because the 100% vote requirement made such provision “practically irrepealable.”).

More recently, the Court in Jones Apparel suggested that the right of directors to recommend to stockholders amendments to the certificate of incorporation is a “core” right of fundamental importance under the General Corporation Law. In Jones Apparel, the Delaware Court of Chancery examined whether a certificate of incorporation provision eliminating the power of a board of directors to fix record dates was permitted under Section 102(b)(1) of the General Corporation Law. While the Court upheld the validity of the record date provision, it was quick to point out that not all provisions in a certificate of incorporation purporting to eliminate director rights would be enforceable. Id. at 848. Rather, the Court suggested that certain statutory rights involving “core” director duties may not be modified or eliminated through the certificate of incorporation. The Jones Apparel Court observed:

[Sections] 242(b)(1) and 251 do not contain the magic words [“unless otherwise provided in the certificate of incorporation”] and they deal respectively with the fundamental subjects of certificate amendments and mergers. Can a certificate provision divest a board of its statutory power to approve a merger? Or to approve a certificate amendment? Without answering those questions, I think it fair to say that those questions inarguably involve far more serious intrusions on core director duties than does [the record date provision at issue]. I also think that the use by our judiciary of a more context- and statute-specific approach to police “horribles” is preferable to a sweeping rule that denudes § 102(b)(1) of its utility and thereby greatly restricts the room for private ordering under the DGCL.

Alpha Security Group Corporation.
January 23, 2009

Id. at 852. While the Court in Jones Apparel recognized that certain provisions for the regulation of the internal affairs of the corporation may be made subject to modification or elimination through the private ordering system of the certificate of incorporation and bylaws, it suggested that other powers vested in directors — such as the power to amend the certificate of incorporation — are so fundamental to the proper functioning of the corporation that they cannot be so modified or eliminated. Id.

As set forth above, the statutory language of Section 242 and Delaware case law confirm that the statutory power to amend the certificate of incorporation is a fundamental power of Delaware corporations as a matter of Delaware public policy. Moreover, Delaware case law also suggests that the fundamental power to amend the certificate of incorporation is a core right of the directors of a Delaware corporation. Because the provisions in Article THIRD and Article SIXTH purport to eliminate the fundamental power of the Company (and the “core” right of the Company’s directors) to amend the Certificate of Incorporation, or particular provisions thereof, such provisions are contrary to the laws of the State of Delaware and, therefore, are invalid.

Given our conclusion that Article THIRD and Article SIXTH may be amended as provided in the Amendment subject to compliance with the amendatory procedures set forth in Section 242(b) of the General Corporation Law, you have asked our opinion as to the vote required for approval of the Amendment. Section 242(b) of the General Corporation Law provides the default voting requirements for an amendment to certificate of incorporation. Under Section 242(b)(1), the Board of Directors of the Company (the “Board”) would be required to adopt a resolution setting forth the amendment proposed (i.e., the Amendment) and declaring its advisability prior to submitting the Amendment to the stockholders entitled to vote on amendments to the Certificate of Incorporation. The Board may adopt such resolution by the affirmative vote of a majority of the directors present at a meeting at which a quorum is present, or, alternatively, by unanimous written consent of all directors. See 8 Del.C. §§ 141(b), 141(f). After the Amendment has been duly approved by the Board, it must then be submitted to the stockholders of the Company for a vote thereon. The affirmative vote (or written consent) of a majority of the outstanding stock entitled to vote thereon would be required for approval of the Amendment. See 8 Del.C. §§ 242(b)(1), 228(a). The default voting requirements set forth above may be increased to require a greater vote of the directors or stockholders by a provision in the certificate of incorporation or the bylaws (in the case of the Board). See 8 Del.C. §§ 102(b)(4), 141(b), 216, 242(b)(4). However, any certificate of incorporation or bylaw provision purporting to impose a supermajority or unanimous voting requirement must be “clear and unambiguous.” Centaur Partners v. Nat’l Intergroup, Inc., 582 A.2d 923, 927 (Del. 1990). Moreover, a charter or bylaw provision which purports to alter the statutory default voting requirements must be “positive, explicit, clear and readily understandable” because such provisions give a minority the power to veto the will of the majority, thus effectively disenfranchising the majority. Id. (quoting Standard Power & Light Corp. v. Inv. Assocs., Inc., 51 A.2d 572, 576 (Del. 1947). Because there is no provision in the Certificate of Incorporation or Bylaws purporting to impose a different or greater vote of the directors or stockholders for the approval of an amendment to the Certificate of Incorporation, in our view, the statutory default voting requirements would apply to the approval of the Amendment by the directors and stockholders of the Company.

Alpha Security Group Corporation.
January 23, 2009

In addition, in our view, a Delaware court would not interpret the provisions in Article THIRD and Article SIXTH that purport to eliminate the power to amend such Articles as requiring a supermajority or unanimous vote of the directors and/or stockholders to approve the amendments purportedly prohibited thereby. Nothing in the language of Article THIRD or Article SIXTH suggests that the drafter’s intent was to impose a supermajority or unanimous voting requirement on amendments thereto. Rather, the language in such Articles purports to entirely eliminate any amendments to such Articles at the times and in the circumstances provided therein. Moreover, in our view, a Delaware court would not reform the provisions of Article THIRD or Article SIXTH to provide for a voting requirement not intended by the drafters. See Lions Gate, 2006 WL 1668051 at *8 (holding that reformation of a certificate of incorporation is unavailable where the proponent fails to demonstrate that all present and past shareholders intended the reformed provision to be included within the certificate) (citing Waggoner v. Laster, 581 A.2d 1127,1135 (Del. 1990)).

CONCLUSION

Based upon the foregoing and upon an examination of such questions of law of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, it is our opinion that the Amendment, if duly adopted by the Board of Directors of the Company and duly approved by the holders of a majority of the outstanding shares of capital stock of the Company in accordance with the General Corporation Law, would be valid under the General Corporation Law.

The foregoing opinion is limited to the General Corporation Law and we express no opinion on any other laws or the laws of any other state or jurisdiction, including, without limitation, federal laws regulating securities or any other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

Alpha Security Group Corporation.
January 23, 2009

We express no opinion regarding any rights, claims, or remedies that might or might not be available to stockholders in connection with the Company’s public disclosures relating to the dissolution and liquidation of the Company in the event a Business Combination has not been consummated within a specified time after the consummation of the IPO. We also express no opinion as to the enforceability, validity, or effectiveness of any of the provisions of the Company’s Certificate of Incorporation, except to the extent expressly set forth in our opinion above with respect to the provisions of Articles THIRD and SIXTH to the extent that such provisions purport to eliminate the power to amend such Articles. For the avoidance of doubt, we express no opinion as to the validity, enforceability, or effectiveness of the provisions set forth in the Certificate of Incorporation as amended by the Amendment to the extent that such provisions may be deemed to require dissolution and liquidation of the Company under circumstances not contemplated or permitted by Section 102(b)(5) and/or Section 275 of the General Corporation Law or to the extent that such provisions provide for disparate treatment of stockholders in connection with liquidating distributions. We have assumed that the Company will remain in good standing in the State of Delaware and will remain current on any franchise taxes or other fees owing to the State of Delaware until such time as the Amendment is filed with the Secretary of State.

The opinion expressed herein is rendered as of the date hereof and is based on our understandings and assumptions as to present facts as stated herein, and on the application of Delaware law as the same exists on the date hereof. The opinion expressed here is not a guaranty as to what any particular court would actually hold, but a reasoned opinion as to the decision a Delaware court would reach if the issues were properly presented to it and such court followed existing precedent as to legal and equitable principles applicable to the issues discussed herein.

We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter’ occur or take effect.

This opinion is rendered solely for your benefit in connection with the matters set forth herein and, without our prior written consent, may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose, except that it may be furnished or quoted to the SEC in connection with the matters addressed herein and you may refer to it in the Proxy Statement, and we consent to your doing so, and it may be furnished or quoted to Loeb & Loeb LLP, the Company’s outside counsel, and relied upon by Loeb & Loeb LLP in connection with any correspondence or communications with the SEC.

Very truly yours,
/s/ Morris James LLP

MML

Exhibit A

CERTIFICATE OF AMENDMENT
OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ALPHA SECURITY GROUP CORPORATION

PURSUANT TO SECTION 242 OF THE
DELAWARE GENERAL CORPORATION LAW

ALPHA SECURITY GROUP CORPORATION, a corporation existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.   The name of the Corporation is “Alpha Security Group Corporation.”

2.   The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 20, 2005.

3.   The Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on June 24, 2005.

4.   The Corporation’s Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on September 15, 2006.

5.  The Corporation’s Third Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on January 16, 2007.

6.  The Corporation’s Fourth Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on February 7, 2007.

7.   This Amendment was duly approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware (“DGCL”).

8.   The last sentence of Article THIRD of the Fourth Amended and Restated Certificate of Incorporation is hereby deleted in its entirety.

9.           The second sentence of Article SIXTH of the Fourth Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

A “Business Combination” shall mean the initial acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of assets and/or an operating business (“Target Business”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Steven M. Wasserman, Chief Executive Officer and President, as of the __ day of __________, 2009.

By:
Steven M. Wasserman
Chief Executive Officer and President

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Fourth Amended and Restated Certificate of Incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

A

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

B

(k)           The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, Alpha has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Alpha will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to Alpha’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on August 31, 2005, as amended, Alpha ha agreed to indemnify the underwriters, and the underwriters have agreed to indemnify us, against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

C

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)(1) Financial Statements

An index to Consolidated Financial Statements appears on page F-1.

(b) Exhibits

The following Exhibits are filed as part of this report:

Exhibit No.	Description

2.1
Agreement and Plan of Merger, Conversion and Share Exchange, dated December 31, 2008, by and among Alpha Security Group Corporation, Soya China Pte. Ltd., Alpha Arizona Corp. and the selling shareholders (included in Annex A of the proxy statement/prospectus)**

3.1	Articles of Incorporation of Registrant***

3.2	By-laws of Registrant***

3.3	Memorandum of Continuance of Registrant upon completion of redomestication***

3.4	Bye-laws of Registrant upon completion of redomestication***

4.1	Form of Unit Purchase Option Agreement granted to Maxim Group LLC*

4.2	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant*

5.1	Opinion of Conyers Dill & Pearman***

10.1	Stock Escrow Agreement between the Alpha Security Group Corporation, American Stock Transfer & Trust Company and the Initial Stockholders*

10.2	Registration Rights agreement between Alpha Security Group Corporation and the stockholders signatory thereto.***

10.3	Voting Agreement among Alpha Security Group Corporation, Steven M. Wasserman and the stockholders signatory thereto.***

10.4	Stock Escrow Agreement between Alpha Bermuda, the selling stockholders and the escrow agent***

10.5	Form of Employment Agreement between Alpha Bermuda and Zhao Guangchun

10.6	Form of Employment Agreement between Alpha Bermuda and Zhang Jinguo

10.7	Form of Employment Agreement between Alpha Bermuda and Zhao Benxi

10.8	Form of Employment Agreement between Alpha Bermuda and Leow Wei Chang

10.9	Form of Employment Agreement between Alpha Bermuda and Yu Yongchun

D

10.10	Form of Employment Agreement between Alpha Bermuda and Sun Dejun

23.1	Consent of Goldstein Golub Kessler LLP

23.2	Consent of Rotenberg & Co. LLP

23.3	Consent of McGladrey & Pullen LLP

23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)***

* Incorporated by reference to Alpha’s Registration Statement on Form S-1, Registration No. 333-127999, filed with the Securities and Exchange Commission on August 31, 2005, as amended.

** Incorporated by reference to Alpha’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2009.

*** To be filed by amendment.

E

ITEM 22. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)	The undersigned registrant hereby undertakes as follows:

(i)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii)
That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

F

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

G

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, Conversion and Share Exchange, dated December 31, 2008, by and among Alpha Security Group Corporation, Soya China Pte. Ltd., Alpha Arizona Corp. and the selling shareholders (included in Annex A of the proxy statement/prospectus)**

3.1	Articles of Incorporation of Registrant***

3.2	By-laws of Registrant***

3.3	Memorandum of Continuance of Registrant upon completion of redomestication***

3.4	Bye-laws of Registrant upon completion of redomestication***

4.1	Form of Unit Purchase Option Agreement granted to Maxim Group LLC*

4.2	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant*

5.1	Opinion of Conyers Dill & Pearman***

10.1	Stock Escrow Agreement between the Alpha Security Group Corporation, American Stock Transfer & Trust Company and the Initial Stockholders*

10.2	Registration Rights agreement between Alpha Security Group Corporation and the stockholders signatory thereto.***

10.3	Voting Agreement among Alpha Security Group Corporation, Steven M. Wasserman and the stockholders signatory thereto.***

10.4	Stock Escrow Agreement between Alpha Bermuda, the selling stockholders and the escrow agent***

10.5	Form of Employment Agreement between Alpha Bermuda and Zhao Guangchun

10.6	Form of Employment Agreement between Alpha Bermuda and Zhang Jinguo

10.7	Form of Employment Agreement between Alpha Bermuda and Zhao Benxi

10.8	Form of Employment Agreement between Alpha Bermuda and Leow Wei Chang

10.9	Form of Employment Agreement between Alpha Bermuda and Yu Yongchun

10.10	Form of Employment Agreement between Alpha Bermuda and Sun Dejun

23.1	Consent of Goldstein Golub Kessler LLP

23.2	Consent of Rotenberg & Co. LLP

23.3	Consent of McGladrey & Pullen LLP

H

23.4	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)***

* Incorporated by reference to Alpha’s Registration Statement on Form S-1, Registration No. 333-127999, filed with the Securities and Exchange Commission on August 31, 2005, as amended.

** Incorporated by reference to Alpha’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2009.

*** To be filed by amendment.

I

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York, on January 23, 2009.

ALPHA ARIZONA CORP.

By:	/s/ Steven M. Wasserman
	Name:	Steven M. Wasserman
	Title:	Chief Executive Officer, Chief Financial Officer, President, Secretary and Sole Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Steven M. Wasserman	Chief Executive Officer, Chief Financial Officer, President, Secretary, Sole Director (Principal Executive Officer and Principal Financial and Accounting Officer)	January 23, 2009
Steven M. Wasserman

J